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€166,028,000

Waterford Wedgwood plc

9 7/8% Mezzanine Notes due 2010

Issue Price	99.381%
Net Proceeds	The net proceeds from the sale of the notes are estimated to be €156,800,000.
Maturity	December 1, 2010.
Interest Rate	9 7/8% per annum is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2004.
Redemption	We may redeem up to 35% of the notes outstanding prior to December 1, 2006 with the proceeds of certain equity offerings at the price set forth herein.
We may redeem all, but not a portion, of the notes upon the occurrence of certain tax events.
If we sell certain assets or experience specific kinds of changes in control, we must, unless certain conditions are met, offer to repurchase the notes at the prices set forth herein.
Guarantors	The notes will be guaranteed on a senior subordinated basis by certain of our subsidiaries.
Security
The notes will be secured by second ranking fixed and floating charges over substantially all of our assets and certain of the assets of the Guarantors. The guarantees will be secured by second ranking fixed and floating charges over certain of the assets of the Guarantors.
Ranking
The notes will rank subordinated in right of payment to our current and future senior indebtedness. The notes will rank equally with our current and future senior subordinated indebtedness and will rank senior to our current and future subordinated indebtedness. The guarantees will rank subordinated in right of payment to all existing and future senior indebtedness of the guarantors. The guarantees will rank equally with the current and future senior subordinated indebtedness of the guarantors, and will rank senior to all subordinated indebtedness of such guarantors.
Listing	Application has been made to list the notes on the Luxembourg Stock Exchange.

You should be aware that this investment involves risks. See "Risk Factors" beginning on page 15.

The notes have not been registered under the U.S. Securities Act of 1933. They are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A and outside the United States in reliance on Regulation S.

The notes will initially be issued in the form of global bearer notes and will be deposited with book-entry depositaries, for Euroclear and/or Clearstream Banking. Interests in the global notes will be ready for delivery in book-entry form through the facilities of Euroclear and Clearstream Banking on or about December 1, 2003.

A copy of this offering memorandum, together with the consent and contracts referred to under "Listing and General Information on the Issuer" has been delivered to the Registrar of Companies in Ireland in accordance with section 47 of the Companies Act 1963 of Ireland.

Barclays Capital	Davy Stockbrokers
Sole Book-Running Lead Manager

Offering memorandum dated November 27, 2003

[INSERT FRONT INSIDE COVER]

GENERAL

Stabilization

In connection with this offer, Barclays Bank PLC, or any person acting for it, may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on Barclays Bank PLC or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

Responsibility statement

Waterford Wedgwood plc (the "Issuer") and Waterford Wedgwood UK plc, Waterford Crystal Limited, All-Clad Holdings, Inc., Waterford Wedgwood USA, Inc., Wedgwood Limited, Waterford Crystal (Manufacturing) Limited, Waterford Wedgwood GmbH, Statum Limited, Waterford Wedgwood Retail Limited, Waterford Wedgwood Japan Limited, Josiah Wedgwood & Sons Limited, WW Inc., Waterford Wedgwood Finance, Inc. Waterford Wedgwood Holdings, Inc. Waterford Wedgwood, Inc., Stuart & Sons Limited, Josiah Wedgwood & Sons (Exports) Limited, All-Clad Metalcrafters, L.L.C., Clad Metals, L.L.C., and Clad Holdings Corp. accept responsibility for the information contained in this offering memorandum (such entities together with such other entities as may become guarantors under the terms of the notes, the "Guarantors"). To the best of their knowledge and belief (each having taken all reasonable care to ensure that such is the case), the information contained in this offering memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information.

This offering memorandum contains summaries with respect to certain terms of certain documents, but reference is made to the actual documents, including the indenture governing the notes (copies of which will be made available by us to prospective purchasers upon request), for complete information with respect thereto.

Offering restrictions

The notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), or any securities laws of any state of the United States. Unless so registered, the notes may not be offered or sold within the United States except in a transaction that is exempt from, or not subject to, the registration requirements of the U.S. Securities Act. As a result, the notes are only being offered (a) to qualified institutional buyers as defined in Rule 144A under the U.S. Securities Act ("Rule 144A") in compliance with Rule 144A and (b) pursuant to offers and sales that occur outside the United States in compliance with Regulation S under the U.S. Securities Act ("Regulation S"). Prospective purchasers of the notes are hereby notified that the sellers of the notes may be relying on an exemption from the provisions of the U.S. Securities Act provided by Rule 144A or Regulation S. Please refer to the section entitled "Transfer Restrictions".

The notes offered hereby have not been approved or disapproved by the U.S. Securities and Exchange Commission or any other securities commission or other regulatory authority in the United States, nor have the foregoing authorities approved this offering memorandum or confirmed the accuracy or determined the adequacy of the information contained in this offering memorandum. Any representation to the contrary is unlawful.

We have not authorized any offer of the notes to the public within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations") or the Financial Services and Markets Act 2000 (the "FSMA"), and the notes may not be offered to persons in the United Kingdom other than persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted in and will not result in an offer to the public in the United Kingdom within the meaning of the Regulations or the FSMA.

This offering memorandum is directed only at persons who (i) have professional experience in matters relating to investments or (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as "relevant persons"). This offering memorandum must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this offering memorandum relates is available only to relevant persons and will be engaged in only with relevant persons.

i

The notes may be offered and sold in Ireland only in accordance with the European Communities (Transferable Securities and Stock Exchange) Regulations 1992, the Investment Intermediaries Act 1995 (as amended) and the Companies Acts 1963 to 2001 and all other applicable Irish laws and regulations.

Prospective purchasers of the notes must comply with all applicable laws

The distribution of this offering memorandum and the offer and sale of the notes in certain jurisdictions are restricted by law. This offering memorandum does not constitute an offer of, or an invitation to purchase, any of the notes in any jurisdiction in which, or to any person to whom, such offer or invitation would be unlawful in such jurisdiction.

Persons into whose possession this offering memorandum comes are required by Barclays Bank PLC and J&E Davy, trading as Davy Stockbrokers ("Davy Stockbrokers") (together, the "initial purchasers"), and us to inform themselves about and to observe any such restrictions. For a further description of certain restrictions on the offering and sale of the notes, please refer to the sections entitled "Plan of Distribution" and "Transfer Restrictions".

Purchasers of the notes agree to abide by transfer restrictions

We are relying, in making this offering, upon an exemption from registration in the United States under the U.S. Securities Act for an offer and sale of securities which does not involve a public offering. The notes are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the U.S. Securities Act and applicable laws. Prospective purchasers of the notes should be aware that they may be required to bear the financial risk of their investment for an indefinite period of time. Each purchaser of the notes will be deemed, in making its purchase, to have made certain acknowledgements and agreed to the restrictions set forth in the section entitled "Transfer Restrictions".

Offering memorandum only as of its date

The offering memorandum is accurate only as of its date and is subject to change, completion or amendment without notice. We undertake no obligation to update this offering memorandum or any information contained in it, whether as a result of new information, future events or otherwise, save as required by applicable law or the Listing Rules of the Luxembourg Stock Exchange. Neither the delivery of this offering memorandum nor any sale of the notes shall, under any circumstances, create any implication that there has been no change in the information set forth in this offering memorandum or in our affairs since the date of this offering memorandum.

Reliance only on this offering memorandum

Prospective purchasers should rely only on the information contained in this document. Neither the Issuer, the Guarantors nor the initial purchasers have authorized anyone to provide prospective purchasers with information different from that contained in this offering memorandum. If anyone provides prospective purchasers with different or inconsistent information, prospective purchasers should not rely on it.

The initial purchasers make no representation or warranty, express or implied, as to the accuracy or completeness of information set forth herein, and nothing contained in this offering memorandum is, or shall be relied upon as, a promise or representation by the initial purchasers.

No investment, legal or tax advice

In making an investment decision, you must rely upon your own examination of us and our subsidiaries, the terms of the offering and our financial information. You are not to construe the contents of this offering memorandum as investment, legal or tax advice. You should consult your own advisors as to those matters. The Issuer and the Guarantors are not, and the initial purchasers are not, making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

NON-CONFIDENTIALITY OF TAX TREATMENT

Notwithstanding any provisions in this offering memorandum, any person (and each employee, representative, or other agent of such person) may disclose to any and all other persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED ("RSA 421-B"), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum includes forward-looking statements within the meaning of the U.S. federal securities laws. These forward looking statements include, but are not limited to, all statements other than statements of historical facts contained in this offering memorandum, including, without limitation, those regarding our future financial position and results of operations, our strategy, plans, objectives, goals, targets, results of our restructuring program, and future developments in the markets in which we participate or are seeking to participate. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "potential", "predict", "project", "should", or "will" or the negative of such terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding our present and future business strategies and the environment in which we will operate in the future. These risks, uncertainties and other factors include, among other things, those listed under "Risk Factors" as well as those included elsewhere in this offering memorandum. Important factors that could cause our actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others:

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  general economic conditions;

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  our ability to compete effectively in a highly competitive environment;

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  material exchange rate fluctuations;

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  our ability to predict future consumer tastes and fashion and regularly introduce and market innovative products;

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  our ability to manage our costs;

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  our ability to implement our business strategy successfully;

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  our ability to successfully restructure our crystal and ceramics businesses;

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  regulatory developments with respect to tariffs, international trade or otherwise;

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  our ability to fund our future capital needs through borrowings or otherwise;

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  material fluctuations in the cost of some of our raw materials; and

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  our ability to service our existing and future indebtedness.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. These forward-looking statements speak only as of the date of this offering memorandum and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

PRESENTATION OF INFORMATION

We operate in an industry in which it is difficult to obtain precise industry and market information for all of our markets. Market and competitive position data used in this offering memorandum were obtained from internal surveys, independent market data sources and industry publications. However, we cannot assure you of the accuracy and completeness of such information and we have not independently verified such market and position data. We do, however, accept responsibility for the correct reproduction of this information.

In addition, in many cases we have made statements in this offering memorandum regarding our industry and our position in the industry based on our experience and our own investigation of market conditions. We cannot assure you that any of these assumptions are accurate or correctly reflect our position in the industry, and none of our internal surveys or information have been verified by any independent sources.

In this offering memorandum:

  •
  "E.U." refers to the European Union;

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  "United States" or "U.S." refers to the United States of America;

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  "U.S. GAAP" refers to generally accepted accounting principles in the United States;

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  "Irish GAAP" refers to generally accepted accounting principles in Ireland; and

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  "we", "us", "our", and other similar terms refer to Waterford Wedgwood plc and its subsidiaries, unless the context otherwise requires.

PRESENTATION OF FINANCIAL INFORMATION

Unless otherwise indicated, financial information in this offering memorandum has been prepared in accordance with Irish GAAP. Irish GAAP differs in certain significant respects from U.S. GAAP. A discussion of the principal differences relevant to our financial statements is set forth in note 33 to our audited consolidated financial statements included elsewhere in this offering memorandum.

Prior to 2002, our fiscal year end was December 31, and the last such full fiscal year was the year ended December 31, 2001. Thereafter, we changed our fiscal year end to March 31. Historically, our profits had been seasonally weighted toward the last six months of the calendar year, particularly the Thanksgiving and Christmas holiday seasons in November and December. We changed our fiscal year end to allow us to provide a more balanced view of our semi-annual financial performance and enable us to plan our business more effectively. Our first fiscal period ended March 31 was the three months ended March 31, 2002, and our first full fiscal year ended March 31 was March 31, 2003.

Certain numerical figures set forth in this offering memorandum, including financial data presented in millions, have been subject to rounding adjustments.

In this offering memorandum we refer to "EBITDA (before exceptional restructuring charges)", by which we mean operating income before interest, taxes, depreciation and amortization (including goodwill amortization), as well as before all exceptional charges, and "Adjusted EBITDA (before exceptional restructuring charges)", by which we mean historical EBITDA before exceptional items and restructuring charges and subject to certain adjustments to give effect to our current restructuring program as if it had been completed at the beginning of the period for which Adjusted EBITDA (before exceptional restructuring charges) is presented. See "Summary Historical Consolidated Financial Data" and "Business—Our Restructuring Program", for further information. Although neither EBITDA (before exceptional restructuring charges) nor Adjusted EBITDA (before exceptional restructuring charges) is a measure of operating income, operating performance or liquidity under Irish or U.S. GAAP, we have presented these two financial measures because we understand that they are used by some investors to determine a company's ability to service indebtedness and fund ongoing capital expenditures and because some of the covenants in our debt agreements are tied to similar measures. EBITDA (before exceptional restructuring charges) and Adjusted EBITDA (before exceptional restructuring charges) should not, however, be considered in isolation or as a substitute for operating income as determined by Irish or U.S. GAAP, or as an indicator of our operating performance, or of our cash flows from operating activities as determined in accordance with Irish or U.S. GAAP.

CURRENCY PRESENTATION

In this offering memorandum:

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  "€", "euros" and "euro" mean the single currency of the participating Member States in the Third Stage of European Economic and Monetary of the Treaty Establishing the European Community, as amended from time to time;

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  "$", "U.S.$", "U.S. dollars", "dollar" and "dollars" mean the currency of the U.S.;

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  "£", "pound", "pounds", "sterling" and "pounds sterling" mean the currency of the U.K.;

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  "IR£", means Irish punts, the former lawful currency of Ireland; and

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  "¥" and "yen" means the currency of Japan.

EXCHANGE RATE INFORMATION

The following chart shows for the period from January 1, 1999 through October 31, 2003 the high, low period average and period end noon buying rates in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as dollars per €1.00.

Ireland is a participant in the European Monetary Union. In accordance with the Maastricht Treaty, the euro was launched as the single European currency on January 1, 1999. Upon the launch of the euro, the exchange rate for the Irish punt was irrevocably fixed at IR£ 0.787564 = €1.00 and on January 1, 2002, the Irish punt was replaced as the lawful currency of Ireland by the euro.

	Dollars per €1.00
	High	Low	Period Average(1)	Period End
Year ended December 31,
1999	1.18	1.00	1.07	1.01
2000	1.03	0.83	0.92	0.94
2001	0.95	0.84	0.89	0.89
2002	1.05	0.86	0.95	1.05
2003 (through October 31, 2003)	1.19	1.04	1.12	1.16

	Dollars per €1.00
	High	Low	Period Average(1)	Period End
Year ended March 31,
2002	.93	.84	.88	.87
2003	1.11	.88	1.00	1.09

	Dollars per €1.00
	High	Low	Period Average(1)	Period End
Three months ended June 30,
2002	.99	.88	.94	.99
2003	1.19	1.06	1.15	1.15

	Dollars per €1.00
	High	Low	Period Average(2)	Period End
Month
March 2003	1.11	1.05	1.08	1.09
April 2003	1.12	1.06	1.09	1.12
May 2003	1.19	1.12	1.16	1.18
June 2003	1.19	1.14	1.17	1.15
July 2003	1.16	1.12	1.14	1.12
August 2003	1.14	1.09	1.12	1.10
September 2003	1.15	1.08	1.13	1.17
October 2003	1.18	1.16	1.17	1.16

(1)
The average of the noon buying rates on the last business day of each month during the relevant period.

(2)
The average of the daily noon buying rates during the relevant period.

v

The noon buying rate for euros on November 26, 2003 was 1.1918 dollars per euro.

The above rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this offering memorandum. Our inclusion of these exchange rates is not meant to suggest that the euro amounts actually represent such dollar amounts or that such amounts could have been converted into dollars at any particular rate, if at all.

INTELLECTUAL PROPERTY

The names "Waterford", "Wedgwood", "Rosenthal", "All-Clad", Waterford Crystal's seahorse device, Wedgwood's W device, and Rosenthal's crossed swords device are our principal trademarks.

Waterford is registered as a trademark for our crystal products in over fifty countries, including Ireland and the U.S., Japan, Australia, the member states of the E.U., and many others. In conjunction with the Waterford mark, the seahorse device appears on all of our products where feasible. This device is also registered in numerous jurisdictions throughout the world. Registration of the Marquis by Waterford trademark has been obtained in all the principal classifications in the U.S., Ireland, the U.K. and Australia. The Stuart Crystal trademark is also registered in all principal classifications in the U.S., Ireland, the U.K. and Australia. In addition, a logo trademark for each of these brands is registered in the same jurisdictions. Many stemware suite names and product names are also protected by trademark registration in numerous countries. Such names include Lismore, Colleen, Araglin, John Rocha at Waterford, Geo and Imprint.

The name Wedgwood is the trademark carried by the fine bone china, fine stoneware and fine earthenware products of Wedgwood Limited and its subsidiaries and is registered in many developed countries around the world including the U.K., the U.S., Japan, Australia and Canada. The Wedgwood W device symbol appears on the reverse side of all Wedgwood fine bone china products. Other trademarks of Wedgwood Limited include Coalport, Adams, Mason's Ironstone, Jasper, Johnson Brothers and Franciscan. Many Wedgwood patterns and pattern names are registered selectively, mainly in Japan and the U.S.

Rosenthal and Thomas are the principal trademarks applied to the porcelain products of Rosenthal AG and its subsidiaries. Rosenthal, Thomas, Hutschenreuther and Rosenthal's crossed swords device are registered trademarks in many developed countries around the world, principally in Europe and North and South America.

All-Clad and Emerilware are the principal trademarks carried by the premium cookware products of All-Clad Holdings, Inc. and its subsidiaries. Spring is the principal trademark carried by the premium cookware products of Spring USA Inc. All-Clad, Emerilware and Spring are registered trademarks in many countries around the world including the U.S., the U.K. and Switzerland.

The trademarks Versace and Bvlgari are owned by Gianni Versace S.p.A. and Bulgari S.p.A., respectively, and licensed to us for use in our co-branded products.

Other trademarks and service marks appearing in this offering memorandum are our property or the property of their respective holders.

SUMMARY

The following summary highlights significant aspects of our business and the offering, but you should carefully read this entire offering memorandum to understand the structure of the offering, our business, the risks associated with investing in the notes (which are contained under the section entitled "Risk Factors" beginning on page 15), the terms of the notes, and the tax and other considerations that are important to an investment decision.

Our Company

We are one of the world's leading designers, manufacturers and marketers of branded luxury lifestyle products, including high quality crystal, ceramics (such as fine bone china, fine porcelain and earthenware) and premium cookware. Our portfolio of established luxury lifestyle brands includes Waterford crystal, Wedgwood fine bone china, Rosenthal porcelain and All-Clad premium cookware. In addition, we have well established co-branding relationships with a range of leading designers and celebrities, including Versace, Vera Wang, Emeril Lagasse, Jasper Conran and John Rocha. For the twelve months ended June 30, 2003, we generated net sales and adjusted EBITDA (before exceptional restructuring charges) of €909.9 million and €100.9 million, respectively.

Our brands have a history of excellence. Waterford and Wedgwood, which trace their origins to Ireland in 1783 and England in 1759, respectively, are among the leading brands of fine crystal and fine china in the world. Rosenthal, which was established in Selb, Germany, in 1879, is one of the leading brands of porcelain in Germany. All-Clad, which was established in Pennsylvania in 1973, is one of the leading brands of premium cookware in the United States.

We operate in four principal product categories: crystal, ceramics, premium cookware and other products. In the fiscal year ended March 31, 2003:

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  Crystal accounted for 33.0% of our net sales (€314.3 million), of which Waterford branded products (including Marquis by Waterford) accounted for 89.0% of such net sales;

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  Ceramics accounted for 43.5% of our net sales (€414.2 million), of which Wedgwood and Rosenthal branded products accounted for 53.0% and 28.0% of such net sales, respectively;

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  Premium cookware accounted for 12.8% of our net sales (€121.8 million), of which All-Clad branded products accounted for 77.2% of such net sales; and

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  Our sales of other products (including Waterford Linens, Waterford Writing Instruments, Waterford Holiday Heirlooms, Wedgwood gourmet foods and Rosenthal furniture, among others) accounted for the remaining 10.6% of our net sales (€101.0 million).

Over the past several years, we have made substantial capital investments to modernize and rationalize our production facilities, increase our use of automation and improve our operating efficiency. Since 1992 we have reduced our manufacturing facilities from 18 to 7. Moreover, from January 1, 1998 to March 31, 2003 we invested €150.8 million in plant and equipment. As a result, we now manufacture most of our premium products at our state-of-the-art plants located in Ireland (crystal), the U.K. (primarily fine bone china and earthenware), Germany (primarily porcelain) and the U.S. (primarily premium cookware). In the fiscal year ended March 31, 2003, we estimate that we manufactured approximately two-thirds of our products, by net sales, at our own facilities.

In addition, we outsource products that can be manufactured by third parties without compromising our brand or product quality. We have carefully selected contract manufacturers located in Europe (primarily crystal, porcelain and giftware) and Asia (primarily earthenware, linens and our Emerilware premium cookware). In the fiscal year ended March 31, 2003, we estimate that we outsourced approximately one-third of our products, by net sales.

Our products are sold across a wide range of geographical markets. During the fiscal year ended March 31, 2003, 50.4% of our net sales were in the U.S., 36.7% were in Europe (principally in Ireland, the U.K. and Germany) and 12.9% were in the rest of the world. We sell our products through established and diversified channels to market on a wholesale and retail basis, as well as directly to consumers through our mail order business.

Our Strengths

We believe that the following factors have been important to our success to date and will continue to be important in the future:

Established portfolio of prestigious luxury lifestyle brands

We own an established portfolio of some of the world's most prestigious luxury lifestyle brands, which are renowned for superior quality, design and craftsmanship. The high profile and prestige of these brands allows us to maintain premium price points in our key product categories and gives us the flexibility to generate additional sales through brand extensions. We estimate that in the fiscal year ended March 31, 2003 our brand extension program generated net sales of approximately €58.0 million and an additional €108.0 million in third party sales, on which we earned a license fee. For example:

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  Waterford is ranked in the U.S. as the number one brand in terms of quality and salience (ahead of brands like Mercedes-Benz) and benefits from a consumer brand awareness of 93%. In the U.S., Waterford has been able to maintain an average price point in crystal giftware which is approximately three times higher than its nearest competitor. The strength of the Waterford brand is demonstrated by our successful extension of the Waterford brand to a line of fine china in 1997. Since then, Waterford fine china has grown to become the number four brand of dinnerware in the U.S., without taking away market share from our Wedgwood brand of dinnerware which also increased its market share in the U.S. during that period. We have also successfully extended our Waterford brand by developing a range of other products such as Waterford Linens and Waterford Holiday Heirlooms;

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  Wedgwood, based on our internal surveys, is ranked in the U.K. as the number one brand of fine china and benefits from a consumer prompted brand awareness of 96%. In the U.S., Wedgwood is ranked as the number two brand of dinnerware, and has been able to maintain an average price point which we estimate is approximately 37% higher than its closest competitor. The strength of our Wedgwood brand is demonstrated by its successful extension in Japan into Wedgwood gourmet foods (which accounted for €9.9 million of net sales for the year ended March 31, 2003) and Wedgwood linens (which accounted for approximately €97 million of third party sales during the same period, on which we earned a license fee);

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  Rosenthal is ranked in Germany as the number two brand of porcelain and benefits from a consumer brand awareness of 73%, which we believe is the highest in the German porcelain market. As a result, Rosenthal has been able to maintain an average price point which is approximately 30% higher than its nearest competitor in the German market. The strength of the Rosenthal brand is demonstrated by Versace's selection of Rosenthal to produce its line of co-branded ceramics; and

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  All-Clad is the top priced brand of premium cookware in the U.S., and maintains an average price point which is 53% higher than its closest competitor.

Leading and increasing market shares with a strong position in the bridal market

In our principal markets, many of our premier brands have had leading market positions for many years and several of our other brands have been gaining market share in recent years. Two of our most established and prestigious brands, Waterford and Wedgwood, have leading market positions in the U.S. and U.K. bridal registry markets, which provides us with a core base of recurring revenues. We believe the strength of our brands makes them "must have" brands for third party distributors in their respective product segments. This has allowed us to increase our overall market share in the crystal, ceramics and premium cookware product categories:

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  Waterford, our premier brand of crystal, is ranked as the number one brand of high quality crystal in the U.S., by sales. Waterford's market share in the U.S. (including Marquis by Waterford and excluding Millennium products) is estimated to have grown to approximately 39% in 2003 from approximately 33% in 1999. In addition, we estimate that Waterford is ranked as the number one brand of high quality crystal in the U.K. and Ireland, by sales, with estimated market shares (including Marquis by Waterford and Stuart crystal) of 28% and 63%, respectively;

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  Wedgwood, our premier brand of fine china, is ranked as the number two brand of fine china in the U.S., by sales. Wedgwood's market share in the U.S. is estimated to have grown to approximately

    18% in 2003 from approximately 13% in 1999. In addition, we estimate that Wedgwood is ranked as the number one brand of china in the U.K., by sales, with estimated market shares in the formal china and casual china segments of 20% and 12%, respectively. Wedgwood is also the leading brand of imported western style tableware in Japan, by sales, with an estimated market share of 36%;

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  Rosenthal and Hutschenreuther, our premier brands of porcelain, are the number two and three individual brands of porcelain in Germany, by sales, and have a number one market share position on a combined basis, which we estimate at approximately 38% in 2003; and

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  All-Clad, our premier brand of premium cookware, is ranked as the number two brand of premium cookware in the U.S., by sales. All-Clad's market share has grown to approximately 15% in 2003 from approximately 9% in 1999.

Established and diversified channels to market

We operate through a number of established and diversified channels to market as follows:

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  On a wholesale basis, we sell through selected department stores, specialty store groups and independent retailers. Wholesale sales accounted for approximately two-thirds of our net sales in the fiscal year ended March 31, 2003;

  •
  On a retail basis, we sell through our network of approximately 450 retail stores, including concessions at department stores, specialty stores, our flagship stores and our approximately 80 outlets. We believe that our outlet store program allows us to successfully manage our excess and discontinued inventories without diluting the prestige of our brands. Our retail sales accounted for approximately one quarter of our net sales in the fiscal year ended March 31, 2003; and

  •
  We also sell directly to consumers through our mail order business (primarily in the U.S.), which accounted for the remainder of our net sales in the fiscal year ended March 31, 2003.

These channels to market, together with our long-standing relationships and the prestige of our brands, provide us with significant distribution leverage in our key markets. For example, All-Clad is now marketed in the U.S. through bridal registries at U.S. department stores, a channel of distribution which we had traditionally only used to market our crystal and ceramic products.

Experienced management team

We have a strong and experienced management team. Our senior management team has an average of 12 years experience with us. This team has driven an increase in our net sales from €405.3 million in 1993 to €1 billion in 2003 through strategic acquisitions and the organic growth of our existing brands. Since the early 1990s, our management team has modernized and rationalized our production facilities and reduced our fixed cost base.

Our management team has also demonstrated its ability to react quickly to changing market conditions by implementing a restructuring program in response to the global economic downturn and the terrorist attacks on September 11, 2001 (the "2001 Restructuring Program").

This restructuring program consisted of the following actions:

  •
  The consolidation of our Wedgwood warehousing operations in the U.K., the greater use of technology and the decentralization of certain Wedgwood sales and administrative functions;

  •
  The closure of our Stuart Crystal manufacturing plant in the U.K., the consolidation of our Stuart branded crystal at our existing crystal manufacturing plant in Ireland and the reduction of our production capacity at our crystal and ceramics manufacturing plants in the U.K., Ireland and Germany; and

  •
  The closure of several Rosenthal outlets and other headcount reductions, primarily in Germany.

These restructuring measures resulted in exceptional restructuring charges in an aggregate amount of €61.8 million for the year ended December 31, 2001. We estimate that our 2001 Restructuring Program has resulted in a decrease in our operating expenses of approximately €33 million per year.

Our Strategy

The key elements of our strategy are as follows:

Continue to leverage the strength of our leading brands

The strength and level of recognition of our premier brands has allowed us to continue to market our traditional products, while expanding our sales through the introduction of new collections and patterns, and the launching of successful brand and line extensions.

New collections and patterns

In order to continually refresh our core branded businesses we plan to continue to introduce new patterns and collections of crystal, glass, tableware, premium cookware and giftware. For example:

  •
  We recently launched our new Waterford Seahorse crystal collection. This collection, which was successfully unveiled at the recent Fall 2003 New York Trade Show, seeks to expand our customer base through a more contemporary line of crystal while still drawing heavily on our Waterford style of deeply cut, traditional crystal.

  •
  We recently introduced the "Great Room by Waterford" collection, a new Waterford collection of glassware.

  •
  We also plan to continue to introduce new chinaware patterns and gift collections for our Wedgwood and Rosenthal brands, as well as new silverware patterns and giftware products for the Waterford brand, and innovative All-Clad premium cookware products.

Line extensions

We seek to expand our sales through successful line extensions. For example, we entered into an agreement with the U.S. celebrity chef Emeril Lagasse and introduced a line of premium cookware under the Emerilware brand name. Emerilware has become the fastest growing brand in the U.S. cookware market, by utilizing All-Clad's existing marketing and distribution leverage. Emerilware generated $17.3 million of net sales in the fiscal year ended March 31, 2003. This has allowed us to increase our overall share of the U.S. cookware market to 15% without compromising the premium pricing of our All-Clad brand.

Similarly, we have entered into an agreement with the designer Vera Wang, to produce a tableware line dedicated to the bridal segment of the market. Our Vera Wang Wedgwood brand of tableware is one of the fastest growing brands in the U.S. fine china market. By leveraging Wedgwood's brand and existing manufacturing and distribution capabilities, Vera Wang Wedgwood generated €6.8 million of net sales in the fiscal year ended March 31, 2003. This has allowed us to increase our overall share of the U.S. fine china market to 18% without compromising the premium pricing of our Wedgwood brand.

We estimate that our line extension program generated aggregate net sales of approximately €125 million in the fiscal year ended March 31, 2003, or 13% of our total net sales during the period. As appropriate, we will seek to implement further line extensions across our four product categories.

Brand extensions

In order to capitalize on the power of our premium brands, we have also expanded our product lines through selective brand extensions. We believe that our brand extension program has allowed us to increase our overall share of the U.S. ceramics market without diluting our Waterford or Wedgwood brands.

We believe that brand extensions are a very important component of our business strategy and intend to continue to pursue them by, for example:

  •
  Introducing our Simply Red Waterford Crystal collection, which we expect to launch by the end of 2003;

  •
  Increasing our giftware offerings, by expanding our Waterford brand into holiday giftware and expanding our Marquis by Waterford brand into Christmas collectibles;

  •
  Transitioning our Wedgwood brand from a U.K. ceramics manufacturer into a global home luxury lifestyle brand through a broad array of home products; and

  •
  Introducing branded table linens, fine dinnerware, bedding and other branded giftware.

Realize cost savings

In 2003, as a result of a decrease in the demand for luxury products, due primarily to the continued global economic downturn, the outbreak of the SARS epidemic and the conflict in Iraq, we announced an additional restructuring program aimed at further lowering our operating costs (the "2003 Restructuring Program").

This restructuring program involved the planned closure of two earthenware manufacturing facilities in Stoke-on-Trent in the U.K., the consolidation of our Wedgwood branded earthenware production at our existing manufacturing facility in Barlaston (Stoke-on-Trent) in the U.K. and the outsourcing of our Johnson Brothers branded earthenware to the People's Republic of China. The program also involved the reorganization of Wedgwood's European retail and marketing operations, the implementation of an early retirement and redeployment program at Waterford and the further automation and rationalization of Waterford's manufacturing operations in Ireland and certain headcount reductions of Waterford employees in the U.S.

This restructuring program is expected to be substantially completed by March 2004 and has resulted in exceptional restructuring charges in an aggregate amount of €68.4 million. We estimate that the 2003 Restructuring Program will yield aggregate cost savings of approximately €38.5 million per year when fully implemented. For more detail see "Business—Our restructuring program—The 2003 Restructuring Program".

In addition to our restructuring programs, we have increased our use of high-quality third-party contract manufacturers, thereby reducing our fixed costs while increasing our production flexibility and efficiency. We estimate that for the fiscal year ended March 31, 2003, approximately one-third of our products, by sales, were outsourced in Europe and Asia. In June 2003, for example, we began outsourcing the production of our Johnson Brothers branded earthenware to the People's Republic of China. We intend to continue to increase our use of outsourcing whenever our products can be manufactured at a lower cost by third parties without jeopardizing the quality of our premium branded products.

Maximize cash flow and reduce our leverage

From January 1, 1998 through March 31, 2003, we invested €232.6 million in capital expenditures, of which €150.8 million was invested in plant and equipment. We believe that the modernization and consolidation of our production facilities is almost complete. Going forward we intend to pursue a more limited capital expenditure program focused on the maintenance of our facilities, the continuous renewal of our product lines and the refurbishment of our retail facilities.

As the market for luxury products recovers, we believe that we will be well placed to recognize higher sales thanks to our strong market positions and improved profit margins due to our reduced fixed cost base.

We intend to meaningfully reduce our debt. We are contractually committed to use a portion of our future cashflow to reduce our indebtedness under the terms of our Revolving Credit Facility. In addition, our current intention is to use a significant portion of our remaining future cashflow to further reduce our indebtedness.

Recent Developments

For the six months ended September 30, 2003, we generated net sales and EBITDA (before exceptional restructuring charges) of €405.8 million and €22.7 million, respectively. Our fiscal second quarter results have improved after a disappointing first quarter, caused by the difficult trading environment, lower capacity utilization and adverse exchange rate movements. On a constant exchange rate basis, our net sales for the three months ended September 30, 2003 were equal to the prior year's comparative period, and net sales for the month of September 2003 were ahead of net sales for the month of September 2002 by 3%.

The improvement in our second quarter results is supported by our operating income (before exceptional restructuring charges and goodwill amortization) of €16.1 million in the three months ended

September 30, 2003 compared to an operating loss (before exceptional restructuring charges and goodwill amortization) of €11.9 million in the three months ended June 30, 2003.

For more information please refer to our unaudited interim consolidated financial statements for the six months ended September 30, 2003 included elsewhere in this offering memorandum.

Principal Shareholders

Sir Anthony O'Reilly, our Chairman of the Board, and Peter John Goulandris, our Deputy Chairman of the Board, together, beneficially own approximately 24.6% of our ordinary shares. See "Management—Share ownership of directors and senior management".

Refinancing Transactions

This offering is part of our previously announced recapitalization (the "Recapitalization"), designed to provide us with a more stable long-term capital structure. In addition to this offering of notes, the Recapitalization consists of (i) an amendment to our existing revolving credit facility (the "Revolving Credit Facility" which will include certain of our existing bilateral facilities on a committed basis), (ii) an amendment to our existing private placement notes (the "Private Placement Notes"), (iii) a new term loan facility for our German subsidiary, Rosenthal AG (the "Rosenthal Term Facility"), and (iv) the launching of an underwritten rights offering on a firm commitment basis and the listing of those rights on the Irish Stock Exchange and the London Stock Exchange (the "Rights Offering").

In connection with the Recapitalization, we have entered into the amended Revolving Credit Facility and the Rosenthal Term Facility and executed an amendment to the Private Placement Notes. For a description of the Revolving Credit Facility, the Rosenthal Term Facility, the Private Placement Notes and certain of our other indebtedness, see "Description of Other Indebtedness". For a description of the Rights Offering, see "Rights Offering".

Our Revolving Credit Facility and the Private Placement Notes require that we (i) undertake this offering and launch the Rights Offering and (ii) apply a portion of the net proceeds of this offering and the Rights Offering to partially repay a portion of our indebtedness under our Revolving Credit Facility and the Private Placement Notes. See "Use of Proceeds". The listing of the rights is anticipated to occur on the business day after the closing of this offering. See "Rights Offering". As a result, the proceeds of the notes will be placed into escrow for the benefit of the noteholders until the rights are listed.

It is a condition subsequent to our Revolving Credit Facility and the Private Placement Notes that substantially all of the net proceeds of the Rights Offering be used to partially repay our indebtedness under our Revolving Credit Facility and the Private Placement Notes. See "Use of Proceeds".

Our Corporate Structure

The following chart shows our simplified corporate structure and certain of our debt and guarantee obligations and those of our applicable subsidiaries on a pro forma basis to reflect the Recapitalization and the Rights Offering. See "Description of Other Indebtedness".

(1)
The notes will be the secured obligations of Waterford Wedgwood plc, which will rank subordinated with all of our existing or future senior indebtedness and equally with all of our senior subordinated indebtedness. The notes will be secured by second ranking fixed and floating charges over substantially all of the assets of Waterford Wedgwood plc and the Guarantors. Our obligations under the notes will be contractually subordinated to our Revolving Credit Facility and our Private Placement Notes. Our obligations under the notes will be guaranteed by the Guarantors listed in (4) below. Such guarantees will be secured obligations of such Guarantors and will rank subordinated in right of payment to all existing or future senior indebtedness of the Guarantors and equally in right of payment with all other senior subordinated indebtedness of such Guarantors. See "Description of Other Indebtedness". Such guarantees will be secured by second ranking fixed and floating charges over certain of the assets of such Guarantors.

(2)
Our obligations under our Revolving Credit Facility will be general secured, senior obligations of Waterford Wedgwood plc, Waterford Wedgwood U.K. plc, and certain of our other subsidiaries, and will rank equally with all of our existing and future senior indebtedness, including our Private Placement Notes. Our obligations under such Revolving Credit Facility will be secured by first ranking fixed and floating charges over substantially all of the assets of Waterford Wedgwood plc and Waterford Wedgwood U.K. plc and will have the benefit of guarantees from the Guarantors. Such guarantees will be senior secured obligations of such Guarantors, and will rank equally in right of payment with all other existing and future senior indebtedness of such Guarantors. Such guarantees will be secured by first ranking fixed and floating charges over certain of the assets of such Guarantors.

(3)
Our Private Placement Notes will be the general secured, senior obligations of Waterford Wedgwood Finance, Inc. and will rank equally with all of our existing and future senior indebtedness, including our obligations under our Revolving Credit Facility. Our Private Placement Notes will have the benefit of guarantees from the Guarantors as well as Waterford Wedgwood plc. The obligations of Waterford Wedgwood Finance, Inc. will be secured by first ranking security over substantially all of the assets of Waterford Wedgwood Finance, Inc. Such guarantees will be senior secured obligations of such Guarantors and Waterford Wedgwood plc and will rank equally in right of payment with all other existing and future senior indebtedness of such entities. Such guarantees will be secured by first ranking fixed and floating charges over substantially all of the assets of Waterford Wedgwood plc and certain of the assets of our other Guarantors.

(4)
The notes, our Revolving Credit Facility and the Private Placement Notes will benefit from guarantees from Waterford Wedgwood U.K. plc, Waterford Crystal Limited, All-Clad Holdings, Inc., Waterford Wedgwood USA, Inc., Wedgwood Limited, Waterford Crystal (Manufacturing) Limited, Waterford Wedgwood GmbH, Statum Limited, Waterford Wedgwood Retail Limited, Waterford Wedgwood Japan Limited, Josiah Wedgwood & Sons Limited, WW Inc., Waterford Wedgwood Finance, Inc., Waterford Wedgwood Holdings, Inc., Waterford Wedgwood, Inc., Stuart & Sons Limited, Josiah Wedgwood & Sons (Exports) Limited, All-Clad Metalcrafters, L.L.C., Clad Metals, L.L.C. and Clad Holdings Corp. and such other entities as may become guarantors under the terms of the notes. See "Business—Organizational structure" for a description of the country of incorporation and the nature of each of our subsidiaries.

(5)
The amounts repaid in the Recapitalization and the amounts available under the Revolving Credit Facility (including the bilateral facilities) have been translated for convenience to euros at the exchange rates in effect on November 12, 2003 of U.S.$1.16, £0.69 and ¥130.65 per €1.00, as appropriate.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this offering memorandum contains a more detailed description of the terms and conditions of the notes, including the definitions of certain terms used in this summary.

Notes offered	€166,028,000 in aggregate principal amount of 9 7/8 % mezzanine notes due 2010.
Issuer	Waterford Wedgwood plc.
Issue price	99.381%.
Maturity	December 1, 2010.
Interest	9 7/8 % per annum, payable semi-annually in arrears on each June 1 and December 1, commencing June 1, 2004.
Optional redemption	We may redeem some or all of the notes on or after December 1, 2006, at the redemption prices described in the section entitled "Description of the Notes—Redemption—Optional Redemption".

We may redeem up to 35% of the aggregate principal amount of all notes outstanding prior to December 1, 2006, at a redemption price of 109.875%, plus accrued and unpaid interest, with the proceeds of certain equity offerings. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes issued in this offering remains outstanding.
Tax redemption
We may, but are not obliged to, redeem all of the notes if we have or will become obliged to pay additional amounts due to certain tax developments. Please refer to the section entitled "Description of the Notes—Withholding Taxes".
Mandatory offers
Upon a change of control, as defined in the section entitled "Description of the Notes", we will be required to offer to purchase the notes. The purchase price will be equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.

In certain circumstances described under the caption "Description of the Notes—Certain Covenants—Limitation on Asset Sales", we will be required to offer to purchase the notes with the excess cash proceeds from asset sales. The purchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest.
Guarantors
Waterford Wedgwood U.K. plc, Waterford Crystal Limited, All-Clad Holdings, Inc., Waterford Wedgwood USA, Inc., Wedgwood Limited, Waterford Crystal (Manufacturing) Limited, Waterford Wedgwood GmbH, Statum Limited, Waterford Wedgwood Retail Limited, Waterford Wedgwood Japan Limited, Josiah Wedgwood & Sons Limited, WW Inc., Waterford Wedgwood Finance, Inc., Waterford Wedgwood Holdings, Inc., Waterford Wedgwood, Inc., Stuart & Sons Limited, Josiah Wedgwood & Sons (Exports) Limited, All-Clad Metalcrafters, L.L.C., Clad Metals, L.L.C. and Clad Holdings Corp. and such other entities as may become a guarantor under the terms of the notes, will each guarantee the notes on a senior subordinated basis.
Security
The notes will be secured by second ranking fixed and floating charges over substantially all of the assets of Waterford Wedgwood plc and certain of the assets of the Guarantors. The guarantees will be secured by second ranking fixed and floating charges over certain of the assets of such Guarantors.
Ranking	The notes will be senior subordinated obligations of the Issuer and will rank:
• subordinated in right of payment to all existing and future senior indebtedness of the Issuer;

	•	equal with all senior subordinated indebtedness of the Issuer; and
	•	senior to all subordinated indebtedness of the Issuer.
The guarantees of the notes will be senior subordinated obligations of each of the Guarantors and will rank:
	•	subordinated in right of payment to all existing and future senior indebtedness of such Guarantors;
	•	equal with all senior subordinated indebtedness of each of the Guarantors; and
	•	senior to all subordinated indebtedness of each of the Guarantors.
The guarantees of the notes may be released in certain circumstances. Please refer to the section entitled "Description of the Notes—Ranking and Guarantees".

As at June 30, 2003, after giving effect to this offering, the application of the proceeds of this offering as described in "Use of Proceeds" and the refinancing transactions described under "Summary—Refinancing Transactions", including the Rights Offering described under "Rights Offering", we would have had €435.9 million of consolidated indebtedness of which €279.1 million would have been senior indebtedness.
Release of Security
All liens over the assets of Waterford Wedgwood plc and the Guarantors will be released in connection with (i) the sale or disposition of the capital stock or all or substantially all of the assets of Waterford Wedgwood plc or the Guarantors, as applicable, in connection with an enforcement of security over such capital stock or assets, (ii) the sale or disposition of assets of Waterford Wedgwood plc or any Guarantor, if such sale or disposition complies with the terms of the indenture, or (iii) certain refinancings and repayments of senior indebtedness. Please refer to the sections entitled "Description of the Notes—Ranking and Guarantees" and "Description of the Notes—Security".
Covenants	The indenture relating to the notes will contain covenants that, among other things, will limit the ability of the Issuer and its restricted subsidiaries to:
	•	incur additional indebtedness;
	•	make certain restricted payments, including redemptions or repurchases of its capital stock, and investments;
	•	create certain liens;
	•	transfer or sell assets;
	•	engage in sale and leaseback transactions;
	•	merge or consolidate with other entities; and
	•	enter into transactions with affiliates.
These limitations will be subject to a number of important qualifications and exceptions.
Use of proceeds
The gross proceeds of the offering are expected to be €165.0 million. On the closing, we will use the net proceeds of this offering to repay a portion of our Revolving Credit Facility, prepay a portion of our outstanding Private Placement Notes and repay a portion of our bilateral facilities and our Rosenthal Term Facility, as well as to pay for the fees and expenses of our Recapitalization and increase our short term deposits and cash. Please refer to the section entitled "Use of Proceeds".
Form of notes
The notes will initially be issued in the form of two global bearer notes, a Rule 144A global note and a Regulation S global note, which will collectively represent the aggregate principal amount of such series of notes and will be in bearer form without coupons. Pursuant to deposit and custody agreements entered into among the Issuer, book-entry depositaries and their custodians, the notes will be deposited with the custodians for the book-entry depositaries. The book-entry depositaries will issue depositary interests in respect of each global note to Euroclear and Clearstream Banking and will then record such interest in their respective books and records in the name of the common depositary for Euroclear and Clearstream Banking. Ownership of book-entry interests in the depositary interests will be limited to persons that have accounts with Euroclear and Clearstream Banking, as the case may be, or persons who hold interests through such persons. Book-entry interests in the depositary interests will be shown on, and transfers will be effected only through, records maintained in book-entry form by Euroclear and Clearstream Banking and their respective participants.

Except as set out under the section "Description of the Book-Entry System—Definitive Notes", participants or indirect participants in Euroclear and Clearstream Banking will not be entitled to receive physical delivery of notes in definitive form or to have notes issued and registered in their names and, while the notes are in global form, will not be considered the owners or holders thereof under the note indentures.
Transfer restrictions
The notes have not been registered under the U.S. Securities Act, or any other U.S. securities laws and, as such, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act, and in compliance with all other applicable laws. Please refer to the section entitled "Transfer Restrictions".
Governing law	The indenture, the notes and the guarantees of the notes will be governed by and will be construed in accordance with the laws of the State of New York.
Listing	Application has been made to list the notes on the Luxembourg Stock Exchange.
Risk factors	Please refer to the section entitled "Risk Factors" for a discussion of certain factors that prospective purchasers of the notes should carefully consider before investing in the notes.

For additional information regarding the notes, please refer to the section entitled "Description of the Notes".

Our principal executive offices are located at Kilbarry, Waterford, Ireland and our telephone number is (+353) (0)51 332200.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical audited and unaudited consolidated financial data for the periods ended and at the dates indicated below. Prior to 2002, our fiscal year ended each December 31, and the last such full fiscal year was the year ended December 31, 2001. Thereafter, we changed our year end to March 31. Historically our profits had been seasonally weighted toward the last six months of the calendar year, particularly the Thanksgiving and Christmas holiday seasons in November and December. We changed our fiscal year end to allow us to provide a more balanced view of our semi-annual financial performance and enable us to plan our business more effectively. Our first fiscal period ended March 31 was the three months ended March 31, 2002, and our first full fiscal year ended March 31 was March 31, 2003, as set out below.

We have derived the historical consolidated financial data as at and for the year ended December 31, 2000 and 2001, and March 31, 2003 from our audited consolidated financial statements included elsewhere in this offering memorandum. Our audited consolidated financial data as at and for the three months ended March 31, 2002 is not set forth in this table but is contained in "Selected Consolidated Financial Data" and in our audited consolidated financial statements elsewhere herein. These financial statements have been audited by our auditors, PricewaterhouseCoopers.

We have derived the unaudited consolidated financial data as at and for the three months ended June 30, 2002 and June 30, 2003 from our unaudited consolidated financial statements for the three months ended June 30, 2003 included elsewhere in this offering memorandum. Due to the seasonal nature of our business, our results of operations for the three-month period ended June 30, 2003 are not necessarily indicative of the operating results to be expected for the full fiscal year. For this reason, we have also presented for the convenience of the reader summary unaudited income statement data for the twelve months ended June 30, 2003. This income statement data for such period is not included elsewhere in this offering memorandum, and has been derived from our income statement data for other periods, which are included in this offering memorandum.

The historical consolidated financial statements were prepared in accordance with Irish GAAP, which differs in certain significant respects from U.S. GAAP. These differences are described in note 33 to our audited consolidated financial statements included elsewhere in this offering memorandum.

	Year ended December 31,		Twelve months ended March 31,	Year ended March 31,	Three months ended June 30,		Twelve months ended June 30,
	2000	2001(1)	2002(2)	2003(1)	2002	2003(1)	2003(1)
			(unaudited)		(unaudited)		(unaudited)
	(€ in millions, except ratios)
Consolidated Statement of Income Data:
Net sales	€1,084.4	€1,012.0	€997.6	€951.3	€216.5	€175.1	€909.9

Cost of sales	(555.9)	(585.6)		(520.3)	(109.1)	(123.1)	(534.3)

Gross profit	528.5	426.4		431.0	107.4	52.0	375.6
Distribution and administrative expenses	(426.7)	(428.1)		(406.3)	(94.8)	(93.5)	(405.0)
Other operating (expenses)/income	2.6	0.6		(3.1)	(0.6)	2.0	(0.5)

Operating income/(loss)	104.4	(1.1)	€(12.1)	21.6	12.0	(39.5)	(29.9)
Gains arising on conversion of U.S.$ loans(3)	—	—	—	9.7	—	—	9.7
Profit on sale of fixed asset(4)	—	—	—	5.1	—	—	5.1
Deficit arising on closed pension scheme(5)	—	—	—	(3.9)	—	—	(3.9)
Amount written off investments(6)	—	(16.2)	(16.2)	—	—	—	—
Net interest expense	(24.8)	(26.0)	(25.2)	(25.3)	(6.3)	(5.7)	(24.7)

Net income/(loss) before taxes and minority interests	79.6	(43.3)	(53.5)	7.2	5.7	(45.2)	(43.7)
Taxes on income/(loss)	(14.1)	1.1	1.3	(4.9)	(0.7)	—	(4.2)

Net income/(loss) after taxes before minority interests	65.5	(42.2)	(52.2)	2.3	5.0	(45.2)	(47.9)
Minority interests	(0.8)	(0.4)	(0.4)	(0.5)	(0.1)	0.6	0.2

Net income/(loss)	€64.7	€(42.6)	€(52.6)	€1.8	€4.9	€(44.6)	€(47.7)

Other financial data:
EBITDA (before exceptional restructuring charges)(7)	€148.7	€109.5	€97.0	€104.0	€24.1	€(2.7)	€77.2
Capital expenditure and financial investment(8)	55.6	25.2	22.3	12.1	6.6	7.5	13.0
Depreciation expense	38.4	42.2	40.5	39.8	10.5	9.2	38.5
Goodwill amortization	5.9	6.6	6.8	6.9	1.6	1.9	7.2
Consolidated Balance Sheet Data (as at the end of each period indicated):
Short term deposits and cash	€66.2	€119.6	€88.1	€84.0	€74.5	€41.7	€41.7
Total assets	964.1	993.5	963.9	874.8	941.5	851.1	851.1
Total debt	398.7	483.6	478.3	440.7	454.1	440.1	440.1
Net debt(9)	332.5	364.0	390.2	356.7	379.6	398.4	398.4
Shareholders' equity interests	304.5	253.3	240.0	199.8	239.4	159.6	159.6
Adjusted Financial Data:
Net interest expense(10)	—	—	—	—	—	—	38.9
Total debt(11)	—	—	—	—	—	—	435.9
Net debt(12)	—	—	—	—	—	—	366.5
Adjusted EBITDA (before exceptional restructuring charges)(13)	—	—	—	—	—	—	100.9
Ratio of total net debt to Adjusted EBITDA (before exceptional restructuring charges)(14)	—	—	—	—	—	—	3.6	x
Ratio of Adjusted EBITDA (before exceptional restructuring charges) to net interest expense(15)	—	—	—	—	—	—	2.6	x

(1)
Financial information for the year ended December 31, 2001 and March 31, 2003 takes into account €61.8 million and €35.7 million in exceptional restructuring charges, respectively, made for the years ended December 31, 2001 and March 31, 2003, respectively. See "Business—Our restructuring program" and note 7 to our audited consolidated financial statements. Financial information for the three months and the twelve months ended June 30, 2003 takes into account €25.7 million in exceptional restructuring charges made for such period. See note 5 to our unaudited financial statements for the three months ended June 30, 2003.

(2)
Historically, we have not broken down cost of sales, distribution and administrative expenses and other operating (expenses)/income (together, our Operating Expenses) for the group except in connection with our annual audited financial statements. In connection with this offering we have prepared a breakdown for the three months ended June 30, 2003 and the comparative period in the previous year. However, we have not provided such information for the twelve months ended March 31, 2002, as producing such line items would have required significant time and expense.

(3)
We paid down U.S.$120.0 million of bank borrowings replacing it with Euro borrowings, thereby crystallizing an exceptional exchange gain of €9.7 million.

(4)
In May 2002, surplus land at our Waterford Crystal manufacturing facility in Kilbarry, Ireland, was sold, realizing an exceptional gain over book value of €5.1 million and a capital gains tax charge of €1.0 million, resulting in a net benefit to the Consolidated Statement of Income of €4.1 million.

(5)
Following the closure of Stuart Crystal's manufacturing facilities in Stourbridge, England, and in accordance with Statement of Standard Accounting Practice 24, it is no longer appropriate to amortize the pension fund deficit over the average remaining service lives of employees. Accordingly, a provision of €3.9 million has been established, representing the estimated pension deficit at March 31, 2003.

(6)
In 2001 we wrote down our investment in Royal Doulton plc to its then market value, giving rise to a charge of €16.2 million under Irish GAAP. See note 8 to our audited consolidated financial statements.

(7)
EBITDA (before exceptional restructuring charges) from continuing operations is defined as earnings from continuing operations before interest, taxes, depreciation, amortization and exceptional restructuring charges. EBITDA (before exceptional restructuring charges) is not a measure of operating income, operating performance or liquidity under Irish or U.S. GAAP. We include EBITDA (before exceptional restructuring charges) because we understand it is used by some investors to determine a company's historical ability to service indebtedness and fund ongoing capital expenditures, and because of some of the covenants in our debt agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income as determined by Irish or U.S. GAAP, or as an indicator of our operating performance, or of cash flows from operating activities as determined in accordance with Irish or U.S. GAAP.

The following table set forth a reconciliation of EBITDA (before exceptional restructuring charges) to total operating profit/(loss) for the years ended December 31, 2000 and 2001, the year ended March 31, 2003, the three months ended June 30, 2002 and 2003 and the twelve months ended June 30, 2003:

	Year ended December 31,		Twelve months ended March 31,	Year ended March 31,	Three months ended June 30,		Twelve months ended June 30,
	2000	2001	2002	2003	2002	2003	2003
			(unaudited)		(unaudited)		(unaudited)
	(€ in millions)
Operating income/(loss)	€104.4	€(1.1)	€(12.1)	€21.6	€12.0	€(39.5)	€(29.9)
Depreciation	38.4	42.2	40.5	39.8	10.5	9.2	38.5
Goodwill amortization	5.9	6.6	6.8	6.9	1.6	1.9	7.2
Exceptional restructuring charges(a)	—	61.8	61.8	35.7	—	25.7	61.4

EBITDA (before exceptional restructuring charges)	€148.7	€109.5	€97.0	€104.0	€24.1	€(2.7)	€77.2

  (a)
  See "Business—Our restructuring program". These costs relate primarily to costs incurred or to be incurred in connection with our restructuring programs.

(8)
Capital expenditure and financial investment include receipts from sale of tangible fixed assets and net payments to acquire intangible fixed assets.

(9)
Net debt equals total debt less short term deposits and cash.

(10)
Adjusted net interest expense reflects (a) the consummation of the Rights Offering, (b) the issuance of the notes offered hereby at an interest rate of 9.875% per annum, (c) the prepayment of a portion of the Private Placement Notes as described under "Use of Proceeds" and interest on the amounts remaining outstanding following such prepayment at a rate of 8.75% per annum, (d) interest at an assumed rate of 5.07% per annum (based on the new margin over historical average interest rates during the period) on indebtedness under the Revolving Credit Facility which would have been outstanding after the partial prepayment of the Revolving Credit Facility described under "Use of Proceeds", (e) interest at an assumed rate of 5.07% (based on the new margin over historical average interest rates during the period) on indebtedness under the bilateral facilities which would have been outstanding up to the partial prepayment of the bilateral facilities described under "Use of Proceeds", (f) interest at an assumed rate of 5.03% per annum (based on the new margin over historical average interest rates during the period) on indebtedness under the Rosenthal Term Facility which would have been outstanding after the partial prepayment of the Rosenthal Term Facility described under "Use of Proceeds", and (g) the amortization over the relevant terms of the debt facilities of the expenses of the Recapitalization in the amount of €4.0 million per annum, as if all such transactions had occurred on July 1, 2002. See "Use of Proceeds" and "Capitalization". We have assumed that there have been no changes to the other continuing components of net interest expense, including interest income, interest expense on other senior indebtedness, bank fees and bank charges, in the twelve months ended June 30, 2003.

(11)
Total debt, as adjusted, equals short term borrowings plus long term debt, as adjusted to give effect to the Recapitalization (see "Summary—Refinancing Transactions"), including the offering of the notes, the partial repayment of our Revolving Credit Facility, our Private Placement Notes and other applicable indebtedness (see "Use of Proceeds"), and the completion of our rights of offering (see "Rights Offering").

(12)
Net debt, as adjusted, equals total debt, as adjusted, less short term deposits and cash. See "Capitalization".

(13)
Adjusted EBITDA (before exceptional restructuring charges) represents EBITDA (before exceptional restructuring charges) as adjusted to reflect certain of the cost savings anticipated by us to arise from the 2003 Restructuring Program (as defined in "Summary—Our Strategy—Realize cost savings"). For a more detailed description of our restructuring program, see "Business—Our restructuring program". This restructuring program, which has been announced and is currently being implemented, includes the closure of two Wedgwood and Johnson Brothers branded earthenware manufacturing facilities in Stoke-on-Trent in the U.K. (the "Closed Factories"), the consolidation of our Wedgwood branded earthenware production at our existing manufacturing facility in Barlaston in Stoke-on-Trent in the U.K., the outsourcing of our Johnson Brothers branded earthenware to the Peoples' Republic of China, the reorganization of Wedgwood's European retail and marketing operations and the further automation of Waterford's manufacturing facility in Kilbarry, Ireland. The anticipated cost savings relate to reduced employee costs, raw materials, direct fuel costs and factory overheads offset by the estimated cost of outsourcing the production of Johnson Brothers earthenware products to the People's Republic of China and are based upon the actual historic operating costs incurred during the twelve-month period ended June 30, 2003 (the "Relevant Period") and an estimate of the incremental outsourcing costs to be incurred. The total cost of implementing the restructuring program are estimated to be €68.4 million of which €35.7 million has already been recognized in our results of operations for the year ended March 31, 2003, and €25.7 million has been recognized in our results of operations for the three months ended June 30, 2003. In addition, we recognized an additional restructuring charge of €7.0 million in the three months ended September 30, 2003. We do not anticipate any incremental costs from these restructurings beyond these exceptional restructuring charges and the ongoing outsourcing costs. Further we do not believe that applying the cost savings adjustments below to our units of production and inventory would have had a significant impact on our cost of sales or on Adjusted EBITDA (before exceptional restructuring charges). Set forth below is a summary of the adjusted EBITDA (before exceptional restructuring charges) for the twelve-month period ended June 30, 2003:

Twelve months ended June 30, 2003
(unaudited)
(€ in millions)
EBITDA (before exceptional restructuring charges)(a)	€77.2
Wedgwood restructuring:
Employee Costs from Closed Factories(b)	18.9
Raw materials(c)	3.3
Direct fuels(d)	0.7
Factory overheads(e)	0.8
Outsourcing costs(f)	(6.8)
Employee Costs from European reorganization(g)	1.5
Waterford restructuring:
Employee Costs from automation(h)	5.3

Adjusted EBITDA (before exceptional restructuring charges)	€100.9

  (a)
  See footnote 5 above.

  (b)
  Employee Costs from Closed Factories reflect the elimination of the aggregate historical costs during the Relevant Period in connection with the closure of the Closed Factories of the 777 employees (including 144 full and part time agency workers), 459 of whom have voluntarily terminated their employment or been made redundant between April 1, 2003 and November 3, 2003, 255 of whom have been given their redundancy notice and 63 agency workers who are expected to be terminated with the final closure of the second factory in December 2003. These costs include the costs of basic pay, sick and holiday pay, statutory insurance contributions and pension contributions ("Employee Costs"). With the exception of 5 individuals who are expected to leave by March 31, 2004, these redundancies are anticipated to be completed by December 31, 2003. We do not anticipate any incremental employee or other costs from this restructuring beyond the exceptional restructuring charges charged to date and the ongoing outsourcing costs (described in footnote (f) below). In connection with the closure of the Closed Factories and the related relocation of the Wedgwood production to our Barlaston facility and the outsourcing of the Johnson Brothers earthenware production to the People's Republic of China, we plan to make at least an additional 100 employees redundant, the bulk of which are expected to occur by December 31, 2004. These additional redundancies are expected to result in further employee cost savings which are not reflected above.

  (c)
  Raw materials reflect the elimination of the estimated raw material costs of manufacturing Johnson Brothers products in the Closed Factories during the Relevant Period, based on the raw material costs incurred during the Relevant Period. The raw material costs eliminated are calculated based on the raw material costs incurred during the Relevant Period in proportion to the relative output of Johnson Brothers and Wedgwood products from the Closed Factories during such period.

  (d)
  Direct fuels reflects the elimination of the estimated direct production fuel costs of manufacturing Johnson Brothers products in the Closed Factories during the Relevant Period, based on the direct fuel costs incurred during the Relevant Period. The direct fuel costs eliminated are calculated based on the fuel costs incurred during the Relevant Period in proportion to the relative output of Johnson Brothers and Wedgwood products from the Closed Factories during such period.

  (e)
  Factory overheads reflect the elimination of specific historical indirect factory overheads, namely property rates and utilities, incurred during the Relevant Period associated with the Closed Factories. We anticipate that there will be further savings in indirect factory overheads (e.g., external maintenance) following the transfer of Wedgwood earthenware production to our Barlaston facility, which have not been quantified to date.

  (f)
  Outsourcing costs reflect management's estimates of the cost of purchasing the Johnson Brothers earthenware products which were produced at the Closed Factories during the Relevant Period. The estimate is based on the units produced during the Relevant Period and (i) where the units are covered under the Johnson Brothers Outsourcing Contract (as defined in "Business—Suppliers—Outsourcing"), the unit price in the Johnson Brothers Outsourcing Contract and (ii) where the units are not so covered (where, for example, the earthenware style has been discontinued) management estimates of the unit price based on similar styles covered under the Johnson Brothers Outsourcing Contract. (For a description of the Johnson Brothers Outsourcing Contract, see "Business—Suppliers—Outsourcing"). While management believes that the outsourcing costs reflect an accurate estimate of the costs that would have been incurred to purchase the Johnson Brothers earthenware products produced at the Closed Factories during the Relevant Period, there can be no assurance that the actual costs will not be higher as a result of, among other things, a different product mix.

  (g)
  Employee Costs from European reorganization reflect the elimination of the aggregate historical Employee Costs of the 27 employees who have been voluntarily terminated or been made redundant (19 employees) and 8 employees who have been given notice in connection with the reorganization of our European retail and marketing activities. These redundancies are expected to be completed by December 31, 2003. We do not anticipate any incremental employee costs from this restructuring beyond the exceptional restructuring charges charged to date. In connection with this aspect of the Wedgwood 2003 Restructuring Program and related streamlining of our European operations, we anticipate additional employee cost savings through a further 70 redundancies, the bulk of which are expected to occur by December 31, 2004 and which have not been reflected above.

  (h)
  Employee Costs from automation reflect the elimination of the aggregate historical Employee Costs of the 129 contract employees and 33 voluntary redundancies who have been identified and have been or will be made redundant, including 72 employees who are no longer employed by us, mainly as a result of our increased use of automation in our factory in Kilbarry, Waterford. The remaining 90 planned redundancies have been notified and the terminations are expected to be completed by March 31, 2004. We do not anticipate any incremental employee costs from this restructuring beyond the exceptional restructuring charges charged to date. We have announced our intention to eliminate a further 72 full-time production and management employees, which we anticipate will result in additional employee cost savings, which have not been reflected above.

(14)
The ratio of net debt to Adjusted EBITDA (before exceptional restructuring charges) is calculated as adjusted total net debt as at June 30, 2003 divided by Adjusted EBITDA (before exceptional restructuring charges) for the twelve months then ended.

(15)
The ratio of Adjusted EBITDA (before exceptional restructuring charges) to net interest expense is calculated as Adjusted EBITDA (before exceptional restructuring charges) for the twelve month period ended June 30, 2003 divided by the adjusted net interest expense for the same period.

RISK FACTORS

An investment in the notes involves a high degree of risk. In addition to the other information contained in this offering memorandum, you should carefully consider the following risk factors before purchasing the notes. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties of which we are not aware or that we currently believe are immaterial may also adversely affect our business, financial condition or results of operations. If any of the possible events described below occur, our business, financial condition or results of operations could be materially and adversely affected. If that happens, we may not be able to pay interest or principal on the notes when due and you could lose all or part of your investment.

Risks Relating to Our Business

Sales of luxury goods are particularly susceptible to general economic downturns. Recent economic downturns in the U.S., Europe and Japan have had and could continue to have a material adverse effect on our sales.

Purchases of luxury products are typically discretionary for consumers and are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent on a number of factors relating to discretionary consumer spending and/or affecting disposable consumer income, such as employment, wages and salaries, business conditions, interest rates, exchange rates, availability of credit and taxation. In addition, a significant portion of our sales in Europe are derived from tourists from the U.S. and Japan. Recent economic downturns in the U.S., Europe and Japan, which account for 50.4%, 36.7% and 7.7%, respectively, of our net sales, have had an adverse impact on our sales, as consumers have reduced purchases of luxury items in the face of economic uncertainty. Further, the related decline in tourism has also had an adverse impact on our sales. A continuation or an aggravation of the economic downturn could have an adverse impact on our sales and, in turn, on our results of operations.

International acts of terrorism and armed conflicts have had and could continue to have a material adverse effect on our sales.

The terrorist attacks on September 11, 2001 and the ensuing armed conflicts and related geopolitical uncertainty have had a negative impact on our sales. Concern over future terrorist acts, which has resulted in a significant reduction in global tourist activity and department store sales (through which a majority of our sales in the U.S. are made), has adversely affected the sales of our products. Any future act of international terrorism and continued geopolitical uncertainty could have further adverse effects on our sales and, in turn, on our results of operations.

We face strong competition in various markets, which could result in an erosion of our market share, sales and/or profit margins.

The market for crystal, premium cookware, linens and luxury gifts and particularly for ceramic tableware is highly competitive. Our competitive position varies from market to market and by product category. In the U.S., where both Waterford Crystal and All-Clad have significant market share, there is a risk that competition will produce similar products at lower prices which could result in an erosion of our market share, sales and/or profit margins. In the ceramic industry there is a risk that overcapacity and consolidation could result in even more aggressive competitive pricing in the short term and in the longer term in the emergence of stronger competitors than exist at present. In addition, our products face competition from competitors' products manufactured in countries with significantly lower labor costs, such as the People's Republic of China. This has led to our recent decision to restructure our earthenware business, by closing two earthenware manufacturing facilities in the U.K., and to source the majority of our Johnson Brothers branded products from the People's Republic of China. Should we be unable to continue to compete effectively in our various markets our market share and/or profit margins in those markets could be adversely affected.

Changes in exchange rates could adversely affect our reported earnings and cash flow.

Our results of operations can be affected by movements in exchange rates, particularly between the dollar, the yen, the pound and the euro. A substantial portion of our net sales are denominated in dollars, pounds and yen while our expenses are denominated largely in euro and pounds. As a result, the weakening of the dollar against the euro or the weakening of the pound against the euro could have a material adverse effect on our operating results. We maintain a policy of selling currency forwards in respect of a portion of our revenues where it is deemed appropriate to do so as a means of hedging our revenues against fluctuation caused by exchange rate movements, but this does not eliminate our exchange rate risk. We estimate that if we did not hedge our currency exposure, a one cent decline in the value of the dollar against the euro would reduce our operating income by approximately €1.3 million in a full year and a ten yen decline in the value of the Japanese yen against the pound would reduce our operating income by approximately €1.9 million in a full year.

From time to time, we elect to cancel some of our forward currency contracts when it is commercially beneficial to us. For example, during the year ended March 31, 2003 we elected to cancel our outstanding forward cover, resulting in a gain of €10.4 million during fiscal 2003. We recently elected to cancel $73.1 million of our dollar forward contracts, of which $20.3 million related to the year ended March 31, 2004, $27.8 million to the year ended March 31, 2005 and $25.0 million to the year ended March 31, 2006. The cancellation of these contracts gave rise to a gain of €2.7 million to be recognized in the current fiscal year.

As a result of the above, as at October 3, 2003, we estimate that approximately 90.0% of our anticipated U.S. dollar receipts for the year ended March 31, 2004 are hedged at an average exchange rate of U.S.$1.10 to €1.00. In addition, as at October 3, 2003, we estimate that 73% of our anticipated Japanese yen receipts for the year ended March 31, 2004 are hedged at an average exchange rate of ¥184.70 to €1.00. However, by their nature, the hedges currently in place only provide short-to medium-term protection from adverse fluctuations in exchange rates.

If we fail or are unable to adequately protect our intellectual property rights, our competitive position could be adversely affected.

The protection of the Waterford, Wedgwood, Rosenthal and All-Clad brand names is extremely important to our business. Even though we have registered our brand names in the major economies in which we operate, it is normally necessary for us to defend our intellectual property rights in order to prevent others from misappropriating or infringing on our brand names or registering Internet domain names in an attempt to sell similar products with similar names over the Internet or through other channels of distribution. In the past, cyber-squatters have registered domain names similar to those of several of our brand names. In each case we have sought, through litigation if necessary, to protect our brand and domain names. Should we be unable to adequately protect our brand names our competitive position could be adversely affected.

The luxury lifestyle goods market is exposed to frequent changes in consumer tastes and fashion, which could materially and adversely affect our business if we do not properly anticipate and adapt to such changes.

Our strategy is to position ourselves as a luxury lifestyle goods company, which will increasingly expose many of our products and brands to frequent changes in consumer tastes and fashion. If we fail to anticipate changes in consumer tastes and fashion correctly and fail to market products that are popular with such high-end customers, our business could be materially and adversely affected.

Our business is dependent on product innovation, which could materially and adversely affect our business if we do not continue to develop new products acceptable to the market.

Sustaining and improving our profitability depends significantly and increasingly on our ability to develop and market new products quickly and successfully. Developing and marketing these products requires continued investment. If we are unable to develop new innovative products or if our new products are not accepted by the market our competitive position and profitability may suffer.

If we fail to successfully manage our costs our results of operations could be materially and adversely affected.

Decreased sales of our products and increased competition from low cost producers have required us to readjust our cost base in recent years. Our ability to timely reduce our costs during periods of declining sales in order to address competitive pressures is critical to the maintenance of our profit margins. If we are unable to continue to adjust our cost base accordingly, our profit margins could suffer.

A large portion of our costs are fixed as a result of the large capital investments required for our production facilities. Consequently, we need to ensure that we minimize unused capacity. If we are unable to maximize the use of our production capacity, either through increased demand for our products, acquiring other brands to be produced in our facilities, third party production or otherwise through effective management of our production capacity, it will have an adverse impact on the results of our operations.

We are dependent on continued capital expenditures for our future growth.

Decreased sales of our products and the increased cost of servicing our debts could result in a reduction in the amount of cash available for our capital expenditures. Our ability to support the maintenance of our plant and equipment, the renewal of our product lines and the refurbishment of other retail floor space require adequate capital expenditures. If we fail to adequately invest in product line renewal and infrastructure modernization our current level of sales, market share and growth prospects could be materially and adversely affected.

If we fail to successfully manage our inventory our results of operation could be adversely affected.

Difficult trading conditions as well as the shift towards products with shorter lifecycles, such as giftware, have increased the importance of inventory management in our business. If we are unable to successfully control our inventory, we may be left with obsolete inventory. This could require us to dispose of and/or write-off such inventory, which could adversely affect our results of operations.

Our operations are subject to a variety of environmental and other international trade and customs regulations. Any failure to comply with those regulations could materially and adversely affect our results of operations.

We are subject to a variety of environmental regulations in Ireland, the U.K., the U.S. and Germany and to a variety of international trade and customs regulations in each of the markets to which we export and/or import. If we should fail to comply with any present or future regulations we could be subject to liabilities or the suspension of manufacturing operations or of product sales, which could materially and adversely affect our results of operations.

We depend to a certain extent on outside suppliers of raw materials. If those supplies cease or are materially interrupted it could disrupt our ability to manufacture many of our products.

We depend on outside suppliers for raw materials used in the production of our crystal, fine bone china, porcelain, earthenware, stoneware and cookware products. Although significant proportions of raw materials (like calcinated animal bone and ash) are purchased from one or two suppliers, we believe that we could obtain adequate supplies from other sources if necessary. However, should the supply of such raw materials from such suppliers cease or be materially interrupted, it could disrupt our ability to manufacture some of our crystal, fine bone china, porcelain, earthenware, stoneware and cookware products. This could have an adverse impact on our sales and, in turn, on our results of operations.

Increases in the price of stainless steel and aluminum could affect the profitability of our premium cookware operations.

We use large amounts of stainless steel and aluminum in the manufacture of our premium cookware. Stainless steel and aluminum accounted for approximately 50% of the cost of sales of our premium cookware during the fiscal year ended March 31, 2003. For the fiscal year ended March 31, 2003, premium cookware accounted for 12.8% of our net sales (€121.8 million) and 29.3% of our operating income before exceptional charges. Any significant increase in the prices of these commodities that we are not able to pass on to our customers could adversely affect our premium cookware margins and our results of operations.

We increasingly depend on unaffiliated manufacturers for many of our outsourced products. The inability of such manufacturers to deliver our products in a timely manner or maintain our high quality standards could have an adverse effect on our sales and results of operations.

We currently outsource the production of approximately 33% of our crystal products and 19% of our ceramics products, by net sales, from a small number of carefully chosen high quality contract manufacturers. As part of the management of our production capacity we have been increasing the amount of production that we outsource to unaffiliated manufacturers, particularly of our mid-price casual crystal and ceramics. Such products are currently manufactured to our specifications by manufacturers in Europe and Asia and we are looking to outsource the manufacture of more of our products in Asia. The inability of such manufacturers to deliver our products in a timely manner or maintain our high quality standards could adversely affect our ability to deliver products to our customers in a timely manner. Delays in delivery could have an adverse effect on our sales and results of operations.

Significant declines in the market value of our pension plan assets could lead to an increase in our pension costs and adversely affect our results of operations.

Under Irish GAAP in accordance with Statement of Standard Accounting Practice 24, the pension plan surplus identified in the actuarial valuation of our Wedgwood Group Pension Plan as at December 31, 1999 was being amortized over the average remaining service lives of plan members. In the year ended December 31, 2001 and the three months ended March 31, 2002, this resulted in a reduction in the pension plan cost charged to our consolidated statement of income of €8.4 million and €2.1 million, respectively. Following a significant decline in the market value of our pension plan assets, it was decided, effective April 1, 2002, to no longer amortize the pension plan surplus over the average remaining lives of plan members. The effect of this change on our results for the year ended March 31, 2003 was to reduce our operating income by €7.8 million.

As at March 31, 2003, our Wedgwood Group Pension Plan and Waterford Ireland Pension Plan and our Waterford disability funds had an aggregate deficit of approximately €162 million determined in accordance with Financial Reporting Standard No. 17, "Retirement Benefits", which was approximately €106 million more than in the prior year. FRS 17 is a disclosure requirement and has no impact on our consolidated financial statements. In response, we have, in conjunction with our employees, increased contributions to the pension funds in both 2002 and 2003. These increases are designed to eliminate the deficits over the average remaining service lives of such employees, and will lead to increased charges for pension costs in our consolidated statement of income. Irish pensions law requires companies to draw-up a proposal to fund any pension plan deficit. Such a plan may include additional contributions from the employers, which may be over a shorter period than the average remaining service lives of the employees. Additional decreases in the market value of our pension plan assets could lead to increases in our pension plan costs and could adversely affect our results of operations.

We may not successfully realize the cost savings of our restructuring program.

The estimated cost savings described under "Summary—Our Strategy—Realize cost savings", "Summary Historical Consolidated Financial Data", "Operating and Financial Review and Prospects—Principal factors that affect our results of operations and financial condition—Effect of recent restructuring—The 2003 Restructuring Program", and "Business—Our restructuring program—The 2003 Restructuring Program" represent the cost savings we anticipate to result from the full implementation of those actions described in the section entitled "Business—Our restructuring program—The 2003 Restructuring Program". These future cost savings are based upon a number of estimates. We may not realize the cost savings from our 2003 Restructuring Program if: (i) our estimates are proved incorrect; (ii) there are additional unanticipated costs; and/or (iii) the implementation of the program is not completed for any reason in the time periods envisaged. Accordingly, the estimated cost savings are not necessarily indicative of our future financial results, including EBITDA and net income, which may be affected by a number of other factors, including demand and pricing for our products and other costs associated with our production, distribution and other operations. In addition, we cannot assure you that we will be able to fully realize any or all of the operating and economic benefits expected to result from our restructuring program or that the cost savings will be realized within the anticipated time periods.

Risks Relating to the notes

Our significant indebtedness could adversely affect our business and financial position, and could prevent us from fulfilling our obligations under the notes.

We have a substantial amount of debt and significant debt service obligations. As of June 30, 2003 we had outstanding consolidated net indebtedness of €398.4 million, and after giving effect to this offering, the application of the proceeds as described in "Use of Proceeds" and the refinancing transactions described in "Summary—Refinancing Transactions", including the completion of the Rights Offering described in "Rights Offering", we would have had outstanding consolidated indebtedness of approximately €435.9 million of which €279.1 million would have been senior indebtedness. We anticipate that our substantial leverage will continue for the foreseeable future. This level of debt could have important negative consequences to us. For example, it could:

  •
  limit our ability to fund future working capital requirements, capital expenditures, investments and acquisitions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  place us at a competitive disadvantage compared to competitors that are less leveraged than we are;

  •
  increase our vulnerability to general adverse economic and industry conditions; and

  •
  limit our ability to borrow additional funds and subject us to financial and other restrictive covenants; any failure by us to comply with these covenants could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

As a result of these negative consequences it could make it more difficult for us to satisfy our obligations with respect to the notes.

Under the terms of the indenture governing the notes, we may in certain circumstances incur additional indebtedness in the future. The terms of the indenture governing the notes also permit us to incur additional secured indebtedness that would effectively be senior to the notes and the guarantees. The addition of further indebtedness to our current debt levels could intensify the leverage-related risks that we now face.

A portion of our debt bears interest at variable rates. An increase in the interest rates on our variable rate debt will increase the amounts needed to service this debt and will reduce the funds available to repay the notes, to meet our other obligations and to develop current and future business opportunities. For a further discussion of these matters you should read "Capitalization", "Operating and Financial Review and Prospects" and "Description of the Notes".

Our operations are restricted by the terms of our debt, including our Revolving Credit Facility, Private Placement Notes and the notes. These restrictions could materially and adversely affect our ability to finance future operations or capital needs or engage in other businesses.

The indenture under which the notes are issued and our Revolving Credit Facility and Private Placement Notes limit our flexibility in operating our businesses. In particular, these agreements limit our ability in certain circumstances to:

  •
  borrow more money;

  •
  make capital expenditures or buy assets;

  •
  use our assets as security for borrowing or for other purposes;

  •
  enter into transactions with our affiliates;

  •
  enter into joint ventures;

  •
  sell our assets;

  •
  merge or consolidate with other companies;

  •
  sell or issue shares of certain of our subsidiaries;

  •
  enter into sale and leaseback transactions;

  •
  prepay junior debt; and

  •
  repay other debt.

These restrictions could materially adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interests. See "Description of the Notes" and "Description of Other Indebtedness". We may also incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable under our Revolving Credit Facility, Private Placement Notes or the indenture governing the notes.

In addition, our Revolving Credit Facility and Private Placement Notes require us to comply with various financial covenants. You should read the discussions under the headings "Description of Other Indebtedness" for further information about these covenants. Events beyond our control may affect our ability to comply with these financial covenants.

Our failure to comply with these financial covenants and other obligations could cause an event of default under our Revolving Credit Facility and/or under our Private Placement Notes. If an event of default occurs, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest on our Revolving Credit Facility and Private Placement Notes (and make-whole amounts in respect of the Private Placement Notes) to be immediately due. A payment default on other indebtedness may also constitute an event of default under the terms of the notes. If an event of default occurs, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the notes. See "—Our senior secured debt will have priority over the notes and the guarantees".

Your rights to enforce remedies under the second ranking security interests are limited as long as any senior indebtedness is outstanding.

The security interest in our assets serving as collateral for repayment of the notes and the Guarantees will rank behind the first ranking security interest in such collateral in favor of the senior lenders under our Revolving Credit Facility and holders of our Private Placement Notes. The security documents provide that a common security agent, who will also serve as the security agent for the senior lenders under our Revolving Credit Facility and holders of our Private Placement Notes, will, in general, act only at the direction of the senior lenders under the Revolving Credit Facility and the holders of our Private Placement Notes until amounts outstanding under such instruments (or any replacement instruments benefiting from first ranking security) are paid in full and discharged. The lenders under our Revolving Credit Facility and the holders of our Private Placement Notes will have the exclusive right to make all decisions with respect to the enforcement of remedies relating to the collateral. As a result, the holders of the notes will not be able to force a sale of the collateral securing the notes or otherwise independently pursue the remedies of a secured creditor under the security documents for so long as any amounts under our Revolving Credit Facility (or any replacement facility) and Private Placement Notes (or any replacement instrument) remain outstanding. Our senior lenders may have interests that are different from the interests of holders of the notes and they may elect not to pursue their remedies under the security documents at a time when it would be advantageous for the holders of the notes to do so.

In addition, if the lenders under the Revolving Credit Facility and the holders of the Private Placement Notes sell some or all of our subsidiaries or other assets through an enforcement of their security interests, the guarantees from any such subsidiary that is sold and the liens over any such assets securing the notes and the guarantees, will be automatically released. See "Description of the Notes—Ranking and Guarantees" and "Description of the Notes—Security".

Our senior secured debt will have priority over the notes and the guarantees.

The security interest in our assets serving as collateral for the repayment of the notes and the guarantees will rank behind the first ranking security interest in such collateral in favor of the senior lenders under our Revolving Credit Facility and holders of the Private Placement Notes. Therefore, if we default on our Revolving Credit Facility or the Private Placement Notes or enter bankruptcy, liquidation or reorganization, all of our assets that secure our Revolving Credit Facility and the Private Placement Notes will be used to satisfy our obligations under our secured debt, including our Revolving Credit Facility and the Private Placement Notes before these assets will be available, directly or indirectly, to fund payment on the notes. If we are unable to satisfy our obligations under our Revolving Credit Facility and the Private Placement Notes, then our remaining assets may be insufficient to make payments on the notes.

Examinership laws in Ireland may affect your ability to enforce the terms of the notes and the guarantees of the notes.

Ireland has a court protection procedure, known as "examinership," to facilitate the survival of companies in financial difficulties. The procedure, which is similar to the Chapter 11 procedure in the U.S., provides ailing companies with a period of protection from their creditors, both secured and unsecured, to facilitate a restructuring of the company. If a company is unable, or likely to be unable, to pay its debts an examiner may be appointed to facilitate the survival of the company and the whole or any part of its business. If an examiner has been appointed to a particular company, the examinership may be extended to related companies even if those companies are able to pay their debts. During examinership, the rights of creditors are suspended so that no enforcement action or other legal proceedings can be commenced without the approval of the examiner or the relevant Irish court, as the case may be. In the event that a scheme of arrangement is approved by the courts in the context of an examinership procedure, creditors claims may be reduced or otherwise compromised as part of the scheme. Furthermore, the subject company cannot make any payment by way of satisfaction or discharge of the whole or a part of any liability incurred by it before the presentation of a petition except in certain strictly defined circumstances.

An examiner is given power, subject to certain limitations, to take whatever steps are necessary to prevent or rectify the effects of any act, omission, course of conduct, decision or contract in relation to a company which, in the examiner's opinion, is or is likely to be to the detriment of that company, or any interested party. For example, an examiner may repudiate a covenant restricting further borrowing and/or the creation of security where he is of the opinion that the enforcement of the negative pledge would be likely to prejudice the survival of the company as a whole or any part of its undertaking as a going concern. If we are placed in examinership you may be unable to enforce your rights under the notes.

If any of our Irish subsidiaries is placed in examinership, we may not be able to enforce our rights to recover any amounts owed by any such subsidiary to us, and consequently we may be unable to make payments on the notes. In addition, if any or all of the Irish Guarantors is placed in examinership, you may be unable to enforce your rights under the guarantees of the notes.

Your rights to receive payments under the notes are structurally subordinated to the liabilities of our subsidiaries that have not guaranteed the notes.

Generally, claims of creditors of a subsidiary, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by the subsidiary, will have priority to the assets and earnings of the subsidiary over the claims of creditors of its parent company. The obligations under the notes will be "structurally" subordinated to the claims of creditors of our subsidiaries that have not guaranteed the notes of the Issuer (including Rosenthal AG, and its subsidiaries, who as of June 30, 2003, accounted for €19.5 million of our consolidated net assets) meaning that in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to those subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to holders of the notes.

Laws relating to fraudulent preference, fraudulent conveyance and corporate benefit may adversely affect the validity and enforceability of payments under the notes, the issuance of and payments under the guarantees of the notes and the validity and enforceability of the security interests serving as collateral for the repayment of the notes.

Waterford Crystal Limited and several of our other Guarantors are incorporated under the laws of Ireland. In Irish insolvency proceedings, any payment made under the notes or under the guarantees of the notes may be held to be invalid if the payment was intended to give the relevant creditor a preference over other creditors and at the time of payment the company was unable to pay its debts as they become due. A payment will only be held invalid in the context of insolvency proceedings in these circumstances if:

  •
  proceedings to wind up the entity making the payment are commenced within six months after the date the payment was made; and

  •
  at the time payment was made and at the time the winding-up proceedings were commenced, the entity making the payment was unable to pay its debts, taking into account its contingent and prospective liabilities.

A payment, however, will not be held to be invalid as a preference if made in good faith and for valuable consideration.

In Ireland, a payment under the notes or pursuant to a guarantee relating to the notes can also be set aside on the application of a liquidator, receiver, examiner, creditor or contributory of a company which is being wound up if the effect of the payment was to perpetrate a fraud on the company, its creditors or members, although a court will have regard to the rights of the recipient on the payment if they receive the payment in good faith and for value. Guarantees and security interests may only be issued or granted, as the case may be, where the company issuing or granting such guarantee or security interest, as the case may be, receives sufficient commercial benefit for doing so. If there is insufficient commercial benefit, the beneficiary of the guarantee or security interest, as the case may be, may not be able to rely on the authority of the directors of that company to grant the guarantee or security interest, and accordingly a court may set aside the guarantee or security interest at the request of the company's shareholders or a liquidator.

Waterford Wedgwood U.K. plc and several of our other Guarantors are incorporated under the laws of England and Wales. Under English insolvency law, the liquidator or administrator of a company may, among other things, apply to the court to set aside a transaction entered into by that company within two years prior to it entering into relevant insolvency proceedings, if the company was unable to pay its debts (as defined in Section 123 of the U.K. Insolvency Act 1986) at the time of, or becomes unable to pay its debts as a consequence of, that transaction. A transaction might be subject to a challenge if it involved a gift by a company or if a company received consideration of significantly less value than the benefit given by such company. A court generally will not intervene, however, if a company entered into the transaction in good faith for the purpose of carrying on its business and if at the time it did so there were reasonable grounds for believing the transaction would benefit the company. We cannot assure you, however, that in the event of insolvency, the issuance of the guarantee granted by Waterford Wedgwood U.K. plc or any of our Guarantors would not be challenged by a liquidator or administrator or that a court would support our analysis.

Waterford Wedgwood GmbH, one of our Guarantors, is organized under the laws of Germany. Under German law, guarantees issued and security interests granted by such entity will be limited if and to the extent payment under such guarantee or the enforcement thereof or of such security interest would cause such entity's net assets to fall below its registered share capital.

The board of directors of each of our Guarantors has passed a resolution confirming that the entry into the guarantees and the granting of the security interests is in its best interests and for its corporate benefit. We can give no assurance, however, that a court would agree with their conclusions in this regard.

If a court voided any guarantee or security interest, as the case may be, or any payment under any guarantee of the notes or the enforcement of any such security interest as a result of a fraudulent conveyance or fraudulent preference, or held it unenforceable for any other reason, you would cease to have any claim against the relevant Guarantor under its guarantee of the notes or against the pledged assets of such Guarantor under the relevant security interest serving as collateral for the repayment of the notes.

We may be prevented or be unable to redeem the notes as required under the indenture if there is a change of control.

The indenture under which the notes are issued contains provisions relating to certain events constituting a "change of control" of the Issuer. If such a change of control occurs, we will be required to make an offer to purchase all outstanding notes at a price equal to 101% of their principal amount, in addition to accrued and unpaid interest (if any) up to the purchase date. We cannot assure you that we will have sufficient funds to finance such a purchase. In addition, we may be required to secure the approval of our other creditors before we can purchase any notes prior to their stated maturity, including upon a change of control. Any failure by us to purchase all notes validly tendered pursuant to such an offer would result in an event of default under the indenture. For more information, see "Description of the Notes".

An active trading market may not develop for the notes.

The notes will be new securities, for which there currently is no market. Although we have applied to list the notes on the Luxembourg Stock Exchange, we cannot assure you that the notes will become or remain listed on the exchange. We also cannot assure you as to the liquidity of any market that may develop for the notes, the ability of holders of the notes to sell them or the price at which holders of the notes may be able to sell them. The liquidity of any market for the notes will depend on the number of holders of those notes, prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our own financial condition, performance and prospects, as well as recommendations of securities analysts. Barclays Bank PLC has informed us that it currently intends to make a market in the notes. However, it is not obligated to do so, and it may discontinue market-making at any time. In addition, any market making activity may be limited during the exchange offer for the notes. As a result, we cannot assure you that an active trading market for any series of the notes will develop or, if one does develop, that it will be maintained.

The liquidity of, and trading market for, the notes may also be harmed by declines in the market for high-yield securities generally. Such declines may affect any liquidity and trading of the notes independent of our financial performance and prospects.

USE OF PROCEEDS

The net proceeds from the offering of the notes, after deducting the estimated expenses of the offering and the applicable underwriting discounts and commissions, will be €156.8 million. On the closing date of this offering, we will apply €81.5 million of such net proceeds to the partial repayment of our Revolving Credit Facility, €20.8 million to the partial prepayment of the Private Placement Notes and €9.9 million to the partial repayment of our bilateral facilities and our Rosenthal Term Facility.

The remaining proceeds of this offering will be applied to pay fees and expenses in connection with the Recapitalization, to pay €3.4 million of the make-whole premium due under the Private Placement Notes and for general working capital purposes.

On the closing date of the Rights Offering, which is expected to occur approximately one month after the closing of this offering, we will apply €38.5 million of the proceeds of the Rights Offering to the repayment of €26.4 million of our Revolving Credit Facility, the prepayment of €6.7 million of our Private Placement Notes and €1.6 million to the partial repayment of our bilateral facilities. The remaining proceeds of the Rights Offering will be applied to pay €0.4 million of the make- whole premium due under the Private Placement Notes, to pay for fees and expenses in connection with the Rights Offering and for general working capital purposes.

After the closing of our Rights Offering, we may use part of our short term deposits and cash to make additional repayments under our Revolving Credit Facility, which amounts may be subsequently redrawn under the terms thereof.

The following table summarizes the expected sources and uses of the funds of this offering and the Rights Offering.

Sources of funds		Uses of funds(1)
(€ in millions)		(€ in millions)
Mezzanine notes(2)	€165.0	Repay Revolving Credit Facility	€107.9
Rights offering(3)	38.5	Repay Private Placement Notes(4)	31.3
		Repay other senior debt(5)	11.5
		General working capital purposes	29.3
		Fees and expenses	23.5

Total	€203.5	Total	€203.5

(1)
The sources and uses of funds have been translated for convenience to euros at the exchange rates in effect on November 12, 2003 of U.S.$1.16, £0.69 and ¥130.65, per €1.00, as appropriate.

(2)
Represents the gross proceeds of the offering of the aggregate principal amount of €166.0 million of the Notes offered hereby at an issue price of 99.381%.

(3)
Based on a price of €0.18 per stock unit. See "Rights Offering".

(4)
Includes a €3.8 million make-whole payment arising from the partial prepayment of the Private Placement Notes. See "Description of Other Indebtedness".

(5)
Includes partial repayments of our bilateral facilities and our Rosenthal Term Facility. See "Description of Other Indebtedness".

CAPITALIZATION

The following table sets forth our consolidated capitalization and short term deposits and cash as at June 30, 2003 (i) on an actual basis and (ii) as adjusted to give effect to this offering and the Rights Offering and the application of the proceeds thereof as described in "Use of Proceeds".

The table below should be read in conjunction with the unaudited consolidated financial statements for the three months ended June 30, 2003 and related notes thereto, included elsewhere in this offering memorandum.

	As of June 30, 2003(1)
	Actual	As Adjusted for this offering and the Rights Offering
	(€ in millions)
Short term deposits and cash	€41.7	€69.4

Debt:
Revolving Credit Facility(2)	€319.4	€213.5
Bilateral facilities(2)	14.4	5.9
Rosenthal debt(3)	21.6	15.0
Other bank debt	2.7	2.7
Private Placement Notes	82.0	54.5
Debt issuance costs(5)	—	(12.5)

Total senior debt	440.1	279.1

Notes offered hereby(4)	—	165.0
Debt issuance costs(5)	—	(8.2)

Total debt(6)	440.1	435.9

Called up share capital	56.7	72.8
Premium in excess of par value	194.8	214.4
Revaluation reserve	9.3	9.3
Revenue reserves(7)	(103.8)	(107.6)
Capital conversion reserve fund	2.6	2.6

Shareholders' equity	159.6	191.5

Total capitalization	€599.7	€627.4

(1)
The repayments on the Revolving Credit Facility, Private Placement Notes and other senior indebtedness from the proceeds of the notes offered hereby and the Rights Offering have been translated for convenience to euros at the exchange rates in effect on November 12, 2003 of U.S.$1.16, £0.69 and ¥130.65 per €1.00, as appropriate. The Revolving Credit Facility has also been increased by €2.0 million and the bilateral facilities reduced by the same amount to reflect the conversion of a bilateral facility into a commitment under the Revolving Credit Facility.

(2)
Upon completion of the Recapitalization, our bilateral facilities will become facilities under our Revolving Credit Facility. See "Description of Other Indebtedness".

(3)
Rosenthal debt is comprised of the Rosenthal Term Facility and Rosenthal mortgage facilities. See "Description of Other Indebtedness". Of the €6.6 million indebtedness outstanding under the Rosenthal Term Facility to be repaid in the Recapitalization, €5.0 million will be provided from the proceeds of this offering and the Rights Offering and the remaining €1.6 million will be provided from Rosenthal's short term deposits and cash.

(4)
Represents the gross proceeds of the offering of the aggregate principal amount of €166.0 million of the Notes offered hereby at an issue price of 99.381%.

(5)
Under Irish GAAP debt issuance costs are deducted from the related debt amounts for the purposes of balance sheet presentation and are amortized over the life of the related debt.

(6)
The Issuer does not have any debt securities or warrants outstanding that are convertible or exchangeable, as the case may be, for equity securities of the Issuer.

(7)
The adjustment to revenue reserves represents the write off of the €3.8 million make whole payment arising on the early prepayment of the Private Placement Notes (see "Description of Other Indebtedness").

On September 1, 2003, we paid the final dividend in respect of the year end March 31, 2003, to our shareholders. The dividend totaled €9.3 million (including €6.9 million in cash payments to shareholders and €1.7 million in scrip, plus €0.7 million in withholding taxes).

As at September 30, 2003, we had a total debt of €462.2 million and short term deposits and cash of €32.3 million. Total debt at September 30, 2003 included €23.6 million outstanding under receivables factoring facilities entered into by certain of our U.S. subsidiaries. At June 30, 2003, there had not been any amounts drawn under these receivables factoring facilities. There has been no other significant change in our capitalization.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the audited consolidated financial statements and notes thereto included elsewhere in this offering memorandum. Where indicated, prior period amounts have been restated to reflect current accounting policies.

Prior to 2002, our fiscal years ended each December 31, and the last full such fiscal year was the year ended December 31, 2001. Thereafter, we changed our fiscal year end to March 31. Historically our profits have been seasonally weighted toward the last six months of the calendar year, particularly the Thanksgiving and Christmas holiday seasons. We changed our year end to allow us to provide a more balanced semi-annual financial performance and enable us to plan our business more effectively. Consequently, our first fiscal period ended March 31, was the three months ended March 31, 2002, and our first full fiscal year ended March 31 was March 31, 2003, as set out below.

The selected historical audited consolidated financial information set out below has been derived from our audited consolidated financial statements as at and for the years ended December 31, 1998, 1999, 2000 and 2001, as at and for the three months ended March 31, 2002 and as at and for the year ended March 31, 2003. These financial statements have been audited by our auditors, PricewaterhouseCoopers. We have included elsewhere in this offering memorandum our audited consolidated balance sheets, statements of income and cash flows as at and for the years ended December 31, 2000 and 2001, as at and for the three months ended March 31, 2002, and as at and for the year ended March 31, 2003.

In addition, the selected historical unaudited consolidated financial information set out below has been derived from our unaudited consolidated balance sheets and statements of income as at and for the three month periods ended June 30, 2002 and 2003 and the twelve months ended June 30, 2003 which are included elsewhere in this offering memorandum. Due to the seasonal nature of our business, our results of operations for the three-month period ended June 30, 2003 are not necessarily indicative of the operating results to be expected for the full fiscal year.

Our financial statements are presented in euro. Prior to 1999, we presented our financial statements in Irish punts. With respect to the financial information as at and for the year ended December 31, 1998 and the selected summary financial information included in this offering memorandum and derived from such financial statements, we converted the relevant financial statements from Irish punts into euro at the rate of €1.00 to IR£ 0.787564, the Irish punt/euro fixed exchange rate with effect from January 1, 1999.

Our consolidated financial statements are prepared in accordance with Irish GAAP, which differs in certain significant respects from U.S. GAAP. Details of the principal differences between Irish GAAP and U.S. GAAP are set out in note 33 to the audited consolidated financial statements.

	Year ended December 31,				Three months ended March 31,	Year ended March 31,	Three months ended June 30,
	1998	1999	2000	2001(1)	2002	2003(1)	2002	2003(1)
							(unaudited)
	(€ in millions)
Consolidated Income Statement Data
Net sales	€730.5	€879.6	€1,084.4	€1,012.0	€207.2	€951.3	€216.5	€175.1
Cost of sales	(389.7)	(445.5)	(555.9)	(585.6)	(116.3)	(520.3)	(109.1)	(123.1)

Gross profit	340.8	434.1	528.5	426.4	90.9	431.0	107.4	52.0
Distribution and administrative expenses	(308.4)	(352.5)	(426.7)	(428.1)	(101.5)	(406.3)	(94.8)	(93.5)
Other operating (expenses)/income	0.1	1.3	2.6	0.6	0.1	(3.1)	(0.6)	2.0

Operating income/(loss)	32.5	82.9	104.4	(1.1)	(10.5)	21.6	12.0	(39.5)
Gains arising on conversion of U.S.$ loans(2)	—	—	—	—	—	9.7	—	—
Profit on sale of fixed asset(3)	—	—	—	—	—	5.1	—	—
Deficit arising on closed pension scheme(4)	—	—	—	—	—	(3.9)	—	—
Amount written off investments(5)	—	—	—	(16.2)	—	—	—	—
Net interest expense	(13.6)	(17.4)	(24.8)	(26.0)	(5.5)	(25.3)	(6.3)	(5.7)

Net income/(loss) before taxes and minority interests	18.9	65.5	79.6	(43.3)	(16.0)	7.2	5.7	(45.2)
Taxes on income/(loss)	(2.6)	(8.8)	(14.1)	1.1	0.2	(4.9)	(0.7)	—

Net income/(loss) after taxes before minority interests	16.3	56.7	65.5	(42.2)	(15.8)	2.3	5.0	(45.2)
Minority interests	(0.3)	0.9	(0.8)	(0.4)	0.4	(0.5)	(0.1)	0.6

Net income/(loss)	€16.0	€57.6	€64.7	€(42.6)	€(15.4)	€1.8	€4.9	€(44.6)

Consolidated Balance Sheet Data (as at the end of each period indicated)
Short term deposits and cash	€68.2	€87.4	€66.2	€119.6	€88.1	€84.0	€74.5	€41.7
Total assets	667.5	894.1	964.1	993.5	963.9	874.8	941.5	851.1
Total debt	257.9	398.6	398.7	483.6	478.3	440.7	454.1	440.1
Net debt(6)	189.7	311.2	332.5	364.0	390.2	356.7	379.6	398.4
Shareholders' equity interests	€192.0	€249.6	€304.5	€253.3	€240.0	€199.8	€239.4	€159.6

(1)
Financial information for the year ended December 31, 2001 and March 31, 2003 takes into account €61.8 million and €35.7 million in exceptional restructuring charges, made for the years ended December 31, 2001 and March 31, 2003, respectively. See note 7 to our audited consolidated financial statements. Financial information for the three months ended June 30, 2003 takes into account €25.7 million in exceptional restructuring charges made for such period. See note 5 to our unaudited consolidated financial statements for the three months ended June 30, 2003.

(2)
During the year, we paid down U.S.$120.0 million of bank borrowings replacing it with Euro borrowings, thereby crystallizing an exceptional exchange gain of €9.7 million.

(3)
In May 2002, surplus land at our Waterford Crystal manufacturing facility in Kilbarry, Ireland was sold, realizing an exceptional gain over book value of €5.1 million and a capital gains tax charge of €1.0 million resulting in a net benefit to the Consolidated Statement of Income of €4.1 million.

(4)
Following the closure of Stuart Crystal's manufacturing facilities in Stourbridge, England, and in accordance with Statement of Standard Accounting Practice 24, it is no longer appropriate to amortize the pension fund deficit over the average remaining service lives of employees. Accordingly, a provision of €3.9 million has been established, representing the estimated pension deficit at March 31, 2003.

(5)
In 2001 we wrote down our investment in Royal Doulton plc to its then market value, giving rise to a charge of €16.2 million under Irish GAAP. See note 8 to our audited consolidated financial statements.

(6)
Net debt equals total debt less short term deposits and cash.

Dividends

The following table sets forth the total amounts of the interim, final and total dividends paid by us in respect of the years ended December 31, 1998, 1999, 2000 and 2001 and the year ended March 31, 2003 and translated into euros, if applicable, in each of the respective payment dates for such interim and final dividends:

	Interim	Final	Total
	(€ in millions)
Paid in respect of Year ended December 31,
1998(1)	€3.73	€13.09	€16.82
1999(2)	4.21	15.30	19.51
2000(3)	4.90	17.85	22.75
2001(4)	5.29	18.20	23.49
Paid in respect of Year ended March 31,
2003(5)	€5.42	€9.31	€14.73

(1)
The first interim dividend was paid on November 30, 1998, and the second interim dividend, which was paid on March 31, 1999, was paid in lieu of a final dividend in respect of the year ended December 31, 1998.

(2)
In the year ended December 31, 1999, the interim dividend was paid on December 3, 1999 and the final dividend was paid on May 26, 2000.

(3)
In the year ended December 31, 2000, the interim dividend was paid on December 1, 2000 and the final dividend was paid on June 1, 2001.

(4)
In the year ended December 31, 2001, the interim dividend was paid on December 3, 2001 and the final dividend was paid on September 6, 2002.

(5)
In the year ended March 31, 2003, the interim dividend was paid on March 3, 2003 and the final dividend was paid on September 1, 2003.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion together with our audited consolidated financial statements and their related notes beginning on page F-2. We have prepared our audited consolidated financial statements in accordance with Irish GAAP, which differs in certain significant respects to U.S. GAAP. A discussion of the principal differences relevant to our audited consolidated financial statements and a reconciliation to U.S. GAAP of our net income and shareholders' equity for certain of the financial periods discussed in this section is set forth in note 33 to our audited consolidated financial statements included elsewhere in this offering memorandum.

Prior to 2002, our fiscal year ended on December 31, and the last such full fiscal year was the year ended December 31, 2001. Thereafter, we changed our fiscal year end to March 31. Our first fiscal period ended March 31 was the three months ended March 31, 2002, and our first full fiscal year ended March 31 was March 31, 2003, as set out below. In order to assist comparisons with our audited financial information for the fiscal year ended March 31, 2003, we have prepared unaudited pro forma income and cash flow statement information for the twelve month period ended March 31, 2002, and our unaudited pro forma results of operations for that period are discussed below. See "—Critical accounting policies—Presentation of unaudited financial information".

Some of the information set forth below and elsewhere in this offering memorandum includes forward-looking statements that involve risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in such forward-looking statements as may be contained in this offering memorandum.

In this section when we use "we", "us", "our" or other similar terms, we are referring to Waterford Wedgwood plc and its subsidiaries, unless the context requires otherwise.

Overview of our business

We are one of the world's leading designers, manufacturers and marketers of branded luxury lifestyle products, including high quality crystal, ceramics (such as fine bone china, fine porcelain and earthenware) and premium cookware. Our portfolio of established luxury lifestyle brands includes Waterford crystal, Wedgwood fine bone china, Rosenthal porcelain and All-Clad premium cookware. In addition, we have well established co-branding relationships with a range of leading designers and celebrities, including Versace, Vera Wang, Emeril Lagasse, Jasper Conran and John Rocha.

We operate in four principal product categories: crystal, ceramics, premium cookware and other products. In the fiscal year ended March 31, 2003:

  •
  Crystal accounted for 33.0% of our net sales (€314.3 million), of which Waterford branded products (including Marquis by Waterford) accounted for 89.0% of such net sales;

  •
  Ceramics accounted for 43.5% of our net sales (€414.2 million), of which Wedgwood branded products accounted for 53.0% of such net sales and Rosenthal branded products accounted for 28.0% of such net sales;

  •
  Premium cookware accounted for 12.8% of our net sales (€121.8 million), of which All-Clad branded products accounted for 77.2% of such net sales; and

  •
  Our sales of other products (including Waterford Linens, Waterford Writing Instruments, Waterford Holiday Heirlooms, Wedgwood gourmet foods and Rosenthal furniture, among others) accounted for the remaining 10.6% of our net sales (€101.0 million).

Net sales by segment

We generated net sales of €1,084.4 million, €1,012.0 million, €997.6 million and €951.3 million in the years ended December 31, 2000 and 2001, the twelve months ended March 31, 2002 and the year ended March 31, 2003, respectively, and €216.5 million and €175.1 million in the three months ended June 30, 2002 and 2003, respectively.

Crystal

Crystal has accounted for a decreasing percentage of our net sales in recent years, primarily as a result of the tapering-off of sales of our Millennium themed products in 2000 and 2001 and the decrease in demand for luxury lifestyle products. See "—Principal factors that affect our results of operations and financial condition—Millennium effect on sales of our crystal products". In the fiscal years ended December 31, 2000 and 2001, the twelve months ended March 31, 2002 and the fiscal year ended March 31, 2003, crystal accounted for 40.2% (€435.7 million), 36.4% (€368.6 million), 35.9% (€357.9 million) and 33.0% (€314.3 million) of our net sales, respectively. In the three months ended June 30, 2002 and 2003, crystal accounted for 34.5% (€74.7 million) and 29.1% (€51.0 million) of our net sales, respectively.

Ceramics

Ceramics has generally accounted for a substantial percentage of our net sales in recent periods. During these periods, our net sales of ceramics decreased primarily as a result of a decrease in demand for luxury lifestyle products and increased competition in the mid-price earthenware tableware market. See "—Principal factors that affect our results of operations and financial condition—Strong competition in the ceramics market". In the fiscal years ended December 31, 2000 and 2001, the twelve months ended March 31, 2002 and the fiscal year ended March 31, 2003, ceramics accounted for 44.4% (€481.4 million), 46.7% (€472.9 million), 46.0% (€458.5 million) and 43.5% (€414.2 million) of our net sales, respectively. In the three months ended June 30, 2002 and 2003, ceramics accounted for 47.3% (€102.5 million) and 48.8% (€85.4 million) of our net sales, respectively.

Premium cookware

Premium cookware sales have accounted for an increasing percentage of our net sales in recent years, primarily as a result of the relative drop in sales of crystal and ceramics and an increase in our net sales of premium cookware resulting from our introduction of new product lines, such as Emerilware, and our acquisition of the Spring brand of premium cookware in 2002. See "—Principal factors that affect our results of operations and financial condition—Recent acquisitions—Spring". In the fiscal years ended December 31, 2000 and 2001, the twelve months ended March 31, 2002 and the fiscal year ended March 31, 2003, premium cookware accounted for 9.6% (€104.6 million), 9.2% (€92.9 million), 9.6% (€95.7 million) and 12.8% (€121.8 million) of our net sales, respectively. In the three months ended June 30, 2002 and 2003, premium cookware accounted for 9.9% (€21.4 million) and 12.1% (€21.2 million) of our net sales, respectively.

Other products

Other products have accounted for an increasing percentage of our net sales in recent years, primarily as a result of our brand extensions into linens, jewelry, writing instruments and other giftware and our acquisition of Ashling Corporation in 2001. See "—Principal factors that affect our results of operations and financial condition—Recent acquisitions—Ashling Corporation". In the fiscal years ended December 31, 2000 and 2001, the twelve months ended March 31, 2002 and the fiscal year ended March 31, 2003, other products accounted for 5.8% (€62.7 million), 7.7% (€77.6 million), 8.6% (€85.5 million) and 10.6% (€101.0 million) of our net sales, respectively. In the three months ended June 30, 2002 and 2003, other products accounted for 8.3% (€17.9 million) and 10.0% (€17.5 million) of our net sales, respectively.

Principal factors that affect our results of operations and financial condition

Economic conditions in our principal markets

Purchases of our luxury lifestyle products are often discretionary for consumers and are particularly affected by trends in the general economy. In times of economic growth, net sales of our products tend to increase, while in times of economic downturn or uncertainty, our net sales are affected by the rationing of consumers' discretionary spending.

As a result, the recent economic downturns in the United States, Europe and Japan (accounting for 50.4%, 36.7%, and 7.7%, respectively, of our net sales in the year ended March 31, 2003), the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed, have had an adverse impact on our sales, particularly on our crystal and ceramics sales, during the fiscal periods covered in this section.

Our net sales of crystal and ceramic products in the United States, where our products have traditionally been distributed largely through department stores, have also been affected by the recent decline in U.S.

department store sales generally, reflecting in part the increasing interest by U.S. consumers in alternative shopping forums, including specialty stores, the Internet and mail order catalogs. Our efforts to leverage and broaden our multi-channel distribution network are intended to counteract this trend by attempting to distribute more of our luxury lifestyle products through alternative shopping forums such as specialty stores, through the Internet and our mail order business. See "Summary—Our Strategy—Continue to leverage our portfolio of leading brands and our multi-channel distribution network".

Impact of exchange rate fluctuations

We are subject to risks from exchange rate fluctuations, since a substantial portion of our net sales is denominated in currencies other than our reporting currency, the euro, particularly U.S. dollars, pounds sterling, and Japanese yen, while our expenses are denominated largely in euro and pounds sterling. For example, during the year ended March 31, 2003, approximately 50% of our net sales were in U.S. dollars, 24% were in euro, 17% were in pounds sterling, 6% were in Japanese yen and the balance was in other currencies, while 35% of our costs were denominated in euro, since the majority of our manufacturing facilities are located in Ireland and Germany. In general, when our reporting currency strengthens against other currencies in which we earn revenues, our results of operations are negatively affected. Conversely, depreciation of our reporting currency has a positive impact on our results of operations. Our net sales of crystal are particularly exposed to fluctuations in the rate of exchange rate between the U.S. dollar and the euro because a significant portion of those sales occurs in the United States. Our net sales of ceramics are less exposed to fluctuations in the value of the euro because a higher proportion of ceramics sales occur within the euro zone. Our net sales of premium cookware are exposed to fluctuations in the exchange rate between the U.S. dollar and the euro because nearly all of those sales occur in the United States. However, such fluctuations in the exchange rate do not have a material impact on our premium cookware operating income because we manufacture significantly all of our premium cookware in the United States.

We also incur exchange rate risk whenever we enter into any other transaction, including borrowing funds, in a currency other than euro.

It is our policy to protect future revenues by selling forward currency contracts in respect of a portion of our revenues as a means of hedging our future revenues against fluctuations caused by exchange rate movements. We net our expected future trading flows by currency and, where we consider it appropriate, we partially hedge up to three years in advance.

From time to time, we elect to cancel some of our forward currency contracts when it is commercially beneficial to us. For example, during the year ended March 31, 2003 we elected to cancel our outstanding forward cover, resulting in a gain of €10.4 million during fiscal 2003. Gains from the use or cancellation of such hedging instruments helped to counteract the fall in value of the U.S. dollar versus the euro and a fall in the value of the Japanese yen versus pounds sterling in 2003, and contributed to an improvement in our operating income. We recently elected to cancel $73.1 million of our dollar forward contracts, of which $20.3 million related to the year ended March 31, 2004, $27.8 million to the year ended March 31, 2005 and $25.0 million to the year ended March 31, 2006. The cancellation of these contracts gave rise to a gain of €2.7 million to be recognized in the current fiscal year.

As a result of the above, as at October 3, 2003, we estimate that approximately 90.0% of our anticipated U.S. dollar receipts for the year ended March 31, 2004 are hedged at an average exchange rate of U.S.$1.10 to €1.00. In addition, as at October 3, 2003, we estimate that approximately 73% of our anticipated Japanese yen receipts for the year ended March 31, 2004 are hedged at an average exchange rate of ¥184.70 to €1.00. See "—Critical Accounting Policies—Foreign exchange hedging".

If we did not hedge our currency exposures, we estimate that a one cent (¢1) decline in the value of the U.S. dollar against the euro would reduce our operating income by €1.3 million in a full year and a ten yen (¥10) decline in the value of the Japanese yen against the pound sterling would reduce our operating income by €1.9 million in a full year.

We also increased our net income by €9.7 million in the year ended March 31, 2003 when we repaid $120.0 million of bank debt, which we carried on our balance sheet at the euro-U.S.$ dollar exchange rate as at March 31, 2002 out of the proceeds of a new euro denominated bank loan. See note 7(c) to our audited consolidated financial statements.

Recent acquisitions

Historically, we have grown through a combination of organic growth of our existing businesses and strategic acquisitions. As a result of the increase in our net sales, cost of sales and other expenses and our assets and liabilities after each such acquisition, our income statement, balance sheet and cash flow statement information included in this offering memorandum may not be directly comparable from period to period. Our principal acquisitions during the periods discussed below include the following:

  Hutschenreuther

With effect from August 1, 2000, we acquired the Hutschenreuther brand, together with its related intellectual property rights, moulds, tools and inventory, for a purchase price of €10.7 million. We capitalized the value of the brand and related intellectual property rights in the amount of €2.5 million and from August 2000 began to amortize that amount over 20 years. The acquisition of the Hutschenreuther brand contributed €23.2 million to our net sales in the year ended December 31, 2000. See note 17(b) to our audited consolidated financial statements.

  Rosenthal AG

On June 5, 2001, we announced a tender offer for the remaining shares in Rosenthal AG that we did not already own, and were able to purchase an additional 5.2% of the share capital of Rosenthal AG for a purchase price of €5.3 million, bringing our ownership of Rosenthal AG to 89.8% of the issued share capital. Of the €59.3 million in aggregate goodwill arising on the acquisition of 89.8% of the issued share capital of Rosenthal AG, we capitalized €21.2 million and began to amortize this amount over 20 years. See note 17(d) to our audited consolidated financial statements.

  Ashling Corporation

With effect from July 1, 2001, we acquired 86.5% of the issued share capital of Ashling Corporation, a corporation indirectly controlled by Sir Anthony O'Reilly and Peter John Goulandris, our principal shareholders and the Chairman and Deputy Chairman of our Board of Directors, respectively. See "Shareholders and Certain Related Party Transactions—Certain related party transactions". The Ashling Corporation owns 100% of W-C Designs, a distributor of fine linens. We purchased this stake in Ashling Corporation for a purchase price of €11.2 million, and recognized goodwill of €10.3 million which we began to amortize over 20 years. As part of our acquisition of Ashling Corporation we acquired €4.6 million of their pre-existing indebtedness. The acquisition of the Ashling Corporation contributed €25.4 million to our net sales in the year ended December 31, 2001. See note 17(c) to our audited consolidated financial statements.

  Spring

With effect from May 1, 2002, we acquired the Spring brand from the administrator of Spring AG, a Swiss luxury cookware company, together with the related assets and intellectual property rights for a purchase price of €3.7 million. The acquisition of the Spring brand contributed €7.7 million to our net sales in the year ended March 31, 2003. We capitalized the value of the Spring brand and related intellectual property rights in the amount of €1.0 million and began to amortize this cost over 20 years. See note 17(e) to our audited consolidated financial statements.

  Cashs Mail Order

On November 4, 2002, we acquired Cashs Mail Order business and mailing lists, together with other related assets and intellectual property, from Fairway Investments Limited for a purchase price of €22.7 million. The acquisition of the Cashs Mail Order business contributed approximately €12.0 million to our net sales in the year ended March 31, 2003. We capitalized the value of the Cashs' brand and related intellectual property rights in the amount of €14.9 million and began to amortize this cost over 20 years. We also capitalized the value of Cashs' mailing lists in the amount of €1.5 million and began to amortize this cost over 5 years. See note 17(e) to our audited consolidated financial statements.

Strong competition in the ceramics market

The market for ceramics is highly competitive. In the ceramics industry, particularly in the mid-price earthenware market, competition from low-cost producers and the recent deteriorating economic conditions have led to strong competitive pressures on our pricing and margins. As a result, the operating income of our ceramics business (before restructuring, goodwill amortization and/or exceptional charges) decreased by 68.8% in the year ended March 31, 2003, from €9.6 million in the twelve month period ended March 31, 2002 to €3.0 million in the year ended March 31, 2003.

These competitive pressures led us to seek to lower our operating costs and reduce our in-house ceramics production capacity in calendar year 2003, which resulted in our decision to close two manufacturing plants in the U.K. and to outsource the manufacture of our Johnson Brothers brand to the People's Republic of China by the end of 2003. See "—Effect of recent restructuring".

Effect of recent restructuring

The historical financial information for the year ended December 31, 2000 and the twelve month period ended March 31, 2002 may not be directly comparable to the financial information for their respective comparative periods, due to the exceptional restructuring charges that we recognized as a result of our 2001 and 2003 Restructuring Programs.

  The 2001 Restructuring Program

In 2001, following the terrorist attacks on September 11, 2001 and in anticipation of further reductions in demand for luxury products, we announced a restructuring program, which consisted of the following restructuring initiatives:

  •
  the closure of our Stuart branded crystal manufacturing plant in Stourbridge (West Midlands) in the U.K. in 2001, the consolidation of our Stuart branded crystal manufacturing at our existing crystal manufacturing plant in Ireland and the reduction of our production capacity at our crystal and ceramics manufacturing plants in the U.K., Ireland and Germany, which resulted in a restructuring charge of €24.3 million in the year ended December 31, 2001 (see note 7(a) to our audited consolidated financial statements);

  •
  the consolidation of our Wedgwood warehousing operations in the U.K. in 2001, greater use of technology and the decentralization of certain Wedgwood central sales and administrative functions, which resulted in a restructuring charge of €19.6 million in the year ended December 31, 2001 (see note 7(a) to our audited consolidated financial statements); and

  •
  €12.5 million in inventory write offs (primarily Waterford Millennium products and Stuart Crystal) and €5.4 million in exceptional restructuring charges for the closure of under-performing concessions (including the closure of several Rosenthal outlets and other headcount reductions, primarily in Germany).

These restructuring measures resulted in exceptional restructuring charges in an aggregate amount of €61.8 million for the year ended December 31, 2001. As part of the 2001 Restructuring Program, we estimate that we laid off an aggregate of at least 1,100 employees and independent contract workers, which accounted for €29.9 million of our €61.8 million exceptional restructuring charges for the year ended December 31, 2001. Our net headcount reductions, together with favorable foreign exchange rate movements, have reduced our aggregate payroll costs before pension contributions, between the year ended December 31, 2001 and the year ended March 31, 2003, by €26.1 million per year. We estimate that our 2001 Restructuring Program has resulted in a decrease in our operating expenses of approximately €33 million per year (inclusive of our €26.1 million savings per year from our net headcount reduction).

  The 2003 Restructuring Program

In 2003, as a result of the decrease in demand for luxury products, due primarily to the continued global economic downturn, the outbreak of the SARS epidemic and the conflict in Iraq we announced an additional restructuring program, which consisted of the following restructuring activities:

  •
  the planned closure of two earthenware manufacturing facilities in Stoke-on-Trent in the U.K., the consolidation of our Wedgwood branded earthenware production at our existing manufacturing facility in Barlaston (Stoke-on-Trent) in the U.K., the outsourcing of our Johnson Brothers branded earthenware to the People's Republic of China, as well as the reorganization of Wedgwood's European retail and marketing operations, which resulted in exceptional restructuring charges of €28.5 million (involving plant and machinery, land, buildings and inventory write-downs) in the year ended March 31, 2003 (see note 7(b) to our audited consolidated financial statements);

  •
  implementation of an early retirement and redeployment program and the further automation and rationalization of Waterford's manufacturing operations in Ireland, which resulted in a restructuring charge of €3.0 million in the year ended March 31, 2003 (see note 7(b) to our audited consolidated financial statements); and

  •
  headcount reductions of Waterford employees in the U.S., which resulted in a restructuring charge of €1.5 million in the year ended March 31, 2003 (see note 7(b) to our audited consolidated financial statements).

This restructuring program is expected to be substantially completed by March 2004 and has resulted in exceptional restructuring charges in an aggregate amount of €68.4 million. When fully implemented, we estimate the 2003 Restructuring Program will yield aggregate cost savings of approximately €38.5 million per year, most of which will be realized in the fiscal year commencing on April 1, 2004. For more detail see "Business—Our restructuring program—The 2003 Restructuring Program".

  Integration of Hutschenreuther

We also recognized an exceptional restructuring charge of €2.7 million in the year ended March 31, 2003, for the completion of the integration of Hutschenreuther's operations into those of Rosenthal (see note 7(b) to our audited consolidated financial statements).

Capital expenditures and modernization of our existing factories

While we have recently consolidated or closed certain of our production facilities, we also engaged in an aggressive modernization program of our remaining ceramic and crystal manufacturing plants in the U.K., Germany and Ireland. Between January 1, 1998 and March 31, 2003, we invested an aggregate of €232.6 million in capital expenditures, of which €134.6 million has been invested since January 1, 2000. In the years ended December 31, 2000 and 2001, the three months ended March 31, 2002, the year ended March 31, 2003 and the three months ended June 30, 2003 we had capital expenditures of €69.1 million, (including accruals of €6.6 million) €38.0 million, €5.3 million, €22.2 million and €7.5 million, respectively. See "—Capital expenditures". As a result of these capital expenditures, our depreciation expense increased significantly from the year ended December 31, 2000.

During the year ended March 31, 2003, we reduced our capital expenditures, primarily as a result of the near completion of our plant modernization and consolidation program. We intend to pursue a more limited capital expenditure program in the short term, focusing on the maintenance of our plant and equipment, the continuous renewal of our products lines and refurbishment of other retail distribution space in key markets.

Millennium effect on sales of our crystal products

During the four years ended December 31, 2000 and through the first eight months of the year ended December 31, 2001, our net sales of crystal were significantly increased through our offering of various lines of Millennium themed collectible crystal products. Our Millennium products, which included, for example, a series of Millennium crystal champagne flutes for each of the four years leading up to and including the Millennium year, allowed us to participate in consumers' celebrations of the year 2000. Our sales of Millennium themed products accounted for €99 million, €84 million and €15 million of our sales of crystal in each of the years ended December 31, 1999, 2000, and 2001, respectively. After 2001, however, our sales of Millennium products decreased significantly. As a result, our net sales of crystal products for the year ended December 31, 2001 and later periods have been negatively affected by the drop-off in sales of our Millennium products.

Seasonality

Our net sales tend to be concentrated during the last six months of the calendar year, particularly during the Thanksgiving and Christmas holiday periods in November and December. In contrast, our fixed costs are spread consistently across the year. Our operating income in the second half of the calendar year tends to account for a significantly higher proportion of our total operating income than the first half of the calendar year, while net sales in the first calendar quarter are usually lower than net sales in each of the other three quarters. As a result, our interim results of operations as presented below for the three months ended June 30, 2003, or for any other interim period, should not be relied upon as an indication of our results of operations for the full fiscal year.

We changed our year end from December 31 to March 31 in an attempt to provide a more even presentation of our semi-annual financial performance each year. However, weak demand for our products during October, November and December 2002 resulted in lower net sales and net income in the second half of the fiscal year ended March 31, 2003, than in the first half of that year.

Inventory

As a general policy, we try to maintain high levels of factory capacity utilization in order to minimize our per unit cost of sales. We try to adapt to short term fluctuations in demand by adjusting our levels of outsourcing. However, fluctuations in demand still affect our level of finished goods inventories. Because we only recognize the cost of sales of a unit when such unit is sold, buildups in inventory during a reporting period can have the effect of improving our overhead absorption during that period, while drawdowns in inventory during a reporting period can have the effect of reducing our overhead absorption during that period. See "—Critical accounting policies—Cost of sales and distribution and administrative expenses". In addition, changes in inventory during a reporting period have an effect on our cashflow. See "—Liquidity—Net cash inflow/(outflow) from operating activities".

Inflation

Our operating income during the last three years has not been significantly influenced by inflation, although our salary costs have been impacted by wage inflation in some jurisdictions.

Tax loss carry-forwards

Certain of our U.K. and German subsidiaries have accrued substantial tax loss carry-forwards which, at March 31, 2003, totaled €191.0 million. Under current U.K. tax law, unused trading losses incurred by a company carrying on a trade in the U.K. may (subject to certain anti-avoidance provisions) be carried forward indefinitely and set off against that entity's future taxable trading income earned in the same trade. Generally, current German tax legislation also allows for unused trading losses incurred by a company to be carried forward indefinitely and set off against that entity's future taxable trading income earned in the same trade.

Critical accounting policies

Our principal accounting policies are set out in note 2 to our audited consolidated financial statements included elsewhere in this offering memorandum. These policies conform with Irish GAAP. Irish GAAP differs in certain significant respects from U.S. GAAP. A discussion of the principal differences between Irish GAAP and U.S. GAAP as they apply to our audited consolidated financial statements is set forth in note 33 to our audited consolidated financial statements included elsewhere in this offering memorandum.

We, like virtually all other companies, use estimates and judgments that affect the reported amounts in our audited consolidated financial statements and accompanying notes. The most significant estimates and assumptions affecting our financial statements involve: valuation of inventories, the recoverability of long-lived assets, provisions for deferred taxes, pension benefits, restructuring charges and goodwill and intangible assets.

The following critical accounting policies were used in the preparation of our audited consolidated financial statements:

Revenue recognition

Wholesale sales to department and specialty stores

Our net sales to department and specialty stores, on a wholesale basis, are recorded upon the shipment of our products, net of sales taxes, discounts and returns.

Retail sales through our own concessions, our flagship stores and outlets

Our net sales through our own concessions at department and specialty stores, as well as through our flagship stores and outlets, on a retail basis, are recorded at the time of sale to the retail customer, net of sales taxes, discounts and returns.

Retail sales through the Internet and our mail order catalog

Our net sales through the Internet and our mail order catalog, on a retail basis, are recorded upon the shipment of such products to the retail customer, net of sales taxes, discounts and returns.

Cost of sales and distribution and administrative expenses

Consolidated cost of sales, for the purposes of our audited consolidated financial statements, include the following:

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  The cost of all labor directly involved in the manufacturing process (including gross wages, social security, holiday pay, pension costs, bonus payments, sick pay, maternity leave), together with temporary and contract labor;

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  The cost of all materials consumed in the manufacturing process (including raw materials, utility costs, maintenance materials, and packaging;

  •
  The cost of freight, insurance, import fees and duties (where applicable), inland carriage to warehouse and goods inwards handling costs;

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  The cost of all outsourced product purchases;

  •
  The movement in stock of work in progress and finished goods (including all adjustments for physical inventory checks and provisioning); and

  •
  Those production and other overheads that can be reasonably allocated to the production function (including depreciation, rents, rates, insurance) and which have been incurred in the normal course of business and level of activity. Overheads relating to service departments such as quality control, engineering, accounts, IT and personnel departments are allocated by reference to the amount of support supplied by the service department to the production process.

Consolidated distribution and administrative expenses for the purposes of our audited consolidated financial statements, include the following, except to the extent that a proportion of such costs are included in cost of sales:

  •
  Gross salaries and wages together with related on-costs (including social security, holiday pay, pension costs, bonus payments, sick pay, maternity leave), together with temporary and contract labor;

  •
  Travel, entertainment and motor vehicle costs;

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  Design, marketing, advertising, public relations and product development costs;

  •
  Agents commissions, occupancy costs and royalties;

  •
  Utility costs (including water, gas, electricity and other fuels);

  •
  Property costs (including rents, rates and service charges);

  •
  Insurance costs;

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  Audit, legal, taxation, recruitment, training and consultancy costs;

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  Stationery, copying, telecommunications, postage, bad debts, maintenance, cleaning and computer costs; and

  •
  Depreciation and goodwill amortization and profit/(loss) on sale of assets.

Providing for doubtful debts

We sell our products on a wholesale basis to department stores and specialty stores, mainly on credit terms. We know that some debts due to us will not be paid as a result of the default of a small number of our customers. We use estimates, based on our historical experience, in determining the level of debts that we believe will not be collected. These estimates include such factors as the current state of the economies in our principal markets and particular industry and customer issues. A significant, unanticipated downturn in the economy in one of our principal markets could require an increase in the estimated level of debts that will not be collected, which could negatively impact our operating results.

Inventory

We value our manufactured finished goods and work-in-progress inventories at the lower of cost or net realizable value. Cost includes all direct labor, materials and appropriate factory overhead, together with transportation costs of inventory prior to sale, and duty where appropriate. In the case of outsourced inventories, cost is the purchase price plus duty where appropriate. Net realizable value is the actual or estimated selling price (net of trade discounts) less all other costs of completion, marketing, sales and/or distribution costs. If necessary, we write-down our inventory for discontinued, slow moving and unmarketable products based upon assumptions about future demand, market conditions and disposal costs. If actual market conditions or actual disposal costs are less favorable than those projected by management, additional inventory write-downs may be required. In addition, our inventories are valued using the FIFO (first-in, first-out) method. Fluctuations in our inventory levels, factory capacity utilization, along with the cost of raw materials, and labor (which can themselves be affected by fluctuations in foreign currency exchange rates), could impact the carrying value of our inventory.

During the year ended March 31, 2003, as a result of the initiative to move the manufacture of Johnson Brothers products to the People's Republic of China, we undertook substantial revisions to our Johnson Brothers product offerings. As a result, the carrying value of our Johnson Brothers inventory was reduced to its estimated net realizable value, resulting in a charge of €10.3 million to the income statement. In addition, during the year ended March 31, 2003, the carrying value of other inventory held by our retail operations (our concessions, flagship stores and outlets), was also written down by €4.7 million.

Long-lived and tangible assets

In accordance with Financial Reporting Standard 11 "Impairment of Fixed Assets and Goodwill", we periodically review our long-lived and tangible assets for impairment by comparing the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment loss has occurred, the loss is recognized during that period.

During the year ended March 31, 2003, following the weakening condition of the Johnson Brothers business, which led to the initiative to move production to the People's Republic of China, we reviewed the carrying value of the land, buildings, plant and machinery, which supported the production of Johnson Brothers' products. The plant and machinery with no future economic use was fully written-off and the land and buildings were written-down to their estimated disposal value resulting in a charge of €13.5 million.

Deferred taxes

For accounting periods prior to January 23, 2002, no provision was made for deferred taxation liabilities if there was reasonable evidence that such liability would not be payable in the foreseeable future. No deferred tax assets were recognized unless they were realizable beyond a reasonable doubt. For accounting periods commencing after January 23, 2002 income taxes were accounted for by using the incremental liability method, which recognizes deferred tax assets and liabilities by applying currently enacted statutory tax rates in effect in the years in which the differences between the book and tax bases of existing assets and liabilities are expected to reverse. We believe that all net deferred tax assets shown on our balance sheet are more likely than not to be realized in the future. In determining the realizability of assets arising from tax losses carried forward, we use estimates of future taxable income which by their nature are uncertain.

Due to the estimates and judgments involved in the application of this policy, future changes in these estimates and market conditions could have a material impact on the audited consolidated financial statements.

Pension benefits

We maintain contributory defined benefit pension plans covering our employees, mainly in the U.K., Germany and Ireland, to provide post retirement benefits for participating employees. We make certain assumptions, on advice from our actuaries, that affect the underlying estimates relating to pension costs. Significant changes in interest rates, securities market values, inflation, earnings indices, and average lifespan of the population, could require us to revise key assumptions resulting in increased or reduced charges to earnings in respect of pension cost. See "Disclosure Regarding Forward-Looking Statements".

In accordance with Statement of Standard Accounting Practice 24, the cost of providing pensions to employees is calculated, with advice from independent actuaries, at what is expected to be a reasonably stable proportion of pensionable pay. Any surpluses or deficits in pension schemes, identified by periodic actuarial valuations, are taken to the statement of income over the remainder of the expected service lives of current employees.

As a result, on December 31, 1999 the pension surplus identified in the actuarial valuation of our Wedgwood group pension plan was amortized over the average remaining service lives of plan members. In the year ended December 31, 2000, and December 31, 2001, this resulted in a reduction in the pension cost charged to the statement of income of €8.2 million and €8.4 million, respectively. Following a significant decline in the market value of pension plan assets, it was decided with effect from April 1, 2002 to no longer amortize the pension surplus. The effect of this change on the results for the year ended March 31, 2003 was to reduce reported operating income by €7.8 million.

Following the closure of Stuart Crystal's manufacturing facilities in Stourbridge, England, and in accordance with Statement of Standard Accounting Practice 24, we no longer believe that it is appropriate to amortize the Stuart pension fund deficit over the average remaining service lives of its employees. Accordingly, a provision of €3.9 million was made, representing the estimated pension deficit of the Stuart Crystal pension scheme as at March 31, 2003.

As at March 31, 2003, our Wedgwood Group pension plan and our Waterford Ireland pension plan and our Waterford disability funds on a Financial Reporting Standard 17 basis were in deficit by €162 million.

Restructuring provisions

In the past we have committed ourselves to rationalize our business activities, close manufacturing plants, retail or office locations and/or reduce the number of employees. Our policy is to recognize a restructuring provision only after our management (a) has approved and committed us to a detailed restructuring plan, (b) has raised a valid expectation that it will carry out the restructuring by starting to implement the plan or announcing its main features, and (c) intend that the implementation of the plan will commence soon after the commitment date. The amount recognized as a restructuring provision depends upon estimates based on various assumptions, including future severance costs, sublease or disposal costs, contractual termination costs and so forth. Such estimates are inherently subjective and may change based upon actual experience.

During the year ended December 31, 2001, we recognized a €61.8 million exceptional restructuring charge to reduce our current number of employees, write-down inventories, close a manufacturing plant in the U.K. and recognize certain asset impairments. See "Disclosure Regarding Forward-Looking Statements".

During the year ended March 31, 2003, we recognized a €35.7 million exceptional restructuring charge, to implement a retirement and redeployment program, to automate and rationalize our operations in Ireland, to reduce our current number of employees, to complete the integration of Hutschenreuther, to close two manufacturing plants in the U.K., to outsource the production of some of our earthenware products to the People's Republic of China and to reorganize some of our European retail and marketing operations. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Effect of recent restructuring" and "Business—Our restructuring program".

In 2003, Wedgwood announced a restructuring program, which resulted in exceptional restructuring charges of €25.7 million being recognized in the three months ended June 30, 2003 and Waterford announced a restructuring program, which resulted in exceptional restructuring charges of €7.0 million being recognized in the three months ended September 30, 2003.

Goodwill and intangible assets

Goodwill arising on acquisition of subsidiary undertakings prior to December 31, 1997 is set off against reserves.

Goodwill arising on acquisitions after December 31, 1997 is capitalized and amortized over its estimated useful life as are the value of other acquired intangible assets. Goodwill previously set off against reserves will be charged or credited in the consolidated statement of income on the subsequent disposal of the business to which it relates. Goodwill comprises the excess of the purchase price over the fair value of the net assets acquired.

The fair value of the net assets acquired is determined only for those identifiable assets and liabilities of the acquired entity at the acquisition date. The fair values reflect the conditions that exist at the acquisition date. Fair value adjustments do not include provisions for costs to be incurred after the date of the acquisition for reorganizing new group companies and integrating them into our existing group. Such costs are charged to our consolidated statement of income after the acquisition date.

Foreign currency

Our functional currency is the euro. Transactions in currencies other than the euro ("foreign currencies") are translated at the rate of exchange ruling at the date of the transaction or, where forward currency contracts have been arranged, at the contractual rates.

Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date or at a contractual rate if applicable and any exchange differences are taken to the consolidated statement of income.

On consolidation of our group balance sheet, assets and liabilities denominated in foreign currencies are translated into euros at the period-end exchange rates unless matched by related forward contracts. Trading results and cash flows of overseas subsidiaries are translated into euros at the average rates of exchange for the period. Exchange differences arising from the restatement of opening balance sheets of overseas subsidiaries at period-end exchange rates and from the translation of the results of those subsidiaries at average exchange rates are dealt with through reserves, net of exchange differences on related currency borrowings and forward currency contracts. Other exchange gains and losses are taken to the consolidated statement of income.

Foreign exchange hedging

We protect income and expenditure from the impact of foreign exchange fluctuations, where we consider it appropriate, by means of forward foreign currency contracts entered into to fix the exchange rates applicable to estimated future foreign currency receipts and payments and repayment of long term foreign currency borrowings. Contracts entered into to hedge future currency receipts and payments are either recognized in our consolidated statement of income on the maturity of the underlying hedge transaction and are classified in a manner consistent with the underlying nature of the hedged transaction, or in the case of gains and losses arising on cancellation due to the termination of the underlying exposure, are taken to our consolidated statement of income immediately. For hedges of long term currency borrowings, the forward premium inherent in the forward currency contract is amortized to the consolidated statement of income over the life of the contract.

From time to time, we elect to cancel some of our forward currency contracts when it is commercially beneficial to us. See "—Principal factors that affect our results of operations and financial condition—Impact of exchange rate fluctuations".

Effect of changes in accounting estimates

In 2001, as a consequence of our recent acquisition activity and the growth in the number of our retail stores, we undertook a review of our accounting estimation techniques in the areas of (a) application of overheads to inventory in manufacturing and to inventory held at retail stores and (b) the useful economic lives attributed to fixed assets. The outcome of this review resulted in changes to the way in which certain of our subsidiaries make these estimates and accordingly operating income for the year ended December 31, 2001 improved by €15 million.

Improvements in the sales of obsolete Rosenthal inventories

In 2003, the expansion in the number of factory outlet stores for Rosenthal, one of our ceramic manufacturers, enabled Rosenthal to generate a higher average selling price for its slow moving and obsolete inventory and, as a result, provisions amounting to €4.9 million were no longer deemed to be required and were released. This resulted in an increase in our operating income of approximately €4.9 million in the year ended March 31, 2003. See note 4 to our audited consolidated financial statements.

Declines in the market value of our pension plan assets

Under Irish GAAP and in accordance with Statement of Standard Accounting Practice 24 "Accounting for Pension Costs", the pension surplus identified in the actuarial valuation of the Wedgwood Group Pension Plan as at December 31, 1999, was being amortized over the average remaining service lives of plan members. In the year ended December 31, 2001, and the three months ended March 31, 2002, this resulted in a reduction in the pension cost charged to the statement of income of €8.4 million and €2.1 million, respectively. Following a significant decline in the market value of pension plan assets, it was decided, effective April 1, 2002, to no longer amortize the pension surplus over the average remaining lives of plan members. The effect of this change on the results for the year ended March 31, 2003 was to reduce our operating income by €7.8 million.

As at March 31, 2003, as a result of the significant decline in the value of the pension plan assets and the increase in pension scheme liabilities (principally due to the reduction in the discount rate used to value pension scheme liabilities and the lengthening of the average lifespan of the population), our Wedgwood Group Pension Plan, Waterford Ireland Pension Plan and our Waterford disability funds had an aggregate deficit of approximately €162 million, as determined in accordance with Financial Reporting Standard No. 17 "Retirement Benefits", approximately €106 million more than as at March 31, 2002. In response, we have, in conjunction with our employees, increased contributions to our pension funds in both 2002 and 2003. These increased contributions are designed to eliminate the deficits over the average remaining service lives of such employees, and are expected to lead to increased charges for pension costs in our statement of income.

Presentation of unaudited financial information

In the tables and the analysis presented below we have presented and analyzed our unaudited pro forma income statement for the twelve months ended March 31, 2002. We derived this information by aggregating our audited consolidated income statements for the year ended December 31, 2001 and the three months ended March 31, 2002, and deducting from that total our interim unaudited income statement items from the three months ended March 31, 2001. We have also presented and analyzed our unaudited summary cash flow statement for the twelve months ended March 31, 2002. This unaudited summary cash flow statement was prepared based upon our unaudited income statement for the same period and the balance sheets as at March 31, 2002 and 2003.

We have prepared this unaudited financial information solely to assist in comparisons with our audited financial information for the year ended March 31, 2003. The unaudited financial information for the twelve months ended March 31, 2002 is not comparable with our audited historical financial information for the year ended December 31, 2001, among other things, because it repetitively accounts for our financial information for the nine month period from April 1, 2001 to December 31, 2001.

Results of operations

The following table sets forth our income and expense figures for the periods shown:

	Year ended December 31,		Twelve months ended March 31,	Year ended March 31,	Three months ended June 30,
	2000	2001	2002(1)	2003	2002	2003
			(unaudited)		(unaudited)	(unaudited)
	(€ in millions)
Net sales	€1,084.4	€1,012.0	€997.6	€951.3	€216.5	€175.1

Cost of sales	(555.9)	(585.6)		(520.3)	(109.1)	(123.1)

Gross profit	528.5	426.4		431.0	107.4	52.0
Distribution and administrative expenses	(426.7)	(428.1)		(406.3)	(94.8)	(93.5)
Other operating (expenses)/income	2.6	0.6		(3.1)	(0.6)	2.0

Operating income/(loss)	104.4	(1.1)	€(12.1)	21.6	12.0	(39.5)
Gains arising on conversion of U.S.$ loans(2)	—	—	—	9.7	—	—
Profit on sale of fixed asset(3)	—	—	—	5.1	—	—
Deficit arising on closed pension scheme(4)	—	—	—	(3.9)	—	—
Amount written off investment(5)	—	(16.2)	(16.2)	—	—	—
Net interest expense	(24.8)	(26.0)	(25.2)	(25.3)	(6.3)	(5.7)

Net income/(loss) before taxes and minority interests	79.6	(43.3)	(53.5)	7.2	5.7	(45.2)
Taxes on income/(loss)	(14.1)	1.1	1.3	(4.9)	(0.7)	—

Net income/(loss) after taxes before minority interests	65.5	(42.2)	(52.2)	2.3	5.0	(45.2)
Minority interest	(0.8)	(0.4)	(0.4)	(0.5)	(0.1)	0.6

Net income/(loss)	€64.7	€(42.6)	€(52.6)	€1.8	€4.9	€(44.6)

(1)
Historically, we have not broken down cost of sales, distribution and administrative expenses and other operating (expenses)/income (together, our Operating Expenses) for the group except in connection with our annual audited financial statements. In connection with this offering we have prepared a breakdown for the three months ended June 30, 2003 and the comparative period in the previous year. However, we have not provided such information for the twelve months ended March 31, 2002, as producing such line items would have required significant time and expense. Operating Expenses were €1,009.7 million in the twelve months ended March 31, 2002, compared to €929.7 for the year ended March 31, 2003.

(2)
During the year, we paid down U.S.$120.0 million of bank borrowings replacing it with Euro borrowings, thereby crystallizing an exceptional exchange gain of €9.7 million.

(3)
In May 2002, surplus land at our Waterford Crystal manufacturing facility in Kilbarry, Ireland, was sold, realizing an exceptional gain over book value of €5.1 million and a capital gains tax charge of €1.0 million resulting in a net benefit to the Consolidated Statement of Income of €4.1 million.

(4)
Following the closure of Stuart Crystal's manufacturing facilities in Stourbridge, England, and in accordance with Statement of Standard Accounting Practice 24, it is no longer appropriate to amortize the pension fund deficit over the average remaining service lives of employees. Accordingly, a provision of €3.9 million has been established, representing the estimated pension deficit at March 31, 2003.

(5)
In December 2001 we wrote down our investment in Royal Doulton plc to its then market value, giving rise to a charge of €16.2 million under Irish GAAP. See note 8 to our audited consolidated financial statements.

The following table sets forth the sales of each of our principal product categories for the periods shown and the percentage change period-on-period:

	Year ended December 31,		% change year- on-year	Twelve months ended March 31,	Year ended March 31,	% change year- on-year	Three months ended June 30,				% Change three month period- on-period
	2000	2001	2000-2001	2002	2003	2002-2003	2002		2003		2002-2003
				(unaudited)			(unaudited)
	(€ in millions, except percentages)
Net sales by product category:
Core Crystal sales	€351.3	€354.0	0.7%	€352.3	€310.3	(11.9)%	€74.7		€51.0		(31.7)%
Millennium Crystal sales	84.4	14.6	(82.7)%	5.6	4.0	(28.6)%	—	(1)	—	(1)	— (1)

Crystal	435.7	368.6	(15.4)%	357.9	314.3	(12.2)%	74.7		51.0		(31.7)%
Ceramics	481.4	472.9	(1.8)%	458.5	414.2	(9.7)%	102.5		85.4		(16.7)%
Premium cookware	104.6	92.9	(11.2)%	95.7	121.8	27.3%	21.4		21.2		(0.9)%
Other products	62.7	77.6	23.8%	85.5	101.0	18.1%	17.9		17.5		(2.2)%

Net sales	€1,084.4	€1,012.0	(6.7)%	€997.6	€951.3	(4.6)%	€216.5		€175.1		(19.1)%

(1)
Not material.

The following table sets forth the operating income/(loss) (before exceptional restructuring charges), exceptional restructuring charges and operating income/(loss) of each of our principal product categories for the periods shown and the margin for each respective period.

	Year ended December 31, 2000		Year ended December 31, 2001		Twelve months ended March 31, 2002		Year ended March 31, 2003		Three months ended June 30, 2002		Three months ended June 30, 2003
	Amount	% Margin(1)	Amount	% Margin(1)	Amount	% Margin(1)	Amount	% Margin(1)	Amount	% Margin(1)	Amount	% Margin(1)
					(unaudited)				(unaudited)		(unaudited)
	(€ in millions, except percentages)
Operating income/(loss) (before exceptional restructuring charges) by product category:(2)
Crystal	€65.8	15.1%	€29.2	7.9%	€21.7	6.1%	€27.5	8.7%	€5.4	7.2%	€(4.8)	(9.4)%
Ceramics	17.6	3.7%	11.3	2.4%	8.4	1.8%	1.8	0.4%	6.2	6.0%	(8.3)	(9.7)%
Premium cookware	11.2	10.7%	6.8	7.3%	5.6	5.9%	16.8	13.8%	1.1	5.1%	(0.2)	(0.9)%
Other products	9.8	15.6%	13.4	17.3%	14.0	16.4%	11.2	11.1%	(0.7)	(3.9)%	(0.5)	(2.9)%

Operating income/(loss) (before exceptional restructuring charges)(2)	104.4	9.6%	60.7	6.0%	49.7	5.0%	57.3	6.0%	12.0	5.5%	(13.8)	(7.9)%
Exceptional restructuring charges by product category(3)
Crystal	—		(27.5)		(27.5)		(4.5)		—		—
Ceramics	—		(33.9)		(33.9)		(31.2)		—		(25.7)
Premium cookware	—		—		—		—		—		—
Other products	—		(0.4)		(0.4)		—		—		—

Exceptional restructuring charges	—		(61.8)		(61.8)		(35.7)		—		(25.7)
Operating income/(loss) By product category:
Crystal	65.8	15.1%	1.7	0.5%	(5.8)	(1.6)%	23.0	7.3%	5.4	7.2%	(4.8)	(9.4)%
Ceramics	17.6	3.7%	(22.6)	(4.8)%	(25.5)	(5.6)%	(29.4)	(7.1)%	6.2	6.0%	(34.0)	(39.8)%
Premium cookware	11.2	10.7%	6.8	7.3%	5.6	5.9%	16.8	13.8%	1.1	5.1%	(0.2)	(0.9)%
Other products	9.8	15.6%	13.0	16.8%	13.6	15.9%	11.2	11.1%	(0.7)	(3.9)%	(0.5)	(2.9)%

Operating income/(loss)	€104.4	9.6%	€(1.1)	(0.1)%	€(12.1)	(1.2)%	€21.6	2.3%	€12.0	5.5%	€(39.5)	(22.6)%

(1)
Margin is calculated for each of the respective periods presented by dividing each of operating income/(loss) (before exceptional restructuring charges) or operating income/(loss), as the case may be, and exceptional restructuring charges for each product category, by its respective net sales figure.

(2)
Operating income/(loss) (before exceptional restructuring charges) is calculated after goodwill amortization.

(3)
See "—Overview of our business—Principal factors that affect our results of operations—Effect of recent restructuring" and note 7 to our audited consolidated financial statements.

Recent developments

The following tables set forth selected income statement and other data and our net debt for the periods shown:

	Six months ended September 30,
	2002	2003
	(unaudited)
	(€ in millions)
Net sales by product category:
Crystal	€158.9	€135.4
Ceramics	211.1	170.3
Premium cookware	59.7	50.0
Other products	41.5	50.1

Net sales	471.2	405.8
Operating income (before exceptional restructuring charges and goodwill amortization)	40.6	4.2
Net income/(loss) (before taxes and minority interests)	39.2	(44.8)
EBITDA (before exceptional restructuring charges)(1)	60.7	22.7
Net debt(2)	402.1	429.9

	Three months ended
	June 30, 2003	September 30, 2003	Six months ended September 30, 2003
	(unaudited)
	(€ in millions)
Net sales	€175.1	€230.7	€405.8
Operating income/(loss) (before exceptional restructuring charges and goodwill amortization)	(11.9)	16.1	4.2
EBITDA (before exceptional restructuring charges)(1)	(2.7)	25.4	22.7

(1)
EBITDA (before exceptional restructuring charges) from continuing operations is defined as earnings from continuing operations before interest, taxes, depreciation, amortization and exceptional restructuring charges. EBITDA (before exceptional restructuring charges) is not a measure of operating income, operating performance or liquidity under Irish or U.S. GAAP. We include EBITDA (before exceptional restructuring charges) because we understand it is used by some investors to determine a company's historical ability to service indebtedness and fund ongoing capital expenditures, and because of some of the covenants in our debt agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income as determined by Irish or U.S. GAAP, or as an indicator of our operating performance, or of cash flows from operating activities as determined in accordance with Irish or U.S. GAAP.

(2)
Net debt equals total debt less short term deposits and cash.

Net sales

During the six month period ended September 30, 2003, our net sales declined by €65.4 million, or 13.9%, from €471.2 million in the six months ended September 30, 2002 to €405.8 million. At constant exchange rates, net sales for the period ended September 30, 2003 declined 3.7% when compared to the corresponding period last year.

  Crystal

Our net sales of crystal declined by €23.5 million, or 14.8%, from €158.9 million in the six months ended September 30, 2002 to €135.4 million in the six months ended September 30, 2003. At constant exchange rates, net sales of crystal for the six months ended September 30, 2003 declined 3.9% when compared to the corresponding period last year. The decline in net sales of crystal was principally due to the difficult market environment in the first fiscal quarter, particularly in the U.S.

  Ceramics

Our net sales of ceramics declined by €40.8 million, or 19.3%, from €211.1 million in the six months ended September 30, 2002 to €170.3 million in the six months ended September 30, 2003. At constant exchange rates, net sales of ceramics for the six months ended September 30, 2003 declined 12.3% when compared to the corresponding period last year. The decline in net sales of ceramics reflects the continued difficulties in the European ceramics market. Notwithstanding this decline, the combined market share of our Waterford and Wedgwood fine china increased from 21.5% to 24.5% in the twelve months ended August 31, 2003 in the U.S. formal china market.

  Premium cookware

Our net sales of premium cookware declined by €9.7 million, or 16.2%, from €59.7 million in the six months ended September 30, 2002 to €50.0 million in the six months ended September 30, 2003. At constant exchange rates, net sales of premium cookware for the six months ended September 30, 2003 declined 0.8% when compared to the corresponding period last year. Sales of our All-Clad products in the U.S. have been resilient in a difficult market environment. We have now completed the integration of Spring, our European premium cookware brand, into our business.

  Other products

Our net sales of other products increased by €8.6 million, or 20.7%, from €41.5 million in the six months ended September 30, 2002 to €50.1 million in the six months ended September 30, 2003. At constant exchange rates, net sales of our other products for the six months ended September 30, 2003 increased by 38.8% when compared to the corresponding period last year. Net sales of our W-C Designs linens increased 8.5% for the six months ended September 30, 2003 when compared to the corresponding period last year, in each case at constant exchange rates. Sales of our Waterford Holiday Heirlooms have more than doubled for the same periods at constant exchange rates.

Operating income (before exceptional restructuring charges and goodwill amortization)

Operating income (before exceptional restructuring charges and goodwill amortization) decreased from €40.6 million in the six months ended September 30, 2002 to €4.2 million in the six months ended September 30, 2003. EBITDA (before exceptional restructuring charges) decreased from €60.7 million in the six months ended September 30, 2003 to €22.7 million in the six months ended September 30, 2002. These declines were principally due to lower sales volume, lower capacity utilization and adverse exchange rate movements. The net loss before taxes and minority interests includes an exceptional charge of €32.7 million for the previously announced restructuring programs.

Our fiscal second quarter results have improved after a disappointing first quarter, caused by the difficult trading environment, lower capacity utilization and adverse exchange rate movements. On a constant exchange rate basis, our net sales for the three months ended September 30, 2003 were equal to the prior year's comparative period net sales, and net sales for the month of September 2003 were ahead of net sales for the month of September 2002 by 3%.

The improvement in our second quarter results is supported by our operating income (before exceptional restructuring charges and goodwill amortization) of €16.1 million in the for the three months ended September 30, 2003 compared to an operating loss (before exceptional restructuring charges and goodwill amortization) of €11.9 million in the three months ended June 30, 2003.

For more information please refer to our unaudited interim consolidated financial statements for the six months ended September 30, 2003 included elsewhere in this offering memorandum.

Three months ended June 30, 2003 compared to the three months ended June 30, 2002

The following table sets forth our income and expense figures and the percentage relationship to net sales of our income and expense items for the interim periods shown:

	Three months ended June 30,
	2002		2003
	(unaudited) (€ in millions, except percentages)
Net sales	€216.5	100.0%	€175.1	100.0%
Cost of sales	(109.1)	(50.4)%	(123.1)	(70.3)%

Gross profit	107.4	49.6%	52.0	29.7%
Distribution and administrative expenses	(94.8)	(43.8)%	(93.5)	(53.4)%
Other operating (expenses)/income	(0.6)	(0.3)%	2.0	1.1%

Operating income/(loss)	12.0	5.5%	(39.5)	(22.6)%
Net interest expense	(6.3)	(2.9)%	(5.7)	(3.3)%

Net income/(loss) before taxes and minority interests	5.7	2.6%	(45.2)	(25.8)%
Taxes on income/(loss)	(0.7)	(0.3)%	—	—

Net income/(loss) after taxes before minority interests	5.0	2.3%	(45.2)	(25.8)%
Minority interests	(0.1)	0.0%	0.6	0.3%

Net income/(loss)	€4.9	2.3%	€(44.6)	(25.5)%

Net sales

During the three month period ended June 30, 2003, our net sales declined by €41.4 million, or 19.1%, compared to the three month period ended June 30, 2002, from €216.5 million in the three months ended June 30, 2002 to €175.1 million.

The decline in our net sales for the three month period ended June 30, 2003 was primarily due to reduced demand for crystal and ceramics, particularly in the U.S., Europe and Japan, as a result of the continued economic downturn, the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed.

  Crystal net sales

Our net sales of crystal declined by €23.7 million, or 31.7%, in the three months ended June 30, 2003 compared to the three months ended June 30, 2002 from €74.7 million in the three months ended June 30, 2002 to €51.0 million in the three months ended June 30, 2003.

The 31.7% decrease in our net sales of crystal in the three months ended June 30, 2003, was principally caused by decreases in sales volume and foreign exchange rate fluctuations (largely related to our sales in the United States which decreased partly as a result of an increase in the relative value of the euro to the U.S. dollar during the period) and was partially offset by the increase in crystal sales derived from the acquisition of Cashs Mail Order business. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions". The decrease in sales volume reflected the ongoing weakness in U.S. domestic demand for our goods and, in particular, the weakness in department store sales generally, through which the bulk of our U.S. sales are derived. The weak U.S. demand reflects the impact of the ongoing U.S. and global economic downturn, the uncertainty following the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed. The U.S. is the principal destination of our sales of crystal products.

  Ceramic net sales

Our net sales of ceramics declined by €17.1 million, or 16.7%, in the three months ended June 30, 2003 compared to the three months ended June 30, 2002, from €102.5 million in the three months ended June 30, 2002 to €85.4 million in the three months ended June 30, 2003.

The 16.7% decrease in our net sales of ceramics in the three months ended June 30, 2003 was principally due to the global economic downturn and the end of a promotion that we had with the Dutch retailer Royal Ahold (Koninkliske Ahold NV) during the first fiscal quarter of 2002 and the change in the timing of the sale of Hutschenreuther's Christmas products in Germany which used to occur during the three months ended June 30, but which now occurs during the two subsequent fiscal quarters.

  Premium cookware net sales

Our net sales of premium cookware remained materially unchanged in the three months ended June 30, 2003 compared to the three months ended June 30, 2002, decreasing slightly from €21.4 million in the three months ended June 30, 2002 to €21.2 million in the three months ended June 30, 2003. This partly reflected a decrease in the value of the U.S. dollar during the period. In U.S. dollar terms net sales of premium cookware increased slightly in the three months ended June 30, 2003 as a result of the introduction of the new Emerilware product line of stainless steel cookware.

  Other products net sales

Other products net sales slightly decreased from €17.9 million in the three months ended June 30, 2002 to €17.5 million in the three months ended June 30, 2003.

The slight decrease in sales in the three months ended June 30, 2003 as compared to the three months ended June 30, 2002, primarily reflected the decrease in sales of other products as a result of the economic slowdown, which was offset by the increase in the sales derived from the acquisition of Cashs Mail Order business. The U.S., Germany and Japan are the principal source of sales of our other products.

Consolidated cost of sales and distribution and administrative expenses

During the three months ended June 30, 2003 we recognized €25.7 million in exceptional restructuring charges, due to the continuing restructuring of our ceramics businesses. See "Business—Our restructuring program". These exceptional restructuring charges resulted in our cost of sales taken together with our distribution and administrative expenses and our other operating expenses (our "Operating Expenses") increasing €10.1 million, or 4.9%, during the three months ended June 30, 2003, to €214.6 million from €204.5 million in the three months ended June 30, 2002.

Our cost of sales increased by €14.0 million, or 12.8%, during the three months ended June 30, 2003, from €109.1 million to €123.1 million. Partly as a result of this, and our reduced level of sales, our gross profit during the period decreased by €55.4 million, or 51.6%, from €107.4 million to €52.0 million. Our distribution and administrative expenses during the same period decreased by €1.3 million, or 1.4%, from €94.8 million to €93.5 million and our other operating income/expenses decreased from an expense of €0.6 million to a credit of €2.0 million.

Ignoring the effect of our exceptional restructuring charges, our Operating Expenses decreased by €15.6 million, or 7.6%, during the three months ended June 30, 2003, to €188.9 million in the three months ended June 30, 2003 from €204.5 million in the three months ended June 30, 2002 primarily reflecting a decrease in the Operating Expenses (before exceptional restructuring charges) of our crystal operations.

Operating income/(loss) (before exceptional restructuring charges)

Our operating income (before exceptional restructuring charges) decreased during the three months ended June 30, 2003, to a loss of €13.8 million from an income of €12.0 million in the three months ended June 30, 2002. The decrease in our operating income (before exceptional restructuring charges) primarily reflected a decrease in the operating income (before exceptional restructuring charges) of our ceramics products, and to a lesser extent, of our crystal products.

  Crystal

During the three months ended June 30, 2003, the operating income (before exceptional restructuring charges) of our crystal products decreased by €10.2 million, or 188.9%, to a loss of €4.8 million from an income of €5.4 million for the three months ended June 30, 2002. This decrease in the Operating income (before exceptional restructuring charges) of our crystal products reflected a €23.7 million, or 31.7%, decrease in our crystal net sales during the three months ended June 30, 2003, which was partially offset by a €13.5 million, or 19.5%, decrease in the Operating Expenses (before exceptional restructuring charges) of our crystal operations.

The 19.5% decrease in Operating Expenses (before exceptional restructuring charges) primarily reflects a decrease in our cost of sales resulting from a reduction in our sales and foreign exchange translation impact (largely related to our U.S. dollar denominated Operating Expenses (before exceptional restructuring charges), which decreased partly as a result of an increase in the relative value of the euro to the U.S. dollar during the period), partially offset by the negative impact from foreign currency hedging. The decrease in our Operating Expenses (before exceptional restructuring charges) was also partially offset by an increase in expenses associated with our November 2002 acquisition of the Cashs Mail Order business. See "—Overview of our business—Principal factors that affect our results of operation and financial condition—Recent acquisitions". In response to the decrease in our sales, we increased our efforts to reduce our Operating Expenses through cost control and our restructuring program.

  Ceramics

During the three months ended June 30, 2003, the operating income (before exceptional restructuring charges) of our ceramics products decreased by €14.5 million, or 233.9%, to a loss of €8.3 million from an income of €6.2 million in the three months ended June 30, 2002. This decrease in operating income (before exceptional restructuring charges) of our ceramics products reflects a €17.1 million, or 16.7%, decrease in our ceramics net sales during the three months ended June 30, 2003, which was slightly offset by a €2.6 million, or 2.7%, decrease in the Operating Expenses (before exceptional restructuring charges) of our ceramics operations.

The 2.7% decrease in the Operating Expenses (before exceptional restructuring charges) primarily reflects a decrease in our cost of sales resulting from a reduction in our ceramic sales together with a reduction in manufacturing costs as a result of our restructuring program (including headcount reductions) and foreign exchange translation impact (largely related to our sterling denominated ceramics manufacturing costs, which decreased partly as a result of a relative increase in the value of the euro during the period), partially offset by the negative impact of foreign currency hedging. In response to the decrease in our sales, we reduced our Operating Expenses (before exceptional restructuring charges) through tighter cost control and our restructuring program.

  Premium cookware

During the three months ended June 30, 2003, the operating income (before exceptional restructuring charges) of our premium cookware products decreased by €1.3 million, or 118.2%, to a loss of €0.2 million from an income of €1.1 million in the three months ended June 30, 2002. This decrease in operating income (before exceptional restructuring charges) of our premium cookware products reflected a €1.1 million, or 5.4%, increase in the Operating Expenses (before exceptional restructuring charges) of our premium cookware operations and a €0.2 million, or 0.9%, decrease in our premium cookware net sales during the three months ended June 30, 2003.

The 5.4% increase in the Operating Expenses (before exceptional restructuring charges) primarily reflects the increase in Operating Expenses associated with our May 2002 acquisition of the Spring brand and an increase in our insurance costs (primarily workers' compensation) and warehousing costs. The increase in the Operating Expenses (before exceptional restructuring charges) of our premium cookware operations also reflects an increase in outsourced products (which increased as a result of our increased sales of Emerilware products, which we outsource).

  Other products

During the three months ended June 30, 2003, the operating loss (before exceptional restructuring charges) of our other products operations improved by €0.2 million, or 28.6%, to a loss of €0.5 million from a loss of €0.7 million in the three months ended June 30, 2002. This reduction in operating loss (before exceptional restructuring charges) of our other products operations reflected a €0.6 million, or 3.2%, decrease in our Operating Expenses (before exceptional restructuring charges) of our other products. The 3.2% decrease in the Operating Expenses (before exceptional restructuring charges) of our other products reflected the decrease in sales of our other products during the period.

Operating income

During the three month period ended June 30, 2003, our operating income decreased by €51.5 million from a profit of €12.0 million in the three months ended June 30, 2002 to a loss of €39.5 million. This was primarily due to the continued fall in demand for our crystal and ceramics products as a result of the continued economic downturn in the U.S., Europe and Japan, the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed, together with an exceptional restructuring charge of €25.7 million which was charged to our income statement in the three months ended June 30, 2003 as part of the 2003 Restructuring Program. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Effect of recent restructuring".

Net interest expense/(loss)

During the three month period ended June 30, 2003, our net interest expense was approximately €5.7 million, compared to approximately €6.3 million for the three month period ended June 30, 2002. The decrease in our net interest expense primarily reflected a decrease in interest rates during this period.

Taxes on income

During the three month period ended June 30, 2003, we did not incur any taxation charges due to trading losses.

Net income/(loss) after taxes before minority interest

During the three month period ended June 30, 2003, we had a net loss after taxes and before minority interests of €45.2 million compared to net income after taxes and before minority interests of €5.0 million for the three month period ended June 30, 2002. This was primarily due to the continued fall in demand for our crystal and ceramics products as a result of the continued economic downturn in the U.S., Europe and Japan, the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed, together with a restructuring charge of €25.7 million, charged to our income statements in the three months ended June 30, 2003.

Year ended March 31, 2003 compared to the twelve months ended March 31, 2002

The following table sets forth our income statement data and the percentage relationship to net sales of each line item, for the periods shown:

	Twelve months ended March 31,		Year ended March 31,
	2002(1)		2003
	(unaudited)
	(€ in millions, except percentages)
Net sales	€997.6	100.0%	€951.3	100.0%

Cost of sales			(520.3)	(54.7)%

Gross profit			431.0	45.3%
Distribution and administrative expenses			(406.3)	(42.7)%
Other operating (expenses)/income			(3.1)	(0.3)%

Operating income/(loss)	€(12.1)	(1.2)%	21.6	2.3%
Gains arising on conversion of U.S.$ loans(2)	—	—	9.7	1.0%
Profit on sale of fixed asset(3)	—	—	5.1	0.5%
Deficit arising on closed pension scheme(4)	—	—	(3.9)	(0.4)%
Amount written off investments(5)	(16.2)	(1.6)%	—	—
Net interest expense	(25.2)	(2.5)%	(25.3)	(2.6)%

Net income/(loss) before taxes and minority interests	(53.5)	(5.4)%	7.2	0.8%
Taxes on income/(loss)	1.3	0.1%	(4.9)	(0.5)%

Net income/(loss) after taxes before minority interests	(52.2)	(5.3)%	2.3	0.3%
Minority interests	(0.4)	—	(0.5)	—

Net income/(loss)	€(52.6)	(5.3)%	€1.8	0.2%

(1)
Historically, we have not broken down cost of sales, distribution and administrative expenses and other operating (expenses)/income (together, our Operating Expenses) for the group except in connection with our annual audited financial statements. In connection with this offering we have prepared a breakdown for the three months ended June 30, 2003 and the comparative period in the previous year. However, we have not provided such information for the twelve months ended March 31, 2002, as producing such line items would have required significant time and expense. Operating Expenses were €1,009.7 million in the twelve month period ended March 31, 2002 compared to €929.7 for the year ended March 31, 2003.

(2)
During the year, we paid down U.S.$120.0 million of bank borrowings replacing it with Euro borrowings, thereby crystallizing an exceptional exchange gain of €9.7 million.

(3)
In May 2002, surplus land at our Waterford Crystal manufacturing facility in Kilbarry, Ireland was sold, realizing an exceptional gain over book value of €5.1 million and a capital gains tax charge of €1 million resulting in a net benefit to the Consolidated Statement of Income of €4.1 million.

(4)
Following the closure of Stuart Crystal's manufacturing facilities in Stourbridge, England, and in accordance with Statement of Standard Accounting Practice 24, it is no longer appropriate to amortize the pension fund deficit over the average remaining service lives of employees. Accordingly, a provision of €3.9 million has been established, representing the estimated pension deficit at March 31, 2003.

(5)
In 2001 we wrote down our investment in Royal Doulton plc to its then market value, giving rise to a charge of €16.2 million under Irish GAAP. See note 8 to our audited consolidated financial statements.

Net sales

Our net sales declined by €46.3 million, or 4.6%, from €997.6 million in the twelve months ended March 31, 2002 to €951.3 million in the year ended March 31, 2003. Crystal accounted for 33.0% of our net sales in the year ended March 31, 2003, a decrease from March 31, 2002 when it accounted for 35.9% of our net sales. Ceramics continued to be the largest component of our net sales (43.5% of net sales in the year ended March 31, 2003, as compared to 46.0% for the twelve months ended March 31, 2002). Premium cookware accounted for 12.8% of our net sales in the year ended March 31, 2003, an increase from March 31, 2002, when it accounted for 9.6% of our net sales. Other products accounted for 10.6% of our net sales in the year ended March 31, 2003, an increase from March 31, 2002 when this category accounted for 8.6% of our net sales.

The decline in our net sales from the year ended March 31, 2002 to the year ended March 31, 2003 was primarily due to reduced demand for crystal and ceramics, particularly in the U.S., Europe and Japan, as a result of the continued global economic downturn, the uncertainty following the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed, and was partly offset by €7.7 million increase in net sales from the sales of Spring branded cookware, which we acquired in May 2002, and a €12.0 million increase in net sales resulting from product sales through Cashs Mail Order business, which we acquired in November 2002. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions".

  Crystal net sales

Net sales of crystal declined by €43.6 million, or 12.2%, from €357.9 million in the twelve months ended March 31, 2002 to €314.3 million in the year ended March 31, 2003.

The 12.2% decrease in crystal net sales in the year ended March 31, 2003, principally reflected a decrease in sales volume and foreign exchange rate fluctuations (largely related to our sales in the U.S. which decreased partly as a result of an increase in the relative value of the euro to the U.S. dollar during the period) partially offset by the slight increase in crystal sales derived from the acquisition of Cashs Mail Order business. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions". At constant exchange rates crystal net sales declined by 4.6% as a result of the ongoing weakness in U.S. domestic demand for our goods and, in particular, of the weakness in department store sales generally, through which the bulk of our U.S. sales are derived. The weak U.S. demand reflects the impact of the ongoing U.S. and global economic downturn, the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflict which have followed.

  Ceramics net sales

Net sales of ceramics declined by €44.3 million, or 9.7%, from €458.5 million in the twelve months ended March 31, 2002 to €414.2 million in the year ended March 31, 2003.

The 9.7% decrease in ceramic net sales in the year ended March 31, 2003, principally reflected foreign exchange rate fluctuations (largely related to our sales in the U.S., the U.K. and Japan which decreased partly as a result of an increase in the relative value of the euro to the U.S. dollar, the pound sterling and the Japanese Yen during the period) and a decrease in sales volume. At constant exchange rates ceramic sales declined by 5.3% as a result of the ongoing global economic downturn and the decrease in tourism resulting from such economic downturn, the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed.

  Premium cookware net sales

Premium cookware net sales increased by €26.1 million, or 27.3%, from €95.7 million in the twelve months ended March 31, 2002 to €121.8 million in the year ended March 31, 2003.

The 27.3% increase in premium cookware net sales in the year ended March 31, 2003 as compared to the twelve months ended March 31, 2002, reflected an increase in sales volume during the period offset by foreign exchange rate fluctuations (largely related to our sales in the U.S. whose increase was offset as a result of increase in the relative value of the euro to the U.S. dollar during the period). At constant exchange rates, premium cookware sales increased by 43.6%, reflecting the increase in sales volume from successful product introductions, continued growth of the Emerilware product line and a first time net sales contribution of €7.7 million of Spring branded cookware, resulting from our May 2002 acquisition of Spring. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions—Spring".

  Other products net sales

Other products net sales increased by €15.5 million, or 18.1%, in the year ended March 31, 2003 from €85.5 million in the twelve months ended March 31, 2002 to €101.0 million in the year ended March 31, 2003.

The 18.1% increase in other products net sales in the year ended March 31, 2003 as compared to the twelve months ended March 31, 2002, reflected an increase in sales volume during the period offset by the effect of exchange rates. At constant exchange rates net sales of other products increased by 29.0%, reflecting the increase in net sales from successful product introductions of linens, jewelry and Waterford Holiday Heirloom branded giftware and a full year contribution to sales of €25.4 million from Ashling Corporation, which was acquired on July 1, 2001 and contribution to sales from Cashs Mail Order business, which was acquired on November 2, 2002. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions". The U.S., Germany and Japan are the principal sources of sales of our other products.

Consolidated cost of sales and distribution and administrative expenses

Our Operating Expenses decreased 7.9% during the fiscal year ended March 31, 2003, to €929.7 million from €1,009.7 million in the twelve months ended March 31, 2002. This decrease in our Operating Expenses principally reflected the decrease in the exceptional restructuring charges that we recognized during such periods as a result of the restructuring of our crystal and ceramics businesses. In the fiscal year ended March 31, 2003, we recognized an exceptional restructuring charge of €35.7 million, while in the twelve months ended March 31, 2002, we recognized an exceptional restructuring charge of €61.8 million. See "Business—Our restructuring program".

Historically, we have not broken down cost of sales, distribution and administrative expenses and other operating (expenses)/income (together, our Operating Expenses) for the group except in connection with our annual audited financial statements. In connection with this offering we have prepared a breakdown for the three months ended June 30, 2003 and the comparative period in the previous year. However, we have not provided such information for the twelve months ended March 31, 2002, as producing such line items would have required significant time and expense. As a result, we have used the combined audited consolidated cost of sales, distribution and administrative expenses and other operating (expenses)/income, for the year ended December 31, 2001 to compare the combined consolidated cost of sales, distribution and administrative expenses and other operating (expenses)/income, for the year ended March 31, 2003.

During the year ended March 31, 2003, our cost of sales decreased, from €585.6 million in the year ended December 31, 2001 to €520.3 million in the year ended March 31, 2003. Partly as a result of this decrease, our gross profit during the period, increased from €426.4 million in the year ended December 31, 2001 to €431.0 million in the year ended March, 31 2003. Our distribution and administrative expenses during the period decreased from €428.1 million to €406.3 million and other operating income/expense decreased from a credit of €0.6 million to an expense of €3.1 million.

Ignoring the effect of our exceptional restructuring charges, our Operating Expenses decreased €53.9 million, or 5.7%, during the fiscal year ended March 31, 2003, to €894.0 million in the fiscal year ended March 31, 2003, primarily reflecting a decrease in the Operating Expenses before exceptional restructuring charges) of our crystal and ceramics operations, which were offset by an increase in the Operating Expenses (before exceptional restructuring charges) of our premium cookware operations.

Operating income/(loss) (before exceptional restructuring charges)

Our operating income (before exceptional restructuring charges) increased during the fiscal year ended March 31, 2003, by €7.6 million, or 15.3%, to €57.3 million from €49.7 million in the twelve months ended March 31, 2002. The increase in our operating income (before exceptional restructuring charges) primarily reflected an increase in the operating income (before exceptional restructuring charges) of our premium cookware products and to a lesser extent of our crystal products, and was offset by a decrease in the operating income (before exceptional restructuring charges) of our ceramics products.

  Crystal

During the fiscal year ended March 31, 2003, the operating income (before exceptional restructuring charges) of our crystal products increased by €5.8 million, or 26.7%, to €27.5 million from €21.7 million for the twelve months ended March 31, 2002. This increase in the operating income (before exceptional restructuring charges) of our crystal products reflected a €49.4 million, or 14.7%, decrease in the Operating Expenses (before exceptional restructuring charges) of our crystal operations, which was offset by a €43.6 million, or 12.2%, decrease in our crystal net sales during the fiscal year ended March 31, 2003.

The 14.7% decrease in Operating Expenses (before exceptional restructuring charges) primarily reflects a decrease in our cost of sales resulting from a reduction in our sales together with a reduction in manufacturing costs due to the closure of our Stuart Crystal manufacturing facility in the U.K. and the transfer to in-house production of product previously outsourced, thereby maximizing the use of available production capacity. The decrease in our Operating Expenses (before exceptional restructuring charges) also reflects the positive impact from foreign currency hedging and foreign exchange translation impact (largely related to our U.S. dollar denominated Operating Expenses, which decreased partly as a result of an increase in the relative value of the euro to the U.S. dollar during the period). The decrease in our Operating Expenses (before exceptional restructuring charges) was offset by an increase in expenses associated with our November 2002 acquisition of the Cashs Mail Order business and wage inflation in certain jurisdictions.

In response to the decrease in our sales, we increased our efforts to reduce our Operating Expenses (before exceptional restructuring charges) through tighter cost control and our restructuring program.

  Ceramics

During the fiscal year ended March 31, 2003, the operating income (before exceptional restructuring charges) of our ceramics products decreased by €6.6 million, or 78.6%, to €1.8 million from €8.4 million in the twelve months ended March 31, 2002. This decrease in operating income (before exceptional restructuring charges) of our ceramics products reflected a €44.3 million, or 9.7%, decrease in our ceramics net sales during the fiscal year ended March 31, 2003, which was partially offset by a €37.7 million, or 8.4%, decrease in the Operating Expenses (before exceptional restructuring charges) of our ceramics operations.

The 8.4% decrease in Operating Expenses (before exceptional restructuring charges) primarily reflects a decrease in our cost of sales resulting from a reduction in our sales together with a reduction in manufacturing costs due to our restructuring programs in both our Wedgwood and Rosenthal manufacturing facilities (including headcount reductions) and a foreign exchange translation impact (largely related to our sterling denominated Operating Expenses, which decreased partly as a result of an increase in the relative value of the euro to the pound sterling during the period). The decrease in Operating Expenses (before exceptional restructuring charges) was partially offset by the impact of wage inflation in certain jurisdictions, guaranteed payments made in respect of short-time working at our U.K. manufacturing facilities, increases in pension costs, increased insurance premiums and the cessation of the amortization of the Wedgwood pension surplus with effect from April 2002.

In response to the decrease in our sales, we increased our efforts to reduce our Operating Expenses (before exceptional restructuring charges) through tighter cost control and our restructuring program, including the de-centralization of certain Wedgwood operations and the consolidation of selling teams at Rosenthal.

  Premium cookware

During the fiscal year ended March 31, 2003, the operating income (before exceptional restructuring charges) of our premium cookware products increased by €11.2 million, or 200.0%, to €16.8 million from €5.6 million in the twelve months ended March 31, 2002. This increase in operating income (before exceptional restructuring charges) of our premium cookware products reflects a €26.1 million, or 27.3%, increase in our premium cookware net sales during the fiscal year ended March 31, 2003, which was offset by a €14.9 million, or 16.5%, increase in the Operating Expenses (before exceptional restructuring charges) of our premium cookware operations.

The 16.5% increase in Operating Expenses (before exceptional restructuring charges) is primarily a result of an increase in variable costs reflecting increased sales, together with increased insurance costs primarily workers' compensation insurance and management bonuses, partially offset by a positive foreign exchange translation impact (largely related to our U.S. dollar denominated Operating Expenses, which decreased as a result of an increase in the relative value of the euro to the U.S. dollar during the period). The increase in Operating Expenses also reflects the acquisition of the Spring brand which was acquired in May 2002. The Operating Expenses (before exceptional restructuring charges) of our premium cookware operations also increased due to an increase in outsource purchasing, which increased as a result of the introduction of the Emerilware stainless steel product line (which we outsource) during the period.

  Other products

During the fiscal year ended March 31, 2003, the operating income (before exceptional restructuring charges) of our other products operations decreased by €2.8 million, or 20%, to €11.2 million from €14.0 million in the twelve months ended March 31, 2002. This decrease in operating income (before exceptional restructuring charges) of our other products reflected a €18.3 million, or 25.6%, increase in the Operating Expenses (before exceptional restructuring charges) of our other products, and was offset by a €15.5 million, or 18.1%, increase in the net sales of our other products. The 25.6% increase in the Operating Expenses (before exceptional restructuring charges) was primarily due to the increase in sales from our introduction of new linens, jewelry and Waterford Holiday Heirloom branded giftware and from the full year impact of our acquisition of Ashling Corporation in July 2001 and from the acquisition of Cashs Mail Order business in November 2002. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions".

Operating income/(loss)

Our operating income increased in the year ended March 31, 2003 by €33.7 million, from an operating loss of €12.1 million in the twelve months ended March 31, 2002 to an operating income of €21.6 million in the year ended March 31, 2003. The increase in our operating income for the year ended March 31, 2003 compared to the twelve month period ended March 31, 2002, primarily reflects the €26.1 million decrease in our exceptional restructuring charges, which had been €61.8 million in the twelve months ended March 31, 2002 and were €35.7 million in the fiscal year ended March 31, 2003. In the year ended March 31, 2003, we recognized a charge of €4.5 million as part of our crystal restructuring program and €31.2 million as part of our ceramics restructuring program. Our expenditures on our restructuring program peaked in the fiscal year ended December 31, 2001. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Effect of recent restructuring" and "Business—Our restructuring program".

In addition, the increase in our operating income for the year ended March 31, 2003 compared to the twelve month period ended March 31, 2002, also reflects the fact that we were able to increase our net sales of premium cookware and other products, while minimizing our operating losses resulting from a decrease in demand for our crystal and ceramic products by decreasing our Operating Expenses through a combination of cost controls and restructuring actions, together with improved yields from foreign currency hedging.

Other exceptional income/costs

  Exceptional foreign exchange gain arising from the conversion of U.S. dollar loan

During the year ended March 31, 2003, we repaid U.S.$120 million in bank debt with the proceeds from a euro denominated bank loan. As a result of favorable movements in the euro–U.S. dollar exchange rate since the prior year end, we realized a foreign exchange gain of €9.7 million. See note 7(c) to our audited consolidated financial statements. See "—Critical accounting policies—Foreign currency".

  Exceptional profit on sale of fixed asset

During the year ended March 31, 2003, we sold certain surplus land at our Waterford Crystal manufacturing facility in Kilbarry, Ireland. As a result we realized an exceptional capital gain of €5.1 million (which incurred a capital gains tax charge of approximately €1.0 million, included in our taxation expense). See note 7(c) to our audited consolidated financial statements.

  Exceptional provision arising from the closure of Stuart pension plan

Following our closure of our Stuart Crystal manufacturing facility in Stourbridge, England, and in accordance with Statement of Standard Accounting Practice 24, it was no longer appropriate to amortize Stuart's pension plan deficit over the average remaining service lives of Stuart employees. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Effect of recent restructuring". Accordingly, we established a provision of €3.9 million, representing the estimated deficit of the Stuart pension plan at March 31, 2003. See note 7(c) to our audited consolidated financial statements.

  Amount written off investment

In 2001, we decided to write-down our investment in Royal Doulton plc, resulting in a charge to our net income before taxes and minority interests of €16.2 million in the twelve months ended March 31, 2002. The carrying value of this investment was €3.0 million at March 31, 2002 and €8.8 million at March 31, 2003, following the purchase of additional shares and participation in a rights issue. We did not incur any charges to operating income in the fiscal year ended March 31, 2003. See note 8 to our audited consolidated financial statements.

Net interest expense

In the year ended March 31, 2003, our net interest expense was €25.3 million, compared to €25.2 million for the twelve months ended March 31, 2002. The stability of our net interest expense reflected our relatively constant debt and interest rate levels during this period.

Taxes on income

In the year ended March 31, 2003, we incurred taxation charges of €4.9 million compared to a taxation credit of €1.3 million in the twelve months ended March 31, 2002. The increase in taxation charges in the year ended March 31, 2003 was due to significant increases in taxable income in our U.S. businesses as a result of increased net income from U.S. operations. This increase was partially offset by credits for prior years.

Net income/(loss) after taxes before minority interest

Our net income after taxes before minority interest increased in the year ended March 31, 2003 by €54.5 million, from a loss of €52.2 million in the twelve months ended March 31, 2002 to an income of €2.3 million in the year ended March 31, 2003. The increase in our net income after taxes before minority interests for the year ended March 31, 2003 compared to the twelve month period ended March 31, 2002, primarily reflects the €26.1 million decrease in our exceptional restructuring charges, which had been €61.8 million in the twelve months ended March 31, 2002 and €35.7 million in the fiscal year ended March 31, 2003 and the fact that in the twelve months ended March 31, 2002 we wrote down our investment in Royal Doulton plc to the market value, giving rise to an exceptional charge of €16.2 million in that year.

Year ended December 31, 2001 compared to the year ended December 31, 2000

The following table sets forth our income and expense figures and the percentage relationship to net sales of our income and expense items for the periods shown:

	Year ended December 31,
	2000		2001
	(€ in millions, except percentages)
Net sales	€1,084.4	100.0%	€1,012.0	100.0%
Cost of sales	(555.9)	(51.3)%	(585.6)	(57.9)%

Gross profit	528.5	48.7%	426.4	42.1%
Distribution and administrative expenses	(426.7)	(39.3)%	(428.1)	(42.3)%
Other operating (expenses)/income	2.6	0.2%	0.6	0.1%

Operating income/(loss)	104.4	9.6%	(1.1)	(0.1)%
Amount written off investment(1)	—	—	(16.2)	(1.6)%
Net interest expense	(24.8)	(2.3)%	(26.0)	(2.6)%

Net income/(loss) before taxes and minority interests	79.6	7.3%	(43.3)	(4.3)%
Taxes on income/(loss)	(14.1)	(1.3)%	1.1	0.1%

Net income/(loss) after taxes before minority interests	65.5	6.0%	(42.2)	(4.2)%
Minority interests	(0.8)	—	(0.4)	—

Net income/(loss)	€64.7	6.0%	€(42.6)	(4.2)%

(1)
In December 2001 we wrote down our investment in Royal Doulton plc to its then market value, giving rise to a charge of €16.2 million under Irish GAAP. See note 8 to our audited consolidated financial statements.

Net sales

Our net sales decreased by €72.4 million, or 6.7%, in the year ended December 31, 2001, from €1,084.4 million in the year ended December 31, 2000 to €1,012.0 million for the year ended December 31, 2001. Our ceramics business was the largest component of our net sales (accounting for 46.7% of our net sales, compared to 44.4% for the year ended December 31, 2000). In the year ended December 31, 2001, our crystal business accounted for 36.4% of our net sales, compared to 40.2% for the year ended December 31, 2000. In the year ended December 31, 2001, our premium cookware business accounted for 9.2% of our net sales, compared to 9.6% for the year ended December 31, 2000. In the year ended December 31, 2001, other products accounted for 7.7% of net sales, compared to 5.8% for the year ended December 31, 2000.

The decline in our net sales from 2000 to 2001 was primarily due to reduced demand for our Millennium products and the weak demand for luxury lifestyle products generally in light of the economic downturn, the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed. The decline in our net sales was partly offset by the first full year contribution by Hutschenreuther, which we acquired in August 2000, and the first time contribution of W-C Designs, which we acquired together with Ashling Corporation in July 2001. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions".

  Crystal net sales

Crystal net sales decreased by €67.1 million, or 15.4% to €368.6 million in the year ended December 31, 2001, from €435.7 million in the year ended December 31, 2000.

The 15.4% net sales decrease in 2001 resulted principally from a decrease in sales volume and changes in product mix, which principally reflected the reduction in demand for our Millennium products in 2001 and the slowdown in the U.S. and global economies generally following the terrorist attacks on September 11, 2001. Our Millennium sales of crystal decreased by €69.8 million, or 82.7%, from €84.4 million to €14.6 million in the year ended December 31, 2001. This decrease in crystal net sales was partially offset by a small increase in our crystal net sales caused by a slight appreciation of the U.S. dollar against the euro. The U.S. is our principal source of sales of crystal products.

  Ceramics net sales

Ceramics net sales decreased by €8.5 million, or 1.8% to €472.9 million in the year ended December 31, 2001, from €481.4 million in the year ended December 31, 2000.

The 1.8% sales decrease in 2001 primarily resulted from decreases in the volume of our sales of ceramics as a result of the U.S. and global economic slowdown, the terrorist attacks on September 11, 2001 and changes in product mix. These decreases were partially offset by the full year contribution in 2001 of product sales of the Hutschenreuther brand, which was acquired with effect from August 1, 2000. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions—Hutschenreuther". There was only a small year-on-year foreign exchange translation effect.

  Premium cookware net sales

Premium cookware net sales decreased by €11.7 million, or 11.2% to €92.9 million in the year ended December 31, 2001, from €104.6 million in the year ended December 31, 2000.

The 11.2% sales decrease in 2001 primarily reflects the decrease in the volume of our sales of premium cookware during the period as a result of the U.S. slowdown and the terrorist attacks on September 11, 2001. This decrease in premium cookware sales was offset by a small increase in our premium cookware sales caused by a slight appreciation of the U.S. dollar against the euro.

  Other products net sales

Other products net sales increased by €14.9 million, or 23.8% to €77.6 million in the year ended December 31, 2001 from €62.7 million in the year ended December 31, 2000.

The 23.8% sales increase in 2001 primarily resulted from an increase in the volume and product mix of our sales as a result of a six month contribution by W-C Designs, which was acquired together with the Ashling Corporation on July 1, 2001. There was only a small year-on-year foreign exchange translation effect.

Consolidated cost of sales and distribution and administrative expenses

During the year ended December 31, 2001, we recognized €61.8 million in exceptional restructuring charges due to the restructuring of our crystal and ceramics businesses. See "Business—Our restructuring program". These restructuring charges resulted in our Operating Expenses increasing 3.4% during the year ended December 31, 2001, to €1,013 million from €980.0 million in the year ended December 31, 2000.

Our cost of sales during the year ended December 31, 2001 increased by €29.7 million, or 5.3%, from €555.9 million to €585.6 million. Partly as a result of this increase, our gross profit during the period, decreased by €102.1 million, or 19.3%, from €528.5 million to €426.4 million. Our distribution and administrative expenses during the same period increased by €1.4 million, or 0.3%, from €426.7 million to €428.1 million and other operating income/expenses decreased from a credit of €2.6 million to a credit of €0.6 million.

Ignoring the effect of our exceptional restructuring charges, our Operating Expenses decreased €28.7 million, or 2.9%, during the year ended December 31, 2001, to €951.3 million in the year ended December 31, 2001, primarily reflecting a decrease in the Operating Expenses (before exceptional restructuring charges) of our crystal and premium cookware operations.

Operating income/(loss) (before exceptional restructuring charges)

Our operating income (before exceptional restructuring charges) decreased during the year ended December 31, 2001, by €43.7 million, or 41.9%, to €60.7 million from €104.4 million in the year ended December 31, 2000. The decrease in our operating income (before exceptional restructuring charges) primarily reflected a decrease in the operating income (before exceptional restructuring charges) of our premium crystal products and to a lesser extent of our ceramics and premium cookware products, and was offset by an increase in the operating income (before exceptional restructuring charges) of our other products.

  Crystal

During the year ended December 31, 2001, the operating income (before exceptional restructuring charges) of our crystal products decreased by €36.6 million, or 55.6%, to €29.2 million from €65.8 million for the year ended December 31, 2000. This decrease in the operating income (before exceptional restructuring charges) of our crystal products reflected a €67.1 million, or 15.4%, decrease in our crystal net sales during the year ended December 31, 2001 and was offset by a €30.5 million, or 8.2%, decrease in the Operating Expenses (before exceptional restructuring charges) of our crystal operations.

The 8.2% decrease in our Operating Expenses (before exceptional restructuring charges) primarily reflects a decrease in our cost of sales resulting from a reduction in our sales, together with a reduction in the level of inventory write-offs which were disproportionately high in 2000. Also, in response to the decrease in our sales, we reduced our Operating Expenses (before exceptional restructuring charges) through tighter cost control and through a reduction in the amount incurred under our profit sharing scheme. In addition, we incurred a one-off charge in 2000 of €2.3 million relating to the settlement of a pension benefits related legal action taken by a group of ex-employees. Foreign exchange rate movements did not have a material impact on the comparison of these two periods.

  Ceramics

During the year ended December 31, 2001, the operating income (before exceptional restructuring charges) of our ceramics products decreased by €6.3 million, or 35.8%, to €11.3 million from €17.6 million in the year ended December 31, 2000. This decrease in operating income (before exceptional restructuring charges) of our ceramics products reflected a €8.5 million, or 1.8%, decrease in our ceramics net sales during the year ended December 31, 2001, which was slightly offset by a €2.2 million decrease in the Operating Expenses (before exceptional restructuring charges) of our ceramics operations.

The decrease in our Operating Expenses (before exceptional restructuring charges) primarily reflects a decrease in our sales, together with a reduction in manufacturing costs as a result of our restructuring program (including headcount reductions in our ceramics operations pursuant to the Wedgwood restructuring program). See "Business—Our restructuring program". The decrease in our Operating Expenses (before restructuring charges) was partially offset by the impact of wage inflation in certain jurisdictions, guaranteed payments made in respect of short-time working at our U.K. manufacturing facilities, the full year impact of the Hutschenreuther brand acquisition, which was acquired in August 2000 and the increased royalty receivables from our brand extension program.

  Premium cookware

During the year ended December 31, 2001, the operating income (before exceptional restructuring charges) of our premium cookware products decreased by €4.4 million, or 39.3%, to €6.8 million from

€11.2 million in the year ended December 31, 2000. The decrease in operating income (before exceptional restructuring charges) of our premium cookware operations reflects a €11.7 million, or 11.2%, decrease in our premium cookware net sales during the year ended December 31, 2001, which was offset by a €7.3 million, or 7.8%, decrease in Operating Expenses (before exceptional restructuring charges) of our premium cookware operations.

The 7.8% decrease in the Operating Expenses (before exceptional restructuring charges) of our premium cookware operations reflected a decrease in our sales and a reduction in the level of management bonuses.

  Other products

During the year ended December 31, 2001, the operating income (before exceptional restructuring charges) of our other products increased by €3.6 million, or 36.7%, to €13.4 million from €9.8 million in the year ended December 31, 2000. This increase in operating income (before exceptional restructuring charges) of our other products reflected a €14.9 million, or 23.8%, increase in the net sales of our other products, which was offset by a €11.3 million, or 21.4%, increase in the Operating Expenses (before exceptional restructuring charges) of our other products. The 21.4% increase in the Operating Expenses (before exceptional restructuring charges) of our other products reflected an increase in our sales, as well as the contribution to Operating Expenses from the acquisition of Ashling Corporation in July 2001. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Recent acquisitions".

Operating income/(loss)

Our operating loss was €1.1 million in the year ended December 31, 2001, compared to operating income of €104.4 million in the year ended December 31, 2000. The decrease in our operating income for the year ended December 31, 2001 compared to the year ended December 31, 2000, was primarily due to the €61.8 million exceptional restructuring charge in November 2001. In the year ended December 31, 2001 we recognized a charge of €27.5 million as part of our crystal restructuring program and €33.9 million as part of our ceramics restructuring program. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Effects of recent restructuring" and "Business—Our restructuring program". In addition, the decrease in our operating income reflected a decrease in our net sales resulting from a fall in demand for our products, primarily the reduced demand for our Millennium products, and the weak demand for luxury lifestyle products generally in light of the economic downturn, the terrorist attacks on September 11, 2001 and the geopolitical instability which followed.

Amount written off investment

In 2001, we decided to write-down our investment in Royal Doulton plc, resulting in a charge to our net income before taxes and minority interests of €16.2 million in the year ended December 31, 2001. The carrying value of this investment at December 31, 2001 was €2.0 million. See note 8 to our audited consolidated financial statements.

Net interest expense

Net interest expense in the year ended December 31, 2001 increased by 4.8%, or €1.2 million, from €24.8 million in the year ended December 31, 2000 to €26.0 million in the year ended December 31, 2001. The increase in net interest expense reflected a full year's interest from the €10.7 million in debt raised in August of 2000 to fund the purchase of Hutschenreuther, as well as the €4.6 million of debt acquired upon our purchase of Ashling Corporation on July 1, 2001.

Taxes on income

For the year ended December 31, 2001, we recognized a net tax credit of €1.1 million, as compared to tax expense of €14.1 million for the year ended December 31, 2000. The fall in taxes on income in 2001 was due to the reduction of our operating income and our recognition of exceptional restructuring charges in that year.

Net income/(loss) after taxes before minority interest

In the year ended December 31, 2001, we had a net loss after taxes and before minority interests of €42.2 million compared to a net income after taxes and before minority interests of €65.5 million for the year ended December 31, 2000. Our net loss in the year ended December 31, 2001, was primarily due to a €61.8 million restructuring charge, the write-down of our investment in Royal Doulton plc and the fall in demand for our products.

Liquidity

Our primary sources of liquidity are our cash flow from operations and borrowings, principally from our Revolving Credit Facility and certain other borrowings. The following table sets forth our net cash inflow from operating activities and our cash flows under Irish GAAP for the periods indicated.

	Year ended December 31,		Twelve months ended March 31,	Year ended March 31,	Three months ended June 30,
	2000	2001	2002	2003	2002	2003
			(unaudited)		(unaudited)	(unaudited)
	(€ in millions)
Operating income/(loss)	€104.4	€(1.1)	€(12.1)	€21.6	€12.0	€(39.5)
Provision for redundancy and related costs	—	39.1	39.1	35.7	—	25.7
Spend on restructuring	(5.4)	(13.3)	(19.6)	(20.6)	(6.4)	(4.5)
Depreciation and amortization	44.3	48.8	54.7	46.7	12.1	11.1
Surplus on sale of fixed assets	(0.5)	(2.1)	(1.9)	(0.5)	—	—
Decrease/(increase) in inventories	(47.4)	2.4	39.9	(30.9)	(16.7)	(28.4)
(Increase)/decrease in accounts receivable	(9.9)	18.7	2.8	9.8	(10.4)	(10.9)
Increase/(decrease) in accounts payable	15.7	(22.7)	0.3	19.7	16.7	(2.2)
Exchange rate adjustments	(11.0)	(1.4)	(6.3)	(9.9)	(6.6)	10.7

Net cash inflow/(outflow) from operating activities	90.2	68.4	96.9	71.6	0.7	(38.0)
Returns on investments and servicing of finance	(24.8)	(26.0)	(23.9)	(24.9)	(6.3)	(5.6)
Taxation (paid)	(13.4)	(9.3)	(6.7)	(4.4)	(2.1)	(2.0)
Capital expenditure and financial investment(1)	(55.6)	(25.2)	(22.3)	(12.1)	(6.6)	(7.5)
Acquisitions and disposals	(8.4)	(12.9)	(13.7)	(26.9)	(9.7)	—
Equity dividends paid	(16.8)	(20.2)	(20.0)	(21.6)	—	—

Net cash inflow/(outflow) before financing	(28.8)	(25.2)	10.3	(18.3)	(24.0)	(53.1)
Financing	(10.5)	65.8	11.8	27.0	8.0	(7.0)

(Decrease)/increase in cash	€(39.3)	€40.6	€22.1	€8.7	€(16.0)	€(60.1)

(1)
The table below sets forth our capital expenditure and financial investment, which includes receipts from sale of tangible fixed assets and net payments to acquire intangible fixed assets, for each of the periods presented:

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(€ in millions)
Payments to acquire tangible fixed assets	€(62.5)	€(38.0)	€(5.3)	€(22.2)
Receipts from sales of tangible fixed assets	7.8	13.7	—	10.9
Net (payments)/receipts for financial assets	(0.9)	(0.9)	0.1	(0.8)

Capital expenditure and financial investment	€(55.6)	€(25.2)	€(5.2)	€(12.1)

Net cash inflow/(outflow) from operating activities

For the three months ended June 30, 2003, we had a net cash outflow from operating activities of €38.0 million. The decrease during the three months ended June 30, 2003, primarily reflected a decrease in our operating income of €25.8 million (excluding a €25.7 million in exceptional restructuring charges in 2003), a €18.9 million deterioration in cash flow which resulted from a cash outflow of €2.2 million from a decrease in accounts payable for the three months ended June 30, 2003 compared to a cash inflow of €16.7 million in the three months ended June 30, 2002, and a €11.7 million deterioration in cash flow, which resulted from a cash outflow of €28.4 million from the increase in inventories for the three months ended June 30, 2003, compared to a cash outflow of €16.7 million in the three months ended June 30, 2002. This decrease was offset by a €17.3 million improvement in our cash flow, as a result of the cash inflow of €10.7 million from a favorable exchange rate adjustment in the three months ended June 30, 2003, compared to a cash outflow of €6.6 million from the adverse impact in exchange rate adjustments in the three months ended June 30, 2002. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Effects of recent restructuring" and "Business—Our restructuring program".

Our net cash inflow from operating activities was €96.9 million in the twelve months ended March 31, 2002, which decreased by 26.1% to €71.6 million in the year ended March 31, 2003. The decrease in the year ended March 31, 2003, primarily reflected a €70.8 million deterioration in cash flow, which resulted from a cash outflow of €30.9 million from the increase in inventories for the year ended March 31, 2003, compared to a cash inflow of €39.9 million from the decrease in inventories in the twelve months ended March 31, 2002. This decrease was offset by a €19.4 million improvement in our cashflow, as a result of a cash inflow of €19.7 million from the increase in accounts payable in the year ended March 31, 2003, compared to a cash inflow of €0.3 million in the twelve-months ended March 31, 2003, and by a €7.0 million improvement in our cash flow, as a result of a cash inflow of €9.8 million from the decrease in accounts receivables for the year ended March 31, 2003, compared to a cash inflow of €2.8 million in the twelve months ended March 31, 2002, and in the improvement in cash flow from our operating income (which increased as a result of a smaller exceptional restructuring charge in the year ended March 31, 2003).

Our net cash inflow from operating activities was €90.2 million in the year ended December 31, 2000 and decreased by 24.2% to €68.4 million in the year ended December 31, 2001. The decrease in the year ended December 31, 2001 primarily reflected a decrease in our operating income due to the €61.8 million exceptional restructuring charge, which impacted our provision for redundancy and related costs and our decrease in accounts payable, which was offset by a €49.8 million improvement in cash flow, as a result of the cash inflow of €2.4 million from the decrease in inventories for the year ended December 31, 2001, compared to the cash outflow of €47.4 million from the increase in inventories for the year ended December 31, 2000, as well as a €26.8 million improvement in cash flow, as a result of cash inflow of €18.7 million from the decrease in accounts receivable for the year ended December 31, 2001, compared to the cash outflow of €9.9 million from the increase in accounts receivable for the year ended December 31, 2000 and a €9.6 million change in our exchange rate adjustment. See "—Overview of our business—Principal factors that affect our results of operations and financial condition—Effects of recent restructuring" and "Business—Our restructuring program".

Net cash inflow/(outflow) before financing

For the three months ended June 30, 2003, our net cash outflow before financing was €53.1 million.

Our net cash inflow before financing which was €10.3 million in the twelve months ended March 31, 2002, fell to a net cash outflow of €18.3 million in the year ended March 31, 2003, as a result of our reduction in net cash inflow from operating activities and an increase in the cost of acquisitions and was offset by reduced capital expenditures and reduced taxes paid.

Our net cash outflow before financing was €28.8 million in the year ended December 31, 2000 and decreased by 12.5% to €25.2 million in the year ended December 31, 2001. The decrease in net cash outflow before financing in 2001 over 2000 reflected primarily reduced capital expenditure and increased receipts from the sale of tangible assets.

Financing

Our net cash inflow from financing was €11.8 million in the twelve months ended March 31, 2002 and increased by 128.8% to €27.0 million in the year ended March 31, 2003 as we increased the drawdown of new long term loans from €98.9 million to €151.8 million and increased the repayment of long term loans from €88.6 million to €124.9 million.

Our net cash outflow from financing was €10.5 million in the year ended December 31, 2000 as a result of the repayment of long term loans during the year and became an inflow of €65.8 million in the year ended December 31, 2001 as we drew down under our long term loan facilities.

Capital resources

Our policy is to finance our operations through a combination of cash flow generated from operations, short term bank borrowings, long term debt, equity funding and leasing and to achieve a balance between certainty of funding and a flexible, cost effective borrowing structure. It is our policy to ensure continuity of funding by maintaining a broad portfolio of debt, diversified by source and maturity, and by maintaining facilities sufficient to cover peak anticipated borrowing requirements, with a minimum of 20.0% having a maturity in excess of five years at any point in time and the remainder having a maturity of no less than six months.

The following table sets forth our total borrowings and cash and cash equivalents as at the dates specified:

	December 31,		March 31,		June 30,
	2000	2001	2002	2003	2003
	(€ in millions)
Total borrowings	€398.7	€483.6	€478.3	€440.7	€440.1
Finance leases	0.3	0.1	—	—	—
Short term deposits and cash	(66.2)	(119.6)	(88.1)	(84.0)	(41.7)

Net debt	€332.8	€364.1	€390.2	€356.7	€398.4

The following table sets forth the currencies in which we held our cash and cash equivalents as at March 31, 2003 and June 30, 2003, respectively:

	March 31, 2003		June 30, 2003
	Local currency amount	euro equivalent	Local currency amount	euro equivalent
	(in millions)
Euro	€13.4	€13.4	€10.3	€10.3
U.S. dollars	U.S.$60.8	56.6	U.S.$23.0	20.0
Sterling	£2.6	3.7	£1.2	1.7
Japanese yen	¥197.7	1.5	¥635.4	4.7
Other	—	8.8	—	5.0

Total	—	€84.0	—	€41.7

The principal facility available to us is our Revolving Credit Facility. We also have our Private Placement Notes and certain other credit facilities outstanding. For more information see "Description of Other Indebtedness".

Our principal liquidity needs are for working capital, and to a lesser extent, capital expenditures. Upon the completion of this offering and the Rights Offering, our principal source of liquidity will be approximately €69.4 million, derived from our existing short term deposits and cash and the net proceeds of this offering and the Rights Offering. See "Capitalization". In addition, we will also have some liquidity from our amended €226.2 million Revolving Credit Facility, which at the time of the closing of this offering will almost be fully drawn. Upon the completion of this offering and the Rights Offering, we will use some of our short term deposits and cash and/or our future cash flows to partially repay our Revolving Credit Facility. Any such repaid amounts, however, will continue to be available for future drawings under our Revolving Credit Facility.

Upon completion of this offering and the Rights Offering, the principal sources of liquidity for our majority-owned German subsidiary, Rosenthal AG, and its subsidiaries, will be existing short term deposits and cash held by Rosenthal. The terms of our Revolving Credit Facility and the Private Placement Notes will limit our ability to inject additional liquidity into Rosenthal.

Upon completion of this offering and the Rights Offering, we expect that the principal source of liquidity for our majority-owned U.S. subsidiary, W-C Designs, will be funding available to it under a factoring and inventory financing facility. We also have the option of funding W-C Design's liquidity centrally from our short term deposits and cash or from future drawings under our Revolving Credit Facility.

We intend to meaningfully reduce our debt. We are contractually committed to use a portion of our future cashflow to reduce our indebtedness under the terms of our Revolving Credit Facility. In addition, our current intention is to use a significant portion of our remaining future cashflow to further reduce our indebtedness. To the extent that our cashflow from operations does not allow us to timely reduce our indebtedness, we may undertake alternative methods of reducing indebtedness which could include, without limitation, further reducing our inventory levels, accelerating our planned disposal of non-core assets or other transactions outside of the ordinary course of business.

We believe that our cash flow from operations and our short term deposits and cash, together with amounts available to us from time to time under our amended Revolving Credit Facility will provide sufficient working capital to fund our operations.

Capital expenditures

We have consolidated or closed certain of our production facilities and have also engaged in an aggressive modernization program of our remaining ceramic and crystal manufacturing plants in the U.K., Germany and Ireland.

During the three months ended June 30, 2003 our capital expenditures were €7.5 million. During the current fiscal year ending on March 31, 2004, we completed the refurbishment of our furnace at our crystal manufacturing plant in Ireland, which cost approximately €12.0 million.

During the three months ended March 31, 2002 and the year ended March 31, 2003, we began to reduce the rate of our capital expenditures, making capital expenditures of €5.3 million and €22.2 million, respectively, primarily as a result of the near completion of our plant modernization and consolidation program. In the short term, we intend to pursue a more limited capital expenditure program focusing on the maintenance of our plant and equipment, the continuous renewal of our products lines and refurbishment of our retail distribution space in key markets.

During the years ended December 31, 2000 and 2001 we had capital expenditures, or payments to acquire fixed assets, of €62.5 million and €38.0 million, respectively, the vast majority of which related to manufacturing process improvements in the crystal and ceramics businesses, as well as worldwide retail store refurbishment, improved distribution facilities, the implementation of a new accounting system in Waterford Crystal and at our visitor center at Barlaston.

We intend to fund our current capital expenditure requirements from internally generated funds and through existing financing arrangements. See "Description of the Notes" and "Description of Other Indebtedness".

Contractual cash obligations and commercial commitments

The following table summarizes our contractual cash obligations as at June 30, 2003, on an adjusted basis, after giving effect to this offering, the application of such proceeds as described in "Use of Proceeds" and the completion of our Rights Offering:

	Total	Due within one year	Due between one and two years	Due between two and five years	Due after more than five years
	(€ in millions)
Revolving Credit Facility	€213.5	—	—	€213.5	—
Private Placement Notes	54.5	—	—	54.5	—
Other senior debt	23.6	€4.5	€10.2	8.9	—
Notes offered hereby(1)	165.0	—	—	—	€165.0

Total debt(2)	456.6	4.5	10.2	276.9	165.0
Operating leases	187.2	21.5	18.1	35.7	111.9
Capital commitments	15.6	15.6	—	—	—

Total	€659.4	€41.6	€28.3	€312.6	€276.9

(1)
Represents the gross proceeds of the offering of the aggregate principal amount of €166.0 million of the Notes offered hereby at an issue price of 99.381%.

(2)
Total debt is stated before €20.7 million of unamortized debt issuance expenses. See "Capitalization".

For information regarding our pension commitments, see note 24 to our audited consolidated financial statements.

In addition, since June 30, 2003, we have paid €6.9 million as a final dividend on our outstanding shares.

Contingent liabilities

In accordance with Section 17 of the Companies (Amendment) Act, 1986, we have guaranteed the liabilities of certain of our subsidiaries. As a result, such subsidiaries have been exempted from the provisions of Section 7 of the Companies (Amendment) Act, 1986. We have also guaranteed certain of the borrowings of various subsidiaries.

Under certain circumstances capital grants amounting to €5.0 million at March 31, 2003 could become due and payable by us.

Quantitative and qualitative disclosures about market risk

Interest rate and market risk

We are exposed to changes in financial market conditions in the normal course of our business operations due to our operations in different foreign currencies and our ongoing investing and funding activities, including changes in interest rates and foreign currency exchange rates. Market risk is the uncertainty to which future earnings or asset/liability values are exposed as a result of operating cash flows denominated in foreign currencies and various financial instruments used in the normal course of operations. We have established policies and procedures and internal processes, including review by a sub-committee of our Board of Directors, governing our management of market risks and the use of financial instruments.

We are exposed to changes in interest rates primarily as a result of short term and long term debt used to maintain liquidity and to fund our business operations. We borrow in different currencies and from different sources to meet the borrowing needs of our affiliates. The nature and amount of our long term and short term debt can be expected to vary as a result of future business requirements, market conditions and other factors.

Our operating cash flows denominated in foreign currency as a result of our international business activities and certain of our borrowings are exposed to changes in foreign exchange rates. We continually evaluate our foreign currency exposure (primarily U.S. dollar, Japanese yen and Sterling), based on current market conditions and the business environment. In order to mitigate the effect of foreign exchange risk, we engage in hedging activities.

Treasury management and financial instruments.

Our treasury operations are managed by our Treasury function within parameters formally defined and regularly reviewed by the Treasury Risk Management Committee of our Board of Directors. Our treasury function is supplemented by procedures and bank mandates and operates as a centralized service managing interest rate, foreign currency and financing risk and our activities are routinely reported to the Board.

Consistent with our policy, Group Treasury does not engage in speculative activity. Financial instruments, including derivatives, are used to raise finance and to manage interest rate and foreign currency risk arising from our operations. We set out our views on the key financial risks below.

Foreign currency risk management.

The majority of our business operations and our assets and liabilities are transacted and held in four principal currencies; euro, sterling, U.S. dollar and yen.

It is our policy to protect income and expenditure, where appropriate, by means of forward currency contracts. Business trading flows are netted by currency and, where considered appropriate, hedged up to three years ahead.

From time to time, we elect to cancel some of our forward currency contracts when it is commercially beneficial to us. For example, during the year ended March 31, 2003 we elected to cancel our outstanding forward cover, resulting in a gain of €10.4 million during fiscal 2003. We recently elected to cancel $73.1 million of our dollar forward contracts, of which $20.3 million related to the year ended March 31, 2004, $27.8 million to the year ended March 31, 2005 and $25.0 million to the year ended March 31, 2006. The cancellation of these contracts gave rise to a gain of €2.7 million to be recognized in the current fiscal year.

As a result of the above, as at October 3, 2003, we estimate that approximately 90.0% of our anticipated U.S. dollar receipts for the year ended March 31, 2004 are hedged at an average exchange rate of

U.S.$1.10 to €1.00. In addition, as at October 3, 2003, we estimate that approximately 72.4% of our anticipated Japanese yen receipts for the year ended March 31, 2004 are hedged at an average exchange rate of ¥184.70 to €1.00.

If we did not hedge our currency exposures, a one cent (1¢) decline in the value of the U.S. dollar against the euro would reduce operating income by approximately €1.3 million in a full year and a ten yen decline in the yen against the pound sterling would reduce operating income by €1.9 million in a full year.

Our policy has been to use foreign currency borrowings and forward foreign currency contracts to hedge part of the impact on our balance sheet of exchange rate movements on foreign currency denominated assets and liabilities.

The table below sets forth an analysis of our forward contracts by currency in principal amounts by maturity date.

	Analysis of Forward Contracts by currency Principal (notional) amount by expected maturity date
		Year ended March 31,					Fair value as at June 30, 2003
As at June 30, 2003	9 months to March 2004
		2005	2006	2007	2008	Total
	(in millions, except average exchange rates)
Forward contracts to hedge anticipatory transactions (none of which extend beyond the year 2007):
Sale of U.S. dollars for:
Euro: Notional contract amount	$33.5	$27.8	$40.0	$30.0	—	$131.3	€2.5
Weighted average contractual exchange rate	1.06	1.10	1.13	1.17	—	1.10	—
Sale of Japanese yen for:
Sterling: Notional contract amount	¥1,750.0	—	—	—	—	¥1,750.0	€0.7
Weighted average contractual exchange rate	184.48	—	—	—	—	184.48	—
Forward contracts to match exposure on translation of overseas assets:
Sale of U.S. dollars for:
Euro: Notional contract amount	$82.5	—	—	—	—	$82.5	€(0.5)
Weighted average contractual exchange rate	1.15	—	—	—	—	1.15	—
Forward contract to match U.S. dollar borrowings:
Sale of sterling for:
U.S.$: Notional contract amount	£—	—	—	—	£22.6	£22.6	€0.2
Weighted average contractual exchange rate	—	—	—	—	1.59	1.59	—

	Analysis of Forward Contracts by currency Principal (notional) amount by expected maturity date
	Year ended March 31,						Fair value as at June 30, 2003
As at March 31, 2003
	2004	2005	2006	2007	2008	Total
	(in millions, except average exchange rates)
Forward contracts to hedge anticipatory transactions (none of which extend beyond the year 2004):
Sale of U.S. dollars for:
Euro: Notional contract amount	$7.5	—	—	—	—	$7.5	€0.1
Weighted average contractual exchange rate	1.04	—	—	—	—	1.04	—
Sale of Japanese yen for:
Sterling: Notional contract amount	¥2,500	—	—	—	—	¥2,500	€(1.2)
Weighted average contractual exchange rate	183.16	—	—	—	—	183.16	—
Forward contracts to match exposure on translation of overseas assets:
Sale of U.S. dollars for:
Euro: Notional contract amount	$82.5	—	—	—	—	$82.5	€(0.2)
Weighted average contractual exchange rate	1.07	—	—	—	—	1.07	—
Forward contract to match U.S. dollar borrowings:
Sale of sterling for:
U.S.$: Notional contract amount	£—	—	—	—	£22.6	£22.6	€0.2
Weighted average contractual exchange rate	—	—	—	—	1.59	1.59	—
Interest rate risk:
Interest rate collar on euro	—	—	—	—	—	—	€(0.3)
Interest rate swaps	—	—	—	—	—	—	€(2.1)
	Year ended March 31,					Fair value as at March 31, 2002
As at March 31, 2002
	2003	2004	2005	2006	Total
	(in millions, except average exchange rates)
Forward contracts to hedge anticipatory transactions (none of which extend beyond the year 2006):
Sale of U.S. dollars for:
Euro: Notional contract amount	$165.5	$43.5	—	—	$209.0	€(21.3)
Weighted average contractual exchange rate	0.97	0.92	—	—	0.96	—
Sterling: Notional contract amount	$5.5	—	—	—	$5.5	€0.0
Weighted average contractual exchange rate	1.43	—	—	—	1.43	—
Sale of Japanese yen for:
Sterling: Notional contract amount	¥3,250.0	¥2,000.0	¥2,000.0	¥2,000.0	¥9,250.0	€6.0
Weighted average contractual exchange rate	152.69	173.76	164.44	158.59	160.68	—

	Year ended December 31,				Fair value as at December 31, 2001
As at December 31, 2001
	2002	2003	2004	Total
	(in millions, except average exchange rates)
Forward contracts to hedge anticipatory transactions (none of which extend beyond the year 2004):
Sale of U.S. dollars for:
Euro: Notional contract amount	$151.0	$67.0	$10.0	$228.0	€(18.7)
Weighted average contractual exchange rate	0.9816	0.9238	0.9052	0.9604
Sterling: Notional contract amount	$4.0	—	—	$4.0	€(0.1)
Weighted average contractual exchange rate	1.4772	—	—	1.4772
Sale of Japanese yen for:
Sterling: Notional contract amount	¥4,300.0	—	—	¥4,300.0	€7.0
Weighted average contractual exchange rate	155.92	—	—	155.92
Sale of Canadian dollars for:
Sterling: Notional contract amount	C$0.5	—	—	C$0.5	€0.0
Weighted average contractual exchange rate	2.2600	—	—	2.2600
Sale of Australian dollars for:
Euro: Notional contract amount	A$0.2	—	—	A$0.2	€0.0
Weighted average contractual exchange rate	1.7247	—	—	1.7247

We have also entered into a ten year U.S. dollar for sterling fixed forward contract as part of the arrangements to fix the rate of exchange on U.S.$22.6 million of the U.S.$95 million of 7.8% unsecured notes raised in November 1998 in a U.S. private placement, which currently stands at 8.75%. See "Description of Other Indebtedness". Under this forward contract we have the right to purchase U.S.$22.6 million on November 18, 2008 at a rate of U.S.$1.5889 = £1. The fair value of this contract at March 31, 2003 was €0.2 million.

We enter into forward contracts to manage our exposure to the translation of certain overseas assets. At March 31, 2003, these contracts covered the conversion of U.S.$82.5 million of such assets.

Interest rate risk management.

Our interest rate exposure arising from our borrowings and deposits is managed by the use of fixed rate debt, interest rate swaps and interest rate collars. The objectives for the mix between fixed and floating rate borrowings are set to reduce the impact of an upward change in interest rates while enabling some benefits to be enjoyed if interest rates fall. Thus our interest rate risk management policy is to fix between 20% and 60% of the interest cost on outstanding debt. At March 31, 2003, 21.6% (March 31, 2002: 24.4%) of debt was fixed at an average rate of 7.68% (2002: 7.68%) for a weighted average maturity of 5.5 years (March 31, 2002: 6.5 years).

The average rate of interest paid during the year ended March 31, 2003 was 5.06% (for the three months ended March 31, 2002: 4.45%). In 2000, interest cost was covered by net income before interest 4.2 times. We incurred a net loss in the year ended December 31, 2001 and in the three months ended March 31, 2002. In the year ended March 31, 2003, interest cost was covered by net income before interest 1.3 times. A 1.0% rise in market rates for a period of one year would reduce net income before tax by €4.2 million for the year ended March 31, 2003.

The table below sets forth an analysis of our fixed rate and floating rate debt in euro, U.S. dollar, sterling and yen loans:

	Fixed rate debt		Floating rate debt
	Weighted average interest rate %	Weighted average time for which rate is fixed Years	Amount	Weighted average interest rate %	Amount	Total
			(€ in millions)		(€ in millions)
At March 31, 2003
euro loans	6.14	3.8	€6.9	4.7	€170.4	€177.3
U.S. dollar loans	7.80	5.6	88.4	5.0	66.7	155.1
Sterling loans	—	—	—	5.9	83.0	83.0
Yen loans	—	—	—	1.7	25.3	25.3

Total			€95.3		€345.4	€440.7

At March 31, 2002
euro loans	6.14	4.8	€8.7	4.4	€45.1	€53.8
U.S. dollar loans	7.80	6.6	108.0	4.6	217.8	325.8
Sterling loans	—	—	—	4.9	70.6	70.6
Yen loans	—	—	—	1.1	28.1	28.1

Total			€116.7		€361.6	€478.3

At December 31, 2001
euro loans	6.14	5.0	€8.8	5.2	€50.4	€59.2
U.S. dollar loans	6.80	6.9	106.0	4.9	214.6	320.6
Sterling loans	—	—	—	6.0	76.2	76.2
Yen loans	—	—	—	1.0	27.7	27.7

Total			€114.8		€368.9	€483.7

At December 31, 2000
euro loans	6.14	6.0	€10.6	5.4	€81.3	€91.9
U.S. dollar loans	6.80	7.9	101.2	7.3	106.5	207.7
Sterling loans	7.25	—	0.2	7.1	68.9	69.1
Yen loans	—	—	—	1.0	30.3	30.3

Total			€112.0		€287.0	€399.0

New Irish accounting standards

International financial reporting standards

In June 2002, the European Parliament and Council of the European Union issued a Regulation that requires, for each financial year starting on or after January 1, 2005, that companies governed by the law of a Member State prepare their consolidated accounts in conformity with the international accounting standards ("IAS") adopted in accordance with the procedure laid down in the Regulation if, at their balance sheet date, their securities are admitted to trading on a regulated market of any Member State. The period has been extended to 2007 in relation to E.U. companies that have listed debt securities only. The regulation permits the governments of Member States to extend the use of IAS as they see fit. It is possible that a requirement to produce annual financial statements in accordance with IAS, as endorsed for use in the E.U., could be applied to us in a similar timeframe. This regulation will significantly change the accounting framework under which we report. Currently, we believe it is too early to accurately evaluate the impact of these changes on our financial position, results of operations and cash flows.

As part of the process in transitioning to IAS, among other things, the E.U. Council has adopted a Directive on fair values to allow for fair value accounting of certain financial instruments. This introduces a requirement for Member States to permit or require all or some classes of companies to value at fair value specified financial instruments, including derivative financial instruments and certain commodity contracts. Member States are required to bring the directive into force before January 1, 2004. After 2005, Irish listed companies will not be subject to the accounting provisions of the Irish Companies Acts 1963 to 2001 and will be required to comply with the IAS regulation and will follow EU-adopted IAS.

IFRS 1

The International Accounting Standards Board published its first International Financial Reporting Standard—IFRS 1, First-time Adoption of International Financing Reporting Standards ("IFRS 1") on June 19, 2003. IFRS 1 must be applied by any company that prepares its first IFRS financial statements for a period beginning on or after January 1, 2004, but it can be applied earlier.

IFRS 1 provides for the full retrospective application of all IFRSs in force at the closing balance sheet date for the first IFRS financial statements. There are six exemptions designed to relieve the burden of retrospective application and three mandatory exceptions where retrospective application is not permitted. Companies are faced with a challenging combination of retrospective application, optional exemptions and mandatory exceptions.

Despite the exemptions, most companies will still be required to make significant changes to their existing policies to comply with some of the most complex areas of IFRS, including financial instruments, pensions, deferred tax, provisions, special purpose entities and employee share options. The demanding disclosure requirements of IFRSs may be very different to a company's existing disclosures and many companies will need to collect additional information.

In November 2002, the IASB issued ED2, "Share-based Payment". ED2 proposed the implementation from the beginning of 2004 of an accounting standard requiring the recognition of an expense, measured by reference to fair value, in respect of all share-based payment transactions. On the same date, the Accounting Standards Board, or ASB, issued an exposure draft, FRED 31, proposing the implementation in the United Kingdom and Ireland of the ED2 proposed standard on the date it comes into force internationally for all entities and all types of share-based payment, including all employee share option schemes.

The FRED 31 draft standards also set out proposals on how the fair value expense is to be measured and recognized, and what disclosures should be provided to support the amounts recognized in the primary statements. The transitional rules, as currently drafted, apply the standards to all grants from November 7, 2002, the date of issue of the FRED 31 exposure draft, that have not vested at the effective date of the standard. The FRED 31 standards will significantly impact the financial statements of all U.K. and Irish companies, including us, that issue shares as compensation for services.

Retirement and other employment benefits

In November 2000, the ASB issued Financial Reporting Standard 17, "Retirement Benefits". Various disclosure requirements under this standard are effective for accounting periods ending on or after June 22, 2001, with further disclosures taking effect for accounting periods ending on or after June 22, 2002 and 2003. The measurement rules in Financial Reporting Standard 17, which are not yet mandatory and have not been implemented, introduce a different way for companies to account for pension costs, principally for defined benefit plans. In contrast to the previous approach of spreading the impact of pension surpluses or deficits forward in the consolidated statement of income over a number of years, Financial Reporting Standard 17 approaches pension accounting from a balance sheet perspective. Once the measurement rules in Financial Reporting Standard 17 became effective, at each year end the pension plan assets will be measured at market value, the pension plan liabilities will be measured at a present value using a specified actuarial valuation method and discounted at a corporate bond rate, and the resulting surplus or deficit will be shown on the company's balance sheet. Financial Reporting Standard 17 identifies several components of performance and specifies what should be reported in the consolidated statement of income and what should be reported in the statement of total recognized gains and losses. Amounts reported as operating costs reflect an annual "current service cost" and will no longer be reduced or increased by spreading forward surpluses or deficits. The expected return on plan assets less the notional interest cost on the plan liabilities will be included as other finance costs (or income) adjacent to interest. Actuarial gains and losses from year to year are to be recognized immediately in the statement of total recognized gains and losses.

Impact of recently issued U.S. accounting pronouncements

We are a reporting company under the U.S. Securities Exchange Act of 1934 (the "Exchange Act") and, as a result, are required to file each year with the U.S. Securities and Exchange Commission an annual report on Form 20-F. The Exchange Act requires that such annual reports contain a reconciliation to U.S. GAAP of our Irish GAAP results of operations. Discussed below are certain recent significant changes to U.S. GAAP which could affect such a reconciliation.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). This standard will require gains and losses from extinguishment of debt to be classified as extraordinary items only if they meet the criteria of unusual and infrequent in Opinion 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Any gain or loss on extinguishment will be recorded in the most appropriate line item to which it relates within net income before extraordinary items. SFAS 145 is effective for our fiscal year beginning April 1, 2003. We do not expect the adoption of this standard to have a material effect on our financial statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. This standard will require Companies to measure and recognize costs associated with exit or disposal activities in the period in which the liability is incurred. Previously, a liability for an exit cost was required to be recognized at the date of a commitment to an exit or disposal plan. No material reconciling differences have arisen on such exit or disposal activities by us since SFAS 146 became effective.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123". This standard provides two additional transition methods and additional disclosures for companies selecting to adopt the fair value accounting provisions of SFAS 123, "Accounting for Stock-Based Compensation", but does not change the fair value measurement principles of SFAS 123. We continue to follow APB 25 in the U.S. GAAP reconciliation to account for stock based compensation plans.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that a liability be recorded in the guarantor's balance sheet at fair value upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure (but not the accounting) requirements of FIN 45 are effective for us as of March 31, 2003. We are still analyzing the impact of the requirements of FIN 45 but we currently believe there will be no impact from adoption of this statement on our financial position, results of operations and cash flows. All disclosures required for the current year have been included in this offering circular.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). Under that interpretation, certain entities known as "Variable Interest Entities" (VIEs) must be consolidated by the "primary beneficiary" of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. FIN 46 will be effective to us on a prospective basis to VIEs created or obtained after January 31, 2003. The disclosure requirements in this interpretation are effective for our financial statements ending March 31, 2004 for VIEs acquired before February 1, 2003.

In May 2003, the FASB issued Statement of Financial Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, or SFAS 150, SFAS 150, requires issuers to classify as liabilities, or assets in some circumstances, three classes of freestanding financial instruments that embody obligations of the Issuer. Generally, SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective for interim periods beginning after June 15, 2003. For mandatory redeemable financial instruments of a nonpublic entity, both as defined by SFAS 150, the statement is effective for fiscal periods beginning after December 15, 2003. We do not anticipate any impact to our results of operations or financial position as a result of this new guidance.

The Emerging Issues Task Force issued EITF 00-21, "Multiple Element Arrangements" effective for arrangements entered into in fiscal periods beginning after June 15, 2003. This guidance requires companies with deliverables that include multiple revenue generating activities to separately value the revenues related to each element of the process. We do not anticipate any impact to our results of operations or financial position as a result of this new EITF.

BUSINESS

Overview

Our company

We are one of the world's leading designers, manufacturers and marketers of branded luxury lifestyle products, including high quality crystal, ceramics (such as fine bone china, fine porcelain and earthenware) and premium cookware. Our portfolio of established luxury lifestyle brands includes Waterford crystal, Wedgwood fine bone china, Rosenthal porcelain, and All-Clad premium cookware. In addition, we have well established co-branding relationships with a range of leading designers and celebrities, including Versace, Vera Wang, Emeril Lagasse, Jasper Conran and John Rocha.

Our brands have a history of excellence. Waterford and Wedgwood, which trace their origins to Ireland in 1783 and England in 1759, respectively, are among the leading brands of fine crystal and fine china in the world. Rosenthal, which was established in Selb, Germany in 1879, is one of the leading brands of porcelain in Germany. All-Clad, which was established in Pennsylvania in 1973, is one of the leading brands of premium cookware in the United States.

We operate in four principal product categories: crystal, ceramics, premium cookware and other products. In the fiscal year ended March 31, 2003:

  •
  Crystal accounted for 33.0% of our net sales (€314.3 million), of which Waterford branded products (including Marquis by Waterford) accounted for 89.0% of such net sales;

  •
  Ceramics accounted for 43.5% of our net sales (€414.2 million), of which Wedgwood and Rosenthal branded products accounted for 53.0% and 28.0% of such net sales, respectively;

  •
  Premium cookware accounted for 12.8% of our net sales (€121.8 million), of which All-Clad branded products, accounted for 77.2% of such net sales; and

  •
  Our sales of other products (including Waterford Linens, Waterford Writing Instruments, Waterford Holiday Heirlooms, Wedgwood gourmet foods and Rosenthal furniture, among others), accounted for the remaining 10.6% of our net sales (€101.0 million).

Over the past several years, we have made substantial capital investments to modernize and rationalize our production facilities, increase our use of automation and improve our operating efficiency. Since 1992 we have reduced our manufacturing facilities from 18 to 7. Moreover, from January 1, 1998 to March 31, 2003 we invested €150.8 million in plant and equipment. As a result, we now manufacture most of our premium products at our state-of-the-art plants located in Ireland (crystal), the U.K. (primarily fine bone china and earthenware), Germany (primarily porcelain) and the U.S. (primarily premium cookware). In the fiscal year ended March 31, 2003, we estimate that we manufactured approximately two-thirds of our products, by net sales, at our own facilities.

In addition, we outsource products that can be manufactured by third parties without compromising our brand or product quality. We have carefully selected contract manufacturers located in Europe (primarily crystal, porcelain and giftware) and Asia (primarily earthenware, linens and our Emerilware premium cookware). In the fiscal year ended March 31, 2003, we estimate that we outsourced approximately one-third of our products, by net sales.

Our products are sold across a wide range of geographical markets. During the fiscal year ended March 31, 2003, 50.4% of our net sales were in the U.S., 36.7% were in Europe (principally in Ireland, the U.K. and Germany), and 12.9% were in the rest of the world. We sell our products through established and diversified channels to market, on a wholesale basis, through selected department stores, specialty store groups and independent retailers, and, on a retail basis, through our approximately 450 retail stores, including concessions at department stores, specialty stores, our flagship stores and our approximately 80 outlets, as well as directly to consumers through our mail order business.

The table below sets out in more detail our net sales by geographic market in million of euros and as a percentage of total net sales for each of the years ended December 31, 2000 and 2001 and March 31, 2003, respectively.

	Year ended December 31, 2000		Year ended December 31, 2001		Year ended March 31, 2003
	(€ in millions)	(% of total net sales)	(€ in millions)	(% of total net sales)	(€ in millions)	(% of total net sales)
Ireland	€51.6	4.8%	€41.0	4.1%	€42.5	4.5%
United Kingdom	144.7	13.3%	135.6	13.4%	125.8	13.2%
United States of America.	520.9	48.0%	461.8	45.6%	479.8	50.4%
Japan	91.9	8.5%	81.5	8.1%	73.5	7.7%
Germany	120.5	11.1%	129.2	12.8%	104.6	11.0%
Rest of the World(1)	154.8	14.3%	162.9	16.0%	125.1	13.2%

Total net sales	€1,084.4	100.0%	€1,012.0	100.0%	€951.3	100.0%

(1)
Includes other European countries.

History

Waterford crystal was first established in 1783 in the Irish harbor town of Waterford by William and George Penrose, who were important developers and principal exporters in the city. Their vision was to "create the finest quality crystal for drinking vessels and objects of beauty for the home". By the early 19th Century, Waterford had become one of the best-known and respected Irish crystal makers. In 1851, Waterford was forced to close because of, among other reasons, the imposition of an excise tax in Ireland. Almost 100 years later, on April 2, 1947, Waterford Crystal was re-established as Waterford Glass Limited. Since then Waterford Crystal has grown into one of the leading manufacturers of high quality crystal products in the world.

Wedgwood, a leading English manufacturer of high quality ceramic tableware and giftware, was founded in 1759 in Stoke-on-Trent, England. In the 18th Century, Wedgwood introduced its first signature colored earthenware pieces to England and in the 19th Century commenced the production of bone china. During the period of 1966 to 1973, Wedgwood expanded the scope of its business with the acquisition of some of the leading manufacturers in the English tableware industry, such as Coalport and Johnson Brothers.

In 1967, Waterford became a publicly listed company under the corporate name of Waterford Glass Limited, and listed its ordinary shares on the Irish Stock Exchange.

In 1986, Waterford acquired Wedgwood and merged our operations to create our present company. Prior to our acquisition of Wedgwood, we listed our American Depositary Receipts (representing 10 of our stock units, each representing one of our ordinary shares and one of our income shares) on the NASDAQ National Market System.

In July 1989, we changed our corporate name to Waterford Wedgwood plc, a public limited company organized in Ireland with unlimited duration.

Following the merger we grew our business organically and, from the mid 1990s, through strategic acquisitions. These acquisitions included principally:

  •
  Stuart & Sons Limited, a U.K. manufacturer of premium crystal with a strong presence in the U.K. market, which we acquired in 1995;

  •
  Rosenthal AG, a leading German manufacturer of ceramic and porcelain tableware and giftware, which was founded in 1879 in Selb, Germany, in which we acquired a 61.5% stake in 1997 (subsequently increased to 84.6% in 1998 and 89.8% in 2001);

  •
  All-Clad Holdings, Inc., a leading U.S. manufacturer of premium cookware and kitchenware, based in Canonsburg, Pennsylvania, which we acquired in 1999;

  •
  the Hutschenreuther brand, a renowned German brand of porcelain tableware and giftware, which we acquired in 2000;

  •
  Ashling Corporation, which owns W-C Imports Inc. (trading as W-C Designs), a U.S. distributor of fine linens. We acquired 86.5% of Ashling in 2001 from Fitzwilton Limited, a company controlled by Sir Anthony O'Reilly and Peter Goulandris, two of our principal shareholders and Chairman and

    Deputy Chairman of our Board of Directors, respectively. See "Shareholders and Certain Related Party Transactions";

  •
  the Spring brand of premium cookware, as well as a 60% stake in Spring U.S.A. Corporation which we acquired in 2002; and

  •
  Cashs Mail Order brand and mailing lists targeting U.S. mail order customers, which we acquired in 2002.

As a result of such acquisitions, our organic growth and our consolidation strategy, we have become one of the leading designers, manufacturers and marketers of high quality crystal, ceramics and premium cookware, and one of the world's leading luxury lifestyle goods companies.

Description of our product categories

We operate in four principal product categories: crystal, ceramics, premium cookware and other products. The table below sets out our net sales, operating income (before exceptional restructuring charges), exceptional restructuring charges, and operating income/(loss) of each of our four product categories for each of the years ended December 31, 2000 and 2001, for the twelve months ended March 31, 2002 and for the year ended March 31, 2003.

	December 31,		Twelve months ended March 31,	Year ended March 31,
	2000	2001	2002	2003
	(€ in millions)
Net sales by product category:
Crystal	€435.7	€368.6	€357.9	€314.3
Ceramics	481.4	472.9	458.5	414.2
Premium cookware	104.6	92.9	95.7	121.8
Other products	62.7	77.6	85.5	101.0

Net Sales	€1,084.4	€1,012.0	€997.6	€951.3

Operating income/(loss) (before exceptional restructuring charges) by product category:
Crystal	€65.8	€29.2	€21.7	€27.5
Ceramics	17.6	11.3	8.4	1.8
Premium cookware	11.2	6.8	5.6	16.8
Other products	9.8	13.4	14.0	11.2

Operating income/(loss) (before exceptional restructuring charges)	€104.4	€60.7	€49.7	€57.3

Exceptional restructuring charges by product category:
Crystal	€—	€(27.5)	€(27.5)	€(4.5)
Ceramics	—	(33.9)	(33.9)	(31.2)
Premium cookware	—	—	—	—
Other products	—	(0.4)	(0.4)	—

Exceptional restructuring charges	€—	€(61.8)	€(61.8)	€(35.7)

Operating income/(loss) by product category:
Crystal	€65.8	€1.7	€(5.8)	€23.0
Ceramics	17.6	(22.6)	(25.5)	(29.4)
Premium cookware	11.2	6.8	5.6	16.8
Other, products	9.8	13.0	13.6	11.2

Operating income/(loss)	€104.4	€(1.1)	€(12.1)	€21.6

Crystal

Brands

We market a wide variety of high quality crystal products under separate brand names, primarily in the upper price segments of the crystal market. The majority of our crystal is produced at our manufacturing facilities in Ireland.

Waterford Crystal

Waterford Crystal is our premium brand of crystal and its products comprise prestigious giftware, stemware, lighting, studio pieces, sporting trophies and commemorative items, all of which command a high position in their respective markets, especially in the U.S.

In 1997, award-winning fashion designer John Rocha was commissioned to design a range of contemporary crystalware for Waterford Crystal, to extend our franchise to younger, more style conscious consumers. Designed by John Rocha and crafted by Waterford Crystal, the John Rocha at Waterford Crystal range of stemware and giftware was launched in Ireland, the U.K. and Canada in 1997, and is now also distributed in mainland Europe and the Asia-Pacific region (including Australia).

Waterford Crystal is a leading brand of crystal in the U.S. In 1999, Waterford Crystal won the commission to create the six-foot in diameter New Year's Eve crystal ball used during the New Year's Eve Millennium celebration at Times Square in New York City. We expect that Waterford Crystal will continue to be a key participant in future Times Square New Year's Eve celebrations through the continuing use of the Times Square Waterford Crystal ball.

Marquis by Waterford

Marquis by Waterford is a separate brand of mid-priced high quality crystal that is positioned in a different market segment from Waterford Crystal products through distinctive design, styling and brand identity, which focuses on contemporary styling at more modest prices. The Marquis by Waterford brand was launched in 1991 and, since its introduction, has expanded into a comprehensive range of stemware and giftware patterns. Marquis by Waterford products are designed by Waterford and produced to Waterford's strict design and quality specifications in some of the finest crystal and glass factories in continental Europe.

Rosenthal

The Rosenthal Crystal brand offers a range of modern, sophisticated and avant-garde crystal items marketed under the Rosenthal, as well as the Rosenthal studio-line brands, and through licensing agreements, under the names of Versace and Bvlgari. We outsource the production of the majority of these items. All of the crystal items in these ranges are designed to complement and extend the existing ranges of Rosenthal studio-line, Versace and Bvlgari ceramic and non-ceramic products.

Rosenthal has sought to lead the industry in modern, avant-garde design by enlisting the help of internationally renowned designers and artists such as Walter Gropius, Timo Sarpaneva, Tapio Wirkkala, Mario Bellini and Bjorn Wiinblad to design Rosenthal products and build Rosenthal's brand name. Recent collaborations with famous designers Jasper Morrison and Platt and Young have led to many new product innovations. Rosenthal recently secured the worldwide license for the reproduction of the entire portfolio of Andy Warhol's works and designs in crystal and ceramics.

Stuart

In 1995, we purchased the Stuart Crystal brand, originally an established U.K. brand of premium crystal with a particularly strong presence in the U.K. market. Stuart Crystal now markets a wide range of crystal items that are differentiated by price, positioning and design from the Waterford Crystal, Marquis by Waterford and Rosenthal brands and comprises stemware, giftware, tableware and decorativeware focused on contemporary shapes incorporating traditional designs. In 1999, Jasper Conran was commissioned to design contemporary premium crystalware to update the Stuart Crystal range.

The table below sets out the approximate percentage of our sales of crystal by brand for the year ended March 31, 2003.

Year ended March 31, 2003
Waterford	75.0%
Marquis by Waterford	14.0%
Rosenthal	6.0%
Stuart	5.0%

Total	100.0%

Products

Giftware

Our giftware category includes table items, decanters, bowls, vases, personal collectibles and decorative giftware, corporate and executive giftware and Christmas items. This category continues to be of increasing importance and accounts for a growing proportion of overall sales across all of our crystal brands.

Stemware

Our crystal stemware range includes approximately one hundred and fifty stemware patterns which are usually developed into suites, including wine glasses, water goblets, tumblers, spirit glasses and champagne flutes.

Within our crystal stemware range, we have the following lines:

  •
  Waterford Crystal, whose patterns tend toward classical, heavily cut styles at premium prices.

  •
  Marquis by Waterford, which tends towards contemporary styling at more modest prices.

  •
  John Rocha at Waterford Crystal, which offers a range of pure, simple designs, whose character is youthful and stylish.

  •
  Rosenthal, especially within the Rosenthal studio-line collection, which comprises contemporary design. Its collections 'Rosenthal meets Versace' and 'Bvlgari Home Design' present high quality executive lifestyle collections.

  •
  Stuart Crystal, which offers contemporary forms incorporating traditional designs and cutting patterns, including The Jasper Conran at Stuart Crystal range, which lends the Stuart Crystal brand its own distinctive designer image.

Lighting

Our principal lighting products are Waterford Crystal's chandeliers, wall fixtures, portable lighting, table lamps, candelabra and candlesticks. Chandeliers presently appear in locations ranging from Westminster Abbey in London to the Kennedy Center in Washington, D.C. The John Rocha at Waterford Crystal and the Jasper Conran at Stuart Crystal lighting ranges also include contemporary designer lightingware.

Commemorative items

Waterford Crystal designs and produces distinctive and unique presentation pieces for many of the world's most prestigious sporting events and to commemorate major international events and achievements in culture, the arts, matters of state, industry and science.

Studio pieces

Each year Waterford Crystal designs and crafts a limited number of unique exhibition pieces to showcase the highest artistic achievements in crystal design and crafting.

Geographic market

The U.S. accounted for the great majority of our crystal sales in the year ended March 31, 2003. In addition, a substantial portion of our crystal sales outside the U.S. are to U.S. residents traveling abroad.

The table below sets out the percentage of our net sales of crystal by geographic market for the year ended March 31, 2003.

Year ended March 31, 2003
North America	64.3%
Europe	30.0%
Asia-Pacific	3.5%
Rest of the World	2.2%

Total	100.0%

Manufacturing

The manufacture of Waterford Crystal is based on a European 18th Century hand crafting process, established in Waterford, Ireland, in 1783.

In the recent past the traditional manual steps in the creation of Waterford Crystal products have been skillfully blended with new technology to create three "techno-craft" process platforms of melting and forming, cutting and acid polishing. These platforms, integrated with the Waterford Crystal hand crafting heritage of blowing, cutting and engraving, have ensured the high quality of Waterford Crystal products.

The first process is melting and forming. Melting utilizes tank furnace technology while forming is carried out by skilled craft personnel with the help of forming equipment. This combination has considerably increased crystal yield, enhanced quality and reduced waste, enabling Waterford Crystal to manufacture its products more cost effectively than by the previous fully manual process.

The second process platform is a combination of the traditional hand cutting craft and a revolutionary six axis grinding process developed to extend the design range, enhance product quality and significantly reduce manufacturing cost. Through the use of diamond tipped cutting wheels we are able to produce sharp incisive wedges and broad flat cuts, creating the intricate and distinctive patterns characteristic of Waterford Crystal.

The third process platform involves the acid polishing of each individual item to enhance the cut pattern.

The internationally recognized standards of ISO 9001 for quality and ISO 14001 for environmental management are in full operation throughout the Waterford Crystal manufacturing plants.

Our main crystal manufacturing plant is located in Kilbarry in Waterford, Ireland. A proportion of Waterford Crystal and Stuart Crystal and substantially all Marquis by Waterford, Rosenthal and Wedgwood Crystal products, equivalent to approximately 33% of our crystal products by net sales value, are outsourced to a small number of carefully chosen high quality contract manufacturers in other European countries. The selection of each external manufacturer is rigorous, in order to ensure that our high quality standards are maintained.

Design and product development

Brand re-positioning

Waterford's re-positioning strategy pursued in recent years has resulted in a marked shift in sales patterns away from stemware toward giftware, to the extent that giftware is now our single most important product category. At the same time, an increasing proportion of annual sales is represented by new product introductions made within the previous twelve months.

Our brand re-positioning strategy has been to offer products in a much wider span of the premium crystal market, gain market share and generate growth in sales volume. The key element in the brand re-positioning strategy was the creation in 1991 of the Marquis by Waterford brand, which through competitive pricing, fresh contemporary styles and Waterford Crystal quality and prestige has allowed a new segment of consumers to purchase our premium crystal products at more affordable prices.

The importance to Waterford Crystal of the U.K. market led to the acquisition in late 1995 of Stuart & Sons Limited, a U.K. crystal company. The strong presence of the Stuart Crystal brand in the U.K. market, together with its high quality products and differential price positioning to those of the Waterford Crystal and Marquis by Waterford brands, has strengthened our overall brand positioning in the U.K. market.

Crystal stemware and ornamental items such as vases and bowls have also been produced, mainly in clear uncut crystal under the Rosenthal studio-line, Bvlgari and Versace brands.

New products

New products have been instrumental in driving annual sales growth. The U.S. continues to be by far the largest market for Waterford Crystal products. New crystal product introductions accounted for 18% of sales in the year ended March 31, 2003. The performance of our new crystal products is based on new product development, marketing strategies and enhanced contract and coordination with our wholesale customers, particularly in the United States, on product development and marketing strategies.

New product introductions, primarily giftware items, including vases, bowls and collectibles, but also stemware items, and Christmas products, form an important and growing sub-category. The gold banding of some of Waterford Crystal's most successful stemware patterns, which we commenced in 1994, has become a well established feature of stemware in the marketplace.

The development of new Waterford Crystal, Marquis by Waterford and John Rocha at Waterford Crystal products is facilitated by the flexibility of our state-of-the-art Irish manufacturing facilities combined with access to outsourced products. Stuart Crystal plans to continue to develop new products and intends to maintain its alliance with designers such as Jasper Conran.

Ceramics

Brands

We market a wide variety of premium tableware and giftware in fine bone china, earthenware, stoneware and porcelain under a number of different brand names, the most important of which are described below. The majority of our tableware and giftware is produced at our manufacturing facilities in England.

Wedgwood

Wedgwood is our premium brand of ceramics products with an unbroken history of over 240 years. Its principal products are formal and casual tableware, which are produced in fine bone china, Queen's Ware and porcelain and giftware and characterware, which are produced in fine bone china and earthenware (Jasper, Queen's Ware, and Black Basalt). There are separate ranges of products sold under the Wedgwood brand which are offered specifically to the corporate sector, particularly hotels, restaurants and airlines.

Rosenthal

Rosenthal is a high quality brand which offers a range of sophisticated and traditional porcelain tableware and gifts. The Rosenthal brand has been in existence since 1879 when Phillip Rosenthal first signed his painted porcelainware. The brand has developed to include not only table and giftware, but also art pieces and limited editions by world renowned artists in porcelain and crystal. Today the Rosenthal brand includes Rosenthal studio-line, Rosenthal Classic and Thomas, as well as the licensed collections Rosenthal meets Versace, Bvlgari Home Designs and Laura Ashley by Hutschenreuther.

Since the 1950s, Rosenthal studio-line has led the industry in modern, avant-garde design. Internationally renowned designers and artists such as Walter Gropius, Timo Sarpaneva, Tapio Wirkkala, Mario Bellini and Bjorn Wiinblad have all contributed to building Rosenthal's brand name. Recent collaborations with designers Jasper Morrison and Platt and Young have led to many new product innovations. For example, Rosenthal secured the worldwide license for reproductions of Andy Warhol's works and designs in crystal and ceramics.

During 1993, Rosenthal launched four exclusive porcelain patterns endorsed by the late Italian designer Gianni Versace. These patterns, as well as those more recently introduced by his sister, Donatella Versace, compete against Hermès and Cartier among others, at the premium end of the tableware market.

Rosenthal also launched a new collection in Spring 1999 in co-operation with Bvlgari, the luxury Italian jeweler. This range of products includes premium porcelain table and giftware, decorated with the design of watercolor artist Davide Pizzialori.

Hutschenreuther

We acquired the Hutschenreuther brand in August 2000. The product positioning of this brand is complementary to the Rosenthal range while extending Rosenthal's casual and gifting offering. Our acquisition of this brand effectively made Rosenthal one of the largest ceramics manufacturers and suppliers in Germany. In autumn 2002, Hutschenreuther introduced a new lifestyle collection with three new patterns licensed from the archives of the famous British fashion and interior company Laura Ashley.

Johnson Brothers

Johnson Brothers brand, which was established in the U.K. over a century ago, offers fine earthenware tableware and giftware in the mid-price casual market.

Other brands

Wedgwood acquired many of the most famous names in the English ceramics industry prior to its acquisition by Waterford in 1986. For example, we own the following other brands:

  •
  Crown Staffordshire, Tuscan, J&G Meakin, Midwinter and Bull in a China Shop, all of which are registered trademarks in the U.K. and other territories, and which can be used for special product lines or promotions.

  •
  Franciscan is the key brand we use for our earthenware tableware in the U.S. market, where the brand has higher consumer recognition than our other earthenware brands.

  •
  Coalport is our key brand in the prestige U.K. figurine and collectibles market and has shown market share advances in recent years.

  •
  Mason's Ironstone, another of our ceramics earthenware brands with a long established history, comprises a distinctive highly colorful and decorative, yet traditional, style of tableware and giftware.

  •
  Thomas, a brand with a strong European-based style, is directed towards the casual tableware and kitchenware market using contemporary shapes, with particular success in whiteware.

  •
  Waterford Fine China was launched as an extension to the Waterford brand at the New York 1997 Table Top Show.

The table below sets out the approximate percentage of our net sales of ceramics by brand for the year ended March 31, 2003.

Year ended March 31, 2003
Wedgwood	53.0%
Rosenthal	28.0%
Hutschenreuther	9.0%
Johnson Brothers	8.0%
Others	2.0%

Total	100.0%

Products

Tableware

Tableware constitutes the largest proportion of our ceramics business. We currently have in excess of one hundred patterns of fine bone china, fine earthenware, porcelain and stoneware in production across our range of brands. Most of our tableware patterns are developed into a range of items, including dinner and side plates, cups and saucers, tea and coffee pots, creamers and sugar boxes, and soup, dessert and serving dishes. Wedgwood, Rosenthal, Hutschenreuther and Waterford china offer products across the whole spectrum of the ceramics market from mid-range to the highest prestige items, such as Bvlgari.

Rosenthal has worked closely with many internationally renowned designers to create tableware designs such as "TAC" by Walter Gropius, "Suomi" by Timo Sarpaneva, "Moon" by Jasper Morrison and "Medusa" by Gianni Versace.

Over recent years, shifting consumer demand in the premium market has seen a greater emphasis on the development of less formal, more contemporary styles, which has led to the introduction of mid-price collections, for example Weekday Weekend and Sarah's Garden. Wedgwood has recently worked with designers such as Vera Wang, Nick Munro, Paul Costelloe and Jasper Conran in order to take advantage of this trend. For example, at Ambiente 2003 in Frankfurt (one of the longest running ceramics trades shows in Europe), the Thomas brand successfully introduced its new informal place setting designed by leading designer Konstantin Greic.

Giftware

Giftware is an important and growing proportion of our ceramics sales. Items such as vases, bowls, clocks and picture frames are produced to complement some of our major tableware patterns. In addition, we also have a large range of single giftware items in fine bone china, stoneware and non-ceramic materials, such as Wedgwood's signature product—the stoneware Jasper, and the figurine collections sold under the Coalport brand name. We have also entered into giftware alliances with the designers Basia Zarzyckia and David Shilling to expand our product range. Giftware is a central theme of the Rosenthal studio-line range which has a strong heritage in limited edition art pieces due to its experience with a wide range of international designers, like Frank Stella, James Rizzi, Victor Vasarely, Henry Moore, Roy Lichtenstein and Salvador Dalì. Rosenthal studio-line reproduces the artwork of Andy Warhol and James Rizzi on unique gift lines. In May 2003, Rosenthal launched a new limited art collection by 17 internationally renowned artists commemorating the late Philip Rosenthal. Characterware includes Wedgwood gift and tableware products, produced mainly in earthenware, which illustrate classic childhood characters, the most famous of which is Beatrix Potter's "Peter Rabbit".

Geographic market

In the year ended March 31, 2003, Germany was our largest sales market for ceramics followed by the U.K., the U.S., the Far East, Italy and the rest of continental Europe.

The table below sets out the percentage of our net sales of ceramics by geographic market for the year ended March 31, 2003.

Year ended March 31, 2003
Europe	56.7%
North America	24.3%
Asia-Pacific	18.4%
Rest of the World	0.6%

Total	100.0%

Manufacturing

The main ingredients of all ceramicwares are clay, feldspar and, in the case of fine bone china, calcinated animal bone (constituting approximately 50.0% by weight). In recent years, dust pressing has been introduced to replace the traditional methods for the production of flatware. Through this process liquid clay is "spray dried" in a powerful stream of heated air to produce clay granules, which are compressed in isostatic presses to form the ware between the press membranes.

Whether produced in the traditional manner or by dust press, our ceramicware is allowed to dry before being fired, glazed, fired again, decorated and fired for a third time. For many traditional designs, particularly in the case of fine bone china, we apply decorations by hand using decals ("lithos"). Our more expensive items may be hand decorated, gilded and fired several times over, as successive layers of decoration are added.

Most of our contemporary fine bone china and earthenware patterns now have decoration applied by multi-color printing. In the case of our earthenware this is done after the first firing and before glazing so that only two firings are required in total.

Following the planned closure of our manufacturing sites at Hanley and Tunstall (Stoke-on-Trent) in the U.K. our main ceramic manufacturing sites will be located at Barlaston and Longton (Stoke-on-Trent) in the U.K. and at Rothbühl-am-Rosenthal and Thomas-am-Kulm in Germany. We outsource approximately 10%, by net sales value, of our ceramic products.

Manufacturing development

We are committed to maintaining our position at the forefront of manufacturing technological development in ceramics. In recent years many new techniques have been introduced to the manufacturing process, which have reduced process and handling times and manual labor content. We have consolidated our ceramic production into dedicated production facilities allowing each facility to specialize in either flatware or castware, rather than manufacturing the whole product range.

Our technical developments in recent years include the extension of dust pressing to the majority of our flatware production, the introduction of fast fire biscuit kilns (which reduce firing time from 24 hours to seven and one half hours) and fast firing decorating kilns (which reduce firing times to 60 minutes), the development of automated casting, pressure casting, automated glazing and the extension of the use of multi-printing for earthenware and many fine bone china tableware patterns.

We continue to invest in the latest manufacturing technology. We have made significant investments recently on casting and glazing machines, automated cup cells, new earthenware glost kilns, six-color printing and automated handling machinery. Developments continue in all areas, particularly glaze technology, dust pressing, automated casting, automated handling, automated decoration and lining, our use of computer-aided design and modeling, die making, and heat release pattern application.

We pursue an active policy of providing safe systems of work and high standards of environmental management. ISO 9002, the internationally recognized quality standard, has been in operation throughout our U.K. based manufacturing facilities since 1997.

Design and product development

Wedgwood

We believe that Wedgwood's brand name enjoys a high level of international customer awareness and recognition. In recent years, we have refreshed core patterns and developed new product ranges of both tableware such as Sarah's Garden, Weekday Weekend and Contrasts as well as giftware, in order to reflect current market trends towards casual luxury living and more accessible price points, while complementing existing ranges.

For example, in April 2002, the Vera Wang at Wedgwood collection was launched in the U.S. In May 2002, Wedgwood announced its first ever alliance with the interior design sector, with the appointment of Kelly Hoppen to design a gift collection "The Art of Giving" for Wedgwood, launched in the U.K. in 2002 and internationally in 2003.

Rosenthal

Rosenthal has a reputation for working extensively with internationally renowned designers, and for avant-garde design particularly in the Rosenthal studio-line range and the Rosenthal meets Versace collection. Product development is based on creating products that are suited to the various lifestyles of targeted end-consumers. Our relationships with internationally recognized lifestyle labels and brands such as Versace, and most recently Bvlgari, aim at utilizing the competencies and skills of all parties by blending the quality, skill and beauty of Rosenthal products with the design and flair of other strong market leaders in their respective fields.

In February 2002, Rosenthal launched the first collection in its Andy Warhol range. Rosenthal has secured the worldwide license for reproduction of the entire portfolio of Andy Warhol's works and designs in crystal and ceramics. New products for Rosenthal studio-line focus on giftware from the studios of internationally recognized designers such as Platt and Young, Michael Young and Stefanie Hering. The heritage collection of the Rosenthal range continues to create the elegant acid-etched patterns for which

Rosenthal is famous. Rosenthal also continues to work with the Versace design team to introduce new designs from the Versace portfolio.

Rosenthal also continues to streamline its products and ranges, in order to allow new products to play an increasingly important role in the further development of our ceramics business.

Premium cookware

Brands

We market a wide variety of premium cookware under the All-Clad, Emerilware and Spring brand names.

All-Clad

All-Clad was acquired on June 30, 1999, contributing to the group a range of high quality cookware to complement the existing premium crystal and ceramic product offering.

All-Clad markets a variety of premium cookware, kitchenware and bakeware under separate brand identities in the top price segment of the market in the U.S. The All-Clad product advantage in cookware lies in the multi-ply bonded metal from which it is made. This bonded metal has a non-reactive stainless steel interior, a thick aluminum or copper core and an outside finish of stainless steel, aluminum or copper. Bonded metal vessels provide better cooking characteristics, such as optimal temperature distribution, than traditional all-aluminum or stainless steel products. All-Clad's tradition of professional quality and functionality has created a cachet that has carried over to bakeware and kitchenware with the All-Clad brand.

All-Clad Stainless, Cop-R-Chef, LTD, MC2 and Copper-Core are the premium brands under which All-Clad's products are marketed. The products comprise individual items of cookware from sauté pans to braiser pans as well as sets of up to ten pieces. A new brand of cookware in the mid-price range became available in 2000 under the Emerilware brand.

Spring

In May 2002, we acquired certain assets (including, most notably, the Spring brand) of Spring AG, a Swiss luxury cookware company, which specialized in high quality household cookware as well as professional cookware and food serving equipment for elite restaurants and hotels.

The following table sets out the percentage of our net sales of premium cookware by brand for the year ended March 31, 2003.

Year ended March 31, 2003
All-Clad	77.2%
Emerilware	16.8%
Spring	6.0%

Total	100.0%

Products

Cookware

All-Clad cookware comprises a range of items in a variety of sizes, each of which is available in the LTD, Stainless, Cop-R-Chef and MC2 finishes. These premium items are available in the top price point range and are aimed specifically at the professional chef and enthusiastic amateur.

A new range of cookware, Emerilware, became available in 2000 and is offered in an anodized exterior finish with a non-stick interior in the mid-price point range to appeal to a wider range of consumers. In 2001, Emerilware was expanded to include an impact-bonded stainless steel range.

Kitchenware

All-Clad kitchen tools is a line of high quality stainless steel kitchen tools with an elegant design consistent with All-Clad's existing product range.

Bakeware

All-Clad produces a line of bonded metal bakeware of nine items selling at a premium price. Spring produces high quality household cookware, professional cookware and food serving equipment for elite restaurants and hotels.

Geographic market

Our sales of premium cookware are substantially all in the U.S.

Manufacturing

The main raw materials for All-Clad products are stainless steel, copper and aluminum. These are bonded together in various combinations using a unique process, developed in-house, which heats the several layers of metal to produce optimum conductivity for high performance cookware.

The cores of Cop-R-Chef, LTD, Stainless and MC2 are pure aluminum, with a cooking surface of stainless steel that does not react with food. The outer casing of cookware is either dark anodized aluminum in the case of LTD, stainless steel in the case of Stainless, copper in the case of Cop-R-Chef or brushed aluminum in the case of MC2. Once the metal has been bonded it is rolled in a rolling mill and subsequently cut into blanks from which the cookware will be formed. A hydroform press converts the blanks into cookware. Computer operated lathes cut the edge of the pot or pan into a flat smooth surface.

In the case of the LTD range, the product then goes to the anodizing line where the exterior surface is anodized. A buffing machine polishes the outer layer of the pan and All-Clad's unique "stay cool" handles are attached to each cookware piece before the product is sent for packaging. The cooking surface of non-stick items is coated using a patented application process. With the exception of certain promotional items, All-Clad manufactures all of its bonded metal cookware in its own manufacturing facilities in Pennsylvania and outsources only specialty items.

To facilitate increases in product demand, capacity at the All-Clad Pittsburgh plant was enhanced in 2000 by an estimated 33.0% through the investment of U.S.$5.0 million and the shipping warehouse was expanded to increase its capacity by 50.0%.

Spring products are primarily outsourced and are distributed in the U.S. through All-Clad and in Europe through Rosenthal.

Design and product development

We have derived our strength from the high profile presence of All-Clad in the American cookware market. Using both the Spring and All-Clad brands, we intend to expand into new products and selected foreign markets in which we already have a presence.

Other products

Brands

Our other products business incorporates Waterford Linens, Waterford Writing Instruments, Waterford Holiday Heirlooms, Wedgwood gourmet foods, jewelry, linens and cutlery, Rosenthal furniture, linens and cutlery and other non-crystal, non-ceramic and non-cookware products, including those distributed by our Cashs Mail Order business.

Waterford Linens

Waterford Linens was launched in 1995 as an extension to the Waterford brand and is sold under a licensing agreement which is held by W/C Imports, Inc., trading as W-C Designs, a 100% subsidiary of Ashling Corporation. On July 1, 2001, we acquired 86.5% of the outstanding stock of Ashling Corporation from Fitzwilton Limited, a company controlled by Sir Anthony O'Reilly and Peter John Goulandris, two of our principal shareholders and the Chairman and Deputy Chairman of our Board of Directors, respectively. The sales of Ashling Corporation were $30.3 million in 2001, the year of acquisition. They have risen to $43.0 million for the year ended March 31, 2003. See "Shareholders and Certain Related Party Transactions".

Waterford Writing Instruments

Waterford Writing Instruments are also sold under a licensing agreement.

Waterford Holiday Heirlooms

In 1997, Waterford Holiday Heirlooms was launched as a further extension to the Waterford brand.

Other Waterford licensed products

Christmas products are licensed under "Timeless Memories a Waterford Company"; Waterford fine flatware and Waterford fine silver gifts are produced under license by Reed & Barton.

Wedgwood

Wedgwood has successfully developed the use of its Wedgwood brand name to endorse various high quality food items such as tea, coffee and gourmet foods. Over 90% of the sales of these items are in Japan. Total sales of these food products were €9.8 million for the year ended March 31, 2003.

Rosenthal

Rosenthal's furniture program is devoted to three main themes: furniture for hospitality, furniture for home and office, and furniture that combines functional design with artistic expression. As in the case of ceramics, for its furniture concepts Rosenthal works with artists and designers of international renown, including Peter Luthersson, Cini Boeri, Andreas Weber, Erwin Nagel and Jochen Flacke. One of our most prestigious orders was completed in 2000: Rosenthal supplied the furniture for the conference rooms, meeting rooms and other areas of certain German Government buildings (Bundesrat) in Berlin.

As well as marketing furniture, Rosenthal also markets high quality table-top accessories such as linens, cutlery and candles under its brand name.

Products

Waterford Linens

Waterford Linens are marketed by W-C Designs. Using linen, cotton sateen and damask in both contemporary and traditional designs, the collections include tablecloths, placemats, table runners and napkins to complement and complete collections of our dinnerware, glassware and lifestyle products. A range of bed linens was introduced in the fall of 1999 and was rolled out on a limited basis in the U.S. to such stores as Bloomingdale's.

Writing Instruments

The licensed Waterford and Marquis by Waterford writing instrument range includes roller-ball, ballpoint, fountain and purse pens. Waterford models, sourced in Germany, are Lismore, Cavendish, Alana, Glendalough, Meridan and Grafton. The Marquis by Waterford Writing Instruments range, sourced in Taiwan, includes the Claria and Arcadia patterns.

Waterford Holiday Heirlooms

Waterford Holiday Heirlooms are comprised of 3 categories: Blown Glass Ornaments, Holiday Home Decor and Ceramic Giftware. Holiday Home Decor consists of pre-decorated trees, kissing balls and wreaths. Ceramic Giftware is hand-painted in gold. All Holiday Heirlooms are designed with details from the Waterford Archives and stamped with the Waterford name.

Geographic market

Our sales of other products are predominantly in the U.S. The table below sets out the percentage of our sales of other products by geographic market for the year ended March 31, 2003.

Year ended March 31, 2003
North America	61.4%
Europe	21.7%
Asia-Pacific	13.9%
Rest of the World	3.0%

Total	100.0%

Manufacturing

W-C Designs and Waterford Linens are outsourced to specialist manufacturers. The majority of other products are manufactured by outside suppliers. Waterford Holiday Heirlooms are sourced primarily in Italy, Poland, the Czech Republic, Germany, Romania and the People's Republic of China. Waterford Writing Instruments are sourced in Germany and Waterford Linens and Marquis by Waterford Writing Instruments are sourced mainly in Taiwan. Rosenthal furniture is manufactured at its factory in Espelkamp in Northern Germany. Linens, cutlery and candles are all outsourced, primarily to Germany, Turkey and the Czech Republic.

Design and product development

Waterford Linens are continually being developed in close conjunction with the design and marketing teams at both W-C Designs and Waterford Wedgwood U.S.A.

Waterford Holiday Heirlooms are continually being developed and refreshed with new additions to the three existing collections.

Our restructuring program

The terrorist attacks on September 11, 2001 and the ensuing armed conflicts and related geopolitical uncertainty, as well as recent economic downturns in the U.S., Europe and Japan, have had an adverse impact on our sales, as consumers have reduced purchases of luxury items in the face of difficult economic conditions. Further, the related decline in tourism has also had an adverse impact on our sales. In order to counteract these trends through cost reductions and increased efficiency, we have initiated programs to restructure our businesses.

In the discussion below, references to expected costs savings refer to estimates based on our most recent experience and the levels of such costs that we have incurred.

The 2001 Restructuring Program

In 2001, following the terrorist attacks on September 11, 2001 and in anticipation of further reductions in demand for luxury products, we announced a restructuring program, which consisted of the following restructuring initiatives:

  •
  the closure of our Stuart branded crystal manufacturing plant in Stourbridge (West Midlands) in the U.K. in 2001, the consolidation of our Stuart branded crystal manufacturing at our existing crystal manufacturing plant in Ireland and the reduction of our production capacity at our crystal and ceramics manufacturing plants in the U.K., Ireland and Germany, which resulted in a restructuring charge of €24.3 million in the year ended December 31, 2001 (see note 7(a) to our audited consolidated financial statements);

  •
  the consolidation of our Wedgwood warehousing operations in the U.K. in 2001, greater use of technology and the decentralization of certain Wedgwood central sales and administrative functions, which resulted in a restructuring charge of €19.6 million in the year ended December 31, 2001 (see note 7(a) to our audited consolidated financial statements); and

  •
  €12.5 million in inventory write offs (primarily Waterford Millennium products and Stuart Crystal) and €5.4 million in exceptional restructuring charges for the closure of under-performing concessions (including the closure of several Rosenthal outlets and other headcount reductions, primarily in Germany).

These restructuring measures resulted in exceptional restructuring charges in an aggregate amount of €61.8 million for the year ended December 31, 2001. As part of the 2001 Restructuring Program, we estimate that we laid off an aggregate of at least 1,100 employees and independent contract workers, which accounted for €29.9 million of our €61.8 million exceptional restructuring charges for the year ended December 31, 2001. Our net headcount reductions, together with favorable foreign exchange rate movements, have reduced our aggregate payroll costs before pension contributions, between the year ended December 31, 2001 and the year ended March 31, 2003 by €26.1 million per year. We estimate that our 2001 Restructuring Program has resulted in a decrease in our operating expenses of approximately €33 million per year (inclusive of our €26.1 million savings per year from our net headcount reduction).

The 2003 Restructuring Program

In 2003, as a result of the decrease in demand for luxury products due primarily to the continued global economic downturn, the outbreak of the SARS epidemic and the conflict in Iraq, we announced an additional restructuring program aimed at further lowering our operating costs. We have recognized aggregate exceptional restructuring charges of €68.4 million, with €35.7 million recognized for the year ended March 31, 2003, €25.7 million recognized for the three months ended June 30, 2003 and €7.0 million recognized for the three months ended September 30, 2003. The 2003 Restructuring Program included actions at both our Wedgwood and Waterford operations which are described in more detail below.

Wedgwood

In June 2003, we announced a further restructuring of our Wedgwood operations. This restructuring program resulted in an exceptional restructuring charge of €28.5 million for the fiscal year ended March 31, 2003 (€15.0 million for an inventory write down and €13.5 million for a fixed asset impairment charge) and an exceptional restructuring charge of €25.7 million for the three months ended June 30, 2003 (in respect of employee termination costs). See note 7(b) to our audited consolidated financial statements. The Wedgwood 2003 Restructuring Program includes the closure of two earthenware manufacturing facilities in Stoke-on-Trent in the U.K. (the "Closed Factories"), the consolidation of our Wedgwood branded earthenware production at our existing manufacturing facility in Barlaston (Stoke-on-Trent) in the U.K., the outsourcing of the production of our Johnson Brothers branded earthenware to the People's Republic of China and the reorganization of Wedgwood's European retail and marketing operations (including fixed asset impairment, inventory write down and other exceptional restructuring charges).

As part of the Wedgwood 2003 Restructuring Program, 804 Wedgwood employees have either voluntarily terminated their employment, have been made redundant or have been identified to be made redundant, which together with other planned redundancies, accounted for all of our €25.7 million exceptional restructuring charges in the three months ended June 30, 2003.

Waterford

In July 2003, we announced the implementation of an early retirement and redeployment program and the further automation and rationalization of Waterford's manufacturing operations in Ireland. In the year ended March 31, 2003 we had certain headcount reductions of Waterford employees in the U.S. These resulted in restructuring charges of €3.0 million and €1.5 million, respectively. See note 7(b) to our audited consolidated financial statements.

As part of the Waterford 2003 Restructuring Program, 162 Waterford employees have either voluntarily terminated their employment, have been made redundant or have been identified to be made redundant.

In addition, we plan to make at least an additional 72 employees redundant, the bulk of which are expected to occur by March 31, 2004. These additional redundancies are expected to result in further employee cost savings. The restructuring of our Waterford operations in Ireland resulted in exceptional charges to our earnings for the three months ended September 30, 2003 of €7.0 million. In addition, we anticipate further savings from the implementation of other elements of this restructuring plan, including the elimination of premium overtime and holiday work.

Cost savings

The following table sets forth our estimated annual cost savings from our 2003 Restructuring Program when fully implemented. The estimated costs savings have been subdivided into various categories and are based upon the actual historical operating costs incurred during the twelve month period ended June 30, 2003 (the "Relevant Period"), and an estimate of the incremental costs to be saved. Our 2003 Restructuring Program is expected to be substantially completed by March 2004. Although we expect that most of the benefits from the 2003 Restructuring Program will be realized in the fiscal year commencing on April 1, 2004, the full benefits of such restructuring program will be realized in the fiscal year commencing on April 1, 2005.

	Estimated annual savings
	Identified savings	Additional annual savings	Total annual savings
	(unaudited) (€ in millions)
Wedgwood restructuring:
Employee Costs from Closed Factories(a)	€18.9	€4.3	€23.2
Raw materials(b)	3.3	—	3.3
Direct fuels(c)	0.7	—	0.7
Factory overheads(d)	0.8	—	0.8
Outsourcing costs(e)	(6.8)	—	(6.8)
Employee Costs from European reorganization(f)	1.5	2.8	4.4

Total at Wedgwood	18.5	7.1	25.6

Waterford restructuring:
Employee Costs from automation(g)	5.3	7.6	12.9

Total Waterford	5.3	7.6	12.9

Total	€23.8	€14.7	€38.5

(a)
Employee Costs from Closed Factories reflect the elimination of the aggregate historical costs during the Relevant Period in connection with the closure of the Closed Factories of the 777 employees (including 144 agency workers), 459 of whom have voluntarily terminated their employment or been made redundant, 255 of whom have been given their redundancy notice and 63 agency workers who will be terminated at short notice and includes the costs of basic pay, sick and holiday pay, statutory insurance contributions and pension contributions ("Employee Costs"). With the exception of 5 individuals these redundancies are anticipated to be completed by December 31, 2003. We do not anticipate any incremental employee or other costs from this restructuring beyond the exceptional restructuring charges charged to date and the ongoing outsourcing costs. The additional annual savings reflect estimated Employee Costs from the elimination of at least an additional 100 employees in connection with the closure of the Closed Factories and the related relocation of the Wedgwood production to our Barlaston facility and the outsourcing of the Johnson Brothers earthenware production to the People's Republic of China, the bulk of which are expected to occur by December 31, 2004.

(b)
Raw materials reflect the elimination of the estimated raw material costs of manufacturing Johnson Brothers products in the Closed Factories during the Relevant Period, based on the raw material costs incurred during the Relevant Period. The raw material costs eliminated are calculated based on the raw material costs incurred during the Relevant Period in proportion to the relative output of Johnson Brothers and Wedgwood products from the Closed Factories during such period.

(c)
Direct fuels reflects the elimination of the estimated direct production fuel costs of manufacturing Johnson Brothers products in the Closed Factories during the Relevant Period, based on the direct fuel costs incurred during the Relevant Period. The direct fuel costs eliminated are calculated based on the fuel costs incurred during the Relevant Period in proportion to the relative output of Johnson Brothers and Wedgwood products from the Closed Factories during such period.

(d)
Factory overheads reflect the elimination of specific historical indirect factory overheads, namely property rates and utilities, incurred during the Relevant Period associated with the Closed Factories. We anticipate that there will be further savings in indirect factory overheads (e.g., external maintenance) following the transfer of Wedgwood earthenware production to our Barlaston facility, which have not been quantified to date.

(e)
Outsourcing costs reflect management's estimates of the cost of purchasing the Johnson Brothers earthenware products which were produced at the Closed Factories during the Relevant Period. The estimate is based on the units produced during the Relevant Period and (i) where the units are covered under the Johnson Brothers Outsourcing Contract (as defined in "Business—Suppliers—Outsourcing"), the unit price in the Johnson Brothers Outsourcing Contract and (ii) where the units are not so covered (where, for example, the earthenware style has been discontinued) management estimates of the unit price based on similar styles covered under the Johnson Brothers Outsourcing Contract. (For a description of the Johnson Brothers Outsourcing Contract, see "Business—Suppliers—Outsourcing"). While management believes that the outsourcing costs reflect an accurate estimate of the costs that would have been incurred to purchase the Johnson Brothers earthenware products produced at the Closed Factories during the Relevant Period, there can be no assurance that the actual costs will not be higher as a result of, among other things, a different product mix.

(f)
Employee Costs from European reorganization reflect the elimination of the aggregate historical Employee Costs of the 27 employees who have been voluntarily terminated or been made redundant (19 employees) and 8 employees who have been given notice in connection with the reorganization of our European retail and marketing activities. These redundancies are expected to be completed by December 31, 2003. The additional annual savings reflect Estimated Employee Costs from the elimination of a further 70 redundancies, the bulk of which are expected to occur by December 31, 2004.

(g)
Employee Costs from automation reflect the elimination of the aggregate historical Employee Costs of the 129 contract employees and 33 voluntary redundancies who have been identified and have been or will be made redundant, including 72 employees who are no longer employed by us, as a result of our increased use of automation in our factory in Kilbarry, Waterford. The remaining 90 planned redundancies are expected to be completed by March 31, 2004. The additional annual savings reflect estimated Employee Costs from the elimination of a further 72 full-time production and management employees, which we anticipate will result in additional employee cost savings.

Rosenthal

During the year ended March 31, 2003, we completed the integration of Hutschenreuther's operations into those of Rosenthal. This resulted in a restructuring charge of €2.7 million in the year ended March 31, 2003. See note 7(b) to our audited consolidated financial statements.

Marketing

We employ our own sales forces in Ireland, the U.K., the U.S., Japan, Hong Kong, Singapore, Taiwan, Australia, Canada, Germany and Italy. In other markets, we use independent representatives or sell directly via our retail stores or mail order catalog. We concentrate our marketing efforts through an extensive advertising program, particularly in the U.S., the U.K., the Far East, Germany, Italy and Ireland, advertising primarily in quality magazines. We also use a variety of other advertising methods and media, including the Internet.

Distribution and retail network

We have a variety of established distribution channels for the sales of our products throughout the developed world, including:

  •
  on a wholesale basis, through selected department stores, specialty store groups and independent retailers (which accounted for approximately two-thirds of our net sales in the fiscal year ended March 31, 2003);

  •
  on a retail basis, through our approximately 450 retail stores, including concessions at department stores, specialty stores, our flagship stores and our approximately 80 outlets (which accounted for approximately one quarter of our net sales in the fiscal year ended March 31, 2003); and

  •
  directly to consumers through our mail order business (primarily in the U.S.) (which accounted for the remainder of our net sales in the fiscal year ended March 31, 2003).

Historically, we have distributed our products through separate established distribution channels. Recently, we have begun to use the existing distribution networks of our premier brands to market and sell more of our other products through the same distribution channels. For example, after our acquisition of All-Clad, we began to market and distribute our premium cookware products through the use of bridal registries, a method that we have only traditionally used to market our crystal and ceramics products at department stores in the U.S. Further, through our acquisition of Spring, we have begun to use the Spring distribution network for sales of our All-Clad products in Europe and to increase our sales of Rosenthal products.

Waterford and Wedgwood

Our sales of Waterford and Wedgwood products in the U.S. are made primarily on a wholesale basis, through department stores and specialty retailers. A significant part of department store and specialty retailer sales are made through bridal registries. On a retail basis, we also operate our own U.S. retail stores and outlet stores. We currently have 39 wholly owned Waterford Wedgwood outlets in the U.S., with plans for selective further growth in target locations. Waterford Crystal also sells its products through catalogs mailed into the U.S.

Sales of Waterford and Wedgwood products in the U.K., Ireland and the rest of Europe are made primarily on a retail basis, through our retail stores and outlets, including concessions at department stores, specialty stores and our flagship stores, and on a wholesale basis, through independent retailers. A significant portion of our sales in Ireland are made to tourists. The Waterford Crystal Visitor Center at the main Waterford Crystal manufacturing facility in Ireland welcomed more than 300,000 visitors in the year ended March 31, 2003, maintaining its position as one of the top Irish tourist attractions. The Visitor Center is a significant source of retail sales for us which we continue to support.

In the Asia-Pacific region, which includes Japan, Hong Kong, Singapore and Taiwan, our sales of Waterford and Wedgwood products are made primarily on a retail basis, through our concessions at department and specialty stores and our flagship stores. In this region we have companies or branch offices with distribution, marketing and sales operations. Japan is a key market for Wedgwood branded products, where Wedgwood is one of the leading imported premium ceramic brands. Japanese citizens traveling abroad have also generated significant retail sales for the Wedgwood brand as far as Hong Kong, London and Hawaii. However, the significant reduction of tourism in recent years has had a detrimental impact on Wedgwood's retail sales in these tourist areas.

Rosenthal

Rosenthal's brand awareness and sales strengths lie primarily in Europe, specifically in the German speaking countries and in Italy and Scandinavia. Rosenthal subsidiaries distribute both Rosenthal and Wedgwood branded products in Italy, France, Sweden, Austria and Switzerland on a wholesale basis, through independent retailers, and on a retail basis, through our concessions at department and specialty stores. Rosenthal operates its own distribution system in the U.S. market. Distribution arrangements for Rosenthal in Canada, Japan and the U.K. are undertaken by Wedgwood.

All-Clad

Substantially all of our premium cookware sales are made by All-Clad in the U.S. on a wholesale basis, through department stores and specialty retailers. However, we have begun to expand into other outlets and overseas markets for both of our All-Clad and Spring brands.

Competition

We compete worldwide, primarily with other international manufacturers of high quality crystal and ceramics and other premium gift and luxury lifestyle products including premium cookware, kitchenware, bakeware and linen. Competition is focused principally on product design, quality, brand image and reputation and, to a lesser extent, price. National markets tend to be fragmented with indigenous producers accounting for the greater part of sales in those markets. In addition, our products are in competition with other luxury branded products such as fashion accessories, clothing, jewelry, perfumes, giftware and homeware. In all cases, the brands or the manufacturers of such products have consumer-identifiable prestigious reputations.

One of the prime objectives of the crystal business in developing the Marquis by Waterford brand was to gain crystal market share by offering consumers products with a Waterford Crystal endorsement in a price and design segment of the market in which Waterford Crystal previously had no product offering. The marketing of new Waterford Crystal products at lower price points, the introduction of John Rocha at Waterford Crystal, Jasper Conran at Stuart Crystal, Sarah's Garden, Wedgwood Home and Weekday Weekend, the development of mid-price designer ranges by Rosenthal and the introduction of Emerilware by All-Clad are all designed to meet the increase in consumer demand for less formal, mid-price point products, without compromising our premium brands Waterford, Wedgwood, Rosenthal, All-Clad and Spring.

Our products, whether All-Clad premium cookware, Waterford Crystal, Rosenthal porcelain or Wedgwood fine bone china, are characterized by having significant market shares in each of the markets in which they operate.

In the U.S., Waterford is ranked as the number one brand in terms of quality and salience, with an estimated 39% market share. Wedgwood is ranked in the U.S. as the number two brand of dinnerware by sales, with an estimated 18% market share in the U.S. All-Clad, whose products are sold almost exclusively in the U.S., is ranked as the number two brand of premium cookware sold at department stores and specialty stores, by sales, with an estimated 15% market share.

In the U.K., we estimate that Wedgwood is ranked as the number one brand of fine china by sales with an estimated 20% market share. In addition, we estimate that Waterford is ranked as the number one brand of high quality crystal by sales, with an estimated 28% market share (including Marquis by Waterford and Stuart Crystal).

Rosenthal and Hutschenreuther, our premier brands of porcelain, are the number two and three individual brands of porcelain in Germany, by sales, and have an estimated combined market share of 38%. In Japan, Wedgwood is ranked as a leading brand of imported western style tableware. In Ireland, we estimate that Waterford is ranked as the number one brand of high quality crystal by sales, with an estimated 63% market share (including Marquis by Waterford and Stuart Crystal).

We believe that the maintenance of our competitive position in each of our respective markets depends on:

  •
  preserving our prestigious reputation for design and product excellence;

  •
  being responsive to customer tastes through better co-ordination of marketing, distribution and production;

  •
  promoting efficiency in production, sales and administration; and

  •
  appropriately hedging our currency exposures.

Suppliers

We depend on outside suppliers for the raw materials used in the production of our crystal, fine bone china, fine earthenware, stoneware, stainless steel, copper and aluminum products.

Although a significant portion of our raw material supplies for crystal, ceramics and premium cookware products are purchased from a limited number of sources, we believe that we could obtain adequate supplies from alternative sources and that the termination of relations with any particular supplier would not have a materially adverse effect on our business.

We use outside suppliers for a variety of finished products, including crystal, ceramics, premium cookware, holiday heirlooms, linen, gourmet foods, flatware and writing instruments.

Crystal

The principal raw materials in the manufacture of Waterford Crystal are soft batch and silica sand. Soft batch consists of prills containing litharge, potash and other minor materials and has been patented jointly by Waterford Crystal and a U.K. supplier. Currently silica sand is purchased in Belgium.

Outsourced products accounted for 33.0% of net sales of crystal in the year ended March 31, 2003. Crystal outsourced products at March 31, 2003 contained raw materials from twenty one sources primarily in Germany and other European countries. Except in relation to one supplier, we believe that the termination of relations with any one supplier of finished outsourced crystal products would not have a material adverse effect on our business. Termination of relations with one specific supplier would, in our opinion, have the potential to cause a short term disruption in supply of products currently generating 11.0% of crystal's annual net sales revenues.

Ceramics

The main ingredients of all ceramicware are various clays, feldspar and, in the case of bone china, calcinated animal bone. Approximately two-thirds of the suppliers of raw materials for Wedgwood's fine bone china and fine earthenware products are based close to Wedgwood's premises in the U.K., with the balance based in the rest of the U.K. Rosenthal obtains the majority of its raw materials from Spain. Historically, neither Wedgwood nor Rosenthal have experienced difficulties in obtaining any of their ceramic raw materials.

Premium cookware

The main raw materials in the production of All-Clad premium cookware products are stainless steel, aluminum and copper. These raw materials are obtained from local sources due to All-Clad's long involvement with and geographical proximity to, the U.S. steel industry. All-Clad has generally been successful in leveraging its close relationships with suppliers in order to minimize fluctuations in metal prices.

All-Clad purchases primarily cold rolled stainless steel and rolled aluminum directly from mills and warehouse centers.

Outsourcing

We entered into a procurement agreement (the "Johnson Brothers Outsourcing Contract"), on July 2, 2002, with a supplier, with respect to the manufacture of certain of our Johnson Brothers branded products. The Johnson Brothers Outsourcing Contract requires that the products are manufactured in accordance with our quality assurance specifications. The price under which we agreed to purchase a minimum amount of product is pre-determined through January 30, 2006 ("Fixed Date"). Following the Fixed Date, the parties may negotiate an increase or reduction in the price on an item by item basis, subject to a collar. We agreed to purchase not less than 75% (by production volume) of our annual requirements of Johnson Brothers branded products pursuant to the Johnson Brothers Outsourcing Contract. We may terminate the contract on 12 months' written notice, or, immediately, in the event of an uncured material or persistent breach by, or winding up of, the supplier. The supplier may terminate the contract on 24 months' written notice. Unless terminated, the duration of the Johnson Brothers Outsourcing Contract is indefinite. We took receipt of our first shipment of commercial supplies under the Johnson Brothers Outsourcing Contract in August 2003.

Research and development

We maintain research and development departments in our main manufacturing facilities. Expenditure on research and development in the year ended March 31, 2003 amounted to €9.3 million. In the three months ended March 31, 2002 expenditures on research and development were: €2.4 million. In the year ended December 31, 2001 they were €6.4 million, and in the year ended December 31, 2000 they were €5.9 million. These expenditures were related mainly to the development of new products, processes and manufacturing technologies.

Intellectual property

The names "Waterford", "Wedgwood", "Rosenthal", "All-Clad", Waterford Crystal's seahorse device, Wedgwood's W device, and Rosenthal's crossed swords device are our principal trademarks.

Waterford is registered as a trademark for our crystal products in over fifty countries, including Ireland and the U.S., Japan, Australia, the member states of the E.U., and many others. In conjunction with the Waterford mark, the seahorse device appears on all of our products where feasible. This device is also registered in numerous jurisdictions throughout the world. Registration of the Marquis by Waterford trademark has been obtained in all the principal classifications in the U.S., Ireland, the U.K. and Australia. The Stuart Crystal trademark is also registered in all principal classifications in the U.S., Ireland, the U.K. and Australia. In addition, a logo trademark for each of these brands is registered in the same jurisdictions. Many stemware suite names and product names are also protected by trademark registration in numerous countries. Such names include Lismore, Colleen, Araglin, John Rocha at Waterford Crystal, Geo and Imprint.

The name "Wedgwood" is the trademark carried by the fine bone china, fine stoneware and fine earthenware products of Wedgwood Limited and its subsidiaries and is registered in most countries throughout the world including the U.K., the U.S., Japan, Australia and Canada. The Wedgwood W device symbol appears on the reverse side of all Wedgwood fine bone china products. Other registered trademarks of Wedgwood Limited include Coalport, Adams, Mason's Ironstone, Jasper, Johnson Brothers and Franciscan. Many Wedgwood patterns and pattern names are registered selectively, mainly in Japan and the U.S.

Rosenthal and Thomas are the principal trademarks applied to the porcelain products of Rosenthal AG and its subsidiaries. Rosenthal, Thomas, Hutschenreuther and Rosenthal's crossed swords device, are registered trademarks in many countries around the world, principally in Europe and North and South America.

All-Clad and Emerilware are the principal trademarks carried by the premium cookware products of All-Clad Holdings, Inc. and its subsidiaries. Spring is the principal trademark carried by the premium cookware products of Spring USA Inc. All-Clad, Emerilware and Spring are registered trademarks in many countries around the world including the U.S., the U.K. and Switzerland.

The trademarks Versace and Bvlgari are owned by Gianni Versace S.p.A. and Bulgari S.p.A., respectively, and licensed to us for use in our co-branded products.

We believe that our intellectual property is material to our business and it is our policy to register and protect by all lawful means our principal trademarks, including common law protection, wherever possible. We seek to protect our intellectual property rights by registering appropriate Internet domain names and by taking such steps as are necessary, including litigation, to ensure that Internet cyber-squatters do not use domain names which might impair our intellectual property rights.

Information Systems

Our information systems are run primarily on a divisional basis, consistent with the manner in which our company has grown. Accordingly, we have different information systems in some of our divisions.

Health and safety

We pursue an active policy of providing safe systems of work and on-the-job safety training for all relevant employees. The continued successful implementation of our Health & Safety Policy has been maintained by each division through systematic review.

Environmental policy

Our principal manufacturing facilities in Ireland, the U.K., Germany and the U.S. are subject to numerous national and European Union environmental laws and regulations concerning emissions to air, discharges to surface water, noise emission, proper disposal of waste products and other environmental issues.

Based on the evidence of periodic environmental auditing, we believe that our operations are in compliance in all material respects with applicable environmental laws and regulations. We are not aware of any pending legal proceedings relating to environmental regulations which are likely to have a material adverse effect on our consolidated financial position or results of operations.

During the year ended March 31, 2003, one of our U.S. subsidiaries made a settlement of U.S.$0.4 million with the U.S. Environmental Protection Agency in respect of the clean up at a Superfund Site in California, having been named as a potentially responsible party under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA). The U.S.$0.4 million payable had already been recognized in the consolidated statement of income and the balance sheet.

Insurance

We maintain the types and amount of third party insurance coverage customary in the industry in which we operate, including coverage for business interruption, property damage and employee related accidents and injuries above specified self-insured amounts for each type of risk. We also maintain directors and officers insurance. We consider our insurance coverage to be adequate for our business, both as to the nature of the risk and amounts insured.

Litigation

From time to time we are parties to legal proceedings arising in the normal course of our business. Recently, the Attorneys General of the State of New York, Texas, Illinois and Florida requested that management provide documentation and information with respect to our retail pricing practices, as well as the sale and distribution of our products in certain department and specialty stores in those states. This investigation has now been underway over 12 months and we cannot anticipate its outcome.

Waterford Crystal Limited is the subject of a summons issued by the Irish Environmental Protection Agency in respect of purported offences under environmental law at certain facilities at Waterford. Many of the offences are of an administrative nature (i.e., reporting). Waterford Crystal Limited had been engaged in a review of its environmental procedures, practices and systems prior to the issuance of the summons and is in the process of rectifying the factors that caused the offences to arise. The costs of such rectification are included in the current capital budget of the Group.

Organizational structure

Listed below are the principal subsidiary companies that comprise the Waterford Wedgwood group.

Name	Registered office and country of incorporation	Nature of business
Manufacturing
Waterford Crystal (Manufacturing) Limited(2)	Kilbarry, Waterford, Ireland	Crystal glass manufacturer
Josiah Wedgwood & Sons Limited	Barlaston, Stoke-on-Trent, England	Ceramic tableware/giftware manufacturer
Rosenthal AG	Selb, Germany	Ceramic tableware/giftware manufacturer
All-Clad Metalcrafters, L.L.C.	Delaware, U.S.A.	Cookware manufacturer
Distribution
Waterford Crystal Limited(1)(2)	Kilbarry, Waterford, Ireland	Distributor
Stuart & Sons Limited(1)	Barlaston, Stoke-on-Trent, England	Distributor
Waterford Wedgwood Australia Limited	Barlaston, Stoke-on-Trent, England	Distributor
Waterford Wedgwood Canada Inc.	Toronto, Canada	Distributor
Waterford Wedgwood USA, Inc.	New York, U.S.A.	Distributor
Waterford Wedgwood Japan Limited	Tokyo, Japan	Distributor
Waterford Wedgwood Retail Limited	Barlaston, Stoke-on-Trent, England	Retailer
Josiah Wedgwood & Sons (Exports) Limited	Barlaston, Stoke-on-Trent, England	Exporter
Josiah Wedgwood (Malaysia) Sdn. Bhd.	Kuala Lumpur, Malaysia	Retailer
Waterford Wedgwood Trading Singapore Pte. Limited	Singapore	Distributor
Waterford Wedgwood (Taiwan) Limited	Taipei, Taiwan	Distributor
Wedgwood GmbH	Selb, Germany	Sales office
W/C Imports Inc.	California, U.S.A.	Linen distributor
All-Clad Switzerland GmbH(1)	Switzerland	Distributor
Spring U.S.A. Corporation	Delaware, U.S.A.	Distributor
Cashs Mail Order Limited	Kilbarry, Waterford, Ireland	Distributor
Finance
Statum Limited	Barlaston, Stoke-on-Trent, England	Finance
WW Inc.	Delaware, U.S.A.	Finance
Waterford Wedgwood Finance, Inc.	Delaware, U.S.A.	Finance
Other
Waterford Wedgwood U.K. plc(1)	Barlaston, Stoke-on-Trent, England	Subsidiary holding company
Wedgwood Limited	Barlaston, Stoke-on-Trent, England	Subsidiary holding company
Waterford Wedgwood, Inc.	Delaware, U.S.A.	Subsidiary holding company
Waterford Wedgwood Holdings, Inc.	Delaware, U.S.A.	Subsidiary holding company
Waterford Glass Research and Development Limited(1)(2)	Kilbarry, Waterford, Ireland	Research and development
Dungarvan Crystal Limited(1)(2)	Kilbarry, Waterford, Ireland	Dormant
Waterford Wedgwood Employee Share Ownership Plan (Jersey) Limited(1)	St. Helier, Jersey	Trustee company
Waterford Wedgwood GmbH	Selb, Germany	Subsidiary holding company
All-Clad Holdings, Inc.	Pennsylvania, U.S.A.	Subsidiary holding company
Waterford Wedgwood Linens Inc.(1)	Delaware, U.S.A.	Subsidiary holding company
Ashling Corporation	California, U.S.A.	Subsidiary holding company

(1)
Direct subsidiaries of Waterford Wedgwood plc. Our other subsidiaries are included in the financial statements in accordance with Regulation 4(1)(d) of the European Communities (Companies: Group Accounts) Regulations, 1992. With the exception of Rosenthal AG, of which we own 89.8%, Ashling Corporation, of which we own 86.5% and Spring U.S.A. Corporation, of which we own 60% as at March 31, 2003, all subsidiary companies are 100% owned. All companies operate primarily in their country of incorporation with the exception of Waterford Wedgwood Australia Limited.

(2)
Companies covered by guarantees in accordance with Section 17 of the Companies (Amendments) Act, 1986. See note 25 to our audited consolidated financial statements.

Property, plant and equipment

Through our subsidiary companies, we hold freehold or leasehold interests in premises used for manufacturing, warehousing, wholesaling, retailing or administration in Ireland, the U.K., Germany, the U.S., Canada, Japan, Australia, Hong Kong, Singapore, Taiwan, France, Italy, Sweden, Austria, Belgium and Switzerland. The table below identifies our principal properties as at September 15, 2003:

Location	Approximate sq. ft. area	Title	Nature of activities
Ireland
Kilbarry, Waterford	565,000	Freehold	Manufacture and warehousing of crystal glass. Includes administration facility.
Dungarvan, Waterford	175,200	Freehold	Manufacture of crystal glass.
U.K.
Barlaston, Stoke-on-Trent	874,000	Freehold	Manufacture of fine bone china and earthenware. Includes administration facility.
Hanley, Stoke-on-Trent(1)	354,000	Freehold	Manufacture and warehousing of earthenware.
Tunstall, Stoke-on-Trent(1)	228,000	Freehold	Manufacture and warehousing of earthenware.
Longton, Stoke-on-Trent	185,000	Freehold	Manufacture and warehousing of fine bone china and earthenware.
Stone, Staffordshire	213,000	Operating Lease	Warehousing. Includes administration facility.
Germany
Rothbühl-am-Rosenthal	565,000	Freehold	Manufacture and warehousing of porcelain. Includes administration facility
Thomas-am-Kulm	307,000	Freehold	Manufacture and warehousing of porcelain. Includes administration facility.
U.S.
Wall, NJ	255,000	Operating lease	Warehousing. Includes administration facility.
Canonsburg, PA	220,000	Freehold	Manufacture of kitchenware. Includes administration facility.
Eighty four, PA	115,000	Operating lease	Warehousing.

(1)
These factories will be closed in 2003 as part of the announced restructuring of the Johnson Brothers earthenware line. We plan to sell these sites.

(2)
We own additional properties located in Coalport Park, St. and Midwinter Tip (Stoke-on-Trent) in the U.K., as well as in Stourbridge in the U.K. (the old Stuart Crystal manufacturing plant) and in Dungarvan, Ireland (land adjacent to our crystal manufacturing facility). All of these properties are currently for "sale".

Employees

At March 31, 2003, we had 8,935 employees worldwide. A majority of our employees other than senior management are unionized, with approximately 60% of our employees in the U.K., 75% of our employees in Ireland, and the majority of our employees in Germany being members of trade unions.

The table below provides a breakdown by activity and by geographical location of our employees, including the employees of our subsidiaries, at December 31, 2000 and 2001 and March 31, 2002 and 2003, respectively.

	At December 31,		At March 31,
Number of employees
	2000	2001	2002	2003
Geographical analysis:
United Kingdom	3,881	3,597	3,397	3,204
Germany	2,470	2,440	2,325	2,200
Ireland	1,781	1,549	1,547	1,748
North America	1,261	1,242	1,173	1,275
Rest of the World	659	560	577	508

Total	10,052	9,388	9,019	8,935

	At December 31,		March 31,
Number of employees
	2000	2001	2002	2003
Analysis by activity:
Production	5,449	5,181	4,912	4,795
Distribution	850	700	650	637
Sales and marketing	2,948	2,720	2,669	2,738
Administration	805	787	788	765

Total	10,052	9,388	9,019	8,935

We are in the process of reducing our workforce as a result of our corporate restructuring. Our corporate restructuring actions have reduced headcount by 1,117 employees during the period from January 1, 2001 to March 31, 2003.

MANAGEMENT

Directors and senior management

Board of Directors

The Board of Directors of Waterford Wedgwood plc currently consists of twenty directors. Our articles of association establish the terms governing the composition of our Board of Directors. See "—Board Practices" for more information.

The table below sets out the name, age and position of each of the members of our Board of Directors.

Name	Age	Position
Sir Anthony O'Reilly	67	Chairman of the Board and a member of the remuneration and nomination committee.
Peter John Goulandris(1)	55	Deputy Chairman of the Board and a member of the remuneration and nomination committee.
Richard A. Barnes(1)	55	Director and Chief Financial Officer.
Peter B. Cameron	56	Director and CEO of All-Clad Holdings, Inc.
Gerald P. Dempsey(2)	74	Director and a member of the audit committee and the remuneration and nomination committee and senior independent director.
John Foley	51	Director and CEO of Waterford Crystal Limited.
Lewis L. Glucksman	77	Director and a member of the audit committee.
Ottmar C. Küsel	52	Director and CEO of Rosenthal AG.
Christopher J. McGillivary(1)	56	Director, President, CEO of Waterford Wedgwood USA, Inc. and Joint Chairman of the Board of All-Clad Holdings, Inc.
Kevin C. McGoran	68	Director and chairman of the audit committee and a member of the remuneration and nomination committee and Chairman of the Board of Waterford Crystal Limited.
Sam Michaels	79	Director and Joint Chairman of the Board of All-Clad Holdings, Inc.
Patrick J.A. Molloy(2)	65	Director and member of the audit committee.
Robert H. Niehaus(2)	48	Director and a member of the remuneration and nomination committee.
P. Redmond O'Donoghue(1)	60	Director and Chief Executive Officer.
Lady O'Reilly(1)	53	Director.
Tony O'Reilly, Jr	36	Director and CEO of Wedgwood Limited.
Brian D. Patterson	59	Director.
David W. Sculley	57	Director.
Dr. F. Alan Wedgwood(1)(2)	66	Director.
Lord Wedgwood(1)	49	Director.

(1)
Director of Waterford Wedgwood U.K. plc.

(2)
Independent directors. We deem directors independent if they are not executives, employees or controlling shareholders of our company or otherwise affiliated with any executive, employee or controlling shareholder of our company.

Sir Anthony O'Reilly has been a non-executive director since April 25, 1990. He was appointed deputy chairman on June 19, 1991, and was appointed Chairman of the Board on January 1, 1994. His current term as non-executive director expires in July 2005. He is executive chairman of Independent News & Media plc and is chairman of eircom ltd. His other directorships include Fitzwilton Limited. Sir Anthony O'Reilly is the husband of Lady O'Reilly and the father of Tony O'Reilly, Jr.

Peter John Goulandris was appointed deputy chairman on March 24, 1999, having been a director since May 17, 1996. He has also been a director of Waterford Wedgwood U.K. plc since December 17, 1998. He was appointed chairman of Waterford Wedgwood U.K. plc in January 2001. His current term of office as non-executive director expires in July 2005. His other directorships include Fitzwilton Limited. Peter John Goulandris is the brother of Lady O'Reilly.

Gerald P. Dempsey was appointed a director on March 1, 1986. He is a director of Waterford Crystal Limited. His current term as non-executive director expires in July 2004. His other directorships include UNM Holdings.

Lewis L. Glucksman joined us as director on December 16, 1998. His current term as non-executive director expires in July 2005. He is retired from Salomon Smith Barney, New York, where he was vice chairman. He is currently advisor to Bank One Corporation and is a member of the Advisory Committee of the National Treasury Management Agency in Ireland, a Government appointment.

Kevin C. McGoran was appointed a non-executive director on April 25, 1990, and is currently chairman of Waterford Crystal Limited. His current term of office as a non-executive director expires in July 2005. He is chairman of Fitzwilton Limited.

Sam Michaels joined us as a director on July 2, 1999. He is co-chairman of All-Clad Holdings, Inc., and chairman of NABCO, Inc. His current term as non-executive director expires in July 2006.

Patrick Molloy joined us as a non-executive director on July 25, 2002. His current term as non-executive director expires in July 2006. He is chairman of CRH plc, The Blackrock Clinic and Enterprise Ireland. He retired as Group Chief Executive of Bank of Ireland in January 1998.

Robert H. Niehaus was appointed a non-executive director on April 25, 1990, and served as a director of Waterford Wedgwood U.K. plc from January 1994 until December 2000. His current term of office as a non-executive director expires in July 2004. He is also chairman and managing partner of Greenhill Capital Partners, a private equity investment fund in New York. His other directorships include the American Italian Pasta Company, Pinnacle Holdings Inc. and Heartland Payment Systems Inc.

Lady O'Reilly was appointed a non-executive director on December 15, 1995, and has been a non-executive director of Waterford Wedgwood U.K. plc and a director of Wedgwood Museum Trust Limited since June 15, 1994. Her current term of office as a non-executive director expires in July 2004. She is chairperson of the Irish National Stud Company Limited and of the O'Reilly Foundation. Lady O'Reilly is the wife of Sir Anthony O'Reilly and the sister of Mr. Peter John Goulandris.

Brian D. Patterson was chief executive officer of Wedgwood until May 31, 2001. His current term of office as a non-executive director expires in July 2004. He is Chairman of the Irish Financial Services Regulatory Authority, a Government appointment. He is also Chairman of the Irish Times Limited.

David W. Sculley was appointed a non-executive director on December 12, 1997. His current term of office as a non-executive director expires in July 2004. He is a partner in the New York based investment firm Sculley Brothers and serves on the board of a number of private companies.

Dr. F. Alan Wedgwood was appointed a non-executive director of Wedgwood in 1966. On November 28, 1986, he was appointed a non-executive director and on June 19, 1991, a director of Waterford Wedgwood U.K. plc. His current term of office as a non-executive director expires in July 2006. Dr. Wedgwood is the cousin of Lord Wedgwood.

Senior management

The table below sets out the name, age and position of each of our executive directors and senior managers.

Name	Age	Position
P. Redmond O'Donoghue(1)	60	Director and Chief Executive Officer.
Richard A. Barnes(1)	55	Director and Chief Financial Officer.
Peter B. Cameron	56	Director and CEO of All-Clad Holdings, Inc.
John Foley	51	Director and CEO of Waterford Crystal Limited.
Ottmar C. Küsel	52	Director and CEO of Rosenthal AG.
Christopher J. McGillivary(1)	56	Director and CEO of Waterford Wedgwood USA, Inc.
Tony O'Reilly, Jr.	36	Director and CEO of Wedgwood Limited.
Lord Wedgwood(1)	49	Director.
Other Officers
Patrick J. Dowling	57	Secretary.

(1) Director of Waterford Wedgwood U.K. plc.

P. Redmond O'Donoghue, joined us as a director in 1985. He is chief executive officer. His current term of office as an executive director expires in July 2004. Prior to joining us, he held senior sales and marketing positions with the Ford Motor Company in Ireland, England and Spain. He is a non-executive director of Greencore plc and chairman of the Governing Body of the Waterford Institute of Technology.

Richard A. Barnes, joined us in August 1988 as finance director of Wedgwood. He was appointed group Chief Financial Officer on December 6, 1991 and was appointed a director on October 5, 1993. His current term as executive director expires in July 2006. Prior to joining us he held senior financial management positions with the Ford Motor Company in the U.K. and mainland Europe. In 1998 he was appointed a director of the West Midlands Regional Development Agency, Advantage West Midlands, a U.K. Government appointment.

Peter B. Cameron joined us as a director in 2001. Previously he was All-Clad's Chief Operating Officer from 1998 to 2000. He became chief executive of All-Clad in August 2000. His current term of office as an executive director expires in July 2005.

John Foley joined us in 1991 and was appointed a director in October 2000. He is currently also chief executive of Waterford Crystal Limited. His current term as executive director expires in July 2006. He is non-executive chairman of Waterford Marketing and Tourism.

Ottmar C. Küsel joined us as a director in April 1997. He is currently also chief executive officer of Rosenthal AG. His current term of office as an executive director expires in July 2006. He is chairman of the Ceramics Industry Association in Germany and of the Ambiente/Tendence Trade Show Committee in Frankfurt, and a member of the advisory board of the Düsseldorf Hypotheken Bank AG.

Christopher J. McGillivary joined us in September 1990 and was appointed a director in 1996. He is currently also chief executive and president of Waterford Wedgwood USA, Inc. and co-chairman of All-Clad Holdings, Inc. His current term of office as an executive director expires in July 2006.

Tony O'Reilly, Jr. joined us as a director on December 16, 1998. He became chief executive of Wedgwood on November 7, 2001. His current term of office as an executive director expires in July 2005. He is non-executive chairman of Arcon International Resources plc. His other non-executive directorships include Providence Resources plc, Independent News & Media plc and Fitzwilton Limited. Tony O'Reilly is the son of Sir Anthony O'Reilly.

Lord Wedgwood was appointed a non-executive director of Waterford Wedgwood U.K. plc on December 19, 1997. He joined us as an executive director on April 27, 2000. His current term of office as a director expires in July 2005. He was a member of the House of Lords from 1975 to 1999. Lord Wedgwood is the cousin of Dr. Alan Wedgwood.

Patrick J. Dowling joined us on June 1, 1999. He had previously been finance director of Fitzwilton Limited and is a director of Waterford Crystal Limited. He has been secretary to both Waterford Wedgwood U.K. plc and Waterford Wedgwood plc since September 1999. His current term as our secretary will extend indefinitely until he is replaced by the Board.

Board practices

Our Articles of Association provide that a director may serve a maximum of three years and must then retire. A retiring director is however eligible for re-election. All directors not initially appointed at an Annual General Meeting hold office only until the next Annual General Meeting and shall then be eligible for election. The Board may from time to time appoint one or more directors to any office for such period and on such terms as it decides. A director so appointed will cease to hold such office when he no longer serves as an executive of our company or of Waterford Wedgwood U.K. plc or the Board terminates his appointment. No director is required to retire on account of age.

Our senior managers are appointed by the Board of Directors and the majority of our senior managers have service contracts. In the event that a director/senior manager's employment is terminated without cause, such director or senior manager could be entitled to any compensation due under the unexpired term of his contract or pursuant to Irish law.

Board committees

We have within our structure both an audit and a remuneration and nomination committee. Membership of these committees is comprised of non-executive directors only.

Audit committee

The audit committee is chaired by Kevin C. McGoran, as non-executive director, and consists of the following additional non-executive directors: Gerald P. Dempsey, Lewis L. Glucksman and Patrick J. Molloy. The terms of reference for the audit committee are set out in a formal audit committee charter, which is approved by the Board. Its purpose is to assist the Board of Directors to oversee and review our accounting and financial reporting policies and internal audit procedures. It also assists the Board in selecting, evaluating the independence of and replacing the external auditors. Both the Chief Financial Officer and head of internal audit normally attend meetings, with representatives of the external auditors attending as appropriate. The company secretary is the secretary of the committee.

Remuneration and nominations committee

The remuneration and nominations committee is responsible for advising on the appointment of executive and non-executive directors and determines terms and conditions of employment and remuneration for executive directors. It meets when required to do so throughout the year. The remuneration and nominations committee is chaired by Sir Anthony O'Reilly and consists of the following additional non-executive directors: Gerald P. Dempsey, Peter John Goulandris, Kevin McGoran and Robert H. Niehaus.

Internal control

Our directors operate our system of internal controls. Our internal controls include not just financial risk management but also operational and compliance risk management. This internal control system addresses the nature and extent of the risks facing us. The chief financial officer of each of our businesses reports regularly to our Board of Directors and/or to its committees on the management of key risk areas and on the effectiveness of our internal controls in relation to these risks. A review of the risks identified by each of our businesses is included as part of our annual budget process. Our internal control system, however, provides only reasonable and not absolute assurance against material financial misstatements or losses.

Compensation of directors and officers

For the year ended March 31, 2003, the aggregate compensation, paid or accrued, of our directors and officers was €4,529,000. See note 6 to the audited consolidated financial statements. In addition, the aggregate amount set aside or accrued by us for the year ended March 31, 2003 to provide pension, retirement or similar benefits for our directors and officers was €810,000. C.J. McGillivary will become entitled to a defined benefit pension in lieu of his entitlements under his defined contribution pension arrangement should he not leave us, for reasons other than death, disability or a change in our control, prior to January 1, 2005. Our defined benefit pension plan will provide for a pension benefit equal to 50.0% of the average of his base salary over the three years prior to his retirement, subject to a maximum amount of U.S.$390,000 per annum. In the year ended March 31, 2003 a contribution of €300,000 was provided for in relation to this entitlement, compared to contributions of €169,000 and €238,000 for the years ended December 31, 2001 and 2000, respectively. The remuneration payable to our executive directors is as follows:

	Year ended December 31, 2000						Year ended December 31, 2001
	Salary	Annual bonus	Benefit in kind	Defined contribution pension payment	Defined benefit pension payments	Total	Salary	Annual bonus	Benefit in kind	Payment on completion of contract	Defined contribution pension payments	Defined benefit pension payments	Total
	(€ in thousands)
R.A. Barnes	€304	€243	€28	€—	€9	€584	€321	€—	€29	€—	€—	€11	€361
P.B. Cameron(1)	—	—	—	—	—	—	184	—	1	—	2	—	187
J. Foley	52	39	3	—	7	101	257	—	13	—	—	93	363
C.J.S. Johnson	237	25	27	—	20	309	248	—	25	—	—	6	279
O.C. Küsel	304	200	16	—	5	525	336	—	12	—	—	5	353
C.J. McGillivary	629	369	53	25	—	1,076	666	—	64	—	26	—	756
S. Michaels(2)	568	216	—	2	—	786	—	—	—	—	—	—	—
P.R. O'Donoghue	393	324	8	—	85	810	558	—	13	—	—	465	1,036
T. O'Reilly, Jnr.	—	—	—	—	—	—	316	—	—	—	—	2	318
B.D. Patterson(2)	420	38	8	—	88	554	269	—	11	543	—	510	1,333
Lord Wedgwood(3)	74	24	—	—	—	98	119	—	—	—	—	—	119

	€2,981	€1,478	€143	€27	€214	€4,843	€3,274	€—	€168	€543	€28	€1,092	€5,105

	3 months ended March 31, 2002						Year ended December 31, 2003
	Salary	Other payments	Benefit in kind	Defined contribution pension payment	Defined benefit pension payments	Total	Salary	Bonus	Other payments		Benefit in kind	Defined contribution pension payments	Defined benefit pension payments	Total
	(€ in thousands)
R.A. Barnes	€83	€—	€7	€—	€14	€104	€329	€70	€—		€40	€—	€34	€473
P.B. Cameron(1)	136	—	1	5	—	142	488	451	—		—	10	—	949
J. Foley	68	—	2	—	24	94	278	—	—		23	91	101	493
C.J.S. Johnson(4)	61	70*	6	—	7	144	84	—	78	(3)	—	—	3	165
O.C. Küsel	78	—	4	—	1	83	336	25	—		14	—	6	381
C.J. McGillivary	176	—	16	7	—	199	587	264	—		61	17	—	929
P.R. O'Donoghue	134	—	1	78	35	248	548	—	—		20	305	142	1,015
T. O'Reilly, Jnr.	89	—	—	—	4	93	344	21	—		—	—	17	382
Lord Wedgwood(3)	34	29	—	3	—	66	146	—	28		1	10	—	185

	€859	€99	€37	€93	€85	€1,173	€3,140	€831	€106		€159	€433	€303	€4,972

(1)
P.B. Cameron was appointed a director on September 5, 2001.

(2)
B.D. Patterson's and S. Michaels' remuneration is shown for the period in which they were executive directors. B.D. Patterson became a non-executive director on May 31, 2001, and S. Michaels on January 1, 2001.

(3)
In the 3 months ended March 31, 2002 Lord Wedgwood had a contract to provide consulting services to Wedgwood for an annual fee of Stg£44,000 (2001 and 2000: £44,000).

(4)
C.J.S. Johnson retried as a director on April 25, 2002 and received a payment of €78,000 on completion of his employment contract (3 months to March 31, 2002 €70,000).

Our executive directors' pension benefits under the various defined benefit scheme pensions in which they are members are as follows:

	Increase in the accrued pension during the period				Transfer value of the increase in accrued pension				Total accrued pension
	Year ended December 31,		Three months ended March 31,	Year ended March 31,	Year ended December 31,		Three months ended March 31,	Year ended March 31,	December 31,		March 31,
	2000	2001	2002	2003	2000	2001	2002	2003	2000	2001	2002	2003
	(€ in thousands)
R.A. Barnes	€25	€31	€3	€11	€334	€368	€28	€139	€89	€122	€127	€126
J. Foley	6	5	1	18	60	41	4	190	48	53	54	71
C.J.S. Johnson	32	(1)	11	—	537	(27)	181	—	195	200	212	—
O.C. Küsel	1	1	—	—	5	5	1	3	118	120	121	123
P.R. O'Donoghue	14	18	2	15	235	321	31	304	196	219	223	247
T. O'Reilly, Jr.	—	2	1	3	—	5	2	2	—	2	3	5
B.D. Patterson	8	21	—	—	112	315	—	—	117	140	—	—

	€86	€77	€18	€47	€1,283	€1,028	€247	€638	€763	€856	€740	€572

Our non-executive directors' remuneration is as follows:

	Fees as a director				Other remuneration				Total
	Year ended December 31,		Three months ended March 31,	Year ended March 31,	Year ended December 31,		Three months ended March 31,	Year ended March 31,	Year ended December 31,		Three months ended March 31,	Year ended March 31,
	2000	2001	2002	2003	2000	2001	2002	2003	2000	2001	2002	2003
	(€ in thousands)
Sir Anthony O'Reilly	€60	€63	€16	€63	€4	€—	€—	€—	€64	€63	€16	€63
G.P. Dempsey	27	22	5	22	13	22	6	22	40	44	11	44
L.L. Glucksman	20	22	5	22	4	5	1	5	24	27	6	27
P.J. Goulandris	—	—	—	—	—	—	—	—	—	—	—	—
S. Michaels	—	—	—	—	—	387	84	302	—	387	84	302
K.C. McGoran	27	22	5	22	9	17	4	17	36	39	9	39
P.J. Molloy(1)	—	—	—	14	—	—	—	1	—	—	—	15
R.H. Niehaus	34	22	5	22	4	5	1	5	38	27	6	27
Lady O'Reilly	27	22	5	22	—	8	2	8	27	30	7	30
T. O'Reilly, Jr.(2)	20	—	—	—	4	—	—	—	24	—	—	—
B.D. Patterson	—	13	5	22	—	112	36	153	—	125	41	175
D.W. Sculley	20	22	5	22	167	172	44	216	187	194	49	238
F.A. Wedgwood	27	22	5	22	—	8	2	8	27	30	7	30

	€262	€230	€56	€253	€205	€736	€180	€737	€467	€966	€236	€990

(1)
P.J. Molloy was appointed a director on July 25, 2002.

(2)
T. O'Reilly Jr. was appointed an executive director with effect from January 1, 2001.

Employee share schemes

We have had employee share schemes in place since 1979. In May 1987, our shareholders approved an executive share option scheme, replacing the earlier scheme approved in 1985. The rules of the 1985 scheme were altered to enable the inclusion of full time executives of Wedgwood. Members of management (including employees of our subsidiaries) designated by the Board of Directors, who had at least two years' service to complete before retirement and who worked at least 20 hours per week for us (including our subsidiaries), were eligible to participate in the share option scheme. The Board of Directors could at any time grant options for such number of stock units, (a stock unit comprises one €0.06 nominal value ordinary share in Waterford Wedgwood plc and one £0.01 nominal value income share in Waterford Wedgwood U.K., plc) exercisable at such option price and to such executives as the Board might specify.

On December 12, 1995, our shareholders replaced and updated the earlier scheme approved in 1987 and created several new employee share schemes, so as to bring our employee share schemes into line with current best practice and enable employees resident outside Ireland and the U.K. to participate.

Under the new employee share schemes, the total number of stock units that could be issued to employees under all of the schemes was limited to not more than 10.0% of our ordinary share capital in any ten year period, and not more that 5.0% of our ordinary share capital in any five year period.

The total number of stock units that could be issued to any employee participating in an employee share scheme was limited to no more than 5.0% of our ordinary share capital in any ten year period and not more than 3.0% of our ordinary share capital in any three year period.

Share ownership of directors and senior management

Ordinary shares

The following table sets forth the number and percentage of our ordinary shares beneficially owned by our directors or senior managers:

Director/senior manager	Ordinary shares beneficially owned	Percentage of ordinary shares outstanding
Security holders controlled by Sir Anthony O'Reilly and Mr. Goulandris:
Stoneworth Investment Limited(1)	128,998,528	16.5%
Araquipa International Limited(2)	27,111,201	3.5%
Albany Hill Limited(3)	26,778,362	3.4%
Cressborough Holdings Limited	9,200,000	1.2%
Mystic Investments (Cayman) Limited	420,907	—
Indexia Holdings Limited	250,000	—

Total	192,758,998	24.6%
Other directors and senior managers	4,205,034	0.5%

Total	196,964,032	25.1%

(1)
Sir Anthony O'Reilly, our Chairman of the Board, controls 49.0%, Peter John Goulandris, our Deputy Chairman of the Board, controls 49.0% and Lewis L. Glucksman, a non-executive director, controls 2.0%, respectively of this company.

(2)
Peter John Goulandris controls 100% of this company. See "Management—Share ownership of directors and senior management".

(3)
Sir Anthony O'Reilly indirectly controls 50%, Peter John Goulandris indirectly controls 40% and Lady O'Reilly indirectly controls 10% of this company.

As of September 12, 2003, our directors and senior managers beneficially owned an aggregate of 196,964,032 ordinary shares representing approximately 25.1% of our issued share capital.

Share options

  Executive share option scheme

        Details of executive share options, granted in accordance with the rules of the 1996 Approved Group Share Option Scheme, the 1995 Group Share Option Scheme and its predecessors, held at any time during the year ended March 31, 2003, by the Directors and the Secretary of Waterford Wedgwood plc and of Waterford Wedgwood U.K. plc are as follows:

Director/Secretary	Options held at April 1, 2002 or date of appointment	Granted during period	Exercised during period	Lapsed during period	Options held at March 31, 2003 or date of retirement	Option price	Exercisable between
R.A. Barnes	800,000	—	—	—	800,000	£0.765	12/13/99–12/13/06
	200,000	—	—	—	200,000	£0.57	3/27/03–3/27/10
	500,000	—	—	—	500,000	£0.685	4/12/04–4/12/11
	200,000	—	—	—	200,000	£0.41	11/8/04–11/8/11
P.B. Cameron	750,000	—	—	—	750,000	€0.96	3/27/03–3/27/10
	500,000	—	—	—	500,000	€1.15	4/12/04–4/12/11
	200,000	—	—	—	200,000	€0.64	11/8/04–11/8/11
	—	250,000	—	—	250,000	€0.65	6/5/05–6/5/12
J. Foley	230,000	—	—	—	230,000	€0.95	12/13/99–12/13/06
	125,000	—	—	—	125,000	€0.96	9/2/02–9/2/09
	100,000	—	—	—	100,000	€0.96	3/27/03–3/27/10
	500,000	—	—	—	500,000	€1.15	4/12/04–4/12/11
	200,000	—	—	—	200,000	€0.64	11/8/04–11/8/11
O.C. Küsel	250,000	—	—	—	250,000	£0.995	3/26/01–3/26/08
	100,000	—	—	—	100,000	€0.96	9/2/02–9/2/09
	250,000	—	—	—	250,000	€0.96	3/27/03–3/27/10
	500,000	—	—	—	500,000	€1.15	4/12/04–4/12/11
	200,000	—	—	—	200,000	€0.64	11/8/04–11/8/11
C.J. McGillivary	800,000	—	—	—	800,000	£0.765	12/13/99–12/13/06
	1,000,000	—	—	—	1,000,000	£0.615	9/2/02–9/2/09
	500,000	—	—	—	500,000	€0.96	3/27/03–3/27/10
	500,000	—	—	—	500,000	€1.15	4/12/0.4–4/12/11
S. Michaels	500,000	—	—	—	500,000	€0.96	3/27/03–3/27/10
P.R. O'Donoghue	1,000,000	—	—	—	1,000,000	€0.95	12/13/99–12/13/0
	1,000,000	—	—	—	1,000,000	€0.96	69/2/02–9/2/09
	500,000	—	—	—	500,000	€0.96	3/27/03–3/27/10
	700,000	—	—	—	700,000	€1.15	4/12/04–4/12/11
T O'Reilly Jnr.	500,000	—	—	—	500,000	€1.15	4/12/04–4/12/11
	200,000	—	—	—	200,000	€0.64	11/8/04–11/8/11
Lord Wedgwood	100,000	—	—	—	100,000	€1.28	9/4/03–9/4/10
A.E. Elsby Smith	15,000	—	—	—	15,000	£0.775	5/24/99–5/24/0
	35,000	—	—	—	35,000	£0.830	66/13/99–6/13/06
	50,000	—	—	—	50,000	£0.990	3/26/01–3/26/08
	100,000	—	—	—	100,000	£0.615	9/2/02–9/2/0
	100,000	—	—	—	100,000	£0.57	93/27/03–3/27/10
	37,500	—	—	—	37,500	£0.41	11/8/04–11/8/11
T.W. Harper	50,000	—	—	—	50,000	£0.83	6/13/99–6/13/06
	100,000	—	—	—	100,000	£0.615	9/2/02–9/2/09
	150,000	—	—	—	150,000	£0.57	3/27/03–3/27/10
	37,500	—	—	—	37,500	£0.41	11/8/04–11/8/11
P.J. Dowling	150,000	—	—	—	150,000	€0.96	9/2/02–9/2/09
	100,000	—	—	—	100,000	€1.28	9/4/03–9/4/10
	150,000	—	—	—	150,000	€1.15	4/12/04–4/12/11
	50,000	—	—	—	50,000	€0.64	11/8/04–11/8/11

S.A.Y.E. Share Option Scheme

Details of options granted under the Savings Related Scheme held at any time during the year ended March 31, 2003, by the Directors and the Secretary of Waterford Wedgwood plc and the Directors of Waterford Wedgwood U.K. plc are as follows:

Director/Secretary	Options held at April 1, 2002	Granted during period	Exercised during period	Lapsed during period	Options held at March 31, 2003 or date of retirement	Option price	Exercisable between
R.A. Barnes	752	—	—	—	752	£0.515	1/4/03–7/4.03
	3,176	—	—	—	3,176	£0.61	12/1/03–6/1/04
	5,757	—	—	—	5,757	£0.33	2/1/05–8/1/05
	—	3,217	—	—	3,217	£0.235	2/1/06–8/1/06
J. Foley	5,833	—	—	—	5,833	€0.54	2/1/05–8/1/05
	—	3,200	—	—	3,200	€037	2/1/06–8/1/06
C.J. McGillivary	5,599	—	—	5,599	—	£0.62	1/2/02–7/2/02
	3,040	—	—	—	3,040	£0.61	12/1/03–6/1/04
	5,757	—	—	—	5,757	£0.33	2/1/05–8/1/05
	—	3,217	—	—	3,217	£0.235	2/1/06–8/1/06
P.R. O'Donoghue	584	—	—	—	584	€0.83	1/4/03–7/4/03
	2,345	—	—	—	2,345	€1.03	12/1/03–6/1/04
	5,833	—	—	—	5,833	€0.54	2/1/05–8/1/05
	—	3,200	—	—	3,200	€0.37	2/1/06–8/1/06
A.E. Elsby Smith	752	—	—	—	752	£0.515	1/4/03–7/4/03
	3,176	—	—	—	3,176	£0.61	12/1/03–6/1/04
	5,757	—	—	—	5,757	£0.33	2/1/05–8/1/05
	—	3,217	—	—	3,217	£0.235	2/1/06–8/1/06
P.J. Dowling	5,833	—	—	—	5,833	€0.54	2/1/05–8/1/05
	—	3,200	—	—	3,200	€0.37	2/1/06–8/1/06
P.B. Cameron	—	3,217	—	—	3,217	£0.235	2/1/06–8/1/06

As of the date of this offering memorandum, our directors and senior managers held options in respect of 26,626,000 ordinary shares under our various employee share schemes.

SHAREHOLDERS AND CERTAIN RELATED PARTY TRANSACTIONS

Shareholders

The following table sets forth certain information regarding the record ownership of our ordinary shares as at September 24, 2003 (unless otherwise specified) by each person or entity known to us to own more than 3.0% of our ordinary shares. As of September 9, 2003, our current outstanding securities consist of approximately 783,347,110 ordinary shares. To our knowledge, each of our shareholders has sole voting and investment power as to the ordinary shares shown unless otherwise noted.

	Ordinary shares owned
	Number	percentage
Principal security holders:
Security holders controlled by Sir Anthony O'Reilly and Mr. Goulandris:
Stoneworth Investment Limited(1)	128,998,528	16.5%
Araquipa International Limited(2)	27,111,201	3.5%
Albany Hill Limited(3)	26,778,362	3.4%
Cressborough Holdings Limited	9,200,000	1.2%
Mystic Investments (Cayman) Limited	420,907	—
Indexia Holdings Limited	250,000	—

Total	192,758,998	24.6%
Bank of Ireland Asset Management(4)	91,438,747	11.7%
Jupiter Asset Management(5)	27,107,848	3.5%
Lazard Asset Management(6)	26,515,616	3.4%

(1)
Sir Anthony O'Reilly, our Chairman of the Board, controls 49.0%, Peter John Goulandris, our Deputy Chairman of the Board, controls 49.0% and Lewis L. Glucksman, a non-executive director, controls 2.0%, respectively of this company.
(2)
Peter John Goulandris controls 100% of this company. See "Management—Share ownership of directors and senior management".
(3)
Sir Anthony O'Reilly indirectly controls 50%, Peter John Goulandris indirectly controls 40% and Lady O'Reilly indirectly controls 10% of this company.
(4)
Information current as of June 16, 2003.
(5)
Information current as of May 20, 2003.
(6)
Information current as of October 14, 2003.

We have been advised that the shareholdings of Bank of Ireland Asset Management, Lazard Asset Management and Jupiter Asset Management are not beneficially owned but are held on behalf of clients, none of which, so far as we are aware, hold more than 3.0% of our issued share capital. Allied Irish Banks, which held approximately 3.80% of our issued share capital as at June 1, 2001, now holds no more than 3.0% of our issued share capital.

Mystic Investments (Cayman) Limited, a corporation 100% owned by Sir Anthony O'Reilly has disclosed an interest in 420,907 ordinary shares representing approximately 0.05% of our issued share capital.

Indexia Holdings Limited, a company 100.0% owned by Sir Anthony O'Reilly has disclosed an interest in 250,000 ordinary shares representing approximately 0.03% of our issued share capital. See "Management—Share ownership of directors and senior management".

At July 4, 2003, Stoneworth Investment Limited ("Stoneworth"), a company in which an entity owned and controlled by Sir Anthony O'Reilly holds approximately 49.0%, and an entity owned and controlled by Peter John Goulandris holds approximately 49.0% and in which Lewis L. Glucksman, one of our directors, holds 2.0%, has notified us that it owns 128,998,528 stock units representing 16.5% of our issued share capital. Stoneworth acquired 119,666,795 of these stock units by purchasing, from July 17, 1998, to October 5, 1998, approximately 99.0% of the ordinary shares and all the preference shares of Fitzwilton Limited ("Fitzwilton"). Fitzwilton had a majority control over Shuttleway, a holding company, that held (as at July 18, 1998) 144,342,328 of our stock units. In 2000, following a restructuring of Shuttleway and Fitzwilton, Stoneworth became a direct holder of the ordinary shares that were previously held through Shuttleway and Fitzwilton. A further 9,331,733 ordinary shares were received by Fitzwilton from us during 2001 as compensation for our purchase of 86.5% of the issued share capital of Ashling Corporation.

Cressborough Holdings Limited ("Cressborough"), a company owned and controlled by Peter John Goulandris, holds 9,200,000 ordinary shares, 26,905 of which were acquired during 2001. These holdings are approximately 1.17% of our issued share capital. Cressborough acquired most of these ordinary shares when it exchanged its approximately 6.0% interest in Shuttleway for 8,390,058 of our ordinary shares. See "Management—Share ownership of directors and senior management".

Other than as stated above we are not aware of any significant change in the percentage ownership held by any of our principal security holders during the past three years. In addition, we know of no arrangements, the operation of which may at a subsequent date result in a change in control of our company. None of our shareholders has any special voting rights.

Certain related party transactions

In July 2001 we acquired Ashling Corporation (which controlled W-C Designs and was a licensee for Waterford Linens) from Fitzwilton Limited, a company controlled by Sir Anthony O'Reilly and Peter John Goulandris, who are two of our principal security holders and our Chairman of the Board and Deputy Chairman of the Board, respectively, in exchange for 9,331,733 of our ordinary shares, worth approximately €11.2 million. Two independent appraisers confirmed that the acquisition was fair and reasonable so far as our shareholders were concerned. In giving this confirmation each relied upon the commercial assessment of the acquisition by our independent directors.

Sam Michaels, one of our non-executive directors, was paid a fee of $301,000 from us for the provision of consulting services to All-Clad Holdings, Inc. David Sculley, one of our non-executive directors, has a contract through Wellspring Holdings, Inc. to provide consulting services to All-Clad Holdings, Inc. and Waterford Wedgwood USA, Inc. for an annual fee of $400,000. Brian Patterson, one of our non-executive directors and the ex-CEO of Wedgwood, has an interest in Mentoring Services Ltd., a company which has a contract which expires at the end of 2003 for the provision of consulting services to Wedgwood for a fee of €145,800 per annum.

Other than as stated above, since September 15, 2003, there have been no other related party transactions between us and any of our directors, senior managers or principal security holders.

RIGHTS OFFERING

On November 14, 2003 we announced the Rights Offering of an aggregate of 213,640,119 new stock units at €0.18 per new stock unit, in order to raise approximately €38.5 million in gross proceeds before expenses. Each stock unit is comprised of one €0.06 nominal value ordinary share in Waterford Wedgwood plc and one £0.01 nominal value income share in our subsidiary, Waterford Wedgwood U.K., plc. We expect that the rights to subscribe for such stock units will be listed and commence trading on the Irish Stock Exchange and London Stock Exchange within one business day following the closing of the offering of the notes. The rights offering will be fully underwritten on a firm commitment basis by Davy Stockbrokers. In connection with the Rights Offering, we have agreed to pay Davy Stockbrokers a commission of 2.25% of the gross proceeds of such Rights Offering, plus an additional commission of 0.125% for each seven days or part thereof that Davy's underwriting commitment exceeds a period of 28 days.

The underwriting commitment provided by Davy Stockbrokers will be conditional until the closing of this offering on:

  •
  no occurrence of a material adverse change;

  •
  the amendment of our Revolving Credit Facility (including certain of our existing bilateral facilities);

  •
  the amendment of the Private Placement Notes; and

  •
  the entry into the Rosenthal Term Facility.

Subsequent to the closing of this offering the underwriting commitment provided by Davy Stockbrokers will be conditional solely on the listing of the rights on the Irish Stock Exchange and the London Stock Exchange. We expect that the rights will be listed on the business day after the closing of this offering. See "Summary—Refinancing Transactions".

Upon the listing of the rights on the Irish Stock Exchange and the London Stock Exchange, such rights will be required to trade and continue to be listed on such exchanges for a period of 21 calendar days pursuant to the requirements of applicable Irish law. Thereafter, we anticipate that the exercise of the rights will fully settle within one to fourteen calendar days after the end of such 21 day listing period. The timing of the full settlement of the Rights Offering will depend on the extent to which holders of record of the rights (who do not hold their interests in dematerialized form) pay for the exercise of such rights by means of a check, rather than by wire transfer. Wire transfers are expected to be received from all exercising rights holders who hold their interests in dematerialized form, promptly after the end of such 21 day listing period. Payments by check on the other hand, will normally take several additional days to be received and processed. As a result, we anticipate that the Rights Offering will fully close on or about the 35th calendar day after the listing of the rights and the release of the proceeds of this offering from escrow. In the event that the Rights Offering were to fail to close within such time period or for any other reason, this would constitute an event of default under our Revolving Credit Facility and the Private Placement Notes. See "Description of Other Indebtedness".

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a description of our material indebtedness (not including the notes). The descriptions set forth below do not purport to be complete and are subject in their entirety by reference to the actual provisions of each respective agreement or instrument described. For a description of our obligation to apply a portion of the proceeds of this offering and the Rights Offering to the partial prepayment (and corresponding permanent reduction) of our Revolving Credit Facility and the Private Placement Notes described below, see "Summary—Refinancing Transactions", "Rights Offering" and "Use of Proceeds".

Revolving Credit Facility

As part of our Recapitalization, the Issuer and Waterford Wedgwood U.K. plc, and certain of their subsidiaries, as co-borrowers, and the Guarantors, prior to the closing of this offering have entered into an amendment to the Revolving Credit Facility, which had originally been executed on November 29, 1999, with The Bank of Ireland and The Royal Bank of Scotland plc, as arrangers.

Our Revolving Credit Facility requires that we (i) undertake this offering and the Rights Offering, and (ii) apply a portion of the net proceeds of this offering and the Rights Offering to partially repay our Revolving Credit Facility. See "Rights Offering" and "Use of Proceeds". After we make these payments, our Revolving Credit Facility (which includes the bilateral facilities) will provide for borrowings of up to €226.2 million (assuming these payments were made at an exchange rate of U.S.$1.16, £0.69 and ¥130.65 per €1.00, the rates in effect on November 12, 2003).

The final maturity date of our Revolving Credit Facility is March 31, 2008 and all outstanding advances are due on that date. In addition, we have a cash sweep for each financial year (commencing with the financial year ending March 31, 2005) of 75% of our excess cash flow during each such financial year.

Advances under our Revolving Credit Facility, which may be drawn in U.S. dollars, euros, pounds sterling, Japanese yen or Swiss francs bear interest at a rate of EURIBOR or LIBOR (as appropriate) plus 2.75%, plus mandatory costs.

Our obligations under our Revolving Credit Facility are guaranteed by each of the co-borrowers and the Guarantors. Under our Revolving Credit Facility, the EBITDA and gross assets of the Issuer, together with the EBITDA and gross assets of the co-borrowers and the Guarantors, as the case may be, are required to constitute at least 90% of our consolidated EBITDA and gross assets (excluding Rosenthal AG and its subsidiaries) respectively.

Borrowings under our Revolving Credit Facility rank pari passu with borrowings under the Private Placement Notes. Indebtedness under our Revolving Credit Facility is secured by (i) first ranking fixed and floating charges over substantially all the co-borrowers' and certain of the Guarantors' assets and (ii) first ranking security interests in the shares of each borrower (other than the shares in the Issuer) and each Guarantor and certain inter-company loans owned or made by each co-borrower and/or Guarantor. The rights securing indebtedness under our Revolving Credit Facility is equal and ratable with the rights that secure the borrowings under the Private Placement Notes. In addition, the Revolving Credit Facility provides for a most favored lender provision whereby the lenders thereunder have the contractual right, at their election, upon the incurrence of financial indebtedness with terms that substantively differ from the terms of the facility, to amend the facility to include such covenants and/or events of default granted in the additional indebtedness.

Our Revolving Credit Facility contains certain customary affirmative covenants, including, without limitation, covenants: to maintain maximum ratios of total net debt to EBITDA; to maintain maximum ratios of senior net debt to EBITDA; to maintain minimum ratios of EBITDA to senior interest costs; to maintain minimum ratios of total net debt to tangible net worth; to maintain minimum ratios of cash flow to debt service; limiting levels of capital expenditure; and limiting levels of restructuring costs. In addition, our Revolving Credit Facility includes covenants relating to limitations on, inter alia:

  •
  dividends and other restricted payments;

  •
  sales of assets;

  •
  mergers;

  •
  indebtedness;

  •
  disposals;

  •
  acquisitions; and

  •
  liens.

Our Revolving Credit Facility will be cancelled in full and all outstanding advances thereunder will become due and payable upon the occurrence of any change of control, delisting or other reorganization of the equity of the Issuer. In addition, the co-borrowers will be required to prepay outstanding advances under the facility with the proceeds of disposals, certain insurance proceeds and relevant debt or equity issuances (subject to certain exceptions) by any co-borrower or any of our applicable subsidiaries.

For the term of the Revolving Credit Facility, we will provide to the lenders financial information, including our audited annual financial statements and certain interim financial statements. In addition, we will provide quarterly and in certain cases, monthly compliance certificates.

Our Revolving Credit Facility contains customary events of default, including, inter alia:

  •
  failure to make payments under the Revolving Credit Facility;

  •
  breach of covenants, including financial covenants;

  •
  breach of representations;

  •
  cross-default;

  •
  insolvency, bankruptcy or similar events;

  •
  failure of security or the guarantees;

  •
  material adverse change; and

  •
  ineffectiveness of other transactions documents.

In addition, our failure to close the Rights Offering or to use the net proceeds thereof to partially repay our Revolving Credit Facility in the manner described under "Use of Proceeds" also constitutes an event of default under our Revolving Credit Facility.

Bilateral facilities

Lenders under our Revolving Credit Facility provide bilateral facilities to certain of our subsidiaries which bear the same interest rate as, and are secured on the same basis as, our Revolving Credit Facility.

The Private Placement Notes

As part of our Recapitalization, prior to the closing of this offering, we entered into an amendment to a series of substantially identical note purchase agreements originally executed on November 18, 1998, with the purchasers named therein, pursuant to which Waterford Wedgwood Finance, Inc. issued the Private Placement Notes in an aggregate principal amount of U.S.$95,000,000 and which have been subject to multiple amendments (together such amended note purchase agreements, the "Note Purchase Agreements").

The Note Purchase Agreements require that we (i) undertake this offering and the Rights Offering, and (ii) apply a portion of the net proceeds of this offering and the Rights Offering to partially prepay the Private Placement Notes. See "Rights Offering" and "Use of Proceeds". After we make these payments approximately U.S.$63.0 million aggregate principal amount of Private Placement Notes (assuming these payments were made at an exchange rate of U.S.$1.16 per €1.00, the rate in effect on November 12, 2003) will remain outstanding.

The Private Placement Notes mature on November 18, 2008, and bear interest at a rate of 8.75% per annum.

Borrowings under the Private Placement Notes rank pari passu with borrowings under our Revolving Credit Facility. Our obligations under the Private Placement Notes are guaranteed by the Guarantors and have the benefit of security over the same assets that secure borrowings under our Revolving Credit Facility and the rights securing our indebtedness under the Private Placement Notes are equal and ratable with the rights that secure the borrowings under our Revolving Credit Facility. In addition, the Note Purchase Agreements provide for a most favored lender provision whereby the noteholders have the contractual right, at their election, upon the incurrence of financial indebtedness with terms that substantively differ from the terms of the Note Purchase Agreements, to amend such agreements to include such covenants and/or events of default granted in the additional indebtedness.

The terms of the Private Placement Notes provide for financial covenants and events of default substantially similar to those contained in our Revolving Credit Facility.

In addition, our failure to close the Rights Offering or to use the net proceeds thereof to partially prepay the Private Placement Notes in the manner described under "Use of Proceeds" also constitutes an event of default under the Private Placement Notes.

The terms of the Private Placement Notes provide for mandatory prepayments similar to those of our Revolving Credit Facility (but do not have a cash sweep) and require a make-whole payment to noteholders in connection with any prepayments.

Rosenthal debt

Rosenthal Term Facilities

As part of our Recapitalization, prior to the closing of this offering Waterford Wedgwood GmbH and Rosenthal AG and their subsidiaries, as the case may be, entered into new facilities replacing their existing credit facilities. The new Rosenthal Term Facilities are comprised of term loans. The aggregate commitment under the facility granted to Rosenthal AG is €13.4 million after Recapitalization, while the facility granted to Waterford Wedgwood GmbH is reduced to zero after Recapitalization.

The term loans under these facilities bear an interest rate of EURIBOR plus 2.75%, mature on March 31, 2005 and are secured by a pledge of the brand rights in Rosenthal and a security interest in the manufactured goods of Hutschenreuther.

Rosenthal mortgage facilities

Certain Rosenthal entities are also parties to mortgage facilities in the amount of €6.6 million at June 30, 2003. The facilities are secured by mortgages over our principal Rosenthal properties. The mortgage facilities bear an average interest rate of 6.2% and have a final maturity date of December, 2007.

W-C Designs factoring facility

W-C Imports Inc., one of our U.S. subsidiaries, is a party to a factoring facility and a related inventory financing facility, under which it can factor certain 30-day receivables.

Intercreditor Agreement

The Company and the Guarantors, prior to the closing of this offering, entered into an Intercreditor Deed (the "Intercreditor Agreement") with, among others, the lenders under the Revolving Credit Facility, the Security Agent, the holders or representatives of holders of the Private Placement Notes and the indenture trustee for the holders of the notes.

Order of priority

The Intercreditor Agreement generally provides the following order of priority for the satisfaction of our obligations (subject to certain true-up arrangements):

  •
  First, costs and expenses of the Security Trustee and of enforcement;

  •
  Second, pro rata to cover the interest outstanding on the Revolving Credit Facility, Private Placement Notes and bilateral facilities;

  •
  Third, pro rata among the Revolving Credit Facility, Private Placement Notes and bilateral facilities and currency agreements at the time of enforcement; and

  •
  Fourth, any other amounts of indebtedness outstanding.

DESCRIPTION OF THE NOTES

The Company will issue the Notes under an indenture (the "Indenture"), among itself, the Guarantors and The Bank of New York, as Trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture. A copy of the Indenture may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions". For purposes of this section, references to the "Company" include only Waterford Wedgwood plc, and not its Subsidiaries.

The Notes will be general obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company. The Guarantees will be general obligations of each of the Guarantors, ranking subordinate in right of payment to all Senior Debt of the Guarantors. The Notes will be effectively subordinated to all existing and future secured debt of the Company and the Guarantors to the extent of the assets securing such debt. The Notes also will be effectively subordinated to any debt, preferred stock obligations and other liabilities of the Company's Subsidiaries that are not Guarantors. The Notes will be secured by second ranking fixed and floating charges over substantially all of the assets of Waterford Wedgwood plc and the Guarantors. The Guarantees will be secured by second ranking fixed and floating charges over substantially all of the assets of such Guarantors. As of June 30, 2003, on a pro forma basis as if the offering and the Rights Offering had occurred on such date and the proceeds thereof had been applied as described under "Use of Proceeds", the Company and the Guarantors would have had approximately €273.9 million of first ranking secured debt outstanding and approximately €4.6 million of unused commitments, net of outstanding letters of credit, under the Revolving Credit Agreement. In addition, Subsidiaries of the Company which are not Guarantors would have had approximately €17.7 million in liabilities.

The Company will issue one or more bearer Notes in global form, but in certain circumstances the Notes may be represented by registered Notes in definitive form. The Notes will be issued in denominations of €1,000 and integral multiples thereof.

Principal, Maturity and Interest

The Notes are unlimited in aggregate principal amount, of which €166,028,000 in aggregate principal amount will be issued in this offering. The Notes will mature on December 1, 2010. Additional Notes may be issued from time to time, subject to the limitations set forth under " —Certain Covenants—Limitation on Incurrence of Additional Indebtedness". Interest on the Notes will accrue at the rate of 9 7/8% per annum and will be payable semiannually in cash on each June 1 and December 1 commencing on June 1, 2004, to the persons who are registered Holders at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Book-Entry Terms

The Notes will initially be represented by global securities in bearer form without interest coupons which together will represent the aggregate principal amount of the Notes. The global notes will be deposited with The Bank of New York or an affiliate or nominee thereof as book-entry depositary (the "Book-Entry Depositary") pursuant to the terms of deposit and custody agreements as discussed under "Description of the Book-Entry System". The Book-Entry Depositary will issue a depositary interest in each global note, representing a 100% interest in the underlying global note to Euroclear and Clearstream by recording such interest in the Book-Entry Depositary's books and records in the name of the nominee of the common depositary for Euroclear and Clearstream. Upon acceptance by Euroclear or Clearstream, as the case may be, of depositary interests, the applicable settlement system will record book-entry interests in such depositary interests ("Book-Entry Interests"). The Book-Entry Interests will not be held in definitive form. Instead, Euroclear or Clearstream, as the case may be, will credit on its book-entry registration and transfer system the participants' accounts with the Book-Entry Interests owned by such participants. (See "Description of the Book-Entry System".)

Methods of Receiving Payments on the Notes

Methods of receiving payments on global Notes are governed by provisions described under "Description of the Book-Entry System—Payments". In the case of certified Notes, the Company may elect to make payments of interest, premium and Additional Amounts, if any, by check mailed to the Holders at their addresses set forth in the register of Holders. Payments on Notes will be made through the office or agency of a Payment Agent. Subject to the provisions in "—Paying Agent and Registrar for the Notes", the Paying Agent office will be in London, England for purposes of the Notes.

Escrow of Proceeds; Special Mandatory Redemption

Concurrently with the closing of this offering, the Company will enter into an escrow agreement (the "Escrow Agreement") with the Trustee, as escrow agent (the "Escrow Agent"), pursuant to which the Company will deposit with the Escrow Agent an amount equal to the gross proceeds of the offering of the Notes (the "Escrowed Property"). All interest earned on the Escrowed Property shall be retained by the Escrow Agent.

In order to cause the Escrow Agent to release the Escrowed Property to the Company (the "Release") the Escrow Agent shall have received from Davy Stockbrokers, at a time that is on or before the Deadline (as defined below), a Certificate to the effect that Admission has occurred. The Release shall occur promptly thereafter. Upon the Release, the escrow account under the Escrow Agreement shall be reduced to zero and the Escrowed Property and interest thereon paid out in accordance with the Escrow Agreement. The "Deadline" is December 6, 2003, or such earlier date as the Company shall determine that Admission will not occur.

From the Issue Date until the Release, the Escrow Agent shall, for the benefit of the Escrow Agent and the holders of the Notes, be granted an exclusive first-priority Lien on the Escrowed Property. Upon the Release, the Lien of the Escrow Agent on the Escrowed Property shall be extinguished.

If the Release has not occurred on or before 5:00 p.m., London time, on the Deadline, then the Company will, on a day not more than 10 Business Days following the Deadline (such date, the "Special Mandatory Redemption Date"), redeem all of the Notes (the "Special Mandatory Redemption") at a price equal to the issue price of the Notes plus accrued and unpaid interest from the issue date of the Notes (the "Special Mandatory Redemption Price"). Notice of the Special Mandatory Redemption will be mailed promptly to each holder of Notes at its registered address, the Trustee and the Escrow Agent. Upon receipt of the notice of Special Mandatory Redemption, the Escrow Agent will liquidate all Escrowed Property held by it no later than the Business Day prior to the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Escrow Agent shall pay to a paying agent for payment to each holder of Notes the Special Mandatory Redemption Price for such holder's Notes and, concurrently with the payment to such holders, deliver any excess Escrowed Property to the Company.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar for the Notes. In addition, if and for so long as any such Notes are listed on the Luxembourg Stock Exchange and the applicable rules so require, the Company shall have appointed a Person located in Luxembourg as an additional paying agent and transfer agent for the Notes. The Company may change the Paying Agent or Registrar for the Notes without prior notice to the Holders of such Notes. However, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wört).

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar, the Trustee and any paying and transfer agent in Luxembourg if any, may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law as permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed. No service charge will be made for any registration of transfer or exchange of the Notes, but the Trustee and the paying and transfer agent in Luxembourg if any, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

The Company and the Trustee will be entitled to treat the Holder of a Note as the owner of it for all purposes.

Redemption

Optional Redemption.    Except as described below, the Notes are not redeemable before December 1, 2006. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 1 of the year set forth below:

Year	Percentage
2006	109.875%
2007	104.938%
2008	102.469%
2009 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

In the event that the Company effects an optional redemption of the Notes, the Company will inform the Luxembourg Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding following such redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall, so long as the Notes are in global form and are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, publish notice thereof in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wört). In the case of certificated Notes, in addition to such publication, the Company shall mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.

Optional Redemption Upon Public Equity Offerings.    At any time, or from time to time, on or prior to December 1, 2006, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 109.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that

(1)
at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2)
the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

"Public Equity Offering" means an offering by the Company of its Qualified Capital Stock where such Qualified Capital Stock is listed or quoted on a recognized securities exchange or inter dealer quotation system in any current member of the European Union or the United States.

Redemption for Taxation Reasons

The Company may, at its option, redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a "Tax Redemption Date") (subject to the right of holders of record of certificated Notes on the relevant record date to receive interest due on the relevant interest payment date), and all Additional Amounts (see "Withholding Taxes"), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Company determines that, as a result of:

(1)
any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(2)
any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a "Change in Tax Law"), the Company is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and the Company cannot avoid such obligation by taking reasonable measures available to it. In the case of the Company, the Change in Tax Law must become effective on or after the date of this Offering Memorandum. In the case of a Successor Company, the Change in Tax Law must become effective after the date that such entity first makes payment on the Notes. Notice of redemption for taxation reasons will be published in accordance with the procedures under "Notices". Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Company would be obliged to make such payment or withholding if a payment in respect of such Notes were then due. Prior to the publication or mailing of any notice of redemption of any series of Notes pursuant to the foregoing, the Company will deliver to the relevant Trustee an opinion of an independent tax counsel reasonably satisfactory to such Trustee to the effect that the circumstances referred to above exist. Such Trustee will accept such opinion as sufficient existence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the relevant series of Notes.

Withholding Taxes

All payments made by the Company, the Guarantors or a successor of either (a "Payor") on the Notes and under the Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature ("Taxes") imposed or levied by or on behalf of (1) Luxembourg, the United States, Ireland or any political subdivision or governmental authority of any thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Notes or any Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax, or (3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of (1), (2) and (3), a "Relevant Taxing Jurisdiction") unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction will at any time be required from any payments made with respect to the Notes or under the Guarantees, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the Holders of the Notes or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on the Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1)
any payments to a Holder or beneficial owner who is liable for such Taxes in respect of such Note by reason of the Holder's or beneficial owner's having any present or former connection with the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2)
any Taxes that are imposed or withheld where such withholding or imposition is by reason of the failure of the Holder or beneficial owner of the Note to comply with any reasonable and timely request by the Payor to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any certification, information or other reporting requirement relating to such matters, which is required or imposed by a statute, treaty, regulation, protocol, or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

(3)
except in the case of the winding up of the Payor, any Note presented for payment (where presentation is required) in the Relevant Taxing Jurisdiction (unless by reason of the Payor's actions, presentment could not have been made elsewhere and except to the extent that the Holder would have been entitled to Additional Amounts had the Notes been presented elsewhere);

(4)
any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented during such 30 day period);

(5)
any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest, on the Notes or any Guarantee;

(6)
any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(7)
any Taxes imposed on a payment to an individual and required to be made pursuant to any European Union Directive (a "Directive") on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(8)
any Taxes imposed in connection with a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to another paying agent in a member state of the European Union.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each Holder. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of such Trustee by the Holders of the Notes upon request and will be made available at the offices of the Paying Agent located in Luxembourg if the relevant series of Notes is then listed on the Luxembourg Stock Exchange.

Wherever in the Indenture or the Notes there are mentioned, in any context, (1) the payment of principal, (2) purchase prices in connection with a purchase of Notes, (3) interest or (4) any other amount payable on or with respect to any of the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding (x) any such taxes, charges or similar levies imposed by any jurisdiction outside Luxembourg, Ireland, the United States or any jurisdiction in which a Paying Agent is located, or (y) those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)
in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed as certified to the Trustee by the Company; or,

(2)
on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of €1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Ranking and Guarantees

Subordination of the Notes

Subordination on insolvency and similar events.    The Notes will provide that, upon any payment or distribution (including by exercise of any right of receipt, set-off, combination of accounts or other discharge) to creditors of the Company, in a liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, examination, receivership, administrative receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors of the Company or in any marshalling of the Company's assets:

(1)
holders of all Senior Debt of the Company, including without limitation lenders under the Credit Agreement and the holders of the Private Placement Notes, will be entitled to receive irrevocable payment in full in cash of all obligations due (and that become due thereafter) in respect of all Senior Debt (including interest accruing after the commencement of any proceeding at the rate specified in such Senior Debt whether or not allowed or allowable in any such proceeding) before the Trustee or Holders will be entitled to receive any payment with respect to the Notes (except that Holders may receive and retain payments made from any defeasance trust referred to in the section entitled "—Legal Defeasance and Covenant Defeasance" if such trust was established prior to the proceedings described above and not in breach of the Credit Agreement and the Private Placement Notes or the terms of any other Senior Debt); and

(2)
until all Senior Debt of the Company has been irrevocably paid in full in cash, any payment or distribution to which the Trustee or Holders would be entitled but for the subordination provisions of the Notes in the Indenture shall be made first to the lenders under the Credit Agreement and the holders of the Private Placement Notes in accordance with the terms of the Intercreditor Agreement if any Indebtedness is then outstanding thereunder and then to holders of such other Senior Debt as their respective interests may appear.

Turnover.    In the event that the Trustee or any Holder receives or recovers any payment or distribution on or with respect to the Notes (other than payments made from any defeasance trust referred to in the section entitled "—Legal Defeasance and Covenant Defeasance") at a time when such payment is prohibited by the subordination provisions of the Notes in the Indenture, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, first to the lenders under the Credit Agreement and the holders of the Private Placement Notes in accordance with the terms of the Intercreditor Agreement if any indebtedness is then outstanding thereunder and then to the holders of other Senior Debt as their interests may appear for application to the payment of all obligations with respect to such Indebtedness remaining unpaid to the extent necessary to pay such obligations in full in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for such lenders or other holders. In the event that any such payment is received by the Trustee or such a Holder, the Trustee or such Holder shall, if it has knowledge that such payment was received at a time when it was so prohibited, give notice to the agent for the lenders under the Credit Agreement (if any Indebtedness is then outstanding thereunder) and the holders of the Private Placement Notes (if any indebtedness is then outstanding thereunder) and to all other Designated Senior Agents.

Payment Blockage.    The Company also may not make any payment in respect of the Notes (except from a defeasance trust as described in the section entitled "—Legal Defeasance and Covenant Defeasance") if:

(1)
a payment default on Designated Senior Debt occurs and is continuing; or

(2)
any other default occurs and is continuing on any series of Designated Senior Debt that permits (or, with giving of notice or passage of time or satisfaction of other applicable conditions, or combination of the foregoing, would permit) holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or any of the Designated Senior Agents.

Payments on the Notes may and will be resumed:

(1)
in the case of a payment default, upon the date on which such default is cured or waived; and

(2)
in the case of a non-payment default, upon the earlier of the date on which such non-payment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received (a "Blockage Period"), unless the maturity of the Designated Senior Debt has been accelerated or clause (1) otherwise applies.

Once a Payment Blockage Notice has been issued, no additional Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

Standstill.    The Notes will provide that, prior to the repayment of all obligations in respect of Designated Senior Debt, the obligations under the Notes are not due (and no demand may be made on the Company) until:

(1)
(a)    an order is made for the winding-up, dissolution, examination, or administration of the Company; or

(b)
a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed to the Company;

(2)
each of the following shall have occurred:

(a)
a default in payment of any amounts due under the Indenture or the Notes (but only if, in the case of any amounts not constituting principal or interest, such amounts exceed €500,000) has occurred;

(b)
a holder of Notes or the Trustee has notified the Designated Senior Agents in writing of such default;

(c)
a period of not less than 179 days has passed from the date of receipt by the Designated Senior Agents of that notice (a "Standstill Period"); and

(d)
at the end of such Standstill Period, the default is continuing and has not been waived;

(3)
any Indebtedness outstanding under any Designated Senior Debt has been declared to be prematurely due and payable or payable on demand (and demand has been made) by reason of an event of default, as defined in such Designated Senior Debt; or

(4)
enforcement action has been taken by or on behalf of the lenders under the security documents granted pursuant to, or securing Indebtedness outstanding under, any Designated Senior Debt pursuant to which any assets of the Company or any Restricted Subsidiary thereof are disposed of or sold.

Since the obligations of the Company under the Notes will not be due until the occurrence of the events described above, the Trustee and the Holders may not make a demand under or bring any enforcement action on the Notes, including but not limited to the commencement or support of insolvency proceedings with respect to the Company, until such time. Thereafter, the Trustee and the Holders may only demand payment of and accelerate the Notes and exercise any other remedies that do not involve enforcement of security; they may not direct the Security Agent to enforce any security in these circumstances. No non-payment Blockage Period may be instituted which would extend beyond the Standstill Period referred to above.

Guarantees

The Guarantors will jointly and severally guarantee the Company's obligations under the Indenture and the Notes on a senior subordinated basis. The guarantees will be secured by second ranking fixed and floating charges over certain of the assets of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risks relating to the notes—

Laws relating to fraudulent preference, fraudulent conveyance and corporate benefit may adversely affect the validity and enforceability of payments under the notes and the issuance of and payments under the guarantees of the notes and the validity and enforceability of the security interests serving as collateral for the repayment of the notes".

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation and Sale of Assets".

A Guarantee will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) in connection with the sale or disposition (including through merger or consolidation) of the Capital Stock, or all or substantially all of the assets, of the applicable Guarantor, if:

(1)
such sale is made in compliance with the Indenture (including the covenant described under "—Certain Covenants—Limitation on Assets Sales"); or

(2)
such sale is made pursuant to an enforcement of security over such Capital Stock or assets.

In addition, a Guarantee shall also be automatically released (1) upon a legal defeasance or covenant defeasance as described under the caption "—Legal Defeasance and Covenant Defeasance" or discharged as described under the caption "—Satisfaction and Discharge", (2) upon the designation by the Company of the Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture or (3) upon payment in full of the aggregate principal amount of all Notes then outstanding and all other financial obligations under such Guarantee then due and owing.

Subordination of the Guarantees

Each Guarantee will be subordinated to the prior payment in full of all Senior Debt of the relevant Guarantor in the same manner in which the Notes will be subordinated to the prior payment in full of all Senior Debt of the Company. See "—Subordination of the Notes".

Security

Security Documents

The Notes and Guarantees are secured on a second ranking basis as provided in the Security Documents and the Intercreditor Agreement.

The Company will and will cause each of its Restricted Subsidiaries to do or cause to be done all acts and things which may be required, or which the Security Agent from time to time may reasonably request, to assure and confirm that the Security Agent holds for the benefit of the holders of Notes duly created enforceable and perfected Liens as contemplated by the Indenture and the Security Documents, so as to render the same available for the security and benefit of the Indenture and of the Notes and the Guarantees according to the intent and purposes herein and therein expressed.

Security Agent

It is expected that one of the lenders under the Revolving Credit Facility will act as Security Agent under the Security Documents and the lntercreditor Agreement until such time, if any, that a new Security Agent is appointed under the provisions of the Security Documents.

Neither the Trustee nor the Security Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any property securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so.

Release of Liens

The Liens of the Company and any Guarantor under the Security Documents will be released:

(1)
upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes;

(2)
upon a Legal Defeasance or Covenant Defeasance as described herein under "—Legal Defeasance and Covenant Defeasance";

(3)
in connection with any sale or other disposition of the assets of the Company or such Guarantor, if the sale or other disposition complies with the "Limitation on Asset Sales" provisions of the Indenture;

(4)
if the Capital Stock or assets of the Company or such Guarantor are sold pursuant to an enforcement of security over such Capital Stock or assets :

(a)
the proceeds of such sale received by the Security Agent are in the form of cash (or substantially all cash); and

(b)
the claims against the Company or relevant Guarantor or their respective assets, as the case may be, are irrevocably and unconditionally released (and not assumed by the relevant purchaser or any affiliate of such purchaser of the Company or the relevant Guarantor or assets, as the case may be) concurrently with such sale; and

(c)
the sale is either made pursuant to a public auction or is otherwise made for fair market value (taking into account the circumstances giving rise to the sale);

(5)
upon the designation by the Company of the Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture;

(6)
upon refinancing of Senior Debt with debt financing which is unsecured or equity; or

(7)
upon the repayment in full of Senior Debt with the proceeds of one or more Asset Sales; provided, however, the Company and the Guarantors' principal source of liquidity following such repayment of Senior Debt shall be unsecured.

Reinstatement of Liens

From and after the Issue Date, if, following the release of a Lien on any collateral securing the Notes and the Guarantees, any property or assets of the Company or its Restricted Subsidiaries is again made subject to a Lien to secure any Senior Debt, the Company or such Guarantor, as the case may be, shall concurrently grant Liens on no worse terms than Liens securing such Senior Debt, upon such asset or property as security for the Notes and the Guarantees and take all such actions (including the filing and recording of financing statements, mortgages and other documents) that may be required under any applicable law, or which the Security Agent may reasonably request, to perfect such Liens under the Security Documents, all at the expense of the Company or such Guarantors, as the case may be, including reasonable fees and expenses of counsel incurred by the Security Agent in connection therewith; provided, however, that such Liens may be subordinated to the Liens securing such Senior Debt on terms no worse than those described under the Intercreditor Agreement.

Reinstatement of First Priority Parties

If, following the release of the Liens of the First Priority Parties in connection with the repayment in full of, and termination of all commitments under, all Designated Senior Debt, the Company or any Guarantor subsequently incurs new Senior Debt, the lenders or holders of such Indebtedness (or a trustee or similar agent on their behalf) shall be deemed First Priority Parties for purposes of the Indenture and the Intercreditor Agreement (or any replacement intercreditor agreement).

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement and the Private Placement Notes may (and other Indebtedness may) prohibit the Company's prepayment of the Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness outstanding thereunder and any such other Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Credit Agreement and the Private Placement Notes.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of any securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(b)
The foregoing limitations contained in paragraph (a) will not prohibit the Incurrence of the following Indebtedness:

(1)
Indebtedness under the Notes, the Indenture and the Guarantees;

(2)
Indebtedness of (i)(x) the Company and the Guarantors incurred pursuant to the Credit Agreement in the aggregate principal amount permitted to be drawn thereunder as in existence on the Issue Date and (y) the Company and its Restricted Subsidiaries to service their working capital needs ("Working Capital Facilities") in the aggregate principal amount permitted to be drawn thereunder as in existence on the Issue Date (in the case of both (x) and (y), reduced by the amount of all mandatory prepayments actually made) and (ii) the Company and its Restricted Subsidiaries incurred to service their working capital needs in an aggregate principal amount at any time outstanding not to exceed the excess, if any, of the Euro Equivalent of 265.0 million over the aggregate amounts then outstanding under the agreements referred to in (i)(x) and (i)(y), less in the case of both (i) and (ii) (without duplication) the Net Cash Proceeds from any Asset Sales to the extent used to repay amounts outstanding thereunder;

(3)
Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness outstanding under the Credit Agreement and Working Capital Facilities) outstanding on the Issue Date in the case of the Private Placement Notes, from and after the consummation of the Rights Offer, reduced by any prepayments actually made from the proceeds thereof;

(4)
Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness and the notional principal amount of any such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5)
Indebtedness under Currency Agreements designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)
Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (6);

(7)
Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (7);

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9)
  Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims or claims or liabilities arising under similar legislation, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

  (10)
  Refinancing Indebtedness;

  (11)
  Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, earnouts or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of business, assets or Capital Stock;

  (12)
  Customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;

  (13)
  Indebtedness incurred in certain receivables transactions that are non-recourse to the Company and its Subsidiaries and their assets (other than with respect to representations, warranties, covenants and indemnities customary for such transaction); and

  (14)
  additional Indebtedness of the Company and any Restricted Subsidiary in an aggregate principal amount not to exceed €25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

For purposes of determining compliance with this "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (14) of paragraph (b) above or is entitled to be incurred pursuant to paragraph (a) above, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under clause (2) above shall be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this "Limitation on Incurrence of Additional Indebtedness" covenant.

Limitation on Layering.    The Company will not incur any Indebtedness if such Indebtedness is expressly subordinate in right of payment to any Senior Debt unless such Indebtedness is pari passu in right of payment with or is subordinate in right of payment to the Notes. No Guarantor will incur any Indebtedness if such Indebtedness is expressly subordinate in right of payment to such Guarantor's Senior Debt unless such Indebtedness is pari passu in right of payment with or is subordinate in right of payment to the Guarantee of such Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so Guaranteed merely because it is not so Guaranteed.

Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

(2)
purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(3)
make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4)
make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)
a Default or an Event of Default shall have occurred and be continuing; or

(ii)
the Company is not able to incur at least €1.00 of additional Indebtedness pursuant to paragraph (a) of the "—Limitation on Incurrence of Additional Indebtedness" covenant above; or

(iii)
the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(w)
50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to October 1, 2003 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

(x)
100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(y)
the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any property, distributed by the Company upon such conversion or exchange); and

(z)
without duplication, the sum of:

(1)
the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2)
the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(3)
upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

  provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date and; provided, further, however, that no amount shall be included in Consolidated Net Income for purposes of the proceeding clause (w) to the extent it is included under this clause (z).

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)
the payment of any dividend within 90 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)
if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3)
if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness; and

(4)
the payment of dividends in an aggregate amount of €10.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2) and (4) shall be included in such calculation.

Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

(2)
at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash and/or Cash Equivalents and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision; and

(3)
upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a)
to permanently reduce (i) Senior Debt of the Company or a Guarantor, (ii) any other Indebtedness which is secured by a Lien on the assets which are the subject of such Asset Sale or (iii) in the case of a Restricted Subsidiary of the Company which is not a Guarantor, any other Indebtedness of such Restricted Subsidiary or its subsidiaries;

(b)
to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses similar, ancillary, complementary or reasonably related thereto ("Replacement Assets"); and/or

(c)
a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b);

provided, however, that the requirements of clause (3) of this "Limitation on Asset Sales" covenant will not apply to sales by the Company or any of its Restricted Subsidiaries of any of the Excluded Assets.

Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility. On the 365th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders of the Notes and any Pari Passu Indebtedness (to the extent the terms of such Pari Passu Indebtedness so require) on a pro rata basis, that amount of Notes and Pari Passu Indebtedness equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of €10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of €10.0 million, shall be applied as required pursuant to this paragraph).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets", which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of €1,000 in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender Pari Passu Indebtedness in an aggregate amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of any securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)
pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)
make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)
transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law;

  (b)
  the Indenture;

  (c)
  customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

  (d)
  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

  (e)
  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

  (f)
  restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

  (g)
  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

  (h)
  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

  (i)
  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) or (f) above or an agreement governing Indebtedness incurred pursuant to clause (b)(2)(ii) of the "Limitation on Incurrence of Additional Indebtedness" covenant above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (f); and

  (j)
  in respect of Rosenthal AG and its subsidiaries ("Rosenthal"), for so long as they are not Guarantors and none of the Company or the Guarantors guarantee or otherwise are directly or indirectly liable with respect to any Indebtedness of Rosenthal, an agreement governing Indebtedness of Rosenthal permitted to be incurred under the Indenture; provided, however, that the Board of Directors of the Company in their reasonable and good faith judgment determine that any encumbrance or restriction created by such agreement will not impair the ability of the Company to make scheduled payments of interest and principal on the Notes in each case as and when due.

Limitation on Preferred Stock of Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) that secures any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

Limitation on Sale and Leaseback Transactions.    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1)
the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2)
the Company or such Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness";

(3)
the Company or such Restricted Subsidiary could have created a Lien on the property subject to such Sale and Leaseback Transaction if such transaction was financed with Indebtedness without securing the Notes by the covenant described under "—Limitation on Liens"; and

(4)
the Sale and Leaseback Transaction is treated as an Asset Sale and all of the applicable conditions of the Indenture described under "—Limitation on Asset Sales" (including the provisions concerning the application of Net Cash Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the cash consideration received in such Sale and Leaseback Transaction as Net Cash for purposes of such covenant.

Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)
either:

(a)
the Company shall be the surviving or continuing corporation; or

(b)
the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Successor Company");

(x)
shall be a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia or any member state of the European Union on the date of the Indenture; and

(y)
shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2)
immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Successor Company, as the case may be, shall be able to incur at least €1.00 of additional Indebtedness pursuant to paragraph (a) of the "Limitation on Incurrence of Additional Indebtedness" covenant;

(3)
immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)
the Company or the Successor Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that (A) such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied, (B) any payment of principal, redemption price or purchase price of, interest, premium, if any, and Additional Amounts, if any, on the relevant Notes by the Company or the Successor Company to a Holder of such Notes (or beneficial owner, if not a Holder) after the consolidation or merger, conveyance, transfer or lease of assets will be exempt from the Taxes defined under "—Withholding Taxes", above, and (C) no other taxes on income (including taxable capital gains) will be payable under the laws of any Relevant Taxing Jurisdiction by a Holder (or beneficial owner, if not a Holder) who is not and is not deemed to be a resident of such Relevant Taxing Jurisdiction and does not carry on a trade in such Relevant Taxing Jurisdiction through a branch, agency or permanent establishment to which the Notes of that Holder or beneficial owner are attributable (or, as the case may be, does not carry on any business activities through a branch, agency or permanent establishment in such Relevant Taxing Jurisdiction) in respect of the acquisition, ownership or disposition of Notes, including the receipt of principal, premium, if any, or interest, pursuant to the Notes.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (2) and (3), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the

Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the "Limitation on Asset Sales" covenant above) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)
the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, or any State thereof or the District of Columbia or any member of the European Union on the date of the Indenture or the jurisdiction of formation of such Guarantor;

(2)
such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and

(3)
immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clauses (2) and (3) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

In the event of an occurrence of any of the events described above, the Company will inform the Luxembourg Stock Exchange of the occurrence of such event and provide a supplement to this Offering Memorandum setting forth reasonable details concerning the occurrence of such event.

If and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of the occurrence of any of the events described above in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wört).

Limitations on Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of €5.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) that involves an aggregate fair market value of more than €10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b)
The restrictions set forth in this covenant shall not apply to:

(1)
reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

  (2)
  transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

  (3)
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and

  (4)
  Restricted Payments permitted by the Indenture.

Limitation of Guarantees by Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any Guarantor (other than Indebtedness permitted to be incurred pursuant to clauses (b) (3) through (14) of the "Limitation on Incurrence of Additional Indebtedness" covenant described above) unless, in any case:

(1)
such Restricted Subsidiary, if it is not already a Guarantor, guarantees payment of the Notes;

(2)
any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is not subordinated to any other Indebtedness shall be pari passu with such Restricted Subsidiary's guarantee of the Notes under the Indenture; and

(3)
any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the Notes shall be subordinated to such Restricted Subsidiary's guarantee of the Notes hereunder.

Conduct of Business.    The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

Reports to Holders.    The Company shall provide the Trustee and, if requested by a holder of Notes, such holder of the Notes:

(1)
within 120 days after the end of each fiscal year, an annual report containing audited consolidated financial statements of the Company for the fiscal year then ended and comparative audited consolidated financial statements of the Company for the prior fiscal year, in each case prepared in accordance with Irish GAAP (or IAS, in the event the Company is required by applicable law to prepare its financial statements in accordance with IAS) (which need not contain any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X) together with reasonably detailed footnote disclosure, and also containing, with respect to the Company and its Subsidiaries, disclosure regarding the Company's business and management's analysis of the financial results in form and substance substantially equivalent to that contained in the Company's Review 2003 and Accounts 2003 as first sent to its shareholders in July 2003;

(2)
within the time period prescribed by the Commission for a report on Form 20-F, a report containing an appropriate reconciliation to U.S. GAAP of the audited consolidated financial statements of the Company for the fiscal year then ended and a discussion of the "Results of Operations" prepared in a manner substantially consistent with the "Operating and Financial Review and Prospects" appearing in the Company's report on Form 20-F filed with the Commission in October 2003;

(3)
within 60 days following the end of the first half of each fiscal year, a report containing unaudited consolidated financial statements of the Company for the semi-annual period then ended and comparative unaudited consolidated financial statements of the Company for the corresponding period in the prior fiscal year, in each case prepared in accordance with Irish GAAP (or IAS, in the event the Company is required by applicable law to prepare its financial statements in accordance with IAS) (which need not contain any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X), together with a brief description of the results for the changes in certain selected line items; and

(4)
promptly, any information which the Company discloses, or is required to disclose, to its shareholders generally other than information provided in the ordinary course in connection with The Waterford

  Wedgwood plc UK Savings-Related Share Option Scheme 1995 and The Waterford Wedgwood plc Irish and International Savings-Related Share Option Scheme 1996.

Whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless (i) the Commission will not accept such a filing or (ii) the Company is no longer subject to Section 13 or 15(d) of the Exchange Act) and the Company will make such information available to securities analysts and prospective investors upon request. The Company will also furnish to the Holders of Notes, to prospective investors and to securities analysts, upon the requests of such Holders, prospective investors and securities analysts, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act by Persons not "affiliates" under the Securities Act.

Contemporaneously with the provision of each report discussed above, the Company will post such report on the Company's website.

For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the above information also will be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

Events of Default

The following events are defined in the Indenture as "Events of Default":

(1)
the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)
the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)
a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)
the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, aggregates €10.0 million or more at any time;

(5)
one or more judgments in an aggregate amount in excess of € 10.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)
certain events of bankruptcy or insolvency affecting the Company or any of its Significant Subsidiaries or a group of Restricted Subsidiaries of the Company which, in the aggregate, would constitute a Significant Subsidiary; or

(7)
any Guarantee ceases to be in full force and effect or any Guarantee is declared to be null and void and unenforceable or any Guarantee is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences

(1)
if the rescission would not conflict with any judgment or decree;

(2)
if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)
if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)
in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for

(1)
the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)
the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)
the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

(4)
the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance")

and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in euro, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)
in the case of Legal Defeasance, the Company shall have delivered to the Trustee (A) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(x)
the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(y)
since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (B) an opinion of counsel in Ireland reasonably acceptable to the Trustee to the effect that (x) the Holders of the outstanding Notes will not recognize income, gain or loss for Irish income tax purposes as a result of such Legal Defeasance and will be subject to Irish income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (y) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Ireland or any political subdivision thereof or therein having the power to tax;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee (A) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (B) an opinion of counsel in Ireland reasonably acceptable to the Trustee to the effect that (x) the Holders of the outstanding Notes will not recognize income, gain or loss for Irish income tax purposes as a result of such Covenant Defeasance and will be subject to Irish income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (y) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Ireland or any political subdivision thereof or therein having the power to tax;

(4)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)
the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)
the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

(9)
certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

(1)
either:

(a)
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)
all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)
the Company has paid all other sums payable under the Indenture by the Company; and

(3)
the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders in any material respect. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of 90% of the Holders affected thereby, no amendment may:

(1)
reduce the amount of Notes whose Holders must consent to an amendment;

(2)
reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)
reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)
make any Notes payable in money other than that stated in the Notes;

(5)
make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)
after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7)
modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

(8)
release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

After an amendment, supplement or waiver under the foregoing paragraph becomes effective, the Company shall, in the case of certificated Notes, mail to the Holders of the Notes a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not in any way impair or affect the validity of such amended or supplemented indenture or waiver. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of any amendment, supplement and waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wört).

Governing Law

The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Currency Indemnity and Calculation of Euro-denominated Restrictions

The euro is the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise, by any Holder of a Note or by the Trustee in respect of any sum expressed to be due to it from the Company will only constitute a discharge to the Company to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient under any Note or the Trustee, the Company will indemnify them against any loss sustained by such recipient as a result. In any event, the Company will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be sufficient for the Holder of a Note or the Trustee to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of euro on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any Holder of a Note or the Trustee and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made, as the case may be.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company and no director, officer, employee or incorporator of any Guarantor shall have any liability for any obligations of the Company under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the United States federal or other applicable securities laws.

Consent to Jurisdiction and Service

In relation to any legal action or proceedings arising out of or in connection with the Indenture and the Notes, the Company and the Guarantors will in the Indenture irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America.

Enforceability of Judgments

Since a substantial portion of the assets of the Company are outside the United States, any judgment obtained in the United States against the Company or a Guarantor, including judgments with respect to the payment of principal, premium, interest, Additional Amounts and any redemption price and any purchase price with respect to the Notes, may not be collectable within the United States.

Notices

In the case of certificated Notes, all notices to Holders of the Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar. And, so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wört). Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to Euroclear and Clearstream, each of which will give notice of such notice to the holders of the Book-Entry Interests. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

"Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

"Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

"Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than €500,000; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "—Merger, Consolidation and Sale of Assets"; (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; and (e) disposals or replacements of obsolete or worn out equipment.

"Attributable Indebtedness" in respect of a Sale and Leaseback Transactions means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

"Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

"Capital Stock" means

(1)
with respect to any Person that is a company or corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)
with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

"Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

"Cash Equivalents" means:

(1)
securities issued or directly and fully guaranteed or insured by the United States Government or a member state of the European Union on the date of the Indenture or any agency or instrumentality of either thereof (provided that the full faith and credit of the United States or such member state is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)
certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party to the Credit Agreement or by any bank or trust company (x) the long term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A-2" or the equivalent thereof by Moody's Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency), or (y) having combined capital and surplus in excess of €500 million;

(3)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4)
commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(5)
interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (4) above.

"Change of Control" means the occurrence of one or more of the following events:

(1)
any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders;

(2)
the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)
any Person or Group (other than the Permitted Holders and any entity formed by the Permitted Holders for the purpose of owning, or through which the Permitted Holders, directly or indirectly, own, Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4)
the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

"Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

(1)
Consolidated Net Income; and

(2)
to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

  (b)
  Consolidated Interest Expense; and

  (c)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

For purposes of determining Consolidated EBITDA only, the following costs attributed to the 2003 Restructuring Program shall be excluded during the periods specified: (w) €35.7 million, for the period ended March 31, 2003, (y) €32.7 million, for the period ended September 30, 2003, and (z) zero, for each period thereafter.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the Measurement Period ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Measurement Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)
the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Measurement Period; and

(2)
any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Measurement Period) occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Measurement Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

(1)
interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)
notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

(1)
Consolidated Interest Expense; plus

(2)
the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated national, state and local income tax rate of such Person, expressed as a decimal.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

(1)
the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2)
the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom

(1)
after-tax gains from Asset Sales (without regard to the euro limitation set forth in clause (a) of the definition thereof) or abandonments or reserves relating thereto;

(2)
after-tax items classified as extraordinary or nonrecurring gains;

(3)
the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4)
the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5)
the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(6)
any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(7)
income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(8)
in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

"Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

"Credit Agreement" means the Credit Agreement dated as of November 29, 1999, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and National Westminster Bank plc, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements have been amended on November 26, 2003 and as may subsequently be amended from time to time.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

"Designated Senior Agents" means (a) in relation to the Credit Agreement and the Private Placement Notes, the agent appointed under the Intercreditor Agreement (or any successor agent appointed thereunder) and (b) in relation to any other Designated Senior Debt, any agent or representative which has been designated as a "Designated Senior Agent" in any document or instrument evidencing such Designated Senior Debt.

"Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and the Private Placement Notes and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least €50.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

"Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

"Euro Equivalent" means with respect to any monetary amount in a currency other than euro, at any time of determination thereof, the amount of euro obtained by translating such other currency involved in such computation into euro at the spot rate for the purchase of euro with the applicable other currency as published in the Financial Times on September 30, 2003.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

"Excluded Assets" means (i) Alexandra Factory Car Park in Tunstall, (ii) Alexandra Factory in Tunstall, (iii) Coalport Manufacturing Facility, (iv) Midwinter land parcel, (v) Stuart Crystal Manufacturing Facility in Stourbridge, (vi) Dungarvan land parcel, (vii) Eagle Factory in Stoke-on-Trent, and (viii) Mason's Ironstone Manufacturing Facility in Hanley.

"fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

"First Priority Parties" means each of (i) the Designated Senior Agent on behalf of itself, the lenders under the Credit Agreement and the holders of the Private Placement Notes and (ii) the holders from time to time of any other Senior Debt and the duly authorized representative of such holders, if any; provided, in each case, that such Person or its duly authorized representative shall have become a party to the Intercreditor Agreement and the other applicable Security Documents.

"GAAP" means generally accepted accounting principles in Ireland as in effect as of the date of the Indenture; provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustees and/or the Commission shall be prepared in accordance with Irish GAAP as in effect on the date of such report or other financial information. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with Irish GAAP.

"Guarantee" means a guarantee of the Notes by a Guarantor.

"Guarantor" means (1) Waterford Wedgwood U.K. plc, Waterford Crystal Limited, All-Clad Holdings, Inc., Waterford Wedgwood USA, Inc., Wedgwood Limited, Waterford Crystal (Manufacturing) Limited, Waterford Wedgwood GmbH, Statum Limited, Waterford Wedgwood Retail Limited, Waterford Wedgwood Japan Limited, Josiah Wedgwood & Sons Limited, WW Inc., Waterford Wedgwood Finance,

Inc., Waterford Wedgwood Holdings, Inc., Waterford Wedgwood, Inc., Stuart & Sons Limited, Josiah Wedgwood & Sons (Exports) Limited, All-Clad Metalcrafters, L.L.C., Clad Metals, L.L.C. and Clad Holdings Corp.; and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

"Indebtedness" means with respect to any Person, without duplication,

(1)
all Obligations of such Person for borrowed money;

(2)
all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)
all Capitalized Lease Obligations of such Person;

(4)
all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)
all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

(6)
guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)
all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)
all Obligations under currency agreements and interest swap agreements of such Person; and

(9)
all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

"Independent Financial Advisor" means a firm (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

"Intercreditor Agreement" means the intercreditor deed entered into, amongst others, by the lenders under the Credit Agreement and the holders of the Private Placement Notes regarding repayment of certain of the Designated Senior Debt (as the same may be amended, amended and restated, supplements or otherwise modified from time to time).

"Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

"Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

"Issue Date" means the date on which Notes are first issued under the Indenture.

"Lien" means any lien, mortgage, deed of trust, pledge, security assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Measurement Period" means the most recently completed two half-yearly periods prior to any Transaction Date for which accounts have been delivered to the Trustee; provided, however, that during any four quarter period in which the Company has delivered to the Trustee and made publicly available quarterly financial information, "Measurement Period" shall mean such four quarter period.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)
reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)
taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)
repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

(4)
appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Pari Passu Indebtedness" means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or such Guarantor's Guarantee, as the case may be.

"Permitted Holders" means, collectively, (i) Sir Anthony O'Reilly and Peter John Goulandris, and (ii) any Affiliate or Related Person of any Permitted Holder described in the preceding clause (i), and any successor to any such Permitted Holder, Affiliate or Related Person.

"Permitted Investments" means

(1)
Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2)
Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

(3)
investments in cash and Cash Equivalents;

(4)
payroll, travel and other advances and loans to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of €3.0 million at any one time outstanding;

(5)
Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

(6)
additional Investments not to exceed €25.0 million at any one time outstanding;

(7)
Investments in assets, securities or other obligations of trade creditors, suppliers or customers received: (i) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, suppliers or customers or in good faith settlement of delinquent obligations of such trade creditors or customers or (ii) in settlement or satisfaction of a final judgment;

(8)
Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

(9)
Investments represented by guarantees that are otherwise permitted under the Indenture;

(10)
Deposits made in the ordinary course of business related to investments in negotiable instruments held for collection, leases, utilities, workers' compensation and unemployment and similar legislation related, and performance and other similar deposits;

(11)
Receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

(12)
Investments in existence on the Issue Date;

(13)
Loans or advances to vendors, contractors, suppliers or distributors, including advance payments for finished goods, raw materials, supplies, services, equipment or machinery made to the manufacturer, supplier or distributor thereof by the Company or any Restricted Subsidiaries in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and

(14)
Investments the payment for which is Qualified Capital Stock of the Company.

"Permitted Junior Securities" means Capital Stock in the Company or debt securities that are unsecured and are subordinated to all senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to Article X of the Indenture (without limiting the foregoing, such securities shall have no required principal payments until after the final maturity of all Senior Debt).

"Permitted Liens" means the following types of Liens:

(1)
Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)
Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)
judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)
minor survey exceptions, minor encumbrances, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)
any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7)
Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(8)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)
Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)
Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)
Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12)
Liens securing Indebtedness under Currency Agreements;

(13)
Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

(a)
such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b)
such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14)
Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(15)
leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(16)
banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17)
Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(19)
Liens in existence on the Issue Date; and

(20)
Other than as specified in (1) through (19) above, Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Indebtedness that do not, in the aggregate, exceed €5.0 million at any one time outstanding.

"Person" means an individual, partnership, company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

"Private Placement Notes" means $95.0 million aggregate principal amount of the 8.75% Guaranteed Senior Notes (together with any additional notes that may from time to time be issued to capitalize make-whole amounts owing thereunder from time to time) due November 18, 2008 of Waterford Wedgwood Finance, Inc., issued pursuant to separate note purchase agreements, dated as of November 18, 1998, as such agreements may be amended (including any amendment and restatement thereof) supplemented or otherwise modified from time to time.

"Public Debt" means any bonds, debentures, notes or other similar debt securities issued in a public offering or a private placement to institutional investors.

"Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

"Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (12) or (13) of paragraph (b) thereof), in each case that does not:

(1)
result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, make-whole or accrued interest required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2)
create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

"Related Person" with respect to any Permitted Holder means:

(1)
any controlling equityholder or majority (or more) owned Subsidiary of such Person; or

(2)
in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)
any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons or any thereof constitute the beneficiaries, stockholders, partners or owners thereof; or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

"Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

"Security Agent" means the security agent under the Security Documents.

"Security Documents" means the security agreements and related documents pursuant to which the assets are secured in favor of the Security Agent as security for (i) borrowings under the Credit Agreement, (ii) obligations under the Private Placement Notes and (iii) obligations under the Notes and Guarantees.

"Senior Debt" of any Person means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Person, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement and the Private Placement Notes, including, without limitation, obligations to pay principal, make-whole amounts (including to the extent capitalized by the issuance of additional notes and subsequent increases in the aggregate outstanding principal amount thereof by way of further capitalization or make-whole amounts under the Private Placement Notes) and interest (including interest on any notes issued to capitalize make-whole amounts owing under the Private Placement Notes), reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for taxes (including national or local taxes) owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

"Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

"Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

"Subsidiary", with respect to any Person, means:

(1)
any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)
any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

"Unrestricted Subsidiary" of any Person means:

(1)
any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)
any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)
the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

(2)
each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)
immediately after giving effect to such designation, the Company is able to incur at least €1.00 of additional Indebtedness pursuant to paragraph (a) of the "Limitation on Incurrence of Additional Indebtedness" covenant; and

(2)
immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

"Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

DESCRIPTION OF THE BOOK-ENTRY SYSTEM

General

The notes will be represented by global notes in bearer form without interest coupons attached (which we refer to as the Global Notes) as follows:

  •
  notes sold to "Qualified Institutional Buyers", or QIBs under Rule 144A, which we refer to as the Rule 144A Global Notes, will be represented by Rule 144A Global Notes; and

  •
  notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S, which we refer to as the Regulation S Global Notes, will be represented by Regulation S Global Notes.

Rule 144A Global Notes will be represented by one or more Global Notes, and, upon issuance, will be deposited with a custodian for the book-entry depositary, which is expected to be The Bank of New York or an affiliate thereof.

Regulation S Global Notes will be represented by one or more Global Notes and, upon issuance, will be deposited with a custodian for the book-entry depositary.

The Rule 144A Global Notes will be subject to restrictions on transfer set forth in the notes and in the indenture and will bear the legend regarding such restrictions set forth under "Transfer Restrictions". The Regulation S Global Notes will be subject to restrictions on transfer set forth in the notes and in the indenture and will bear the legend regarding such restrictions set forth under "Transfer Restrictions".

Issuance of the Global Notes

The custodian for the book-entry depositary has agreed that it will not transfer the Rule 144A Global Notes or the Regulation S Global Notes, which we refer to as the Global Notes, except among the book-entry depositary, its nominees, custodians and their respective successors located outside Ireland that are acceptable to us. The book-entry depositary, acting as our agent, maintains a book-entry system in which it will record the common depositary of Euroclear and Clearstream, or its nominee, as the registered owner of a depositary interest for each of the Global Notes representing a 100% interest in each of the Global Notes. Upon acceptance by the common depositary of Euroclear and Clearstream of these depositary interests, Euroclear and Clearstream will record beneficial interests in the Global Notes represented by the depositary interests. We also refer to these beneficial interests in the Global Notes as book-entry interests. Euroclear and Clearstream will credit, on their internal systems, the respective principal amounts of the individual book-entry interests in the Global Notes to the accounts of persons who have accounts with Euroclear and Clearstream. Initially, these accounts will be designated by or on behalf of the initial purchasers. Ownership of book-entry interests in the Global Notes will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream. Ownership of book-entry interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear or Clearstream or their nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

The bearer of each Global Note will be considered the sole holder for all purposes under the indenture. Except as set forth below under "—Definitive Notes", participants or indirect participants will not be entitled to have notes or depositary interests representing those notes registered in their names, will not receive or be entitled to receive physical delivery of notes and will not be considered the owners or holders of the notes under the indenture. Accordingly, each person holding a book-entry interest must rely on the procedures of the relevant book-entry depositary, participants of Euroclear and/or Clearstream must rely on the procedures of the applicable clearing system and indirect participants must rely on the procedures of Euroclear and/or Clearstream, as the case may be, and the procedures of indirect participants through which the person owns its interest in the book-entry interest to exercise any rights and obligations of a holder under the indenture.

Book-entry interests may not be exchanged for notes in physical, definitive form (which we refer to as a Definitive Note), except in the limited circumstances described below. If any Definitive Notes are issued, they will only be issued in registered form.

Transfers

Transfers of book-entry interests between participants in Euroclear and Clearstream will be effected through Euroclear and Clearstream pursuant to customary procedures established by Euroclear and Clearstream and their respective participants. See "—Issuance of the Global Notes" above. Investors may under some circumstances have the ability to obtain Definitive Notes in registered form as set out under "—Definitive Notes" below.

Transfers of all or any portion of the depositary interests may only be made through the book-entry system maintained by the book-entry depositary, and unless and until book-entry interests are exchanged for Definitive Notes, the depositary interests held by Euroclear and/or Clearstream (through the nominee of the common depositary) may not be transferred except as a whole by Euroclear and/or Clearstream to a nominee of Euroclear and/or Clearstream or by a nominee of Euroclear and/or Clearstream to Euroclear and/or Clearstream or another nominee of Euroclear and/or Clearstream or by Euroclear and/or Clearstream or any nominee to a successor of Euroclear and/or Clearstream or a nominee of the successor.

Exchanges among the Global Notes

Until the expiration of the period ending 40 days after the later of the commencement of the offering or the closing date of the offering, which we refer to as the distribution compliance period, book-entry interests in a Regulation S Global Note may be held only through Euroclear or Clearstream, through the account of Euroclear or Clearstream, unless transfer and delivery is made through a Rule 144A Global Note.

Prior to the expiration of the distribution compliance period, a book-entry interest in a Regulation S Global Note may be transferred to a person who takes delivery in the form of a book-entry interest in the corresponding Rule 144A Global Note only upon receipt by the relevant book-entry depositary of written certification from the transferor (in the form provided in the indenture) that the transfer is being made to a person whom the transferor reasonably believes is purchasing for its own account or for an account or accounts as to which it exercises sole investment discretion and that such person and such account or accounts is a QIB within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

A book-entry interest in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of a book-entry interest in the corresponding Regulation S Global Note, whether before or after the expiration of the distribution compliance period, only upon receipt by the relevant book-entry depositary of a written certification from the transferor (in the form provided in the indenture) that the transfer is being made in accordance with Regulation S or Rule 144 under the U.S. Securities Act. If the transfer occurs prior to the expiration of the distribution compliance period, the book-entry interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Any book-entry interest in a Regulation S Global Note that is transferred to a person who takes delivery in the form of a book-entry interest in the corresponding Rule 144A Global Note will, upon transfer, cease to be a book-entry interest in a Regulation S Global Note and will become a book-entry interest in the corresponding Rule 144A Global Note. Accordingly, it will thereafter be subject to all transfer restrictions and other procedures applicable to interests in Rule 144A Global Notes. Any book-entry interest in a Rule 144A Global Note that is transferred to a person who takes delivery in the form of a book-entry interest in the corresponding Regulation S Global Note will, upon transfer, cease to be a book-entry interest in the Rule 144A Global Note and will become a book-entry interest in the corresponding Regulation S Global Note. Accordingly, it will thereafter be subject to all transfer restrictions and other procedures as applicable to book-entry interests in Regulation S Global Notes.

Book-entry procedures for the Global Notes

All book-entry interests will be subject to the operations and procedures of Euroclear and Clearstream. The following summaries of those operations and procedures are solely provided for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither the initial purchasers nor us are responsible for those operations or procedures.

Euroclear and Clearstream have advised us as follows: Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

Euroclear and Clearstream each provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depositary and custodial relationships. The respective systems of Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

Account holders in both Euroclear and Clearstream are worldwide financial institutions, including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access of both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of, or relationship with, persons holding through their respective account holders.

Although Euroclear and Clearstream currently follow the foregoing procedures to facilitate transfers of book-entry interests among their participants, they are under no obligation to do so, and these procedures may be discontinued or modified at any time. Neither the indenture trustee, the initial purchasers nor us, will have any responsibility for the performance by Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

As long as a book-entry depositary is holder of the Global Notes, it will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. As long as the common depositary or its nominee is the registered owner of a depositary interest representing a Global Note, that common depositary or nominee will be considered the sole owner or holder of the depositary interests for all purposes under the relevant deposit and custody agreement.

As a result, holders of book-entry interests must rely on the procedures of Euroclear or Clearstream to exercise any rights of a holder of depositary interests under the relevant deposit and custody agreement and must rely on the book-entry depositary to exercise any rights of a holder of notes under the indenture (and if the investor is not a participant or an indirect participant in Euroclear or Clearstream, on the procedures of the Euroclear or Clearstream participant through which the investor owns its interest).

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer book-entry interests to those persons will be limited to that extent. Because Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants, the ability of a person having book-entry interests to pledge such interests to persons that do not participate in the Euroclear or Clearstream, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments

Payments of any amounts owing in respect of the Global Notes will be made to the custodian for the book-entry depositary, as the holder thereof, which will receive these payments in each case for and on behalf of such book-entry depositary. These payments will fulfill all of our obligations in respect of these payments and we will have no further responsibilities or liability in respect of payment. All these amounts will be payable through one or more paying agents outside Ireland appointed under one or more paying agency agreements to the custodian, as the holder of the Global Notes. Upon receipt of any of these amounts, the relevant custodian or the book-entry depositary, as the case may be, will pay the amount so received to the common depositary or its nominee, as the registered holder of a depositary interest representing the Global Notes, which will pay the amounts so received to the accounts of participants in Euroclear and Clearstream that hold book-entry interests in the Euro Global Notes, in accordance with the procedures of Euroclear and Clearstream.

Neither the indenture trustee, the initial purchasers, the paying and transfer agent in Luxembourg nor us, will have any responsibility or liability for the payment of amounts to owners of book-entry interests, for any aspect of the records relating to or payments made on account of those interests by Euroclear or Clearstream, or for maintaining, supervising or reviewing any records of Euroclear or Clearstream relating to those interests.

Payments by participants and indirect participants in Euroclear or Clearstream to the owners of book-entry interests will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and Euroclear or Clearstream.

As of the date of this offering memorandum, the indenture trustee is The Bank of New York, the principal paying agent and transfer agent in respect of the notes is also The Bank of New York, and the transfer agent and the registrar in Luxembourg (if and for so long as the notes are listed in Luxembourg) will be Kredietbank S.A. Luxembourgeoise. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes. If and for so long as the notes are listed on the Luxembourg Stock Exchange, notice of a change of paying agent or registrar in Luxembourg will be published in a newspaper having a general circulation in Luxembourg.

In all circumstances, we will ensure that:

(1)
a paying agent in respect of the notes is maintained in London, England;

(2)
for so long as the notes are listed on any securities exchange, any requirement of the exchange as to paying agents is satisfied; and

(3)
at all times there is a registrar, a paying agent, and a trustee.

If and for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, we will maintain a paying and transfer agent in Luxembourg.

Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the indenture trustee, the initial purchasers nor us, will have any responsibility for the performance by Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Definitive Notes

Under the terms of the deposit and custody agreements, owners of book-entry interests will receive Definitive Notes in registered form through the paying agent if:

  •
  Euroclear or Clearstream notifies us at any time that it is unwilling or unable to continue as depositary for the depositary interest representing the Global Notes, and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the indenture trustee that we elect to cause the issuance of Definitive Notes in registered form for all, but not a part of, the Global Notes;

  •
  certain other events provided in the indenture occur (including the occurrence and continuation of an event of default under the terms of the indenture); or

  •
  the book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and a successor book-entry depositary is not appointed by us within 90 days.

In addition, if there is an event of default under the indenture, Euroclear and Clearstream reserves the right to exchange the relevant Global Notes for legended securities in definitive form and to distribute such definitive securities to its respective participants.

Depositary interests representing a Global Note may also be exchanged for Definitive Notes upon prior written notice given to the indenture trustee by or on behalf of Euroclear or Clearstream in accordance with the indenture and the relevant deposit and custody agreement. In all cases, Definitive Notes delivered in exchange for any depositary interests representing Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream, as applicable (in accordance with its customary procedures), and will bear the applicable restrictive legend referred to in "Transfer Restrictions", unless that legend is not required by applicable law. In no event will Definitive Notes in bearer form be issued.

Exchanges of book-entry interests for Definitive Notes will be made in respect of the aggregate principal amount of notes outstanding at that time, at no expense to holders of book-entry interests. The indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of Definitive Notes, if any, and other provisions customary for a registered debt security. Payments of principal and interest on the Definitive Notes, if any, will be made in accordance with the terms of the indenture. Payment of principal and interest on each Definitive Note will be made to the holder appearing on the register at the close of business on the record date. Final payment on any Definitive Note will be made only upon presentation and surrender of such Definitive Note at the office of the paying agent in Luxembourg.

The holder of any Definitive Note may transfer that note by surrendering it at our offices or our agencies maintained for that purpose in London, England and, if and for so long as the notes are listed on the Luxembourg Stock Exchange, the transfer agent maintained in Luxembourg. In the event of a partial transfer of a holding represented by one certificate, or partial redemption of a holding represented by one certificate, (1) a new certificate will be issued to the transferee in respect of the part transferred or redeemed and (2) a further new certificate in respect of the balance of the holding not transferred or redeemed will be issued to the transferor, provided that no certificate in denominations of less than €1,000, or other than in integral multiples of €1,000, will be issued. After a holder has duly surrendered a Definitive Note for transfer, the indenture trustee or the transfer agent in Luxembourg will register the transfer and deliver a new Definitive Note of a like principal amount to that of the Definitive Note so transferred to the transferee at the offices of the indenture trustee. Each new certificate to be issued will be available for delivery within 10 business days at the office of the indenture trustee. We will pay the costs of preparing, printing, packaging and delivering the Definitive Notes.

If a holder of a Definitive Note claims that the note has been lost, destroyed or wrongfully taken or if that note is mutilated and is surrendered to the indenture trustee, or the principal paying agent on its behalf, we will issue and the indenture trustee will authenticate a replacement note if our requirements and the requirements of the indenture trustee and the indenture are met. The replacement note will be available for delivery at the office of the indenture trustee or at the office of the paying and transfer agent in Luxembourg. If required by the indenture trustee or us, a holder must post an indemnity bond sufficient in the judgment of the indenture trustee and us to protect them or us or any paying agent or authenticating agent appointed under the indenture from any loss which any of them or us may suffer if a note is replaced. We and the indenture trustee may charge for expenses in replacing a note.

Holders should be aware that, under current Irish tax law, upon the issuance to a holder of Definitive Notes, the holder may become subject to Irish income tax, currently at 20%, to be withheld on any payments of interest on the notes. See "Tax Considerations—Irish Taxation" for further details. However, U.S. holders of Definitive Notes may be entitled to avoid such withholding by making a claim under the Ireland/U.S. tax treaty or to receive a refund of withheld amount from the Irish Revenue in some circumstances. In other cases, holders of Definitive Notes may be entitled to receive Additional Amounts with respect to such withholding taxes. See "Description of the Notes—Withholding Taxes".

Exchange of Definitive Notes for Global Notes

Definitive Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the relevant trustee a written certificate to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the security. See "Transfer Restrictions".

TAX CONSIDERATIONS

United States taxation

The following summary describes certain of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of a note by a U.S. Holder (as defined below) that acquires the note in the initial offering from the initial purchasers at the issue price of the notes (the first price at which a substantial amount of the notes is sold for money to persons other than bond houses, brokers or similar persons or organizations acting in their capacity as underwriters, placement agents or wholesalers) and holds it as a capital asset and that does not have any connection with Ireland other than the holding of the notes. This summary does not address aspects of U.S. federal income taxation that may be applicable to particular U.S. Holders, including, among others, banks, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, securities traders that elect mark-to-market tax accounting treatment, U.S. Holders that will hold a note as part of a "straddle", hedging transaction or "conversion transaction" for U.S. federal income tax purposes, U.S. Holders that enter into "constructive sale" transactions with respect to the notes, U.S. Holders that own (directly, indirectly or constructively) 10% or more of the stock, by vote or value, of the Issuer or the Guarantor, U.S. Holders liable for alternative minimum tax, certain U.S. expatriates and U.S. Holders whose functional currency is not the U.S. dollar. In addition this summary does not address consequences to U.S. Holders of the acquisition, ownership and disposition of a note under the tax laws of any state, locality or other political subdivision of the United States or other countries and jurisdictions.

The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this Offering Circular and any of which may at any time be repealed, revoked or modified or subject to differing interpretations, potentially retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. In addition, there can be no assurances that the U.S. Internal Revenue Service (the "IRS") would not assert, or that a U.S. court would not uphold, positions concerning the U.S. federal income tax consequences of a U.S. Holder's acquisition, ownership or disposition of a note that are contrary to the discussion below.

As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof or therein; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust if (x) a court within the U.S. is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust or (y) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Therefore, a partner of a partnership holding a note should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of a note by the partnership.

WE URGE PROSPECTIVE PURCHASERS TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSIDERATIONS FOR THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, OR LOCAL TAX LAWS, OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Taxation of interest and additional amounts

In general, interest and Additional Amounts (without reduction for applicable withholding taxes) paid or payable on a note or with respect to a guarantee will be taxable to a U.S. Holder as ordinary interest income as received or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. The notes are not expected to be issued with original issue discount.

Interest on euro-denominated notes

Special rules apply to interest on notes that are denominated in euro. A cash method U.S. Holder must include in income the dollar value of each interest payment in respect of a euro-denominated Note based on the spot rate in effect on the date the interest payment is received, regardless of whether the payment in fact is converted to dollars. In the case of an accrual method U.S. Holder, the amount of any interest income accrued in respect of euro-denominated notes during any accrual period generally will be determined by translating the accrued interest into dollars at the average exchange rate applicable to the accrual period (or, with respect to an accrual period that spans two taxable years, at the average exchange rate for the partial period within the relevant taxable year). An accrual method U.S. Holder will recognize gain or loss with respect to any accrued interest income in respect of euro-denominated notes on the date that payment in respect of the interest income is received in an amount equal to the difference between (1) the dollar value of the payment, based on the spot rate in effect on the date the payment is received, and (2) the amount of interest income accrued in respect of the payment. Any exchange gain or loss generally will be treated as ordinary income or loss. Notwithstanding the rule regarding the translation of accrued interest income described above, an accrual method U.S. Holder may elect to translate accrued interest income using the spot rate in effect on the last day of the accrual period (or, with respect to an accrual period that spans two taxable years, using the spot rate in effect on the last day of the relevant taxable year). If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate accrued interest using the spot rate in effect on the date of receipt. The above election will apply to all other debt obligations held by the U.S. Holder and may not be changed without the consent of the U.S. Internal Revenue Service. We urge U.S. Holders to consult with their tax advisers before making the above election.

Foreign tax credit

A U.S. Holder may, subject to certain limitations, be eligible to claim a credit or deduction in respect of any taxes that are withheld from payments on the notes for purposes of computing its U.S. federal income tax liability. The rules relating to foreign tax credits are complex and we urge U.S. Holders to consult their own tax advisers with regard to the availability of foreign tax credits and the application of the foreign tax credit rules to their particular situation. Interest income attributable to the notes generally will be treated as "passive income" or, in the case of certain U.S. Holders, "financial services income", in either case from sources outside the United States. Any foreign currency exchange gain or loss attributable to the notes generally will be treated as U.S.-source income.

Sale, exchange or retirement of the notes

Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued and unpaid interest, which is taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the note.

If a U.S. Holder receives any foreign currency in respect of the sale, exchange, redemption, retirement or other disposition of a note the U.S. Holder generally will be deemed to realize the dollar value of the foreign currency based on the spot rate in effect on the date of the sale or other disposition. A U.S. Holder's adjusted tax basis in a note generally will equal the dollar value of the issue price of the note based on the spot rate in effect on the date of purchase.

Any gain or loss that a U.S. Holder recognizes upon the sale, exchange, redemption, retirement or other disposition of a note (other than foreign currency gain or loss in respect of euro-denominated notes, described below) generally will be capital gain or loss and will be long term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note is more than one year. Recently enacted legislation generally reduces to 15% the maximum tax rate for long term capital gains realized by individuals in taxable years beginning on or before December 31, 2008 (after which time the maximum rate will increase to 20%). The deductibility of capital losses by corporate and non-corporate U.S. Holders is subject to limitations. Gain or loss from the sale or other disposition of a note generally will be treated as realized from U.S. sources for U.S. foreign tax credit purposes.

Gain or loss realized upon a U.S. Holder's sale, exchange, redemption, retirement or other disposition of a euro-denominated Note, to the extent attributable to fluctuations in currency exchange rates, is generally ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates equals the difference between (i) the U.S. dollar value of the foreign currency purchase price for such Note, determined on the date such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency purchase price for such Note, determined on the date such U.S. Holder acquired such Note. Any portion of the proceeds of such sale, exchange, redemption, retirement or other disposition attributable to accrued interest income may result in exchange gain or loss under the rules set forth above under "Interest on euro-denominated notes". Foreign currency gain or loss is recognized only to the extent of the overall gain or loss realized by a U.S. Holder on the sale, exchange, redemption, retirement or other disposition of the euro-denominated Note. In general, the source of such foreign currency gain or loss is determined by reference to the residence of the U.S. Holder or the "qualified business unit" of such U.S. Holder on whose books the note is properly reflected. Any gain or loss realized by a U.S. Holder in excess of such foreign currency gain or loss is capital gain or loss.

With respect to notes that are traded on an established securities market and held by a U.S. Holder that is a cash method taxpayer, foreign currency paid or received will be translated into dollars at the spot rate in effect on the settlement date of the purchase or sale, respectively. A U.S. Holder that is an accrual method taxpayer may elect the same treatment with respect to the purchase and sale of notes that are traded on an established securities market. The above election may not be changed without the consent of the U.S. Internal Revenue Service. We urge U.S. Holders to consult with their tax advisers before making the above election.

Additional foreign currency considerations

Foreign currency that a U.S. Holder receives as interest on, or on the sale, exchange, redemption, retirement or other taxable disposition of a note, will have a tax basis equal to its dollar value at the time the interest is received or at the time payment in respect of the sale or other disposition is received or accrued. A U.S. Holder will recognize an amount of gain or loss upon a subsequent sale or other disposition of in the foreign currency equal to the difference between (1) the amount of dollars, or the fair market value in dollars of the other currency or property received in the sale or other disposition, and (2) the tax basis of such non-U.S. currency. Any such gain or loss generally will be treated as ordinary income or loss.

A U.S. Holder that purchases a note with previously owned foreign currency will recognize gain or loss in an amount equal to the difference, if any, between the U.S. Holder's tax basis in the foreign currency and the dollar value of the note on the date of purchase. Any such gain or loss generally will be treated as ordinary income or loss.

Reportable transactions

Recently issued U.S. Treasury Regulations (the "Tax Shelter Regulations") intended to address so-called tax shelters and other potentially tax-motivated transactions require participants in a "reportable transaction" to disclose certain information about the transaction on IRS Form 8886 and retain information relating to the transaction. In addition, organizers and sellers of reportable transactions are required to maintain lists identifying the transaction investors and furnish to the IRS upon demand such investor information as well as detailed information regarding the transactions. A transaction may be a "reportable transaction" based upon any of several indicia, one or more of which may be present with respect to or in connection with an investment in the notes. If a U.S. Holder participates in a "reportable transaction" in connection with its investment in a note (because, for example, the U.S. Holder realizes a foreign currency loss over a threshold amount), the U.S. Holder will be treated as participating in a "reportable transaction" and will have to disclose its participation in such transaction while organizers and sellers of reportable transactions will be required to maintain lists described above. Investors should consult their tax advisers concerning any possible disclosure obligation with respect to their investment in the notes.

Backup withholding

In general, payments of principal and interest in respect of, and the proceeds of certain sales of, notes held by U.S. Holders, by a U.S. paying agent or other U.S. intermediary, are subject to information reporting. Information reporting generally will require each paying agent making payments, which relate to the notes, to provide the IRS with information, including the beneficial owner's name, address, taxpayer identification number, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, and non-U.S. persons satisfying certain requirements are all excluded from reporting requirements. Backup withholding of U.S. federal income tax may apply at applicable rates to payments of principal and interest and sale proceeds, if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, if the U.S. Holder fails to report in full all interest income and the IRS notifies the payor of the U.S. Holder's under-reporting. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will generally be allowed as a refund or credit against the U.S. Holder's federal income tax liability if the U.S. Holder follows the required procedures.

Irish taxation

The following is a summary of the current Irish tax law and practice with regard to holders of the notes described in this offering memorandum. It does not purport to be a complete description of all of the tax considerations that may be relevant to a decision to subscribe for, buy, hold, sell, redeem, exchange or dispose of the notes and does not constitute tax or legal advice. The comments relate only to the position of persons who are the beneficial owners of the notes and coupons thereon who hold the notes as an investment and may not apply to certain classes of persons such as dealers in securities. The comments are generally based upon Irish tax law and the Revenue Commissioners of Ireland's practice as of the date hereof, which may be subject to change. Prospective purchasers of the notes are advised to consult their own tax advisers concerning the overall tax consequences of such ownership.

Withholding tax on interest

Withholding tax will not apply to interest payments made by the Issuer to holders of the notes to the extent that:

  •
  The notes are represented by a global note held in bearer form, are quoted on a recognized stock exchange and carry a right to interest, referred to as "quoted eurobonds", and interest payments are made

  (i)
  by a non-Irish located paying agent, or

  (ii)
  by or through an Irish located paying agent and:

  —
  an appropriate form of declaration of non-Irish residence is provided to the paying agent by or on behalf of the person who is the beneficial owner of the notes and who is beneficially entitled to the interest (or, where the provisions of Irish tax legislation deem the interest to be that of some other person, by that person); or

  —
  the notes and related coupons are held in a recognized clearing system such as Euroclear or Clearstream, Luxembourg; or

  •
  the interest is paid in the ordinary course of business of the Issuer and the holder is an "excluded company". An "excluded company" for these purposes is a company which is tax resident in a Member State of the European Union under the law of that Member State, or in a territory with which Ireland has a double tax treaty under the law of that territory, is not tax resident in Ireland, does not have an Irish branch or agency with which the interest is connected, and has provided confirmation of the same to the Issuer on or before the date the interest is paid; or

  •
  the holder is resident in a jurisdiction which has concluded a tax treaty with Ireland which provides that Irish tax shall not be charged on Irish source interest paid to such a resident and the holder is entitled to the benefit of that exemption from Irish tax and has made all the requisite filings with the appropriate authorities to obtain relief under that treaty in advance of any interest payment and the Irish Revenue Commissioners have accordingly authorized the Issuer to pay gross.

It is anticipated that provided the notes are and remain listed on the Luxembourg Stock Exchange and they remain in global bearer form, they will qualify as "quoted eurobonds". It is also anticipated that interest payments on the notes will be made by the paying agent located outside Ireland. Accordingly, for so long as this is the case, the exemption from withholding tax on "quoted eurobonds" described above may apply to payments of interest on the notes.

In all other cases, interest payments may be subject to withholding tax at the standard rate of income tax (which is currently 20%).

Encashment tax

A collection or encashment agent in Ireland obtaining payment of interest whether in Ireland or elsewhere on a note which is a quoted eurobond or realizing in Ireland any interest on behalf of a holder of a note must withhold income tax at the standard rate, which is currently 20%. This obligation does not arise where the person that is the beneficial owner of the note and entitled to the interest is not resident in Ireland and has made a declaration in the prescribed form and has provided that declaration to the collection or encashment agent and the interest is not deemed under the provisions of Irish tax legislation to be that of some other person. Holders should note that appointment of an Irish collection or encashment agent will (subject to the above) bring them within the charge to Irish encashment tax. Interest made through or by an agent resident outside Ireland is not subject to encashment tax.

Taxation on interest

Interest on the notes whether paid gross or not, may be subject to Irish income tax or corporation tax, as the case may be. In general, holders that are resident or ordinarily resident in Ireland for tax purposes will be subject to Irish corporation tax or income tax with respect to interest on the notes.

Holders that are not resident or ordinarily resident in Ireland for tax purposes may be exempt from Irish taxation in respect of interest on the notes where:

  •
  the notes constitute quoted eurobonds and the interest is paid free of withholding tax in the circumstances described above, to a person who is tax resident in a Member State of the European Union under the law of that member state, or in a territory with which Ireland has a double taxation treaty under the terms of that treaty, and is not resident in Ireland (an "excluded person");

  •
  the interest is paid in the ordinary course of business of the Issuer and the holder is an "excluded company" as described above; or

  •
  the holder is resident in a double tax treaty country and under the provisions of the relevant treaty with Ireland such person is exempt from Irish income tax on the interest.

Corporate holders who carry on a trade in Ireland through a branch or agency may be liable to Irish corporation tax where the note is held in connection with the trade.

Ireland operates a self-assessment system of tax in respect of income and corporation tax and any person other than an excluded company, excluded person or exempt double tax treaty resident in receipt of Irish source income comes within its scope, including a person who is neither resident nor ordinarily resident. It has been the practice of the Irish Revenue Commissioners not to seek to collect the liability from such non-resident persons unless the recipient of the income has any other connection with Ireland such as a claim for repayment of Irish tax deducted at source, an Irish agency, branch, trustee, or trade. However, there can be no guarantee that this practice will continue.

Capital gains tax

Holders resident or ordinarily resident in Ireland may be subject to Irish capital gains tax on any gain realized on the disposal (including redemptions) of the notes at the rate of 20% on taxable capital gains, subject to any applicable relief.

Holders that are neither resident nor ordinarily resident in Ireland will not be subject to Irish capital gains tax on any gain realized on the disposal (including redemptions) of notes unless the notes either (1) are or were held for, the purposes of a trade or business carried on by the holder in Ireland; or (2) cease to be quoted and derive the greater part of their value from land, minerals or exploration, or exploitation rights in Ireland.

Stamp duty

No Irish stamp duty will normally be payable on the issue or transfer of the notes. However, in the event of a written transfer, Irish stamp duty will be payable on such transfer unless the following conditions are met:

(1)
the notes do not carry a right of conversion into stocks or marketable securities (other than loan capital) of a company having a register in the State or into loan capital having such a right;

(2)
the notes do not carry rights of the same kind as shares in the capital of a company, including rights such as voting rights, a share in the profits or a share in the surplus on liquidation;

(3)
the notes are redeemable within 30 years of the date of issue and not thereafter;

(4)
the notes are issued for a price which is not less than 90% of their nominal value; and

(5)
the notes do not carry a right to a sum in respect of repayment or interest which is related to certain movements in an index or indices specified in any instrument or other document relating to the notes.

Capital acquisitions tax

A gift or inheritance of the notes will be within the charge to Irish capital acquisitions tax if at the date the gift or inheritance is made:

  •
  the person making the gift or inheritance of the notes (the disponer) is resident or ordinarily resident of in Ireland; or

  •
  the person receiving the notes (the beneficiary) is resident or ordinarily resident in Ireland; or

  •
  the notes are regarded as Irish property.

Foreign domiciled disponers and beneficiaries will not be regarded as resident or ordinarily resident in respect of benefits taken before 1 December 2004. On or after 1 December 2004 foreign domiciled individuals will be regarded as resident or ordinarily resident if they were resident in Ireland for the 5 consecutive years of assessment immediately preceding the year of assessment in which the gift or inheritance was taken.

The notes (for so long as they remain in bearer form) will not be regarded as situated in Ireland unless they are physically located in Ireland or, if registered, there is a register of such notes in Ireland.

European Union Savings Tax Directive

On June 3, 2003 the Council of the European Union, or Ecofin, approved a directive regarding the taxation of interest income. By provisions implementing the directive each E.U. Member State must require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another E.U. Member State as the beneficial owner of the interest. The competent authority of the E.U. Member State of the payment agent (within the meaning of the directive) is then required to communicate this information to the competent authority of the E.U. Member State of which the beneficial owner of the interest is a resident.

For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the directive at a rate, of 15% starting January 1, 2005, of 20% as from January 1, 2008 and 35% as from January 1, 2011. If the application of the provisions of the directive is delayed these dates will be postponed accordingly.

The proposed directive must be implemented by the E.U. Member States by January 1, 2004. The member states must apply the respective provisions as from January 1, 2005 provided that (1) Switzerland, Liechtenstein, San Marino, Monaco and Andorra apply from that same date measures equivalent to those contained in the directive, in accordance with agreements entered into by them with the European Community and (2) also all the relevant dependent or associated territories (the Channel Islands, the Isle of Man and the dependent or associated territories in the Caribbean) apply from that same date automatic exchange of information or, during the transitional period described above, apply a withholding tax in the described manner. The Council must adopt a new date for the application of the provisions unless it decides at the latest on July 1, 2004 that the conditions will be met in time.

In view of the conditions mentioned before, it is presently not yet possible to predict when the directive will ultimately be applicable.

Holders who are individuals should note that the Issuer will not pay Additional Amounts in respect of any withholding tax imposed as a result of this E.U. directive. See "Description of the Notes—Withholding Taxes".

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code ("Code") or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code ("Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements ("Plan").

Prohibited transaction laws

Section 406 of ERISA and Section 4975 of the Code prohibit a Plan subject to Title I of ERISA or Section 4975 of the Code ("ERISA Plan") from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest", within the meaning of ERISA, or "disqualified persons", within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes, or any interest in a note, by an ERISA Plan with respect to which certain parties, including the Issuer, its subsidiaries or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs that may apply to the acquisition and holding of the notes, or any interest in a note. These class exemptions include but are not limited to, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. No assurances are given that any exemptions will apply.

Because of the foregoing, neither any note nor any interest in a note should be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

Each purchaser and subsequent transferee of a note or any interest in a note will be deemed to have represented and warranted that either:

(1)
no portion of the assets used by such purchaser or transferee to acquire and hold the notes, or any interest therein, constitutes, or will so long as the note is held by the purchaser or transferee constitute, assets of any employee benefit plan subject to ERISA, any plan, individual retirement account or other arrangement subject to Section 4975 of the Code or any applicable Similar Law, or any entity whose underlying assets are considered to include "plan assets" or any such plan, account or arrangement; or

(2)
the purchase and holding of the notes, or any interest therein, by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

TRANSFER RESTRICTIONS

The Issuer has not registered the notes under the U.S. Securities Act and, therefore, the notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act. Accordingly, the Issuer is offering and selling the notes to the initial purchasers for reoffer and resale only:

  •
  to QIBs in compliance with Rule 144A under the U.S. Securities Act; and

  •
  in offers and sales that occur outside the United States to foreign purchasers; that is, purchasers who are not U.S. persons.

The term "foreign purchasers" includes dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners, other than an estate or trust, in offshore transactions meeting the requirements of Rule 903 of Regulation S under the U.S. Securities Act. The Issuer uses the terms "offshore transaction", "U.S. person" and "United States" with the meanings given to them in Regulation S.

If you purchase notes, you will be deemed to have represented and agreed as follows:

(1)
You understand and acknowledge that the notes have not been registered under the U.S. Securities Act or any other applicable securities laws and that the notes are being offered for resale in transactions not requiring registration under the U.S. Securities Act or any other securities laws, including sales pursuant to Rule 144A under the U.S. Securities Act, and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the U.S. Securities Act and any other applicable securities laws, pursuant to an exemption therefrom, or in a transaction not subject thereto, and in each case in compliance with the conditions for transfer set forth in paragraph (4) below.

(2)
You are not the Issuer's "affiliate" (as defined in Rule 144A under the U.S. Securities Act), you are not acting on the Issuer's behalf and you are either:

(a)
a QIB and are aware that any sale of these notes to you will be made in reliance on Rule 144A and such acquisition will be for your own account or for the account of another QIB; or

(b)
not a "U.S. person" as defined in Regulation S under the U.S. Securities Act or purchasing for the account or benefit of a U.S. person (other than a distributor) and you are purchasing notes in an offshore transaction in accordance with Regulation S.

(3)
You acknowledge that none of the Issuer, the initial purchasers or any person representing the Issuer or the initial purchasers has made any representation to you with respect to the Issuer or the offer or sale of any of the notes, other than the information contained in this offering memorandum, which offering memorandum has been delivered to you and upon which you are relying in making your investment decision with respect to the notes. You acknowledge that the initial purchasers make no representations or warranties as to the accuracy or completeness of this offering memorandum. You have had access to such financial and other information concerning the Issuer and the notes as you deemed necessary in connection with your decision to purchase any of the notes, including an opportunity to ask questions of, and request information from, the Issuer and the initial purchasers.

(4)
You are purchasing these notes for your own account, or for one or more investor accounts for which you are acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the U.S. Securities Act, subject to any requirement of law that the disposition of your property or the property of such investor account or accounts be at all times within your or their control and subject to your or their ability to resell these notes pursuant to Rule 144A, Regulation S or any other available exemption from registration available under the U.S. Securities Act. You agree on your own behalf and on behalf of any investor account for which you are purchasing these notes, and each subsequent holder of these notes by its acceptance thereof will agree, to offer, sell or otherwise transfer such notes prior to (x) the date which is two years (or such shorter period of time as permitted by Rule 144(k) under the U.S. Securities Act or any successor provision thereunder) after the later of the date of the original issue of these notes and the last date on which the Issuer or any of the Issuer's affiliates were the owner of such notes (or any predecessor thereto) or (y) such later date, if any, as may be required by applicable law (the "Resale Restriction Termination Date") only:

  (a)
  to us;

  (b)
  pursuant to a registration statement which has been declared effective under the U.S. Securities Act;

  (c)
  for so long as these notes are eligible for resale pursuant to Rule 144A to a person you reasonably believe is a QIB that purchases for its own account or for the account of a QIB to whom you give notice that the transfer is being made in reliance on Rule 144A;

  (d)
  pursuant to offers and sales to non-U.S. persons occurring outside the United States within the meaning of Regulation S under the U.S. Securities Act; or

  (e)
  pursuant to any other available exemption from the registration requirements of the U.S. Securities Act, subject in each of the foregoing cases to any requirements of law that the disposition of your property or the property of your investor account or accounts he at all times within your or their control and in compliance with any applicable state securities laws.

The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. You acknowledge that the Issuer, the Paying Agent and the Registrar reserve the right prior to any offer, sale or other transfer of the note pursuant to clause (d) prior to the end of the 40-day distribution compliance period within the meaning of Regulation S under the U.S. Securities Act or pursuant to clause (e) above prior to the Resale Restriction Termination Date to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Paying Agent.

Each purchaser acknowledges that each note will contain a legend substantially in the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR ANY OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE U.S. SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE "RESALE RESTRICTION TERMINATION DATE"), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE U.S. SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, AND (2) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND: PROVIDED THAT THE ISSUER, THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER, THE TRUSTEE AND THE REGISTRAR IS COMPLETED AND DELIVERED BY THE TRANSFEROR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE U.S. SECURITIES ACT.

If you purchase notes, you will also be deemed to acknowledge that the foregoing restrictions apply to holders of beneficial interests in these notes as well as to holders of these notes.

(1)
You acknowledge that the Registrar will not be required to accept for registration of transfer any notes acquired by you, except upon presentation of evidence satisfactory to the Issuer and the Registrar that the restrictions set forth herein have been complied with.

(2)
You acknowledge that:

(a)
the Issuer, the initial purchasers and others will rely upon the truth and accuracy of your acknowledgments, representations and agreements set forth herein and you agree that, if any of your acknowledgments, representations or agreements herein cease to be accurate and complete, you will notify the Issuer and the initial purchasers promptly in writing; and

(b)
if you are acquiring any notes as a fiduciary or agent for one or more investor accounts, you represent with respect to each such account that:

(i)
you have sole investment discretion; and

(ii)
you have full power to make, and make, the foregoing acknowledgments, representations and agreements.

(3)
You agree that you will give to each person to whom you transfer these notes notice of any restrictions on the transfer of the notes.

(4)
If you are a purchaser in a sale that occurs outside the United States within the meaning of Regulation S under the U.S. Securities Act, you acknowledge that until the expiration of the "distribution compliance period" (as defined below), you shall not make any offer or sale of these notes to a U.S. person or for the account or benefit of a U.S. person within the meaning of Rule 902 under the U.S. Securities Act. The "distribution compliance period" means the 40-day period following the issue date for the notes.

(5)
The purchaser understands that no action has been taken in any jurisdiction (including the United States) by the Issuer or the initial purchasers that would permit a public offering of the notes or the possession, circulation or distribution of this offering memorandum or any other material relating to the Issuer or the notes in any jurisdiction where action for the purpose is required. Consequently, any transfer of the notes will be subject to the selling restrictions set forth hereunder and under "Plan of Distribution".

Notice to non-U.S. investors

The notes are offered anywhere in the world exclusively to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities).

In the United Kingdom the notes will only be available for subscription pursuant to the offering to a person who represents and agrees that:

1.
it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the admission of such notes to listing in accordance with Part VI of the FSMA except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

2.
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantors; and

3.
it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In France, the notes may not be directly or indirectly offered or sold to the public, and offers and sales of the notes will only be made in France to qualified investors or to a closed circle of investors acting for their own accounts, in accordance with Article L.411-2 of the Code Monétaire et Financier, as amended, and Décret no. 98-880 dated October 1, 1998. Accordingly, this offering memorandum has not been submitted to the Commission des Opérations de Bourse. Neither this offering memorandum nor any other offering material may be distributed to the public in France. In the event that the notes purchased by investors are directly or indirectly offered or sold to the public in France, the conditions set forth in Articles L.412-1 an L.621-8 of the Code Monétaire et Financier must be complied with.

Les titres ne pourront pas être offerts ou vendus directement ou indirectement au public en France et ne pourront l'être qu'à des investisseurs qualifiés ou à un cercle restreint d'investisseurs au sens de l'Article L.411-2 du Code Monétaire et Financier, tell que modifié et du Décret no. 98-880 du 1er Octobre 1998, agissant pour compte prope. Par conséquent, ce prospectus n'a pas été soumis au visa de la Commission des Opérations de Bourse. Ni ce prospectus ni aucun autre document promotionnel ne pourront être communiqués au public en France. La diffusion, directe ou indirecte, dans le public des titres ainsi acquis ne peut être réalisée que dans les conditions prévues aux articles L.412-1 et 621-8 du Code Monétaire et Financier.

The notes may be offered and sold in the Federal Republic of Germany only in accordance with the provisions of the Securities Sales Prospectus Act of the Federal Republic of Germany (WertpapierVerkaufsprospektgesetz) and any other applicable German law. Consequently, in Germany, the notes will only be available to persons who by profession or by trade or business buy or sell notes for their own or a third party's account.

The notes may not be offered or sold, directly or indirectly, in Italy other than to professional investors as defined in Article 31, paragraph 2, of Regulation No. 11522 approved by CONSOB on July 1, 1998 ("Professional Investors"), and in compliance with the forms and procedures provided therein. Under no circumstances should this offering memorandum or any other offering material circulate among or be distributed in Italy to any member of the general public in Italy or to individuals or entities falling outside the category of Professional Investors. Any offer or sale of the notes or any distribution of this offering memorandum or any other offering material or any rendering of advice in respect of an investment in the notes in Italy must be conducted either by registered securities dealing firms (Società di Intermediazione Mobiliare) or by authorized intermediaries, as described in legislative decree No. 58 of February 24, 1998, and is subject to prior notification to the Bank of Italy in compliance with Article 129 of Decree No. 386 and the implementing instructions of the Bank of Italy.

The notes may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution, or at any time thereafter, directly or indirectly, other than to individuals or legal entities who or which trade or invest in securities in the conduct of a profession or trade within the meaning of section 2 of the exemption regulation pursuant to the Securities Market Supervision Act (Vrijstellingsregeling Wet toezicht effectenverkeer 1995), which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner.

The notes may not be offered or sold in Spain except in accordance with the requirements of the Securities Market Act (Ley 24/1988 de 28 de julio, del Mercado de Valores, as amended by Act 37/1998 of November 16) and the Royal Decree 291/1992 on Issues and Public Offering of Securities (Real Decreto 291/1992 de 27 de Marzo, sobre Emisiones y Ofertas Publicas de Venta de Valores), as amended or restated by the Royal Decree 2590/1998 of December 7, and further subsequent legislation.

This offering memorandum is neither verified nor registered in the administrative registries of the Comision Nacional del Mercado de Valores, and therefore a public offer for the subscription of the notes will not be carried out in Spain. Notwithstanding that and in accordance with article 7 of the Royal Decree 291/1992, a private placement of the notes addressed exclusively to institutional investors (as defined in Article 7.1(a) of the Royal Decree 291/1992) may be carried out.

Each person acquiring notes pursuant to the offering acknowledges that the Issuer, the Guarantors, the initial purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements, and agrees that if any of the acknowledgements, representations or warranties deemed to have been made by it by its purchase of notes are no longer accurate, it shall promptly notify the Issuer, the Guarantors and the initial purchasers. If it is acquiring any notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions set forth in a subscription agreement dated November 26, 2003 (the "Subscription Agreement") among us, Barclays Bank PLC and Davy Stockbrokers, as the initial purchasers, have agreed to susbscribe for all of the notes. The Subscription Agreement provides that the obligations of the initial purchasers thereunder are subject to certain conditions precedent.

The Issuer and the Guarantors have agreed in the Subscription Agreement to indemnify, jointly and severally, the initial purchasers, their respective affiliates and their respective officers, directors, employees, representatives, agents and controlling persons against certain liabilities in connection with the offer and sale of the notes, including liabilities under the U.S. Securities Act, and to contribute to payments (including expenses) that the initial purchasers may be required to make in respect thereof.

The initial purchasers propose to offer the notes initially at 99.381% of the principal amount thereof. After the offering, the issue price and other selling terms may be changed at any time without notice.

The notes have not been and will not be registered under the U.S. Securities Act or any state securities law. Each initial purchaser has agreed that it will offer to sell the notes within the United States through its U.S. registered broker-dealer affiliate only to persons who it reasonably believes to be qualified institutional buyers in reliance on Rule 144A and outside the United States only to non-U.S. persons in offshore transactions in reliance on Regulation S.

Until 40 days after the commencement of the offering, an offer or sale of any notes within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the U.S. Securities Act if such offer or sale is made otherwise than in accordance with Rule 144A or pursuant to another exemption from registration under the U.S. Securities Act.

Each initial purchaser has represented and agreed that:

1.
it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the admission of such notes to listing in accordance with Part VI of the FSMA except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

2.
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantors; and

3.
it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each initial purchaser has also represented that: (1) other than in circumstances which do not constitute an offer to the public within the meaning of the Irish Companies Acts 1963 to 2001 (the "Companies Acts") or the European Communities (Transferable Securities and Stock Exchange) Regulations 1992 (the "1992 Regulations") it will not anywhere in the world (i) offer or sell any notes by means of any document other than this offering memorandum; or (ii) issue any application form for any of the notes unless the application form is accompanied by this offering memorandum or the application form indicates where this offering memorandum can be obtained or inspected, (2) it has complied and will comply with all applicable provisions of the Companies Acts and the 1992 Regulations with respect to anything done by it in relation to the notes in, from or otherwise involving Ireland, and (3) it has complied with and will comply with all applicable provisions of the Investment Intermediaries Act 1995, as amended, with respect to anything done by it in relation to the notes in, from or otherwise involving Ireland.

We have applied to list the notes on the Luxembourg Stock Exchange. The initial purchasers have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making may be discontinued by the initial purchasers at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the notes.

In connection with this offer, Barclays Bank PLC, or any person acting for it, may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on

Barclays Bank PLC or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

Over-allotment involves sales in excess of the offering size which creates a short position for the initial purchasers. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions.

Such stabilization activities will not be carried out by the initial purchasers as agents for the Issuer or the Guarantors and the initial purchasers will not account to the Issuer or the Guarantors for any resulting profit nor will they be liable for any loss.

The initial purchasers, directly or through their affiliates, have provided from time to time, and expects to provide in the future, investment banking and commercial banking services to us and our affiliates for which such initial purchaser has received and/or will receive customary fees. In particular, Barclays Bank PLC is a lender under the Revolving Credit Facility and will receive a portion of the proceeds of this offering when we pay down the Revolving Credit Facility. In addition, Davy Stockbrokers is acting as underwriter under the Rights Offering and will receive underwriting fees in connection therewith.

Buyers who purchase the notes from the initial purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the offering price set forth on the cover page hereof.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in Ireland and most of our board members and executive officers, and certain of the experts named herein, reside in Ireland, the U.K. or other countries outside the U.S. Substantially all of our assets and the assets of such persons are located outside the U.S. Consequently, it may not be possible for investors:

  •
  to effect service of process within the U.S. on us or on such persons; or

  •
  to enforce against them judgments of U.S. courts based on the civil liability provisions of U.S. federal or state securities laws.

We have been advised by William Fry, our Irish counsel, that:

  •
  subject to various conditions and exceptions, a final judgment for a definite sum of money obtained in the federal or state courts of New York based upon the civil liability provisions of the federal securities laws of the U.S. generally would be accepted by Irish courts;

  •
  subject to various conditions and exceptions, the Irish courts would give effect to the provisions of agreements governed by and construed in accordance with the laws of the State of New York; and

  •
  there is doubt as to whether the civil liabilities provisions of the U.S. securities laws would be enforced against us in an original action before the Irish Courts.

Clifford Chance, our English counsel, has advised us that there is doubt as to the direct enforceability in England against us, in an original action or in an action for the enforcement of judgments of U.S. courts, of civil liabilities predicted solely upon the federal securities laws of the U.S.

LEGAL MATTERS

Certain legal matters with respect to U.S., English and New York law will be passed upon for us by Clifford Chance Limited Liability Partnership as our U.S. and New York counsel and will be passed upon for the initial purchasers by Cahill Gordon & Reindel LLP as their U.S. and New York counsel. Certain legal matters with respect to Irish law will be passed upon for us by William Fry, as our Irish counsel.

INDEPENDENT AUDITORS

Our audited consolidated financial statements included in this offering memorandum as at December 31, 2001, March 31, 2002 and March 31, 2003 and for the years ended December 31, 2000 and 2001, the three months ended March 31, 2002 and the year ended March 31, 2003, respectively, have been audited by PricewaterhouseCoopers, independent auditors, as stated in their independent auditors' report included herewith.

AVAILABLE INFORMATION

We are currently subject to the periodic reporting and other information requirements of the U.S. Securities and Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign private issuers. In addition, under the indenture pursuant to which the notes, are to be issued, we have agreed that we will make available to the indenture trustee and, if requested by a holder of notes such holder of the notes (a) within 120 days after the end of its then-applicable fiscal year, an annual report containing our audited consolidated financial statements for the fiscal year then ended and our comparative audited consolidated financial statements for the prior fiscal year, in each case prepared in accordance with Irish GAAP (or IAS, in the event we are required by applicable law to prepare our financial statements in accordance with IAS), and also containing, with respect to us and our subsidiaries, disclosure regarding our business and our management's analysis of the financial results, (b) within the time period prescribed by the U.S. Securities and Exchange Commission (the "Commission") for a report on Form 20-F, a report containing an appropriate reconciliation to U.S. GAAP of our audited consolidated financial statements for the fiscal year then ended and a discussion of the "Results of Operations" prepared in a manner substantially consistent with the "Operating and Financial Review and Prospects" appearing in our report on Form 20-F filed with the Commission in October 2003; (c) within 60 days following the end of the first half of each fiscal year, a report containing our unaudited consolidated financial statements for the semi-annual period then ended and our comparative unaudited consolidated financial statements for the corresponding period in the prior fiscal year, in each case prepared in accordance with Irish GAAP (or IAS, in the event we are required by applicable law to prepare our financial statements in accordance with IAS), together with a brief description of the results; and (d) promptly, any information which we disclose, or are required to disclose, to our shareholders generally, other than information provided in the ordinary course in connection with the Waterford Wedgwood plc UK Savings-Related Share Option Scheme 1995, and the Waterford Wedgwood plc Irish and International Savings-Related Option Scheme 1996. We will file a copy of all of the information and reports required to be made available by us in this paragraph with the Commission for public availability whether or not required by the Commission (unless (i) the Commission will not accept such a filing or (ii) we are no longer subject to Section 13 or 15(d) of the Exchange Act) within the time periods specified above. Contemporaneously with the provision of each report discussed above, we will post such report on our website.

In addition, so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, we will also provide a copy of all of the foregoing information and reports required to be made available by us, to the Luxembourg Stock Exchange, and make this information, together with a copy of the indenture pursuant to which the notes were issued, as well as the subscription agreement for the notes, all financial statements contained herein and the contracts and the consents referred to in paragraphs 9 and 18, respectively, of "Listing and General Information on the Issuer", (together with all relevant amendments), available for review free of charge at the offices of our paying agent in Luxembourg.

GENERAL INFORMATION ON THE GUARANTORS

1.     Waterford Wedgwood U.K. plc

  (a)
  Waterford Wedgwood U.K. plc was incorporated in England on September 25, 1986 with registered number 2058427. Its registered office is Barlaston, Stoke-on-Trent ST12 9ES, United Kingdom.

  (b)
  Its nominal share capital is £67,000,001 divided into 220,000,004 Ordinary Shares of £0.25 each and 1,200,000,000 non-voting Income Shares of £0.01 each of which 181,601,769 Ordinary Shares and 882,995,866 Income Shares are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Andrew Elsby-Smith Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Peter J. Goulandris P.O. Box CB-12379 Nassau, N.P. Bahamas	Christopher J. McGillivary Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA
P. Redmond O'Donoghue Kilbarry Waterford Ireland	Lady O'Reilly Lissadell Lyford Cay Nassau N.P. Bahamas
Timothy Wallace Harper Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Lord Wedgwood Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Dr. F. Alan Wedgwood Barton House Pooley Bridge Penrith Cumbria CA10 2NG United Kingdom

    The company secretary is Patrick J. Dowling.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

  "(i)
  To acquire and hold on such terms as may be thought fit the share capitals of, or the undertakings of, any other company or any part of such share capitals or undertakings, and to co-ordinate the activities of any companies or undertakings and generally to act as a holding company and to provide all management, secretarial, accountancy, financial or other services in connection therewith;

  (ii)
  To carry on the business of an investment company in all its branches;

  (iii)
  To carry on any other trade or business whatever which can in the opinion of the Board of Directors be advantageously carried on in connection with or ancillary to any of the businesses of the Company."

  (e)
  Its principal activity is to act as a subsidiary holding company for the majority of our U.K., U.S. and German crystal and ceramics operations.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It publishes annual consolidated financial statements in accordance with generally accepted accounting principles in the United Kingdom pursuant to the statutory requirements under section 242 of the Companies Act 1985. Copies of such current and future financial statements will be available for review free of charge at the offices of our paying agent in Luxembourg.

2.     Waterford Crystal Limited

  (a)
  Waterford Crystal Limited was incorporated in Ireland on October 15, 1980 with registered number 78088. Its registered office is Kilbarry, Waterford, Ireland.

  (b)
  Its nominal share capital is €2,500,000 divided into 1,000,000 Ordinary Shares of €1.25 each and 1,000,000 3% Cumulative Redeemable Preference Shares of €1.25 each of which 10,000 Ordinary Shares are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Anita D. Brady Kilbarry Waterford Ireland
Anthony P. Cappiello Kilbarry Waterford Ireland	Gerald P. Dempsey 46 Upper Mount Street Dublin 2 Ireland
Patrick J. Dowling Kilbarry Waterford Ireland	John A. Fearon Kilbarry Waterford Ireland
John Foley Kilbarry Waterford Ireland	Moira Gavin Kilbarry Waterford Ireland
Frank Hickey Kilbarry Waterford Ireland	Christopher J. McGillivary Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA
Colin McGookin Kilbarry Waterford Ireland	Kevin C. McGoran 1-2 Upper Hatch Street Dublin 2 Ireland
J.P. Murtagh Kilbarry Waterford Ireland	P. Redmond O'Donoghue Kilbarry Waterford Ireland
Brian D. Patterson Westerton House Ballinteer Road Dublin 16 Ireland	David Roxburgh Kilbarry Waterford Ireland

    The company secretary is Patrick J. Dowling.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "To carry on the business of manufacturers, semi-manufacturers, merchants and dealers, importers and exporters of and in glass of every description and kind whatsoever, including electric lamp bulbs tubing and rods, bulbs for miners' lamps, wireless, telegraphy and lamps of every description used in motor or any other vehicles, lampblown glassware of every description including scientific, medical and industrial purposes, soda-tubing, illuminating glassware, crystal glass of all kinds and descriptions, moulded glass, fine glass, light blown glass, ornaments, vases, tumblers, looking glass, mirrors, and glassware of every description for household and all other purposes, glass bevellers, rolling grinders, polishers and finishers, patent silverers, glass embossers and moulders, manufacturers of plate glass, moulded and drawn glass for all purposes, including lamps, measures, scientific instruments and pipes."

  (e)
  Its principal activity is to act as a distribution company for our Waterford crystal products.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  Pursuant to an exemption under section 17 of the Irish Companies (Amendment) Act 1986, it is not required to and does not publish unconsolidated financial statements of its own.

3.     All-Clad Holdings, Inc.

  (a)
  All-Clad Holdings, Inc. was incorporated in Pennsylvania, U.S.A. on January 14, 1944 with registered number 26-0727990. Its registered office is CT Corporation System, 1515 Market Street, Philadelphia, PA 19102, U.S.A.

  (b)
  Its nominal share capital is 70,000,000 shares divided into 50,000,000 shares of common stock, par value US$0.01 per share and 20,000,000 shares of preferred stock, par value US$0.01 per share of which 6,250,000 shares of common stock are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Sam Michaels All-Clad Metalcrafters 424 Morganza Road Canonsburg, PA 15317 USA	Edward Landau Wolf, Block, Schorr & Solis-Cohen 250 Park Avenue New York, NY 10017 USA
John Kenna 128 Laurelwood Drive Pittsburgh, PA 15237 USA	Peter Cameron All-Clad Metalcrafters 424 Morganza Road Canonsburg, PA 15317 USA
Christopher J. McGillivary Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA	Anthony P. Cappiello Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA
David W. Sculley One Oxford Center Suite 3620 Pittsburgh, PA 15219 USA	Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

Patrick Redmond O'Donoghue Waterford Wedgwood plc Kilbarry Waterford Ireland	Frank Johnston All-Clad Metalcrafters 424 Morganza Road Canonsburg, PA 15317 USA

    The company secretary is Anthony Cappiello.

  (d)
  Its object, as set out more fully in its articles of incorporation, is as follows:

    "for the purpose of having unlimited power to engage in and to do any lawful act concerning any and all lawful business, including manufacturing of every lawful kind and character whatsoever".

  (e)
  Its principal activity is to act as a subsidiary holding company for our All-Clad operations.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

4.     Waterford Wedgwood USA, Inc.

  (a)
  Waterford Wedgwood USA, Inc. was incorporated in New York, U.S.A. on April 20, 1961 with registered number 13-1943058. Its registered office is CT Corporation System, 111 Eighth Ave., New York, NY 10011, U.S.A.

  (b)
  Its nominal share capital is 400 shares of US$1.00 par value of which 20 shares are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Christopher J. McGillivary Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA	Anthony P. Cappiello Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA
Patrick Redmond O'Donoghue Waterford Wedgwood plc Kilbarry Waterford Ireland	John Foley Waterford Crystal Limited Kilbarry Waterford Ireland
Anthony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

    The company secretary is Anthony P. Cappiello.

  (d)
  Its object, as set out more fully in its certificate of incorporation, is as follows:

    "To have and to exercise, in general, all the powers conferred, and which may from time to time be conferred by the laws of the State of New York upon corporations formed under the Stock Corporation Law of New York."

  (e)
  Its principal activity is the wholesale and retail distribution of fine crystal and china products.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

5.     Wedgwood Limited

  (a)
  Wedgwood Limited was originally incorporated under the name of Josiah Wedgwood & Sons Limited, on May 8, 1895 with registered number 44052. Wedgwood Limited re-registered under its present name under the Companies Act 1985 on March 3, 1988. Its registered office is Barlaston, Stoke-on-Trent ST12 9ES, United Kingdom.

  (b)
  Its nominal share capital is £15,000,000 divided into 60,000,000 Ordinary Shares of £0.25 each of which 46,195,052 Ordinary Shares are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Andrew E. Elsby-Smith Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Michael Campbell Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Tony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Timothy Wallace Harper Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

    The company secretary is Mark Downie.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

  "(i)
  To undertake and carry on the business of an industrial holding company and to exercise as principal or as trustee or agent for any person or persons all or any of the objects authorised.

  (ii)
  To acquire or undertake the whole or any part of the business, goodwill and assets of any person, firm or company carrying on or proposing to carry on any of the business which the Company is authorised to carry on."

  (e)
  Its principal activity is to act as a subsidiary holding company for our Wedgwood operations.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It publishes annual unconsolidated financial statements in accordance with generally accepted accounting principles in the United Kingdom pursuant to the statutory requirements under section 242 of the Companies Act 1985. Copies of such current and future financial statements will be available for review free of charge at the offices of our paying agent in Luxembourg.

6.     Waterford Crystal (Manufacturing) Limited

  (a)
  Waterford Crystal (Manufacturing) Limited was incorporated in Ireland on November 29, 1984 with registered number 104597. Its registered office is Kilbarry, Waterford, Ireland.

  (b)
  Its nominal share capital is €125,002.50 divided into 100,002 Ordinary Shares of €1.25 each all of which are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

John A. Fearon Kilbarry Waterford Ireland	John Foley Kilbarry Waterford Ireland
P. Redmond O'Donoghue Kilbarry Waterford Ireland

    The company secretary is Michael Thomas Flynn.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "To carry on all or any of the businesses, both wholesale and retail, of general drapers, silk mercers, silk weavers, linen woollen and cotton merchants, furriers, haberdashers, hosiers, dealers in textile fabrics, milliners, costumiers, robe dress and mantle makers, tailors, hatters, clothiers, ladies' and men's outfitters, corset makers, glovers, makers and suppliers of clothing, lingerie, trimmings of every kind, lace-makers, feather dressers, boot and shoe merchants, and dealers in fabrics and materials of all kinds, dealers in leather goods of all kinds and in pictures and prints, sports goods and toys, dealers in household furniture, carpets, linoleum and other floor coverings, and furnishing fabrics in all its branches dealers in household and domestic utensils and appliances, labour saving contrivances and similar articles, and in china and glass goods, fittings, curtains and other home furnishing, hardware, ironmongery, turnery, cutlery, dealers in drugs, chemicals, cosmetics, perfumes, toilet requisites and accessories, dealers in all kinds of scientific, electrical, chemical, photographic and other apparatus, sound recording and sound producing machines of all kinds, radio and television appliances of all kinds, musical instruments, jewellery, plated goods, trinkets in precious metals, brassware and other fancy goods, ornaments, books, stationery, and other articles and commodities of personal and household use and consumption, manufacturers and dealers in candles, and generally of and in all manufactured goods, materials, provisions and produce."

  (e)
  Its principal activity is to act as a crystal glass manufacturer.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  Pursuant to an exemption under section 17 of the Irish Companies (Amendment) Act 1986, it is not required to and does not publish unconsolidated financial statements of its own.

7.     Waterford Wedgwood GmbH

  (a)
  Waterford Wedgwood GmbH was organized in Germany on May 25, 1999 with registered number HRB 2900. Its registered office is Philip-Rosenthal-Platz 1, 95100 Selb, Germany.

  (b)
  Its share capital is one share of €4,601,883.

  (c)
  Its directors and their respective addresses are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	David Fyfe Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Ottmar C. Küsel Philip-Rosenthal-Platz 1 D-95100 Selb Germany

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "The company can carry on business, which includes direct or indirect acts for the purpose of the company. The company is allowed to incorporate subsidiaries and to take a holding in similar companies."

  (e)
  Its principal activity is the holding of a share in a company limited by shares, which manufactures and sells goods for the table and the home, as well as technical ceramics and products made of other material for similar purposes.

  (f)
  The giving of a guarantee of the notes was authorized by a shareholder resolution on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It prepares annual unconsolidated financial statements in accordance with generally accepted accounting principles in Germany pursuant to the statutory requirements under sections 242 and 264 of the German Commercial Code (Handelsgesetzbuch). Copies of such current and future financial statements will be available for review free of charge at the offices of our paying agent in Luxembourg.

8.     Statum Limited

  (a)
  Statum Limited was incorporated in England on August 22, 1938 with registered number 343652. Its registered office is Barlaston, Stoke-on-Trent ST12 9ES, United Kingdom.

  (b)
  Its nominal share capital is £500,000 divided into 500,000 Ordinary Shares of £1 each of which 50,000 Ordinary Shares are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Andrew E. Elsby-Smith Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Tony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Timothy Wallace Harper Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

    The company secretary is Mark Downie.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

  "(i)
  To carry on the business of a financial dealing company in all its branches and to acquire hold, sell, vary, exchange, lend, surrender or in any other manner deal in such stocks, shares, bills, bonds, notes, debentures, debenture stock obligations and securities of any government, state, company, corporation municipal or local or other body or authority in whatsoever currency.

  (ii)
  To carry on any other trade or business whatever which can in the opinion of the Board of Directors be advantageously carried on in connection with or ancillary to any of the businesses of the Company."

  (e)
  Its principal activity is to act as a finance company.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It publishes annual unconsolidated financial statements in accordance with generally accepted accounting principles in the United Kingdom pursuant to the statutory requirements under section 242 of the Companies Act 1985. Copies of such current and future financial statements will be available for review free of charge at the offices of our paying agent in Luxembourg.

9.     Waterford Wedgwood Retail Limited

  (a)
  Waterford Wedgwood Retail Limited was incorporated in England on March 31, 1959 with registered number 624489. Its registered office is Barlaston, Stoke-on-Trent ST12 9ES, United Kingdom.

  (b)
  Its nominal share capital is £100 divided into 100 Ordinary Shares of £1 each all of which are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Andrew E. Elsby-Smith Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
James R. Harding Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Tony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Timothy Wallace Harper Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

    The company secretary is Mark Downie.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

  "(i)
  To create, establish, build up, operate and maintain an organisation for the retailing, servicing, advertisement, distribution or introduction of the products, merchandise, goods, wares and commodities dealt in or required by persons, firms or companies engaged in any of the businesses referred to and to act as Manufacturer's Agents and Representatives and Selling Agents for and to enter into contracts and arrangements on behalf of such persons, firms or companies.

  (ii)
  To carry on all or any of the businesses of Pottery Factors and Manufacturers, Designers, Producers and Merchants of and Dealers in Pottery Ware of all kinds, and of and in Glass, China, Earthenware, Porcelain, and Terra Cotta Goods of every description and Decorative and Ornamental Ware of all kinds.

  (iii)
  To carry on any other business (whether manufacturing or otherwise) which may seem to the Company capable of being conveniently carried on in connection with the above objects, or calculated directly or indirectly to enhance the value of or render more profitable any of the Company's property."

  (e)
  Its principal activity is to act as a retailer for our Wedgwood operations.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It publishes annual unconsolidated financial statements in accordance with generally accepted accounting principles in the United Kingdom pursuant to the statutory requirements under section 242 of the Companies Act 1985. Copies of such current and future financial statements will be available for review free of charge at the offices of our paying agent in Luxembourg.

10.  Josiah Wedgwood & Sons Limited

  (a)
  Josiah Wedgwood & Sons Limited was incorporated in England on October 21, 1958 with registered number 613288. Its registered office is Barlaston, Stoke-on-Trent ST12 9ES, United Kingdom.

  (b)
  Its nominal share capital is £60,000 divided into 60,000 Ordinary Shares of £1 each all of which are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Andrew E. Elsby-Smith Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Tony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Michael Campbell Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Moira Gavin Kilbarry Waterford Ireland	Peter J. Goulandris P.O. Box CB-12379 Nassau, N.P. Bahamas
James R. Harding Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Kevin C. McGoran 1-2 Upper Hatch Street Dublin 2 Ireland
P. Redmond O'Donoghue Kilbarry Waterford Ireland	David W. Sculley One Oxford Center Suite 3620 Pittsburgh, PA 15219 USA
Hanspeter Kappeler Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Michael Wilcock Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Timothy Wallace Harper Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

    The company secretary is Mark Downie.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "To carry on in all their various branches and departments, and either wholesale or retail, or both, the trade or businesses of potters, china and earthenware, brick, tile, mosaic, pipe, terra cotta, glass, plastics, bakelite, metals, chemical and other stoneware manufacturers and dealers, stone and flint grinders, property owners, marl and clay pit."

  (e)
  Its principal activity is to act as a ceramic tableware and giftware manufacturer.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It publishes annual unconsolidated financial statements in accordance with generally accepted accounting principles in the United Kingdom pursuant to the statutory requirements under section 242 of the Companies Act 1985. Copies of such current and future financial statements will be available for review free of charge at the offices of our paying agent in Luxembourg.

11.  Waterford Wedgwood Japan Limited

  (a)
  Waterford Wedgwood Japan Limited was incorporated in Japan on January 19, 1983 with registered number 0110-01-002828. Its registered office is 11-6 Sarugaku-cho, Shibuya-ku, Tokyo, Japan.

  (b)
  Its nominal share capital is 16,000 common voting shares with face value of ¥50,000 of which 4,000 are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Andrew Elsby-Smith Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Hanspeter Kappeler Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Michael Campbell Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Anthony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	James Vincent Hodgson Waterford Wedgwood Japan Limited 11-6 Sarugaku-cho Shibuya-ku Tokyo Japan
  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "The manufacture, processing, wholesale, retail sale, import and export of the following goods: ceramic ware, tableware, linens, certain foodstuffs, furniture, jewellery and other and other accessories among other things."

  (e)
  Its principal activity is to act as a distribution company for our products in Japan.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

12.  WW Inc.

  (a)
  WW Inc. was incorporated in Delaware, U.S.A. on June 25, 1990 with registered number 51-0329548. Its registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.

  (b)
  Its nominal share capital is US$1,000 divided into 1,000 of US$1.00 each of which 197 are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	William O'C. Harnisch 23 Maplewood Drive Darien, CT 06820 USA
Patrick J. Dowling Kilbarry Waterford Ireland

    The company secretary is William O'C. Harnisch.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware."

  (e)
  Its principal activity is financing.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

13.  Waterford Wedgwood Finance, Inc.

  (a)
  Waterford Wedgwood Finance, Inc. was incorporated in Delaware, U.S.A. on September 6, 1998 with registered number 51-0384643. Its registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.

  (b)
  Its nominal share capital is 1,000 shares of US$1.00 par value of which 1,000 are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	William O'C. Harnisch 23 Maplewood Drive Darien, CT 06820 USA
Patrick J. Dowling Kilbarry Waterford Ireland	Michael Parks Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

    The company secretary is William O'C. Harnisch.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware."

  (e)
  Its principal activity is to act as a finance company for our U.S. subsidiaries.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

14.  Waterford Wedgwood Holdings, Inc.

  (a)
  Waterford Wedgwood Holdings, Inc. was incorporated in Delaware, U.S.A. on December 16, 1988 with registered number 22-3029516. Its registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.

  (b)
  Its nominal share capital is 1,000 shares divided into 5,00 shares of Class A common stock without par value and 500 shares of Class B common stock without par value of which 148 shares of Class A common stock are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Christopher J. McGillivary Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA	Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Patrick Redmond O'Donoghue Waterford Wedgwood plc Kilbarry Waterford Ireland	John Foley Waterford Crystal Limited Kilbarry Waterford Ireland
Anthony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

    The company secretary is Anthony P. Cappiello.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware."

  (e)
  Its principal activity is to act as a subsidiary holding company for the investment in Waterford Wedgwood USA, Inc.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

15.  Waterford Wedgwood, Inc.

  (a)
  Waterford Wedgwood, Inc. was incorporated in Delaware, U.S.A. on July 26, 1996 with registered number 51-0376781. Its registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.

  (b)
  Its nominal share capital is 1,000 shares without par value of which 430 shares are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Christopher J. McGillivary Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA	Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

Patrick Redmond O'Donoghue Waterford Wedgwood plc Kilbarry Waterford Ireland	Anthony P. Cappiello Waterford Wedgwood USA 1330 Campus Parkway P. O. Box 1454 Wall, NJ 07719 USA
Patrick J. Dowling Kilbarry Waterford Ireland	William O'C. Harnisch 23 Maplewood Drive Darien, CT 06820 USA

    The company secretary is William O'C. Harnisch.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

    "to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware."

  (e)
  Its principal activity is to operate a foreign retail store branch in the United Kingdom and to act as a subsidiary holding company for the investment in Waterford Wedgwood Holdings, Inc.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

16.  Josiah Wedgwood & Sons (Exports) Limited

  (a)
  Josiah Wedgwood & Sons (Exports) Limited was incorporated in England on June 28, 1929 with registered number 00240666. Its registered office is Barlaston, Stoke-on-Trent ST12 9ES, United Kingdom.

  (b)
  Its nominal share capital is £500 divided into 500 Ordinary shares of £1 each of which 499 shares are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Andrew E. Elsby-Smith Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Anthony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Timothy Wallace Harper Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom

    The company secretary is Mark Downie.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

  "(i)
  To buy, sell, manufacture, import, export and deal in china, glass, earthenware, hardware, household fittings and utensils, goods, stores, fancy goods, chattels and effects of all kinds, both wholesale and retail, and to transact every kind of agency business.

  (ii)
  To control, manage, finance, subsidise, co-ordinate or otherwise assist any company or companies in which the Company has a direct or indirect financial interest, to provide secretarial, administrative, technical, commercial and other services and facilities of all kinds for any such company or companies and to give gifts to and make payments by way of subvention or otherwise and make or enter into any other arrangements which may seem desirable with respect to any business or operations of or generally with respect to any such company or companies."

  (e)
  Its principal activity is to act as an exporter for our Wedgwood products.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It publishes annual unconsolidated financial statements in accordance with generally accepted accounting principles in the United Kingdom pursuant to the statutory requirements under section 242 of the Companies Act 1985. Copies of such current and future financial statements will be available for review free of charge at the offices of our paying agent in Luxembourg.

17.  Stuart & Sons Limited

  (a)
  Stuart & Sons Limited was incorporated in England on September 5, 1911 with registered number 00117548. Its registered office is Barlaston, Stoke-on-Trent ST12 9ES, United Kingdom.

  (b)
  Its nominal share capital is £5,000,100 divided into 5,000,100 Ordinary shares of £1 each of which 471,333 shares are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	John A. Fearon Waterford Crystal Limited Kilbarry Waterford Ireland
Patrick Redmond O'Donoghue Waterford Wedgwood plc Kilbarry Waterford Ireland	John Foley Waterford Crystal Limited Kilbarry Waterford Ireland

    The company secretary is Michael Thomas Flynn.

  (d)
  Its object, as set out more fully in its memorandum and articles of association, is as follows:

  "(i)
  To carry on the business of Manufacturers, Semi-Manufacturers, Merchants and Dealers, Importers and Exporters of and in glass of every description and kind whatsoever.

  (ii)
  To do all things possible with, manufacture or otherwise, all articles and/or materials of every description whatsoever, of which glass in the base and/or is a part thereof.

  (iii)
  To carry on business as Merchants and Dealers in and Importers and Exporters and Sellers of China, Earthenware, Pottery, and others products."

  (e)
  Its principal activity is to act as a distributor for our Stuart Crystal products.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 24, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It publishes annual unconsolidated financial statements in accordance with generally accepted accounting principles in the United Kingdom pursuant to the statutory requirements under section 242 of the Companies Act 1985. Copies of such current and future financial statements will be available for review free of charge at the offices of our paying agent in Luxembourg.

18.  Clad Holdings Corp.

  (a)
  Clad Holdings Corp. was incorporated in Delaware, U.S.A. on December 20, 1994 with registered number 25-1771625. Its registered office is The Corporation Trust Company, 1209 Orange St., Wilmington, DE 19801, U.S.A.

  (b)
  Its nominal share capital is 70,000,000 shares divided into 50,000,000 shares of common stock, par value US$0.01 per share and 20,000,000 shares of preferred stock, par value US$0.01 per share of which 6,250,000 shares of common stock are issued and fully paid up.

  (c)
  Its directors and their respective addresses, are:

Sam Michaels All-Clad Metalcrafters 424 Morganza Road Canonsburg, PA 15317 USA	Edward Landau Wolf, Block, Schorr & Solis-Cohen 250 Park Avenue New York, NY 10017 USA
John Kenna 128 Laurelwood Drive Pittsburgh, PA 15237 USA	Peter Cameron All-Clad Metalcrafters 424 Morganza Road Canonsburg, PA 15317 USA
Christopher J. McGillivary Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA	Anthony P. Cappiello Waterford Wedgwood USA 1330 Campus Parkway P. O. Box 1454 Wall, NJ 07719 USA
David W. Sculley One Oxford Center Suite 3620 Pittsburgh, PA 15219 USA	Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Patrick Redmond O'Donoghue Waterford Wedgwood plc Kilbarry Waterford Ireland

    The company secretary is Anthony Cappiello.

  (d)
  Its object, as set out more fully in its articles of incorporation, is as follows:

    "engage in any lawful act or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary or incidental to the foregoing."

  (e)
  Its principal activity is to act as a subsidiary holding company for the investment in the All-Clad intellectual property.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its directors on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

19.  All-Clad Metalcrafters, L.L.C.

  (a)
  All-Clad Metalcrafters, L.L.C. was organized as a Limited Liability Company in Delaware, U.S.A. on March 3, 1998 with registered number 25-1805397. Its registered office is The Corporation Trust Company, 1209 Orange St., Wilmington, DE 19801, U.S.A.

  (b)
  Its sole member and its respective address is: Clad Metals, L.L.C., 424 Morganza Road, Canonsburg, PA 15317.

  (c)
  The company secretary is Anthony P. Cappiello.

  (d)
  Its object, as set out more fully in its Operating Agreement, is as follows:

    "engage is any lawful act or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary or incidental to the foregoing."

  (e)
  Its principal activity is the manufacture and distribution of high-end cookware products.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its managing members on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

20.  Clad Metals, L.L.C.

  (a)
  Clad Metals, L.L.C. was organized as a Limited Liability Company in Delaware, U.S.A. on March 3, 1998 with registered number 25-1805396. Its registered office is Corporation Service Company, 1013 Center Road, Wilmington, DE 19805.

  (b)
  Its managing member and its respective address is: All-Clad Holdings, Inc., 424 Morganza Road, Canonsburg, PA 15317.

  (c)
  The company secretary is Anthony P. Cappiello.

  (d)
  Its object, as set out more fully in its Operating Agreement, is as follows:

    "engage in any lawful act or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary or incidental to the foregoing."

  (e)
  Its principal activity is the manufacture of metal cookware blanks.

  (f)
  The giving of a guarantee of the notes was authorized by resolution of its managing members on November 25, 2003.

  (g)
  Except as disclosed in this offering memorandum, there has been no material adverse change in its financial position since June 30, 2003.

  (h)
  It is not required to and does not publish unconsolidated financial statements of its own.

LISTING AND GENERAL INFORMATION ON THE ISSUER

1.
We were incorporated as Waterford Glass Limited in Dublin, Ireland on April 2, 1947 and registered with the Registrar of Companies in Ireland under number 11861. We re-registered as a public limited company under the Irish Companies Acts 1963 to 1983, on April 12, 1984 under the name of Waterford Glass Group plc. On July 25, 1989, we changed our corporate name to Waterford Wedgwood plc, a public limited company in Ireland with unlimited duration. The address and telephone number of our registered office is Kilbarry, Waterford, Ireland, telephone number 00 353 51 332200.

2.
Our nominal share capital is €60,000,000, divided into 1,000,000,000 ordinary shares, of which 783,347,110 shares have been issued and fully paid up. We do not have any debt securities or warrants outstanding that are convertible or exchangeable, as the case may be, for any of our ordinary shares.

3.
Our directors, and their respective business addresses, are:

Sir Anthony O'Reilly Independent News & Media plc Independent House 2023 Bianconi Avenue Citywest Business Campus Naas House Dublin 24 Ireland	Peter John Goulandris P.O. Box CB-12379 Nassau, N.P. Bahamas
Richard A. Barnes Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Peter B. Cameron 424 Morganza Road Canonsburg, PA 15317 USA
Gerald P. Dempsey 46 Upper Mount Street Dublin 2 Ireland	John Foley Waterford Crystal Limited Kilbarry Waterford Ireland
Lewis L. Glucksman 1-2 Upper Hatch Street Dublin 2 Ireland	Ottmar C. Küsel Philip-Rosenthal-Platz 1 D-95100 Selb Germany
Sam Michaels All-Clad Metalcrafters 424 Morganza Road Canonsburg, PA 15317 USA	Christopher J. McGillivary Waterford Wedgwood USA 1330 Campus Parkway P.O. Box 1454 Wall, NJ 07719 USA
Kevin C. McGoran 1-2 Upper Hatch Street Dublin 2 Ireland	Patrick J.A. Molloy 9 The Pines Woodley Park Goatstown Dublin 14 Ireland
Robert H. Niehaus Greenhill & Co 300 Park Avenue New York, NY 10022 USA	P. Redmond O'Donoghue Waterford Wedgwood plc Kilbarry Waterford Ireland

Lady O'Reilly Lissadell Lyford Cay Nassau N.P. Bahamas	Tony O'Reilly, Jr. Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Brian D. Patterson Westerton House Ballinteer Road Dublin 16 Ireland	David W. Sculley One Oxford Center Suite 3620 Pittsburgh, PA 15219 USA
Dr. F. Alan Wedgwood Burton House Pooley Bridge Penrith Cumbria CA10 2NG United Kingdom	Lord Wedgwood Waterford Wedgwood plc Barlaston Stoke-on-Trent ST12 9ES United Kingdom
4.
Our company secretary is Patrick J. Dowling, c/o Waterford Wedgwood plc, Kilbarry, Waterford, Ireland.

5.
Our corporate purpose, as set out more fully in clause 3 of our memorandum and articles of association, are as follows:

(a)
To carry on the business of a holding company and for such purpose to acquire and hold, either in the name of the Company or in the name of any nominee or agent, any Securities issued or guaranteed by any company, government, state, ruler, commissioners, or other public body or authority and enforce all rights and powers conferred by or incident to the ownership of any securities.

(b)
To undertake the management and control and supervision of the business or operations of any person or company.

(c)
To promote, develop and secure the interests of the group of companies which for the time being shall consist of the Company and any company which for the time being is an Associated Company by giving any guarantee, indemnity, support or security, in respect of or, directly or indirectly, assuming any liability or obligation of, any Associated Company.

(d)
To purchase or otherwise acquire and carry on all or any part of the business or property and to undertake any liabilities of any person or company possessed of property suitable for any of the purposes of the Company.

(e)
To undertake and carry on any other trade or business (whether manufacturing or otherwise) which may seem to the Company capable of being conveniently carried on by the Company or which is calculated, directly or indirectly, to enhance the value of or render profitable, any of the Company's businesses, rights or property.

6.
Our principal activity is to act as a holding company for the operations of the Waterford Wedgwood group of companies including all of the Guarantors.

7.
The estimated amount of the expenses of the offering, including underwriting commissions and discounts of the initial purchasers, are €8.2 million. The net proceeds of the offering are estimated to be €156.8 million (after such underwriting commission and other expenses).

8.
Copies of the contracts referred to in paragraph 18 below and the consent referred to in paragraph 9 below were attached to the copy of this document, which was delivered for registration to the Registrar of Companies in Ireland. Copies of such documents will also be available for review free of charge at the office of our paying agent in Luxembourg.

9.
The auditors of the Issuer are PricewaterhouseCoopers, independent auditors, of George's Quay, Dublin 2, Ireland, who have audited the Issuer's financial statements issued for the periods from January 1, 2000 to March 31, 2003. PricewaterhouseCoopers has given and not withdrawn its written consent to the issue of this Offering Memorandum and to the inclusion herein of their reports, in the form and context in which they are included. PricewaterhouseCoopers are members of The Institute of Chartered Accountants in Ireland.

10.
We have applied, through our listing agent in Luxembourg, to list the notes on the Luxembourg Stock Exchange. In connection therewith, copies of our articles of association and a legal notice (Notice Légale) relating to the issue of the notes will be deposited prior to listing with the Registrar of Commerce and Companies in Luxembourg (Registre de Commerce et des Sociétés), where copies thereof may be obtained free of charge upon request.

11.
The original subscription of the notes will be made by the initial purchasers pursuant to a subscription agreement, dated as of November 26, 2003, and the notes will be allotted in accordance with such subscription agreement. The subscription agreement will be available for review free of charge at the offices of our paying agent in Luxembourg, for a period of 14 days from the date of this offering memorandum and, for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require.

12.
So long as the notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, copies of the indenture under which the notes are issued (including the terms of the guarantees) together with copies of all of our financial statements included in this offering memorandum and any and all of our future statutory accounts and interim reports will be available for inspection by both investors and non-investors free of charge during normal business hours on any weekday at the offices of our paying agent in Luxembourg. We prepare audited annual consolidated financial statements, and will, pursuant to the terms of the notes, prepare certain interim bi-annual consolidated financial statements in accordance with generally accepted accounting principles in Ireland and provide quarterly compliance certificates. We do not publish unconsolidated financial statements.

13.
The issue of the notes was authorized by a resolution of our board of directors adopted on October 14, 2003.

14.
Except as disclosed in this offering memorandum, there has been no material adverse change in our financial position since June 30, 2003.

15.
Except as disclosed in this offering memorandum, we have no knowledge of a threat of any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the notes.

16.
We accept responsibility for the information contained in this offering memorandum. To the best of our knowledge, the information contained in this offering memorandum is in accordance with the facts and does not omit anything likely to affect the import of this offering memorandum.

17.
We have appointed Kredietbank S.A. Luxembourgeoise as the paying agent for the notes in Luxembourg. We reserve the right to vary such appointment. The paying agent will act as intermediary between the holders and the Issuer and so long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent in Luxembourg.

18.
The following is a list of the contracts (entered into by us outside the ordinary course of business within the three years immediately preceding the date of this offering memorandum) which are required to be specified pursuant to the Irish Companies Acts 1963 to 2001 (which may or may not be material):

(i)
Underwriting Agreement dated November 14, 2003 among J & E Davy, the Issuer and the other parties set out therein;

(ii)
Asset Sale Agreement dated November 3, 2002 among Dermot O'Mahony, Michael O'Driscoll, Fairway Investments Limited and the Issuer for the sale of the assets of Fairway Investments Limited;

(iii)
Asset Sale Agreement dated November 3, 2002 among Dermot O'Mahony, Michael O'Driscoll, Fairway Investments Limited and the Issuer for the sale of the goodwill of Fairway Investments Limited;

(iv)
Deed of Assignment dated November 1, 2002 among Fairway Investments Limited and Statum Limited;

  (v)
  Asset Transfer Agreement dated November 11, 2002 among the Issuer and Cashs Mail Order Limited; and

  (vi)
  Stock Purchase Agreement, dated June 30, 2001, among Waterford Wedgwood Linens, Inc. and Fitzwilton Limited.

19.
The notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg under the ISIN code XS0181560672 for the Regulation S Global Note and XS0181560755 for the 144A Global Note and common code 018156067 for the Regulation S Global Note and 018156075 for the 144A Global Note.

20.
Under section 7.5 of the indenture governing the notes, the indenture trustee has the obligation to notify holders of the notes within 90 days of being notified of the occurrence of an event of default under the notes.

21.
For so long as the notes are listed on the Luxembourg Stock Exchange, we have undertaken (among other things) to ensure that we provide identical treatment to all of the holders of the notes and to publish in Luxembourg without delay all notices necessary to the holders of the notes.

Audited Consolidated Financial Statements of the Issuer as of the years ended December 31, 2000 and December 31, 2001, the three months ended March 31, 2002, and the year ended March 31, 2003.

Unaudited Interim Consolidated Financial Statements of the Issuer as of the three months ended June 30, 2002, and June 30, 2003.

Unaudited Interim Consolidated Financial Statements of the Issuer as of and for the six months ended September 30, 2002 and September 30, 2003.

Consolidated Financial Statements of the Issuer for the year ended March 31, 2003, Presented in Accordance with the Irish Companies Act.

Waterford Wedgwood plc
Audited Consolidated Financial Statements
as of
the years ended December 31, 2000 and 2001,
the three months ended March 31, 2002 and
the year ended March 31, 2003

WATERFORD WEDGWOOD plc and Subsidiaries

Report of Independent Auditors

To the Members of Waterford Wedgwood plc

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows, comprehensive income and changes in shareholders' equity set out on pages F-5 to F-11 hereto, present fairly, in all material respects, the financial position of Waterford Wedgwood plc and its subsidiaries ("the Company") at March 31, 2003, March 31, 2002 and December 31, 2001, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, the three months ended March 31, 2002 and the year ended March 31, 2003, in conformity with accounting principles generally accepted in the Republic of Ireland. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 2 to the consolidated financial statements, the Company changed its accounting policy for deferred tax during the three months ended March 31, 2002.

Accounting principles generally accepted in the Republic of Ireland vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for each of the two years in the period ended December 31, 2001, the three months ended March 31, 2002 and the year ended March 31, 2003, and the determination of consolidated shareholders' equity at March 31, 2003, March 31, 2002 and December 31, 2001 to the extent summarized in note 33, as restated, to the consolidated financial statements.

PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
Dublin, Republic of Ireland
June 4, 2003, except for Note 33, as to which the date is September 22, 2003

WATERFORD WEDGWOOD plc and Subsidiaries

Consolidated Statement of Income

	Year ended December 31,						3 months ended March 31, 2002		Year ended March 31,
	2000		Pre-excep- tional charges 2001	Exceptional charges (note 7) 2001	Total 2001				Pre-excep- tional charges 2003	Exceptional charges (note 7) 2003	Total 2003
	(in millions, except per share amounts)
	€		€	€	€		€		€	€	€
Net sales (note 5)	1,084.4		1,012.0	—	1,012.0		207.2		951.3	—	951.3
Cost of sales	(555.9)		(545.7)	(39.9)	(585.6)		(116.3)		(486.1)	(34.2)	(520.3)

Gross profit	528.5		466.3	(39.9)	426.4		90.9		465.2	(34.2)	431.0
Distribution and administrative expenses	(426.7)		(406.2)	(21.9)	(428.1)		(101.5)		(404.8)	(1.5)	(406.3)
Other operating (expenses)/income	2.6		0.6	—	0.6		0.1		(3.1)	—	(3.1)

Operating income/(loss) (note 6)	104.4		60.7	(61.8)	(1.1)		(10.5)		57.3	(35.7)	21.6
Gains arising on conversion of US$ loans (note 7)	—		—	—	—		—		—	9.7	9.7
Profit on sale of fixed asset (note 7)	—		—	—	—		—		—	5.1	5.1
Deficit arising on closed pension scheme (note 7)	—		—	—	—		—		—	(3.9)	(3.9)
Amount written off investments (note 8)	—		—	(16.2)	(16.2)		—		—	—	—
Net interest expense (note 9)	(24.8)		(26.0)		(26.0)		(5.5)		(25.3)	—	(25.3)

Net income/(loss) before taxes	79.6		34.7	(78.0)	(43.3)		(16.0)		32.0	(24.8)	7.2

Taxes on income/(loss) (note 10)	(14.1)				1.1		0.2		(3.9)	(1.0)	(4.9)

Net income/(loss) after taxes	65.5				(42.2)		(15.8)		28.1	(25.8)	2.3
Minority interests	(0.8)				(0.4)		0.4		(0.5)	—	(0.5)

Net income/(loss)	64.7				(42.6)		(15.4)		27.6	(25.8)	1.8

Income/(loss) per ordinary share (note 12)	8.78	c			(5.69	c)	(2.03	c)			0.24	c
Diluted income/(loss) per ordinary share (note 12)	8.70	c			(5.69	c)	(2.03	c)			0.24	c

A summary of the significant adjustments to net income which would be required if generally accepted accounting principles in the United States had been applied instead of those generally accepted in the Republic of Ireland is given in note 33.

The notes to the consolidated financial statements form an integral part of these consolidated financial statements.

WATERFORD WEDGWOOD plc and Subsidiaries

Consolidated Balance Sheet

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
	€	€	€
Assets
Current assets:
Short term deposits and cash	119.6	88.1	84.0
Accounts receivable and prepayments (note 13)	180.9	182.0	159.3
Inventories (note 14)	296.9	300.0	291.3

Total current assets	597.4	570.1	534.6
Intangible assets (note 15)	123.4	123.5	115.8
Investments (note 16)	8.1	9.1	14.9
Property, plant and equipment (note 18)	264.6	261.2	209.5

Total assets	993.5	963.9	874.8

Liabilities and shareholders' equity
Current liabilities:
Short term borrowings (note 19)	29.8	20.3	16.3
Accounts payable and accruals (note 20)	189.0	177.0	173.7
Taxes payable	7.4	8.9	9.6
Dividends proposed	18.2	18.3	9.3

Total current liabilities	244.4	224.5	208.9

Long term debt	453.8	458.0	424.4
Capital grants deferred	2.2	2.2	1.9
Other liabilities	33.0	32.7	34.5
Provision for onerous lease (note 31)	3.0	3.1	1.1
Minority equity interests	3.8	3.4	4.2

Total liabilities and minority interests	740.2	723.9	675.0

Shareholders' equity:
Called up share capital (note 22)	55.3	55.3	56.7
Premium in excess of par value	190.0	190.2	194.8
Revaluation surplus	9.8	9.8	9.3
Cumulative foreign exchange translation adjustment	31.5	33.4	(1.3)
Retained deficit	(35.9)	(51.3)	(62.3)
Capital conversion reserve fund	2.6	2.6	2.6

Shareholders' equity interests	253.3	240.0	199.8

Total liabilities, minority interests and shareholders' equity	993.5	963.9	874.8

A summary of the significant adjustments to shareholders' equity which would be required if generally accepted accounting principles in the United States had been applied instead of those generally accepted in the Republic of Ireland is given in note 33.

The notes to the consolidated financial statements form an integral part of these consolidated financial statements.

WATERFORD WEDGWOOD plc and Subsidiaries

Consolidated Statement of Cash Flows

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Net cash inflow/(outflow) from operating activities (note 29)	90.2	68.4	(14.0)	71.6

Returns on investments and servicing of finance
Interest received	2.1	2.0	0.5	1.3
Interest paid	(26.9)	(28.0)	(1.9)	(26.2)

	(24.8)	(26.0)	(1.4)	(24.9)

Taxation (paid)/received	(13.4)	(9.3)	1.5	(4.4)

Capital expenditure and financial investment
Payments to acquire tangible fixed assets	(62.5)	(38.0)	(5.3)	(22.2)
Receipts from sales of tangible fixed assets	7.8	13.7	—	10.9
Net (payments)/receipts for financial assets	(0.9)	(0.9)	0.1	(0.8)

	(55.6)	(25.2)	(5.2)	(12.1)

Acquisitions and disposals
Acquisition of new business/subsidiary undertaking (note 17)	—	—	—	(20.4)
Costs arising on acquisition of Ashling Corporation (note 17)	—	(0.7)	—	—
Debt acquired on acquisition of Ashling Corporation (note 17)	—	(4.6)	—	—
Acquisition of further 5.2% in Rosenthal AG (note 17)	—	(5.3)	—	—
Acquisition of Hutschenreuther brand and related assets (note 17)	(8.4)	(2.3)	—	—
Acquisition of additional shares in Royal Doulton plc (note 16)	—	—	(1.0)	(6.5)

	(8.4)	(12.9)	(1.0)	(26.9)

Equity dividends paid	(16.8)	(20.2)	—	(21.6)

Net cash outflow before financing	(28.8)	(25.2)	(20.1)	(18.3)

Financing
Issue of ordinary share capital	1.7	1.8	0.2	0.1
Sale of treasury shares	8.6	—	—	—
New long term loans	230.4	170.4	—	151.8
Repayment of long term loans	(250.8)	(106.2)	—	(124.9)
Repayment of capital element of finance lease rentals	(0.4)	(0.2)	(0.1)	—

	(10.5)	65.8	0.1	27.0

(Decrease)/increase in cash	(39.3)	40.6	(20.0)	8.7

Reconciliation of net cash flow to movement in net debt
(Decrease)/increase in cash	(39.3)	40.6	(20.0)	8.7
Cash inflow from increase in loans	(230.4)	(170.4)	—	(151.8)
Repayment of long term loans	250.8	106.2	—	124.9
Repayment of capital element of finance lease rentals	0.4	0.2	0.1	—

Change in net debt resulting from cash flows	(18.5)	(23.4)	(19.9)	(18.2)
Exchange differences	(2.5)	(7.9)	(6.2)	51.7

Movement in net debt	(21.0)	(31.3)	(26.1)	33.5
Net debt at beginning of period (note 30)	(311.8)	(332.8)	(364.1)	(390.2)

Net debt at end of period (note 30)	(332.8)	(364.1)	(390.2)	(356.7)

The notes to the consolidated financial statements form an integral part of these consolidated financial statements.

Our consolidated statement of cash flows is prepared in accordance with Financial Reporting Standard No.1 (Revised) (FRS 1) and presents substantially the same information as that required under U.S. GAAP by SFAS 95 'Statement of Cash Flows'. However, there are certain differences in classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents between Irish and U.S. GAAP.

Cash flows from (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) equity dividends paid; (vii) management of liquid resources; and (viii) financing activities are presented separately under Irish GAAP. However, U.S. GAAP only requires presentation of cash flows from three activities: (i) operating, (ii) investing and (iii) financing.

Cash flows from returns on investments and servicing of finance are, with the exception of non-equity dividends paid and interest paid but capitalized, included as operating activities under U.S. GAAP. The payment of non-equity dividends is included under financing activities and capitalized interest is included under investing activities for U.S. GAAP purposes.

Cash flows from taxation are included as operating activities under U.S. GAAP.

The following table reconciles those cash flows reported under Irish GAAP which are included as cashflows from operating activities under US GAAP.

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Net cash inflow/(outflow) from operating activities under Irish GAAP	90.2	68.4	(14.0)	71.6
Returns on instruments and servicing of finance under Irish GAAP (excluding non-equity dividends paid and interest paid but capitalized €nil for all periods presented)	(24.8)	(26.0)	(1.4)	(24.9)
Taxation (paid)/received under Irish GAAP	(13.4)	(9.3)	1.5	(4.4)

Net cash inflow/(outflow) from operating activities under US GAAP	52.0	33.1	(13.9)	42.3

Cash flows from capital expenditure and financial investment, with the exception of purchase of own shares, as well as cash flows from acquisitions and disposals are included as investing activities under U.S. GAAP.

The following table reconciles those cash flows reported under Irish GAAP which are included as cashflows from Investing activities under US GAAP.

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Capital expenditure and financial investment under Irish GAAP	(55.6)	(25.2)	(5.2)	(12.1)
Acquisitions and disposals under Irish GAAP	(8.4)	(12.9)	(1.0)	(26.9)

Net cash used in investing activities under US GAAP	(64.0)	(38.1)	(6.2)	(39.0)

Equity dividends paid, like non-equity dividends paid, are included under financing activities under U.S. GAAP.

Cash flows from the management of liquid resources are included in the overall cash movement since liquid resources are considered cash equivalents under U.S. GAAP.

Cash, for the purposes of the cash flow under Irish GAAP, includes bank overdrafts but excludes liquid resources. For the purpose of FRS1 liquid resources are current asset investments held as readily disposable stores of value. Disposal of such assets does not curtail or disrupt the business of the reporting entity. Under U.S. GAAP bank overdrafts are considered loans and the movements thereon are included in financing activities; liquid resources are considered cash equivalents and the movements thereon are included in the overall cash movement.

The following table reconciles those cash flows reported under Irish GAAP which are included as cashflows from financing activities under US GAAP.

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Equity dividends paid under Irish GAAP	(16.8)	(20.2)	—	(21.6)
Net cash inflow/(outflow) from financing activities under Irish GAAP	(10.5)	65.8	0.1	27.0
Movement in bank overdrafts included as part of net cash under Irish GAAP	15.2	10.8	(11.0)	(3.5)

Net cash (used)/provided by financing activities under US GAAP	(12.1)	56.4	(10.9)	1.9

The following table summarizes our Consolidated Statement of Cash Flows calculated above as if it had been presented in accordance with U.S. GAAP.

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Net cash inflow/(outflow) from operating activities	52.0	33.1	(13.9)	42.3
Net cash used in investing activities	(64.0)	(38.1)	(6.2)	(39.0)
Net cash (used)/provided by financing activities	(12.1)	56.4	(10.9)	1.9

Net (decrease)/increase in cash and cash equivalents under U.S. GAAP	(24.1)	51.4	(31.0)	5.2
Effects of exchange rates on cash and cash equivalents	2.9	2.0	(0.5)	(9.3)
Cash and cash equivalents under U.S. GAAP at beginning of period	87.4	66.2	119.6	88.1

Cash and cash equivalents under U.S. GAAP at end of period	66.2	119.6	88.1	84.0

WATERFORD WEDGWOOD plc and Subsidiaries

Statement of Comprehensive Income

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Income/(loss) for the period	64.7	(42.6)	(15.4)	1.8
Exchange translation effect on net overseas investments	(0.7)	(1.0)	1.9	(34.7)

Total comprehensive income/(loss)	64.0	(43.6)	(13.5)	(32.9)

Note of Historical Cost Profits and Losses

The results disclosed in the consolidated statement of income are not materially different to the results based on an unmodified historical cost basis.

Reconciliation of Movement in Shareholders' Equity

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Income/(loss) for the period	64.7	(42.6)	(15.4)	1.8
Dividends	(22.9)	(23.6)	—	(15.1)
Scrip dividend	3.7	3.1	—	2.1
Exchange translation effect on net overseas investments	(0.7)	(1.0)	1.9	(34.7)
Sale of treasury shares	8.6	—	—	—
New share capital subscribed	1.5	12.9	0.2	5.7

Net movement in shareholders' equity	54.9	(51.2)	(13.3)	(40.2)
Opening shareholders' equity	249.6	304.5	253.3	240.0

Closing shareholders' equity	304.5	253.3	240.0	199.8

The notes to the consolidated financial statements form an integral part of these consolidated financial statements.

WATERFORD WEDGWOOD plc and Subsidiaries

Consolidated Statement of Changes in Shareholders' Equity

	Share capital	Premium in excess of par value	Re- valuation surplus	Cumulative foreign exchange translation adjustment	Retained earnings	Capital conversion reserve fund	Total
	(in millions)
	€	€	€	€	€	€	€
Balance at December 31, 1999	56.6	176.7	10.8	33.2	(27.7)	—	249.6
Reduction arising from the denomination and renominalization of issued share capital	(2.6)	—	—	—	—	2.6	—
Shares issued
Ordinary shares subscribed for cash	0.1	1.3	—	—	—	—	1.4
Ordinary shares scrip dividend	0.2	—	—	—	3.5	—	3.7
Bonus issue of shares	0.1	—	—	—	—	—	0.1
Realized on sale of properties	—	—	(1.0)	—	1.0	—	—
Net income	—	—	—	—	64.7	—	64.7
Sale of treasury shares	—	—	—	—	8.6	—	8.6
Dividends	—	—	—	—	(22.9)	—	(22.9)
Exchange adjustments	—	—	—	(0.7)	—	—	(0.7)

Balance at December 31, 2000	54.4	178.0	9.8	32.5	27.2	2.6	304.5
Shares issued
on acquisition of Ashling Corporation	0.6	10.6	—	—	—	—	11.2
Ordinary shares subscribed for cash	0.1	1.4	—	—	—	—	1.5
Ordinary shares scrip dividend	0.2	—	—	—	3.1	—	3.3
Net loss	—	—	—	—	(42.6)	—	(42.6)
Dividends	—	—	—	—	(23.6)	—	(23.6)
Exchange adjustments	—	—	—	(1.0)	—	—	(1.0)

Balance at December 31, 2001	55.3	190.0	9.8	31.5	(35.9)	2.6	253.3
Shares issued
Ordinary shares subscribed for cash	—	0.2	—	—	—	—	0.2
Net loss	—	—	—	—	(15.4)	—	(15.4)
Exchange adjustments	—	—	—	1.9	—	—	1.9

Balance at March 31, 2002	55.3	190.2	9.8	33.4	(51.3)	2.6	240.0
Shares issued
On acquisition of Cashs Mail Order Limited	0.9	4.7	—	—	—	—	5.6
Ordinary shares scrip dividend	0.2	(0.2)	—	—	2.1	—	2.1
Issue of shares for cash	—	0.1	—	—	—	—	0.1
Bonus issue of income shares	0.3	—	—	—	(0.3)	—	—
Realized on sale of property	—	—	(0.5)	—	0.5	—	—
Net income	—	—	—	—	1.8	—	1.8
Dividends	—	—	—	—	(15.1)	—	(15.1)
Exchange adjustments	—	—	—	(34.7)	—	—	(34.7)

Balance at March 31, 2003	56.7	194.8	9.3	(1.3)	(62.3)	2.6	199.8

The revaluation reserve arises from the revaluation of land and buildings. No provision has been made for any tax liability that would arise if these assets were disposed of at their revalued amount.

As at December 31, 1999, 8 million ordinary shares of 6c each were held as treasury shares, having been purchased on October 1, 1998, for 74c each. On May 18, 2000, these were sold on the market for 108c each. Treasury stock is accounted for using the cost method. When treasury stock is reissued, the value is computed and recorded using market value.

The notes to the consolidated financial statements form an integral part of these consolidated financial statements.

WATERFORD WEDGWOOD plc and Subsidiaries

Notes to the Consolidated Financial Statements

1.    Accounting principles

We have prepared the accompanying financial statements in conformity with accounting principles generally accepted in the Republic of Ireland ("Irish GAAP"), which differ in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"), see note 33. Amounts in the accompanying financial statements are stated in Euro ("€"), the currency of the European Economic and Monetary Union.

2.    Accounting policies

Our significant accounting policies are as follows:

Basis of accounting

We have prepared the financial statements under the historical cost convention, modified by the revaluation of certain properties and in accordance with accounting standards generally accepted in Ireland and Irish statute comprising the Companies Acts, 1963 to 2001 and the European Communities (Companies: Group Accounts) Regulations, 1992. As further described in note 3, the Directors believe it is appropriate to prepare the financial statements on a going concern basis. Accounting standards generally accepted in Ireland in preparing financial statements giving a true and fair view are those published by the Institute of Chartered Accountants in Ireland and issued by the Accounting Standards Board.

The preparation of financial accounts in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Product sales are recognized when title and risk of loss passes to the buyer, which is typically at the time the product is shipped to the customer, provided that persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is reasonably assured.

Sales are recorded net of sales tax and certain other sales related expenses such as discounts and incentives to customers.

Foreign currencies

Transactions in currencies other than Euro ("foreign currencies") are translated at the rate of exchange ruling at the date of the transaction or, where forward currency contracts have been arranged, at the contractual rates.

Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date or at a contractual rate if applicable and any exchange differences are taken to the statement of income.

On consolidation of our balance sheet, assets and liabilities denominated in foreign currencies are translated into Euros at the period-end exchange rates unless matched by related forward contracts. Trading results and cash flows of overseas subsidiaries are translated into Euros at the average rates of exchange for the period. Exchange differences arising from the restatement of opening balance sheets of overseas subsidiaries at period-end exchange rates and from the translation of the results of those subsidiaries at average exchange rates are dealt with through reserves, net of exchange differences on related currency borrowings and forward currency contracts. Other exchange gains and losses are taken to the statement of income.

It is our policy to protect income and expenditure from the impact of exchange rate fluctuations, where appropriate, by means of forward currency contracts entered into to fix the exchange rates applicable to estimated future currency receipts and payments and repayment of long term currency borrowings.

Contracts entered into to hedge future currency receipts and payments are either recognised in the statement of income on maturity of the underlying hedge transaction and are classified in a manner consistent with the underlying nature of the hedged transaction, or in the case of gains and losses arising on cancellation due to the termination of the underlying exposure, are taken to the statement of income immediately. For hedges of long term foreign currency borrowings, the forward premium inherent in the forward currency contract is amortized to the statement of income over the life of the contract.

Interest rate swaps

We use interest rate swaps to manage interest rate exposures. Receipts and payments on interest rate swaps are recognized, on an accruals basis, as adjustments to interest expense over the life of the swap.

Debt instruments

Finance costs associated with debt instruments, which is the difference between the net proceeds and the total amount payable under the instrument, are charged to the statement of income over the life of the instrument at a constant rate of interest on the outstanding balance. The proceeds of debt instruments, net of issue costs, are shown as liabilities on the balance sheet.

Tangible assets and depreciation

Tangible assets are stated at cost or valuation less accumulated depreciation. Following the adoption of FRS15 "Tangible Fixed Assets", we have followed the transitional provisions to retain the book amount of land and buildings, certain of which were last revalued in 1997. Accordingly we no longer adopt a policy of revaluation. Depreciation is calculated to write off the cost, or valuation, of tangible assets other than freehold land over their estimated useful lives. The income or loss on the disposal of an asset is calculated as the difference between the net sale proceeds and the net book value. The useful lives of tangible assets are set out in note 18 to the Consolidated Financial Statements.

Financial assets

Financial asset investments are stated at cost less provisions for permanent diminution in value.

Inventories

Inventories are stated at the lower of cost and net realizable value. In the case of finished goods and work-in-progress manufactured by us, cost comprises the cost of labor and materials together with appropriate factory and other overheads. In the case of other inventories, cost is ascertained by reference to purchase price plus duty where appropriate. Net realizable value is the actual or estimated selling price (net of trade discounts) less all further costs to completion and less all costs to be incurred in marketing, selling and distribution.

Goodwill and intangible assets

Goodwill arising on acquisition of subsidiary undertakings prior to December 31, 1997 is set off against reserves. Goodwill arising on acquisitions after December 31, 1997 is capitalized and amortized over its estimated useful life as are the value of other acquired intangible assets. Goodwill previously set off against reserves will be charged or credited in the statement of income on the subsequent disposal of the business to which it relates. Goodwill comprises the excess of the purchase price over the fair value of the net assets acquired.

Consolidation and equity accounting

The Consolidated Statement of Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows represent a consolidation of the financial statements of the parent company and its subsidiaries and our share of results and net assets of associated companies. Where subsidiary or associated undertakings have been acquired or disposed of, the financial statements include only the proportion of the results arising since the date of acquisition or up to the effective date of disposal.

Capital grants

Capital grants are treated as deferred credits and are credited to the Consolidated Statement of Income on the same basis as the related tangible assets are depreciated.

Deferred tax

We adopted the provisions of Financial Reporting Standard 19 "Deferred Tax", ('FRS 19'), with effect from January 1, 2002. Prior year amounts have been restated.

Deferred tax is recognized on all timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future, have occurred at the balance sheet date.

Amounts recognized are not discounted and reflect the tax rates that are expected to apply when each timing difference reverses, based on rates and laws enacted, or substantively enacted at the balance sheet date.

Net deferred tax assets are regarded as recoverable and therefore recognized only when, on the basis of all the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover the originating timing difference.

Surpluses on the revaluation of properties, gains on disposals of fixed assets that have been rolled over into replacement assets and future remittances of retained earnings of overseas subsidiaries are not treated as giving rise to timing differences until, respectively, a commitment to dispose of the revalued or replacement asset, or pay a dividend from the subsidiary company, has been made.

Research and development

All expenditure on research and development, including the cost of patents and trademarks, is written off to the statement of income in the period in which it is incurred.

Pensions

The expected cost of providing pensions to employees is charged to the Consolidated Statement of Income over the period of employment of pensionable employees. The cost is calculated, with the benefit of advice from independent actuaries, at what is expected to be a reasonably stable proportion of pensionable pay. Any surpluses or deficits in the pension plans, identified by periodic actuarial valuations, are taken to the statement of income over the remainder of the expected service lives of current employees.

Leasing

Where tangible assets are financed by leasing arrangements which give rights approximating to ownership ("finance lease"), they are treated as if they have been purchased outright at the present values of the minimum lease payments; the corresponding obligations are shown in the balance sheet as finance leases.

Depreciation on the assets is calculated in order to write off the amounts capitalized over the shorter of the estimated useful lives of the individual assets or the term of the lease. Interest arising on finance leases is charged to the Consolidated Statement of Income in proportion to the amounts outstanding under the lease.

Operating lease rentals are charged to the Consolidated Statement of Income in the period in which they arise.

When the economic benefits of a leasehold property are less than the unavoidable costs, then the lease is defined as onerous and all rentals and other property obligations are provided up to the expiry date of the lease. Provision is made for management's best estimate of the net outgoings through to the termination of the lease, discounted at an appropriate discount rate.

Restructuring Provisions

A provision for restructuring is recognized only after management; (a) has approved and committed the Company to a detailed formal plan, (b) has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected by it and, (c) intend that the implementation of the plan will commence soon after the commitment date. The costs included in a provision for restructuring are only those costs that are either incremental and incurred as a direct result of the plan or are the result of a continuing contractual obligation with no continuing economic benefit or a penalty incurred to cancel the contractual obligation.

Advertising Expense

All advertising costs are expensed as incurred.

Reclassifications

Certain prior year balances have been reclassified to conform to current period presentation.

3.    Funding position

Our bankers agreed to the suspension of loan covenants at the measurement date at June 30, 2003 and have agreed to a renegotiation of the terms of the existing facilities before the December 31, 2003 measurement date.

We traded within our banking covenants for the year ended March 31, 2003. Long term projections suggest adequate profitability and cash flow to meet our financial needs and obligations. However, for the immediate future we require our existing loan covenants to be adjusted to provide primarily for the combined effects of the earthenware restructuring, trading conditions and the change of fiscal year end.

In light of our business plans, and current profitability, the Directors consider it appropriate to adopt the going concern basis in preparing the accounts.

4.    Effect of change in accounting estimates

We have consistently reviewed our accounting policies and estimating techniques. As a consequence of recent acquisition activity and the growth in the number of retail stores, we undertook a further review of the consistency of application of accounting estimation techniques in the areas of (a) application of overheads to stock in manufacturing and to stock held at retail stores and (b) the useful economic lives attributed to fixed assets. The outcome of this review resulted in changes to the way in which certain of our companies make these estimates and accordingly operating income for the year ended December 31, 2001 improved by €15 million.

In accordance with Statement of Standard Accounting Practice 24, the pension surplus identified in the actuarial valuation of the Wedgwood Group Pension Plan as at December 31, 1999, was being amortized over the average remaining service lives of plan members. In the 12 months to December 31, 2001, this resulted in a reduction in the pension cost charged to the Consolidated Statement of Income of €8.4 million (3 months to March 31, 2002: €2.1 million). Following a significant decline in the market value of pension plan assets (note 24) it was decided with effect from April 1, 2002, to no longer amortize the pension surplus. The effect of this change on the results for the year ended March 31, 2003 was to reduce reported operating income by €7.8 million.

The recent expansion in the number of Rosenthal factory outlet stores has enabled Rosenthal to generate a higher average selling price for its slow moving and obsolete inventory and, as a result, provisions amounting to €4.9 million are no longer required and have been released to operating income in the year ended March 31, 2003. In addition, Rosenthal has brought the way in which production overheads are allocated to stock, into line with our policy, resulting in a benefit to the statement of income of €1.5 million for the year ended March 31, 2003.

5.    Segment analysis

	Year ended December 31, 2000
	Crystal	Ceramics	Premium cookware	Other products	Intergroup adjustment	Consolidated Total
	(in millions)
	€	€	€	€	€	€
Segment
Net sales	435.7	481.4	104.6	62.7	—	1,084.4

Depreciation/amortization	17.9	18.8	6.6	1.0	—	44.3

Operating income	65.8	17.6	11.2	9.8	—	104.4

Net interest expense						(24.8)

Net income before taxes						79.6

Total assets at year end	485.9	620.9	177.4	41.2	(361.2)	964.2

Capital expenditure	26.7	35.5	5.0	1.9	—	69.1

	Year ended December 31, 2001
	Crystal	Ceramics	Premium cookware	Other products	Intergroup adjustment	Consolidated Total
	(in millions)
	€	€	€	€	€	€
Segment
Net sales	368.6	472.9	92.9	77.6	—	1,012.0

Depreciation/amortization	20.9	20.5	7.0	0.4	—	48.8

Operating income before exceptional charge	29.2	11.3	6.8	13.4	—	60.7

Exceptional charge	(27.5)	(33.9)	—	(0.4)	—	(61.8)

Operating income/(loss) after exceptional charge	1.7	(22.6)	6.8	13.0	—	(1.1)

Writedown of investment						(16.2)

Net interest expense						(26.0)

Net loss before taxes						(43.3)

Total assets at year end	530.9	600.7	231.0	29.6	(398.7)	993.5

Capital expenditure	18.3	18.9	0.8	—	—	38.0

	3 months ended March 31, 2002
	Crystal	Ceramics	Premium cookware	Other products	Intergroup adjustment	Consolidated Total
	(in millions)
	€	€	€	€	€	€
Segment
Net sales	68.1	97.8	25.0	16.3	—	207.2

Depreciation/amortization	4.8	6.5	1.8	0.2	—	13.3

Operating (loss)/income	(2.0)	(9.6)	0.5	0.6	—	(10.5)

Net interest expense						(5.5)

Net loss before taxes						(16.0)

Total assets at period end	537.5	569.0	232.3	32.7	(407.6)	963.9

Capital expenditure	2.1	3.2	—	—	—	5.3

	Year ended March 31, 2003
	Crystal	Ceramics	Premium cookware	Other products	Intergroup adjustment	Consolidated Total
	(in millions)
	€	€	€	€	€	€
Segment
Net sales	314.3	414.2	121.8	101.0	—	951.3

Depreciation/amortization	19.8	20.2	6.1	0.6	—	46.7

Operating income before exceptional charges	27.5	1.8	16.8	11.2	—	57.3

Exceptional charges	(4.5)	(31.2)	—	—	—	(35.7)

Operating income/(loss) after exceptional charges	23.0	(29.4)	16.8	11.2	—	21.6

Gains arising on conversion of US$ loans						9.7
Profit on sale of fixed assets						5.1
Deficit arising on closed pension scheme						(3.9)
Net interest expense						(25.3)

Net income before taxes						7.2

Total assets at year end	535.0	484.8	213.4	20.3	(378.7)	874.8

Capital expenditure	9.1	11.8	0.3	1.0	—	22.2

Crystal includes the manufacture and distribution of our crystal products. Ceramics includes the manufacture and distribution of our ceramics products. Premium cookware includes products manufactured and distributed by All-Clad and Spring. Other products comprises products distributed by W-C Designs since its acquisition on July 1, 2001, together with our other non-crystal, non-ceramic and non-cookware products.

Operating income is the segmental measure of income reviewed by the chief operating decision maker. Capital expenditure includes all items of capital and investment expenditures. Overhead costs, such as those incurred by our head office and other core costs are allocated among the segments.

The intergroup adjustment refers to intersegment asset balances.

Geographic information

	Revenues				Long lived assets
	Year ended December 31,				Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001			2000	2001
	(in millions)				(in millions)
	€	€	€	€	€	€	€	€
Ireland	51.6	41.0	8.4	42.5	67.9	66.8	65.6	57.2
United Kingdom	144.7	135.6	25.8	125.8	137.6	121.5	120.7	87.2
USA	520.9	461.8	100.1	479.8	27.1	26.4	25.9	18.3
Japan	91.9	81.5	14.2	73.5	2.8	2.0	2.0	1.9
Germany	120.5	129.2	25.7	104.6	45.2	45.9	44.8	43.4
Rest of the World	154.8	162.9	33.0	125.1	2.3	2.0	2.2	1.5

Total	1,084.4	1,012.0	207.2	951.3	282.9	264.6	261.2	209.5

Revenues are attributed to countries based on the location of customers. There are no revenues with a single external customer that are 10% or more of our revenue.

Euro exchange rates used to translate the results of our principal overseas subsidiaries were as follows:

	Statement of income
					Balance sheet
	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003	December 31,		March 31,
	2000	2001			2000	2001	2002	2003
U.S. dollar	$0.92	$0.90	$0.88	$1.00	$0.94	$0.90	$0.88	$1.07
Sterling	£0.61	£0.62	£0.61	£0.64	£0.63	£0.62	£0.61	£0.69
Yen	¥99.71	¥109.00	¥116.12	¥121.39	¥107.22	¥117.18	¥115.83	¥128.65

6.    Operating income/(loss)

Operating income/(loss) has been arrived at after charging the following directors' remuneration:

Executive directors' remuneration

The remuneration payable to executive directors who held office for any part of the financial period is as follows:

	Year ended December 31, 2000						Year ended December 31, 2001
	Salary	Annual bonus	Benefit in kind	Defined contribution pension payments	Defined benefit pension payments	Total	Salary	Annual bonus	Benefit- in kind	Payment on completion of contract	Defined contribution pension payments	Defined benefit pension payments	Total
	(in thousands)
	€	€	€	€	€	€	€	€	€	€	€	€	€
R.A. Barnes	304	243	28	—	9	584	321	—	29	—	—	11	361
P.B. Cameron†	—	—	—	—	—	—	184	—	1	—	2	—	187
J. Foley	52	39	3	—	7	101	257	—	13	—	—	93	363
C.J.S. Johnson	237	25	27	—	20	309	248	—	25	—	—	6	279
O.C. Küsel	304	200	16	—	5	525	336	—	12	—	—	5	353
C.J. McGillivary	629	369	53	25	—	1,076	666	—	64	—	26	—	756
S. Michaels§	568	216	—	2	—	786	—	—	—	—	—	—	—
P.R. O'Donoghue	393	324	8	—	85	810	558	—	13	—	—	465	1,036
T. O'Reilly, Jnr.	—	—	—	—	—	—	316	—	—	—	—	2	318
B.D. Patterson§	420	38	8	—	88	554	269	—	11	543	—	510	1,333
Lord Wedgwood**	74	24	—	—	—	98	119	—	—	—	—	—	119

	2,981	1,478	143	27	214	4,843	3,274	—	168	543	28	1,092	5,105

	3 months ended March 31, 2002							Year ended March 31, 2003
	Salary	Other payments		Benefit- in kind	Defined contribution pension payments	Defined benefit pension payments	Total	Salary	Bonus	Other payments		Benefit in kind	Defined contribution pension payments	Defined benefit pension payments	Total
	(in thousands)
	€	€		€	€	€	€	€	€	€		€	€	€	€
R.A. Barnes	83	—		7	—	14	104	329	70	—		40	—	34	473
P.B. Cameron†	136	—		1	5	—	142	488	451	—		—	10	—	949
J. Foley	68	—		2	—	24	94	278	—	—		23	91	101	493
C.J.S. Johnson*	61	70	*	6	—	7	144	84	—	78	*	—	—	3	165
O.C. Küsel	78	—		4	—	1	83	336	25	—		14	—	6	381
C.J. McGillivary	176	—		16	7	—	199	587	264	—		61	17	—	929
P.R. O'Donoghue	134	—		1	78	35	248	548	—	—		20	305	142	1,015
T. O'Reilly, Jnr.	89	—		—	—	4	93	344	21	—		—	—	17	382
Lord Wedgwood**	34	29		—	3	—	66	146	—	28		1	10	—	185

	859	99		37	93	85	1,173	3,140	831	106		159	433	303	4,972

†
P.B. Cameron was appointed a director on September 5, 2001.

§
B.D. Patterson's and S. Michaels' remuneration is shown for the period in which they were executive directors. B.D. Patterson became a non-executive director on May 31, 2001, and S. Michaels on January 1, 2001.

*
C.J.S. Johnson retired as a director on April 25, 2002 and received a payment of €78,000 on completion of his employment contract (3 months to March 31, 2002 €70,000).

**
In the 3 months ended March 31, 2002 Lord Wedgwood had a contract to provide consulting services to Wedgwood for an annual fee of Stg£44,000 (2001 and 2000: £44,000).

Aggregate remuneration for executive directors for the year ended March 31, 2003 amounted to €4.972 million (3 months ended March 31, 2002: €1.173 million, year ended December 31, 2001: €5.105 million, 2000: €4.843 million) including pension contributions of €0.736 million (3 months ended March 31, 2002: €0.178 million, year ended December 31, 2001: €1.120 million, 2000: €0.241 million).

Directors' remuneration in currencies other than the Euro is translated at the average rate of exchange prevailing in each of the periods.

C.J. McGillivary will become entitled to a defined benefit pension in lieu of his entitlements under his defined contribution pension arrangement should he not leave us, for reasons other than death, disability or our change of control, prior to January 1, 2005. The defined benefit pension plan will provide for a pension benefit equal to 50.0% of the average of his base salary over the three years prior to his retirement, subject to a maximum amount of US$390,000 per annum. In the year to March 31, 2003 a contribution of €300,000 (3 months ended March 31, 2002: €112,000, year ended December 31, 2001: €169,000, 2000: €238,000) was provided for in relation to this entitlement.

The directors' pension benefits under the various defined benefit scheme plans in which they are members are as follows:

	Increase in the accrued pension during the period				Transfer value of the increase in accrued pension				Total accrued pension
	Year ended December 31,				Year ended December 31,				December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003			3 months ended March 31, 2002	Year ended March 31, 2003			March 31,
	2000	2001			2000	2001			2000	2001	2002	2003
	(in thousands)
	€	€	€	€	€	€	€	€	€	€	€	€
R.A. Barnes	25	31	3	11	334	368	28	139	89	122	127	126
J. Foley	6	5	1	18	60	41	4	190	48	53	54	71
C.J.S. Johnson	32	(1)	11	—	537	(27)	181	—	195	200	212	—
O.C. Küsel	1	1	—	—	5	5	1	3	118	120	121	123
P.R. O'Donoghue	14	18	2	15	235	321	31	304	196	219	223	247
T. O'Reilly, Jnr.	—	2	1	3	—	5	2	2	—	2	3	5
B.D. Patterson	8	21	—	—	112	315	—	—	117	140	—	—

	86	77	18	47	1,283	1,028	247	638	763	856	740	572

Non-executive directors' remuneration

	Fees as a director				Other remuneration				Total
	Year ended December 31,				Year ended December 31,				Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003			3 months ended March 31, 2002	Year ended March 31, 2003			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001			2000	2001			2000	2001
	(in thousands)
	€	€	€	€	€	€	€	€	€	€	€	€
Sir Anthony O'Reilly	60	63	16	63	4	—	—	—	64	63	16	63
G.P. Dempsey	27	22	5	22	13	22	6	22	40	44	11	44
L.L. Glucksman	20	22	5	22	4	5	1	5	24	27	6	27
P.J. Goulandris	—	—	—	—	—	—	—	—	—	—	—	—
S. Michaels	—	—	—	—	—	387	84	302	—	387	84	302
K.C. McGoran	27	22	5	22	9	17	4	17	36	39	9	39
P.J. Molloy**	—	—	—	14	—	—	—	1	—	—	—	15
R.H. Niehaus	34	22	5	22	4	5	1	5	38	27	6	27
Lady O'Reilly	27	22	5	22	—	8	2	8	27	30	7	30
T. O'Reilly, Jnr.*	20	—	—	—	4	—	—	—	24	—	—	—
B.D. Patterson	—	13	5	22	—	112	36	153	—	125	41	175
D.W. Sculley	20	22	5	22	167	172	44	216	187	194	49	238
F.A. Wedgwood	27	22	5	22	—	8	2	8	27	30	7	30

	262	230	56	253	205	736	180	737	467	966	236	990

*
T. O'Reilly Jnr. was appointed an executive director with effect from January 1, 2001.

**
P.J. Molloy was appointed a director on July 25, 2002.

D.W. Sculley has, through Wellspring Holdings Inc., a contract to provide consulting services to All-Clad Holdings, Inc. and Waterford Wedgwood USA, Inc. for an annual fee of US$400,000 (2002: US$150,000).

Mentoring Services Limited, in which B.D. Patterson has an interest, has a contract to provide consulting services for an annual fee of €145,800. The former C.E.O. and current Co-Chairman of All-Clad

Holdings, Inc., S. Michaels, was paid a fee of US$301,000 for consulting services provided to All-Clad Holdings, Inc. (3 months ended March 31, 2002: US$73,000).

Peter John Goulandris, who for the purposes of the table above has been regarded as a non-executive director compatible with his duties, waived his total fees in respect of all periods presented.

Pensions paid to former directors in the year ended March 31, 2003 amounted to €128,000 (3 months ended March 31, 2002: €32,000, year ended December 31, 2001: €132,000, 2000: €124,000).

The information with regard to directors' share options is set out in Item 6 on pages 86 and 87 of the report on Form 20-F.

In addition, the following amounts were charged/(credited) in arriving at operating income/(loss):

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Advertising	56.2	54.3	13.5	44.3
Pension plan costs	6.2	7.2	1.8	17.8
Depreciation—owned assets	37.8	42.1	11.6	39.8
—leased assets	0.6	0.1	—	—
Maintenance and repairs	22.4	22.2	6.2	22.9
Operating lease rentals—plant and equipment	3.1	3.4	0.9	3.2
—others	17.7	18.9	5.2	18.8
Auditors' remuneration*	1.1	1.1	0.5	1.2
Research and product development	5.9	6.4	2.4	9.3
Foreign exchange (gains)/losses	(1.6)	0.9	0.3	4.2
Amortization of capital grants	(0.1)	(0.2)	(0.1)	(0.2)

*
Other remuneration paid to the auditors was as follows:

	Year ended December 31, 2001			3 months ended March 31, 2002			Year ended March 31, 2003
	Ireland	Overseas PwC firms	Total	Ireland	Overseas PwC firms	Total	Ireland	Overseas PwC firms	Total
	(in millions)
	€	€	€	€	€	€	€	€	€
Other assurance services	0.1	0.2	0.3	—	—	—	0.2	0.1	0.3
Taxation services	0.4	0.3	0.7	0.1	0.1	0.2	0.4	0.3	0.7
Other services	—	0.1	0.1	—	0.1	0.1	—	0.2	0.2

	0.5	0.6	1.1	0.1	0.2	0.3	0.6	0.6	1.2

7.    Exceptional charges

(a)    In November 2001 our Board of directors announced restructuring measures worldwide, designed to lower operating costs, reduce capacity, improve factory efficiency, reduce inventories and stimulate sales through increased marketing spend and significantly improved retail presentation.

The following summarizes the major actions taken:

Lower operating costs

We planned to lower our operating costs through greater use of technology, through warehousing consolidation in the U.K. and by reducing and devolving certain Wedgwood central sales and administrative functions. The related once-off restructuring charge was €19.6 million.

Capacity reduction

Additionally, we planned to reduce capacity by closing our crystal manufacturing plant in Stourbridge in the West Midlands and rationalizing production at our other crystal and ceramic manufacturing plants in the U.K., Ireland and Germany. The related once-off restructuring charge was €24.3 million.

Inventory initiatives

At the interim 2001 results we reported the impact of reduced Millennium sales on the Crystal division. In order to ensure that we carried the right levels and mix of inventory, we wrote off this inventory as part of the process of winding down the Millennium business. In addition, other categories of inventory within the Ceramics category were written down to net realizable value. The related once-off restructuring charge was €12.5 million.

Retail refurbishment and rationalization

We planned to upgrade significantly our retail presentation, to reflect and showcase the international lifestyle of the Waterford Wedgwood brands. In the U.K., this program included the closure of over 40 under-performing concession shops, the refurbishment of all other shops and the opening of 10 new stand-alone stores in premium locations. Similar actions, on a smaller scale, were planned for Germany and South East Asia. The related once-off restructuring charge was €5.4 million.

(in millions)
€
The total charge for 2001 is analyzed as follows:
Write down of fixed assets at Stuart Crystal	5.7
Write down of inventory (including Stuart Crystal inventory)	17.0
Provision for redundancy and related costs	39.1

Total restructuring charge	61.8

(in millions)
€
Analysis of movement on the 2001 restructuring provision:
Charged to income statement	39.1
Utilized during 2001	(9.2)
Exchange	0.2

Balance at December 31, 2001	30.1
Utilized during three months ended March 31, 2002	(7.6)
Exchange	0.2

Balance at March 31, 2002	22.7
Utilized during year ended March 31, 2003	(16.4)
Credited to income statement	(0.5)
Exchange	(0.9)

Balance at March 31, 2003	4.9

Of the planned head count reduction of 1,400, the reduction achieved as at March 31, 2003 was 1,166 (March 31, 2002: 672).

(b)    In the results for the year to March 31, 2003, the following exceptional costs have been charged to the Consolidated Statement of Income:

	Cost of sales	Distribution costs	Total
	(in millions)
	€	€	€
Fixed asset impairment	13.5	—	13.5
Inventory write-downs	15.0	—	15.0
Restructuring charges	5.7	1.5	7.2

	34.2	1.5	35.7

Fixed asset impairment

Following the weakening condition of the Johnson Brothers business, which led to the initiative to move production to Asia, we have reviewed the carrying value of the land, buildings, plant and machinery which support the production of Johnson Brothers product. Plant and machinery has been fully written off and land and buildings have been written down to their estimated open market value resulting in a charge of €13.5 million.

Inventory write-downs

As a result of the initiative to move Johnson Brothers production to Asia, substantial revisions to product offerings and reduced margins latterly earned by our Johnson Brothers business, the carrying value of inventory has been reduced to its estimated net realizable value resulting in a charge of €10.3 million. In addition, the carrying value of inventory held by our retail operations has been written down by €4.7 million.

Restructuring charges

During the year a) our Rosenthal business completed the integration of the Hutschenreuther operations acquired in August 2000 resulting in restructuring charges of €2.7 million and b) a further €3.0 million of rationalization projects occurred elsewhere in the Group. In addition, headcount reductions in our distribution operations resulted in a restructuring charge of €1.5 million.

The total planned head count reduction from these projects is 187.

Analysis of movement on the 2003 restructuring charges.

(in millions)
€
Charged to income statement	7.2
Utilized during year ended March 31, 2003	(4.2)

Balance at March 31, 2003	3.0

(c)    In the results for the year to March 31, 2003, the following exceptional items have been recorded in arriving at net income before taxes;

Gain arising on conversion of US$ loans

During the year, we paid down U.S.$120 million of bank borrowings replacing it with Euro borrowings, thereby crystallizing an exceptional exchange gain of €9.7 million.

Profit on sale of fixed asset

In May 2002, surplus land at our Waterford Crystal manufacturing facility in Kilbarry, Ireland was sold, realizing an exceptional gain over book value of €5.1 million and a capital gains tax charge of €1 million resulting in a net benefit to the Consolidated Statement of Income of €4.1 million.

Deficit arising on closed pension scheme

Following the closure of Stuart Crystal's manufacturing facilities in Stourbridge, England, and in accordance with Statement of Standard Accounting Practice 24, it is no longer appropriate to amortize the pension fund deficit over the average remaining service lives of employees. Accordingly, a provision of €3.9 million has been established, representing the estimated pension deficit at March 31, 2003.

8.    Amount written off investment

We took the decision to write down our investment in Royal Doulton plc, giving rise to a charge of €16.2 million in the year to December 31, 2001. The carrying value of this investment at December 31, 2001 was €2.0 million and at March 31, 2003 was €8.8 million, following the acquisition of further shares in a rights issue at a cost of €6.5 million.

9.    Net interest expense

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Interest expense on borrowings maturing within 5 years	19.5	20.6	4.1	18.7
Interest expense on borrowings maturing after more than 5 years	7.4	7.4	1.9	7.9

	26.9	28.0	6.0	26.6
Interest income	(2.1)	(2.0)	(0.5)	(1.3)

Net interest expense	24.8	26.0	5.5	25.3

10.    Taxes on income/(loss)

(a)    Net income/(loss) before taxes:

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Ireland	54.1	14.0	(1.5)	23.0
Foreign	25.5	(57.3)	(14.5)	(15.8)

	79.6	(43.3)	(16.0)	7.2

(b)    Taxes on income (charged)/credited to earnings were as follows:

	Year ended December 31, 2000				3 months ended March 31, 2002
						Year ended March 31, 2003
	As originally reported	Adjustment for FRS 19	Taxes restated	Year ended December 31, 2001
	(in millions)
	€	€	€	€	€	€
Ireland:
Payable—corporation tax	(5.3)	—	(5.3)	(0.7)	—	—
—capital gains tax	—	—	—	—	—	(1.0)
Deferred	0.6	—	0.6	—	—	(0.6)

	(4.7)	—	(4.7)	(0.7)	—	(1.6)

Foreign:
Payable—corporation tax	(9.1)	—	(9.1)	(1.3)	0.1	(4.5)
Deferred	2.8	(3.1)	(0.3)	3.1	0.1	1.2

	(6.3)	(3.1)	(9.4)	1.8	0.2	(3.3)

	(11.0)	(3.1)	(14.1)	1.1	0.2	(4.9)

No deferred tax is recognized on the unremitted earnings of overseas subsidiaries, as these are reinvested in the business and thus no taxes are expected to be payable on them in the foreseeable future. The tax charge in future years will be significantly affected by the incidence of profits in our various operations, in particular; the U.S., where the current tax rate is approximately 40%; Ireland, where the current tax rate is 12.5%; and the U.K. and Germany where no significant tax should be payable due to available brought forward tax losses.

The overall tax charge in future years will also be dependent upon any changes in the underlying assumptions made for the recognition of tax losses.

(c)    The following table reconciles the current tax charge reported in the statement of income to the notional current tax (charge)/credit that would result from applying the standard rate of Irish corporation tax of 15.125% (2002: 16%, 2001: 20%, 2000: 24%) to the operating income before tax.

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Notional Irish corporation tax on income/(loss) before tax	(19.1)	8.7	2.5	(0.8)
Different tax rates in overseas operations	(0.9)	5.1	2.9	0.3
Utilization of tax loss carry forwards	2.8	2.5	—	—
Current period losses not utilized	—	(22.0)	(6.5)	(9.1)
Non taxable exceptional exchange gains	—	—	—	1.5
Non deductible provisions	(1.9)	—	—	3.1
Irish manufacturing relief	5.5	0.7	—	—
Deferred taxation on originating and reversing timing differences	0.3	3.1	0.1	0.6
(Under)/over provision in respect of prior periods	(0.9)	1.8	—	3.8
Fixed asset impairment losses	—	—	—	(4.0)
Other	0.1	1.2	1.2	(0.3)

Actual tax (charge)/credit	(14.1)	1.1	0.2	(4.9)

(d)    The tax charge associated with items presented in the Statement of Comprehensive Income related to other comprehensive income is not material.

11.    Dividends

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Paid:
Adjustment relating to 1999 final dividend*	0.2	—	—	—
2000 interim dividend of 0.66c per share	4.9	—	—	—
2000 final dividend of 2.4c per share	17.8	—	—	—
Adjustment relating to 2000 final dividend*	—	0.2	—	—
2001 interim dividend of 0.66c per share	—	5.2	—	—
2001 final dividend of 2.4c per share	—	18.2	—	—
Adjustment relating to 2001 final dividend*	—	—	—	0.2
2003 interim dividend of 0.70c per share	—	—	—	5.4
Proposed:
2003 final dividend of 1.2c per share	—	—	—	9.5

	22.9	23.6	—	15.1

*
These adjustments reflect the difference between the estimated exchange rate used to calculate the dividend payable and the rate prevailing when the dividend was paid.

The dividend represents the total amount of dividend per share proposed by the Directors in respect of the Waterford Wedgwood plc ordinary shares. Shareholders can elect, in lieu, to receive an equivalent dividend on their income shares in Waterford Wedgwood U.K. plc. Income shares entitle shareholders to elect to receive dividends paid from U.K. sourced profit.

12.    Income/(loss) per ordinary share

	Year ended December 31, 2000
	Income as originally reported	Adjustment for FRS 19	Income restated	No. of shares	Per share as originally reported	Per share adjustment for FRS 19	Per share restated
	(in millions except per share amounts)
	€	€	€		cents	cents	cents
Income/(loss)(i)	73.7	(3.1)	70.6	737.1	10.00	(0.42)	9.58
Goodwill amortization	(5.9)	—	(5.9)	737.1	(0.80)	—	(0.80)

Income/(loss) available to Shareholders(ii)	67.8	(3.1)	64.7	737.1	9.20	(0.42)	8.78
Options	—	—	—	6.6	(0.08)	—	(0.08)

Diluted IPS	67.8	(3.1)	64.7	743.7	9.12	(0.42)	8.70

	Year ended December 31, 2001			3 months ended March 31, 2002			Year ended March 31, 2003
	Income	No. of shares	Per share	Income	No. of shares	Per share	Income	No. of shares	Per share
	(in millions except per share amounts)
	€		cents	€		cents	€		cents
Income/(loss)(i)	42.0	749.2	5.61	(13.7)	758.1	(1.81)	34.5	762.8	4.52
Goodwill amortization	(6.6)	749.2	(0.88)	(1.7)	758.1	(0.22)	(6.9)	762.8	(0.90)
Amount written off investment	(16.2)	749.2	(2.17)	—	—	—	—	—	—
Exceptional charges	(61.8)	749.2	(8.25)	—	—	—	(25.8)	762.8	(3.38)

Basic IPS
(Loss)/Income available to shareholders(ii)	(42.6)	749.2	(5.69)	(15.4)	758.1	(2.03)	1.8	762.8	0.24
Effect of dilutive securities
Options(iii)	—	—	—	—	—	—	—	0.3	—

Diluted IPS	(42.6)	749.2	(5.69)	(15.4)	758.1	(2.03)	1.8	763.1	0.24

(i)
Income/(loss) is defined as income/(loss) for the financial period before exceptional charges and goodwill amortization.

(ii)
The calculation of income per ordinary share is based on 762.8 million shares for the year ended March 31, 2003 being the weighted average number of shares in issue during the period (3 months ended March 31, 2002: 758.1 million, year ended December 31, 2001: 749.2 million, 2000: 737.1 million).

(iii)
Diluted income/(loss) per share is presented in order to give a better indication of our underlying performance. For the three months ended March 31, 2002, and the year ended December 31, 2001 none of the options were dilutive as they would have decreased the loss per share.

13.    Accounts receivable and prepayments

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
	€	€	€
Amounts falling due within one year:
Trade accounts	120.9	116.3	100.4
Allowance for doubtful accounts	(8.7)	(7.7)	(7.2)
Deferred tax asset (note 21)	1.0	1.0	1.0
Prepayments and accrued income	30.7	35.8	29.8

	143.9	145.4	124.0
Amounts falling due after more than one year:
Trade accounts	0.1	0.1	—
Deferred tax asset (note 21)	13.6	13.9	12.8
Pension surplus	21.3	21.4	21.1
Prepayments and accrued income	2.0	1.2	1.4

	180.9	182.0	159.3

14.    Inventories

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
	€	€	€
Raw materials and consumables	39.4	39.0	37.2
Work in progress	56.4	57.1	50.1
Finished goods and goods for resale	260.1	255.8	259.9
Provisions for obsolescence	(59.0)	(51.9)	(55.9)

	296.9	300.0	291.3

The estimated replacement cost of inventories is not materially different from the above amounts.

15.    Intangible assets

	Goodwill	Acquired Brands	Mailing list	Total
	(in millions)
	€	€	€	€
At December 31, 2001	121.1	2.3	—	123.4
Amortization	(1.7)	—	—	(1.7)
Exchange	1.8	—	—	1.8

At March 31, 2002	121.2	2.3	—	123.5
Arising on acquisition	—	15.9	1.5	17.4
Amortization	(6.3)	(0.5)	(0.1)	(6.9)
Exchange	(18.2)	—	—	(18.2)

At March 31, 2003	96.7	17.7	1.4	115.8

Goodwill of €237.3 million arising on acquisition of subsidiary undertakings prior to December 31, 1997 is set off against reserves.

Goodwill and other acquired brands are amortized over their expected useful lives of 20 years and the mailing list is amortized over its expected useful life of 5 years.

16.    Investments

	Own shares held	Other loans and investments	Listed investments	Total
	(in millions)
	€	€	€	€
Group
At December 31, 2001	0.1	6.0	2.0	8.1
Additions	—	—	1.0	1.0

At March 31, 2002	0.1	6.0	3.0	9.1
Additions	—	0.7	6.5	7.2
Exchange	—	(0.7)	(0.7)	(1.4)

At March 31, 2003	0.1	6.0	8.8	14.9

The market value of the listed investments on the London Stock Exchange at March 31, 2003 was €3.3 million.

17(a)    Acquisition of All-Clad Holdings, Inc.

With effect from June 30, 1999, we acquired 100% of the issued share capital of All-Clad Holdings, Inc. ("All-Clad"). Based on provisional fair values goodwill arising on this equity interest amounted to €88.0 million. Following the completion of the fair values exercise during 2000, these provisional fair values were adjusted giving rise to additional goodwill of €0.3 million.

	Provisional fair value to the Group	Hindsight adjustments		Final fair value to the Group
	(in millions)
	€	€		€
Tangible fixed assets	8.2	(0.1	)(a)	8.1
Stocks	10.1	—		10.1
Debtors	8.0	—		8.0
Net borrowings	(54.0)	—		(54.0)
Creditors due within one year	(6.9)	(0.2	)(b)	(7.1)
Deferred taxation	(0.6)	—		(0.6)

Net liabilities	(35.2)	(0.3)		(35.5)
Cash consideration	(50.4)	—		(50.4)
Costs associated with acquisition	(2.4)	—		(2.4)

Goodwill arising on acquisition	88.0	0.3		88.3

Adjustments:

(a)
Adjustment to carrying value of fixed assets

(b)
Additional provision required.

17(b)    Acquisition of Hutschenreuther brand and related assets

With effect from August 1, 2000 we acquired the Hutschenreuther brand together with the related intellectual property rights, moulds, tools and inventory. The consideration of €10.7 million, of which €8.4 million had been paid by December 31, 2000, was allocated as follows:

(in millions)
€
Purchase of brand and related intellectual property rights	2.5
Purchase of moulds and tools	6.7
Purchase of inventory	1.5

10.7

The Hutschenreuther brand contributed €23.2 million to net sales in the year of acquisition.

The cost of purchase of the brand and related intellectual property rights has been capitalized and will be amortized over a period of 20 years.

17(c)    Acquisition of Ashling Corporation

With effect from July 1, 2001, we acquired 86.5% of the issued share capital of Ashling Corporation. Ashling Corporation was owned 86.5% by Fitzwilton Limited and 13.5% by Mr P. McCullagh, the President of Ashling. Fitzwilton Limited is controlled by Sir Anthony O'Reilly, Chairman of Waterford Wedgwood plc, Mr Peter John Goulandris, Deputy Chairman and Mr L.L. Glucksman, a director of Waterford

Wedgwood plc. The net assets of Ashling Corporation and its 100% owned subsidiary W/C Imports Inc. have been included in our balance sheet at their fair value at the date of acquisition as follows:

	Book value	Provisional fair value adjustments		Fair value to the Group
	(in millions)
	€	€		€
Property, plant and equipment	0.3	—		0.3
Inventories	5.4	(0.3	)(a)	5.1
Accounts receivable and prepayments	6.9	(0.8	)(b)	6.1
Accounts payable and accruals	(3.9)	(1.2	)(c)	(5.1)
Net borrowings	(4.6)	—		(4.6)

Net assets	4.1	(2.3)		1.8

Our share of fair value of net assets (86.5%)	3.6	(2.0)		1.6
Consideration satisfied by the issue of 9,331,733 Waterford Wedgwood Stock units of €1.20 each, being the market value of the stock units at the acquisition date				(11.2)
Costs associated with acquisition				(0.7)

Goodwill arising on acquisition				10.3

Provisional fair value adjustments comprise the following:

(a)
Additional provision against slow moving and obsolete inventory

(b)
Adjustment relating to deferred tax asset

(c)
Additional provisions for liabilities

The summarized profit and loss for the six months ended June 30, and December 31, 2001 for Ashling Corporation and its subsidiary is as follows:

	Six months ended June 30, 2001	Six months ended December 31, 2001	Twelve months ended December 31, 2001
	(in millions)
	US$	US$	US$
Net sales	7.5	22.8	30.3

Operating income/(loss)	(3.7)	4.4	0.7
Net interest payable	(0.1)	(0.2)	(0.3)

(Loss)/income on ordinary activities before taxation	(3.8)	4.2	0.4
Taxation on (loss)/income on ordinary activities	1.5	(1.7)	(0.2)

(Loss)/income for the financial period	(2.3)	2.5	0.2

The consolidated profit after taxation on continuing operations reported by Ashling Corporation for the twelve months ended December 31, 2000 amounted to US$1.3 million.

17(d)    Acquisition of a further 5.2% of Rosenthal AG

On June 5, 2001, we announced a tender offer for the remaining shares in Rosenthal AG that we did not own. At the closing of the tender offer on August 10, 2001, we had received acceptances for 5.2% of the issued share capital of Rosenthal AG. The cost, including acquisition expenses, of acquiring the additional shares, amounted to €5.3 million, satisfied by cash and gave rise to additional goodwill of €4.4 million.

17(e)    Acquisition of Spring and Cashs Mail Order Business and Related Assets

With effect from May 1, 2002 we acquired the Spring brand together with the related assets and intellectual property rights for a consideration of €3.7 million including acquisition costs. On November 4, 2002 we acquired the Cashs Mail Order brand and mailing list together with the related assets and intellectual property rights for a consideration of €22.7 million, including acquisition costs. The consideration for Spring was satisfied entirely by cash and the consideration for Cashs Mail Order was satisfied by the issue of shares to the value of €5.6 million, being the market value of the shares at the acquisition date, and cash of €17.1 million, of which €0.4 million remains to be paid at March 31, 2003. The consideration for these acquisitions was allocated as follows:

	Spring	Cashs Mail Order	Total
	(in millions)
	€	€	€
Purchase of brand and related intellectual property rights	1.0	14.9	15.9
Mailing list	—	1.5	1.5
Investment in Spring USA	0.2	—	0.2
Tangible fixed assets	0.7	0.2	0.9
Stocks	1.8	3.4	5.2
Market value of forward currency contracts	—	2.7	2.7

Total	3.7	22.7	26.4

From the date of acquisition to March 31, 2003 the acquired businesses have contributed the following to our consolidated turnover and operating income (after amortization of the brand).

	Turnover	Operating income/(loss)
	(in millions)
	€	€
Cashs Mail Order	12.0	1.1
Spring	7.7	(3.2)

Total	19.7	(2.1)

The cost of purchase of the brand and related intellectual property rights has been capitalized and will be amortized over a period of 20 years. The mailing list acquired as part of the purchase of the Cashs Mail Order business has been capitalized and will be amortized over a period of 5 years.

18.    Property, plant and equipment

	Land and Buildings
	Freehold	Long leasehold	Short leasehold	Plant and equipment	Total
	(in millions)
	€	€	€	€	€
Cost or valuation
At March 31, 2002
—cost	70.6	0.3	11.9	438.9	521.7
—valuation	57.6	—	—	—	57.6
Additions	1.3	—	0.6	20.3	22.2
Reclassified	1.5	—	—	(1.5)	—
Disposals and assets fully written off	(4.3)	(0.1)	(0.8)	(18.1)	(23.3)
Arising on acquisition	—	—	—	0.9	0.9
Translation adjustment	(6.1)	—	(2.1)	(28.3)	(36.5)

At March 31, 2003	120.6	0.2	9.6	412.2	542.6

—cost	69.2	0.2	9.6	412.2	491.2
—valuation	51.4	—	—	—	51.4

	120.6	0.2	9.6	412.2	542.6

Accumulated depreciation
At March 31, 2002	45.3	0.2	8.4	264.2	318.1
Charge for the year	2.5	—	0.9	36.4	39.8
Impairment of fixed assets (note 7)	4.3	—	—	9.2	13.5
Disposals and assets fully written off	(0.5)	(0.1)	(0.8)	(16.9)	(18.3)
Translation adjustment	(1.1)	—	(1.4)	(17.5)	(20.0)

At March 31, 2003	50.5	0.1	7.1	275.4	333.1

Net book amounts
At March 31, 2003	70.1	0.1	2.5	136.8	209.5

At March 31, 2002	82.9	0.1	3.5	174.7	261.2

Type of asset	Basis of depreciation	Useful lives
Freehold buildings	Straight line	25 to 50 years
Long leasehold buildings	Straight line	50 years
Short leasehold buildings	Straight line	Period of the lease
Plant and equipment	Straight line	4 to 30 years

No depreciation is charged on freehold land with a book value at March 31, 2003 of €12.9 million (March 31, 2002: €13.9 million, December 31, 2001: €13.7 million).

Plant and equipment includes assets held under finance lease at March 31, 2003 of €0.4 million (March 31, 2002: €0.6 million, December 31, 2001: €0.6 million). Depreciation in respect of assets held under finance lease for the year ended March 31, 2003 amounted to €nil (3 months ended March 31, 2002: €nil, year ended December 31, 2001: €0.1 million).

We have adopted FRS15 "Tangible Fixed Assets" and have followed the transitional provisions to retain the book amount of land and buildings, certain of which were last revalued in 1997. Accordingly we no longer adopt a policy of revaluation.

The properties were valued as follows in 1997:

Principal manufacturing plants in County Waterford, Ireland and at Barlaston, Stoke-on-Trent, Staffordshire, England: depreciated replacement cost; other properties: open market value for the existing use, for properties not surplus to requirements and open market value for other properties.

Land and buildings included at cost or valuation would have been stated on an historic cost basis at:

	March 31, 2002	March 31, 2003
	(in millions)
	€	€
Cost	154.0	132.8
Accumulated depreciation	(70.5)	(68.3)

	83.5	64.5

19.    Derivatives and other financial instruments—objectives, policies and strategies

Treasury management and financial instruments.    Our treasury operations are managed by the Group Treasury function within parameters formally defined and regularly reviewed by the Treasury Risk Management Committee of the Main Board supplemented by procedures and bank mandates. The Group Treasury function operates as a centralized service managing interest rate, foreign currency and financing risk and its activities are routinely reported to members of the Board.

Consistent with our policy, Group Treasury does not engage in speculative activity. Financial instruments, including derivatives, are used to raise finance and to manage interest rate and foreign currency risk arising from our operations. The directors set out their views on the key financial risks below.

Foreign currency risk management.    The majority of our business operations and assets and liabilities are transacted and held in four principal currencies; Euro, sterling, U.S. dollar and yen.

Our policy is to protect income and expenditure, where appropriate, by means of forward currency contracts. Business trading flows are netted by currency and, where considered appropriate, hedged up to 3 years ahead. We elected during the year to cancel our outstanding future years forward cover, resulting in a gain during fiscal 2003, as part of the management of the yield on our hedging activities in respect of overseas trading cash flows. Subsequent to this, and taking into account our view on the four principal currencies, current hedging in place at June 4, 2003 for the coming 12 months is as follows: 49.8% of our $/€ exposure and 56.3% of our ¥/£ exposure.

Our policy is to use foreign currency borrowings and forward foreign currency contracts to hedge part of the impact on our balance sheet of exchange rate movements on foreign currency denominated assets and liabilities (see note 27).

Financing risk management.    Our policy is to finance our operations by a combination of cash flow generated from operations, short term bank borrowings, long term debt, equity funding and leasing and to achieve a balance between certainty of funding and a flexible, cost effective borrowings structure. We ensure continuity of funding by maintaining a broad portfolio of debt, diversified by source and maturity, and by maintaining facilities sufficient to cover peak anticipated borrowing requirements, with a minimum of 20.0% having a maturity in excess of 5 years at any point in time and the remainder having a maturity of no less than six months. At March 31, 2003: 19.9% (March 31, 2002: 22.5%, December 31, 2001: 21.9%) of total financial liabilities had a maturity of greater than 5 years. A breakdown of the maturity profile of our net borrowings is shown later in this note.

Interest rate risk management.    Our interest rate exposure arising from borrowings and deposits is managed by the use of fixed rate debt, interest rate swaps and an interest rate collar. The objectives for the mix between fixed and floating rate borrowings are set to reduce the impact of an upward change in interest rates while enabling some benefits to be enjoyed if interest rates fall. Thus our interest rate risk management policy is to fix between 20.0% and 60.0% of the interest cost on outstanding debt. At March 31, 2003, 21.6% (March 31, 2002: 24.4%, December 31, 2001: 23.7%) of debt was fixed at an average rate of 7.68% (March 31, 2002: 7.68%, December 31, 2001: 6.74 per cent) for a weighted average maturity, of 5.5 years (March 31, 2002: 6.5 years, December 31, 2001: 6.7 years).

The average rate of interest paid during the year to March 31, 2003 was 5.06% (3 months ended March 31, 2002: 4.45%, year ended December 31, 2001: 5.04%). A 1.0% rise in market rates would decrease net income before taxes for the year to March 31, 2003 by €4.2 million (3 months to March 31, 2002: increase loss before taxes by €1.1 million, year ended December 31, 2001: €4.3 million).

For the purposes of the following disclosures and those set out in note 27, short term debtors and creditors that meet the definition of a financial asset or liability under FRS13 have been excluded as permitted, except for the analysis of net currency exposures.

Interest rate and currency of financial liabilities

The currency and interest rate exposure of our financial liabilities was:

				Fixed rate financial liabilities
	Total	Fixed rate financial liabilities	Floating rate financial liabilities	Weighted average interest rate	Weighted average time for which rate is fixed
	(in millions)
	€	€	€	%	Years
At December 31, 2000
Euro	91.9	10.6	81.3	6.14	6.0
Sterling	69.1	0.2	68.9	7.25	2.0
U.S. dollar	207.7	101.2	106.5	6.80	7.9
Japanese yen	30.3	—	30.3	—	—

Total	399.0	112.0	287.0	6.74	7.7

At December 31, 2001
Euro	59.2	8.8	50.4	6.14	5.0
Sterling	76.2	—	76.2	7.25	1.0
U.S. dollar	320.6	106.0	214.6	6.80	6.9
Japanese yen	27.7	—	27.7	—	—

Total	483.7	114.8	368.9	6.74	6.7

At March 31, 2002
Euro	53.8	8.7	45.1	6.14	4.8
Sterling	70.6	—	70.6	—	—
U.S. dollar	325.8	108.0	217.8	7.80	6.6
Japanese yen	28.1	—	28.1	—	—

Total	478.3	116.7	361.6	7.68	6.5

At March 31, 2003
Euro	177.3	6.9	170.4	6.14	3.8
Sterling	83.0	—	83.0	—	—
U.S. dollar	155.1	88.4	66.7	7.80	5.6
Japanese yen	25.3	—	25.3	—	—

Total	440.7	95.3	345.4	7.68	5.5

Interest rates on floating rate borrowings are based on national LIBOR equivalents in the relevant currencies. We have in place an interest rate collar, with a notional principal of €25.0 million, a cap of 7.0% and a floor of 4.65%. It is based on the Euribor rate and expires in July 2003. We also have in place two interest rate swaps, one, floating to fixed, with a notional principal of Stg£25 million and a fixed rate of 4.10%. It is based on the three month LIBOR rate and expires in 2031. The counterparty has the option to terminate the swap every three months after January 4, 2002. The other, fixed to floating, with a notional principal of US$95 million. The floating rate is based on six month US$ LIBOR plus 4.02% and it expires in 2005.

Maturity profile of our financial liabilities

The following table analyses our financial liabilities which are repayable as follows:

	Total financial liabilities				Net debt
	December 31,				December 31,
			March 31, 2002	March 31, 2003			March 31, 2002	March 31, 2003
	2000	2001			2000	2001
	(in millions)
	€	€	€	€	€	€	€	€
Within one year	(17.8)	(29.9)	(20.3)	(16.3)	48.4	89.7	67.8	67.7
Between one and two years	(2.3)	(4.7)	(4.7)	(329.0)	(2.3)	(4.7)	(4.7)	(329.0)
Between two and three years	(1.8)	(4.7)	(338.5)	(4.7)	(1.8)	(4.7)	(338.5)	(4.7)
Between three and four years	(1.8)	(333.5)	(4.7)	(2.3)	(1.8)	(333.5)	(4.7)	(2.3)
Between four and five years	(273.6)	(5.2)	(2.3)	(0.6)	(273.6)	(5.2)	(2.3)	(0.6)
After five years	(101.7)	(105.7)	(107.8)	(87.8)	(101.7)	(105.7)	(107.8)	(87.8)

Total	(399.0)	(483.7)	(478.3)	(440.7)	(332.8)	(364.1)	(390.2)	(356.7)

Net debt comprises gross borrowings and finance lease obligations less cash at bank and in hand. Gross borrowings comprise drawdowns under our multi currency unsecured Revolving Credit Facility, maturing in January 2005, US$95 million of 7.8% unsecured notes raised in a private placement with U.S. institutional investors, repayable November 2008 as at December 31, 2001, March 31, 2002 and March 31, 2003, €14.3 million drawn under a Syndicated Loan Agreement between Rosenthal AG and Bayerischen Hypo-und Vereinsbank AG, as lead manager, and at March 31, 2003: €6.9 million (March 31, 2002 and December 31, 2001: €8.7 million, 2000: €10.5 million) of Euro loans for which certain properties owned by Rosenthal AG are pledged as collateral.

The total amount of loans repayable by instalments, where any instalment is due after five years, is, at March 31, 2003, €nil (March 31, 2002 and December 31, 2001: €0.6 million, 2000: €1.5 million).

Short term borrowings

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
	€	€	€
Current instalments due on loans	3.6	5.1	4.6
Overdrafts	26.2	15.2	11.7

	29.8	20.3	16.3

Maximum amount of short term bank loans and overdrafts outstanding during the period	22.7	10.3	21.7

Average amount of short term bank loans and overdrafts outstanding during the period	12.5	5.3	10.8

	(per cent)
Weighted average interest rate for the period	6.1	4.7	5.4

Period end weighted average interest rate	6.0	5.1	5.3

The weighted average rate for the period was computed by dividing actual interest expense for the period by the average amounts outstanding for short term bank loans and overdrafts.

Maturity analysis of undrawn borrowing facilities

At March 31, 2003, we had cash balances amounting to €84.0 million (March 31, 2002: €88.1 million, December 31, 2001: €119.6 million) and had undrawn borrowing facilities as follows:

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
	€	€	€
Overdraft—uncommitted	26.2	15.2	11.7
Revolving and term loan facilities—committed
Within one year	—	—	—
Between one and two years	—	—	1.4
After two years	9.8	11.6	—

Total	36.0	26.8	13.1

Since the year end we have agreed with our lending banks to re-negotiate our existing facilities. This is further described at note 3.

Fair value of financial instruments

Set out below is a period end comparison of book and fair values of the financial instruments by category. Where available, market rates have been used to determine current values. Where market rates are not available, current values have been calculated by discounting cash flows at prevailing interest and exchange rates.

Fair values of financial assets and financial liabilities are as follows:

	December 31, 2001		March 31, 2002		March 31, 2003
	Book value	Fair value	Book value	Fair value	Book value	Fair value
	(in millions)
	€	€	€	€	€	€
Non derivatives
Assets
Cash	119.6	119.6	88.1	88.1	84.0	84.0
Equity investments	2.0	3.2	3.0	2.3	8.8	3.3
Liabilities
Short term debt	(29.9)	(29.9)	(20.3)	(20.3)	(16.3)	(16.3)
Long term debt	(453.8)	(448.4)	(458.0)	(455.2)	(424.4)	(429.8)

The difference between book value and fair value of long term debt is primarily due to current interest rates being lower than those prevailing when the borrowings were made.

Derivative financial instruments held to manage currency and interest rate profile:

	December 31, 2001		March 31, 2002		March 31, 2003
	Book value	Fair value	Book value	Fair value	Book value	Fair value
	(in millions)
	€	€	€	€	€	€
Transaction risk
Applied contracts(a)	0.6	—	1.9	(0.1)	0.3	—
Applied contracts(b)	—	—	—	—	0.5	(0.2)
Unapplied contracts(c)	—	(12.4)	—	(17.1)	—	(1.2)
U.S. private placement(d)	2.2	(0.3)	2.5	0.1	0.3	0.2
Interest rate risk
Interest rate collar(e)	—	(0.5)	—	(0.3)	(0.1)	(0.3)
Interest rate swaps(f)	—	(1.2)	—	(0.6)	0.2	(2.1)

(a)
Applied contracts matched against foreign currency receivables at the period end.

(b)
Applied contracts matched against exposure to translation of certain overseas assets.

(c)
Unapplied contracts to be matched against anticipated future cash flows.

(d)
A U.S. dollar to sterling fixed forward contract matched against U.S. dollar borrowings drawn down under a U.S. private placement.

(e)
Interest rate collar on certain Euro borrowings.

(f)
Interest rate swaps on certain sterling and US dollar borrowings.

20.    Accounts payable and accruals

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
	€	€	€
Amounts falling due within one year:
Trade creditors	62.9	59.2	73.9
Other creditors and accruals	79.9	81.6	76.7
Restructuring and rationalization provisions	30.1	22.7	7.9
Capital grants deferred	0.2	0.2	0.2
Irish payroll tax (P.A.Y.E.)	0.5	0.6	1.1
Other payroll taxes	3.1	3.5	2.8
Value added tax	7.8	4.6	6.5
Pay related social insurance	4.4	4.6	4.6
Finance lease obligations	0.1	—	—

	189.0	177.0	173.7

21.    Deferred taxation

Deferred tax assets/(liabilities) provided are analyzed as follows:

	Tax losses	Accelerated capital allowances	Other timing differences	Total
	(in millions)
	€	€	€	€
At December 31, 2001	27.8	(16.3)	3.1	14.6
Credit/(charge) to statement of income for the period	0.2	(0.6)	0.5	0.1
Movements on exchange	(0.1)	—	0.3	0.2

At March 31, 2002	27.9	(16.9)	3.9	14.9

(Charge)/credit to statement of income for the year	(5.0)	4.9	0.7	0.6
Movements on exchange	(2.3)	1.1	(0.5)	(1.7)

At March 31, 2003	20.6	(10.9)	4.1	13.8

Potential deferred tax assets of €39.1 million at March 31, 2003 (March 31, 2002: €24.6 million) arising principally from trading losses and restructuring charges have not been recognized. The directors believe sufficient taxable income to utilize the losses will arise in the future, but that there is currently insufficient evidence to support the recognition of a deferred tax asset. The majority of these losses and charges may be carried forward indefinitely under current law, but these losses and charges can only be offset against taxable income generated in the entities in which they were incurred.

22.    Called up share capital

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
	€	€	€
Authorized share capital:
Waterford Wedgwood plc
1 billion ordinary shares of 6c each	60.0	60.0	60.0

	Stg £	Stg £	Stg £
Waterford Wedgwood U.K. plc
1 billion income shares of 1p sterling each	10.0	10.0	10.0

	Ordinary shares of 6 cents each	Income shares of Stg1p each	Total
	(in millions)
	€	€	€
Issued and fully paid:
At March 31, 2002 and December 31, 2001 (Stock units: 758,198,288, December 31, 2001: 758,063,220)	45.4	9.9	55.3

Issue of shares on acquisition of Cashs Mail Order Limited (Ordinary shares: 13,750,000)	0.9	—	0.9
Issue of shares for scrip dividend (Ordinary shares: 3,568,731)	0.2	—	0.2
Issue of shares for cash (Ordinary shares: 115,018)	—	—	—
Bonus issue of shares (income shares: 17,433,749)	—	0.3	0.3

At March 31, 2003 (Stock units: 775,632,037)	46.5	10.2	56.7

At the Annual General Meeting held on April 27, 2000, shareholders passed a resolution to re-denominate the entire authorized and issued share capital from Irish punts into Euros, and then immediately to re-nominalize the entire authorized and issued share capital from a par value per share of IR5p to 6c. This re-nominalization has given rise to a conversion difference of €2.6 million which has been transferred to a capital conversion reserve fund.

A total of 38,781,602 ordinary shares is available to grant share options to our executives under Executive Share Option Schemes. As at March 31, 2003, options over 26,626,000 shares have been granted and are exercisable, subject to certain performance criteria, at prices varying from 54.6c to €1.545.

Under the U.K., Irish and International Savings Related Share Option Schemes, as at March 31, 2003 options were outstanding over a total of 17,595,638 ordinary shares at prices varying from 36.5c to €1.08 and are exercisable between December 2003 and August 2006, depending on the savings period.

Income shares in Waterford Wedgwood U.K. plc, a subsidiary of Waterford Wedgwood plc incorporated in England, are non-voting Stg 1p shares which entitle shareholders to elect to receive dividends paid from U.K. sourced profit.

23.    Leasing commitments

We lease certain land, buildings, plant and equipment on short and long term operating leases. The rents payable under these leases are subject to re-negotiation at various intervals specified in the leases. We pay all insurance, maintenance and repair costs of these assets.

The future minimum lease payments to which we were committed under operating leases was as follows:

	As at March 31, 2003 Operating leases
	Property	Plant and equipment
	(in millions)
	€	€
Amounts payable:
Within one year	17.3	2.8
Between one and two years	14.7	2.1
Between two and three years	12.2	0.7
After three years	115.8	0.1

	160.0	5.7

Commitments under operating leases, payable within 12 months expire as follows:

	As at March 31, 2003
	Property	Plant and equipment	Total
	(in millions)
	€	€	€
Commitment expiry date:
Within one year	1.9	0.8	2.7
Two to five years	7.7	2.0	9.7
After five years	7.7	—	7.7

	17.3	2.8	20.1

24.    Pensions and other similar financial commitments

Pensions

Approximately one half of our employees participate in funded defined benefit pension plans, which provide benefits based on final pensionable pay. The assets of all such plans are invested separately from those of the Group in trustee administered funds. The contributions to the plans by the companies are charged to the statement of income so as to spread the cost of pensions as incurred over employees' working lives with the Group. Contributions are determined by independent qualified actuaries on the basis of periodic valuations using the projected unit method. The most recently completed actuarial valuations of the major plans were as at December 31, 1999 for Wedgwood United Kingdom employees (the actuarial valuation as at December 31, 2002 is not complete at the date of approval of these financial statements) and as at January 1, 2001 for Waterford Crystal employees. The related actuarial reports are not available for public inspection.

The market value of the assets in the Wedgwood Group Pension Plan at December 31, 1999 was €347.7 million. The actuarial valuation showed that this exceeded the value of the benefits that had accrued to members based on service to, and pensionable pay at, the valuation date. The market value of the assets was sufficient to cover 113.0% of the value of benefits that had accrued to members after allowing for expected future pay increases. The principal assumptions in this valuation were that the investment return would exceed general salary inflation by 2.0% per annum and limited price indexation of pensions by 2.25% per annum. For the purpose of calculating the pension cost under Statement of Standard Accounting Practice 24, it was assumed that the investment return would exceed general salary inflation by 2.5% per annum. As set out in note 4, the surplus was previously being recognized in the pension cost charge over the average remaining service lives of plan members in accordance with the most recent actuarial valuation. At March 31, 2003: €21.1 million (March 31, 2002: €21.4 million, December 31, 2001: €21.3 million, 2000: €16.4 million) was included in debtors in respect of pension surplus. our contributions to the plan are at the actuary's recommended rate.

The market value of the assets in the Waterford Crystal factory and staff plans at January 1, 2001 was €143.5 million. The actuarial valuation of plan assets represented 91.0% of the benefits that had accrued to members based on service to, and pensionable pay at, the valuation date, after allowing for expected future pay increases. The principal assumption in this valuation was that the investment return would be 3.0% per annum compound higher than the rate of earnings increase and limited price indexation of pensions by 2.0% per annum. Our contributions to the plan are at the actuary's recommended rate.

The differences between the major assumptions adopted by the actuaries in respect of the two principal plans reflect differences in historical and projected experience and differences in the plan rules.

Rosenthal AG operates defined benefit pension arrangements for certain current and past employees. In common with most German plans, these arrangements are unfunded, that is, benefit payments are met by us as they fall due. A provision of €26.4 million is included in creditors at March 31, 2003 (March 31, 2002 and December 31, 2001: €27.5 million, 2000: €27.7 million) being the excess of the accumulated pension liability over the amounts funded. This provision has been calculated at each period end, using the projected unit method, in accordance with the advice of a professionally qualified actuary.

The pension cost charged to the statement of income in respect of defined benefit pension plans are:

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Regular cost	10.8	11.6	3.0	14.2
Variations from regular costs:
Amortization of plan surplus	(8.2)	(8.4)	(2.1)	—

Pension cost	2.6	3.2	0.9	14.2

For certain of our employees, mainly outside Ireland, the United Kingdom and Germany, pension entitlements are secured by defined contribution plans, the cost of which amounted to €3.6 million in the year to March 31, 2003 (3 months ended March 31, 2002: €0.9 million, year ended December 31, 2001: €4.0 million, 2000: €3.7 million).

Disability

Waterford Crystal contributes to disability plans under which employees who become disabled have certain entitlements. The amounts of these entitlements have been actuarially assessed and are funded by assets held independently of us. Under the latest agreement with Waterford Crystal employees, Waterford Crystal's annual contribution to the plans is €0.2 million.

Pensions: transitional arrangements of FRS 17

We operate a number of pension plans throughout the world. The major plans, which cover approximately one half of plan members are of the defined benefit type. The additional disclosures required by FRS 17 are based on the most recent actuarial valuations disclosed earlier in the note and were updated by the schemes' actuaries to March 31, 2003. The principal assumptions used by the schemes' actuaries in relation to the major pension plans we operate are:

	Wedgwood Group Pension Plan		Waterford Crystal Pension Plan and Disability Funds		Rosenthal Pension Plan*
	3 months to March 31, 2002	12 months to March 31, 2003	3 months to March 31, 2002	12 months to March 31, 2003	3 months to March 31, 2002	12 months to March 31, 2003
Rate of increase in pensionable salaries	4.3%	4.0%	4.5%	4.0%	3.0%	2.8%
Rate of increase in pension payments	2.8%	2.5%	2.0%	2.0%	1.5%	1.8%
Discount rate	6.2%	5.5%	6.4%	5.5%	6.4%	5.5%
Inflation rate	2.8%	2.5%	2.5%	2.3%	1.5%	1.8%

*
In common with the majority of companies in Continental Europe, the Rosenthal Pension Plan is a book reserve plan whereby the provision for the present value of scheme liabilities is reflected in our balance sheet. Based on the above actuarial assumptions, the actuarially assessed present value of plan liabilities amounts to €31.0 million, of which €26.4 million is already reflected in our consolidated balance sheet at March 31, 2003.

The assets and liabilities in the plans and the expected rates of return were:

	As at March 31, 2002				As at March 31, 2003
	Wedgwood Group Pension Plan		Waterford Crystal Pension Plan and Disability Funds		Wedgwood Group Pension Plan		Waterford Crystal Pension Plan and Disability Funds
	Long term rate of return	Value	Long term rate of return	Value	Long term rate of return	Value	Long term rate of return	Value
		€Mils		€Mils		€Mils		€Mils
Equities	8.0%	203.6	8.3%	82.9	7.1%	117.9	7.8%	62.5
Gilts	5.0%	20.5	5.3%	38.7	4.1%	33.2	4.8%	32.9
Bonds	5.9%	52.2	6.2%	8.0	5.1%	45.3	5.5%	13.0
Property	7.0%	7.7	7.3%	8.2	6.1%	6.0	6.8%	3.0
Cash	3.7%	4.2	3.0%	2.4	3.4%	4.7	2.8%	3.3

Total market value of plan assets		288.2		140.2		207.1		114.7
Present value of plan liabilities		(300.9)		(183.5)		(263.9)		(219.9)

Deficit in the plans		(12.7)		(43.3)		(56.8)		(105.2)
Deferred tax asset		3.8		4.3		17.0		10.5

Net pension liability		(8.9)		(39.0)		(39.8)		(94.7)

If FRS 17 had been adopted in the financial statements, our net assets and retained deficit would be as follows:

	As at March 31, 2002	As at March 31, 2003
	(in millions)
	€	€
Net assets excluding pension liability	243.4	204.0
Prepayment in balance sheet	(21.4)	(21.1)
Pension liability	(48.2)	(139.1)

Net assets including pension liability	173.8	43.8

Retained deficit excluding pension liability	(17.9)	(63.6)
Prepayment in balance sheet	(21.4)	(21.1)
Pension liability	(48.2)	(139.1)

Retained deficit including pension liability	(87.5)	(223.8)

If FRS 17 had been adopted in the financial statements, the following amounts would have been recognised in the performance statements for the year to March 31, 2003:

	Wedgwood Group Pension Plan	Waterford Crystal Pension Plan and Disability Funds	Total
	(in millions)
	€	€	€
Statement of income
Amounts charged to operating income:
Current service cost	5.0	3.7	8.7
Past service cost	0.9	1.8	2.7

Total operating charge	5.9	5.5	11.4

Amounts charged/(credited) to other finance charges:
Expected return on pension plan assets	(20.0)	(10.0)	(30.0)
Interest on pension plan liabilities	17.5	11.6	29.1

Net return	(2.5)	1.6	(0.9)

Total charged to statement of income	3.4	7.1	10.5

Amounts recognized in Statement of Comprehensive Income
Actual return less expected return on pension plan assets (€Mils)	(71.8)	(35.0)	(106.8)
Percentage of plan assets (%)	(34.7)%	(30.5)%	(33.2)%
Experience gains/(losses) arising on the plan liabilities (€Mils)	11.0	(0.1)	10.9
Percentage of the present value of plan liabilities (%)	4.2%	—	2.3%
Gain/(loss) due to changes in actuarial assumptions (€Mils)	9.5	(24.7)	(15.2)
Percentage of the present value of plan liabilities (%)	3.6%	(11.2)%	(3.1)%

Actuarial loss recognized in the Statement of Comprehensive Income (€Mils)	(51.3)	(59.8)	(111.1)

Percentage of the present value of plan liabilities (%)	(19.4)%	(27.2)%	(23.0)%

Movement in pension deficit during the year
Deficit at the beginning of the year	(12.7)	(43.3)	(56.0)
Current service cost	(5.0)	(3.7)	(8.7)
Past service cost	(0.9)	(1.8)	(2.7)
Net finance cost	2.5	(1.6)	0.9
Employer pension contributions	5.9	5.0	10.9
Actuarial loss recognized in the Statement of Comprehensive Income	(51.3)	(59.8)	(111.1)
Exchange	4.7	—	4.7

Deficit at the end of the year	(56.8)	(105.2)	(162.0)

25.    Contingent liabilities

(a)
Group borrowings

Waterford Wedgwood plc has entered into guarantees with a syndicate of banks in respect of our borrowings under a financing agreement. These borrowings amounted to €201.6 million as at March 31, 2003 (March 31, 2002: €238.6 million, December 31, 2001: €243.8 million).

(b)
Subsidiaries' liabilities

In accordance with Section 17 of the Companies (Amendment) Act, 1986, the Company has guaranteed the liabilities of certain of its subsidiaries (see note 32). As a result, such subsidiaries have been exempted from the provisions of Section 7 of the Companies (Amendment) Act, 1986. The Company has also guaranteed certain of the borrowings of various subsidiaries.

(c)
Capital grants

Under certain circumstances capital grants amounting to €5 million at March 31, 2003 (March 31, 2002 and December 31, 2001: €5 million) could become repayable by us.

26.    Capital commitments

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
	€	€	€
Contracted for but not provided	6.2	7.1	8.8

Authorized but not yet contracted for	2.1	7.0	11.4

27.    Foreign currency contracts

We use forward currency contracts in the normal course of business to hedge exchange risk on anticipated foreign currency transactions and translation.

We had the following forward sales commitments as at:

	December 31, 2001	March 31, 2002	March 31, 2003
	(in millions)
U.S. dollars	$232.0	$214.5	$7.5
Canadian dollars	$0.5	—	—
Australian dollars	$0.2	—	—
Yen	¥4,300.0	¥9,250.0	¥2,500.0

During the year, arising from our hedging activities, the effective rate on our major overseas trading cash flows was as follows:

	Year ended December 31, 2001	3 months ended March 31, 2002	Year ended March 31, 2003
US$/€	0.99	0.97	0.93
¥/Stg£	173.00	168.81	151.67

We enter into forward contracts to manage our exposure to the translation, of certain overseas assets. At March 31, 2003 these amounted to $82.5 million (March 31, 2002 and December 31, 2001: nil). We have a 10 year US$/Stg£ fixed forward contract totaling US$22.6 million as part of the U.S. private placement arrangements.

Currency exposure of our net monetary assets/(liabilities)

The table below shows our currency exposures being those that give rise to the net currency gains and losses recognized in the statement of income. Such exposures comprise our monetary assets and monetary liabilities that are not denominated in the functional currency of the operating unit involved. These exposures were as follows:

Net foreign currency monetary assets/(liabilities)

	Euro	Stg£	US$	Yen	Other	Total
	(in millions)
	€	€	€	€	€	€
At December 31, 2001
Functional currency of Group operation
Euro	—	7.7	(4.4)	—	1.4	4.7
Sterling £	56.0	—	3.4	—	3.1	62.5
Other	(0.2)	1.0	—	—	(0.7)	0.1

Total	55.8	8.7	(1.0)	—	3.8	67.3

At March 31, 2002
Functional currency of Group operation
Euro	—	3.0	(1.9)	0.2	3.6	4.9
Sterling £	34.4	—	7.9	—	2.4	44.7
Other	(0.8)	(0.8)	(0.1)	—	1.9	0.2

Total	33.6	2.2	5.9	0.2	7.9	49.8

At March 31, 2003
Functional currency of Group operation
Euro	—	(2.1)	(3.9)	(0.3)	4.4	(1.9)
Sterling £	13.3	—	7.4	—	2.6	23.3
Other	(0.2)	(0.1)	—	—	1.7	1.4

Total	13.1	(2.2)	3.5	(0.3)	8.7	22.8

Hedging exposure of the Group

Our policy is to hedge, where appropriate, the following exposures: interest rate risk using interest rate swaps and collars; currency exposures using forward and spot foreign currency contracts. The only hedging instruments on which unrecognized gains or losses arose during the year to March 31, 2003 and 3 months to March 31, 2002 were forward contracts to hedge foreign currency exposures.

Unrecognized gains and losses on instruments used for hedging and the movements therein, were as follows:

	Year to March 31,
	2003 Gains	2003 Losses	2003 Total Net gains/ (losses)
	(in millions)
	€	€	€
Unrecognized gains/(losses) on hedges at April 1, 2002	12.0	(20.6)	(8.6)
(Gains)/losses arising in previous years recognized prior to March 31, 2003	(11.4)	19.6	8.2

Gains/(losses) arising before April 1, 2002 that were not recognized prior to March 31, 2003	0.6	(1.0)	(0.4)
Gains/(losses) arising in year to March 31, 2003 that were not recognized prior to March 31, 2003	0.1	(2.9)	(2.8)

Unrecognized gains/(losses) on hedges at March 31, 2003	0.7	(3.9)	(3.2)

Gains/(losses) expected to be recognized between April 1, 2003 and March 31, 2004	0.5	(0.8)	(0.3)
Gains/(losses) expected to be recognized after April 1, 2004	0.2	(3.1)	(2.9)

28.    Particulars of staff

	Year ended December 31, 2001	3 months ended March 31, 2002	Year ended March 31, 2003
	(number of people)
Average number of persons employed:
Production	5,407	4,967	4,793
Distribution, sales and marketing	3,549	3,356	3,360
Administration	787	797	771

	9,743	9,120	8,924

Payroll cost of those employees:

	Year ended December 31, 2001	3 months ended March 31, 2002	Year ended March 31, 2003
	(in millions)
	€	€	€
Wages and salaries	283.1	67.8	261.5
Social welfare costs	38.4	9.2	33.8
Pension costs	7.1	1.8	17.8

	328.6	78.8	313.1

29.    Reconciliation of operating income/(loss) to net cash flows from operating activities

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Operating income/(loss)	104.4	(1.1)	(10.5)	21.6
Provision for redundancy and related costs	—	39.1	—	35.7
Spend on restructuring	(5.4)	(13.3)	(7.6)	(20.6)
Depreciation and amortization	44.3	48.8	13.3	46.7
Surplus on sale of fixed assets	(0.5)	(2.1)	—	(0.5)
Decrease/(increase) in inventories	(47.4)	2.4	0.1	(30.9)
(Increase)/decrease in accounts receivable	(9.9)	18.7	(0.8)	9.8
Increase/(decrease) in accounts payable	15.7	(22.7)	(10.0)	19.7
Exchange rate adjustments	(11.0)	(1.4)	1.5	(9.9)

Net cash inflow/(outflow) from operating activities	90.2	68.4	(14.0)	71.6

30.    Analysis of net debt

	At 4.1.02	Cash flow	Exchange movements	At 3.31.03
	(in millions)
	€	€	€	€
Cash at bank net of bank overdrafts	72.9	8.3	(8.9)	72.3
Current portion of long term loans	(5.1)	0.4	0.1	(4.6)
Long term loans	(458.0)	(26.9)	60.5	(424.4)

	(390.2)	(18.2)	51.7	(356.7)

31.    Provision for onerous lease

(in millions)
€
Onerous lease provision as at December 31, 2001	3.0
Net charge arising in 3 months to March 31, 2002	0.1

Onerous lease provision as at March 31, 2002	3.1
Credit to income statement in year to March 31, 2003	(2.0)

Onerous lease provision as at March 31, 2003	1.1

The former Wedgwood London Showroom and offices at Wigmore Street are subject to a lease expiring 2034. These premises are not currently used by us, but are sub-let. The provision represents the estimated net present value of future lease commitments, net of the minimum rental income receivable.

The change in estimate reflects the present value of increases in rental income implemented during the year and one year's amortization of the provision.

32.    Principal subsidiary companies

Listed below are the principal subsidiary companies that comprise the Waterford Wedgwood Group.

Name	Registered office and Country of incorporation	Issued capital	Nature of business
Manufacturing
†Waterford Crystal (Manufacturing) Limited	Kilbarry, Waterford, Ireland	100,002 €1.25 ordinary shares	Crystal glass manufacturer
Josiah Wedgwood & Sons Limited	Barlaston, Stoke-on-Trent, England	60,000 Stg£1 ordinary shares	Ceramic tableware/ giftware manufacturer
Rosenthal AG	Selb, Germany	960,000 shares of no par value	Ceramic tableware/ giftware manufacturer
All-Clad Metalcrafters, L.L.C.	Delaware, U.S.A	Not applicable	Cookware manufacturer
Distribution
*†Waterford Crystal Limited	Kilbarry, Waterford, Ireland	10,000 €1.25 ordinary shares	Distributor
*Stuart & Sons Limited	Barlaston, Stoke-on-Trent, England	471,333 Stg£1 ordinary shares	Distributor
Waterford Wedgwood Australia Limited	Barlaston, Stoke-on-Trent, England	485,240 Stg£1 ordinary shares	Distributor
Waterford Wedgwood Canada Inc.	Toronto, Canada	110 class A shares 363 class B shares	Distributor
Waterford Wedgwood USA, Inc.	New York, U.S.A.	20 US$1 common shares	Distributor
Waterford Wedgwood Japan Limited	Tokyo, Japan	4,000 ¥50,000 shares	Distributor
Waterford Wedgwood Retail Limited	Barlaston, Stoke-on-Trent, England	100 Stg£1 ordinary shares	Retailer
Josiah Wedgwood & Sons (Exports) Limited	Barlaston, Stoke-on-Trent, England	499 Stg£1 ordinary shares	Exporter
Josiah Wedgwood (Malaysia) Sdn Bhd	Kuala Lumpur, Malaysia	2 Rml ordinary shares	Retailer
Waterford Wedgwood Trading Singapore Pte. Limited	Singapore	248 S$50,000 shares	Distributor
Waterford Wedgwood (Taiwan) Ltd	Taipei, Taiwan	13,600,000 NT$10 ordinary shares	Distributor
Wedgwood GmbH	Selb, Germany	1 €25,565 share	Sales Office
W/C Imports Inc.	California, U.S.A.	19,000 common shares of no par value	Linen distributor
All-Clad Switzerland GmbH	Switzerland	100 Chf 1,000 shares	Distributor
Spring USA Corporation	Delaware, U.S.A.	166 US$0.01 shares	Distributor
Cashs Mail Order Limited	Kilbarry, Waterford, Ireland	2 €1.269738 ordinary shares	Distributor
Finance
Statum Limited	Barlaston, Stoke-on-Trent, England	50,000 Stg£1 ordinary shares	Finance

Other
*Waterford Wedgwood U.K. plc	Barlaston, Stoke-on-Trent, England	181,601,769 Stg 25p ordinary shares 882,995,866 Stg 1p income shares	Subsidiary holding company
Wedgwood Limited	Barlaston, Stoke-on-Trent, England	46,195,052 Stg 25p ordinary shares	Subsidiary holding company
Waterford Wedgwood, Inc.	Delaware, U.S.A.	430 shares of no par value	Subsidiary holding company
*†Waterford Glass Research and Development Limited	Kilbarry, Waterford, Ireland	2 €1.25 ordinary shares	Research and development
*†Dungarvan Crystal Limited	Kilbarry, Waterford, Ireland	100,000 €1.25 "A" ordinary shares 80,000 €12.50 "B" ordinary shares 20,000 €12.50 "C" ordinary shares	Dormant
*Waterford Wedgwood Employee Share Ownership Plan (Jersey) Limited	St. Helier, Jersey	9 Stg£1 ordinary shares	Trustee company
Waterford Wedgwood GmbH	Selb, Germany	1 €4,601,883 share	Subsidiary holding company
All-Clad Holdings, Inc.	Canonsburg, U.S.A	6,250,000 US$0.01 ordinary shares	Subsidiary holding company
*Waterford Wedgwood Linens Inc.	Delaware, U.S.A.	1,000 US$0.01 common shares	Subsidiary holding company
Ashling Corporation	California, U.S.A	1,225,000 common shares of no par value	Subsidiary holding company

Immediate subsidiaries of Waterford Wedgwood plc are marked *. The other subsidiaries comprising the Group are included in the financial statements in accordance with Regulation 4 (1) (d) of the European Communities (Companies: Group Accounts) Regulations, 1992. With the exception of Rosenthal AG where the Group owns 89.8%, Ashling Corporation where the Group owns 86.5% and Spring USA Corporation where the Group owns 60% as at March 31, 2003, all subsidiary companies are 100 per cent owned.

All companies operate primarily in their country of incorporation with the exception of Waterford Wedgwood Australia Limited.

†
Companies covered by Section 17 guarantees (see note 25).

33.    Summary of differences between Irish GAAP and U.S. GAAP

Our financial statements are prepared in accordance with Irish GAAP, which differ in certain significant respects from U.S. GAAP. These differences relate principally to the following items and the necessary adjustments are shown in the table set out below.

(a)
Deferred taxation. Under Irish GAAP, for accounting periods ending up to December 31, 2000, no provision was made for deferred taxation liabilities if there was reasonable evidence that such liability would not be payable in the foreseeable future. No deferred taxation assets were recognized unless they were realizable beyond reasonable doubt. For accounting periods commencing after December 31, 2000, FRS 19 introduced a form of "full" provision for accounting for deferred tax (called "incremental liability" approach) that replaced the previous "partial" provision method. Prior periods have been restated to reflect this change in policy. Deferred tax should be provided on timing differences that have originated but not reversed by the balance sheet date, but only when the entity has an obligation to pay more tax in the future as a result of the reversal of those timing differences. No deferred tax should be provided on permanent differences. The practical effect of this approach is that provisions for deferred tax are not recognized on revaluation of assets or fair value adjustments to assets on acquisition of a business, unless the entity has entered into a binding agreement to sell the revalued/fair valued assets and has recognized the expected gain or loss on sale at the balance sheet date. The FRS permits but does not require reporting entities to discount deferred tax assets and liabilities to reflect the time value of money. U.S. GAAP adopts an asset and liability approach that requires the recognition of deferred taxation assets and liabilities for the expected future taxation consequences of all events that have been recognized in our financial statements or taxation returns. In estimating future taxation consequences, generally all expected future events are considered, other than enactments of changes in the taxation law or rates. Valuation allowances are recorded to reduce deferred taxation assets where it is more likely than not that a deferred taxation benefit will not be realized.

(b)
Revaluation of properties. Under Irish GAAP, property values may be restated on the basis of appraised values in financial statements prepared in all other respects in accordance with the historical cost convention. Such restatements are not generally permitted under U.S. GAAP.

(c)
Derivative financial instruments. We use forward currency contracts to hedge foreign exchange exposure on anticipated income and expenditure. Under Irish GAAP, these forward contracts are translated into Euro at the contract rate once the transaction giving rise to the currency exposure is recognized. However, for accounting periods ending up to December 31, 2001 under U.S. GAAP, unrealized gains and losses on all unexpired contracts were measured at each balance sheet date and included in the statement of income for the period then ended.

  For accounting periods commencing after December 31, 2001, changes in derivative fair values are either recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other shareholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value is immediately recognized in earnings. All derivative instruments are included in the balance sheet at their fair value under U.S. GAAP.

(d)
Goodwill and intangible assets. Under Irish GAAP, for periods commencing prior to January 1, 1998, goodwill may be either written off immediately on completion of the acquisition against shareholders' equity or capitalized in the balance sheet and amortized through the statement of income on a systematic basis over its useful economic life. From January 1, 1998, goodwill must be capitalized and amortized through the statement of income on a systematic basis over its useful life, normally subject to a maximum write-off period of 20 years. We consider various factors in determining the appropriate amortization period for goodwill, including competitive, legal, regulatory and other factors. Under U.S. GAAP, accounting for goodwill as an offset against shareholders' equity is not permitted; rather goodwill must be capitalized on the balance sheet and amortized, up until January 1, 2002, over the period of its expected useful life, subject to a maximum write-off period of 40 years, through the statement of income.

  From January 1, 2002, under SFAS 142, the amortization of goodwill and identifiable intangibles that have indefinite useful lives ceased. Intangible assets that have finite useful lives continue to be amortized over their useful lives.

  Goodwill and identifiable intangible assets that have indefinite lives are assessed annually for impairment. Within six months of the initial application of SFAS 142, management completed an impairment assessment and have concluded that there is no impairment of goodwill or identifiable intangible assets with indefinite lives. In addition we performed our annual testing for impairment in accordance with SFAS 142 as of March 31, 2003 and concluded that there was no impairment.

(e)
Pensions. Under Irish GAAP, the expected cost of providing pensions to employees is charged to the statement of income as incurred over the period of employment of pensionable employees, following triennial actuarial valuations of scheme assets and obligations. Any surplus or deficit of plan obligation over plan assets is amortized, in a systematic manner, to the statement of income, over the expected future service lives of the active employees. Under U.S. GAAP, any surplus or deficit is determined on an annual basis by reference to the market values of assets and any excess above a pre-determined level is amortized to the statement of income over the average remaining service lives of active employees.

  Under U.S. GAAP, an additional minimum liability is recognised and a charge made to other comprehensive income when the accumulated benefit obligation exceeds the fair value of plan assets to the extent that this amount is not covered by the net liability recognized in the balance sheet.

(f)
Dividends. Under Irish GAAP, dividends are recorded in the period to which they relate. Under U.S. GAAP, dividends are recorded in the period in which they are declared.

(g)
Exceptional items. Under Irish GAAP, we have presented as exceptional items certain items which are derived from events or transactions that fall within our ordinary activities but which we consider to be of an infrequent nature. Under U.S. GAAP, extraordinary items are events and transactions that are distinguishable by their unusual nature and by the infrequency of their occurrence. The underlying event or transaction should possess a high degree of abnormality, be of a type clearly unrelated to the ordinary and typical activities of the entity, and should not reasonably be expected to re-occur. If the underlying events and transactions do not meet these criteria, the effects of the transactions are included within operating income.

(h)
Stock based compensation expense. We operate a number of executive option and employee SAYE stock option schemes. The amounts payable under these schemes are determined on the basis of the market price of the shares at the time of grant of the options. However, as certain of the options do not vest until performance targets are achieved the number of shares that may be acquired is not fully determinable until after the date of grant. Under Irish GAAP our incentive and employee options do not result in charges against income.

  SFAS 123—Accounting for Stock Based Compensation encourages, but does not require, compensation expense for employee stock options to be measured on their fair value at the date of grant, determined using option valuation models. However, SFAS 123 does require certain disclosures as if we had adopted SFAS 123 as an alternative to full adoption of this standard. We have elected to continue to account for stock based employee compensation in accordance with APB 25 and related interpretations, and include the required disclosures in accordance with SFAS 123.

  Under U.S. GAAP, following the measurement principles of APB 25—Accounting for Stock Issued to Employees ("APB 25"), compensation expense would be accrued and booked to income over the vesting period. The vesting period commences when it becomes probable that the underlying targets attaching to the options will be achieved, and the number of shares will be known and ends with the date when the granting of the shares is not contingent upon the performance of additional services or other conditions. Compensation expense is booked on a period by period basis to reflect the difference between the price payable to acquire the shares under option and the market price of the shares at the end of each accounting period until the final vesting date.

(i)
Unrealized gain/loss on marketable securities. Under Irish GAAP, fixed asset investments are stated at cost less provisions for permanent diminution in value. Under U.S. GAAP, SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, requires debt and equity securities with readily ascertainable market values to be adjusted to market value at the end of each period. Unrealized market value gains and losses are charged to earnings if the securities are traded for short term profit. Otherwise securities are classified as "available for sale" and unrealized gains and losses are reported as a separate component of other comprehensive income until realized. Declines in fair value below cost which are judged to be other than temporary are included in the consolidated statement of income even where such declines are not judged to be permanent.

  The amounts reported in the U.S. GAAP reconciliation as at and for the year ended December 31, 2001 have been restated. Previously, the Company recorded an impairment of an available-for-sale security in accordance with SFAS 115 as "temporary" in the U.S. GAAP reconciliation footnote.

  Accordingly, the amount that the cost basis of the investment exceeded the fair value, based on the quoted market price, was recorded as a direct reduction of equity under US GAAP. The Company has revised this treatment to reflect such impairment as "other-than-temporary" and to record the difference between the cost basis and fair value as an expense in the income statement. The impact of this change is to decrease net income by €15.0 million (€1.88p per share) as of and for the period ended December 31, 2001.

  While the company holds just over 20% of its available for sale security, it has not adopted equity accounting under Irish and U.S. GAAP in respect of this security as it does not have a seat on the Board or otherwise exercise significant influence over it.

  At December 31, 2000, December 31, 2001, March 31, 2002 and March 31, 2003, all securities covered by SFAS 115 were designated by management as available for sale. There were no sales of securities available for sale in 2000, 2001, the 3 months ended March 31, 2002 or the year ended March 31, 2003 in the statement of other comprehensive income.

(j)
Sale and leaseback of properties. Under Irish GAAP, income is recognized at the date of sale of an asset which is subject to a subsequent leaseback by way of operating lease. Under U.S. GAAP only the income which represents the excess above the net present value of the future minimum lease payments is recognized at the date of sale. The remaining gain is deferred and amortized over the life of the lease, in proportion to the gross lease rentals.

(k)
Vacation accrual. Under Irish GAAP, vacation costs of salaried employees are charged in the period they are paid. Under U.S. GAAP they are charged in the period they are earned.

(l)
Inventory valuation. During 2001, we made certain changes in our methodologies for applying transportation costs of inventory prior to sale, warehousing and other storage costs along with indirect costs relating to these activities. These changes have been reflected as a change in estimate under Irish GAAP. For U.S. GAAP purposes, we did not record this change as it is considered to be a change in accounting principle under U.S. GAAP.

Future Developments

In 2000, the Accounting Standards Board issued FRS 17, Retirement Benefits ("FRS 17"). FRS 17, which is effective for accounting periods ending on or after June 22, 2001, introduces a completely different way for companies to account for pension costs. The changes principally affect defined benefit plans. The disclosure requirements under this new standard are substantial. However, measurement and recognition of pension costs and the pension surplus/liabilities in accordance with the provisions of the standard have been deferred. In contrast to the previous approach of smoothing the pension charge in the statement of income from year to year, FRS 17 approaches pension accounting from a balance sheet perspective. At each year end the pension plan assets should be measured at market value, the pension plan liabilities should be measured at a present value using a specified actuarial valuation method and discounted at a corporate bond rate, and the resulting surplus or deficit should be shown on the company's balance sheet. The FRS identifies several components of performance and specifies what should be reported in the Consolidated Statement of Income and what should be reported in the Statement of Comprehensive Income. Amounts reported as operating costs reflect an annual "current service cost" and are no longer reduced or increased by spreading forward surpluses or deficits. The expected return on plan assets less the notional interest cost on the plan liabilities should be included as other finance costs (or income) adjacent to interest. Actuarial gains and losses from year to year are to be recognized immediately in the Statement of Comprehensive Income.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). This standard will require gains and losses from extinguishment of debt to be classified as extraordinary items only if they meet the criteria of unusual and infrequent in Opinion 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring

Events and Transactions." Any gain or loss on extinguishment will be recorded in the most appropriate line item to which it relates within net income before extraordinary items. SFAS 145 is effective for our fiscal year beginning April 1, 2003. We do not expect the adoption of this standard to have a material effect on our Consolidated Financial Statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. This standard will require us to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard replaces the existing guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring)". There had been no such exit or disposal activities by March 31, 2003.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123". This standard provides two additional transition methods and additional disclosures for companies selecting to adopt the fair value accounting provisions of SFAS 123, "Accounting for Stock-Based Compensation" but does not change the fair value measurement principles of SFAS 123. We have adopted the disclosed requirements of SFAS 148 but continue to follow APB 25 in accounting for stock based compensation plans.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 expands on the accounting guidance of SFAS 5, Accounting for Contingencies, SFAS 57, Related Party Disclosures, and SFAS 107, Disclosures about Fair Value of Financial Instruments, and incorporates without change the provisions of FIN 34, Disclosures of Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS 5, which is being superceded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees, such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. FIN 45 will be effective to us, on a prospective basis, to guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements of periods ending after December 15, 2002. We are still analysing the impact of the recognition requirements of FIN 45. All disclosures required for the current year have been included in this report. Based on current circumstances we do not expect this FIN to have a material effect on the results.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). Under that interpretation, certain entities known as "Variable Interest Entities" (VIEs) must be consolidated by the "primary beneficiary" of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. FIN 46 will be effective to us, on a prospective basis, to VIEs created or obtained after January 31, 2003. The disclosure requirements in this interpretation are effective for our financial statements ending March 31, 2004 for VIEs acquired before February 1, 2003. We are currently evaluating the impact of FIN 46 on our results of operations and financial position.

In May 2003, the FASB issued Statement of Financial Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabiliites and Equities, or SFAS 150. SFAS 150 requires issuers to classify as liabilities, or assets in some circumstances, three classes of freestanding financial instruments that embody obligations of the issuer. Generally, SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective for interim periods beginning after June 15, 2003. For mandatory redeemable financial instruments of a nonpublic entity, both as defined by SFAS 150, the statement is effective for fiscal periods beginning after December 15, 2003. We do not anticipate any impact to our results of operations or financial position as a result of this new guidance.

The Emerging Issues Task Force issued EITF 00-21, "Multiple Element Arrangements" effective for arrangements entered into in fiscal periods beginning after June 15, 2003. This guidance requires companies with deliverables that include multiple revenue generating activities to separately value the revenues related to each element of the process. We do not anticipate any impact to our results of operations or financial position as a result of this new EITF.

Other recently issued accounting pronouncements will not have a material impact on our financial position or results of operations.

In June 2002, the European Parliament and Council of the European Union issued a Regulation that requires, for each financial year starting on or after January 1, 2005, companies governed by the law of a Member State to prepare their consolidated accounts in conformity with the international accounting standards ("IAS") adopted in accordance with the procedure laid down in the Regulation if, at their balance sheet date, their securities are admitted to trading on a regulated market of any Member State. The period has been extended to 2007 in relation to EU companies that have listed debt securities only. The regulation permits the Governments of Member States to extend the use of IAS as they see fit. It is possible that a requirement to produce annual financial statements in accordance with IAS, as endorsed for use in the EU, could be applied to us in a similar timeframe. The consequence of such a regulation would be to fundamentally change the accounting framework under which we report.

During 2002, the IASB proposed improvements to a number of its standards and the Accounting Standards Board ("ASB") in the U.K. instituted a convergence program whereby six of these standards when updated would be substituted for existing U.K./Irish standards.

As part of the process in transitioning to IAS, among other things, the EU Council has adopted a Directive on fair values to allow for fair value accounting of certain financial instruments. This introduces a requirement for Member States to permit or require all or some classes of companies to value at fair value specified financial instruments, including derivative financial instruments and certain commodity contracts. Member States are required to bring the directive into force before January 1, 2004. After 2005, Irish listed companies will not be subject to the accounting provisions of the Irish Companies Acts 1963 to 2001 and all regulations to be construed as one with those Acts as they will comply with the IAS Regulation and will follow EU-adopted IAS. However, the directive when adopted into Irish law will enable other companies to follow standards based on IAS 39 and it will assist the ASB in their programme of converging U.K. and Irish accounting standards with IAS, including introducing rules requiring certain preference shares to be classified as liabilities and the use of split accounting for convertible debt as currently proposed as part of the convergence program.

The International Accounting Standards Board published its first International Financial Reporting Standard—IFRS 1, First-time Adoption of International Financial Reporting Standards ("IFRS 1") on June 19, 2003. IFRS 1 must be applied by any company that prepares its first IFRS financial statements for a period beginning on or after January 1, 2004, but it can be applied earlier. IFRS 1 replaces SIC-8, and provides guidance in difficult areas such as the use of hindsight and avoids the need to apply successive versions of other standards.

The key principle is full retrospective application of all IFRSs in force at the closing balance sheet date for the first IFRS financial statements. There are six exemptions designed to relieve the burden of retrospective application and three mandatory exceptions where retrospective application is not permitted. Companies are faced with a challenging combination of retrospective application, optional exemptions and mandatory exceptions.

Despite the exemptions, most companies will still be required to make significant changes to their existing policies to comply with some of the most complex areas of IFRS, including financial instruments, pensions, deferred tax, provisions, special purpose entities and employee share options. The demanding disclosure requirements of IFRSs may be very different to a company's existing disclosures and many companies will need to collect additional information.

Approximate effect on net income of differences between Irish GAAP and U.S. GAAP:

	Year ended December 31,
					3 months ended March 31, 2002		Year ended March 31, 2003
	2000		2001
			(restated)
	(in millions, except per share amounts)
	€		€		€		€
Net income/(loss) from continuing operations before taxes as reported in the consolidated statements of income under Irish GAAP	79.6		(43.3)		(16.0)		7.2
U.S. GAAP adjustments:
Derivative financial instruments	8.9		(2.2)		(0.8)		14.4
Goodwill amortization	(6.6)		(6.6)		1.8		6.3
Pensions	(5.2)		(9.2)		(2.6)		(3.1)
Stock based compensation expense	(3.1)		1.5		(0.2)		(0.1)
Revaluation realized on sale of properties	—		—		—		0.6
Available for sale securities	—		1.2		—		(5.5)
Sale and leaseback of property	—		(2.7)		—		0.1
Vacation accrual	—		—		(1.4)		(0.1)
Inventory valuation	—		(7.8)		—		(1.3)

Net income/(loss) before taxes under U.S. GAAP	73.6		(69.1)		(19.2)		18.5

Taxes on income/(loss) under Irish GAAP	(14.1)		1.1		0.2		(4.9)
U.S. GAAP adjustment for deferred taxes	(0.3)		(0.3)		(3.7)		(13.1)

Taxes on income under U.S. GAAP	(14.4)		0.8		(3.5)		(18.0)

Net income/(loss) after taxes	59.2		(68.3)		(22.7)		0.5

Minority interests under Irish GAAP	(0.8)		(0.4)		0.4		(0.5)
U.S. GAAP adjustments to minority interests	(0.5)		—		0.4		0.2

Minority interests under U.S. GAAP	(1.3)		(0.4)		0.8		(0.3)

Net income/(loss) under U.S. GAAP before cumulative effect of accounting change	57.9		(68.7)		(21.9)		0.2
Cumulative effect of adoption of FAS133	—		(2.3)		—		—

Net income/(loss) U.S. GAAP	57.9		(71.0)		(21.9)		0.2

Income/(loss) per ordinary share under U.S. GAAP before cumulative effect of accounting change	7.85	c	(9.17	c)	(2.89	c)	0.03	c
Cumulative effect of accounting change	—		(0.30	c)	—		—

Basic income/(loss) per ordinary share under U.S. GAAP after cumulative effect of accounting change	7.85	c	(9.47	c)	(2.89	c)	0.03	c

Diluted income/(loss) per ordinary share under U.S. GAAP	7.78	c	(9.47	c)	(2.89	c)	0.03	c

The calculation of basic income per ordinary share is based on 762.8 million ordinary shares being the weighted average number of ordinary shares in issue during the year ended March 31, 2003 (3 months ended March 31, 2002: 758.1 million, years ended December 31, 2001: 749.2 million, 2000: 737.1 million) as given in note 12 on page F-26. In the year ended December 31, 2001, and the three months ended March 31, 2002 none of the options are dilutive as they would decrease the loss per share. The calculation of diluted income per ordinary share for the year ended March 31, 2003 is based on 763.1 million ordinary shares being the weighted average number of ordinary shares in issue during the year ended March 31,

2003, plus the number of ordinary shares deemed issued under the employee stock compensation plans described in note 39 on page F-64 (year ended December 31, 2000: 743.7 million ordinary shares).

The audited U.S. GAAP adjustments for the year ended March 31, 2003, as shown above, have been revised from the unaudited U.S. GAAP adjustments previously published.

Effective January 1, 2002, we prospectively adopted FAS 142 for U.S. GAAP reporting purposes which suspends the amortization of goodwill. To ensure comparability of the presentation of financial results to readers, this standard requires the presentation of earnings per common share for all periods to be adjusted for goodwill charges. Income per share adjusted for goodwill charges is calculated by adding back the goodwill charge to net income and dividing by the weighted average shares outstanding for all periods presented as follows:

	Year ended December 31,
					3 months ended March 31, 2002		Year ended March 31, 2003
	2000		2001
			(restated)
	(in millions, except per share amounts)
	€		€		€		€
Net income/(loss) under U.S. GAAP as originally reported	57.9		(71.0)		(21.9)		0.2
Goodwill amortization	12.5		13.2		—		—

Adjusted net income/(loss) under U.S. GAAP	70.4		(57.8)		(21.9)		0.2

Net income/(loss) per share under U.S. GAAP as originally reported	7.85	c	(9.47	c)	(2.89	c)	0.03	c

Adjusted net income/(loss) per share under U.S. GAAP	9.55	c	(7.72	c)	(2.89	c)	0.03	c

Diluted adjusted net income/(loss) per share under U.S. GAAP	9.47	c	(7.72	c)	(2.89	c)	0.03	c

Approximate cumulative effect on shareholders' equity of differences between Irish GAAP and U.S. GAAP:

	December 31,
			March 31, 2002	March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Shareholders' equity as reported in the consolidated balance sheet	304.5	253.3	240.0	199.8
U.S. GAAP adjustments:
Goodwill	143.3	137.1	139.1	141.9
Derivative financial instruments	(12.7)	(17.2)	(18.0)	(3.6)
Property revaluations—cost	7.6	7.1	13.6	2.4
—aggregate depreciation	(20.2)	(17.0)	(16.6)	(14.6)
Deferred taxes	22.7	21.8	18.2	4.4
Deferred taxes—valuation allowance	(0.6)	—	—	(0.3)
Pensions	(2.7)	(20.2)	(21.8)	(99.6)
Capital grants deferred	(0.1)	—	—	—
Dividends	17.8	18.2	18.3	9.3
Minority interests	(1.8)	(1.8)	(1.4)	0.4
Stock-based compensation expense	(3.1)	(1.7)	(1.9)	(1.1)
Unrealized gain/(loss) on marketable securities	(4.4)	1.2	(0.7)	(5.5)
Sale and leaseback of property	—	(2.7)	(2.7)	(2.6)
Vacation accrual	—	—	(1.4)	(1.5)
Inventory valuation	—	(7.8)	(7.8)	(8.5)

Shareholders' equity under U.S. GAAP	450.3	370.3	356.9	220.9

Approximate cumulative effect on the consolidated balance sheets at December 31, 2001, March 31, 2002 and March 31, 2003 of differences between Irish GAAP and U.S. GAAP:

	December 31, 2001			March 31, 2002			March 31, 2003
	Irish GAAP	U.S. GAAP adjust- ments	U.S. GAAP	Irish GAAP	U.S. GAAP adjust- ments	U.S. GAAP	Irish GAAP	U.S. GAAP adjust- ments	U.S. GAAP
		(restated)
	(in millions)
	€	€	€	€	€	€	€	€	€
Cash and short term deposits	119.6	—	119.6	88.1	—	88.1	84.0	—	84.0
Accounts receivable and prepayments	180.9	(27.8)	153.1	182.0	(31.9)	150.1	159.3	(37.5)	121.8
Inventories	296.9	(7.8)	289.1	300.0	(7.8)	292.2	291.3	(8.5)	282.8

	597.4	(35.6)	561.8	570.1	(39.7)	530.4	534.6	(46.0)	488.6
Goodwill and intangible assets	123.4	137.1	260.5	123.5	139.1	262.6	115.8	141.9	257.7
Property, plant and equipment	264.6	(9.9)	254.7	261.2	(3.0)	258.2	209.5	(12.2)	197.3
Other assets	8.1	36.5	44.6	9.1	31.4	40.5	14.9	37.2	52.1

Total assets	993.5	128.1	1,121.6	963.9	127.8	1,091.7	874.8	120.9	995.7

Short term borrowings	29.8	—	29.8	20.3	—	20.3	16.3	—	16.3
Accounts payable, accruals, provisions	189.0	27.5	216.5	177.0	27.8	204.8	173.7	109.5	283.2
Taxes payable	7.4	—	7.4	8.9	—	8.9	9.6	—	9.6
Dividends proposed	18.2	(18.2)	—	18.3	(18.3)	—	9.3	(9.3)	—

Total current liabilities	244.4	9.3	253.7	224.5	9.5	234.0	208.9	100.2	309.1
Long term debt	453.8	—	453.8	458.0	—	458.0	424.4	—	424.4
Other liabilities	38.2	—	38.2	38.0	—	38.0	37.5	—	37.5
Minority equity interests	3.8	1.8	5.6	3.4	1.4	4.8	4.2	(0.4)	3.8

Total liabilities and minority interests	740.2	11.1	751.3	723.9	10.9	734.8	675.0	99.8	774.8
Shareholders' equity interests	253.3	117.0	370.3	240.0	116.9	356.9	199.8	21.1	220.9

	993.5	128.1	1,121.6	963.9	127.8	1,091.7	874.8	120.9	995.7

The principal adjustments to the balance sheet at March 31, 2003 reflecting U.S. GAAP adjustments described at the beginning of this note are to decrease accounts receivable for unrealized losses from hedging transactions by €3.6 million, to reduce property, plant and equipment for property revaluation surplus by €12.2 million, to increase accruals by €104.3 million and reduce accounts receivable and prepayments by €21.1 million for accrued pension costs, to increase other assets by €25.8 million for the FAS87 intangible asset, to reclassify goodwill of €141.9 million as an asset rather than as an offset to shareholders' equity and to decrease other assets to reflect the unrealized loss on marketable securities of €5.5 million. Stock-based compensation expenses increase accruals by €1.1 million. Adjustments to reflect the sale and leaseback of property increase accruals by €2.6 million and to account for vacation accruals increase accounts payable accruals and provisions by €1.5 million. Inventories are reduced by €8.5 million to reflect differences in valuation methodology.

The U.S. GAAP balance sheets at March 31, 2002 and December 31, 2001 reflected similar adjustments where appropriate.

Included in the U.S. GAAP adjustments is a reclassification of the non-current portion of the deferred tax asset included in accounts receivable and prepayments under Irish GAAP and reclassified to other assets under U.S. GAAP.

34.    Pensions under U.S. GAAP

The following aggregated information in relation to our principal defined benefit pension plans is prepared and disclosed in accordance with SFAS 87 "Employers Accounting for Pensions" and SFAS 132 "Employers Disclosures about Pensions and other Post-retirement Benefits", based on annual actuarial valuations. Descriptions of the principal plans and defined contribution arrangements can be found in note 24 on page F-40. All defined benefit pension plans are outside the United States.

	Year ended December 31, 2001	3 months ended March 31, 2002	Year ended March 31, 2003
	(in millions)
	€	€	€
Change in benefit obligation
Benefit obligation at beginning of the period	506.6	512.9	511.7
Service cost	11.7	2.5	9.8
Interest cost	28.3	7.5	29.4
Plan participants' contributions	2.9	0.9	4.2
Actuarial (gain)/loss	(20.4)	(9.4)	12.3
Benefits paid	(20.7)	(5.0)	(22.2)
Foreign exchange movements	4.5	2.3	(31.9)

Benefit obligation at end of the period	512.9	511.7	513.3

Change in plan assets
Fair value of plan assets at beginning of the period	473.5	419.4	423.3
Actual return on plan assets	(52.1)	2.2	(76.6)
Employer's contributions	9.7	3.7	13.4
Plan participants' contributions	2.9	0.9	4.2
Benefits paid	(20.7)	(5.0)	(22.2)
Foreign exchange movements	4.8	2.1	(27.0)
Age related rebates	1.3	—	1.2

Fair value of plan assets at end of the period	419.4	423.3	316.3

Funded status
Net deficit of fund assets over liabilities	(93.5)	(88.4)	(197.0)
Unrecognized liability at transition	13.2	12.7	10.8
Unrecognized prior service cost	17.2	17.6	15.0
Unrecognized net actuarial loss	43.4	38.1	146.3

	(19.7)	(20.0)	(24.9)

Prepaid benefit costs	22.5	22.9	—
Accrued benefit liabilities	(52.2)	(51.8)	(132.9)
Intangible asset	1.7	1.7	25.8
Other comprehensive income	8.3	7.2	82.2

	(19.7)	(20.0)	(24.9)

Under U.S. GAAP, an additional minimum liability is recognized and a charge made to other comprehensive income when the accumulated benefit obligation exceeds the fair value of plan assets to the extent that this amount is not covered by the net liability recognized in the balance sheet.

	Year ended December 31,
			3 months ended March 31, 2002	Year ended March 31, 2003
	2000	2001
	(in millions)
	€	€	€	€
Components of net periodic pension cost
Service cost	10.6	11.7	2.5	9.8
Interest cost	28.0	28.3	7.5	29.4
Expected return on plan assets	(32.8)	(29.8)	(6.8)	(27.2)
Amortization of net transition liability	1.7	1.8	0.4	1.8
Amortization of prior service cost	1.9	1.9	0.5	2.1
Amortization of net actuarial (gain)/loss	(2.4)	0.4	—	—

	7.0	14.3	4.1	15.9

The weighted average assumptions used to calculate the pension costs were as follows:
Discount rate	6.03%	5.70%	6.03%	5.99%
Expected return on plan assets	6.64%	6.32%	6.65%	6.65%
Rate of compensation increases	4.08%	3.74%	3.87%	3.78%

Plan assets comprise mainly common stocks, government bonds and cash. They do not include any holdings in the common stock of the Company.

For plans where the benefit obligations exceed plan assets, the aggregate benefit obligations as at March 31, 2003 were €513.1 million, (March 31, 2002: €511.7 million, December 31, 2001: €512.9 million) and the aggregate plan assets were €316.3 million (March 31, 2002: €423.3 million, December 31, 2001: €419.4 million).

35.    Goodwill and identifiable intangible assets under U.S. GAAP

Goodwill and identifiable intangible assets that have indefinite lives are assessed annually for impairment. Upon adoption of SFAS 142, management completed an impairment assessment and concluded that there is no impairment of goodwill or identifiable intangibles with indefinite lives.

An analysis of goodwill by reporting segment is given below:

	Crystal	Ceramics	Premium cookware	Other products	Total
	(in millions)
		€	€	€	€
As at January 1, 2002	—	158.7	89.4	10.1	258.2
Currency retranslation	—	0.4	1.7	—	2.1
As at March 31, 2002	—	159.1	91.1	10.1	260.3
Currency retranslation	—	(5.2)	(16.5)	—	(21.7)

As at March 31, 2003	—	153.9	74.6	10.1	238.6

An analysis of identifiable intangible assets is given below:

	Acquired brands	Mailing lists	Total
	(in millions)
	€	€	€
As at January 1, 2002	2.3	—	2.3
Currency retranslation	—	—	—
Amortization expense	—	—	—

As at March 31, 2002	2.3	—	2.3
Currency retranslation	—	—	—
Amortization expense	(0.5)	(0.1)	(0.6)
Acquired intangibles	15.9	1.5	17.4

As at March 31, 2003	17.7	1.4	19.1

Amortization expense on the mailing list and other identifiable assets subject to amortization is expected to be €1.2 million for each of the next four years and €1.1 million for the fifth year.

36.    Deferred taxes under U.S. GAAP

The following disclosure of deferred taxes recognized in the summarized consolidated balance sheet prepared in accordance with U.S. GAAP is presented in accordance with Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes ("FAS 109").

	December 31, 2001
	Asset	Valuation allowance	Liability	Net asset/ (liability)
	(in millions)
	€	€	€	€
Re timing differences in respect of:
Accelerated capital allowances	2.4	—	(16.9)	(14.5)
Tax losses carried forward	51.6	(11.5)	—	40.1
Restructuring provisions and other deferred deductions	24.3	—	(13.6)	10.7

	78.3	(11.5)	(30.5)	36.3

Included in the U.S. GAAP balance sheet as:
Current asset				1.0
Non current asset				35.3

				36.3

	March 31, 2002				March 31, 2003
	Asset	Valuation allowance	Liability	Net asset/ (liability)	Asset	Valuation allowance	Liability	Net asset/ (liability)
	(in millions)
	€	€	€	€	€	€	€	€
Re timing differences in respect of:
Accelerated capital allowances	2.5	—	(16.8)	(14.3)	0.6	—	(14.8)	(14.2)
Tax losses carried forward	55.5	(19.3)	—	36.2	55.3	(31.6)	—	23.7
Restructuring provisions and other deferred deductions	32.1	—	(20.9)	11.2	25.0	—	(16.6)	8.4

	90.1	(19.3)	(37.7)	33.1	80.9	(31.6)	(31.4)	17.9

Included in the U.S. GAAP balance sheet as:
Current asset				1.0				1.0
Non current asset				32.1				16.9

				33.1				17.9

The valuation allowance in respect of the recognition of tax losses carried forward increased by €12.3 million during the year ended March 31, 2003.

No provision for deferred taxes is made for any additional taxation which might arise should the retained reserves of certain overseas subsidiary companies be distributed.

37.    Derivative financial instruments

(a)    Accounting policies for derivative financial instruments

It is our policy to protect income and expenditure, from the impact of exchange rate fluctuations where appropriate, by means of forward currency contracts entered into to fix the exchange rates applicable to estimated future currency revenues and payables and repayment of long term currency borrowings.

A significant portion of our sales revenue is received in currency other than Euro and as such we are subject to currency exposure. We seek to limit this exposure by entering into forward contracts with maturity dates of up to 3 years ahead.

Under Irish GAAP income or losses arising on these contracts are recognized in the statement of income on maturity of the underlying hedge transaction and are classified in a manner consistent with the underlying nature of the hedged transaction. Under U.S. GAAP for accounting periods commencing prior to January 1, 2002 unrealized gains and losses on all forward contracts hedging revenues and payables yet to expire are measured at the balance sheet date, net of the related discounts and premiums inherent in those contracts, and are included in the statement of income through cost of sales and other operating income respectively, for the period then ended.

Effective January 1, 2001, we adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) as amended by SFAS 137, 138 and 149 and as interpreted by the Derivatives Implementation Group, for the purpose of presenting U.S. GAAP financial information.

SFAS 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activity. Changes in the fair value of derivatives are recorded in each period in current earnings or other comprehensive income, depending on whether a derivative is designated and documented as part of a hedge transaction and, if it is, the type of hedge transaction. We use various derivative instruments, which are designated and documented as cash flow hedges, to hedge anticipated foreign currency receipts. These contracts provide economic hedging to us, however, they do not qualify as hedges for accounting purposes under SFAS 133, and therefore are valued at the current forward rate at each period end with gains and losses recorded in the statement of income.

The cumulative effect of the adoption of FAS 133 at January 1, 2001 was to reduce net income before taxes under US GAAP by approximately €2.3 million. Application of FAS 133 to the calculation of US GAAP financial information results in the recording of pre-tax income of €14.4 million for the year ended March 31, 2003 (3 months ended March 31, 2002: loss of €0.8m; year ended December 31, 2001: loss of €4.5m).

We do not enter into derivative agreements for trading or other speculative purposes. Income and losses arising on hedging instruments which are cancelled due to the termination of the underlying exposure are taken to the income statement immediately.

(b)    The carrying amounts and estimated fair values of our material financial instruments were as follows:

	December 31, 2001			March 31, 2002			March 31, 2003
	Gross contract amount	U.S. GAAP Carrying amount	Fair value	Gross contract amount	U.S. GAAP Carrying amount	Fair value	Gross contract amount	U.S. GAAP Carrying amount	Fair value
	(in millions)
	€	€	€	€	€	€	€	€	€
Cash and deposits	n/a	119.6	119.6	n/a	88.1	88.1	n/a	84.0	84.0
Long term debt	n/a	453.8	448.4	n/a	458.0	455.2	n/a	424.4	429.8
Foreign currency contracts	309.8	(12.7)	(12.7)	341.2	(17.1)	(17.1)	104.4	(1.2)	(1.2)
Interest rate instruments	—	(1.7)	(1.7)	—	(0.9)	(0.9)	—	(2.4)	(2.4)

The fair values of our forward contracts set out above are estimated using the contract rates prevailing at December 31, 2001, March 31, 2002 and March 31, 2003 respectively.

The carrying amount of cash and deposits reported in the balance sheet approximates fair value due to the short maturity of these instruments. The difference between book value and fair value of long term debt is primarily due to current interest rates being lower than those prevailing when the borrowings were made. Financial instruments included within current assets and liabilities (excluding cash and borrowings) are generally short term in nature and accordingly their fair values approximate their book values.

If the derivative financial instruments were considered separately from anticipated underlying future revenues and interest expense we would be subject to market risk from fluctuations in currency and interest rates. We only enter into derivative financial instruments to hedge the risks described above. Therefore, there is market risk only to the extent that actual future foreign currency cash flows and interest expense differ from anticipated amounts and the only credit risk arises from the potential non-performance by counter-parties. The amount of the credit risk is restricted to the hedging gain and not the principal amount hedged. We do not anticipate non-performance as the counterparties are all licensed banks.

38.    Concentration of credit risk

Our potential concentrations of credit risk consist principally of short term cash investments and trade receivables. We only deposit short term cash surpluses with high credit quality banks and institutions, and, as a matter of policy, we limit the amount of credit exposure to any one bank or institution in respect of short term cash balances. Trade receivables comprise a large, widespread customer base in the industry where we are engaged in manufacturing, wholesaling and retailing a wide range of ceramic and crystal tableware, giftware, kitchenware and cookware. At March 31, 2003, we did not consider there to be any significant concentrations of credit risk.

39.    Stock compensation plans

We operate a number of employee stock option schemes. Participation is by invitation and grants are usually made annually. Options are issued at the market price at the date of the grant without any discount, calculated in accordance with the rules of the Schemes, and are normally exercisable between three and ten years from the date of grant. Under the rules of the current scheme, options only become exercisable on the achievement of predetermined performance criteria.

Eligible employees may also participate in the SAYE stock option scheme. Under this scheme, employees may enter into contracts to save up to Stg£250 per month and, at the expiry of a fixed term of three, five or seven years, have the option to use these savings to acquire our ordinary shares at a discount, calculated in accordance with the rules of the scheme. The discount is currently 20% of the market price at the date the options were granted, making this a compensatory scheme for U.S. GAAP purposes.

A total of 38,781,602 ordinary shares have been made available to grant share options to executives. A further 38,781,602 ordinary shares have been made available to grant shares to employees under all employee share schemes including the SAYE stock option scheme.

We have elected to follow APB 25 in accounting for stock based compensation plans. Had a fair value basis of accounting for stock based compensation been applied, as outlined in FAS 123, based on fair values at the grant dates, pro forma net income and pro forma income per share under U.S. GAAP would have been determined as follows:

Based on fair values at the grant dates, pro forma net income and pro forma income per share under U.S. GAAP.

	Year ended December 31,
					3 months ended March 31, 2002		Year ended March 31, 2003
	2000		2001
			(restated)
	(in millions, except per share amounts)
	€		€		€		€
Net income/(loss) under U.S. GAAP	57.9		(71.0)		(21.9)		0.2
Stock based compensation fair value adjustment	1.6		(3.6)		(0.6)		(2.1)

Pro forma net income/(loss) under U.S. GAAP after crediting/(charging) stock based compensation fair value adjustment	59.5		(74.6)		(22.5)		(1.9)

Pro forma basic income/(loss) per share after stock based compensation fair value adjustment	8.07	c	(9.96	c)	(2.97	c)	(0.25	c)

Pro forma diluted income/(loss) per share after stock based compensation fair value adjustment*	8.00	c	(9.96	c)	(2.97	c)	(0.25	c)

*
In the year ended March 31, 2003, the three months ended March 31, 2002 and the year ended December 31, 2001 none of the options are dilutive as they would decrease the loss per share.

The weighted number of shares in issue used in the above table is given in note 12 on page F-26.

The following table summarizes the number of options outstanding and weighted-average exercise price under our employee stock option schemes:

	Year ended December 31,
					3 months ended March 31, 2002		Year ended March 31, 2003
	2000		2001
	Number	Weighted- average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted- average exercise price
		€		€		€		€
Outstanding at beginning of period	20,167,000	1.16	26,106,000	1.08	29,362,000	1.06	29,195,000	1.06
Granted in the period	8,288,000	0.97	8,600,000	0.98	—	—	750,000	0.65
Exercised in the period	(1,552,000)	0.85	(1,105,000)	0.81	—	—	(50,000)	0.40
Lapsed in the period	(797,000)	1.15	(4,239,000)	1.18	(167,000)	1.00	(3,269,000)	1.16

Outstanding at end of period	26,106,000	1.08	29,362,000	1.06	29,195,000	1.06	26,626,000	1.01

The following table summarizes information about the above stock options outstanding at March 31, 2003:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at 3/31/03	Weighted- average remaining contractual life	Weighted- average exercise price	Number exercisable at 3/31/03	Weighted- average exercise price
	€		€		€
40c - 70c	3,500,000	8.6	0.65	40,000	0.60
71c - 90c	150,000	5.5	0.82	150,000	0.82
91c - 110c	12,106,000	6.5	0.96	11,556,000	0.96
111c - 130c	9,695,000	5.8	1.14	4,740,000	1.12
131c - 160c	1,175,000	4.5	1.52	1,175,000	1.52

	26,626,000	6.4	1.01	17,661,000	1.04

The following summarizes the number of options outstanding and weighted-average exercise price under our SAYE stock option schemes as at:

	December 31, 2000		December 31, 2001
	Number	Weighted- average exercise price	Number	Weighted- average exercise price
		€		€
Outstanding at beginning of year	6,844,250	0.73	10,446,625	0.91
Granted in the year	5,257,342	0.98	8,630,565	0.53
Exercised in the year	(512,899)	0.73	(947,594)	0.91
Lapsed in the year	(1,142,068)	0.98	(2,739,502)	0.87

Outstanding at end of year	10,446,625	0.91	15,390,094	0.57

The following summarizes the number of options outstanding and weighted-average exercise price under our SAYE stock option schemes as at:

	March 31, 2002		March 31, 2003
	Number	Weighted average exercise price	Number	Weighted- average exercise price
		€		€
Outstanding at beginning of period	15,390,094	0.57	14,468,054	0.56
Granted in the period	—	—	6,591,257	0.32
Exercised in the period	(142,086)	0.71	(58,000)	0.64
Lapsed in the period	(779,954)	0.86	(3,405,673)	0.74

Outstanding at end of period	14,468,054	0.56	17,595,638	0.40

The following table summarizes information about the SAYE stock options outstanding:

	March 31, 2002		March 31, 2003
Exercise price	Number outstanding	Weighted- average remaining contractual life	Number outstanding	Weighted- average remaining contractual life
		(years)		(years)
66.0c	72,000	—	—	—
Stg43.5p	96,768	—	—	—
Stg49.0p	19,098	—	—	—
81.3c	162,239	—	—	—
Stg51.5p	941,504	0.6	33,840	0.3
Stg51.5p	17,296	0.6	—	—
Stg61.0p	2,242,559	1.6	1,796,714	0.7
Stg61.0p	995,572	1.6	921,034	0.7
Stg62.0p	51,791	—	—	—
102.8c	1,047,373	1.6	897,497	0.7
104.8c	226,592	0.6	22,776	0.3
108.0c	19,953	1.6	15,101	0.7
Stg33.0p	5,209,008	2.7	4,417,984	1.8
Stg33.0p	1,379,383	2.7	1,287,271	1.8
54.0c	1,970,253	2.7	1,681,605	1.8
61.5c	16,665	2.7	6,864	1.8
Stg23.5p	—	—	828,371	2.8
37.0c	—	—	1,946,900	2.8
Stg23.5p	—	—	3,739,681	2.8

	14,468,054	2.2	17,595,638	1.3

During the year ended March 31, 2003, 750,000 options (year ended December 31, 2001: 8,600,000 options, 2000: 8,288,000 options) were granted under employee stock option schemes. The weighted-average fair value of these options was estimated using the Black-Scholes option pricing model to be €0.19 (2001: €0.31, 2000: €0.30).

6,591,257 SAYE stock options were granted during the year ended March 31, 2003 (year ended December 31, 2001: 8,630,565, 2000: 5,257,342). The weighted-average fair value of these options was estimated using the Black-Scholes option pricing model to be €0.13 (2001: €0.28, 2000: €0.42).

The significant weighted-average assumptions used to estimate the fair value of the options granted were as follows:

	Year ended
	December 31, 2000		December 31, 2001		March 31, 2003
	Employee stock option scheme	SAYE	Employee stock option scheme	SAYE	Employee stock option scheme	SAYE
Risk free interest rate	5.25%	5.10%	4.42%	4.41%	4.12%	3.86%
Expected life	7 years	5.5 years	7 years	5.5 years	7.5 years	3.25 years
Expected volatility	30.15%	29.68%	36.73%	39.44%	45.00%	45.00%
Dividend yield	2.83%	2.15%	3.42%	4.18%	8.5%	8.5%

40.    Prior period reclassifications

Certain prior period amounts have been reclassified to reflect current year presentation.

41.    Subsequent events

Subsequent to March 31, 2003, we announced the restructuring of our earthenware manufacturing operations. It has been decided to relocate Johnson Brothers' production to dedicated outsourced plants in Asia. This action will entail the closure of two factories in Stoke-on-Trent and the loss of 1,058 jobs. Wedgwood branded earthenware will transfer to Wedgwood's existing factory at Barlaston, Stoke-on-Trent. This action will achieve further significant economies and will preserve 275 jobs in England.

42.    Approval of consolidated financial statements

The Directors approved the consolidated financial statements on June 4, 2003.

43.    Unaudited subsequent event—funding position

Our financial condition has been adversely affected in recent years, principally as a result of the fall in demand for luxury lifestyle products, due to the continued worldwide economic downturn, the terrorist attacks on September 11, 2001 and the geopolitical instability and armed conflicts which have followed. As a result we have sought and obtained waivers until November 28, 2003 (in the case of the revolving credit facility) and November 30, 2003 (in the case of the private placement notes) of certain of our financial covenants under our syndicated multi-currency revolving credit facility (as of the June 30, 2003 semi-annual measurement date and those that are tested between that date and November 30, 2003) and our U.S.$95 million private placement notes (as of the June 30, 2003 and September 30, 2003 quarterly measurement dates and those that are tested between that date and November 30, 2003). Under the waiver for our multi-currency revolving credit facility, we have agreed to principal terms of an amended three year secured revolving credit facility to be entered into by November 28, 2003. Under the waiver for our private placement notes, we have agreed to certain terms of an amended note purchase agreement for the private placement notes to be entered into by November 30, 2003. Although we have agreed to such terms with the banks and the noteholders, there can be no assurances that we will be able to negotiate and enter into an amended revolving credit facility and note purchase agreement prior to the expiration of such waivers.

Further, Rosenthal AG, one of our subsidiaries, has sought and obtained a waiver of the testing of certain of its financial covenants, and an agreement to extend the maturity, in respect of approximatly €10.0 million outstanding under its syndicated term loan facility until November 30, 2003, unless earlier terminated under the terms of the waiver. Although we intend to seek to refinance this indebtedness, no assurance can be given that we will achieve such refinancing before the expiration of this extension.

These waivers contain certain conditions on, and agreements by, us (including the requirement that we provide security for such creditors).

Waterford Wedgwood plc
Unaudited Interim Consolidated Financial Statements
for the three months ended June 30, 2002 and 2003

WATERFORD WEDGWOOD plc

Review Report of Independent Auditors

Introduction

We have been instructed by Waterford Wedgwood plc (the "Company") to review the financial information set out on pages F-71 to F-76.

Directors' Responsibilities

The interim report, including the financial information contained herein, is the responsibility of, and has been approved by the board of directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Irish Stock Exchange which require that the accounting policies and presentation applied to the interim figures should be consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.

Review Work Performed

We conducted our review in accordance with guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board. A review consists principally of making enquiries of management and applying analytical procedures to the financial information and underlying financial data, and based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with the Auditing Standards and therefore provides a lower level of assurance than an audit. Accordingly we do not express an audit opinion on the financial information. This report has been prepared for and only for the Company. We do not, in producing this report, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Review Conclusion

On the basis of our review we are not aware of any material modifications that should be made to the financial information as presented for the three months ended June 30, 2003.

PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
Dublin	November 14, 2003

WATERFORD WEDGWOOD plc

Unaudited Interim Consolidated Statement of Income

		Three months ended June 30,
	Note	2003	2002
		(unaudited)
		(€ in millions)
Net sales by category
Crystal		51.0	74.7
Ceramics		85.4	102.5
Premium cookware		21.2	21.4
Other products		17.5	17.9

Total net sales		175.1	216.5

Operating income/(loss) (before exceptional restructuring charges and goodwill amortization)		(11.9)	13.6
Exceptional restructuring charges		(25.7)	—
Goodwill amortisation		(1.9)	(1.6)

Operating (loss)/income		(39.5)	12.0
Net interest expense		(5.7)	(6.3)

Net income/(loss) before taxes and minority interests		(45.2)	5.7
Taxes on income/(loss)		—	(0.7)

Net income/(loss) after taxes before minority interests		(45.2)	5.0
Minority interests		0.6	(0.1)

Net income/(loss)		(44.6)	4.9

Income/(loss) per ordinary share before exceptional restructuring charges and goodwill amortization (cents)	3	(2.19)	0.86
Income/(loss) per ordinary share (cents)	3	(5.74)	0.65

WATERFORD WEDGWOOD plc

Unaudited Interim Consolidated Balance Sheet

		Three months ended June 30,
	Note	2003	2002
		(unaudited)
		(€ in millions)
Fixed Assets
Intangible assets	4	109.3	112.9
Tangible assets		205.4	249.7
Financial assets		15.3	14.7

		330.0	377.3

Current assets
Stocks		313.3	303.8
Debtors		166.1	185.9
Cash and deposits		41.7	74.5

		521.1	564.2
Creditors (amounts falling due within one year)		(213.0)	(208.7)
Bank loans and overdrafts		(16.1)	(8.3)

Net current assets		292.0	347.2

Total assets less current liabilities		622.0	724.5
Creditors (long and medium debt)		(424.0)	(445.8)
Other long term creditors		(34.8)	(35.4)

		163.2	243.3

Capital and reserves
Called up share capital		56.7	55.3
Share premium account		194.8	190.2
Revaluation reserve		9.3	9.8
Revenue reserves		(103.8)	(18.5)
Capital conversion reserve fund		2.6	2.6
Shareholders' funds — equity interests		159.6	239.4
Minority interests — equity interests		3.6	3.9

		163.2	243.3

WATERFORD WEDGWOOD plc

Unaudited Interim Consolidated Statement of Cash Flows

	Three months ended June 30,
	2003	2002
	(unaudited)
	(€ in millions)
Operating income (before exceptional restructuring charge and goodwill amortization)	(11.9)	13.6
Restructuring spend	(4.5)	(6.4)
Depreciation	9.2	10.5
Working capital	(41.5)	(10.4)

Net cash (outflow)/inflow from operating activities	(48.7)	7.3
Interest	(5.6)	(6.3)
Capital expenditure	(7.5)	(6.6)
Taxation paid	(2.0)	(2.1)

Net cash (outflow)/inflow (before acquisitions, financing and exchange)	(63.8)	(7.7)
Exchange	22.1	28.0
Acquisitions	—	(9.7)
Opening net debt	(356.7)	(390.2)

Closing net debt	(398.4)	(379.6)

WATERFORD WEDGWOOD plc

Unaudited Interim Reconciliation of Movement in Shareholders' Equity

	Three months ended June 30,
	2003	2002
	(unaudited)
	(€ in millions)
Net (loss)/income for the period	(44.6)	4.9
Exchange translation effect of net overseas investments	4.4	(5.5)

Total recognised losses for the period	(40.2)	(0.6)
Opening shareholders' equity	199.8	240.0

Closing shareholders' equity	159.6	239.4

WATERFORD WEDGWOOD plc

Notes to the Unaudited Interim Consolidated Financial Statements

1.     Basis of Preparation of Unaudited Interim Consolidated Financial Statements

This unaudited interim consolidated financial statement has been prepared applying the accounting policies described on page F-89 of the Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts for the year ended March 31, 2003.

As described in note 1 of those accounts, the Group's bankers have agreed to the suspension of loan covenants and a renegotiation of the terms of the Group's existing facilities. The Group announced on November 14, 2003 details of new capital structure, containing a rights offering, seven year bond, new secured revolving credit facility and amended private placement notes.

The Group's long-term projections suggest adequate profitability and cash flows to meet its financial needs and obligations. The Directors, having regard to the Group's business plans, the current trading position and the new capital structure, consider it appropriate to adopt the going concern basis in preparing these interim accounts.

2.     Exchange Rates

The exchange rates used for consolidation purposes between the euro and the principal currencies in which the Group does business were as follows:

	Profit and loss transactions Three months ended June 30,		Balance sheet as at June 30,
	2003	2002	2003	2002
U.S. Dollar	1.14	0.93	1.15	0.98
Sterling	0.70	0.63	0.69	0.64
Yen	135.29	116.66	135.61	117.01

3.     Earnings per Ordinary Share

	Three months ended June 30, 2003			Three months ended June 30, 2002
	(Loss)/Income	No. of shares	Per share	(Loss)/Income	No. of shares	Per share
	(€ in millions)	(millions)	(cents)	(€ in millions)	(millions)	(cents)
(Loss)/income for the financial period before goodwill amortisation and exceptional restructuring charges	(17.0)	775.6	(2.19)	6.5	758.2	0.86
Exceptional restructuring charges	(25.7)	775.6	(3.31)	—	758.2	—
Goodwill amortisation	(1.9)	775.6	(0.24)	(1.6)	758.2	(0.31)

Net income/(loss) for the financial period	(44.6)	775.6	(5.74)	4.9	758.2	0.65

4.     Intangible assets—Goodwill

(€ in millions)
Balance at March 31, 2003	115.8
Goodwill amortisation	(1.9)
Exchange	(4.6)

Balance at June 30, 2003	109.3

5.     Restructuring and rationalisation provision

(€ in millions)
Balance at March 31, 2003	7.9
Charged to the profit and loss account	25.7
Utilised	(4.5)

Balance at June 30, 2003	29.1

6.     Net debt

Net debt at June 30, 2003 comprising short and long term borrowing less cash and deposits amounted to €398.4 million (June 30, 2002: €379.6 million).

7.     Listed investment

The Group holds 21.16% of the issued share capital of Royal Doulton plc. The market value of this investment at June 30, 2003 was €3.1 million based upon a share price of £0.03.

Waterford Wedgwood plc
Unaudited Interim Consolidated Financial Statements
for the six months ended September 30, 2002 and 2003

WATERFORD WEDGWOOD plc

Independent Review Report

Introduction

We have been instructed by the company to review the financial information set out on pages F-79 to F-84. We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.

Directors' responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by the board of directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Irish Stock Exchange which require that the accounting policies and presentation applied to the interim figures should be consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.

Review work performed

We conducted our review in accordance with guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board applicable in Ireland. A review consists principally of making enquiries of management and applying analytical procedures to the financial information and underlying financial data, and based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with Auditing Standards applicable in Ireland and, therefore, provides a lower level of assurance than an audit. Accordingly, we do not express an audit opinion on the financial information. This report has been prepared for and only for the company for the purpose of the Listing Rules of the Irish Stock Exchange and for no other purpose. We do not, in producing this report, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Review conclusion

On the basis of our review, we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 30 September 2003.

PricewaterhouseCoopers Chartered Accountants Dublin	November 14, 2003

WATERFORD WEDGWOOD plc

("Waterford Wedgwood" or "the Group")

Unaudited Interim Consolidated Statement of Income

		Six months ended September 30,
	Note	2003	2002
		(unaudited)
		(€ in millions)
Net sales by category
Crystal		135.4	158.9
Ceramics		170.3	211.1
Premium cookware		50.0	59.7
Other products		50.1	41.5

Total net sales		405.8	471.2

Operating income/(loss) (before exceptional restructuring charges and goodwill amortization)		4.2	40.6
Exceptional restructuring charges		(32.7)	—
Gain arising on conversion of U.S.$ loan		—	9.7
Profit on sale of fixed asset		—	5.0
Goodwill amortisation		(3.4)	(3.3)

Operating income/(loss)		(31.9)	52.0
Net interest expense		(12.9)	(12.8)

Net income/(loss) before taxes and minority interests		(44.8)	39.2
Taxes on income/(loss)		1.7	(4.9)

Net income/(loss) after taxes before minority interests		(43.1)	34.3
Minority interests		0.4	(0.2)

Net income/(loss)		(42.7)	34.1
Dividends		—	(5.5)

Retained (loss)/income for the period		(42.7)	28.6

Income/(loss) per ordinary share (before exceptional restructuring charges and goodwill amortization) (cents)	3	(0.85c )	3.12c
Income/(loss) per ordinary share (cents)	3	(5.51c )	4.50c

WATERFORD WEDGWOOD plc

("Waterford Wedgwood" or "the Group")

Unaudited Interim Consolidated Balance Sheet

		As at September 30,
	Note	2003	2002
		(unaudited)
		(€ in millions)
Fixed assets
Intangible assets	4	106.5	111.3
Tangible assets		207.9	243.4
Financial assets		14.8	15.4

		329.2	370.1

Current assets
Stocks		307.2	314.8
Debtors		193.2	213.2
Cash and deposits		32.3	58.2

		532.7	586.2
Creditors (amounts falling due within one year)		(201.6)	(197.4)
Bank loans and overdrafts		(49.4)	(26.5)

Net current assets		281.7	362.3

Total assets less current liabilities		610.9	732.4
Creditors (long and medium debt)		(412.8)	(433.8)
Other long term creditors		(36.2)	(35.2)
Provisions for liabilities and charges		(1.1)	(1.5)

		160.8	261.9

Capital and reserves
Called up share capital		57.2	55.4
Share premium account		194.3	190.2
Revaluation reserve		9.3	9.8
Revenue reserves		(106.3)	(0.1)
Capital conversion reserve fund		2.6	2.6

Shareholders' funds — equity interests		157.1	257.9
Minority interests — equity interests		3.7	4.0

		160.8	261.9

WATERFORD WEDGWOOD plc

("Waterford Wedgwood" or "the Group")

Unaudited Interim Consolidated Cash Flow

	Six months ended September 30,
	2003	2002
	(unaudited)
	(€ in millions)
Operating income (before exceptional items and goodwill amortization)	4.2	40.6
Restructuring spend	(11.3)	(10.6)
Depreciation	18.5	20.1
Working capital	(52.7)	(49.9)

Net cash (outflow)/inflow from operating activities	(41.3)	0.2
Interest (net)	(14.1)	(11.3)
Capital expenditure (net)	(19.8)	(1.9)
Taxation paid	(5.9)	(2.9)
Dividends paid	(7.6)	(15.9)
Other	—	0.1

Net cash (outflow) (before acquisitions, financings and exchange)	(88.7)	(31.7)
Exchange	15.5	30.0
Royal Doulton investment	—	(6.7)
Spring acquisition	—	(3.5)
Opening net debt	(356.7)	(390.2)

Closing net debt	(429.9)	(402.1)

WATERFORD WEDGWOOD plc

("Waterford Wedgwood" or "the Group")

Unaudited Interim Reconciliation of Movement in Shareholders' Equity

	Six months ended September 30,
	2003	2002
	(unaudited)
	(€ in millions)
Net (loss)/income for the period	(42.7)	34.1
Exchange translation effect on net overseas investments	(1.7)	(12.3)

Total recognised (losses)/gains for the period	(44.4)	21.8
Scrip dividend	1.7	1.5
Dividends	—	(5.5)
New share capital subscribed	—	0.1
Opening shareholders' equity	199.8	240.0

Closing shareholders' equity	157.1	257.9

WATERFORD WEDGWOOD plc

Notes to the Unaudited Interim Consolidated Financial Statements

1.     Basis of Preparation of Unaudited Interim Consolidated Financial Statements

This unaudited interim consolidated financial statement has been prepared applying the accounting policies described on page F-89 of the Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts for the year ended March 31, 2003.

As described in note 1 of those accounts, the Group's bankers have agreed to the suspension of loan covenants and a renegotiation of the terms of the Group's existing facilities. The Group announced on November 14, 2003, details of a new capital structure, containing a rights offering, seven year bond, new secured revolving credit facility and amended private placement notes.

The Group's long-term projections suggest adequate profitability and cash flows to meet its financial needs and obligations. The Directors, having regard to the Group's business plans, the current trading position and the new capital structure, consider it appropriate to adopt the going concern basis in preparing these interim accounts.

2.     Exchange Rates

The exchange rates used for consolidation purposes between the euro and the principal currencies in which the Group does business were as follows:

	Profit and loss transactions Six months ended September 30,		Balance sheet as at September 30,
	2003	2002	2003	2002
U.S. Dollar	$1.13	$0.96	$1.17	$0.98
Sterling	£0.70	£0.63	£0.70	£0.63
Yen	¥133.59	¥117.11	¥129.57	¥120.71

3.     (Loss)/earnings per Ordinary Share

	Six months ended September 30,
	2003			2002
	Profit/ (loss)	No. of shares	Per share	Profit/ (loss)	No. of shares	Per share
	(€ in millions)	(millions)	(cents)	(€ in millions)	(millions)	(cents)
(Loss)/income for the financial period before goodwill amortisation and exceptional items	(6.6)	775.6	(0.85)	23.7	758.3	3.12
Exceptional restructuring charges	(32.7)	775.6	(4.22)	—	—	—
Gain arising on conversion of $ loan	—	—	—	9.7	758.3	1.28
Profit on sale of fixed asset net of capital gains tax	—	—	—	4.0	758.3	0.53
Goodwill amortisation	(3.4)	775.6	(0.44)	(3.3)	758.3	(0.43)

Net income/(loss) for the financial period	(42.7)	775.6	(5.51)	34.1	758.3	4.50

4.     Intangible assets—Goodwill

(€ in millions)
Balance at March 31, 2003	115.8
Goodwill amortisation	(3.4)
Exchange	(5.9)

Balance at September 30, 2003	106.5

5.     Restructuring and rationalisation provision

(€ in millions)
Balance at March 31, 2003	7.9
Charged to the profit and loss account	29.5 *
Utilised	(11.3)
Exchange	(0.1)

Balance at September 30, 2003	26.0

*
In addition €3.2 million has been charged to profit and loss to write-down inventory.

6.     Net debt

Net debt at September 30, 2003 comprising short and long term borrowing less cash and deposits amounted to €429.9 million (September 30, 2002: €402.1 million).

7.     Listed investment

The Group holds 21.16% of the issued share capital of Royal Doulton plc. The market value of this investment at September 30, 2003 was €3.0 million based upon a share price of £0.03. The book carrying value at September 30, 2003 was €8.7 million.

Waterford Wedgwood plc

Consolidated Financial Statements

for the year ended March 31, 2003

Presented in Accordance with the Irish Companies Acts

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Statement of Directors' Responsibilities

Irish company law requires the directors of Waterford Wedgwood plc (the "Directors") to prepare financial statements for each financial year which give a true and fair view of the state of affairs of Waterford Wedgwood plc (the "Company") and its consolidated subsidiaries (together, the "Group") and of the profit or loss of the Group for that financial year:

In preparing those financial statements, the Directors are required to:

  •
  select appropriate accounting policies and apply then consistently;

  •
  make judgements and estimates that are reasonable and prudent; and

  •
  state that all accounting standards which they consider to be applicable have been followed.

The Directors have responsibility for ensuring that the Group keeps accounting records which disclose with reasonable accuracy at any time the financial position of the Group and which enable them to ensure that the financial statements are prepared in accordance with accounting standards generally accepted in Ireland and comply with Irish statute, comprising the Companies Acts 1963 to 2001 and the European Communities (Companies: Group Accounts) Regulations, 1992. The Directors confirm that the financial statements contained on pages F-89 to F-126 comply with the above requirements. The Directors also have responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

The measures taken by the Directors to secure compliance with the Company's obligation to keep proper books of account are the use of appropriate systems and procedures and employment of competent persons. The books of account are kept at Waterford Wedgwood plc, Barlaston, Stoke-on-Trent, Staffordshire, ST12 9ES, England.

The Directors are responsible for the maintenance and integrity of the Company's website. Information published on the internet is accessible in many countries with different legal requirements. Legislation in Ireland governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

On behalf of the Board:
 Sir Anthony O'Reilly, Chairman
 Richard A Barnes, Director

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Independent Auditors' Report to the Members of Waterford Wedgwood plc

We have audited the financial statements on pages F-89 to F-126.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The Directors' responsibilities for preparing the financial statements in accordance with applicable Irish law and accounting standards generally accepted in Ireland are set out on page F-86 in the Statement of Directors' Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements, auditing standards issued by the Auditing Practices Board applicable in Ireland and the Listing Rules of the Irish Stock Exchange. This report, including this opinion, has been prepared for and only for the Company's members as a body in accordance with Section 193 of the Companies Act 1990 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2001, and the European Communities (Companies: Group Accounts) Regulations, 1992. We state whether we have obtained all the information and explanations we consider necessary for the purposes of our audit and whether the Company balance sheet is in agreement with the books of account. We also report to you our opinion as to:

  •
  whether the Company has kept proper books of account;

  •
  whether the Report of the Directors is consistent with the financial statements; and

  •
  whether at the balance sheet date there existed a financial situation which may require the Company to convene an extraordinary general meeting; such a financial situation may exist if the net assets of the Company, as stated in the Company balance sheet, are not more than half of its called-up share capital.

We also report to you if, in our opinion, information specified by law or the Listing Rules of the Irish Stock Exchange and the U.K. Listing Authority regarding directors' remuneration and transactions is not disclosed.

BASIS OF AUDIT OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board applicable in Ireland and the U.K. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements set out on pages F-89 to F-126 give a true and fair view of the state of affairs of the Company and the Group at March 31, 2003 and of the profit and cash flows of the Group for the year then ended and have been properly prepared in accordance with the Companies Acts, 1963 to 2001, and the European Communities (Companies: Group Accounts) Regulations, 1992.

We have obtained all the information and explanations we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the Company. The Company balance sheet is in agreement with the books of account.

The net assets of the Company as stated in the Company Balance Sheet on page F-94 are more than half of the amount of its called-up share capital and, in our opinion, on that basis there did not exist at March 31, 2003 a financial situation which under section 40(1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the Company.

PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
Dublin
June 4, 2003

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Accounting Policies

The significant accounting policies adopted by the Group are as follows:

BASIS OF PREPARATION

The financial statements are prepared under the historical cost convention, modified by the revaluation of certain properties and in accordance with accounting standards generally accepted in Ireland and Irish statute comprising the Companies Acts, 1963 to 2001 and the European Communities (Companies: Group Accounts) Regulations, 1992. As further described in note 1, the Directors believe it is appropriate to prepare the financial statements on a going concern basis.

Accounting standards generally accepted in Ireland in preparing financial statements giving a true and fair view are those published by the Institute of Chartered Accountants in Ireland and issued by the Accounting Standards Board.

TURNOVER

Turnover represents goods invoiced during the period, excluding sales taxes.

FOREIGN CURRENCIES

Transactions in currencies other than Euros ('foreign currencies') are translated at the rate of exchange ruling at the date of the transaction or, where forward currency contracts have been arranged, at the contractual rates.

Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date or at a contractual rate if applicable and any exchange differences are taken to the profit and loss account.

On consolidation of the Group balance sheet, assets and liabilities denominated in foreign currencies are translated into Euros at the period-end exchange rates unless matched by related forward contracts. Trading results and cash flows of overseas subsidiaries are translated into Euros at the average rates of exchange for the period. Exchange differences arising from the restatement of opening balance sheets of overseas subsidiaries at period-end exchange rates and from the translation of the results of those subsidiaries at average exchange rates are dealt with through reserves, net of exchange differences on related currency borrowings and forward currency contracts. Other exchange gains and losses are taken to the profit and loss account.

It is the Group's policy to protect income and expenditure from the impact of exchange rate fluctuations, where appropriate, by means of forward currency contracts entered into to fix the exchange rates applicable to estimated future currency receipts and payments and repayment of long term currency borrowings. Contracts entered into to hedge future currency receipts and payments are either recognised in the profit and loss account on maturity of the underlying hedge transaction and are classified in a manner consistent with the underlying nature of the hedged transaction, or in the case of gains and losses arising on cancellation due to the termination of the underlying exposure, are taken to the profit and loss account immediately. For hedges of long term foreign currency borrowings, the forward premium inherent in the forward currency contract is amortised to the profit and loss account over the life of the contract.

INTEREST RATE SWAPS

The Group uses interest rate swaps to manage interest rate exposures. Receipts and payments on interest rate swaps are recognised, on an accruals basis, as adjustments to interest expense over the life of the swap.

DEBT INSTRUMENTS

Finance costs associated with debt instruments, which is the difference between the net proceeds and the total amount payable under the instrument, are charged to the profit and loss account over the life of the instrument at a constant rate of interest on the outstanding balance. The proceeds of debt instruments, net of issue costs, are shown as liabilities on the balance sheet.

TANGIBLE ASSETS AND DEPRECIATION

Tangible assets are stated at cost or valuation less accumulated depreciation. Following the adoption of FRS15 "Tangible Fixed Assets", the Group has followed the transitional provisions to retain the book amount of land and buildings, certain of which were last revalued in 1997. Accordingly the Group no longer adopts a policy of revaluation. Depreciation is calculated to write off the cost, or valuation, of tangible assets other than freehold land over their estimated useful lives. The profit or loss on the disposal of an asset is calculated as the difference between the net sale proceeds and the net book value.

STOCKS

Stocks are stated at the lower of cost and net realisable value. In the case of finished goods and work-in-progress manufactured by the Group, cost comprises the cost of labour and materials together with appropriate factory and other overheads. In the case of other stocks, cost is ascertained by reference to purchase price plus duty where appropriate. Net realisable value is the actual or estimated selling price (net of trade discounts) less all further costs to completion and less all costs to be incurred in marketing, selling and distribution.

GOODWILL AND INTANGIBLE ASSETS

Goodwill arising on acquisition of subsidiary undertakings prior to December 31, 1997 is set off against reserves. Goodwill arising on acquisitions after December 31, 1997 is capitalised and amortised over its estimated useful life as are the value of other acquired intangible assets. Goodwill previously set off against reserves will be charged or credited in the profit and loss account on the subsequent disposal of the business to which it relates. Goodwill comprises the excess of the purchase price over the fair value of the net assets acquired.

FINANCIAL ASSETS

Financial asset investments are stated at cost less provision for permanent diminution in value.

CONSOLIDATION AND EQUITY ACCOUNTING

The Group profit and loss account, Group balance sheet and Group cash flow statement represent a consolidation of the financial statements of the parent company and its subsidiaries and the Group's share of results and net assets of its associated companies. Where subsidiary or associated undertakings have been acquired or disposed of, the financial statements include only the proportion of the results arising since the date of acquisition or up to the effective date of disposal.

CAPITAL GRANTS

Capital grants are treated as deferred credits and are credited to the profit and loss account on the same basis as the related tangible assets are depreciated.

DEFERRED TAX

Deferred tax is recognised on all timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future have occurred at the balance sheet date.

Amounts recognised are not discounted and reflect the tax rates that are expected to apply when each timing difference reverses, based on rates and laws enacted, or substantively enacted at the balance sheet date.

Net deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover the originating timing difference.

Surpluses on the revaluation of properties, gains on disposals of fixed assets that have been rolled over into replacement assets and future remittances of retained earnings of overseas subsidiaries are not treated as giving rise to timing differences until, respectively, a commitment to dispose of the revalued or replacement asset, or pay a dividend from the subsidiary company, has been made.

RESEARCH AND DEVELOPMENT

All expenditure on research and development, including the cost of patents and trademarks, is written off to the profit and loss account in the period in which it is incurred.

PENSIONS

The expected cost of providing pensions to employees is charged to the profit and loss account over the period of employment of pensionable employees. The cost is calculated, with the benefit of advice from independent actuaries, at what is expected to be a reasonably stable proportion of pensionable pay. Any surpluses or deficits in the pension schemes, identified by periodic actuarial valuations, are taken to the profit and loss account over the remainder of the expected service lives of current employees.

LEASING

Where tangible assets are financed by leasing arrangements which give rights approximating to ownership ('finance lease'), they are treated as if they have been purchased outright at the present values of the minimum lease payments; the corresponding obligations are shown in the balance sheets as finance leases. Depreciation on the assets is calculated in order to write off the amounts capitalised over the shorter of the estimated useful lives of the individual assets or the terms of the lease. Interest arising on finance leases is charged to the profit and loss account in proportion to the amounts outstanding under the lease. Operating lease rentals are charged to the profit and loss account in the period in which they arise.

When the economic benefits of a leasehold property are less than the unavoidable costs, then the lease is defined as onerous and all rentals and other property obligations are provided up to the expiry date of the lease. Provision is made for management's best estimate of the net outgoings through to the termination of the lease, discounted at an appropriate discount rate.

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Consolidated Profit and Loss Account

		12 months to March 31, 2003
						12 months to March 31, 2002 (proforma unaudited)
	Notes	Pre exceptional income/ (charges)	Exceptional income/ (charges) (note 4)	Total	3 months to March 31, 2002
		(€ in millions)
Turnover	3	951.3	—	951.3	207.2	997.6
Cost of sales		(486.1)	(34.2)	(520.3)	(116.3)	(576.3)

Gross profit		465.2	(34.2)	431.0	90.9	421.3

Distribution costs		(281.8)	(1.5)	(283.3)	(71.9)	(300.1)
Administrative expenses		(123.0)	—	(123.0)	(29.6)	(134.0)
Other operating (expense)/income		(3.1)	—	(3.1)	0.1	0.7

		(407.9)	(1.5)	(409.4)	(101.4)	(433.4)

Operating profit/(loss)	3	57.3	(35.7)	21.6	(10.5)	(12.1)
Gains arising on conversion of $loans		—	9.7	9.7	—	—
Profit on sale of fixed asset		—	5.1	5.1	—	—
Deficit arising on closed pension scheme		—	(3.9)	(3.9)	—	—
Amount written off investments		—	—	—	—	(16.2)
Net interest payable	5	(25.3)	—	(25.3)	(5.5)	(25.2)

Profit/(loss) on ordinary activities before taxation	6	32.0	(24.8)	7.2	(16.0)	(53.5)
Taxation on profit/(loss) on ordinary activities	8	(3.9)	(1.0)	(4.9)	0.2	1.3

Profit/(loss) on ordinary activities after taxation		28.1	(25.8)	2.3	(15.8)	(52.2)
Minority interests		(0.5)	—	(0.5)	0.4	(0.4)

Profit/(loss) attributable to members of the parent company		27.6	(25.8)	1.8	(15.4)	(52.6)

Dividends	9			(15.1)	—	(23.6)

Loss absorbed for the period				(13.3)	(15.4)	(76.2)
Transfer to reserves and translation adjustments	21			(32.4)	1.9	(1.3)

Decrease in balance during period				(45.7)	(13.5)	(77.5)
Balance at beginning of period	21			(17.9)	(4.4)	59.6

Balance at end of period	21			(63.6)	(17.9)	(17.9)

Earnings/(loss) per share	10			0.24c	(2.03c )	(6.94c )
Diluted earnings/(loss) per share	10			0.24c	(2.03c )	(6.94c )
Earnings/(loss) per share before exceptional items and amortisation of goodwill	10			4.52c	(1.81c )	4.25c

Turnover and operating profit/(loss) arose solely from continuing activities.

Sir Anthony O'Reilly Chairman	Richard A. Barnes Director

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Consolidated Balance Sheet

	Notes	As at March 31, 2003	As at March 31, 2002
		(€ in millions)
Fixed assets
Intangible assets	11	115.8	123.5
Tangible assets	12	209.5	261.2
Financial assets	14	14.9	9.1

		340.2	393.8

Current assets
Stocks	15	291.3	300.0
Debtors	16	159.3	182.0
Cash and deposits		84.0	88.1

		534.6	570.1
Creditors (amounts falling due within one year)	17	(208.9)	(224.5)

Net current assets		325.7	345.6

Total assets less current liabilities		665.9	739.4
Creditors (amounts falling due after more than one year)	17	(460.8)	(492.9)
Provisions for liabilities and charges	19	(1.1)	(3.1)

		204.0	243.4

Capital and reserves
Called up share capital	20	56.7	55.3
Share premium account	21	194.8	190.2
Revaluation reserve	21	9.3	9.8
Profit and loss account	21	(63.6)	(17.9)
Capital conversion reserve fund	21	2.6	2.6

Shareholders' funds—equity interests		199.8	240.0
Minority interests—equity interests		4.2	3.4

		204.0	243.4

Sir Anthony O'Reilly Chairman	Richard A. Barnes Director

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Company Balance Sheet

	Notes	As at March 31, 2003	As at March 31, 2002
		(€ in millions)
Fixed assets
Intangible assets	11	4.2	4.5
Financial assets	14	363.7	360.2

		367.9	364.7

Current assets
Debtors	16	257.1	223.4
Cash and deposits		0.8	0.5

		257.9	223.9
Creditors (amounts falling due within one year)	17	(79.5)	(44.6)

Net current assets		178.4	179.3

Total assets less current liabilities		546.3	544.0
Creditors (amounts falling due after more than one year)	17	(224.7)	(218.8)

		321.6	325.2

Capital and reserves
Called up share capital	20	46.5	45.4
Share premium account	21	194.8	190.2
Profit and loss account	21	77.7	87.0
Capital conversion reserve fund	21	2.6	2.6

Shareholders' funds—equity interests		321.6	325.2

Sir Anthony O'Reilly Chairman	Richard A. Barnes Director

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Consolidated Cash Flow Statement

	Notes	12 months to March 31, 2003	3 months to March 31, 2002	12 months to March 31, 2002 (proforma unaudited)
		(€ in millions)
Net cash inflow/(outflow) from operating activities	27	71.6	(14.0)	96.9
Returns on investments and servicing of finance
Interest received		1.3	0.5	2.2
Interest paid		(26.2)	(1.9)	(26.1)

		(24.9)	(1.4)	(23.9)

Taxation (paid)/received		(4.4)	1.5	(6.7)

Capital expenditure and financial investment
Payments to acquire tangible fixed assets		(22.2)	(5.3)	(35.1)
Receipts from sales of tangible fixed assets		10.9	—	13.6
Net (payments)/receipts for financial assets		(0.8)	0.1	(0.8)

		(12.1)	(5.2)	(22.3)

Acquisitions
Acquisition of additional shares in Royal Doulton plc	14	(6.5)	(1.0)	(1.0)
Purchase of new businesses/subsidiary undertaking	13	(20.4)	—	(12.7)

		(26.9)	(1.0)	(13.7)
Equity dividends paid		(21.6)	—	(20.0)

Net cash (outflow)/inflow before financing		(18.3)	(20.1)	10.3

Financing
Issue of ordinary share capital	21	0.1	0.2	1.8
New long term loans		151.8	—	98.9
Repayment of long term loans		(124.9)	—	(88.6)
Repayment of capital element of finance lease rentals		—	(0.1)	(0.3)

		27.0	0.1	11.8

Increase/(decrease) in cash	28	8.7	(20.0)	22.1

Reconciliation of net cash flow to movement in net debt
Increase/(decrease) in cash	28	8.7	(20.0)	22.1
Cash inflow from increase in loans		(151.8)	—	(98.9)
Repayment of long term loans		124.9	—	88.6
Repayment of capital element of finance lease rentals		—	0.1	0.3

Change in net debt resulting from cash flows		(18.2)	(19.9)	12.1
Exchange differences		51.7	(6.2)	0.5

Movement in net debt		33.5	(26.1)	12.6
Net debt at beginning of period	28	(390.2)	(364.1)	(402.8)

Net debt at end of period	28	(356.7)	(390.2)	(390.2)

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Statement of Total Recognised Gains and Losses

	12 months to March 31, 2003	3 months to March 31, 2002	12 months to March 31, 2002 (proforma unaudited)
	(€ in millions)
Profit/(loss) for the period	1.8	(15.4)	(52.6)
Exchange translation effect on net overseas investments	(34.7)	1.9	(4.4)

Total recognised losses for the period	(32.9)	(13.5)	(57.0)

Note of Historical Cost Profits and Losses

The difference between the reported profits and those calculated on an unmodified historical cost basis is not material.

Reconciliation of Movement in Shareholders' Funds

	12 months to March 31, 2003	3 months to March 31, 2002	12 months to March 31, 2002 (proforma unaudited)
	(€ in millions)
Profit/(loss) for the period	1.8	(15.4)	(52.6)
Dividends	(15.1)	—	(23.6)
Scrip dividend	2.1	—	3.1
Exchange translation effect on net overseas investments	(34.7)	1.9	(4.4)
New share capital issued	5.7	0.2	13.0

Net movement in shareholders' funds	(40.2)	(13.3)	(64.5)
Opening shareholders' funds	240.0	253.3	304.5

Closing shareholders' funds	199.8	240.0	240.0

WATERFORD WEDGWOOD plc

Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts

Notes to the Financial Statements

1.    FUNDING POSITION OF THE GROUP

The Group's bankers have agreed to the suspension of loan covenants at the next measurement date at June 30, 2003 and to a renegotiation of the terms of the existing facilities before the December 31, 2003 measurement date.

The Group traded within its banking covenants for the year ended March 31, 2003. Long term projections suggest adequate profitability and cash flow to meet its financial needs and obligations. However, for the immediate future the Group requires its existing loan covenants to be adjusted to provide primarily for the combined effects of the earthenware restructuring, trading conditions and the change of the fiscal year end.

In light of the Group's business plans, and our current profitability, the Directors consider it appropriate to adopt the going concern basis in preparing the accounts.

2.    EFFECT OF CHANGE IN ACCOUNTING ESTIMATES

In accordance with Statement of Standard Accounting Practice 24, the pension surplus identified in the actuarial valuation of the Wedgwood Group Pension Plan as at December 31, 1999, was being amortised over the average remaining service lives of plan members. In the 12 months to December 31, 2001, this resulted in a reduction in the pension cost charged to the profit and loss account of €8.4 million (3 months to March 31, 2002: €2.1 million). Following a significant decline in the market value of pension scheme assets (note 25) it was decided with effect from April 1, 2002, to no longer amortise the pension surplus. The effect of this change on the results for the 12 months to March 31, 2003 was to reduce reported profits by €7.8 million.

The recent expansion in the number of Rosenthal factory outlet stores has enabled Rosenthal to generate a higher average selling price for its slow moving and obsolete inventory and, as a result, provisions amounting to €4.9 million are no longer required and have been released to profit in the 12 months to March 31, 2003. In addition, Rosenthal has brought the way in which production overheads are allocated to stock, into line with Group policy, resulting in a benefit to the profit and loss account of €1.5 million for the 12 months to March 31, 2003.

3.    SEGMENT INFORMATION

(a)    Classes of business

	12 months to March 31, 2003						3 months to March 31, 2002
	Turnover	Operating profit before goodwill amortisation and exceptional charges	Goodwill amortisation	Exceptional charges	Operating profit/ (loss)	Net assets	Turnover	Operating (loss)/ profit before goodwill amortisation	Goodwill amortisation	Operating (loss)/ profit	Net assets
	(€ in millions)
Crystal	314.3	28.0	(0.5)	(4.5)	23.0	210.4	68.1	(2.0)	—	(2.0)	215.0
Ceramics	414.2	3.0	(1.2)	(31.2)	(29.4)	207.5	97.8	(9.3)	(0.3)	(9.6)	274.6
Premium cookware	121.8	21.5	(4.7)	—	16.8	126.4	25.0	1.8	(1.2)	0.6	129.4
Other products	101.0	11.7	(0.5)	—	11.2	16.4	16.3	0.7	(0.2)	0.5	14.6
Group net borrowings	—	—	—	—	—	(356.7)	—	—	—	—	(390.2)

	951.3	64.2	(6.9)	(35.7)	21.6	204.0	207.2	(8.8)	(1.7)	(10.5)	243.4
Minority interests	—	—	—	—	—	(4.2)	—	—	—	—	(3.4)

Total Group	951.3	64.2	(6.9)	(35.7)	21.6	199.8	207.2	(8.8)	(1.7)	(10.5)	240.0

Crystal includes the manufacture and distribution of the Group's crystal products. Ceramics includes the manufacture and distribution of the Group's ceramic products. Premium cookware includes products manufactured and distributed by All-Clad and Spring. Other products comprises products distributed by W-C Designs together with the Group's other non-crystal, non-ceramic and non-cookware products.

(b)    Geographical segment by country of operation

	12 months to March 31, 2003						3 months to March 31, 2002
	Turnover by		Operating profit before exceptional charges				Turnover by
	destination	country of operation		Exceptional charges	Operating profit/(loss)	Net assets	destination	country of operation	Operating (loss)/profit	Net assets
	(€ in millions)
Europe	348.7	607.0	23.9	(33.8)	(9.9)	409.0	79.4	131.2	(9.7)	433.3
North America	490.8	463.6	32.5	(1.5)	31.0	124.9	103.1	101.7	(0.7)	165.6
Asia Pacific	86.9	66.8	0.4	—	0.4	20.5	17.3	16.7	(0.3)	26.5
Rest of World	24.9	17.6	0.5	(0.4)	0.1	6.3	7.4	5.1	0.2	8.2

	951.3	1,155.0	57.3	(35.7)	21.6	560.7	207.2	254.7	(10.5)	633.6
Inter-segment sales	—	(203.7)	—	—	—	—	—	(47.5)	—	—
Group net borrowings	—	—	—	—	—	(356.7)	—	—	—	(390.2)

	951.3	951.3	57.3	(35.7)	21.6	204.0	207.2	207.2	(10.5)	243.4
Minority interests	—	—	—	—	—	(4.2)	—	—	—	(3.4)

Total Group	951.3	951.3	57.3	(35.7)	21.6	199.8	207.2	207.2	(10.5)	240.0

All inter-segment sales originate from Europe.

(c)    Euro exchange rates used to translate the results of the Group's principal overseas subsidiaries were as follows:

	Profit and loss transactions
	12 months to March 31, 2003	3 months to March 31, 2002	As at March 31, 2003	Balance sheet As at March 31, 2002
US Dollar	$1.00	$0.88	$1.07	$0.88
Sterling	£0.64	£0.61	£0.69	£0.61
Yen	¥121.39	¥116.12	¥128.65	¥115.83

4.    EXCEPTIONAL INCOME/(CHARGES)

(a)    In the results for the 12 months to March 31, 2003, the following exceptional costs have been charged to operating profit:

	Cost of sales	Distribution costs	Total
	(€ in millions)
Fixed asset impairment	13.5	—	13.5
Inventory write-downs	15.0	—	15.0
Restructuring costs	5.7	1.5	7.2

	34.2	1.5	35.7

Fixed asset impairment

Following the weakening condition of the Johnson Brothers business, which led to the initiative to move production to Asia, the Directors have reviewed the carrying value of the land, buildings, plant and machinery which support the production of Johnson Brothers product. Plant and machinery has been fully written off and land and buildings have been written down to their estimated open market value resulting in a charge of €13.5 million.

Inventory write-downs

As a result of the initiative to move Johnson Brothers production to Asia, substantial revisions to product offerings and reduced margins latterly earned by the Group's Johnson Brothers business, the carrying value of inventory has been reduced to its estimated net realisable value resulting in a charge of €10.3 million. In addition, the carrying value of inventory held by the Group's retail operations has been written down by €4.7 million.

Restructuring costs

During the year, the Group's Rosenthal business completed the integration of the Hutschenreuther operations acquired in August 2000, resulting in restructuring charges of €2.7 million and a further €3 million of rationalisation projects elsewhere in the Group. In addition, headcount reductions in the Group's distribution operations resulted in a restructuring charge of €1.5 million.

(b)    In the results for the 12 months to March 31, 2003, the following exceptional items have been recorded in arriving at profit/(loss) on ordinary activities before taxation:

Gain arising on conversion of $ loans

During the year, the Group paid down $120 million of bank borrowings replacing it with Euro borrowings, thereby crystallising an exceptional exchange gain of €9.7 million.

Profit on sale of fixed asset

In May 2002, surplus land at the Group's Waterford Crystal manufacturing facility in Kilbarry, Ireland, was sold, realising an exceptional gain over book value of €5.1 million and a capital gains tax charge of €1 million, resulting in a net benefit to the profit and loss account of €4.1 million.

Deficit arising on closed pension scheme

Following the closure of Stuart Crystal's manufacturing facilities in Stourbridge, England, and in accordance with Statement of Standard Accounting Practice 24, it is no longer appropriate to amortise the pension fund deficit over the average remaining service lives of employees. Accordingly, a provision of €3.9 million has been established, representing the estimated pension deficit at March 31, 2003.

5.    NET INTEREST PAYABLE

	12 months to March 31, 2003	3 months to March 31, 2002
	(€ in millions)
Interest payable on borrowings maturing within five years	18.7	4.1
Interest payable on borrowings maturing after more than five years	7.9	1.9

	26.6	6.0
Interest receivable	(1.3)	(0.5)

Net interest payable	25.3	5.5

6.    PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION

Profit/(loss) on ordinary activities before taxation has been arrived at after charging/(crediting):

Executive Directors' remuneration

The remuneration payable to executive Directors who held office for any part of the financial period is as follows:

	12 months to March 31, 2003
	Salary	Bonus	Benefits in kind	Other payments		Defined contribution pension payments	Defined benefit pension payments	Total
	(€ in thousands)
RA Barnes	329	70	40	—		—	34	473
PB Cameron	488	451	—	—		10	—	949
J Foley	278	—	23	—		91	101	493
CJS Johnson*	84	—	—	78	*	—	3	165
OC Küsel	336	25	14	—		—	6	381
CJ McGillivary	587	264	61	—		17	—	929
PR O'Donoghue	548	—	20	—		305	142	1,015
T O'Reilly, Jnr	344	21	—	—		—	17	382
Lord Wedgwood	146	—	1	28		10	—	185

	3,140	831	159	106		433	303	4,972

	3 months to March 31, 2002
	Salary	Bonus	Benefits in kind	Other payments		Defined contribution pension payments	Defined benefit pension payments	Total	12 months to March 31, 2002 (proforma—unaudited) Total
	(€ in thousands)
RA Barnes	83	—	7	—		—	14	104	376
PB Cameron	136	—	1	—		5	—	142	331
J Foley	68	—	2	—		—	24	94	366
CJS Johnson*	61	—	6	70	*	—	7	144	354
OC Küsel	78	—	4	—		—	1	83	356
CJ McGillivary	176	—	16	—		7	—	199	724
PR O'Donoghue	134	—	1	—		78	35	248	1,025
T O'Reilly, Jnr	89	—	—	—		—	4	93	349
BD Patterson	—	—	—	—		—	—	—	1,218
Lord Wedgwood	34	—	—	29		3	—	66	130

	859	—	37	99		93	85	1,173	5,229

*  CJS Johnson retired as a director on April 25, 2002 and received a payment of €78,000 (3 months to March 31, 2002: €70,000) on completion of his employment contract.

Directors' remuneration in currencies other than the Euro is translated at the average rate of exchange prevailing in each of the periods.

RA Barnes, J Foley, CJS Johnson, OC Küsel, PR O'Donoghue and T O'Reilly, Jnr are entitled to benefits under defined benefit scheme pension arrangements. CJ McGillivary, PB Cameron, J Foley, PR O'Donoghue and Lord Wedgwood are entitled to benefits under defined contribution schemes. CJ McGillivary will become entitled to a defined benefit pension in lieu of his entitlements under his defined contribution pension arrangement should he not leave the Group for reasons other than death, disability or change of control of the Group, prior to January 1, 2005. The defined benefit pension plan will provide for a pension benefit equal to 50% of the average of his base salary over the three years prior to his retirement, subject to a maximum amount of US$390,000 per annum. In the 12 months to March 31, 2003 a contribution of €300,000 (3 months to March 31, 2002: €112,000) was provided for in relation to this entitlement.

The Directors' pension benefits under the various defined benefit scheme pensions in which they are members are as follows:

	Increase in the accrued pension during the period		Transfer value of the increase in accrued pension		Total accrued pension
	As at March 31, 2003	As at March 31, 2002	As at March 31, 2003	As at March 31, 2002	As at March 31, 2003	As at March 31, 2002
	(€ in thousands)
RA Barnes	11	3	139	28	126	127
J Foley	18	1	190	4	71	54
CJS Johnson	—	11	—	181	—	212
OC Küsel	—	—	3	1	123	121
PR O'Donoghue	15	2	304	31	247	223
T O'Reilly, Jnr	3	1	2	2	5	3

	47	18	638	247	572	740

			Other remuneration
	Fees as a Director
			12 months to March 31, 2003			Total 3 months to March 31, 2002	Total 12 months to March 31, 2002 (proforma—unaudited)
Non-executive Directors' remuneration	12 months to March 31, 2003	3 months to March 31, 2002		3 months to March 31, 2002	12 months to March 31, 2003
	(€ in thousands)
Sir Anthony O'Reilly	63	16	—	—	63	16	63
GP Dempsey	22	5	22	6	44	11	44
LL Glucksman	22	5	5	1	27	6	27
PJ Goulandris	—	—	—	—	—	—	—
S Michaels	—	—	302	84	302	84	342
KC McGoran	22	5	17	4	39	9	39
PJ Molloy*	14	—	1	—	15	—	—
RH Niehaus	22	5	5	1	27	6	27
Lady O'Reilly	22	5	8	2	30	7	30
BD Patterson	22	5	153	36	175	41	173
DW Sculley	22	5	216	44	238	49	196
FA Wedgwood	22	5	8	2	30	7	30

	253	56	737	180	990	236	971

*  PJ Molloy was appointed a director on July 25, 2002.

DW Sculley has, through Wellspring Holdings Inc. a contract to provide consulting services for an annual fee of US$400,000 (2002: US$150,000). Mentoring Services Limited, in which BD Patterson has an interest, has a contract to provide consulting services for an annual fee of €145,800. The former CEO and current Co-Chairman of All-Clad Holdings, Inc., S Michaels, was paid a fee of US$301,000 for consulting services provided to All-Clad Holdings, Inc. (3 months ended March 31, 2002: US$73,000).

Peter John Goulandris waived his total fees in respect of both these periods.

Pensions paid to former Directors amounted to €128,000 (March 31, 2002: €32,000).

Directors' and Company Secretary's options

Executive Share Option Scheme

Details of Executive share options granted in accordance with the Group Executive Share Option Scheme and savings related share options (SAYE) held by the Directors and the Company Secretary, are as follows. Outstanding options are exercisable on dates between 2003 and 2012.

		April 25, 2002	Granted during year	Lapsed during year	Exercised during year	March 31, 2003	Weighted average exercise price €
Director RA Barnes	OPTIONS	1,700,000	—	—	—	1,700,000	1.05
	SAYE	9,685	3,217	—	—	12,902	0.60
PB Cameron	OPTIONS	1,450,000	250,000	—	—	1,700,000	0.93
	SAYE	—	3,217	—	—	3,217	0.36
J Foley	OPTIONS	1,155,000	—	—	—	1,155,000	0.99
	SAYE	5,833	3,200	—	—	9,033	0.48
OC Küsel	OPTIONS	1,300,000	—	—	—	1,300,000	1.10
CJ McGillivary	OPTIONS	2,800,000	—	—	—	2,800,000	1.06
	SAYE	14,396	3,217	5,599	—	12,014	0.58
S Michaels	OPTIONS	500,000	—	—	—	500,000	0.96
PR O'Donoghue	OPTIONS	3,200,000	—	—	—	3,200,000	1.00
	SAYE	8,762	3,200	—	—	11,962	0.60
T O'Reilly, Jnr	OPTIONS	700,000	—	—	—	700,000	1.00
Lord Wedgwood	OPTIONS	100,000	—	—	—	100,000	1.28
Company Secretary
PJ Dowling	OPTIONS	450,000	—	—	—	450,000	1.06
	SAYE	5,833	3,200	—	—	9,033	0.48

All of the above options are exercisable above the market price at March 31, 2003.

The market price of the Company's shares at March 31, 2003 was 25c and the range for the year to March 31, 2003 was 24c to 80c. At March 31, 2003 options under the Executive Share Option Scheme were outstanding in respect of 26.6 million shares being 3.4% of the issued share capital. Options outstanding under the SAYE scheme, which is open to all permanent employees of the Group, amounted to 17.6 million shares, being 2.27% of the issued share capital. The Company's register of Directors'

interests (which is open to inspection) contains full details of Directors' shareholdings and options to subscribe.

	12 months to March 31, 2003	3 months to March 31, 2002
	(€ in millions)
Depreciation — owned assets	39.8	11.6
Operating lease rentals — plant and equipment	3.2	0.9
— others	18.8	5.2
Auditors' remuneration*	1.2	0.5
Research and development	9.3	2.4
Exchange loss	4.2	0.3
Amortisation of capital grants	(0.2)	(0.1)

*Other remuneration paid to the auditors was as follows:

	12 months to March 31, 2003
	Ireland	Overseas PwC firms	Total	3 months to March 31, 2002
	(€ in millions)
Other assurance services	0.2	0.1	0.3	—
Taxation services	0.4	0.3	0.7	0.2
Other services	—	0.2	0.2	0.1

Total	0.6	0.6	1.2	0.3

7.    PARTICULARS OF STAFF

	12 months to March 31, 2003	3 months to March 31, 2002
Average number of persons employed:
Production	4,793	4,967
Distribution, sales and marketing	3,360	3,356
Administration	771	797

	8,924	9,120

	(€ in millions)
Payroll costs of those employees:
Wages and salaries	261.5	67.8
Social welfare costs	33.8	9.2
Pension costs	17.8	1.8

	313.1	78.8

8.    TAXATION ON PROFIT/(LOSS) ON ORDINARY ACTIVITIES

	12 months to March 31, 2003	3 months to March 31, 2002
	(€ in millions)
Current taxation:
Based on profit/(loss) on ordinary activities for the period:
Irish capital gains taxation	(1.0)	—
Overseas taxation	(8.3)	0.1
Over provision in respect of prior periods:
— corporation taxation	3.8	—

	(5.5)	0.1

Deferred tax:
On originating and reversing timing differences	0.6	0.1

	(4.9)	0.2

No deferred tax is recognised on the unremitted earnings of overseas subsidiaries, as these are reinvested in the business and thus no taxation is expected to be payable on them in the foreseeable future.

The taxation charge in future years will be significantly affected by the incidence of profits in the Group's various operations, in particular; the US, where the current taxation rate is approximately 40%; Ireland, where the current taxation rate is 12.5%; and the UK and Germany where no significant taxation should be payable due to available brought forward taxation losses.

The overall taxation charge in future years will also be dependent upon any changes in the underlying assumptions made for the recognition of taxation losses.

The following table reconciles the current taxation charge on ordinary activities for the period reported in the profit and loss account to the notional current taxation (charge)/credit that would result from applying the standard rate of Irish corporation taxation to the profit/(loss) on ordinary activities before taxation:

	12 months to March 31, 2003	3 months to March 31, 2002
	(€ in millions)
Notional Irish corporation taxation at 15.125% (March 31, 2002: 16%)	(0.8)	2.5
Different taxation rates in overseas operations	0.3	2.9
Current period losses not utilised	(9.1)	(6.5)
Other timing differences	(4.3)	1.2
Permanent differences	4.6	—
Over provision in respect of prior periods	3.8	—

	(5.5)	0.1

9.    DIVIDENDS

	12 months to March 31, 2003	3 months to March 31, 2002
	(€ in millions)
Paid:
Interim dividend for the year ended March 31, 2003	5.4	—
Adjustment relating to final dividend*	0.2	—
Proposed:
Final dividend for the year ended March 31, 2003	9.5	—

	15.1	—

* This adjustment reflects the difference between the estimated exchange rate used to calculate the dividend payable and the rate prevailing when the dividend was paid.

The dividend represents the total amount of dividend per share proposed by the Directors in respect of Waterford Wedgwood plc ordinary shares. Shareholders can elect, in lieu, to receive an equivalent dividend on their income shares in Waterford Wedgwood U.K. plc. Income shares entitle shareholders to receive dividends paid from UK sourced profit.

10.    EARNINGS/(LOSS) PER SHARE

	12 months to March 31, 2003			3 months to March 31, 2002
	Profit/(loss)	No. of shares	Per share	Loss	No. of shares	Per share
	€Mils	millions	cents	€Mils	millions	cents
Profit/(loss) for the period before amortisation of goodwill and exceptional items	34.5	762.8	4.52	(13.7)	758.1	(1.81)
Amortisation of goodwill	(6.9)	762.8	(0.90)	(1.7)	758.1	(0.22)
Exceptional items	(25.8)	762.8	(3.38)	—	—	—

Basic earnings/(loss) per share
Profit/(loss) attributable to shareholders	1.8	762.8	0.24	(15.4)	758.1	(2.03)
Effect of dilutive securities
Options*	—	0.3	—	—	—	—

Diluted earnings/(loss) per share	1.8	763.1	0.24	(15.4)	758.1	(2.03)

* In the period to March 31, 2002 none of the options were dilutive as they would have decreased the loss per share.

The calculation of earnings per share is based on 762.8 million shares, being the weighted average number of shares in issue during the 12 months to March 31, 2003 (3 months to March 31, 2002: 758.1 million).

Fully diluted earnings/(loss) per share is presented in order to give a better indication of the underlying performance of the Group.

11.    INTANGIBLE ASSETS

	Goodwill	Acquired brands	Mailing list	Total
	(€ in millions)
Group
At March 31, 2002	121.2	2.3	—	123.5
Arising on acquisition	—	15.9	1.5	17.4
Amortisation	(6.3)	(0.5)	(0.1)	(6.9)
Exchange	(18.2)	—	—	(18.2)

At March 31, 2003	96.7	17.7	1.4	115.8

Goodwill of €237.3 million arising on acquisition of subsidiary undertakings prior to December 31, 1997 is set off against reserves. Goodwill and other acquired brands are amortised over their expected useful lives of 20 years and the mailing list is amortised over its expected useful life of 5 years.

Acquired brand
(€ in millions)
Company
At March 31, 2002	4.5
Amortisation	(0.3)

At March 31, 2003	4.2

12.    TANGIBLE ASSETS

	Land and buildings
	Freehold	Long leasehold	Short leasehold	Plant and equipment	Total
	(€ in millions)
Group
At March 31, 2002
—cost	70.6	0.3	11.9	438.9	521.7
—valuation	57.6	—	—	—	57.6

	128.2	0.3	11.9	438.9	579.3
Additions	1.3	—	0.6	20.3	22.2
Reclassified	1.5	—	—	(1.5)	—
Disposals and assets fully written off	(4.3)	(0.1)	(0.8)	(18.1)	(23.3)
Arising on acquisition	—	—	—	0.9	0.9
Translation adjustment	(6.1)	—	(2.1)	(28.3)	(36.5)

At March 31, 2003	120.6	0.2	9.6	412.2	542.6

—cost	69.2	0.2	9.6	412.2	491.2
—valuation	51.4	—	—	—	51.4

At March 31, 2003	120.6	0.2	9.6	412.2	542.6

Accumulated depreciation
At March 31, 2002	45.3	0.2	8.4	264.2	318.1
Charge for the period	2.5	—	0.9	36.4	39.8
Impairment of fixed assets (note 4)	4.3	—	—	9.2	13.5
Disposals and assets fully written off	(0.5)	(0.1)	(0.8)	(16.9)	(18.3)
Translation adjustment	(1.1)	—	(1.4)	(17.5)	(20.0)

At March 31, 2003	50.5	0.1	7.1	275.4	333.1

Net book amounts
At March 31, 2003	70.1	0.1	2.5	136.8	209.5

At March 31, 2002	82.9	0.1	3.5	174.7	261.2

Type of asset	Basis of depreciation	Useful lives
Freehold buildings	Straight line	25 to 50 years
Long leasehold buildings	Straight line	50 years
Short leasehold buildings	Straight line	Period of the lease
Plant and equipment	Straight line	4 to 30 years

No depreciation is charged on freehold land with a book value of €12.9 million (March 31, 2002: €13.9 million).

Plant and equipment includes assets under finance lease at €0.4 million (March 31, 2002: €0.6 million). Depreciation as at March 31, 2003 in respect of assets held under finance leases amounted to €nil million (March 31, 2002: €nil million).

The Group has adopted FRS 15 "Tangible Fixed Assets" and has followed the transitional provisions to retain the book amount of land and buildings, certain of which were last revalued in 1997. Accordingly, the Group no longer adopts a policy of revaluation.

The properties were valued as follows in 1997:

Principal manufacturing plants in County Waterford, Ireland and Barlaston, Stoke-on-Trent, Staffordshire, England: depreciated replacement cost; other properties: open market value for the existing use, for properties not surplus to requirements and open market value for other properties.

Land and buildings included at cost or valuation would have been stated on the historical cost basis at:

As at March 31, 2003
(€ in millions)
Cost	132.8
Accumulated depreciation	(68.3)

64.5

13.    ACQUISITION OF SPRING AND CASHS MAIL ORDER BUSINESS AND RELATED ASSETS

With effect from May 1, 2002 the Group acquired the Spring brand together with the related assets and intellectual property rights for a consideration of €3.7 million including acquisition costs. On November 4, 2002, the Group acquired the Cashs Mail Order brand and mailing list together with the related assets and intellectual property rights for a consideration of €22.7 million including acquisition costs. The consideration for Spring was satisfied entirely by cash and the consideration for Cashs Mail Order was satisfied by the issue of shares to the value of €5.6 million and cash of €17.1 million of which €0.4 million remains to be paid at March 31, 2003. The consideration for these acquisitions was allocated as follows:

	Spring	Cashs Mail Order	Total
	(€ in millions)
Purchase of brand and related intellectual property rights	1.0	14.9	15.9
Mailing list	—	1.5	1.5
Investment in Spring USA	0.2	—	0.2
Tangible fixed assets	0.7	0.2	0.9
Stocks	1.8	3.4	5.2
Market value of forward currency contracts	—	2.7	2.7

Total	3.7	22.7	26.4

From the date of acquisition to March 31, 2003 the acquired businesses have contributed the following to the consolidated turnover and operating profit (after amortisation of the brand) of the Group.

	Turnover	Operating profit/(loss)
	(€ in millions)
Cashs Mail Order	12.0	1.1
Spring	7.7	(3.2)

	19.7	(2.1)

The cost of purchase of the brand and related intellectual property rights has been capitalised and will be amortised over a period of 20 years. The mailing list acquired as part of the purchase of the Cashs Mail Order business has been capitalised and will be amortised over a period of 5 years.

14.    FINANCIAL ASSETS

	Own shares held	Other loans and investments	Listed investments	Total
	(€ in millions)
Group
At March 31, 2002	0.1	6.0	3.0	9.1
Additions	—	0.7	6.5	7.2
Exchange	—	(0.7)	(0.7)	(1.4)

At March 31, 2003	0.1	6.0	8.8	14.9

The market value of the listed investments on the London Stock Exchange at March 31, 2003 was €3.3 million.

Investment in subsidiary companies at cost
(€ in millions)
Company
At March 31, 2002	360.2
Bonus issue of income shares in Waterford Wedgwood U.K. plc	(0.3)
Additions	3.8

At March 31, 2003	363.7

15.    STOCKS

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Group
Raw materials and consumables	27.9	28.6
Work-in-progress	49.1	52.0
Finished goods and goods for resale	214.3	219.4

	291.3	300.0

The estimated replacement cost of stocks is not materially different from the above amounts.

16.    DEBTORS

	Group		Company
	As at March 31, 2003	As at March 31, 2002	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Amounts falling due within one year:
Trade debtors	93.2	108.6	—	—
Deferred tax asset (note 19)	1.0	1.0	—	—
Other debtors	10.9	16.8	0.2	—
Prepayments and accrued income	18.9	19.0	—	—
Amounts owed by Group undertakings	—	—	256.9	223.4

	124.0	145.4	257.1	223.4

Amounts falling due after more than one year:
Trade debtors	—	0.1	—	—
Deferred tax asset (note 19)	12.8	13.9	—	—
Pension surplus	21.1	21.4	—	—
Prepayments and accrued income	1.4	1.2	—	—

	159.3	182.0	257.1	223.4

17.    CREDITORS

	Group		Company
	As at March 31, 2003	As at March 31, 2002	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Amounts falling due within one year:
Current instalments due on loans	4.6	5.1	—	—
Bank loans and overdrafts	11.7	15.2	—	—
Trade creditors	73.9	59.2	—	—
Other creditors and accruals	76.7	81.6	2.5	2.5
Restructuring and rationalisation provisions	7.9	22.7	—	—
Capital grants deferred	0.2	0.2	—	—
Irish corporation taxation	0.9	2.1	—	—
Irish capital gains taxation	1.0	—	—	—
Overseas taxation	7.7	6.8	—	—
Irish payroll taxation (PAYE)	1.1	0.6	—	—
Other payroll taxation	2.8	3.5	—	—
Value added taxation	6.5	4.6	—	—
Pay related social insurance	4.6	4.6	—	—
Proposed dividend	9.3	18.3	6.6	12.1
Amounts owed to subsidiary companies	—	—	70.4	30.0

	208.9	224.5	79.5	44.6

Creditors for taxation and social welfare included above amounted to €24.6 million (March 31, 2002: €22.2 million); Company €nil (March 31, 2002: €nil).

	Group		Company
	As at March 31, 2003	As at March 31, 2002	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Amounts falling due after more than one year:
Long term debt	424.4	458.0	224.7	218.8
Capital grants deferred	1.9	2.2	—	—
Other creditors and accruals	2.3	2.9	—	—
Pension provisions	32.2	29.8	—	—

	460.8	492.9	224.7	218.8

Pension provisions include €1.8 million (March 31, 2002: €1.9 million) in respect of former Directors.

Group
(€ in millions)
Analysis of movement on restructuring and rationalisation provisions:
Balance at March 31, 2002	22.7
Utilised during the year	(20.6)
Charged to profit and loss account	7.2
Credited to profit and loss account	(0.5)
Exchange	(0.9)

Balance at March 31, 2003	7.9

18.    DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS—OBJECTIVES, POLICIES AND STRATEGIES

Treasury management and financial instruments

The Group's treasury operations are managed by the Group Treasury function within parameters formally defined and regularly reviewed by the Treasury Risk Management Committee of the Main Board supplemented by procedures and bank mandates. The Group Treasury function operates as a centralised service managing interest rate, foreign currency and financing risk and its activities are routinely reported to members of the Board.

Consistent with Group policy, Group Treasury does not engage in speculative activity. Financial instruments, including derivatives, are used to raise finance and to manage interest rate and foreign currency risk arising from the Group's operations. The Directors set out their views on the key financial risks below.

Foreign currency risk management

The majority of the Group's business operations and its assets and liabilities are transacted and held in four principal currencies: Euro, Sterling, US Dollar and Yen.

It is the Group's policy to protect income and expenditure, where appropriate, by means of forward currency contracts. Business trading flows are netted by currency and, where considered appropriate, hedged up to three years ahead. The Group elected during the year to cancel its outstanding future years forward cover, resulting in a gain during fiscal 2003, as part of its management of the yield on its hedging activities in respect of overseas trading cash flows. Subsequent to this, and taking into account the Group's view on the four principal currencies, current hedging in place at June 4, 2003 for the coming 12 months is as follows: 49.8% of the Group's $/€ exposure and 56.3% of the Group's ¥/Stg£ exposure.

The Group's policy is to use foreign currency borrowings and forward foreign currency contracts to hedge part of the impact on the Group's balance sheet of exchange rate movements on foreign currency denominated assets and liabilities (see note 26).

Financing risk management

The Group's policy is to finance its operations by a combination of cash flow generated from operations, short term bank borrowings, long term debt, equity funding and leasing and to achieve a balance between certainty of funding and a flexible, cost effective borrowings structure. The Group ensures continuity of funding by maintaining a broad portfolio of debt, diversified by source and maturity, and by maintaining facilities sufficient to cover peak anticipated borrowing requirements, with a minimum of 20% having a maturity in excess of five years at any point in time and the remainder having a maturity of no less than six months. At March 31, 2003, 19.9% (March 31, 2002: 22.5%) of total financial liabilities had a maturity of greater than five years. A breakdown of the maturity profile of the Group's net borrowings is shown later in this note.

Interest rate risk management

The interest rate exposure of the Group arising from its borrowings and deposits is managed by the use of fixed rate debt, interest rate swaps and interest rate collars. The objectives for the mix between fixed and floating rate borrowings are set to reduce the impact of an upward change in interest rates while enabling some benefits to be enjoyed if interest rates fall. Thus the Group's interest rate risk management policy is to fix between 20% and 60% of the interest cost on outstanding debt. At March 31, 2003, 21.6% (March 31, 2002: 24.4%) of debt was fixed at an average rate of 7.68% (March 31, 2002: 7.68%) for a weighted average maturity, of 5.5 years (March 31, 2002: 6.5 years).

The average rate of interest paid during the year to March 31, 2003 was 5.06% (3 months to March 31, 2002: 4.45%). A 1% rise in market rates would decrease profits before taxation for the year to March 31, 2003 by €4.2 million (increase losses before taxation 3 months to March 31, 2002 by €1.1 million).

For the purposes of the following disclosures and those set out in note 26, short term debtors and creditors that meet the definition of a financial asset or liability under FRS13 have been excluded as permitted, except for the analysis of net currency exposures.

Interest rate and currency of financial liabilities

The currency and interest rate exposure of the financial liabilities of the Group was:

			Fixed rate financial liabilities
	Total	Fixed rate financial liabilities	Floating rate financial liabilities	Weighted average interest rate	Weighted average time for which rate is fixed
Currency	(€ in millions)			(%)	(Years)
At March 31, 2003
Euro	177.3	6.9	170.4	6.14	3.8
Sterling	83.0	—	83.0	—	—
US$	155.1	88.4	66.7	7.80	5.6
Yen	25.3	—	25.3	—	—

Total	440.7	95.3	345.4	7.68	5.5

At March 31, 2002
Euro	53.8	8.7	45.1	6.14	4.8
Sterling	70.6	—	70.6	—	—
US$	325.8	108.0	217.8	7.80	6.6
Yen	28.1	—	28.1	—	—

Total	478.3	116.7	361.6	7.68	6.5

Interest rates on floating rate borrowings are based on national LIBOR equivalents in the relevant currencies. The Group has in place an interest rate collar, with a notional principal of €25 million, a cap of 7.00% and a floor of 4.65%. It is based on the Euribor rate and expires in July 2003. The Group also has in place two interest rate swaps, one, floating to fixed, with a notional principal of Stg£25 million and a fixed rate of 4.10%. It is based on the three month LIBOR rate and expires in 2031. The counterparty has the option to terminate the swap every three months after January 4, 2002. The other, fixed to floating, with a notional principal of US$95 million. The floating rate is based on six month US$ LIBOR plus 4.02% and it expires in 2005.

Maturity profile of the Group's financial liabilities

The following table analyses the Group's financial liabilities, which are repayable as follows:

	Total financial liabilities		Net debt
	As at 31 March 2003	As at March 31, 2002	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Within one year	(16.3)	(20.3)	67.7	67.8
Between one and two years	(329.0)	(4.7)	(329.0)	(4.7)
Between two and five years	(7.6)	(345.5)	(7.6)	(345.5)
After five years	(87.8)	(107.8)	(87.8)	(107.8)

Total	(440.7)	(478.3)	(356.7)	(390.2)

Net debt comprises gross borrowings and finance lease obligations less cash at bank and in hand.

The total amount of loans repayable by instalments, where any instalment is due after five years, is €nil million (March 31, 2002: €0.6 million). €6.9 million (March 31, 2002: €8.7 million) of Euro loans are secured by fixed charges over certain properties owned by Rosenthal AG.

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Maturity analysis of undrawn committed borrowing facilities
Within one year	—	—
Between one and two years	1.4	—
After two years	—	11.6

Total	1.4	11.6

Since the year end the Group has agreed with its lending banks to re-negotiate its existing facilities. This is further described in note 1.

Fair values of financial instruments

Set out below is a period end comparison of book and fair values of the financial instruments by category. Where available, market rates have been used to determine current values. Where market rates are not available, current values have been calculated by discounting cash flows at prevailing interest and exchange rates.

Fair values of financial assets and financial liabilities are as follows:

	As at March 31, 2003		As at March 31, 2002
	Book value	Fair value	Book value	Fair value
	(€ in millions)
Non derivatives
Assets
Cash	84.0	84.0	88.1	88.1
Equity investments	8.8	3.3	3.0	2.3
Liabilities
Short term debt	(16.3)	(16.3)	(20.3)	(20.3)
Long term debt	(424.4)	(429.8)	(458.0)	(455.2)

The difference between book value and fair value of long-term debt is primarily due to current interest rates being lower than those prevailing when the borrowings were made.

	As at March 31, 2003		As at March 31, 2002
	Book value	Fair value	Book value	Fair value
	(€ in millions)
Derivative financial instruments held to manage currency and interest rate profile
Transaction risk
Applied contracts(a)	0.3	—	1.9	(0.1)
Applied contracts(b)	0.5	(0.2)	—	—
Unapplied contracts(c)	—	(1.2)	—	(17.1)
US Private placement(d)	0.3	0.2	2.5	0.1
Interest rate risk
Interest rate collar(e)	(0.1)	(0.3)	—	(0.3)
Interest rate swap(f)	0.2	(2.1)	—	(0.6)

(a)
Applied contracts matched against foreign currency receivables at the period end

(b)
Applied contracts matched against exposure to the translation of certain overseas assets

(c)
Unapplied contracts to be matched against anticipated future cash flows

(d)
A US$ to sterling fixed forward contract matched against US dollar borrowings drawn down under a US private placement

(e)
Interest rate collar on certain Euro borrowings

(f)
Interest rate swaps on certain sterling and US dollar borrowings

19.    PROVISIONS FOR LIABILITIES AND CHARGES

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Group Provision for onerous lease	1.1	3.1

	1.1	3.1

Deferred tax

The amount of deferred tax assets/(liabilities), none of which are discounted, recognised in respect of each type of timing difference is as follows:

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Accelerated capital allowances	(10.9)	(16.9)
Other accelerated deductions	(15.2)	(16.0)
Taxation losses	20.6	27.9
Other deferred deductions	19.3	19.9

	13.8	14.9

These amounts are disclosed in the balance sheet as follows:

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Debtors:
Amounts falling due in less than one year	1.0	1.0
Amounts falling due after more than one year	12.8	13.9

	13.8	14.9

Deferred tax assets have been recognised in excess of future taxable profits arising from the reversal of deferred tax liabilities, to the extent it is considered more likely than not that suitable profits will be generated in the future.

The movement between the net opening and closing balance of deferred tax is as follows:

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Opening deferred tax asset	14.9	14.6
Credit to profit and loss account	0.6	0.1
Movements on exchange	(1.7)	0.2

Closing deferred tax asset	13.8	14.9

Potential deferred tax assets of €39.1 million (March 31, 2002: €24.6 million) arising principally from trading losses and restructuring charges have not been recognised. The Directors believe sufficient taxable profits to utilise the losses will arise in the future, but that there is currently insufficient evidence to support the recognition of a deferred tax asset. The majority of these losses and charges may be carried forward indefinitely under current law, but these losses and charges can only be offset against taxable profits generated in the tax jurisdictions in which they were incurred.

20.    SHARE CAPITAL

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Authorised share capital:
Waterford Wedgwood plc
1 billion ordinary shares of 6c each (March 31, 2002: 1 billion)	60.0	60.0
	(£ in millions)
Waterford Wedgwood U.K. plc
1 billion income shares of Stg1p each (March 31, 2002: 1 billion)	10.0	10.0

	Ordinary shares of 6c each	Waterford Wedgwood U.K. plc income shares of Stg1p each	Total
	(€ in millions)
Issued and fully paid:
At March 31, 2002 (ordinary shares: 758,198,288)	45.4	9.9	55.3
Issue of shares on acquisition of Cashs Mail Order Limited (ordinary shares: 13,750,000)	0.9	—	0.9
Issue of shares for scrip dividend (ordinary shares: 3,568,731)	0.2	—	0.2
Issue of shares for cash (ordinary shares: 115,018)	—	—	—
Bonus issue of shares (income shares: 17,433,749)	—	0.3	0.3

At March 31, 2003 (stock units: 775,632,037)	46.5	10.2	56.7

A total of 38,781,602 ordinary shares is available to grant share options to Group executives under Executive Share Option Schemes. Of these, options over 26,626,000 shares have been granted as at March 31, 2003 and are exercisable, subject to certain performance criteria, at prices varying from 54.6c to €1.545.

Under the UK, Irish and International Savings Related Share Option Schemes, options were outstanding over a total of 17,595,638 ordinary shares at prices varying from 36.5c to €1.08, exercisable between December 2003 and August 2006, depending on the savings period.

Income shares in Waterford Wedgwood U.K. plc, a subsidiary of Waterford Wedgwood plc incorporated in England, are non-voting Stg1p shares which entitle shareholders to elect to receive dividends paid from UK sourced profit.

21.    RESERVES

	Share premium account	Revaluation reserve	Profit and loss account	Capital conversion reserve fund
	(€ in millions)
Group
At March 31, 2002	190.2	9.8	(17.9)	2.6
Issue of shares on acquisition	4.7	—	—	—
Issue of shares for scrip dividend	(0.2)	—	2.1	—
Realised on sale of property	—	(0.5)	0.5	—
Issue of shares for cash	0.1	—	—	—
Bonus issue of income shares	—	—	(0.3)	—
Loss for the year	—	—	(13.3)	—
Translation of overseas subsidiaries	—	—	(34.7)	—

At March 31, 2003	194.8	9.3	(63.6)	2.6

Company
At March 31, 2002	190.2	—	87.0	2.6
Issue of shares on acquisition	4.7	—	—	—
Issue of shares for scrip dividend	(0.2)	—	2.1	—
Issue of shares for cash	0.1	—	—	—
Bonus issue of income shares	—	—	(0.3)	—
Loss for the year	—	—	(11.1)	—

At March 31, 2003	194.8	—	77.7	2.6

As permitted by Section 3(2) of the Companies (Amendment) Act, 1986, the profit and loss account of the Company is not presented in these financial statements. The amount of the loss for the year dealt with in the accounts of the Company is €0.4 million (3 months to March 31, 2002: €3.8 million profit).

22.    CONTINGENT LIABILITIES

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Company
Guarantees
The Company has guaranteed the following borrowings of subsidiary companies	201.6	238.6

In accordance with Section 17 of the Companies (Amendment) Act, 1986, the Company has guaranteed the liabilities of certain of its subsidiaries (see note 29). As a result, such subsidiaries have been exempted from the provisions of Section 7 of the Companies (Amendment) Act, 1986. The Company has also guaranteed certain of the borrowings of various subsidiaries.

Group
Grants

Under certain circumstances, grants amounting to €5.0 million (March 31, 2002: €5.0 million) could become repayable by the Group.

23.    OBLIGATIONS UNDER OPERATING LEASES

Net obligations to third parties at March 31, 2003 under operating leases were as follows:

	Operating leases
	Property	Plant and equipment
	(€ in millions)
Group
Amounts payable:
Within one year	17.3	2.8
Two to five years	43.0	2.8
After five years	11.5	—

	71.8	5.6

Commitments under operating leases, payable in the 12 months to March 31, 2003 expire as follows:

	Property	Plant and equipment	Total
	(€ in millions)
Commitment expiry date:
Within one year	1.9	0.8	2.7
Two to five years	7.7	2.0	9.7
After five years	7.7	—	7.7

	17.3	2.8	20.1

24.    CAPITAL COMMITMENTS

	As at March 31, 2003	Group As at March 31, 2002	As at March 31, 2003	Company As at March 31, 2002
	(€ in millions)
Contracted for but not provided	8.8	7.1	—	—
Authorised but not yet contracted out	11.4	7.0	—	—

25.    PENSIONS

Approximately one half of the Group's employees participate in funded defined benefit pension plans, which provide benefits based on final pensionable pay. The assets of all such plans are invested separately from those of the Group in trustee administered funds. The contributions to the plans by the companies are charged to the profit and loss account so as to spread the cost of pensions as incurred over employees' working lives with the Group. Contributions are determined by independent qualified actuaries on the basis of periodic valuations using the projected unit method. The most recently completed actuarial valuations of the major plans were as at December 31, 1999 for Wedgwood United Kingdom employees (the actuarial valuation as at December 31, 2002 is not complete at the date of approval of these financial statements) and as at January 1, 2001 for Waterford Crystal employees. The related actuarial reports are not available for public inspection.

The market value of the assets in the Wedgwood Group Pension Plan at December 31, 1999 was €347.7 million. The actuarial valuation showed that this exceeded the value of the benefits that had accrued to members based on service to, and pensionable pay at, the valuation date. The market value of the assets was sufficient to cover 113% of the value of benefits that had accrued to members after allowing for expected future pay increases. The principal assumptions in this valuation were that the investment return would exceed general salary inflation by 2% per annum and limited price indexation of pensions, by 2.25% per annum. For the purpose of calculating the pension cost under Statement of Standard Accounting Practice 24, it was assumed that the investment return would exceed general salary inflation by 2.5% per annum. As set out in note 2, the surplus was previously being recognised in the pension cost charge over the average remaining service lives of plan members in accordance with the most recent actuarial valuation. At March 31, 2003, €21.1 million (March 31, 2002: €21.4 million) was included in debtors in respect of pension surplus. Company contributions to the plan are at the actuary's recommended rate.

The market value of the assets in the Waterford Crystal factory and staff plans at January 1, 2001 was €143.5 million. The actuarial value of the plan assets represented 91% of the benefits that had accrued to members based on service to, and pensionable pay at, the valuation date, after allowing for expected future pay increases. The principal assumption in this valuation was that the investment return would be 3% per annum compound higher than the rate of earnings increase and limited price indexation of pensions by 2% per annum. Company contributions to the plan are at the actuary's recommended rate.

The differences between the major assumptions adopted by the actuaries in respect of the two principal schemes reflect differences in historical and projected experience and differences in the scheme rules.

Rosenthal AG operates defined benefit pension arrangements for certain current and past employees. In common with most German schemes, these arrangements are unfunded, that is, benefit payments are met by the company as they fall due. A provision of €26.4 million is included in creditors at March 31, 2003 (March 31, 2002: €27.5 million) being the excess of the accumulated pension liability over the amounts funded. This provision has been calculated, using the projected unit method, in accordance with the advice of a professionally qualified actuary, as at March 31, 2003.

Pension costs charged to the profit and loss account in respect of open defined benefit pension schemes are:

	12 months to March 31, 2003	3 months to March 31, 2002
	(€ in millions)
Regular cost	14.2	3.0
Amortisation of scheme surplus	—	(2.1)

Pension cost	14.2	0.9

For certain Group employees, mainly outside Ireland, the United Kingdom and Germany, pension entitlements are secured by defined contribution schemes, the cost of which amounted to €3.6 million (March 31, 2002: €0.9 million).

Disability

Waterford Crystal contributes to disability schemes under which employees who become disabled have certain entitlements. The amount of these entitlements have been actuarially assessed and are funded by assets held independently of the Group. Under the latest agreement with Waterford Crystal employees, Waterford Crystal's annual contribution to the schemes is €0.2 million.

Pensions: transitional arrangements of FRS 17

The Group operates a number of pension schemes throughout the world. The major schemes, which cover approximately one half of scheme members, are of the defined benefit type. The additional disclosures required by FRS 17 are based on the most recent actuarial valuations disclosed earlier in this note and were updated by the schemes' actuaries to March 31, 2003. The principal assumptions used by the schemes' actuaries in relation to the major pension schemes operated by the Group are:

	Wedgwood Group Pension Plan		Waterford Crystal Pension Plan and Disability Funds		Rosenthal Pension Plan*
	12 months to March 31, 2003	3 months to March 31, 2002	12 months to March 31, 2003	3 months to March 31, 2002	12 months to March 31, 2003	3 months to March 31, 2002
Rate of increase in pensionable salaries	4.0%	4.3%	4.0%	4.5%	2.8%	3.0%
Rate of increase in pension payments	2.5%	2.8%	2.0%	2.0%	1.8%	1.5%
Discount rate	5.5%	6.2%	5.5%	6.4%	5.5%	6.4%
Inflation rate	2.5%	2.8%	2.3%	2.5%	1.8%	1.5%

*
In common with the majority of companies in Continental Europe, the Rosenthal Pension Plan is a book reserve scheme whereby the provision for the present value of scheme liabilities is reflected in the balance sheet of the Company. Based on the above actuarial assumptions, the actuarially assessed present value of scheme liabilities amounts to €31.0 million, of which €26.4 million is already reflected in the Waterford Wedgwood Group consolidated balance sheet at March 31, 2003.

The assets and liabilities in the schemes and the expected rates of return were:

	As at March 31, 2003
					As at March 31, 2002
	Wedgwood Group Pension Plan
			Waterford Crystal Pension Plan and Disability Funds		Wedgwood Group Pension Plan		Waterford Crystal Pension Plan and Disability Funds
	Long term rate of return
		Value	Long term rate of return	Value	Long term rate of return	Value	Long term rate of return	Value
		(€ in millions)		(€ in millions)		(€ in millions)		(€ in millions)
Equities	7.1%	117.9	7.8%	62.5	8.0%	203.6	8.3%	82.9
Gilts	4.1%	33.2	4.8%	32.9	5.0%	20.5	5.3%	38.7
Bonds	5.1%	45.3	5.5%	13.0	5.9%	52.2	6.2%	8.0
Property	6.1%	6.0	6.8%	3.0	7.0%	7.7	7.3%	8.2
Cash	3.4%	4.7	2.8%	3.3	3.7%	4.2	3.0%	2.4

Total market value of scheme assets		207.1		114.7		288.2		140.2
Present value of scheme liabilities		(263.9)		(219.9)		(300.9)		(183.5)

Deficit in the schemes		(56.8)		(105.2)		(12.7)		(43.3)
Deferred tax asset		17.0		10.5		3.8		4.3

Net pension liability		(39.8)		(94.7)		(8.9)		(39.0)

If FRS 17 had been adopted in the financial statements, the Group's net assets and profit and loss account would be as follows:

	As at March 31, 2003	As at March 31, 2002
	(€ in millions)
Net assets excluding pension liability	204.0	243.4
Prepayment in balance sheet	(21.1)	(21.4)
Pension liability	(139.1)	(48.2)

Net assets including pension liability	43.8	173.8

Profit and loss account excluding pension liability	(63.6)	(17.9)
Prepayment in balance sheet	(21.1)	(21.4)
Pension liability	(139.1)	(48.2)

Profit and loss account including pension liability	(223.8)	(87.5)

If FRS 17 had been adopted in the financial statements, the following amounts would have been recognised in the performance statements for the year to March 31, 2003:

Profit and loss account	Wedgwood Group Pension Plan	Waterford Crystal Pension Plan and Disability Funds	Total
	(€ in millions)
Amounts charged to operating profit:
Current service cost	5.0	3.7	8.7
Past service cost	0.9	1.8	2.7

Total operating charge	5.9	5.5	11.4

Amounts charged/(credited) to other finance charges:
Expected return on pension scheme assets	(20.0)	(10.0)	(30.0)
Interest on pension scheme liabilities	17.5	11.6	29.1

Net return	(2.5)	1.6	(0.9)

Total charged to profit and loss account	3.4	7.1	10.5

Amounts recognised in Statement of Total Recognised Gains and Losses (STRGL)
Actual return less expected return on pension scheme assets (€Mils)	(71.8)	(35.0)	(106.8)
Percentage of scheme assets (%)	(34.7)%	(30.5)%	(33.2)%
Experience gains/(losses) arising on the scheme liabilities (€Mils)	11.0	(0.1)	10.9
Percentage of the present value of scheme liabilities (%)	4.2%	—	2.3%
Gain/(loss) due to changes in actuarial assumptions (€Mils)	9.5	(24.7)	(15.2)
Percentage of the present value of scheme liabilities (%)	3.6%	(11.2)%	(3.1)%

Actuarial loss recognised in the STRGL (€Mils)	(51.3)	(59.8)	(111.1)

Percentage of the present value of scheme liabilities (%)	(19.4)%	(27.2)%	(23.0)%

Movement in pension deficit during the year
Deficit at the beginning of the year	(12.7)	(43.3)	(56.0)
Current service cost	(5.0)	(3.7)	(8.7)
Past service cost	(0.9)	(1.8)	(2.7)
Net finance cost	2.5	(1.6)	0.9
Employer pension contributions	5.9	5.0	10.9
Actuarial loss recognised in STRGL	(51.3)	(59.8)	(111.1)
Exchange	4.7	—	4.7

Deficit at the end of the year	(56.8)	(105.2)	(162.0)

26.    FOREIGN CURRENCY

The Group uses forward currency contracts in the normal course of business to hedge exchange risk on anticipated foreign currency transactions and translation.

The Group had the following forward sales commitments:

	As at March 31, 2003	As at March 31, 2002
US dollars	$7.5m	$214.5m
Japanese yen	¥2,500.0m	¥9,250.0m

During the year, arising from the Group's hedging activities, the effective exchange rate on its major overseas trading cash flows was as follows:

	12 months to March 31, 2003	3 months to March 31, 2002
US$/€	0.93	0.97
¥/Stg£	151.67	168.81

The Group has a 10 year US$/Stg£ fixed forward contract totalling US$22.6 million as part of the US private placement arrangements. The Group enters into forward contracts to manage its exposure to the translation of certain overseas assets. At March 31, 2003 these amounted to $82.5 million (2002: nil).

Currency exposure of the Group's net monetary assets/(liabilities)

The table below shows the Group's currency exposures, being those that give rise to the net currency gains and losses recognised in the profit and loss account. Such exposures comprise the monetary assets and monetary liabilities of the Group that are not denominated in the functional currency of the operating unit involved. These exposures were as follows:

Net foreign currency monetary assets/(liabilities)	Euro	Stg£	US$	Yen	Other	Total
	(€ in millions)
At March 31, 2003
Functional currency of Group operation
Euro	—	(2.1)	(3.9)	(0.3)	4.4	(1.9)
Stg£	13.3	—	7.4	—	2.6	23.3
Other	(0.2)	(0.1)	—	—	1.7	1.4

Total	13.1	(2.2)	3.5	(0.3)	8.7	22.8

At March 31, 2002
Functional currency of Group operation
Euro	—	3.0	(1.9)	0.2	3.6	4.9
Stg£	34.4	—	7.9	—	2.4	44.7
Other	(0.8)	(0.8)	(0.1)	—	1.9	0.2

Total	33.6	2.2	5.9	0.2	7.9	49.8

Hedging exposure of the Group

The Group's policy is to hedge, where appropriate, the following exposures: interest rate risk using interest rate swaps and collars; currency exposures using forward and spot foreign currency contracts. The only hedging instruments on which unrecognised gains or losses arose during the year to March 31, 2003 and 3 months to March 31, 2002 were forward contracts to hedge foreign currency exposures.

Unrecognised gains and losses on instruments used for hedging and the movements therein, were as follows:

	As at March 31, 2003
	Gains	Losses	Total net gains/ (losses)
	(€ in millions)
Unrecognised gains/(losses) on hedges at April 1, 2002	12.0	(20.6)	(8.6)
(Gains)/losses arising in previous years recognised prior to March 31, 2003	(11.4)	19.6	8.2

Gains/(losses) arising before April 1, 2002 that were not recognised prior to March 31, 2003	0.6	(1.0)	(0.4)
Gains/(losses) arising in the year to March 31, 2003 that were not recognised prior to March 31, 2003	0.1	(2.9)	(2.8)

Unrecognised gains/(losses) on hedges at March 31, 2003	0.7	(3.9)	(3.2)

Gains/(losses) expected to be recognised between April 1, 2003 and March 31, 2004	0.5	(0.8)	(0.3)
Gains/(losses) expected to be recognised after April 1, 2004	0.2	(3.1)	(2.9)

27.    RECONCILIATION OF OPERATING PROFIT/(LOSS) TO NET CASH FLOW FROM OPERATING ACTIVITIES

	12 months to March 31, 2003	3 months to March 31, 2002
	(€ in millions)
Operating profit/(loss)	57.3	(10.5)
Spend on restructuring	(20.6)	(7.6)
Depreciation and amortisation	46.7	13.3
Surplus on sale of fixed assets	(0.5)	—
(Increase)/decrease in stocks	(30.9)	0.1
Decrease/(increase) in debtors	9.8	(0.8)
Increase/(decrease) in creditors	19.7	(10.0)
Exchange rate adjustments	(9.9)	1.5

Net cash inflow/(outflow) from operating activities	71.6	(14.0)

28.    ANALYSIS OF NET DEBT

	As at March 31, 2002	Cash flow	Exchange movements	As at March 31, 2003
	(€ in millions)
Group
Cash at bank net of bank overdrafts	72.9	8.3	(8.9)	72.3
Current portion of long term loans	(5.1)	0.4	0.1	(4.6)
Long term loans	(458.0)	(26.9)	60.5	(424.4)

	(390.2)	(18.2)	51.7	(356.7)

29.    PRINCIPAL SUBSIDIARY COMPANIES

Listed below are the principal subsidiary companies that comprise the Waterford Wedgwood Group:

Name	Registered office and country of incorporation	Issued capital	Nature of business
Manufacturing
†Waterford Crystal (Manufacturing) Limited	Kilbarry, Waterford, Ireland	100,002 €1.25 Ord. shares	Crystal glass manufacturer
Josiah Wedgwood & Sons Limited	Barlaston, Stoke-on-Trent, England	60,000 Stg.£1 Ord. shares	Ceramic tableware/ giftware manufacturer
Rosenthal AG	Selb, Germany	960,000 shares of no par value	Ceramic tableware/ giftware manufacturer
All-Clad Metalcrafters, L.L.C.	Delaware, USA	n/a	Cookware manufacturer
Distribution
*†Waterford Crystal Limited	Kilbarry, Waterford, Ireland	10,000 €1.25 Ord. shares	Distributor
*Stuart & Sons Limited	Barlaston, Stoke-on-Trent, England	471,333 Stg.£1 Ord. shares	Distributor
Waterford Wedgwood Australia Ltd	Barlaston, Stoke-on-Trent, England	485,240 Stg.£1 Ord. shares	Distributor
Waterford Wedgwood Canada Inc.	Toronto, Canada	110 Class A shares 363 Class B shares	Distributor
Waterford Wedgwood USA, Inc.	New York, USA	20 US$1 Common shares	Distributor
Waterford Wedgwood Japan Limited	Tokyo, Japan	4,000 ¥50,000 shares	Distributor
Waterford Wedgwood Retail Limited	Barlaston, Stoke-on-Trent, England	100 Stg.£1 Ord. shares	Retailer
Josiah Wedgwood & Sons (Exports) Limited	Barlaston, Stoke-on-Trent, England	499 Stg.£1 Ord. shares	Exporter
Josiah Wedgwood (Malaysia) Sdn Bhd	Kuala Lumpur, Malaysia	2 Rml Ord. shares	Retailer
Waterford Wedgwood Trading Singapore Pte. Ltd	Singapore	248 S$50,000 shares	Distributor
Waterford Wedgwood (Taiwan) Ltd	Taipei, Taiwan	13,600,000 NT$10 Ord. shares	Distributor
Wedgwood GmbH	Selb, Germany	1 €25,565 share	Sales ofce
W/C Imports Inc.	California, USA	19,000 Common shares of no par value	Linen distributor
All-Clad Switzerland GmbH	Switzerland	100 Chf 1,000 shares	Distributor
Spring USA Corporation	Delaware, USA	166 US$0.01 shares	Distributor
Cashs Mail Order Limited	Kilbarry, Waterford	2 €1.269738 Ord. shares	Distributor
Finance
Statum Limited	Barlaston, Stoke-on-Trent, England	50,000 Stg.£1 Ord. shares	Finance

Other
*Waterford Wedgwood U.K. plc	Barlaston, Stoke-on-Trent, England	181,601,769 Stg.25p Ord. shares 882,995,866 Stg.1p Income shares	Subsidiary holding company
Wedgwood Limited	Barlaston, Stoke-on-Trent, England	46,195,052 Stg.25p Ord. shares	Subsidiary holding company
Waterford Wedgwood, Inc.	Delaware, USA	430 shares of no par value	Subsidiary holding company
*†Waterford Glass Research and Development Ltd	Kilbarry, Waterford, Ireland	2 €1.25 Ord. shares	Research and development
*†Dungarvan Crystal Ltd	Kilbarry, Waterford, Ireland	100,000 €1.25 'A' Ord. shares 80,000 €12.50 'B' Ord. shares 20,000 €12.50 'C' Ord. shares	Dormant
*Waterford Wedgwood Employee Share Ownership Plan (Jersey) Ltd	St. Helier, Jersey	9 Stg.£1 Ord. shares	Trustee company
Waterford Wedgwood GmbH	Selb, Germany	1 €4,601,883 share	Subsidiary holding company
All-Clad Holdings, Inc.	Canonsburg, USA	6,250,000 US$0.01 Ord. shares	Subsidiary holding company
*Waterford Wedgwood Linens Inc.	Delaware, USA	1,000 US$0.01 Common shares	Subsidiary holding company
Ashling Corporation	California, USA	1,225,000 Common shares of no par value	Subsidiary holding company

Immediate subsidiaries of Waterford Wedgwood plc are marked*. The other subsidiaries comprising the Group are included in the financial statements in accordance with Regulation 4(1)(d) of the European Communities (Companies: Group Accounts) Regulations, 1992. With the exception of Rosenthal AG where the Group owns 89.8%, Ashling Corporation where the Group owns 86.5% and Spring USA Corporation where the Group owns 60%, all subsidiary companies are 100 per cent owned. All companies operate primarily in their country of incorporation with the exception of Waterford Wedgwood Australia Limited which operates in Australia.

†
Companies covered by Section 17 guarantees (see note 22).

30.    SUBSEQUENT EVENTS

Subsequent to March 31, 2003, the Group announced the restructuring of its earthenware manufacturing operations.

31.    APPROVAL OF FINANCIAL STATEMENTS

The Directors approved these financial statements on June 4, 2003.

OF CERTAIN GUARANTORS

1:	Waterford Wedgwood U.K. PLC Accounts, 31 March 2003	G-2
2:	Wedgwood Limited Financial Statements, 31 March 2003	G-41
3:	Waterford Wedgwood GmbH Financial Statements, December 31, 2002	G-55
4:	Statum Limited Financial Statements, 31 March 2003	G-58
5:	Waterford Wedgwood Retail Limited Financial Statements, 31 March 2003	G-69
6:	Josiah Wedgwood & Sons Limited Financial Statements, 31 March 2003	G-84
7.	Josiah Wedgwood & Sons (Exports) Limited Financial Statements, 31 March 2003	G-106
8:	Stuart & Sons Limited Annual Report, 31 December 2001	G-115

WATERFORD WEDGWOOD U.K. PLC

ACCOUNTS

31 March 2003

Waterford Wedgwood U.K. plc is a subsidiary holding company, registered in England (Number 2058427). The ultimate parent company is Waterford Wedgwood plc. These financial statements have been prepared solely to comply with the requirements in the United Kingdom of the Companies Act, 1985. For a full understanding of the activities and financial position of the Waterford Wedgwood Group, readers are referred to the report and accounts of Waterford Wedgwood plc which are contained on pages F-1 to F-126 of this offering memorandum.

Throughout this document, references to "WW Group" relate to Waterford Wedgwood plc and all its operations worldwide and references to "the Group" relate to Waterford Wedgwood U.K. plc and all its operations worldwide, "Waterford" refers to Waterford Crystal activities worldwide, "Wedgwood" refers to Wedgwood Group activities worldwide and "Rosenthal" refers to Rosenthal AG activities worldwide.

Waterford Wedgwood U.K. plc does not publish non-consolidated financial statements or interim financial statements.

WATERFORD WEDGWOOD U.K. plc

Report of the Directors

The Directors submit their report to the shareholders, together with the audited financial statements for the year ended 31 March 2003.

Results

The financial statements for the year ended 31 March 2003 are set out in detail on pages G-10 to G-40. A review of the Waterford Wedgwood Group's business is set out in the Waterford Wedgwood plc accounts for the year. A summary of the results of the Group is as follows:

Year ended 31 March 2003
£m
Operating profit before exceptional items	7.0
Exceptional items	(21.1)
Net interest payable	(9.8)

Loss on ordinary activities before taxation	(23.9)
Taxation on loss on ordinary activities	1.1

Loss on ordinary activities after taxation	(22.8)
Minority interests	(0.1)

Loss attributable to members of the parent company	(22.9)
Dividends	(2.9)

Loss absorbed for the year	(25.8)

Translation and other adjustments totalling £3.6 million have decreased the revenue reserves balance during the year.

An interim dividend, the sterling equivalent of 0.7c per share, was paid on 3 March 2003. The Directors propose the payment of a final dividend of the sterling equivalent of 1.2c per ordinary share by Waterford Wedgwood plc, to be paid on 1 September 2003 to income shareholders on the register of the Company at the close of business on 13 June 2003, who are eligible and elect to receive same, in accordance with the Articles of Association of the Company.

Principal activities, acquisitions and divestments

The Company is an intermediate holding company. During the year to 31 March 2003, the Company managed the Wedgwood and Rosenthal brands. Wedgwood comprises the manufacture, distribution and retailing of high quality bone china and earthenware tableware and giftware under the Wedgwood brand together with quality earthenware tableware by Johnson Brothers (including the Franciscan brand), Mason's Ironstone fine tableware and giftware and Coalport bone china giftware. Rosenthal is a premium ceramics manufacturer based in Germany. Rosenthal manufactures, markets and distributes luxury porcelain giftware and tableware. Approximately 50% of Rosenthal's turnover is generated in the German market. The Group's interest in Rosenthal AG was 89.8% at 31 March 2003. The Group also distributes crystal and other products in certain world markets.

There were no material divestments during the year. The Company's principal subsidiary companies as at 31 March 2003 are listed on page G-39.

Future developments

Future developments and prospects are outlined in the Waterford Wedgwood Group Chairman's statement, Chief Executive's review and Financial review on pages G-4 to G-8 of Waterford Wedgwood plc's accounts for the year ended 31 March 2003.

Board of Directors

The Directors of the Company are:

Peter John Goulandris (Chairman)
Richard A Barnes*
Andrew Elsby-Smith*
Timothy W Harper*
Christopher J McGillivary*
P Redmond O'Donoghue*
Lady O'Reilly
F Alan Wedgwood
Lord Wedgwood*

Company Secretary: Patrick J Dowling

*
Executive Directors.

Directors (except for Directors of Waterford Wedgwood plc)

Andrew Elsby-Smith was appointed to the Board in 1999. He is Finance Director of Wedgwood Group.

Timothy W Harper was appointed to the Board in 1999. He is Wedgwood Group Managing Director—Europe.

In accordance with the Articles of Association, Lady O'Reilly, FA Wedgwood and Lord Wedgwood retire from the Board by rotation and, being eligible, will offer themselves for re-election.

A Elsby-Smith has a service contract which can be terminated by one year's notice.

Directors' interests

Share capital

The interests of the Directors (except for Directors of Waterford Wedgwood plc) and their immediate families in the share capital of Waterford Wedgwood plc are set out below:

		Number of stock units
	Description of shares
		1.4.02	31.3.03
Director
A Elsby-Smith	stock units	10,400	11,892
TW Harper	stock units	1,323	1,323

Waterford Wedgwood plc stock units each comprise one Waterford Wedgwood plc ordinary share of 6c and one non-voting income share of Stg1p in Waterford Wedgwood U.K. plc

Directors' options

Details of executive share options, granted in accordance with the rules of the WW Group Executive Share Option Scheme, held by the Directors (except for Directors of Waterford Wedgwood plc) in the share capital of Waterford Wedgwood plc are set out below:

	1.4.02	Granted during year	Exercised during year	Lapsed during year	31.3.03	Weighted average exercise price
Director
A Elsby-Smith	337,500	—	—	—	337,500	Stg66.4p
TW Harper	337,500	—	—	—	337,500	Stg60.4p

Details of options held by the Directors (other than Directors of Waterford Wedgwood plc) under WW Group Savings Related Share Option Schemes (SAYE) in the share capital of Waterford Wedgwood plc are set out below:

	1.4.02	Granted during year	Exercised during year	Lapsed during year	31.3.03	Weighted average exercise price
Director
A Elsby-Smith	9,685	3,217	—	—	12,902	Stg38.6p

Outstanding options are exercisable on dates between 2003 and 2011.

The market price at the year end date was Stg17p. The highest share price during the year was Stg48.8p and the lowest Stg16.5p.

Directors' contracts

Other than service contracts, there have been no contracts or arrangements with the Company or any subsidiary during the financial year or between 31 March 2003 and 4 June 2003, in which a Director of the Company was materially interested and which was significant in relation to the Company's business.

Insurance of Officers

During the year to 31 March 2003, the Company maintained an Insurance of Officers against liabilities to the Company and its subsidiaries.

Corporate Governance

As a UK subsidiary of a company whose stock units are listed on the Irish Stock Exchange, the Company has adopted the UK Combined Code.

The WW Group is committed to high standards of Corporate Governance. The statement below describes how the principles of good governance, set out in the Combined Code, are applied by the Group.

The Waterford Wedgwood plc Board includes a majority of non-executive Directors. They provide independent advice in establishing appropriate strategies for the Group which are in the long-term interests of its shareholders, employees and customers. The Board meets regularly throughout the year and all Directors have timely access to the information necessary for them to discharge their duties.

The Directors also have access to independent professional advice, at the WW Group's expense, if and when required.

There is a formal schedule of matters referred to the Board for decision, covering annual budgets, strategy, major capital expenditure, acquisitions, divestments, risk management, banking and finance.

The WW Group has within its Board structures both an Audit Committee and a Remuneration and Nomination Committee. Membership of these committees comprises non-executive Directors only.

Communications with shareholders are given a high priority. There are general presentations by senior management to institutional shareholders after the release of annual and interim results. The Waterford Wedgwood plc AGM affords individual shareholders the opportunity to question the Chairman and the Board. In addition, Waterford Wedgwood plc responds throughout the year to letters from individual shareholders on a wide range of issues. Waterford Wedgwood plc also posts the text of its Annual Report and Interim statement on its web site, www.waterfordwedgwood.com.

Having reviewed Waterford Wedgwood plc's Corporate Governance practices, the Directors consider that the Group has, subject to the disclosures on service contracts, complied, throughout the year, with the provisions of the Combined Code.

Internal control

The Directors acknowledge their overall responsibility for the Group's system of internal control. Such a system, however, can provide only reasonable and not absolute assurance against material financial misstatement or loss.

The Group has an Internal Audit function, reporting to the Audit Committee, which is appropriately resourced. The Audit Committee meets to review the effectiveness of the Group's systems of control, the range and findings of external and internal auditors' work, and to review the financial statements prior to their submission to the Board. The Finance Director and the Internal Audit Director attend Audit Committee meetings while external auditors attend as required and have direct access to the Committee Chairman at all times.

The Group has broadened its internal controls to include not just financial risk management but also operational and compliance risk management. This expanded internal control system will address the nature and extent of the risks facing the parent company. The Chief Executives of each division report regularly to the Board and/or Committees on the management of key risk areas and on the effectiveness of controls in relation to these risks. A review of the risks identified by each division is included as part of the Group's annual budget process.

Remuneration policy

The Remuneration and Nomination Committee is responsible for advising on the appointment of Directors and determines terms, conditions of employment and remuneration of executive Directors and senior managers. It meets when required throughout the year.

The Remuneration and Nomination Committee is chaired by the Waterford Wedgwood Group Chairman and comprises non-executive Directors only.

The Remuneration and Nomination Committee applies a philosophy of pay for performance in determining executive Directors' remuneration. It is also mindful of the need to ensure that, in a competitive environment, the Group can attract, retain and motivate executives who can perform to the highest levels of expectation.

Annual bonuses and options are determined by the Remuneration and Nomination Committee on the basis of the Group's performance during the year in terms of key financial indicators, principally operating profits, earnings per share and cash.

Executive Directors' pensions are, in the main, Revenue approved occupational pension schemes either based on final basic salary or on defined contributions. The normal pension age is 65 years and pension is payable at a maximum rate of two-thirds of final pensionable salary at normal retirement age, subject to service. Where pensions are capped to comply with legislation, benefits above the cap are provided by Funded Unapproved Retirement Benefit Schemes (FURBS) or an appropriate amount reserved in the accounts to purchase such pension. Alternatively, where individual contractual arrangements require, accelerated accrual rates and earlier normal retirement dates may apply.

Details of Directors' remuneration for the year, together with prior year comparatives, are set out in note 9 to the Financial Statements.

Going concern

After making appropriate enquiries and on the basis of current financial projections and facilities available as described in note 1 to the Accounts, the Directors have a reasonable expectation that the Group has adequate resources to continue operations for the foreseeable future and have therefore prepared the financial statements on a going concern basis.

Directors' responsibilities in relation to the financial statements

The Directors are required by UK company law to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and the Group and of the profit or loss of the Group for that financial year.

In preparing those financial statements the Directors are required to:

  •
  select appropriate accounting policies and apply them consistently;

  •
  make reasonable and prudent judgements and estimates; and

  •
  state that all accounting standards which they consider to be applicable have been followed.

The Directors have responsibility for ensuring that the Group keeps accounting records which disclose with reasonable accuracy at any time the financial position of the Group and which enable them to ensure that the financial statements are prepared in accordance with accounting standards generally accepted in the United Kingdom and comply with the UK Companies Act, 1985. The Directors confirm that the financial statements comply with the above requirements. The Directors also have responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

Share capital

All of the Company's ordinary shares of 25p each, which carry the right to vote at general meetings of the Company, are held by Waterford Wedgwood plc. At 31 March 2003 the issued share capital of the Company comprised 181,601,769 ordinary shares and 882,995,866 income shares.

Research & product development

The Group maintains design and development departments in its main manufacturing divisions. Expenditure on design and development in the year amounted to £5.5 million and related mainly to the development of new processes and manufacturing technologies.

Employment policies

The Directors remain committed to providing the conditions best suited to encourage the personal involvement of all employees in the future development of the business. This involves open and regular communication with all employees, the provision of training and development opportunities and profit sharing and employee share schemes. Several employee share schemes operate within the Group and involve a significant number of employees.

Wedgwood's continuous improvement initiatives are important features in improving the quality of working life.

With regard to the employment of disabled people, Wedgwood works in close co-operation with local disablement resettlement officers to recruit and train disabled employees and to provide, whenever possible, career development for those whose health no longer allows them to continue in their normal occupation.

Health, safety and the environment

The Group pursues an active policy of providing safe systems of work and high standards of environmental management.

Regular meetings of the Group's health and safety committees and employee councils have been held.

The main objective for Health, Safety and Environment during the period was to continue with the implementation and auditing of the in-house integrated management system, QUENSH (Quality, Environment, Safety and Health). This objective was achieved and, as a result, compliance with legal obligations was ensured.

Charitable and political contributions

The Group donated approximately £110,000 for charitable purposes during the year.

The Group made no political contributions.

Events since the year end

There have been no significant events affecting the Group since the year end, other than those set out in note 32 to the accounts.

Auditors

PricewaterhouseCoopers transferred their business to a limited liability partnership, PricewaterhouseCoopers LLP, on 1 January 2003, following which PricewaterhouseCoopers resigned and the Directors appointed PricewaterhouseCoopers LLP as auditors. A resolution to reappoint PricewaterhouseCoopers LLP as auditors to the Company will be proposed at the annual general meeting.

By order of the Board:
 Patrick J Dowling
Company Secretary
4 June 2003

WATERFORD WEDGWOOD U.K. plc

Independent Auditors' Report to the
Members of Waterford Wedgwood U.K. plc

We have audited the financial statements which comprise the profit and loss account, the balance sheet, the statement of total recognised gains and losses and the related notes which have been prepared under the historical cost convention and the accounting policies set out in the statement of accounting policies.

Respective responsibilities of Directors and auditors

The Directors' responsibilities for preparing the Annual Report and the financial statements in accordance with applicable United Kingdom law and accounting standards are set out in the statement of Directors' responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements, and United Kingdom Auditing Standards issued by the Auditing Practices Board. This opinion has been prepared for and only for the company's members in accordance with Section 235 of the Companies Act 1985 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Report of the Directors is not consistent with the financial statements, if the Company has not kept proper accounting records, or if we have not received all the information and explanations we require for our audit.

We read the other information contained in the Annual Report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. The other information comprises only the Report of the Directors.

Basis of audit opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company and the Group at 31 March 2003 and of its loss for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
East Midlands

4 June 2003

WATERFORD WEDGWOOD U.K. plc

Accounting Policies

The significant accounting policies adopted by the Group are as follows:

Basis of preparation

The financial statements are prepared under the historical cost convention, modified by the revaluation of certain properties and in accordance with the accounting standards generally accepted in the United Kingdom and UK statute and with the accounting policies set out below. As further described in note 1, the Directors believe it is appropriate to prepare the financial statements on a going concern basis.

Turnover

Turnover represents goods invoiced during the period, excluding sales taxes.

Foreign currencies

Transactions in currencies other than Sterling ('foreign currencies') are translated at the rate of exchange ruling at the date of the transaction or, where forward currency contracts have been arranged, at the contractual rates.

Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date or at a contractual rate if applicable and any exchange differences are taken to the profit and loss account.

On consolidation of the Group balance sheet, assets and liabilities denominated in foreign currencies are translated into Sterling at the period-end exchange rates unless matched by related forward contracts. Trading results and cash flows of overseas subsidiaries are translated into Sterling at the average rates of exchange for the period. Exchange differences arising from the restatement of opening balance sheets of overseas subsidiaries at period-end exchange rates and from the translation of the results of those subsidiaries at average exchange rates are dealt with through reserves, net of exchange differences on related currency borrowings and forward currency contracts. Other exchange gains and losses are taken to the profit and loss account.

It is the Group's policy to protect income and expenditure from the impact of exchange rate fluctuations, where appropriate, by means of forward currency contracts entered into to fix the exchange rates applicable to estimated future currency receipts and payments and repayment of long-term currency borrowings. Contracts entered into to hedge future currency receipts and payments are either recognised in the profit and loss account on maturity of the underlying hedge transaction and are classified in a manner consistent with the underlying nature of the hedged transaction, or in the case of gains and losses arising on cancellation due to the termination of the underlying exposure, are taken to the profit and loss account immediately. For hedges of long-term foreign currency borrowings, the forward premium inherent in the forward currency contract is amortised to the profit and loss account over the life of the contract.

Interest rate swaps

The Group uses interest rate swaps to manage interest rate exposures. Receipts and payments on interest rate swaps are recognised, on an accruals basis, as adjustments to interest expense over the life of the swap.

Debt instruments

Finance costs associated with debt instruments, which is the difference between the net proceeds and the total amount payable under the instrument, are charged to the profit and loss account over the life of the instrument at a constant rate of interest on the outstanding balance. The proceeds of debt instruments, net of issue costs, are shown as liabilities on the balance sheet.

Tangible assets and depreciation

Tangible assets are stated at cost or valuation less accumulated depreciation. Following the adoption of FRS 15 "Tangible Fixed Assets", the Group has followed the transitional provisions to retain the book amount of land and buildings, certain of which were last revalued in 1997. Accordingly, the Group no longer adopts a policy of revaluation. Depreciation is calculated to write off the cost, or valuation, of tangible assets other than freehold land over their estimated useful lives. The profit or loss on the disposal of an asset is calculated as the difference between the net sale proceeds and the net book value.

Stocks

Stocks are stated at the lower of cost and net realisable value. In the case of finished goods and work-in-progress manufactured by the Group, cost comprises the cost of labour and materials together with appropriate factory and other overheads. In the case of other stocks, cost is ascertained by reference to purchase price plus duty where appropriate. Net realisable value is the actual or estimated selling price (net of trade discounts) less all further costs to completion and less all costs to be incurred in marketing, selling and distribution.

Goodwill and intangible assets

Goodwill arising on acquisition of subsidiary undertakings prior to 31 December 1997 is set off against reserves. Goodwill arising on acquisitions after 31 December 1997 is capitalised and amortised over its estimated useful life as are the value of other acquired intangible assets. Goodwill previously set off against reserves will be charged or credited in the profit and loss account on the subsequent disposal of the business to which it relates. Goodwill comprises the excess of the purchase price over the fair value of the net assets acquired.

Financial assets

Financial asset investments are stated at cost less provision for permanent diminution in value.

Consolidation and equity accounting

The Group profit and loss account and Group balance sheet represent a consolidation of the financial statements of the parent company and its subsidiaries and the Group's share of results and net assets of its associated companies. Where subsidiary or associated undertakings have been acquired or disposed of, the financial statements include only the proportion of the results arising since the date of acquisition or up to the effective date of disposal.

A merger reserve arises where the fair value of net assets acquired, excluding goodwill, exceeds the purchase consideration which, for this purpose, includes only the nominal value of share capital issued where benefit is taken of merger relief under Section 131 of the Companies Act, 1985.

Investments in subsidiary undertakings

The Company records investments in overseas subsidiaries in the currency in which they are denominated, translating this amount into Sterling at each successive balance sheet date using the balance sheet exchange rate. Exchange gains and losses arising on translation of these investments are taken directly to revenue reserves, along with the corresponding exchange gain or loss arising on foreign currency denominated liabilities used to hedge anticipated foreign exchange fluctuations in the value of overseas investments.

Deferred tax

Deferred tax is recognised on all timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future, have occurred at the balance sheet date.

Amounts recognised are not discounted and reflect the tax rates that are expected to apply when each timing difference reverses, based on rates and laws enacted, or substantively enacted at the balance sheet date.

Net deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover the originating timing difference.

Surpluses on the revaluation or properties, gains on disposals of fixed assets that have been rolled over into replacement assets and future remittances of retained earnings of overseas subsidiaries are not treated as giving rise to timing differences until, respectively, a commitment to dispose of the revalued or replacement asset, or pay a dividend from the subsidiary company, has been made.

Research and development

All expenditure on research and development, including the cost of patents and trademarks, is written off to the profit and loss account in the period in which it is incurred.

Pensions

The expected cost of providing pensions to employees is charged to the profit and loss account over the period of employment of pensionable employees. The cost is calculated, with the benefit of advice from independent actuaries, at what is expected to be a reasonably stable proportion of pensionable pay. Any surpluses or deficits in the pension schemes, identified by periodic actuarial valuations, are taken to the profit and loss account over the remainder of the expected service lives of current employees.

Leasing

Where tangible assets are financed by leasing arrangements which give rights approximating to ownership ("finance lease"), they are treated as if they have been purchased outright at the present values of the minimum lease payments; the corresponding obligations are shown in the balance sheets as finance leases. Depreciation on the assets is calculated in order to write off the amounts capitalised over the shorter of the estimated useful lives of the individual assets or the terms of the lease. Interest arising on finance leases is charged to the profit and loss account in proportion to the amounts outstanding under the lease.

Operating lease rentals are charged to the profit and loss account in the period in which they arise.

When the economic benefits of a leasehold property are less than the unavoidable costs, then the lease is defined as onerous and all rentals and other property obligations are provided up to the expiry date of the lease. Provision is made for management's best estimate of the net outgoings through to the termination of the lease, discounted at an appropriate discount rate.

WATERFORD WEDGWOOD U.K. plc

Consolidated Profit and Loss Account

		12 months to 31 March 2003
	Notes	Pre- exceptional charges	Exceptional charges (note 4)	Total		3 months to 31 March 2002
		£m	£m	£m		£m
Turnover	3	456.1	—	456.1		98.6
Cost of sales		(253.6)	(20.1)	(273.7)		(57.3)

Gross profit		202.5	(20.1)	182.4		41.3

Distribution costs		(148.7)	(1.0)	(149.7)		(36.6)
Administrative expenses		(42.0)	—	(42.0)		(11.5)
Other operating (expense)/income	5	(4.8)	—	(4.8)		1.1

		(195.5)	(1.0)	(196.5)		(47.0)

Operating (loss)/profit	3	7.0	(21.1)	(14.1)		(5.7)
Net interest payable	6	(9.8)	—	(9.8)		(2.2)

Loss on ordinary activities before taxation	7	(2.8)	(21.1)	(23.9)		(7.9)
Taxation on loss on ordinary activities	8	1.1	—	1.1		0.4

Loss on ordinary activities after taxation		(1.7)	(21.1)	(22.8)		(7.5)
Minority interests		(0.1)	—	(0.1)		0.2

Loss attributable to members of the parent company		(1.8)	(21.1)	(22.9)		(7.3)

Dividends	10			(2.9)		—

Loss absorbed for the period				(25.8)		(7.3)

Loss per income share	12			(2.59	p)	(0.83	p)

Turnover and operating losses arose solely from continuing activities.

WATERFORD WEDGWOOD U.K. plc

Consolidated Balance Sheet

	Notes	As at 31 March 2003	As at 31 March 2002
		£m	£m
Fixed assets
Intangible assets	13	13.9	14.6
Tangible assets	14	95.6	110.3
Financial assets	15	9.5	4.9

		119.0	129.8

Current assets
Stocks	16	152.1	159.4
Debtors	17	101.0	102.5
Cash and deposits		50.2	49.4

		303.3	311.3
Creditors (amounts falling due within one year)	18	(268.6)	(247.8)

Net current assets		34.7	63.5

Total assets less current liabilities		153.7	193.3
Creditors (amounts falling due after more than one year)	18	(157.0)	(166.0)
Provisions for liabilities and charges	21	(0.8)	(1.9)

		(4.1)	25.4

Capital and reserves
Called up share capital	23	54.2	54.2
Merger reserve	22	2.2	2.2
Revaluation reserve	22	4.9	5.2
Capital redemption reserve	22	8.5	8.5
Profit and loss account	22	(76.8)	(47.4)

Shareholders' funds—equity interests		(7.0)	22.7
Minority interests—equity interests		2.9	2.7

		(4.1)	25.4

Approved by the Board of Directors on 4 June 2003.

WATERFORD WEDGWOOD U.K. plc

Company Balance Sheet

	Notes	As at 31 March 2003	As at 31 March 2002
		£m	£m
Fixed assets
Financial assets	15	155.8	159.9

Debtors	17	86.6	92.9
Cash and deposits		—	0.1
Creditors (amounts falling due within one year)	18	(101.7)	(105.3)

Net current liabilities		(15.1)	(12.3)

Total assets less current liabilities		140.7	147.6

Capital and reserves
Called up share capital	23	54.2	54.2
Capital redemption reserve	22	8.5	8.5
Profit and loss account	22	78.0	84.9

Shareholders' funds—equity interests		140.7	147.6

Approved by the Board of Directors on 4 June 2003.

WATERFORD WEDGWOOD U.K. plc

Statement of Total Recognised Gains and Losses

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Loss for the period	(22.9)	(7.3)
Exchange translation effect on net overseas investments	(3.9)	(0.2)

Total recognised losses for the period	(26.8)	(7.5)

Note of Historical Cost Profits and Losses

The difference between the reported losses and those calculated on an unmodified historical cost basis is not material.

Reconciliation of Movement in Shareholders' Funds

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Loss for the period	(22.9)	(7.3)
Dividends	(2.9)	—
Exchange translation effect on net overseas investments	(3.9)	(0.2)

Net movement in shareholders' funds	(29.7)	(7.5)
Opening shareholders' funds	22.7	30.2

Closing shareholders' funds	(7.0)	22.7

WATERFORD WEDGWOOD U.K. plc

Notes to the Financial Statements

1.     Funding position of the Group

The Group's bankers have agreed to the suspension of loan covenants at the next measurement date at 30 June 2003 and to a renegotiation of the terms of the existing facilities before the 31 December 2003 measurement date.

The Group traded within its banking covenants for the year ended 31 March 2003. Long term projections suggest adequate profitability and cash flow to meet its financial needs and obligations. However, for the immediate future the Group requires its existing loan covenants to be adjusted to provide primarily for the combined effects of the earthenware restructuring, trading conditions and the change of the fiscal year end.

In light of the Group's business plans, and our current profitability, the Directors consider it appropriate to adopt the going concern basis in preparing the accounts.

2.     Effect of change in accounting estimates

In accordance with SSAP 24, the pension surplus identified in the actuarial valuation of the Wedgwood Group Pension Plan as at 31 December 1999, was being amortised over the average remaining service lives of plan members. In the 12 months to 31 December 2001, this resulted in a reduction in the pension cost charged to the profit and loss account of £5.2 million (3 months to 31 March 2002: £1.3 million). Following a significant decline in the market value of pension scheme assets (note 26) it was decided with effect from 1 April 2002, to no longer amortise the pension surplus. The effect of this change on the results for the 12 months to 31 March 2003 was to increase reported losses by £5.0 million.

The recent expansion in the number of Rosenthal factory outlet stores has enabled Rosenthal to generate a higher average selling price for its slow moving and obsolete inventory and, as a result, provisions amounting to £3.2 million are no longer required and have been released to profit in the 12 months to 31 March 2003. In addition, Rosenthal has brought the way in which production overheads are allocated to stock, into line with Group policy, resulting in a benefit to the profit and loss account of £1.0 million for the 12 months to 31 March 2003.

3.     Segment information

(a)
Classes of business

	12 months to 31 March 2003					3 months to 31 March 2002
	Turnover	Operating profit before exceptional charges	Exceptional charges	Operating (loss)/ profit	Net assets/ (liabilities)	Turnover	Operating loss	Net assets
	£m	£m	£m	£m	£m	£m	£m	£m
Ceramics	266.7	1.2	(20.1)	(18.9)	59.8	60.1	(5.4)	93.2
Crystal and other products	189.4	5.8	(1.0)	4.8	33.4	38.5	(0.3)	41.1
Net borrowings	—	—	—	—	(97.3)	—	—	(108.9)

	456.1	7.0	(21.1)	(14.1)	(4.1)	98.6	(5.7)	25.4
Minority interests	—	—	—	—	(2.9)	—	—	(2.7)

Total Group	456.1	7.0	(21.1)	(14.1)	(7.0)	98.6	(5.7)	22.7

Ceramics includes the manufacture and distribution of the Group's ceramic products. Crystal includes distribution of the WW Group's crystal products in the major markets of the world with the exception of Ireland.

(b)
Geographical segment by country of operation

	12 months to 31 March 2003						3 months to 31 March 2002
	Turnover by		Operating profit/(loss) before exceptional charges				Turnover by
	destination	country of operation		Exceptional charges	Operating (loss)/ profit	Net assets	destination	country of operation	Operating loss	Net assets
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
Europe	185.9	250.3	(0.1)	(19.8)	(19.9)	11.6	41.5	53.7	(5.3)	30.0
North America	200.8	197.2	6.5	(1.0)	5.5	63.2	42.5	42.0	(0.2)	83.0
Asia Pacific	55.6	43.0	0.3	—	0.3	14.1	10.6	10.3	(0.2)	16.3
Rest of World	13.8	11.4	0.3	(0.3)	—	4.3	4.0	3.2	—	5.0

	456.1	501.9	7.0	(21.1)	(14.1)	93.2	98.6	109.2	(5.7)	134.3
Inter-segment sales	—	(45.8)	—	—	—	—	—	(10.6)	—	—
Net borrowings	—	—	—	—	—	(97.3)	—	—	—	(108.9)

Total	456.1	456.1	7.0	(21.1)	(14.1)	(4.1)	98.6	98.6	(5.7)	25.4
Minority interests	—	—	—	—	—	(2.9)	—	—	—	(2.7)

Total Group	456.1	456.1	7.0	(21.1)	(14.1)	(7.0)	98.6	98.6	(5.7)	22.7

All inter-segment sales originate from Europe.

4.     Exceptional charges

In the results for the 12 months to 31 March 2003, the following exceptional costs have been charged to operating loss:

	Cost of sales	Distribution costs	Total
	£m	£m	£m
Fixed asset impairment	8.7	—	8.7
Inventory write-downs	9.7	—	9.7
Restructuring costs	1.7	1.0	2.7

	20.1	1.0	21.1

Fixed asset impairment

Following the weakening condition of the Johnson Brothers business, which led to the initiative to move production to Asia, the Directors have reviewed the carrying value of the land, buildings, plant and machinery which support the production of Johnson Brothers product. Plant and machinery has been fully written off and land and buildings have been written down to their estimated open market value resulting in a charge of £8.7 million.

Inventory write-downs

As a result of the initiative to move Johnson Brothers production to Asia, substantial revisions to product offerings and reduced margins latterly earned by the Group's Johnson Brothers business, the carrying value of inventory has been reduced to its estimated net realisable value resulting in a charge of £6.7 million. In addition, the carrying value of inventory held by the Group's retail operations has been written down by £3.0 million.

Restructuring costs

During the year, the Group's Rosenthal business completed the integration of the Hutschenreuther operations acquired in August 2000, resulting in restructuring charges of £1.7 million. In addition, headcount reductions in the Group's distribution operations resulted in a restructuring charge of £1.0 million.

5.     Other operating (expense)/income

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Other operating income	0.6	0.2
Exchange (loss)/gain	(5.4)	0.9

	(4.8)	1.1

6.     Net interest payable

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Interest payable on borrowings maturing within 5 years	5.5	1.4
Interest payable on borrowings maturing after more than 5 years	5.1	1.1

	10.6	2.5
Interest receivable from third parties	(0.8)	(0.3)

Net interest payable	9.8	2.2

7.     Loss on ordinary activities before taxation

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Depreciation—owned assets	15.0	4.4
Operating lease rentals—plant and equipment	2.0	0.6
—others	11.7	3.1
Research and development	5.5	1.4
Auditors' remuneration (Company: £17,000 (3 months to 31 March 2002: £13,000))	0.8	0.2

Fees paid to PricewaterhouseCoopers by the Company and its UK subsidiaries in respect of non-audit services amounted to £52,000 (3 months to 31 March 2002: £38,000).

8.     Taxation on loss on ordinary activities

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Current taxation:
Based on loss on ordinary activities for the period:
UK corporation taxation at 30% (31 March 2002: 30%)	(0.2)	—
Adjustment in respect of prior periods—UK	2.0	—
Double taxation relief	0.2	—
Overseas taxation (payable)/receivable	(1.1)	0.3
Adjustment in respect of prior periods—overseas	0.6	—

	1.5	0.3

Deferred tax:
On originating and reversing timing differences	(0.4)	0.1

	1.1	0.4

No deferred tax is recognised on the unremitted earnings of overseas subsidiaries, as these are reinvested in the business and thus no tax is expected to be payable on them in the foreseeable future.

The taxation charge in future years will be significantly affected by the incidence of profits in the Group's various operations, in particular; the US, where the current taxation rate is approximately 40%; and the UK and Germany where no significant taxation should be payable due to available brought forward taxation losses.

The overall taxation charge in future years will also be dependent upon any changes in the underlying assumptions made for the recognition of taxation losses.

The following table reconciles the current taxation credit on ordinary activities for the period reported in the profit and loss account to the notional current taxation credit that would result from applying the standard rate of UK corporation taxation to the loss on ordinary activities before taxation:

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Notional UK corporation taxation at 30% (31 March 2002: 30%)	7.2	2.4
Different taxation rates in overseas operations	0.5	—
Current period losses not utilised	(5.5)	(2.1)
Other timing differences	(3.2)	—
Permanent differences	(0.1)	—
Over provision in respect of prior periods	2.6	—

	1.5	0.3

9.    Directors' remuneration and other contracts

The remuneration payable to Directors who held office for any part of the financial period is as follows:

	12 months to 31 March 2003		3 months to 31 March 2002
	Executive Directors	Non-executive Directors	Executive Directors	Non-executive Directors
	£000	£000	£000	£000
Fees	—	10	—	2
Other remuneration	1,009	—	342	—
Payment on completion of employment contract	50	—	—	—
Benefits in kind	109	—	26	—
Annual bonus	232	—	—	—
Contributions to defined contribution pension schemes	17	—	6	—
Contribution to defined benefit pension schemes	46	—	18	—
Ex-gratia pensions paid to past Directors	7	—	2	—

	1,470	10	394	2

Directors' remuneration in currencies other than Sterling is translated at the average rate of exchange prevailing in each of the periods.

Peter John Goulandris, who for the purposes of the table above has been regarded as a non-executive Director compatible with his duties in both the 12 months ended March 2003 and 3 months ended 31 March 2002, waived his fees of £5,000 and £2,000 respectively.

Number of Directors to whom benefits are accruing under each of defined contribution pension schemes and defined benefit pension schemes:

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Defined contribution pension schemes	2	2
Defined benefit pension schemes	4	5

The highest paid Director received total emoluments of £587,000 (3 months to 31 March 2002: £118,000) and had a contribution of £11,000 (3 months to 31 March 2002: £4,000) under a defined contribution pension scheme arrangement. CJ McGillivary will become entitled to a defined benefit pension in lieu of his entitlements under his defined contribution pension arrangement should he not leave the Group, for reasons other than death, disability or change of control of the Group, prior to 1 January 2005. The defined benefit pension plan will provide for a pension benefit equal to 50% of the average of his base salary over the three years prior to his retirement, subject to a maximum amount of US$390,000 per annum. In the 12 months to 31 March 2003 a contribution of £194,000 (3 months to 31 March 2002: £69,000) was provided for in relation to this entitlement.

The information with regard to Directors' share options is set out on page G-5 in the Report of the Directors.

10.  Dividends

	12 months to 31 March 2003	3 months to 31 March 2002
	£m	£m
Paid:
Interim dividend for the year ended 31 March 2003	1.1	—
Proposed:
Final dividend in respect of year ended 31 March 2003	1.8	—

	2.9	—

The total amount of the proposed dividend to income shareholders represents the estimated amount payable to income shareholders who will elect to receive a dividend on their income shares in lieu of a dividend on Waterford Wedgwood plc ordinary shares comprised in their stock units. The proposed dividend represents the estimated Sterling equivalent of the proposed dividend of Waterford Wedgwood plc, as set out on page G-4 in the Report of the Directors.

11.  Particulars of staff

	12 months to 31 March 2003	3 months to 31 March 2002
	Number	Number
Average number of persons employed:
Production	3,207	3,455
Marketing, selling and distribution	3,017	3,064
Administration	506	515

	6,730	7,034

	£m	£m
Payroll costs of those employees:
Wages and salaries	115.5	29.4
Social security costs	17.3	4.5
Pension costs	7.9	0.4

	140.7	34.3

12.  Loss per income share

	12 months to 31 March 2003		3 months to 31 March 2002
	£m		£m
Loss for the period	(22.9)		(7.3)

Loss per share (pence)	(2.59p	)	(0.83p	)

The calculation of loss per income share is based on 883 million income shares being the weighted average number of income shares in issue during the 12 months to 31 March 2003 (3 months to 31 March 2002: 883 million).

13.  Intangible assets

	Goodwill	Acquired brand	Total
	£m	£m	£m
Group
Cost
At 31 March 2002	15.9	1.6	17.5
Translation adjustment	—	0.2	0.2

At 31 March 2003	15.9	1.8	17.7

Accumulated amortisation
At 31 March 2002	2.8	0.1	2.9
Charge for the year	0.8	0.1	0.9

At 31 March 2003	3.6	0.2	3.8

Net book amounts
At 31 March 2003	12.3	1.6	13.9

At 31 March 2002	13.1	1.5	14.6

Goodwill of £55.1 million arising on acquisition of subsidiary undertakings prior to 31 December 1997 is set off against reserves.

Goodwill and acquired brands are amortised over their expected useful lives of 20 years.

14.  Tangible assets

	Land and buildings
	Freehold	Short leasehold	Plant and equipment	Total
	£m	£m	£m	£m
Group
At 31 March 2002	58.3	7.3	198.2	263.8

—cost	36.9	7.3	198.2	242.4
—valuation	21.4	—	—	21.4

	58.3	7.3	198.2	263.8
Additions	0.6	0.4	8.6	9.6
Reclassified	1.0	—	(1.0)	—
Disposals	(2.7)	(0.5)	(10.5)	(13.7)
Translation adjustment	3.4	(0.6)	6.4	9.2

At 31 March 2003	60.6	6.6	201.7	268.9

—cost	38.0	6.6	201.7	246.3
—valuation	22.6	—	—	22.6

	60.6	6.6	201.7	268.9

Accumulated depreciation
At 31 March 2002	25.1	5.1	123.3	153.5
Charge for the year	1.0	0.6	13.4	15.0
Impairment of fixed assets (note 4)	2.8	—	5.9	8.7
Disposals	(0.3)	(0.5)	(9.9)	(10.7)
Translation adjustment	2.6	(0.3)	4.5	6.8

At 31 March 2003	31.2	4.9	137.2	173.3

Net book amounts
At 31 March 2003	29.4	1.7	64.5	95.6

At 31 March 2002	33.2	2.2	74.9	110.3

Type of asset	Basis of depreciation	Useful lives
Freehold buildings	Straight line	25 to 50 years
Short leasehold buildings	Straight line	Period of the lease
Plant and equipment	Straight line	4 to 30 years

No depreciation is charged on freehold land with a book value of £6.1 (31 March 2002: £6.1 million).

The net book value of plant and equipment includes £0.3 million (31 March 2002: £0.3 million) in respect of assets held under finance leases.

The Group has adopted FRS 15 "Tangible Fixed Assets" and has followed the transitional provisions to retain the book amount of land and buildings, certain of which were last revalued in 1997. Accordingly, the Group no longer adopts a policy of revaluation.

The properties were valued as follows in 1997:

Principal manufacturing plant at Barlaston, Stoke-on-Trent, Staffordshire, England: depreciated replacement cost; other properties: open market value for the existing use for properties not surplus to requirements and open market value for other properties.

Land and buildings included at cost or valuation would have been stated on the historical cost basis at:

	As at 31 March 2003	As at 31 March 2002
	£m	£m
Cost	66.0	71.4
Accumulated depreciation	(38.4)	(35.9)

	27.6	35.5

15.  Financial assets

	Listed investments	Other loans and investments	Total
	£m	£m	£m
Group
At 31 March 2002	1.8	3.1	4.9
Additions	4.3	0.7	5.0
Disposals	—	(0.4)	(0.4)

At 31 March 2003	6.1	3.4	9.5

The Group's principal subsidiaries are listed in note 30.

The market value of the listed investments on the London Stock Exchange at 31 March 2003 was £2.3 million.

£m
Company
Investment in subsidiary companies at cost
At 31 March 2002	159.9
Exchange	(4.1)

At 31 March 2003	155.8

16.  Stocks

	As at 31 March 2003	As at 31 March 2002
	£m	£m
Group
Raw materials and consumables	11.6	10.4
Work-in-progress	23.4	20.4
Finished goods and goods for resale	117.1	128.6

	152.1	159.4

The estimated replacement cost of stocks is not materially different from the above amounts.

17.  Debtors

	As at 31 March 2003	Group as at 31 March 2002	As at 31 March 2003	Company as at 31 March 2002
	£m	£m	£m	£m
Amounts falling due within one year:
Trade debtors	48.7	48.8	—	—
Deferred tax asset (note 21)	0.7	0.7	—	—
Amounts owed by Waterford Wedgwood Group companies	13.2	11.8	—	—
Amounts owed by subsidiary companies	—	—	85.8	90.6
Other debtors	4.9	9.3	0.8	2.3
Prepayments and accrued income	10.8	8.7	—	—

	78.3	79.3	86.6	92.9

Amounts falling due after more than one year:
Deferred tax asset (note 21)	7.5	8.0	—	—
Pension surplus	14.5	14.5	—	—
Prepayments and accrued income	0.7	0.7	—	—

	101.0	102.5	86.6	92.9

18.  Creditors

	Group		Company
	As at 31 March 2003	As at 31 March 2002	As at 31 March 2003	As at 31 March 2002
	£m	£m	£m	£m
Amounts falling due within one year:
Current instalments due on loans	3.2	2.9	—	—
Bank loans and overdrafts	7.1	8.5	—	—
Trade creditors	34.0	29.1	—	—
Other creditors	8.8	6.3	—	—
Restructuring and rationalisation	2.7	8.5	—	—
Accruals and deferred income	21.9	21.7	—	—
Amounts owed to Waterford Wedgwood Group companies	179.0	156.9	—	43.3
Amounts owed to subsidiary companies	—	—	99.9	58.2
Taxation and social security	10.1	10.1	—	—
Proposed dividend	1.8	3.8	1.8	3.8

	268.6	247.8	101.7	105.3

Amounts falling due after more than one year:
Long term debt (note 19)	137.2	146.9	—	—
Pension accruals	18.3	17.1	—	—
Other creditors and accruals	1.5	2.0	—	—

	157.0	166.0	—	—

Group
£m
Analysis of movement of restructuring and rationalisation:
Balance at 31 March 2002	8.5
Utilised during the year	(8.2)
Charged to profit and loss account	2.7
Credited to profit and loss account	(0.3)

Balance at 31 March 2003	2.7

19.  Net borrowings

	Group		Company
	As at 31 March 2003	As at 31 March 2002	As at 31 March 2003	As at 31 March 2002
	£m	£m	£m	£m
Cash and deposits	50.2	49.4	—	0.1
Bank loans and overdrafts (note 18)	(10.3)	(11.4)	—	—
Long term debt	(137.2)	(146.9)	—	—

	(97.3)	(108.9)	—	0.1

20.  Derivatives and other financial instruments—objectives, policies and strategies

Treasury management and financial instruments

The Group's treasury operations are managed by the Waterford Wedgwood Group Treasury function within parameters formally defined and regularly reviewed by the Treasury Risk Management Committee of the Waterford Wedgwood Board supplemented by procedures and bank mandates. The Waterford Wedgwood Group Treasury function operates as a centralised service managing interest rate, foreign currency and financing risk and its activities are routinely reported to members of the Waterford Wedgwood Board.

Consistent with Group policy, Waterford Wedgwood Group Treasury does not engage in speculative activity. Financial instruments, including derivatives, are used to raise finance and to manage interest rate and foreign currency risk arising from the Group's operations. The Directors set out their views on the key financial risks below.

Foreign currency risk management

The majority of the Group's business operations and its assets and liabilities are transacted and held in four principal currencies; Euro, Sterling, US Dollar and Yen.

It is the Group's policy to protect income and expenditure, where appropriate, by means of forward currency contracts. Business trading flows are netted by currency and, where considered appropriate, hedged up to three years ahead. The Group elected during the year to cancel its outstanding future years forward cover, resulting in a gain during fiscal 2003, as part of its management of the yield on its hedging activities in respect of overseas trading cash flows. Subsequent to this, and taking into account the Group's view on the four principal currencies, current hedging in place at 4 June 2003 for the coming 12 months is 56.3% of the Group's ¥/Stg£ exposure.

The Group's policy is to use foreign currency borrowings and forward foreign currency contracts to hedge part of the impact on the Group's balance sheet of exchange rate movements on foreign currency denominated assets and liabilities (see note 27).

Financing risk management

The Group's policy is to finance its operations by a combination of cash flow generated from operations, short term bank borrowings, long-term debt, equity funding and leasing and to achieve a balance between certainty of funding and a flexible, cost effective borrowings structure. The Group ensures continuity of funding by maintaining a broad portfolio of debt, diversified by source and maturity, and by maintaining facilities sufficient to cover peak anticipated borrowing requirements, with a minimum of 20% having a maturity in excess of five years at any point in time and the remainder having a maturity of no less than six months. At 31 March 2003, 40.9% (31 March 2002: 41.8%) of total financial liabilities had a maturity of greater than five years. A breakdown of the maturity profile of the Group's net borrowings is shown later in this note.

Interest rate risk management

The interest rate exposure of the Group arising from its borrowings and deposits is managed by the use of fixed rate debt, interest rate swaps and interest rate collars. The objectives for the mix between fixed and floating rate borrowings are set to reduce the impact of an upward change in interest rates while enabling some benefits to be enjoyed if interest rates fall. Thus the Group's interest rate risk management policy is to fix between 20% and 60% of the interest cost on outstanding debt. At 31 March 2003, 44.4% (31 March 2002: 45.4%) of debt was fixed at an average rate of 7.68% (31 March 2002: 7.68%) for a weighted average maturity of 5.5 years (31 March 2002: 6.5 years).

The average rate of interest paid during the year was 5.06% (3 months to 31 March 2002: 4.45%). A 1% rise in market rates would increase losses before taxation by £1.4 million for the year (3 months to 31 March 2002 by £0.4 million).

For the purposes of the following disclosures and those set out in note 27, short term debtors and creditors that meet the definition of a financial asset or liability under FRS 13 have been excluded as permitted, except for the analysis of net currency exposures.

Interest rate and currency of financial liabilities

The currency and interest rate exposure of the financial liabilities of the Group was:

				Fixed rate financial liabilities
Currency	Total	Fixed rate financial liabilities	Floating rate financial liabilities	Weighted average interest rate	Weighted average time for which rate is fixed
	£m	£m	£m	%	Years
At 31 March 2003
Euro	27.0	4.7	22.3	6.14	3.8
Sterling	10.0	—	10.0	—	—
US$	105.7	60.8	44.9	7.80	5.6
Yen	4.8	—	4.8	—	—

Total	147.5	65.5	82.0	7.68	5.5

At 31 March 2002
Euro	26.7	5.4	21.3	6.14	4.8
Sterling	11.3	—	11.3	—	—
US$	115.5	66.4	49.1	7.80	6.6
Yen	4.8	—	4.8	—	—

Total	158.3	71.8	86.5	7.68	6.5

Interest rates on floating rate borrowings are based on national LIBOR equivalents in the relevant currencies.

Maturity profile of the Group's financial liabilities

The following table analyses the Group's financial liabilities which are repayable as follows:

	Total financial liabilities		Net debt
	As at 31 March 2003	As at 31 March 2002	As at 31 March 2003	As at 31 March 2002
	£m	£m	£m	£m
Within one year	(10.3)	(11.4)	39.9	38.0
Between one and two years	(71.6)	(2.9)	(71.6)	(2.9)
Between two and five years	(5.3)	(77.8)	(5.3)	(77.8)
After five years	(60.3)	(66.2)	(60.3)	(66.2)

Total	(147.5)	(158.3)	(97.3)	(108.9)

Net debt comprises gross borrowings and finance lease obligations less cash at bank and in hand.

The total amount of loans repayable by instalments, where any instalment is due after five years, is £nil million (31 March 2002: £0.4 million). £4.7 million (31 March 2002: £5.4 million) of Euro loans are secured by fixed charges over certain properties owned by Rosenthal AG.

Maturity analysis of undrawn committed borrowing facilities

	As at 31 March 2003	As at 31 March 2002
	£m	£m
Within one year	—	—
Between one and two years	0.9	—
After two years	—	7.2

Total	0.9	7.2

Since the year end the Group has agreed with its lending banks to re-negotiate its existing facilities. This is further described in note 1.

Fair values of financial instruments

Set out below is a period end comparison of book and fair values of the financial instruments by category. Where available, market rates have been used to determine current values. Where market rates are not available, current values have been calculated by discounting cash flows at prevailing interest and exchange rates.

Fair values of financial assets and financial liabilities are as follows:

	As at 31 March 2003		As at 31 March 2002
	Book value	Fair value	Book value	Fair value
	£m	£m	£m	£m
Non-derivatives
Assets
Cash	50.2	50.2	49.4	49.4
Equity investments	6.1	2.3	1.8	1.5
Liabilities
Short-term debt	(10.3)	(10.3)	(11.4)	(11.4)
Long-term debt	(137.2)	(140.9)	(146.9)	(146.0)

The difference between book value and fair value of long term debt is primarily due to current interest rates being lower than those prevailing when the borrowings were made.

Derivative financial instruments held to manage currency profile

	As at 31 March 2003		As at 31 March 2002
	Book value	Fair value	Book value	Fair value
	£m	£m	£m	£m
Transaction risk
Applied contracts(a)	0.2	—	1.2	—
Unapplied contracts(b)	—	(0.9)	—	2.6
US private placement(c)	0.2	0.1	1.6	0.1

(a)
Applied contracts matched against foreign currency receivables at the period end.

(b)
Unapplied contracts to be matched against anticipated future cash flows.

(c)
A US$ to Sterling fixed forward contract matched against US dollar borrowings drawn down under a US private placement.

21.  Provisions for liabilities and charges

Provision for onerous lease
£m
At 31 March 2002	1.9
Credited to profit and loss account	(1.1)

At 31 March 2003	0.8

Deferred tax

The amount of deferred tax assets/(liabilities), none of which are discounted, recognised in respect of each type of timing difference is as follows:

	As at 31 March 2003	As at 31 March 2002
	£m	£m
Accelerated capital allowances	(5.6)	(9.7)
Other accelerated deductions	(11.4)	(11.4)
Taxation losses	13.9	16.2
Other deferred deductions	11.3	13.6

	8.2	8.7

These amounts are disclosed in the balance sheet as follows:

	As at 31 March 2003	As at 31 March 2002
	£m	£m
Debtors:
Amounts falling due in less than one year	0.7	0.7
Amounts falling due after more than one year	7.5	8.0

	8.2	8.7

Deferred tax assets have been recognised in excess of future taxable profits arising from the reversal of deferred tax liabilities, to the extent it is considered more likely than not that suitable profits will be generated in the future.

The movement between the net opening and closing balance of deferred tax is as follows:

	As at 31 March 2003	As at 31 March 2002
	£m	£m
Opening deferred tax asset	8.7	8.6
(Charge)/credit to profit and loss account	(0.4)	0.1
Exchange	(0.1)	—

Closing deferred tax asset	8.2	8.7

Potential deferred tax assets of £26.5 million (31 March 2002: £15.1 million) arising principally from trading losses and restructuring charges have not been recognised. The Directors believe sufficient taxable profits to utilise the losses will arise in the future, but that there is currently insufficient evidence to support the recognition of a deferred tax asset. The majority of these losses and charges may be carried forward indefinitely under current law, but these losses and charges can only be offset against taxable profits generated in the tax jurisdictions in which they were incurred.

22.    Reserves

	Merger reserve	Revaluation reserve	Capital redemption reserve	Profit and loss account	Total
	£m	£m	£m	£m	£m
Group
At 31 March 2002	2.2	5.2	8.5	(47.4)	(31.5)
Realised on sale of property	—	(0.3)	—	0.3	—
Loss for the period	—	—	—	(25.8)	(25.8)
Translation of overseas subsidiaries	—	—	—	(3.9)	(3.9)

At 31 March 2003	2.2	4.9	8.5	(76.8)	(61.2)

The revaluation reserve arises from the revaluation of land and buildings.

	Capital redemption reserve	Profit and loss account	Total
	£m	£m	£m
Company
At 31 March 2002	8.5	84.9	93.4
Loss for the year	—	(2.7)	(2.7)
Translation of net investment in overseas subsidiaries	—	(4.2)	(4.2)

At 31 March 2003	8.5	78.0	86.5

As permitted by provisions of the Companies Act, 1985, the profit and loss account of the Company is not presented in these financial statements. The amount of the loss for the year dealt with in the accounts of the Company is a profit of £0.2 million (3 months to 31 March 2002: £1.1 million loss).

23.    Share capital

	As at 31 March 2003	As at 31 March 2002
	£m	£m
Authorised:
220 million (31 March 2002: 220 million) ordinary shares of 25p each	55.0	55.0
1 billion (31 March 2002: 1 billion) income shares of 1p each	10.0	10.0

	65.0	65.0

	Ordinary shares of 25p each	Income shares of 1p each	Total
	£m	£m	£m
Issued, allotted and fully paid:
At 31 March 2002—ordinary shares—181,601,769	45.4	8.8	54.2
—income shares—882,995,866

At 31 March 2003—ordinary shares—181,601,769	45.4	8.8	54.2
—income shares—882,995,866

24.    Obligations under leases

Net obligations to third parties at 31 March 2003 under leases were as follows:

	Operating leases
	Property	Plant and equipment
	£m	£m
Group
Amounts payable on leases expiring:
Within one year	11.0	1.7
Two to five years	27.7	1.8
After five years	7.9	—

	46.6	3.5

Commitments under operating leases, payable in the 12 months to 31 March 2004 expire as follows:

	Property	Plant and equipment	Total
	£m	£m	£m
Amounts payable on leases expiring:
Within one year	0.9	0.5	1.4
Two to five years	5.1	1.2	6.3
After five years	5.0	—	5.0

	11.0	1.7	12.7

25.    Capital commitments

	Group		Company
	As at 31 March 2003	As at 31 March 2002	As at 31 March 2003	As at 31 March 2002
	£m	£m	£m	£m
Contracted for but not provided	4.0	4.4	—	—

26.    Pensions

A significant proportion of the Group's employees participate in funded defined benefit pension plans, which provide benefits based on final pensionable pay. The assets of all such plans are invested separately from those of the Group in trustee administered funds. The contributions to the plans by the companies are charged to the profit and loss account so as to spread the cost of pensions as incurred over employees' working lives with the Group. Contributions are determined by independent qualified actuaries on the basis of periodic valuations using the projected unit method. The most recently completed actuarial valuation of the Wedgwood Group Pension Plan was as at 31 December 1999 (the actuarial valuation as at 31 December 2002 is not complete at the date of approval of these financial statements).

The market value of the assets in the Wedgwood Group Pension Plan at 31 December 1999 was £216.6 million. The actuarial valuation showed that this exceeded the value of the benefits that had accrued to members based on service to, and pensionable pay at, the valuation date. The market value of the assets was sufficient to cover 113% of the value of benefits that had accrued to members after allowing for expected future pay increases. The principal assumptions in this valuation were that the investment return would exceed general salary inflation by 2.0% per annum and limited price indexation of pensions by 2.25% per annum. For the purpose of calculating pension cost under SSAP24, it was assumed that the investment return would exceed general salary inflation by 2.5% per annum. As set out in note 2 the surplus was previously being recognised in the pension cost charge over the average remaining service lives of plan members in accordance with the most recent actuarial valuation. At 31 March 2003, £14.5 million (31 March 2002: £14.5 million) was included in debtors in respect of pension surplus. Company contributions to the plan are at the actuary's recommended rate.

Rosenthal AG operates defined benefit pension arrangements for certain current and past employees. In common with most German schemes, these arrangements are unfunded, that is, benefit payments are met by the company as they fall due. A provision of £18.1 million is included in creditors at 31 March 2003 (31 March 2002: £16.9 million) being the excess of the accumulated pension liability over the amounts funded. This provision has been calculated, using the projected unit method, in accordance with the advice of an independent professionally qualified actuary as at 31 March 2003.

Pension cost charged to the profit and loss account in respect of defined benefit pension schemes are:

	12 months ended 31 March 2003	3 months ended 31 March 2002
	£m	£m
Regular cost	5.9	1.2
Amortisation of scheme surplus	—	(1.3)

Pension cost	5.9	(0.1)

For certain Group employees outside the United Kingdom and Germany, the pension entitlements are secured by defined contribution schemes, the cost of which amounted to £2.0 million (31 March 2002: £0.5 million).

Transitional arrangements of FRS 17

The Group operates a number of pension schemes throughout the world. The major schemes, which cover approximately one half of scheme members, are of the defined benefit type. The additional disclosures required by FRS 17 are based on the most recent actuarial valuations disclosed above and were updated by the scheme actuaries to 31 March 2003. The principal assumptions used by the scheme actuaries in relation to the major pension schemes operated by the Group are:

	Wedgwood Group Pension Plan		Rosenthal Pension Plan*
	12 months to 31 March 2003	3 months to 31 March 2002	12 months to 31 March 2003	3 months to 31 March 2002
Rate of increase in pensionable salaries	4.0%	4.3%	2.8%	3.0%
Rate of increase in pension payments	2.5%	2.8%	1.8%	1.5%
Discount rate	5.5%	6.2%	5.5%	6.4%
Inflation rate	2.5%	2.8%	1.8%	1.5%

*
In common with the majority of companies in Continental Europe, the Rosenthal Pension Plan is a book reserve scheme whereby the provision for the present value of scheme liabilities is reflected in the balance sheet of the Company. Based on the above actuarial assumptions the actuarially assessed present value of scheme liabilities amounts to £21.3 million, of which £18.1 million is already reflected in the Waterford Wedgwood U.K. plc consolidated balance sheet at 31 March 2003.

The assets and liabilities in the schemes and the expected rates of return were:

	As at 31 March 2003 Wedgwood Group Pension Plan		As at 31 March 2002 Wedgwood Group Pension Plan
	Long term rate of return	Value	Long term rate of return	Value
		£m		£m
Equities	7.1%	81.0	8.0%	125.1
Gilts	4.1%	22.8	5.0%	12.6
Bonds	5.1%	31.1	5.9%	32.1
Property	6.1%	4.1	7.0%	4.7
Cash	3.4%	3.2	3.7%	2.6

Total market value of scheme assets		142.2		177.1
Present value of scheme liabilities		(181.4)		(184.9)

Deficit in the scheme		(39.2)		(7.8)
Deferred tax asset		11.7		2.3

Net pension liability		(27.5)		(5.5)

If FRS 17 had been adopted in the financial statements, the Group's net (liabilities)/assets and profit and loss account would be as follows:

	As at 31 March 2003	As at 31 March 2002
	£m	£m
Net (liabilities)/assets excluding pension liability	(4.1)	25.4
Prepayment in balance sheet	(14.5)	(14.5)
Additional pension liability—Rosenthal	(3.2)	(0.2)
Pension liability—Wedgwood	(27.5)	(5.5)

Net (liabilities)/assets including pension liability	(49.3)	5.2

Profit and loss account excluding pension liability	(76.8)	(47.4)
Prepayment in balance sheet	(14.5)	(14.5)
Additional pension liability—Rosenthal	(3.2)	(0.2)
Pension liability—Wedgwood	(27.5)	(5.5)

Profit and loss account including pension liability	(122.0)	(67.6)

If FRS 17 had been adopted in the financial statements, the following amounts would have been recognised in the performance statements for the year to 31 March 2003:

Profit and loss account	Wedgwood Group Pension Plan
£m
Amounts charged to operating loss:
Current service cost	3.2
Past service cost	0.6

Total operating charge	3.8

Amounts charged/(credited) to other finance charges:
Expected return on pension scheme assets	(12.9)
Interest on pension scheme liabilities	11.3

Net return	(1.6)

Total charged to profit and loss account	2.2

Amounts recognised in Statement of Total Recognised Gains and Losses (STRGL)
Actual return less expected return on pension scheme assets (£m)	(46.2)
Percentage of scheme assets (%)	(32.5)%
Experience gains/(losses) arising on the scheme liabilities (£m)	7.1
Percentage of the present value of scheme liabilities (%)	3.9%
Gain/(loss) due to changes in actuarial assumptions (£m)	6.1
Percentage of the present value of scheme liabilities (%)	3.4%

Actuarial loss recognised in the STRGL (£m)	(33.0)

Percentage of the present value of scheme liabilities (%)	(18.2)%

Movement in pension deficit during the year
Deficit at the beginning of the year	(7.8)
Current service cost	(3.2)
Past service cost	(0.6)
Net finance cost	1.6
Employer pension contributions	3.8
Actuarial loss recognised in STRGL	(33.0)

Deficit at the end of the year	(39.2)

27.    Foreign currency

The Group uses forward currency contracts in the normal course of business to hedge exchange risk on anticipated foreign currency transactions. The Group had the following forward sales commitments:

	As at 31 March 2003	As at 31 March 2002
U.S. dollars	—	$5.5m
Japanese yen	¥2,500m	¥9,250m

During the year, arising from the Group's hedging activities, the effective exchange rate on its major overseas trading cash flows was as follows:

	12 months to 31 March 2003	3 months to 31 March 2002
¥/Stg£	151.67	168.81

The Group has a 10 year US$/Stg£ fixed forward contract, totalling US$22.6 million, as part of the US private placement arrangements.

Currency exposure of the Group's net monetary assets/(liabilities)

The table below shows the Group's currency exposures, being those that give rise to the net currency gains and losses recognised in the profit and loss account. Such exposures comprise the monetary assets and monetary liabilities of the Group that are not denominated in the functional currency of the operating unit involved. These exposures were as follows:

Net foreign currency monetary assets/(liabilities)

	Euro	Stg£	US$	Other	Total
	£m	£m	£m	£m	£m
At 31 March 2003
Functional currency of Group operation
Euro	—	0.6	1.4	2.1	4.1
Stg£	9.1	—	5.1	1.8	16.0
Other	(0.2)	(0.1)	—	1.2	0.9

Total	8.9	0.5	6.5	5.1	21.0

At 31 March 2002
Functional currency of Group operation
Euro	—	1.5	2.1	2.3	5.9
Stg£	21.1	—	4.8	1.5	27.4
Other	(0.5)	(0.5)	—	1.2	0.2

Total	20.6	1.0	6.9	5.0	33.5

Hedging exposures of the Group

The Group's policy is to hedge, where appropriate, interest rate risk using interest rate swaps and collars; currency exposures using forward and spot foreign currency contracts. The only hedging instruments on which unrecognised gains or losses arose during the year to 31 March 2003 and the 3 months to 31 March 2002 were forward contracts to hedge foreign currency exposures.

Unrecognised gains on instruments used for hedging and the movements therein, were as follows:

2003 Gains
£m
Unrecognised gains on hedges at 1.4.02	7.4
Gains arising in previous years recognised prior to 31.3.03	(7.4)

Gains arising before 1.4.02 that were not recognised prior to 31.3.03	—
Gains arising in the year to 31.3.03 that were not recognised prior to 31.3.03	0.1

Unrecognised gains on hedges at 31.3.03	0.1

Gains expected to be recognised between 1.4.03 and 31.3.04	0.1

Gains expected to be recognised after 1.4.04	—

28.    Guarantees

The Company has entered into guarantees with a syndicate of banks in respect of Group borrowings under a financing agreement.

Certain of the Group's subsidiaries have given guarantees in respect of items leased in the normal course of business.

29.     Cash flow statement

As permitted by paragraph 5(a) of FRS 1 (Revised 1996), no cash flow statement is included within these financial statements as the Group is a wholly owned subsidiary of Waterford Wedgwood plc which publishes consolidated financial statements including a consolidated cash flow statement.

30.     Principal subsidiary companies

Listed below are the principal subsidiary companies that comprise the Waterford Wedgwood U.K. plc Group:

Name	Registered office and country of incorporation	Issued capital	Nature of business
Manufacturing
Josiah Wedgwood & Sons Ltd	Barlaston, Stoke-on-Trent, England	60,000 Stg.£1 Ord. shares	Ceramic tableware/ giftware manufacturer
Rosenthal AG	Selb, Germany	960,000 shares of no par value	Ceramic tableware/ giftware manufacturer
Distribution
Waterford Wedgwood Australia Ltd	Barlaston, Stoke-on-Trent, England	485,240 Stg.£1 Ord. shares	Distributor
Waterford Wedgwood Canada Inc.	Toronto, Canada	110 Class A shares 363 Class B shares	Distributor
Waterford Wedgwood USA Inc.	New York, USA	20 US$1 Common shares	Distributor
Waterford Wedgwood Japan Ltd	Tokyo, Japan	4,000 ¥50,000 shares	Distributor
Waterford Wedgwood Retail Ltd	Barlaston, Stoke-on-Trent, England	100 Stg.£l Ord. shares	Retailer
Josiah Wedgwood & Sons Exports) Ltd	Barlaston, Stoke-on-Trent, England	499 Stg.£1 Ord. shares	Exporter
Waterford Wedgwood Trading Singapore Pte. Ltd*	Singapore	248 S$50,000 shares	Distributor
Wedgwood GmbH	Selb, Germany	1 €25,565 shares	Distributor
Josiah Wedgwood (Malaysia) Sdn Bhd	Kuala Lumpur, Malaysia	2 RM1 Ord. shares	Retailer
Waterford Wedgwood (Taiwan) Ltd	Taipei, Taiwan	13,600,000 NT$10 Ord. shares	Distributor
Finance
Statum Limited	Barlaston, Stoke-on-Trent, England	50,000 Stg.£I Ord. shares	Finance
Other
Wedgwood Ltd*	Barlaston, Stoke-on-Trent, England	46,195,052 Stg.25p Ord. shares	Subsidiary holding company
Waterford Wedgwood Inc*	Delaware, USA	430 shares of no par value	Subsidiary holding company
Waterford Wedgwood GmbH	Selb, Germany	1 €4,601,883 share	Subsidiary holding company

With the exception of Waterford Wedgwood Canada Inc. which is 77% owned and Rosenthal AG where the Group owns 89.8%, all subsidiary companies are 100% owned. Immediate subsidiaries of Waterford Wedgwood U.K. plc are marked *. All companies operate primarily in their country of incorporation with the exception of Waterford Wedgwood Australia Limited which operates in Australia.

31.     Ultimate holding company

The Directors consider Waterford Wedgwood plc, a company incorporated in the Republic of Ireland, to be the ultimate holding company. Waterford Wedgwood plc is the parent company of the smallest and largest group, of which the Company is a member, which prepares consolidated financial statements. Copies of the accounts of Waterford Wedgwood plc can be obtained from The Secretary, Waterford Wedgwood U.K. plc, Barlaston, Stoke-on-Trent, Staffordshire ST12 9ES England. As permitted by FRS 8, "Related Party Disclosures", transactions with other entities within the Waterford Wedgwood Group have not been separately disclosed.

32.     Subsequent events

Subsequent to 31 March 2003, the Group announced the restructuring of its earthenware manufacturing operations. It has been decided to relocate Johnson Brothers' production to dedicated outsourced plants in Asia. This action will entail the closure of two factories in Stoke-on-Trent and the loss of 1,058 jobs. Wedgwood branded earthenware will transfer to Wedgwood's existing factory at Barlaston, Stoke-on-Trent. This action will achieve further significant economies and will preserve 275 jobs in England.

WEDGWOOD LIMITED

FINANCIAL STATEMENTS

31 March 2003

Wedgwood Limited is a subsidiary holding company, registered by England (Registered Number 44052). The ultimate parent company is Waterford Wedgwood plc. These financial statements have been prepared solely to comply with the requirements in the United Kingdom of the Companies Act, 1985. For a full understanding of the activities and financial position of the Waterford Wedgwood Group, readers are referred to the report and accounts of Waterford Wedgwood plc which are contained on pages F-1 to F-126 of this offering memorandum.

Wedgwood Limited does not publish interim financial statements.

WEDGWOOD LIMITED

Directors' Report for the year ended 31 March 2003

Activities

The company is a holding company. The company's subsidiaries are engaged in the manufacture and distribution of tableware and ornamental ware in fine bone china, Queen's Ware, earthenware, oven-to-tableware, hotelware, Jasper, Black Basalt, jewellery and the distribution of porcelain and crystal.

Review of business

The company has continued to receive income from licensing agreements which granted rights for the use of Wedgwood designs on third party manufactured products.

Profit and dividends

The financial statements for the year to 31 March 2003 show a profit on ordinary activities before taxation of £5,377,000 (15 months to 31 March 2002 loss—£95,000). No interim dividend was paid during the year (15 months to 31 March 2002—£nil).

The directors do not recommend a payment of a final dividend (15 months to 31 March 2002—£11,998,000).

Directors and directors' interests

The directors who held office during the year were:

Richard A Barnes
Andrew E Elsby-Smith
Timothy W Harper
Anthony O'Reilly Junior

None of the directors at 31 March 2003 hold any shares in any group company in their own right other than in the ultimate holding company as disclosed below:

	Waterford Wedgwood Stock Units
	At 31 March 2003		At 31 March 2002 (or date of appointment if later)
	Beneficial		Beneficial
	Shares	Options	Shares	Options
Richard A Barnes	149,520	1,712,902	131,520	1,709,685
Andrew E Elsby-Smith	12,517	350,402	10,400	347,185
Timothy W Harper	1,323	337,500	1,323	337,500
Anthony O'Reilly Junior	51,500	700,000	50,956	700,000

Details of options held by directors are set out below:

	Number of options
									Options granted during year
		During the year
								Market price at date of exercise
	At 01.04.02	Granted	Exercised	Lapsed	At 31.03.03	Exercise price			Earliest exercise date	Expiry date
RA Barnes	1,709,685	—	—	—	1,709,685	—		—	—	—
	—	3,217	—	—	3,217	23.5	p	—	01.02.06	01.08.06
AE Elsby-Smith	347,185	—	—	—	347,185	—		—	—	—
	—	3,217	—	—	3,217	23.5	p	—	01.02.06	01.08.06
TW Harper	337,500	—	—	—	337,500	—		—	—	—
A O'Reilly Jnr	700,000	—	—	—	700,000	—		—	—	—

Directors and their interests

The options held by the directors at the beginning of the year can be exercised between 1 April 2003 and 8 November 2011 at prices ranging from 33p. to 99p.

The options granted in the year can be exercised between 1 February 2006 and 1 August 2006 at a price of 23.5p.

Waterford Wedgwood Stock Units each comprise 1 Waterford Wedgwood plc ordinary share of Euro 0.06 and 1 non-voting income share of £0.01 each of Waterford Wedgwood U.K. plc.

In accordance with the Articles of Association no director is required to retire by rotation.

Auditors

Following the conversion of the Company's auditors PricewaterhouseCoopers to a limited liability partnership (LLP) from 1 January 2003, PricewaterhouseCoopers resigned and the directors appointed its successor, PricewaterhouseCoopers LLP as auditors. PricewaterhouseCoopers LLP were reappointed as auditors to the Company at the annual general meeting.

Statement of directors' responsibilities

Company law requires the directors to prepare financial statements for each financial period that give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period.

The directors confirm that suitable accounting policies have been used and applied consistently. They also confirm that reasonable and prudent judgements and estimates have been made in preparing the financial statements for the year to 31 March 2003 and that applicable accounting standards have been followed.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

By order of the Board.

Mark Downie
 Secretary
4 June 2003

The company has subsidiaries which operate internationally with their main interests in the United Kingdom, the United States of America, Canada, Australia and Japan. The principal subsidiary undertakings which traded during the period are listed below and are involved in manufacturing, distributing and retailing tableware unless stated.

United Kingdom

Josiah Wedgwood & Sons Limited (owned indirectly) operating under the following trade names:

  Wedgwood
  Coalport
  Johnson Bros.
  Mason's Ironstone
  William Adams
  Wedgwood Hotelware
  Royal Tuscan

Waterford Wedgwood Retail Limited operating under the following trade names:

  Waterford Wedgwood Rooms/Wedgwood Rooms
  Wedgwood Concession Shops

Josiah Wedgwood & Sons (Exports) Limited

Statum Limited (finance company)

Germany

  Wedgwood GmbH
  Waterford Wedgwood GmbH
  Rosenthal AG (owned indirectly)

Australia

  Waterford Wedgwood Australia Limited (owned indirectly)
  Josiah Wedgwood & Sons (Aust) Pty Limited

Japan

  Waterford Wedgwood Japan Limited

WEDGWOOD LIMITED

Independent Auditors' Report to the Members of Wedgwood Limited

We have audited the financial statements which comprise the profit and loss account, the balance sheet, the statement of total recognised gains and losses and the related notes.

Respective responsibilities of directors and auditors

The directors' responsibilities for preparing the annual report and the financial statements in accordance with applicable United Kingdom law and accounting standards are set out in the statement of directors' responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards issued by the Auditing Practices Board. This report, including the opinion, has been prepared for and only for the Company's members as a body in accordance with Section 235 of the Companies Act 1985 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or in to whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions is not disclosed.

Basis of audit opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the Company's affairs at 31 March 2003 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
East Midlands
4th June 2003

WEDGWOOD LIMITED

Profit and Loss Account
For year ended 31 March 2003

	Notes	Year to 31 March 2003	15 months to 31 March 2002
		£'000	£'000
Net operating income	2	3,173	3,790

Operating profit		3,173	3,790
Amounts written off investments		—	(7,680)
Interest receivable	5	2,204	3,795

Profit/(loss) on ordinary activities before taxation		5,377	(95)
Taxation	6	(398)	108

Profit for the financial period		4,979	13
Dividends paid	7	—	(11,998)

Profit/(loss) for the financial period transferred to/(from) reserves	13	4,979	(11,985)

Income and operating profit arose solely from continuing operations.

There is no material difference between the profit before taxation and the profit for the period as shown in the company's profit and loss account and their historical cost equivalents.

The movements on reserves are shown in note 13.

WEDGWOOD LIMITED

Balance Sheet
As at 31 March 2003

	Notes	31 March 2003	31 March 2002
		£'000	£'000
Fixed assets
Investments	8	88,726	86,965

Current assets
Debtors	9	83,075	74,784

		83,075	74,784
Creditors: amounts falling due within one year	10	(77,839)	(72,341)

Net current assets		5,236	2,443

Total assets less current liabilities being total net assets		93,962	89,408

Capital and reserves
Called up share capital	11	11,549	11,549
Share premium account	13	19,035	19,035
Revaluation reserve	13	17,850	18,310
Capital reserve		300	300
Profit and loss account	13	45,228	40,214

Equity shareholders' funds		93,962	89,408

The financial statements on pages G-46 to G-54 were approved by the Board on 4 June 2003.

WEDGWOOD LIMITED

Reconciliation of Movements in Shareholders' Funds
for the year ended 31 March 2003

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Profit for the financial period	4,979	13
Revaluation of investments	(460)	(4,865)
Dividends	—	(11,998)

	4,519	(16,850)
Net exchange difference on loans to hedge investments	(2,186)	1,692
Net exchange difference on investments	2,221	(1,519)

Net addition to/(reduction in) shareholders' funds	4,554	(16,677)
Shareholders' funds at beginning of year.	89,408	106,085

Shareholders' funds at end of year	93,962	89,408

Statement of Total Recognised Gains and Losses
for the year ended 31 March 2003

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Profit for the financial period	4,979	(11,985)
Unrealised loss on revaluation of investments	(460)	(4,865)
Net exchange differences on foreign currency net investments	2,221	(1,519)
Net exchange differences on loans to hedge investments	(2,186)	1,692

Total recognised gains and losses relating to the financial period	4,554	(16,677)

WEDGWOOD LIMITED

Notes to the Financial Statements

1.    Accounting policies

Accounting convention

These financial statements are prepared under the historical cost convention, as modified by the revaluation of investments, the accounting policies set out below and in accordance with applicable accounting standards.

Foreign currencies

Realised and unrealised exchange gains and losses arising from the conversion of remittances from overseas, together with any unrealised exchange gains and losses arising on the translation of overseas current accounts are reflected in the profit and loss account.

Deferred taxation

Deferred tax is recognised on all timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future have occurred at the balance sheet date.

Amounts recognised are not discounted and reflect the tax rates that are expected to apply when each timing difference reverses, based on rates and laws enacted, or substantively enacted at the balance sheet date.

Net deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover the originating timing difference.

Surpluses on the revaluation of properties, gains on disposals of fixed assets that have been rolled over into replacement assets and future remittances of retained earnings of overseas subsidiaries are not treated as giving rise to timing differences until, respectively, a commitment to dispose of the revalued or replacement asset, or pay a dividend from the subsidiary company, has been made.

Investment in subsidiary undertakings

The investments in subsidiary undertakings are valued at the net assets of the undertakings at the period end. Any permanent diminution in the carrying value of the investment has been written off to the profit and loss account in the period.

The Company records investments in overseas subsidiaries in the currency in which they are denominated, translating this amount into Sterling at each successive balance sheet date using the balance sheet exchange rate. Exchange gains and losses arising on translation of these investments are taken directly to revenue reserves, along with the corresponding exchange gain or loss arising on foreign currency denominated liabilities used to hedge anticipated foreign exchange fluctuations in the value of overseas investments.

Cashflow statement

Under Financial Reporting Standard 1, the company is exempt from the requirement to prepare a cashflow statement on the grounds that it is a wholly owned subsidiary of a company registered in the European Union.

2.    Net operating income

	Year to 31 March 2003		15 months to 31 March 2002
	£'000	£'000	£'000	£'000
Operating income		3,339		3,498
Net exchange difference on loan	—		321
Other external charges	(164)		(27)
Auditors' remuneration—audit work	(2)		(2)
		(166)		292

		3,173		3,790

The directors are of the opinion that only one major class of business is being undertaken by the company in one geographical location.

3.    Employee costs

No persons are employed by the company.

4.    Directors' emoluments

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Emoluments received from subsidiary undertakings are as follows:
Remuneration for executive services	1,100	1,964
Contributions under pension schemes	77	45
Excess retirement benefit of directors and past directors	7	9

	1,184	2,018

Number of directors to whom benefits are accruing under each of money purchase and defined benefit schemes

	Year to 31 March 2003	15 months to 31 March 2002
Defined benefit scheme	6	6
	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Highest paid director	238	273

The highest paid director neither exercised any options in the company in 2003 nor are any shares receivable by him under a long-term incentive plan. Accrued benefits under the retirement benefit scheme amounted to £86,000 (2002: £78,000) at the end of the year.

No director had a material interest in any significant contract entered into by the Company.

5.    Interest receivable

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Interest receivable from group undertakings	2,196	3,795
Third Party Interest	8	—

	2,204	3,795

6.    Taxation on profit/(loss) on ordinary activities

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Current taxation
Based on Profit/(loss) on ordinary activities for the period:
Corporation tax at 30% (2002: 30%)	(239)	(302)
Over/(under) provision in respect of prior periods:
Corporation tax	(159)	410

	(398)	108

Deferred taxation
Receivable/(payable) on
Originating and reversing timing differences	—	—

	(398)	108

The following statement reconciles the current tax charge on ordinary activities for the period reported in the profit and loss account to the current tax charge that would result from applying the standard rate of UK corporation tax to the profit/(loss) on ordinary activities before tax:

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Notional UK corporation tax at 30% (2002: 30%)	(1,613)	29
Amounts written off investments not taxable	—	(2,304)
Group relief surrendered for no consideration	1,374	1,973
Adjustments in respect of prior periods	(159)	410

	(398)	108

7.    Dividends

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Final dividend	—	11,998

8.    Investments

	31 March 2003	31 March 2002
	£'000	£'000
Investment in subsidiary undertakings at the start of the period	72,965	87,064
Revaluation of investments	(460)	(11,544)
Exchange differences on investments	2,221	(1,519)
Amounts written off investments	—	(1,036)

Investment in subsidiary undertakings at the end of the period	74,726	72,965
Loans receivable from group undertakings	14,000	14,000

	88,726	86,965

The net book value of shares is determined as follows:

	Provisions		Net Book Value
	£'000	£'000	£'000
At 31 March 2002 Valuation	86,965	—	86,965
At 31 March 2002 Cost	63,192	(12)	63,180
At 31 March 2003 Valuation	88,726	—	88,726
At 31 March 2003 Cost	63,192	(12)	63,180

Details of the subsidiaries at the balance sheet date which traded during the period are set out on page G-44.

The subsidiary undertakings are wholly owned either directly or indirectly by Wedgwood Limited. All undertakings are incorporated in the country in which they operate, with the exception of Waterford Wedgwood Australia Limited which is incorporated in Great Britain. The share capital of the trading subsidiaries consists of ordinary shares only.

The directors do not believe that the revaluation of investments represents a permanent diminution in value.

There are, in addition, a number of dormant subsidiary undertakings. The directors are of the opinion that no benefit would be obtained by giving details of these.

9.    Debtors

	31 March 2003	31 March 2002
	£'000	£'000
Amounts owed by group undertakings	82,367	74,266
Corporation tax receivable	—	204
Other debtors	708	314

	83,075	74,784

10.    Creditors: amounts falling due within one year

	31 March 2003	31 March 2002
	£'000	£'000
Amounts owed to group undertakings	77,839	72,341

Amounts due to group undertakings are unsecured, interest free and repayable on demand.

11.    Called up share capital

	31 March 2003		31 March 2002
	Authorised	Allotted	Authorised	Allotted
	£'000	£'000	£'000	£'000
46,196,000 ordinary shares of 25p each	15,000	11,549	15,000	11,549

The allotted share capital consists of fully paid up equity shares.

12.    Deferred Taxation

There are no amounts relating to deferred tax in any of the periods presented in these financial statements.

13.    Reserves

	Share Premium Account	Revaluation Reserve	Profit and loss Reserve
	£'000	£'000	£'000
At 31 March 2002	19,035	18,310	40,214
Revaluation of investments	—	(460)	—
Retained profit for the period	—	—	4,979
Net exchange difference on loans to hedge investments	—	—	(2,186)
Net exchange difference on investments	—	—	2,221

	19,035	17,850	45,228

14.    Contingent liabilities

The company is a joint and several guarantor for the following facilities in respect of group undertakings:

  •
  The company has a contingent liability not provided for in these financial statements under a group registration for value added tax. At 31 March 2003 the joint and several liability for value added tax due by group companies amounted to £2,561,000 (2002: £1,874,000).

  •
  Unsecured borrowings of the Waterford Wedgwood Group under a revolving credit facility signed 29 November 1999 which provided for facilities of $71 million, £52 million and €184.5 million.

  •
  Overdraft facilities of Waterford Crystal Limited, under separate agreements with Allied Irish Bank and Bank of Ireland, each providing for facilities of up to €1.3 million.

  •
  Overdraft facilities of certain fellow subsidiary undertakings from Royal Bank of Scotland plc providing for a facility of up to £4 million.

  •
  Overdraft facilities from Mizuho to Waterford Wedgwood Japan Ltd of ¥400 million.

  •
  US $95,000,000 7.8% guaranteed senior notes due to be repaid on 18 November 2008

15.    Ultimate holding company

In accordance with section 228(i) Companies Act 1985, the company is exempt from the obligation to prepare and deliver group accounts. These financial statements present information about the company as an individual undertaking and not about its group.

The results of the company and its subsidiary undertakings are incorporated within the consolidated accounts of Waterford Wedgwood U.K. plc and Waterford Wedgwood plc. Waterford Wedgwood plc is the ultimate parent undertaking and ultimate controlling party.

Details of significant interests in Waterford Wedgwood plc are disclosed in the consolidated accounts of that company.

Waterford Wedgwood U.K. plc is incorporated in Great Britain and registered in England and Wales. Waterford Wedgwood plc, the company's ultimate holding company, is incorporated in the Republic of Ireland. Copies of either of these accounts may be obtained from the Public Relations Office, Waterford Wedgwood U.K. plc, Barlaston, Stoke-on-Trent ST12 9ES.

As permitted by Financial Reporting Standard No. 8 "Related Party Transactions", transactions with other entities within the Waterford Wedgwood Group are not disclosed.

WATERFORD WEDGWOOD GmbH
FINANCIAL STATEMENTS
Year ended December 31, 2002

Waterford Wedgwood GmbH is a subsidiary holding company, registered in Germany (Registered Number HRB 2900). The ultimate parent company is Waterford Wedgwood plc. These financial statements have been prepared solely to comply with the requirements in Germany of sections 242 and 264 of the German Commercial Code (Handelsgesetzbuch). For a full understanding of the activities and financial position of the Waterford Wedgwood Group, readers are referred to the report and accounts of Waterford Wedgwood plc which are contained on pages F-1 to F-126 of this offering memorandum.

Waterford Wedgwood GmbH does not publish interim financial statements.

Waterford Wedgwood GmbH, Selb

Profit and Loss Statement for the Business Year 2002

		2002	2001
		Euro	Euro
1.	Other operating income	511,750.53	0.00
2.	Other operating expenses	-5,216.66	-464,855.45
3.	Other interest and similar income	1,980,822.14	2,689,536.92
4.	Interest and similar expenses	-3,397,602.56	-4,739,572.18

5.	Loss for the period	-910,246.55	-2,514,890.71

Balance Sheet as of December 31, 2002

Assets

		December 31, 2002	December 31, 2002
		Euro	Euro
A.	Fixed Assets
	Financial Assets
	Shares in affiliated enterprises	80,131,419.24	80,131,419.24

B.	Current Assets
	I. Receivables and Other Assets
	Receivables from affiliated enterprises	40,986,478.80	42,264,254.00
	II. Cash in banks	16,918.72	24,925.24

		41,003,397.52	42,297,025.14

		121,134,816.76	122,428,444.38

Equity and Liabilities

		December 31, 2002	December 31, 2002
		Euro	Euro
A.	Equity
	I. Subscribed Capital	4,601,882.58	4,601,882.58
	II. Capital reserves	35,074,623.05	35,074,623.05
	III. Accumulated Losses Brought forward	-11,707,824.70	-9,192,933.99
	IV. Net Loss for the Year	-910,246.55	-2,514,890.71

		27,058,434.38	27,968,680.93

B.	Accruals
	Other Accruals	1,826,359.09	105,158.11
C.	Liabilities
	1. Payables to bank	32,265,629.80	33,238,907.85
	2. Payables to affiliated enterprises	59,984,393.49	61,115,697.49

		92,250,023.29	94,354,605.34

		121,134,816.76	122,428,444.38

Waterford Wedgwood GmbH, Selb

Notes for the Business Year 2002

Accounting and valuation principles

Financial assets are stated at historical cost.

Receivables and other assets are stated at face amounts.

Accrued liabilities include all recognizable risks and contingent liabilities. They are stated at the amounts required based on sound business judgement.

Liabilities are stated at redemption values.

Expenses and income have been accounted for on an accrual basis.

Explanations and other information

From the payables to affiliated enterprises EUR 44,970,372.58 (prior year: EUR 44,608,918.13) relate to shareholders.

From the payables to affiliated enterprises EUR 15,014,020.91 (prior year: EUR 16,506,779.36) fall due within one year.

Other interest and similar income comprise EUR 1,979,621.32 (prior year: EUR 2,678,780.05) due from affiliated enterprises.

Interest and similar expenses comprise EUR 1,903,607.68 (prior year: EUR 2,228,354.75) due to affiliated enterprises.

In the business year 2002 the following were assigned as Geschäftsführer (registered managers):

Richard Barnes, Finance Director, Hillside/England

David Fyfe, Group Financial Accountant, Stafford/England

Ottmar C. Küsel, Industrial Manager, Selb

Selb, August 2003
Waterford Wegewood GmbH

STATUM LIMITED
FINANCIAL STATEMENTS
Year ended 31 March 2003

Statum Limited is a subsidiary finance company, registered in England (Registered Number 343652). The ultimate parent company is Waterford Wedgwood plc. These financial statements have been prepared solely to comply with the requirements in the United Kingdom of the Companies Act, 1985. For a full understanding of the activities and financial position of the Waterford Wedgwood Group, readers are referred to the report and accounts of Waterford Wedgwood plc which are contained on pages F-1 to F-126 of this offering memorandum.

Statum Limited does not publish interim financial statements.

STATUM LIMITED

Directors' Report

To be submitted at the annual general meeting to be held on 31 July 2003.

Activities

The principal activity of the company continues to be financial dealing. The company provides treasury related services to other group undertakings, including, on an agency basis, the protection of income by means of forward currency contracts.

Results and dividends

The accounts for the year ended 31 March 2003 show a gain for the year of £2,524,000 (15 months ended 31 March 2002: £2,076,000 loss).

The Directors do not recommend the payment of a final dividend (2002: Nil).

Directors and directors' interests

Richard A Barnes
Andrew E Elsby-Smith
Timothy W Harper
Tony O'Reilly, Jnr

None of the directors hold any shares in the company in their own right.

Shown below are the directors' interests in the share capital of the company's ultimate holding company:

	Waterford Wedgwood Stock Units
	At 31 March 2003		At 31 March 2002
	Beneficial		Beneficial
	Shares	Options	Shares	Options
Richard A Barnes	149,520	1,712,902	131,520	1,709,685
Andrew E Elsby-Smith	11,892	350,402	10,400	347,185
Timothy W Harper	1,323	337,500	1,323	337,500
Tony O'Reilly, Jnr	51,500	700,000	50,956	700,000

Waterford Wedgwood Stock Units each comprise 1 Waterford Wedgwood plc ordinary share of €6 cents and 1 non-voting income share of £0.01 each of Waterford Wedgwood UK plc.

Insurance of the directors against liabilities in relation to the company has been maintained throughout the year.

In accordance with the Articles of Association, no director is required to retire by rotation.

Directors' responsibilities in relation to Financial Statements

The Directors are required by UK Company law to prepare financial statements for each financial year, which give a true and fair view of the state of affairs of the Company and of the profit or loss of the Company for that financial year.

In preparing the financial statements the Directors are required to select appropriate accounting policies and apply them consistently, to make reasonable and prudent judgments and estimates, and to state that all accounting standards, which they consider to be applicable, have been followed, save as disclosed in the notes to the financial statements. The Directors are also required to prepare the financial statements on the going concern basis unless it is inappropriate to do so. The Directors confirm that the accounts comply with the above requirements.

The Directors have responsibility for ensuring that the Company keeps accounting records which disclose with reasonable accuracy at any time the financial position of the Company and which enable them to ensure that the financial statements are prepared in accordance with accounting standards generally accepted in the United Kingdom and comply with the UK Companies Act 1985. The Directors also have responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Company and to prevent and detect fraud and other irregularities.

Auditors

PricewaterhouseCoopers transferred their business to a limited liability partnership, PricewaterhouseCoopers LLP, on 1 January 2003, following which PricewaterhouseCoopers resigned and the Directors appointed PricewaterhouseCoopers LLP as auditors. A resolution to reappoint PricewaterhouseCoopers LLP as auditors to the Company will be proposed at the annual general meeting.

By order of the Board

Mark L Downie
Secretary
4 June 2003

STATUM LIMITED

Accounting Policies

Basis of accounting

The financial statements are prepared under the historical cost convention and in accordance with the accounting policies set out below, accounting standards generally accepted in the United Kingdom and UK Statute.

Interest rate swaps

Interest rate swaps are used to manage interest rate exposures. Receipts and payments on interest rate swaps are recognised, on an accruals basis, as adjustments to interest expense over the life of the swap.

Debt instruments

Finance costs associated with debt instruments, which is the difference between the net proceeds and the total amount payable under the instrument, are charged to the profit and loss account over the life of the instrument at a constant rate of interest on the outstanding balance. The proceeds of debt instruments, net of issue costs, are shown as liabilities on the balance sheet.

Foreign currencies

Assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Profit and loss transactions are translated into sterling at the transaction rate. All exchange gains and losses are dealt with through the profit and loss account.

STATUM LIMITED

Profit and Loss Account
Year to 31 March 2003

	Notes	12 months to 31 March 2003	15 months to 31 March 2002
		£'000	£'000
Other operating income/(expenses)		1,600	(1,256)

Gain/(loss) before interest and taxation	1	1,600	(1,256)
Net interest receivable	3	965	104

Profit/(loss) on ordinary activities before taxation		2,565	(1,152)
Taxation on profit/(loss) on ordinary activities	4	(41)	76
Profit/(loss) on ordinary activities after taxation		2,524	(1,076)

Dividends	5	0	(1,000)

Profit/(loss) for the period		2,524	(2,076)

Movement on reserves is shown in Note 11.

There are no recognised gains and losses during the period other than those which are reflected in the profit and loss account.

Turnover and operating profit arose solely from continuing operations.

STATUM LIMITED

Balance Sheet
As at 31 March 2003

	Notes	As at 31 March 2003	As at 31 March 2002
		£'000	£'000
Current assets:
Debtors	6	182,925	169,498
Cash at bank and deposits		5,648	17,213

		188,573	186,711
Current liabilities:
Creditors: amounts falling due within one year	7	(181,140)	(181,802)

Net current assets		7,433	4,909
Creditors: amounts falling due after more than one year	8	(5,000)	(5,000)

Total net assets/(liabilities)		2,433	(91)

Called up share capital	10	50	50
Profit & loss account	11	2,383	(141)

Shareholders' funds		2,433	(91)

Reconciliation of Movement in Shareholders' Funds

	2003	2002
	£'000	£'000
Gain/(loss) for the period	2,524	(1,076)
Dividend paid	0	(1,000)
Opening shareholders' funds	(91)	1,985

Closing shareholders' funds	2,433	(91)

The notes on pages G-64 to G-67 form part of these financial statements.

STATUM LIMITED

Notes to the Accounts

1.     Gain/(loss) before interest and taxation

	12 months to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Gain/(loss) before interest and taxation is stated after charging:
Exchange gains/(losses) on foreign currency borrowings less deposits	1,600	(1,256)

None of the directors received any remuneration in respect of their services to the Company during the year ended 31 March 2003 (15 months to 31 March 2002: £nil).

No director had a material interest in any significant contract entered into by the company.

Auditors' remuneration is borne by a fellow group undertaking.

2.     Employee costs

No persons are employed by the company.

3.     Net interest receivable

	12 months to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Interest receivable:
—group undertakings	4,676	8,089
—other	373	552

	5,049	8,641
Interest payable:
—group undertakings	(3,012)	(6,458)
—other (on borrowings repayable within five years)	(1,072)	(2,079)

	(4,084)	(8,537)

Net interest receivable	965	104

4.     Taxation on profit/(loss) on ordinary activities

	12 months to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Based on profit/(loss) on ordinary activities for the period.
UK corporation taxation—at 30% (2002: 30%) based upon taxable loss for the period	0	0
Over/(under) provision in respect of prior periods	(41)	76

	(41)	76

The following table reconciles the current tax charge on profit/(loss) on ordinary activities for the period reported in the profit and loss account to the notional current taxation (charge)/credit that would result from applying the standard rate of corporation taxation to the profit/(loss) on ordinary activities before taxation:

	12 months to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Notional corporation tax at 30% (2002: 30%)	(770)	346
Utilisation of brought forward losses	581	—
Group relief (received)/surrendered for no consideration	189	(346)
Adjustments in respect of prior periods	(41)	76

	(41)	76

5.     Dividends

	12 months to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Interim dividend of nil (2002: £20 per share)	0	1,000

6.     Debtors

	As at 31 March 2003	As at 31 March 2002
	£'000	£'000
Amounts falling due within one year
Amount owed by Group undertakings	181,334	168,188
Prepayments and accrued income	460	363
Taxation	0	41
Amounts greater than one year
Debtors	553	0
Prepayments	578	906

	182,925	169,498

7.     Creditors: amounts falling due within one year

	As at 31 March 2003	As at 31 March 2002
	£'000	£'000
Bank loans and overdraft	5,441	6,355
Amounts owed to Group undertakings	175,585	175,302
Accruals and deferred income	114	145

	181,140	181,802

8.     Creditors: amounts falling due after more than one year:

	As at 31 March 2003	As at 31 March 2002
	£'000	£'000
Unsecured bank loans at variable interest rates	5,000	5,000

	5,000	5,000

9.     Deferred taxation

There are no amounts relating to deferred tax in any of the periods presented in these financial statements.

10.     Called up share capital

	Number		Value (£'000)
	Authorised	Allotted	Authorised	Allotted
As at 31 March 2002 and 31 March 2003 Ordinary shares of £1 each	500,000	50,000	500	50

The allotted share capital consists of fully paid up equity shares.

11.     Profit and loss account

£'000
At 31 March 2002	(141)
Gain for the year	2,524

At 31 March 2003	2,383

12.     Contingent liabilities

  1.
  Commitments

    The company has entered into agreements for the forward sale of foreign currencies on behalf of other group companies who bear the ultimate risk and rewards. At 31 March 2003, commitments for forward sale of currencies were:

¥ million

Japanese Yen	2,500
  2.
  Other

    The company has contingent liabilities not provided in these accounts under a group registration for value added tax. At 31 March 2003 the joint and several liability for value added tax due by Group companies amounted to £2,676,970 (31 March 2002: £2,831,000).

    The company is a joint and several guarantor for the borrowings of the Waterford Wedgwood Group under a revolving credit facility which provides facilities of up to €340 million. In addition the company guarantees the following additional Group bank facilities.

    Overdrafts of Waterford Crystal Limited, under separate agreements with Allied Irish Bank and Bank of Ireland, each providing for facilities of up to €1,270,000.

    Overdraft of Josiah Wedgwood and Sons Limited and Waterford Wedgwood Retail, under separate agreements with The Royal Bank of Scotland, providing facilities of up to £2,000,000.

    The Company is a joint and several guarantor for borrowings of the Waterford Wedgwood Group under a US private placement totalling $95 million.

13.     Ultimate holding company

The accounts of the company are incorporated within the consolidated accounts of Waterford Wedgwood UK plc and Waterford Wedgwood plc. Waterford Wedgwood UK plc is incorporated in Great Britain and registered in England and Wales. Waterford Wedgwood plc, the company's ultimate holding company, is incorporated in the Republic of Ireland. Copies of either of these accounts may be obtained from the Public Relations Office, Waterford Wedgwood UK plc, Barlaston, Stoke-on-Trent ST12 9ES.

As permitted by Financial Reporting Standard No. 8—"Related Party Transactions", transactions with other companies within the Waterford Wedgwood Group are not disclosed.

14.     Cash flow statement

As permitted by paragraph 5(a) of Financial Reporting Standard 1 (Revised 1996), no cash flow statement is included with these financial statements, as the company is a wholly owned subsidiary of Waterford Wedgwood plc, which publishes consolidated financial statements, including a consolidated cash flow statement.

15.     Approval of accounts

These accounts were approved by the directors on 4 June 2003.

STATUM LIMITED

Independent Auditors' Report to the Members of Statum Limited

We have audited the financial statements, which comprise the profit and loss account, the balance sheet, and the related notes. The financial statements have been prepared under the historical cost convention and the accounting policies set out in the statement of accounting policies.

Respective responsibilities of directors and auditors

The directors' responsibilities for preparing the annual report and the financial statements in accordance with applicable United Kingdom law and accounting standards are set out in the statement of directors' responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements, and United Kingdom Auditing Standards issued by the Auditing Practices Board. This opinion has been prepared for and only for the company's members in accordance with Section 235 of the Companies Act 1985 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or in to whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the company has not kept proper accounting records, or if we have not received all the information and explanations we require for our audit.

We read the other information contained in the annual report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. The other information comprises only the directors' report.

Basis of audit opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the company's affairs at 31 March 2003 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
East Midlands
4 June 2003

WATERFORD WEDGWOOD RETAIL LIMITED
FINANCIAL STATEMENTS
31 March 2003

Waterford Wedgwood Retail Limited is a subsidiary retailer, registered in England (Registered Number 624489). The ultimate parent company is Waterford Wedgwood plc. These financial statements have been prepared solely to comply with the requirements in the United Kingdom of the Companies Act, 1985. For a full understanding of the activities and financial position of the Waterford Wedgwood Group, readers are referred to the report and accounts of Waterford Wedgwood plc which are contained on pages F-1 to F-126 of this offering memorandum.

Waterford Wedgwood Retail Limited does not publish interim financial statements.

WATERFORD WEDGWOOD RETAIL LIMITED

Directors' Report for the year to 31 March 2003

Activities

The company is engaged in the business of retailing ceramic and glass tableware, tableware accessories, ornamental ware and jewellery.

Review of business and future developments

Trading continued to be tough for the sector throughout the year to March 2003, driven by uncertainties in global economies being manifested in condensed and lower than anticipated Christmas trading and, in the final months of the year, increasing tensions over impending war with Iraq. Overseas tourists visiting our stores and spending on our products continued to be below pre-2001 levels and the outlook for 2003 post-war and with the SARS outbreak is not favourable.

Promotional and discounting activity, particularly within department stores, was prevalent as retailers sought to increase footfall and spend in a difficult marketplace. There is evidence also that consumers are becoming more attuned to the promotional activity and are timing their purchases to capitalise on these special offers. Waterford Wedgwood Retail has resisted the pressures for across the board discounting and, through a mix of targeted promotions, product mix and product offer achieved a margin improvement year on year of 1.4%.

Like for like sales were down 7% overall (11% in Central London reflecting the tourist impact). Stand alone stores (again tourist dominated) were 13% down year on year, factory outlet stores 12% down and concessions, despite the discounting pressure, just 4% down. Not all stores were showing a year on year sales decline, however—concessions in Debenhams and Brown Thomas store groups achieved year on year sales increases, of 2% and 24% respectively.

The store closure plan continued to remove a further 8 non-contributing stores, taking the total closed since early 2001 to 35. The year on year effect of these closures is a sales reduction of £2.5m with no reduction in contribution. Two new stores were opened, Boundary Mill in Shiremoor, Newcastle and Debenhams Basingstoke.

Jasper Conran ranges and the Snowman range from Coalport continued to exceed sales expectations and the introduction of non-ceramic accessory items under the Wedgwood brand proved successful, generating £1.5m revenue, largely since September.

New retail EPOS systems have been introduced to factory outlets, with a new head office merchandising system due to be implemented in June 2003 and roll-out of new EPOS to all stores within 2003 fiscal year.

Vigorous cost control measures are in place across the business and expenditure, especially refurbishment, is being focussed on those areas critical to maintaining and improving sales.

Profit and dividends

The financial statements for the year to 31 March 2003 show a loss on ordinary activities before taxation of (£1,563,000) (profit for 15 months to 2002: £4,335,000).

The directors do not recommend the payment of a final dividend (15 months to 31 March 2002: £5,000,000).

Directors and their interests

The directors who held office during the year were:

Richard A Barnes
Andrew E Elsby-Smith
Timothy W Harper
Anthony O'Reilly Junior

None of the directors at 31 March 2003 hold any shares in any group company in their own right other than in the ultimate holding company as disclosed below:

	Waterford Wedgwood Stock Units
	At 31 March 2003 Beneficial		At 31 March 2002 Beneficial
	Shares	Options	Shares	Options
Richard A Barnes	149,520	1,712,902	131,520	1,709,685
Andrew E Elsby-Smith	12,517	350,402	10,400	347,185
Timothy W Harper	1,323	337,500	1,323	337,500
Anthony O'Reilly Junior	51,500	700,000	50,956	700,000

Details of options held by directors are set out below:

	Number of options
									Options granted during year
		During the year
								Market price at date of exercise
	At 01.04.02	Granted	Exercised	Lapsed	At 31.03.03	Exercise price			Earliest exercise date	Expiry date
RA Barnes	1,709,685	—	—	—	1,709,685			—	—	—
	3,217	—	—	—	3,217	23.5	p	—	01.02.06	01.08.06
AE Elsby-Smith	347,185	—	—	—	347,185			—	—	—
	3,217	—	—	—	3,217	23.5	p	—	01.02.06	01.08.06
TW Harper	337,500	—	—	—	337,500	—		—	—	—
A O'Reilly Jnr	700,000	—	—	—	700,000	—		—	—	—

The options held by the directors at the beginning of the year can be exercised between 1 April 2003 and 8 November 2011 at prices ranging from 33p to 99p.

The options granted in the year can be exercised between 1 February 2006 and 1 August 2006 at a price of 23.5p.

Waterford Wedgwood Stock Units each comprise 1 Waterford Wedgwood plc ordinary share of Euro 0.06 and 1 non-voting income share of £0.01 each of Waterford Wedgwood U.K. plc.

In accordance with the Articles of Association, no director is required to retire by rotation.

Employee involvement

The company remains committed to providing the conditions best suited to encourage the personal involvement of all employees in the future development of the business. This involves open and regular communication with all employees, the provision of training and development opportunities and, through profit sharing and employee share schemes, a share in the company's success.

With regard to the employment of disabled people, the group works in close co-operation with local disablement resettlement officers to recruit and train disabled employees and to provide, whenever practicable, career development for those whose health no longer allows them to continue in their normal occupation.

Environmental policy

During the period, the company made progress towards achieving its commitment to become an industry leader in its awareness of and approach to environmental issues. Supported by our employees, many initiatives were undertaken during the period to minimise the impact of our operations on the environment. These included waste reduction, paper and cardboard recycling and improving energy efficiency. In many cases both the minimisation of environmental impact and cost savings compared to previous practices have been achieved and have become standard practice for the company and its employees.

Payment to suppliers

The company agrees terms and conditions for its business transactions with suppliers. Payment is then made to these terms, subject to the terms and conditions being met by the supplier. During the year ended 31 March 2003 the company took an average of 71 days (2002: 50 days) to pay the UK groups suppliers.

Auditors

Following the conversion of the Company's auditors PricewaterhouseCoopers to a limited liability partnership (LLP) from 1 January 2003, PricewaterhouseCoopers resigned and the directors appointed its successor, PricewaterhouseCoopers LLP, as auditors. PricewaterhouseCoopers LLP were reappointed as auditors to the Company at the annual general meeting.

Statement of directors' responsibilities

Company law requires the directors to prepare financial statements for each financial period that give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period.

The directors confirm that suitable accounting policies have been used and applied consistently. They also confirm that reasonable and prudent judgements and estimates have been made in preparing the financial statements for the year to 31 March 2003 and that applicable accounting standards have been followed.

The directors confirm that the accounts comply with the above requirements.

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

By order of the Board

Mark Downie
 Secretary
4 June 2003

Divisions of the company

The company, which is wholly owned by Wedgwood Limited is registered in England and operates under the following trade names:

  Waterford Wedgwood Rooms/Wedgwood Rooms
  Wedgwood Concession Shops

WATERFORD WEDGWOOD RETAIL LIMITED

Independent Auditors' Report to the Members of Waterford Wedgwood Retail Limited

We have audited the financial statements which comprise the profit and loss account, the balance sheet, and the related notes.

Respective responsibilities of directors and auditors

The directors' responsibilities for preparing the annual report and the financial statements in accordance with applicable United Kingdom law and accounting standards are set out in the statement of directors' responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards issued by the Auditing Practices Board. This report, including the opinion, has been prepared for and only for the Company's members as a body in accordance with Section 235 of the Companies Act 1985 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or in to whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions is not disclosed.

Basis of audit opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements

Opinion

In our opinion the financial statements give a true and fair view of the state of the Company's affairs at 31 March 2003 and of its loss for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
East Midlands
4 June 2003

WATERFORD WEDGWOOD RETAIL LIMITED

Profit and Loss Account
year to 31 March 2003

	Notes	Year to 31 March 2003	15 months to 31 March 2002
		£'000	£'000
Turnover	2	37,622	52,768
Operating costs	3	(39,638)	(48,622)

Operating (loss)/profit		(2,016)	4,146
Interest receivable	6	453	189

(Loss)/profit on ordinary activities before exceptional items and taxation		(1,563)	4,335
Restructuring costs	7	—	(1,709)

(Loss)/profit on ordinary activities before taxation		(1,563)	2,626
Taxation	8	—	246

(Loss)/profit on ordinary activities after taxation		(1,563)	2,872
Dividends payable		—	(5,000)

Loss for the financial period transferred from reserves	17	(1,563)	(2,128)

Turnover and loss on ordinary activities before interest arose solely from continuing activities.

The movements on reserves are shown in Note 17.

There are no recognised gains or losses during the period other than those which are reflected in the profit and loss account.

There is no material difference between the loss before taxation and the loss for the period as shown in the company's profit and loss account and their historical cost equivalents.

WATERFORD WEDGWOOD RETAIL LIMITED

Balance Sheet
31 March 2003

	Notes	31 March 2003	31 March 2002
		£'000	£'000
Tangible fixed assets	9	3,223	3,223

Current assets
Stock	10	9,621	10,675
Debtors	11	7,380	12,942
Cash at bank and in hand		1,073	113

		18,074	23,730
Creditors: amounts falling due within one year	12	(15,713)	(19,281)

Net current assets		2,361	4,449

Total assets less current liabilities		5,584	7,672
Creditors: amounts falling due after more than one year	13	(3,000)	(3,062)
Provisions for liabilities and charges	14	(648)	(1,111)

Total net assets		1,936	3,499

Capital and reserves
Called up share capital	16	—	—
Profit and loss account	17	1,936	3,499

Equity shareholders' funds		1,936	3,499

The financial statements on pages G-74 to G-83 were approved by the Board on 4 June 2003.

WATERFORD WEDGWOOD RETAIL LIMITED

Notes to the Financial Statements

1.    Accounting policies

Accounting convention

The financial statements of the company have been prepared in accordance with applicable accounting standards and are based on historical cost.

Accounting basis

The financial statements include the results of all the divisions of the company. Inter-divisional sales and profits are eliminated on aggregation.

Tangible assets and depreciation

Tangible assets are included at cost. Depreciation is provided to write off the cost of fixed assets over their useful economic lives as follows:

Straight line basis:

Leasehold buildings	term of lease
Fixtures fittings and equipment	5–7 years

Interest is not capitalised.

Leased assets

Rental payments and receipts under operating leases are reflected in the profit and loss account in the period in which they are incurred.

Stock

Stock is valued at cost which is always lower than net realisable value.

Pensions

The expected cost of providing pensions to employees is charged to the profit and loss account as incurred over the period of employment of pensionable employees. The cost is calculated with the benefit of advice from independent actuaries, at what is expected to be a reasonable stable proportion of pensionable pay. Any surpluses or deficits in the pension plan identified by periodic actuarial valuations are taken to the profit and loss account over the remainder of the expected service lives of current employees.

Deferred taxation

Deferred tax is recognised on all timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future have occurred at the balance sheet date.

Amounts recognised are not discounted and reflect the tax rates that are expected to apply when each timing difference reverses, based on rates and laws enacted, or substantively enacted at the balance sheet date.

Net deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover the originating timing difference.

Surpluses on the revaluation of properties, gains on disposals of fixed assets that have been rolled over into replacement assets and future remittances of retained earnings of overseas subsidiaries are not treated as giving rise to timing differences until, respectively, a commitment to dispose of the re-valued or replacement asset, or pay a dividend from the subsidiary company, has been made.

Cash flow statement

Under Financial Reporting Standard 1, the company is exempt from the requirement to prepare a cash flow statement on the grounds that it is a wholly owned subsidiary of a company registered in the European Union.

Foreign currencies

Transactions denominated in foreign currencies are translated into sterling at rates set by reference to forward currency contracts entered into to fix the exchange rates applicable to estimated future overseas transactions.

2.    Turnover

Turnover represents the value of goods sold to third parties and group companies exclusive of value added tax and trade discounts. The directors are of the opinion that only one major class of business is being undertaken by the company, that of retailing, all of which originated in the United Kingdom.

The analysis of turnover by geographical destination is as follows:

	Year to 31 March 2003		15 months to 31 March 2002
	£'000%		£'000%
United Kingdom	36,533	97	51,548	97
North America	229	1	324	1
Other Countries	860	2	896	2

	37,622	100	52,768	100

3.    Operating costs

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Change in stocks of finished goods	6,672	3,473
Purchase of finished goods	17,799	25,521
Other external charges	2,298	4,015
Employee costs (Note 4)	10,064	12,140
Depreciation of tangible fixed assets	953	1,167
Leasing costs—other operating leases	1,824	2,278
Auditors' remuneration—audit work	28	28

	39,638	48,622

4.    Employee costs

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Wages and salaries	9,078	11,030
Social security costs	560	655
Other pension costs	426	455

	10,064	12,140

The average monthly number of persons (including directors) employed by the company, during the year was:

	Year to 31 March 2003	15 months to 31 March 2002
Staff	20	20
Retail (shop) operatives	773	817

	793	837

5.    Directors' emoluments

None of the directors received any remuneration from the company during the period (2002: £nil).
No director had a material interest in any significant contract entered into by the company.

6.    Interest receivable

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Interest receivable from third parties	—	2
Interest receivable from group undertakings	453	187

	453	189

7.    Exceptional charges

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Restructuring provision:
Redundancy costs	—	512
Asset write-downs	—	588
Other operating costs	—	609

	—	1,709

8.    Taxation on (loss)/profit on ordinary activities

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Current taxation
Based on loss on ordinary activities for the year:
UK corporation tax at 30% (2002: 30%)	—	—
Over/(under) provision in respect of prior periods:
Corporation Tax	—	246

	—	246

Deferred taxation
Receivable/(payable) on Originating and reversing timing differences	—	—

	—	246

The following statement reconciles the current tax charge on ordinary activities for the period reported in the profit and loss account to the current tax charge that would result from applying the standard rate of UK corporation tax to the loss on ordinary activities before tax:

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Notional UK corporation tax at 30% (2002: 30%)	210	(788)
Group losses surrendered for nil consideration	(210)	787
Permanent differences	—	1

	—	—

9.    Tangible fixed assets

	Total	Short Leasehold Property	Plant and Machinery	Fixtures, fittings and equipment
	£'000	£'000	£'000	£'000
Cost
31 March 2002	7,043	47	85	6,911
Additions	1,091	—	—	1,091
Disposals	(1,799)	(47)	(17)	(1,735)

31 March 2003	6,335	—	68	6,267

Depreciation
31 March 2002	3,820	16	43	3,761
Charge for the period	953	1	9	943
Disposals	(1,661)	(17)	(17)	(1,627)

31 March 2003	3,112	—	35	3,077

Net book value
31 March 2003	3,223	—	33	3,190

31 March 2003	3,223	31	42	3,150

There were capital commitments at 31 March 2003 of £709,000 (2002: £73,000).

10.    Stock

	31 March 2003	31 March 2002
	£'000	£'000
Raw materials	24	24
Finished goods	9,597	10,651

	9,621	10,675

There was no significant difference between the historical cost of stock detailed above and the current replacement cost at the respective period ends.

11.    Debtors

	31 March 2003	31 March 2002
	£'000	£'000
Trade debtors	630	1,748
Amounts owed by group undertakings	5,853	10,124
Prepayments and accrued income	897	1,070

	7,380	12,942

Trade debtors include amounts owed by retail stores in respect of takings in the company's Waterford Wedgwood Rooms of £470,000 (31 March 2002: £1,592,000).

12.    Creditors: amounts falling due within one year

	31 March 2003	31 March 2002
	£'000	£'000
Payments received on account	213	245
Amounts owed to group undertakings	12,186	17,620
Value Added Tax	2,595	1,108
Accruals and deferred income	549	202
Trade creditors	170	106

	15,713	19,281

Amounts due to group undertakings are unsecured, interest free and repayable on demand.

13.    Creditors: amounts falling due after more than one year

	31 March 2003	31 March 2002
	£'000	£'000
Parent loan company	3,000	3,000
Amounts owed to group undertakings	—	62

	3,000	3,062

The long term creditors due to group companies are free of interest and have no fixed repayment terms.

14.    Provisions for liabilities and charges

	Brought Forward at 1 April 2002	Profit and loss account	Utilised	Carried Forward at 31 March 2003
Restructuring provision	1,111	—	(463)	648

15.    Deferred taxation

There are no amounts relating to deferred tax in any of the periods presented in these financial statements.

16.    Called up share capital

	31 March 2003	31 March 2002
	£	£
100 ordinary shares off £1 each authorised, allotted and fully paid	100	100

17.    Reserves

Profit and Loss account
£'000
At 31 March 2002	3,499
Loss for the year	(1,563)

At 31 March 2003	1,936

18.    Shareholders funds

Reconciliation of movements in shareholders' funds

For the year to 31 March 2003

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
(Loss)/profit after taxation for the financial period	(1,563)	2,872
Dividends Paid	—	(5,000)

Net (reduction in)/addition to shareholders' funds	(1,563)	(2,128)
Opening shareholders' funds	3,499	5,627

Closing shareholders' funds	1,936	3,499

19.    Pensions

The majority of the company's employees participate in a defined benefit pension plan, the Wedgwood Group Pension Plan, which provides benefits based on final pensionable pay. The Plan is a funded scheme whose assets are invested separately from those of the company in trustee administered funds. The contributions to the Plan from the company are charged to the profit and loss account so as to spread the cost of pension as incurred over employees' working lives with the company. Contributions are determined by an independent Scheme Actuary on the basis of periodic valuations using the projected unit method. The most recently completed valuation of the Wedgwood Group Pension Plan was prepared as at 31 December 1999.

The market value of the assets in the Wedgwood Group Pension Plan at 31 December 1999 was £216.6 million. The actuarial valuation was carried out using the Projected Unit method of funding. This showed that the market value of assets covered 113% of the value of benefits that had accrued to members based on service to, the valuation date and projected final pensionable pay. The principal assumptions in this valuation were that the investment return would exceed general salary inflation by 2.0% per annum and limited price indexation of pensions by 2.25% per annum. For the purpose of calculating the pension cost under SSAP24 it was assumed that the investment return would exceed general salary inflation by 2.5% per annum. The surplus is being recognised in the pension cost charge over the average remaining service lives of Plan members in accordance with the most recent actuarial valuation. The company contributed during the year at the rate of 10.5% for a period April to December and for the period From January to March 2003 at 13.5%.

The pension cost charged to the profit and loss account was £426,000 (2002: £455,000)

FRS 17

Waterford Wedgwood plc and its subsidiaries have adopted the transitional provisions of FRS 17 "Retirement Benefits". As noted above, most of the company's employees are members of defined benefit pension schemes which are operated in conjunction with other group companies. Having regard to actuarial advice, the directors consider that it is not currently possible to identify, on a consistent and reasonable basis, each group company's relevant share of the underlying assets and liabilities in the schemes.

Full details of the FRS 17 disclosures, including the deficit in the scheme at 31 March 2003 can be found in Waterford Wedgwood UK Plc accounts obtainable from the address in Note 22.

20.    Leasing commitments

Commitments under operating leases payable within one year expire as follows:

	Land and buildings 2003	Land and buildings 2002
	£'000	£'000
Within 1 year	209	346
Between 1 and 5 years	520	681
More then 5 years	816	902

	1,545	1,929

21.    Contingent liabilities

The company is a joint and several guarantor for the following facilities in respect of group undertakings.

  •
  The company has a contingent liability not provided for in these financial statements under a group registration for value added tax. At 31 March 2003 the joint and several liability for value added tax due by group companies amounted to £2,561,000 (2002: £1,874,000).

  •
  Unsecured borrowings of the Waterford Wedgwood Group under a revolving credit facility signed 29 November 1999 which provided for facilities of $71 million, £52 million & €184.5 million.

  •
  Overdraft facilities of Waterford Crystal Limited, under separate agreements with Allied Irish Bank and Bank of Ireland, each providing for facilities of up to €1.3 million.

  •
  Overdraft facilities of certain fellow subsidiary undertakings from Royal Bank of Scotland plc providing for a facility of up to £4 million.

  •
  Overdraft facilities from Mizuho to Waterford Wedgwood Japan Ltd of Yen 400 million.

  •
  US $95,000,000 7.8% guaranteed senior notes due to be repaid on 18 November 2008.

22.    Ultimate holding company

The results of the company are incorporated within the consolidated accounts of Waterford Wedgwood U.K. plc and Waterford Wedgwood plc. Waterford Wedgwood plc is the ultimate parent undertaking and ultimate controlling party.

Details of significant interests in Waterford Wedgwood plc are disclosed in the consolidated accounts of that company.

Waterford Wedgwood U.K. plc is incorporated in Great Britain and registered in England. Waterford Wedgwood plc, the company's ultimate holding company, is incorporated in the Republic of Ireland. Copies of either of these accounts may be obtained from the Public Relations Office, Waterford Wedgwood U.K. plc, Barlaston, Stoke on Trent ST12 9ES.

As permitted by Financial Reporting Standard No. 8 "Related Party disclosures", transactions with other entities within the Waterford Wedgwood Group are not disclosed. There were no other Related Party Transactions.

JOSIAH WEDGWOOD & SONS LIMITED

FINANCIAL STATEMENTS

31 March 2003

Josiah Wedgwood & Sons Limited is a subsidiary manufacturer, registered in England (Registered Number 613288). The ultimate parent company is Waterford Wedgwood plc. These financial statements have been prepared solely to comply with the requirements in the United Kingdom of the Companies Act, 1985. For a full understanding of the activities and financial position of the Waterford Wedgwood Group, readers are referred to the report and accounts of Waterford Wedgwood plc which are contained on pages F-1 to F-126 of this offering memorandum.

Josiah Wedgwood & Sons Limited does not publish interim financial statements.

JOSIAH WEDGWOOD & SONS LIMITED

Directors' Report for the year ended 31 March 2003

The directors present their report and the audited financial statements of the Company for the year ended 31 March 2003.

Principal Activities

The company is engaged in the manufacture and distribution of tableware and ornamental ware in fine bone china, Queen's Ware, earthenware, oven-to-tableware, hotelware, Jasper and Black Basalt and jewellery.

Review of business and future developments

The 12 months to 31st March 2003 has again proved a difficult period for Josiah Wedgwood & Sons Limited. Sales were 6% behind the prior year at constant exchange rates. During the year we entered into a stock disposal programme with United Overseas to sell-down 3.5m pieces of obsolete and slow moving inventory. To the end of March 1.0m pieces had been shipped, with a sales value of £6.5m. Sales, excluding this deal, were 12% behind prior year, a result of difficult economic conditions prevailing in most of our major markets, and in particular the ceramic and crystal categories in which we operate. As well as the reduced volumes, margins were eroded as our mix of sales were impacted by the stock disposal deal and other lower priced offerings and sale-ware items in our retail divisions. Tight cost control and the benefit of the restructuring programmes announced last year, in manufacturing and central overheads, did not recover the impact of both the sales decline and the adverse sales mix.

The trading environment continued to be tough during April and May 2003, with sales down by 20%.

Given the ongoing global uncertainty, on 4th June 2003 the company announced the closure of its two earthenware manufacturing facilities, and the transfer of production of Johnson Brothers to an outsourcing partner in China in dedicated plants. Wedgwood's retained earthenware production will be transferred to the remaining two facilities at Tuscan and Barlaston.

In recent years, the mid-priced earthenware segment of the ceramics market has become highly competitive. This trend has been exacerbated by deteriorating economic conditions during the last two years. These circumstances have led to margin pressure and an imperative to significantly reduce unit costs of Johnson Brothers' earthenware products.

During the past eighteen months, technical and engineering staff have worked intensively with carefully chosen ceramics manufacturers in Asia. Our aim was to mirror the uncompromising Johnson Brothers' quality standards at out-sourced costs, but will allow the production of earthenware products at significantly increased margins, and the creation of new ranges aimed at capturing sizeable incremental volumes.

Inevitable consequences flow from this significant re-basing of our moderately priced ceramics business. Sadly, this action will entail the closure of two factories in Stoke-on-Trent and the regrettable loss of 1,058 jobs. However, the Group could not continue to sustain the losses which were occurring at Johnson Brothers.

Results and dividends

The financial statements for the year ended 31 March 2003 show a loss before exceptional items and taxation of (£14,972,000) compared with a loss of (£21,204,000) for the 15 month period to 31 March 2002.

The directors do not recommend the payment of a dividend (2002—£nil).

Directors and their interests

The directors who held office during the year were:

Richard A Barnes Andrew E Elsby-Smith Timothy W Harper Anthony O'Reilly Junior Michael Campbell Peter J Goulandris P Redmond O'Donoghue Michael J Wilcock

None of the directors at 31st March 2003 held any shares in any group company in their own right other than in the ultimate holding company as disclosed below:

	Waterford Wedgwood Stock Units
	At 31 March 2003		At 31 March 2002 (or at date of appointment, if later)
	Beneficial		Beneficial
	Shares	Options	Shares	Options
Richard A Barnes	149,520	1,712,902	131,520	1,709,685
Andrew E Elsby-Smith	12,517	350,402	10,400	347,185
Timothy W Harper	1,323	337,500	1,323	337,500
Michael Campbell	1,984	246,474	—	243,257
Peter J Goulandris	—	—	—	—
P Redmond O'Donoghue	365,325	3,211,962	292,243	3,208,762
Michael J Wilcock	27,485	274,650	8,290	272,017
Anthony O'Reilly Junior	51,500	700,000	50,956	700,000

Peter John Goulandris has disclosed an interest in the shares of the Company pursuant to Section 53 of the Companies Act, 1990. Albany Hill Limited, a company partially controlled by Peter John Goulandris, has an interest in 26,778,362 shares of the Company. Araquipa International Limited, a company 100% controlled by Peter John Goulandris, has disclosed an interest in 9,200,000 shares in the Company.

Peter John Goulandris has also disclosed a further interest in shares of the Company derived from the 128,998,528 shares registered in the name of Stoneworth Investment Limited, which is owned and controlled by a company owned and controlled by Sir Anthony O'Reilly holding approximately 49% and a company owned and controlled by Peter John Goulandris also holding approximately 49% and by LL Glucksman holding approximately 2%. All of the above interests remain unaltered between 1 April 2003 and 4 June 2003.

Details of options held by directors are set out below:

	Number of options during the period							Options granted during year
	At 01.04.02 (or at date of appointment, if later)	Granted	Exercised	Lapsed	At 31.03.03	Exercise price	Market price at date of exercise	Earliest exercise date	Expiry Date
RA Barnes	1,709,685	—	—	—	1,709,685	—	—	—	—
	—	3,217	—	—	3,217	23.5p	—	01.02.06	01.08.06
AE Elsby-Smith	347,185	—	—	—	347,185	—	—	—	—
	—	3,217	—	—	3,217	23.5p	—	01.02.06	01.08.06
TW Harper	337,500	—	—	—	337,500	—	—	—	—
M Campbell	243,257	—	—	—	243,257	—	—	—	—
		3,217	—	—	3,217	23.5p	—	01.02.06	01.08.06
R O'Donoghue	3,208,762	—	—	—	3,208,762	—	—	—	—
		3,200	—	—	3,200	€0.37	—	01.02.06	01.08.06
M J Wilcock	272,017	—	—	—	272,017	—	—	—	—
		3,217	—	—	3,217	23.5p	—	01.02.06	01.08.06
	—	—	—	(584)	(584)	—	—	—	—
A O'Reilly Junior	700,000	—	—	—	700,000	—	—	—	—

The options held by the directors at the beginning of the year can be exercised between 1 April 2003 and 8 November 2011 at prices ranging from 33p to 99p.

The options granted in the year can be exercised between 1 February 2006 and 1 August 2006 at a price of 23.5p.

Waterford Wedgwood Stock Units each comprise 1 Waterford Wedgwood plc ordinary share of Euro 0.06 and 1 non-voting income share of £0.01 each for Waterford Wedgwood U.K. plc.

Mr. P. J. Goulandris and Mr M. Campbell retire by rotation and, being eligible, offer themselves for reelection.

Employee involvement

The company remains committed to providing the conditions best suited to encourage the personal involvement of all employees in the future development of the business. This involves open and regular communication with all employees, the provision of training and development opportunities and, through profit sharing and employee share schemes, a share in the company's success.

Quality Circles continue to be an important feature in improving the quality of working life and regular meetings of the company's health and safety committees and employee councils have been held.

With regard to the employment of disabled people, the company works in close co-operation with local resettlement officers to recruit and train disabled employees and to provide, wherever practicable, career development for those whose health no longer allows them to continue in their normal occupation.

Payment to suppliers

The company agrees terms and conditions for its business transactions with suppliers. Payment is then made to these terms, subject to the terms and conditions being met by the supplier. During the year ended 31 March 2003 the company took an average of 71 days (2002: 50 days) to pay the UK group's suppliers.

Environmental policy

During the period, the company made progress towards achieving its commitment to become an industry leader in its awareness of and approach to environmental issues. Supported by our employees, many initiatives were undertaken during the period to minimise the impact of our operations on the environment. These included waste reduction, paper and cardboard recycling and improving energy efficiency. In many cases both the minimisation of environmental impact and cost savings compared to previous practices have been achieved and have become standard practice for the company and its employees.

Auditors

Following the conversion of the Company's auditors PricewaterhouseCoopers to a limited liability partnership (LLP) from 1 January 2003, PricewaterhouseCoopers resigned and the directors appointed its successor, PricewaterhouseCoopers LLP, as auditors. PricewaterhouseCoopers LLP were reappointed as auditors to the Company at the annual general meeting.

Statement of directors' responsibilities

Company law requires the directors to prepare financial statements for each financial period that give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period.

The directors confirm that suitable accounting policies have been used and applied consistently. They also confirm that reasonable and prudent judgements and estimates have been made in preparing the financial statements for the year ended 31 March 2003 and that applicable accounting standards have been followed.

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

By order of the Board.

Mark Downie
 Secretary
4 June 2003

JOSIAH WEDGWOOD & SONS LIMITED

Divisions of the company

The company, which is wholly owned by Josiah Wedgwood & Sons (Exports) Limited, is registered in England and operates under the following trade names:

Wedgwood
Coalport
Johnson Bros.
Mason's Ironstone
William Adams
Wedgwood hotelware
Royal Tuscan

JOSIAH WEDGWOOD & SONS LIMITED

Independent Auditors' Report to the Members of Josiah Wedgwood & Sons Limited

We have audited the financial statements which comprise the profit and loss account, the balance sheet, and the related notes.

Respective responsibilities of directors and auditors

The directors' responsibilities for preparing the annual report and the financial statements in accordance with applicable United Kingdom law and accounting standards are set out in the statement of directors' responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards issued by the Auditing Practices Board. This report, including the opinion, has been prepared for and only for the Company's members as a body in accordance with Section 235 of the Companies Act 1985 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or in to whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions is not disclosed.

Basis of audit opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the Company's affairs at 31 March 2003 and of its loss for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
East Midlands
4th June 2003

JOSIAH WEDGWOOD & SONS LIMITED

Profit and Loss Account
Year ended 31 March 2003

	Notes	Continuing	Dis- Continued	Year to 31 March 2003 Total	15 Months to 31 March 2002 Total
		£'000	£'000	£'000	£'000
Turnover	2	105,968	—	105,968	130,150
Operating costs	3	(101,287)	(15,107)	(116,394)	(141,407)

Operating Profit/(loss)		4,681	(15,107)	(10,426)	(11,257)
Income from shares in group undertakings		—	—	—	8,299
Amounts written off investments	10	—	—	—	(10,072)
Interest payable and similar charges	6	(4,546)	—	(4,546)	(8,174)

Profit/(loss) on ordinary activities before exceptional items		135	(15,107)	(14,972)	(21,204)
Exceptional items	7	—	(7,600)	(7,600)	(8,357)

Loss on ordinary activities after exceptional items				(22,572)	(29,561)
Taxation	8			400	616

Loss for the financial period transferred from reserves	17			(22,172)	(28,945)

Operating loss includes the discontinuation of Johnson Brothers production post 31 March 2003 (see Notes 3 and 24).

The movements on reserves are shown in Note 17.

There are no recognised gains or losses during the period, other than those which are reflected in the profit and loss account.

JOSIAH WEDGWOOD & SONS LIMITED

Balance Sheet
As at 31 March 2003

	Notes	31 March 2003	31 March 2002
		£'000	£'000
Fixed assets
Tangible fixed assets	9	55,145	68,612
Investments—Participating Interest	10	6,059	—
—Other Investments	10	437	2,276

Total fixed assets		61,641	70,888

Current assets
Stock	11	36,810	42,948
Assets held for resale		—	663
Debtors	12	92,808	48,713
Cash at bank and in hand		678	2,131

		130,296	94,455
Creditors: amounts falling due within one year	13	(179,812)	(119,528)

Net current liabilities		(49,516)	(25,073)

Total assets less current liabilities		12,125	45,815
Creditors: amounts falling due after more than one year	14	(11,000)	(11,000)
Provisions for liabilities and charges	15	(2,748)	(7,491)

Total net (liabilities)/assets		(1,623)	27,324

Capital and reserves
Called up share capital	16	60	60
Share premium account	17	49,992	49,992
Revaluation reserve	17	14,496	15,334
Profit and loss account	17	(66,171)	(38,062)

Equity shareholders' (deficit)/funds		(1,623)	27,324

The financial statements on pages G-91 to G-105 were approved by the Board on 4 June 2003.

JOSIAH WEDGWOOD & SONS LIMITED

Note of Historical Cost Profits and Losses
for the year ended 31 March 2003

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Reported loss on ordinary activities before exceptional items and taxation	(14,972)	(21,204)
Difference between historical cost depreciation charge and the actual depreciation charge of the period calculated on the revalued amount	22	333
Realisation of property revaluation gains of prior year	863	359

Historical cost loss on ordinary activities before exceptional items and taxation	(14,087)	(20,512)

Historical cost loss for the period retained after Taxation and exceptional items	(21,287)	(28,253)

Reconciliation of Movements in Shareholders' Funds
for the year ended 31 March 2003

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Loss for the financial period	(22,172)	(28,945)
Exchange differences on foreign currency loans	(6,775)	—

Net change in shareholders' funds	(28,947)	(28,945)
Opening Shareholders' funds as at 31 March 2002	27,324	56,269

Closing Shareholders' (deficit)/funds as at 31 March 2003	(1,623)	27,324

JOSIAH WEDGWOOD & SONS LIMITED

Notes to the Financial Statements

1.    Accounting policies

Accounting convention

These financial statements are prepared under the historical cost convention, as modified by the revaluation of land and buildings, the accounting policies set out below and in accordance with applicable accounting standards.

Accounting basis

The financial statements include the results of all the divisions of the company. Inter-divisional sales and profits are eliminated on aggregation.

Foreign currencies

Realised and unrealised exchange gains and losses arising from the conversion of remittances from overseas, together with any unrealised exchange gains and losses arising on the translation of overseas current accounts and long term loans are reflected in the profit and loss account.

As part of the Group's policy to protect income, the company enters into forward currency contracts to fix the exchange rates applicable to estimated future foreign currency receipts. Profits and losses arising from these arrangements are accounted for in the financial period in which the contracts mature. Accordingly, no account is taken of unrealised profits or losses arising on such forward currency contracts.

Tangible fixed assets and depreciation

Tangible fixed assets are included at cost or valuation. Depreciation is provided to write off the cost of fixed assets over their useful economic lives as follows:

Straight line basis

Freehold land	nil	Plant and equipment	4–30 years
Freehold buildings	25–50 years	Leasehold buildings	term of lease
Interest is not capitalised

Leased assets

Assets subject to finance leases are capitalised at fair value together with the obligation to pay future rentals. The total finance charge under a finance lease is allocated to accounting periods during the lease term so as to produce an approximate constant periodic rate of charge on the remaining balance of the obligation.

Rental payments and receipts under operating leases are reflected in the profit and loss account in the accounting period in which they are incurred.

Stock

Stock is valued at the lower of cost, including attributable overheads, and net realisable value.

Investments

Investments in subsidiary companies are stated at cost less provision for impairment where, in the opinion of the directors, there has been a permanent diminution in the value of the investment.

Listed investments are valued at cost less any provision for diminution in value at the balance sheet date with any change in provision taken to the profit and loss account.

Pensions

The expected cost of providing pensions to employees is charged to the profit and loss account as incurred over the period of employment of pensionable employees. The cost is calculated with the benefit of advice from independent actuaries, at what is expected to be a reasonable stable proportion of pensionable pay. Any surpluses or deficits in the pension plan identified by periodic actuarial valuations are taken to the profit and loss account over the remainder of the expected service lives of current employees.

Deferred taxation

Deferred tax is recognised on all timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future have occurred at the balance sheet date.

Amounts recognised are not discounted and reflect the tax rates that are expected to apply when each timing difference reverses, based on rates and laws enacted, or substantively enacted at the balance sheet date.

Net deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover the originating timing difference.

Surpluses on the revaluation of properties, gains on disposals of fixed assets that have been rolled over into replacement assets and future remittances of retained earnings of overseas subsidiaries are not treated as giving rise to timing differences until, respectively, a commitment to dispose of the revalued or replacement asset, or pay a dividend from the subsidiary company, has been made.

Onerous leases

When the economic benefits of a leasehold property are less than the unavoidable costs, then the lease is defined as onerous and all rentals and other property obligations are provided up to the expiry date of the lease.

Provision is made for management's best estimate of the net outgoings through to the termination of the lease, discounted at an appropriate discount rate.

Research and development

Expenditure is written off in the accounting period in which it is incurred.

2.    Turnover

Turnover represents the value of goods sold net of trade discounts to third parties and group companies exclusive of value added tax and took place wholly in the United Kingdom, all export sales being conducted through the immediate parent company.

The directors are of the opinion that only one major class of business is being undertaken by the company, that of manufacture and distribution of ceramic wares.

3.    Operating costs

	Year to 31 March 2003			15 months to 31 March 2002
	Cont'd Ops	Discont'd Ops	Total	Cont'd Ops	Discont'd Ops	Total
	£'000	£'000	£'000	£'000	£'000	£'000
				(as restated)
Turnover	105,968	—	105,968	130,150	—	130,150

Operating costs comprise:
Change in stock of finished goods and work in progress	2,496	—	2,496	(4,877)	—	(4,877)
Raw materials and consumables	25,188	4,068	29,256	35,236	5,666	40,902
Exceptional stock write off	5,000	—	5,000	—	—	—
Other external charges	21,953	2,743	24,696	36,619	2,492	39,111
Employee costs (note 4)	37,651	7,243	44,894	45,542	10,373	55,915
Depreciation of tangible fixed assets (Note 10)	6,638	1,026	7,664	7,434	784	8,218
Leasing costs—hire of equipment	291	27	318	507	28	535
—land & buildings	1,732	—	1,732	1,356	—	1,356
Auditors remuneration—audit	119	—	119	120	—	120
—non-audit	219	—	219	127	—	127

	101,287	15,107	116,394	122,064	19,343	141,407

4.    Employee costs

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Wages and salaries	38,497	54,054
Social security costs	3,535	4,563
Other pension costs	2,862	—

	44,894	58,617
Pension rebate	—	(2,702)

	44,894	55,915

The average monthly number of persons (including directors) employed by the company during the period was:

	Year to 31 March 2003	15 months to 31 March 2002
Operatives	1,795	2,051
Staff	580	583

	2,375	2,634

5.    Directors' emoluments

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Directors' emoluments included in the employee costs in Note 4 are as follows:
Remuneration for executive services	1,100	1,593
Payment on completion of contract	—	371
Contributions under pension schemes	77	45
Excess retirement benefit of directors and past directors	7	9

	1,184	2,018

Number of directors to whom benefits are accruing under each of money purchase and defined benefit schemes

	Year to 31 March 2003	15 months to 31 March 2002
Defined benefit scheme	6	6

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Highest paid director	238	273

The highest paid director neither exercised any options in the company in 2003 nor are any shares receivable by him under a long-term incentive plan. Accrued benefits under the retirement benefit scheme amounted to £86,000 (2002: £78,000) at the end of the year.

No director had a material interest in any significant contract entered into by the Company.

6.    Interest payable

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Interest payable to group undertakings	4,062	7,182
Third Party interest	456	989
Finance lease interest	28	3

	4,546	8,174

7.    Exceptional item

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Restructuring provision:
Redundancy costs	—	(9,011)
Other operating costs	—	(1,112)
Profit on sale of fixed asset	—	1,766
Provision for loss on termination of operations—impairment of land and buildings	(7,600)	—

	(7,600)	(8,357)

8.    Taxation on loss on ordinary activities

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Current taxation
Based on loss on ordinary activities for the year:
UK corporation tax at 30% (2002: 30%)	—	—
Over provision in respect of prior periods:
Corporation tax	400	616

	400	616

The following statement reconciles the current tax charge on ordinary activities for the period reported in the profit and loss account to the current tax charge that would result from applying the standard rate of UK corporation tax to the loss on ordinary activities before tax:

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Notional UK corporation tax at 30% (2002: 30%)	6,683	8,868
Current period losses not utilised	(7,146)	(9,417)
Accelerated capital allowances	340	272
Other timing differences	193	512
Permanent differences	(70)	(235)
Adjustments in respect of prior periods	400	616

	400	616

9.    Tangible fixed assets

	Total	Freehold land and buildings	Plant and machinery	Fixtures fittings and equipment
	£'000	£'000	£'000	£'000
Cost or valuation
31 March 2002	117,677	27,969	85,235	4,473
Additions	3,880	371	3,155	354
Reclassification from current asset	700	700	—	—
Disposals	(8,480)	(2,692)	(4,949)	(839)

31 March 2003	113,777	26,348	83,441	3,988

At cost	91,203	3,774	83,441	3,988
At valuation	22,574	22,574	—	—

Depreciation
31 March 2002	49,065	3,154	43,084	2,827
Charge for the period	7,664	471	6,652	541
Impairment of assets (note 3)	7,600	2,800	4,800	—
Reclassification to current asset	37	37	—	—
Disposals	(5,734)	(309)	(4,731)	(694)

31 March 2003	58,632	6,153	49,805	2,674

Net book value
31 March 2003	55,145	20,195	33,636	1,314

Net book value
31 March 2002	68,612	24,815	42,151	1,646

Freehold land and buildings include £4,983,000 (2002: £5,947,000) in respect of land on which no depreciation has been charged. Included in plant, machinery and motor vehicles are assets held under finance leases and hire purchase agreements at a net book value of £296,000 (2002: £319,000).

The depreciation charged during the year to 31 March 2003 on these assets was £23,000 (2002: £49,000).

Capital expenditure commitments amount to £1,611,000 (2000: £1,096,000).

Valuations of all the freehold land and buildings were carried out at 31 December 1997 by Louis Taylor, Property Surveyors, Stoke-on-Trent. The principal manufacturing site at Barlaston, Stoke-on-Trent was valued at depreciated replacement cost. Other properties were valued at open market value, for the existing use for properties not surplus to requirements and open market value for other properties.

Under the transitional provisions of FRS 15, the carrying values of the properties have not been updated from the last valuation and will be depreciated on this value over their remaining useful economic lives.

In respect of the tangible fixed assets stated at valuation the net book value based on historic cost is as follows:

	Cost	Depreciation	Net book Value
	£'000	£'000	£'000
Freehold land and buildings	17,608	8,430	9,178

10.    Investments

	Investment in subsidiary undertakings	Listed Investments	Participating Interest	Total
	£'000	£'000	£'000	£'000
Cost at 31 March 2002	777	1,839	—	2,616
Additions	—	—	4,220	4,220
Reclassifications	—	(1,839)	1,839	—

Cost at 31 March 2003	777	—	6,059	6,836

Provisions as at 31 March 2002 and 2003	(340)	—	—	(340)

Net book value at 31 March 2003	437	—	6,059	6,496

Net book value at 31 March 2002	437	1,839	—	2,276

All the subsidiary undertakings are non-trading and wholly owned by Josiah Wedgwood & Sons Limited and are registered in England and Wales. The share capital of the subsidiaries consists of ordinary shares only. The directors are of the opinion that no benefit would be obtained by giving any further details of the subsidiaries.

The participating Interest of the Company represents a 21.2% interest in the ordinary share capital of Royal Doulton Plc, a company registered in England & Wales and listed on the London Stock Exchange. The Directors have considered the value of the Company's strategic stake in Royal Doulton Plc and in their opinion, the carrying value of the investment included in the balance sheet, to the extent that it exceeds market value, fairly reflects the control premium attached to the investment.

11.    Stock

	31 March 2003	31 March 2002
	£'000	£'000
Raw materials and consumables	8,251	6,977
Work in progress	8,154	7,813
Finished goods and goods for resale	20,405	28,158

	36,810	42,948

There was no significant difference between the historical cost of stock detailed above and the current replacement cost at the respective accounting period ends.

12.    Debtors

	31 March 2003	31 March 2002
	£'000	£'000
Trade debtors	4,058	2,222
Amounts owed by group undertakings	68,392	24,733
Other debtors	15,233	13,946
Prepayments and accrued income	5,125	7,812

	92,808	48,713

Other debtors include £14,471,000 (2002: £13,371,000) in prepaid pension contributions, the benefit of which will not be realised within 12 months.

13.    Creditors: amounts falling due within one year

	31 March 2003	31 March 2002
	£'000	£'000
Trade creditors	13,337	12,030
Amounts owed to group undertakings	158,023	96,592
Other creditors	1,499	2,976
PAYE and social security	2,405	2,420
Corporation tax	125	525
Accruals and deferred income	4,423	4,983
Obligations under finance leases (note 20)	—	2

	179,812	119,528

Amounts due to group undertakings are unsecured, interest free and repayable on demand. Although technically due within one year, the Directors do not envisage the amount to be demanded within the foreseeable future.

14.    Creditors: amounts falling due after more than one year

	31 March 2003	31 March 2002
	£'000	£'000
Immediate parent company loan	11,000	11,000

The long term loan from the immediate parent company is at a variable interest rate and has no fixed repayment.

15.    Provisions for liabilities and charges

	Restructuring Provision	Self Insurance	Onerous leases	Total
	£'000	£'000	£'000
At 31 March 2002	5,628	—	1,863	7,491
Profit and Loss account	—	75	—	75
Expenditure in the period	(3,773)	—	(43)	(3,816)
Released to the profit and loss account	—	—	(1,030)	(1,030)
Interest charged	—	—	28	28

	1,855	75	818	2,748

The self insurance provision is to be built up and maintained to offset any future employer liability claims.

The provision for onerous leases is in respect of a leasehold property that the company is liable to fulfil rent and other property commitments on up to the lease expiry date in 27 years time.

16.    Called up share capital

	31 March 2003		31 March 2002
	Authorised	Allotted	Authorised	Allotted
	£'000	£'000	£'000	£'000
Ordinary shares of £1 each	60	60	60	60

The allotted share capital consists of fully paid up equity shares.

17.    Reserves

	Revaluation reserve	Share premium account	Profit and loss account
	£'000	£'000	£'000
At 31 March 2002	15,334	49,992	(38,062)
Retained loss for the financial period	—	—	(22,172)
Exchange on foreign currency loans	—	—	(6,775)
Transfer	(838)	—	838

At 31 March 2003	14,496	49,992	(66,171)

18.    Deferred taxation

The amount of deferred tax assets/(liabilities), none of which are discounted, recognised in respect of each type of timing difference is as follows:

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Accelerated capital allowances	(5,977)	(9,730)
Other accelerated deductions	(4,196)	(4,445)
Tax losses	9,661	13,687
Other deferred deductions	512	488

	—	—

Deferred tax assets have been recognised in excess of future taxable profits arising from the reversal of deferred tax liabilities, to the extent it is considered more likely than not that suitable profits will be generated in the future.

Deferred tax assets of £20,225,000 (31 March 2002: £10,737,000) arising principally from trading losses and restructuring charges have not been recognised. The directors believe sufficient taxable profits to utilise the losses will arise in the future, but that there is currently insufficient evidence to support the recognition of a deferred tax asset. These losses may be carried forward indefinitely under current law. Group relief may be surrendered to group companies for nil consideration.

No potential liability is shown in respect of property revaluations as these are not considered to be timing differences.

19.    Pensions

The majority of the company's employees participate in a defined benefit pension plan, the Wedgwood Group Pension Plan, which provides benefits based on final pensionable pay. The Plan is a funded scheme whose assets are invested separately from those of the company in trustee administered funds. The contributions to the Plan from the company are charged to the profit and loss account so as to spread the cost of pension as incurred over employees' working lives with the company. Contributions are determined by an independent Scheme Actuary on the basis of periodic valuations using the projected unit method. The most recently completed valuation of the Wedgwood Group Pension Plan was prepared as at 31 December 1999.

The market value of the assets in the Wedgwood Group Pension Plan at 31 December was £216.6 million. The actuarial valuation was carried out using the Projected Unit method of funding. This showed that the market value of assets covered 113% of the value of benefits that had accrued to members based on service to, the valuation date and projected final pensionable pay. The principal assumptions in this valuation were that the investment return would exceed general salary inflation by 2.0% per annum and limited price indexation of pensions by 2.25% per annum. For the purpose of calculating the pension cost under SSAP24 it was assumed that the investment return would exceed general salary inflation by 2.5% per annum. The surplus is being recognised in the pension cost charge over the average remaining service lives of Plan members in accordance with the most recent actuarial valuation. The company contributed during the period at the rate of 10.50% per the period April to December and for the period January to March at 13.5%.

In addition there are a number of money purchase arrangements and insurance policies covering risk benefits. Pension cost includes the employer's share of the premium payable in the period.

The pension cost charged to the profit and loss account was:

	Year to 31 March 2003	15 months to 31 March 2002
	£'000	£'000
Regular cost	2,862	3,812
Variations from regular cost	—	(6,514)

	2,862	(2,702)

FRS 17

Waterford Wedgwood plc and its subsidiaries have adopted the transitional provisions of FRS 17 "Retirement Benefits". As noted above, most of the company's employees are members of defined benefit pension schemes which are operated in conjunction with other group companies. Having regard to actuarial advice, the directors consider that it is not currently possible to identify, on a consistent and reasonable basis, each group company's relevant share of the underlying assets and liabilities in the schemes.

Full details of the FRS 17 disclosures, including deficit in the scheme at 31 March 2003 can be found in Waterford Wedgwood UK Plc accounts available from the address in note 23.

20.    Leasing commitments

Future minimum payments, under finance leases are as follows:

	31 March 2003	31 March 2002
	£'000	£'000
Within 1 year	—	2

Annual commitments under operating leases are as follows:

	Land and Buildings 2003	Other 2003	Land and Buildings 2002	Other 2002
	£'000	£'000	£'000	£'000
Lease expiring:
Within 1 year	—	173	—	187
Between 1 and 5 years	—	508	220	418
More than 5 years	1,732	—	1,136	—

	1,732	681	1,356	605

21.    Contingent liabilities

The company is a joint and several guarantor for the following facilities in respect of group undertakings:

  •
  The company has a contingent liability not provided for in these financial statements under a group registration for value added tax. At 31 March 2003 the joint and several liability for value added tax due by group companies amounted to £2,561,000 (2002: £1,874,000).

  •
  Unsecured borrowings of the Waterford Wedgwood Group under a revolving credit facility signed 29 November 1999 which provided for facilities of $71 million, £52 million and €184.5 million.

  •
  Overdraft facilities of Waterford Crystal Limited, under separate agreements with Allied Irish Bank and Bank of Ireland, each providing for facilities of up to €1.3 million.

  •
  Overdraft facilities of certain fellow subsidiary undertakings from Royal Bank of Scotland plc providing for a facility of up to £4 million.

  •
  Overdraft facilities from Mizuho to Waterford Wedgwood Japan Ltd of ¥400 million.

  •
  US $95,000,000 7.8% guaranteed senior notes due to be repaid on 18 November 2008.

As at 31 March 2003, future commitments are as follows:

Local Currency
¥'000
Japanese Yen	2,500,00

22.    Ultimate holding company

The results of the company are incorporated within the consolidated accounts of Waterford Wedgwood U.K. plc and Waterford Wedgwood plc. Waterford Wedgwood plc is the ultimate parent undertaking and ultimate controlling party.

Details of significant interests in Waterford Wedgwood plc are disclosed in the consolidated accounts of that company.

Waterford Wedgwood U.K. plc is incorporated in Great Britain and registered in England. Waterford Wedgwood plc, the company's ultimate holding company, is incorporated in the Republic of Ireland. Copies of either of these accounts may be obtained from the Public Relations Office, Waterford Wedgwood U.K. plc, Barlaston, Stoke-on-Trent ST12 9ES.

As permitted by Financial Reporting Standard No. 8 "Related Party Disclosures", transactions with other entities within the Waterford Wedgwood Group are not disclosed. There are no other Related Party Transactions.

23.    Cash flow statement

Under Financial Reporting Standard 1, the company is exempt from the requirement to prepare a cash flow statement on the grounds that it is a wholly owned subsidiary of a company registered in the European Union.

24.    Subsequent events

Subsequent to 31 March 2003, the Company announced the restructuring of its earthenware manufacturing operations. It has been decided to relocate Johnson Brothers' production to dedicate outsourced plants in Asia. This action will entail the closure of two factories in Stoke-on-Trent and the loss of 1,058 jobs. Wedgwood branded earthenware will transfer to Wedgwood's existing factory at Barlaston, Stoke-on-Trent. This action will achieve further significant economies and will preserve 275 jobs in England.

Following the announcement of the closures post year-end, the Directors have reclassified the costs of producing the Johnson Brothers products under discontinued activities, and have restated the comparative figures accordingly. However, given that these products are to be outsourced from dedicated plants in Asia, and will continue to be sold by the Company, no turnover has been shown as discontinued.

JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED
FINANCIAL STATEMENTS
31 March 2003

Josiah Wedgwood & Sons (Exports) Limited is a subsidiary exporter, registered in England (Registered Number 240666). The ultimate parent company is Waterford Wedgwood plc. These financial statements have been prepared solely to comply with the requirements in the United Kingdom of the Companies Act, 1985. For a full understanding of the activities and financial position of the Waterford Wedgwood Group, readers are referred to the report and accounts of Waterford Wedgwood plc which are contained on pages F-1 to F-126 of this offering memorandum.

Josiah Wedgwood & Sons (Exports) Limited does not publish interim financial statements.

JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED

Directors' Report for the year ended 31 March 2003

Activities

During the year the company has exported ceramic tableware and ornamental wares produced by its subsidiary undertaking, Josiah Wedgwood & Sons Limited.

Profit and dividends

The company made neither a profit or a loss for the year to 31 March 2003 (15 Months to 2002—£nil).

The directors do not recommend a payment of a dividend (15 Months to 2002—£6,000,000).

Directors and their interests

The directors who held office during the year were:

Richard A Barnes
Andrew E Elsby-Smith
Timothy W Harper
A O'Reilly Junior

None of the directors at 31 March 2003 hold any shares in any group company in their own right other than in the ultimate holding company as disclosed below:

	Waterford Wedgwood Stock Units
	At 31 March 2003		At 31 March 2002
			(or date of appointment if later)
	Beneficial		Beneficial
	Shares	Options	Shares	Options
Richard A Barnes	149,520	1,712,902	131,520	1,709,685
Andrew E Elsby-Smith	12,517	350,402	10,400	347,185
Timothy W Harper	1,323	337,500	1,323	337,500
Anthony O'Reilly Junior	51,500	700,000	50,956	700,000

Details of options held by directors are set out below:

	Number of options							Options granted during the year
		During the year					Market price at date of exercise
	At 01.04.02				At 31.03.03	Exercise price		Earliest exercise date	Expiry date
		Granted	Exercised	Lapsed
RA Barnes	1,709,685 —	— 3,217	— —	— —	1,709,685 3,217	— 23.5p	— —	— 01.02.06	— 01.08.06
A O'Reilly Jnr	700,000	—	—	—	700,000	—	—	—	—
AE Elsby-Smith	347,185 —	— 3,217	— —	— —	347,185 3,217	— 23.5p	— —	— 01.02.06	— 01.08.06
TW Harper	337,500	—	—	—	337,500	—	—	—	—

The options held by the directors at the beginning of the year can be exercised between 1 April 2003 and 8 November 2011 at prices ranging from 33p to 99p.

The options granted in the year can be exercised between 1 February 2006 and 1 August 2006 at a price of 23.5p.

Waterford Wedgwood Stock Units each comprise 1 Waterford Wedgwood plc ordinary share of Euro 0.06 and 1 non-voting income share of £0.01 each for Waterford Wedgwood U.K. plc.

Mr RA Barnes and Mr A O'Reilly Jnr retire by rotation and, being eligible, offer themselves for re-election.

Auditors

Following the conversion of the Company's auditors PricewaterhouseCoopers to a limited liability partnership (LLP) from 1 January 2003, PricewaterhouseCoopers resigned and the directors appointed its successor, PricewaterhouseCoopers LLP, as auditors. PricewaterhouseCoopers LLP were reappointed as auditors to the Company at the annual general meeting.

Statement of directors' responsibilities

Company law requires the directors to prepare financial statements for each financial period that give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period.

The directors confirm that suitable accounting policies have been used and applied consistently. They also confirm that reasonable and prudent judgements and estimates have been made in preparing the financial statements for the year ended 31 March 2003 and that applicable accounting standards have been followed.

The directors confirm that the accounts comply with the above requirements.

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

By order of the Board

Mark Downie
 Secretary
4 June 2003

JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED

Independent Auditors' Report to the Members of Josiah Wedgwood & Sons (Exports) Limited

We have audited the financial statements which comprise the profit and loss account, the balance sheet, and the related notes.

Respective responsibilities of directors and auditors

The directors' responsibilities for preparing the annual report and the financial statements in accordance with applicable United Kingdom law and accounting standards are set out in the statement of directors' responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards issued by the Auditing Practices Board. This report, including the opinion, has been prepared for and only for the Company's members as a body in accordance with Section 235 of the Companies Act 1985 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or in to whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions is not disclosed.

Basis of opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the Company's affairs at 31 March 2003 and of its result for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
East Midlands
4 June 2003

JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED

Profit and Loss Account
For the year to 31 March 2003

	Notes	Year to 31 March 2003	15 Months to 31 March 2002
		£'000	£'000
Turnover	2	77,850	102,397
Cost of sales		(77,850)	(102,397)

Dividends Payable		—	(6,000)
Result for the financial period	10	—	(6,000)

Turnover arose solely from continuing operations.

The movements on reserves are shown in Note 9.

There are no recognised gains and losses during the period other than those which are reflected in the profit and loss account.

There is no material difference between the result for the financial period as shown in the company's profit and loss account and their historical cost equivalents.

JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED

Balance Sheet
31 March 2003

	Notes	31 March 2003	31 March 2002
		£'000	£'000
Fixed Assets
Investments	5	92,360	92,360

Current assets
Debtors	6	21,145	17,811

		21,145	17,811
Creditors: amounts falling due within one year	7	(77,492)	(74,158)

Net current liabilities		(56,347)	(56,347)

Total assets less current liabilities		36,013	36,013

Capital and reserves
Called up share capital	8	1	1
Profit and loss account	9	36,012	36,012

Equity shareholders' funds		36,013	36,013

The financial statements on pages G-110 to G-114 were approved by the Board on 4 June 2003.

JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED

Notes to the Financial Statements

Accounting policies

1.    Accounting convention

The financial statements of the company have been prepared in accordance with applicable accounting standards and are based on historical cost.

Foreign currencies

Transactions denominated in foreign currencies are translated into sterling at rates set by reference to forward currency contracts entered into to fix the exchange rates applicable to estimated future overseas transactions.

Cash flow statement

Under Financial Reporting Standard 1, the company is exempt from the requirement to prepare a cash flow statement on the grounds that it is a wholly owned subsidiary of a company registered in the European Union.

Investments

Investments in subsidiary companies are stated at cost.

2.    Turnover

Turnover represents the value of goods sold and excludes value added tax and trade discounts.

The directors are of the opinion that only one major class of business is being undertaken, that of distributing ceramic tableware and ornamental wares, all of which originate in the United Kingdom. The analysis of turnover by geographical destination is as follows:

	2003		2002
	£'000%		£'000%
Mainland Europe	23,741	31	43,424	42
North America	24,271	31	20,879	20
Japan and Far East	25,845	33	30,369	30
Other countries	3,993	5	7,725	8

	77,850	100	102,397	100

3.    Employee costs

No persons are employed by the company.

4.    Directors' emoluments

None of the directors received any remuneration during the year (2002—£nil). No director had a material interest in any significant contract entered into by the company.

5.    Investments

	2003	2002
	£'000	£'000
Investment in subsidiary undertaking	92,360	92,360

	92,360	92,360

6.    Debtors

	31 March 2003	31 March 2002
	£'000	£'000
Trade debtors	8,591	7,797
Amounts owed by group undertakings	12,554	9,438
Other debtors	—	576

	21,145	17,811

7.    Creditors: amounts falling due within one year

	31 March 2003	31 March 2002
	£'000	£'000
Trade creditors	3	—
Amounts owed to group undertakings	77,489	74,158

	77,492	74,158

Amounts due to group undertakings are unsecured, interest free and repayable on demand. Although technically due within one year, the Directors do not envisage the amount to be demanded within the foreseeable future.

8.    Called up share capital

	31 March 2003		31 March 2002
	Authorised	Issued	Authorised	Issued
	£'000	£'000	£'000	£'000
499 Ordinary shares off £1 each	500	499	500	499

The allotted share capital consists of fully paid up equity shares.

9.    Reserves

Profit and Loss account
£'000
At 1 March 2002	36,012

At 31 March 2003	36,012

10.    Reconciliation of movements in shareholders' funds for the year ended 31 March 2003

	2003	2002
	£'000	£'000
Result for the financial period	—	(6,000)
Shareholders' funds at beginning of period	36,013	42,013

Shareholders' funds at end of period	36,013	36,013

11.    Ultimate holding company

In accordance with section 228(1) Companies Act 1985, the company is exempt from the obligation to prepare and deliver group accounts. These financial statements present information about the company as an individual undertaking and not about its group.

The results of the company and its subsidiary undertakings are incorporated within the consolidated accounts of Waterford Wedgwood U.K. plc and Waterford Wedgwood plc. Waterford Wedgwood plc is the ultimate parent undertaking and ultimate controlling party.

Details of significant interests in Waterford Wedgwood plc are disclosed in the consolidated accounts of that company.

Waterford Wedgwood U.K. plc is incorporated in Great Britain and registered in England. Waterford Wedgwood plc, the company's ultimate holding company, is incorporated in the Republic of Ireland. Copies of either of these accounts may be obtained from the Public Relations Office, Waterford Wedgwood U.K. plc, Barlaston, Stoke-on-Trent ST12 9ES.

As permitted by Financial Reporting Standard No. 8 "Related Party disclosures", transactions with other entities within the Waterford Wedgwood Group have not been separately disclosed.

STUART & SONS LIMITED
ANNUAL REPORT
For the year ended 31 December 2001

Stuart & Sons Limited is a subsidiary distributor, registered in England (Registered Number 117548). The ultimate parent company is Waterford Wedgwood plc. These financial statements have been prepared solely to comply with the requirements in the United Kingdom of the Companies Act, 1985. For a full understanding of the activities and financial position of the Waterford Wedgwood Group, readers are referred to the report and accounts of Waterford Wedgwood plc which are contained on pages F-1 to F-126 of this offering memorandum.

Stuart & Sons Limited is not required to publish its next annual report (for the 15 months ended 31 March 2003) until the end of January 2004.

Stuart & Sons Limited does not publish interim financial statements.

Stuart & Sons Limited

Annual Report
For the year ended 31 December 2001

Contents

Pages
Directors' Report	G-117–G-118
Report of the Auditors	G-119
Profit and Loss Account	G-120
Balance Sheet	G-121
Notes to the Financial Statements	G-122–G-130

Stuart & Sons Limited

Directors' Report for the year ended 31 December 2001

The directors present their report and the audited financial statements of the Company for the year ended 31 December 2001.

Principal activities

The Company's principal activity during the period was the manufacture, wholesale and retailing of crystal tableware and glassware. Manufacturing operations ceased during quarter 4 of the year.

Review of the business and future developments

The difficult decision to close our Stourbridge manufacturing facility was made during the period. Following this decision the company has continued its wholesaling and retailing activities. The Directors anticipate a challenging year in 2002 as the company adapts to this change in focus.

Results and dividend

The company's loss for the year of £10,018,000 (2000: £1,1812,000 loss) has been transferred from reserves. The directors do not recommend the payment of a dividend (2000: £Nil).

Directors and their interests

The directors who held office during the year are given below:

PR O'Donoghue
JA Fearon
RA Barnes
J Foley

There were no disclosable interests of the directors in the share capital of the Company or the ultimate holding Company.

Employment of disabled persons

The Company gives full consideration to applications for employment from disabled persons where the requirements of the job can be adequately fulfilled by a handicapped or disabled person.

When existing employees become disabled, it is the Company's policy wherever practicable to provide continuing employment under normal terms and conditions and to provide training and career development and promotion where appropriate.

Employee involvement

During the year the Company maintained its policy of encouraging employee participation and involvement in matters which affect their interests. Consultation with employees or their representatives has continued at all levels, with the aims of ensuring that views are taken into account when decisions are made that are likely to affect their interests and that all employees are aware of the financial and economic performance of the company as a whole. Communication with all employees continues through regular departmental meetings and distribution of the annual report.

Policy and practice on payment of creditors

The Company agrees terms and conditions for its business transactions with suppliers. Payment is made to these terms, subject to the terms and conditions being met by the supplier.

During the year ended 31 December 2001 the Company took an average of approximately 46 days (2000: 62 days) to pay its suppliers.

Introduction of the euro

As the Company both imports and exports within the European Union, the Company has prepared itself for the introduction of transactions in the euro.

The Company, as a subsidiary of an Irish ultimate holding company, started modifying its computer software in 1998 to handle the euro and its implications. We believe that this process is substantially complete. No material additional costs were incurred as a result of these modifications.

Statement of directors' responsibilities

Company law requires the directors to prepare financial statements for each financial year that give a true and fair view of the state of affairs of the Company and of the profit or loss of the Company for that period. The directors are required to prepare the financial statements on the going concern basis, unless it is inappropriate to presume that the company will continue in business.

The directors confirm that suitable accounting policies have been used and applied consistently. They also confirm that reasonable and prudent judgements and estimates, have been made in preparing the financial statements for the year ended 31 December 2001, and that applicable accounting standards have been followed.

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Auditors

The auditors, PricewaterhouseCoopers, have indicated their willingness to continue in office and a resolution concerning their reappointment will be proposed at the Annual General Meeting.

By order of the Board

M Flynn
 Company Secretary
14 October 2002

Stuart & Sons Limited

Independent Auditors' Report to the Members of Stuart & Sons Limited

We have audited the financial statements which comprise the profit and loss account, the balance sheet, the statement of total recognised gains and losses and the related notes.

Respective responsibilities of directors and auditors

The directors' responsibilities for preparing the annual report and the financial statements in accordance with applicable United Kingdom law and accounting standards are set out in the statement of directors' responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom auditing standards issued by the Auditing Practices Board.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions is not disclosed.

We read the other information contained in the Annual Report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

Basis of audit opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the company's affairs at 31 December 2001 and of its loss for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
Birmingham

Stuart & Sons Limited

Profit and Loss Account
For the year ended 31 December 2001

	Notes	2001	2000
		£'000	£'000
Turnover	3	12,479	17,499
Cost of sales		(12,430)	(12,415)

Gross profit		49	5,084
Net operating expenses	4	(3,651)	(6,722)

Operating loss before exceptional items	5	(3,602)	(1,638)
Fundamental reorganisation	6	(9,100)	—
Sale of trademark	6	2,750	—

Operating loss after exceptional items		(9,952)	(1,638)
Interest payable and similar charges	7	(539)	(432)

Loss on ordinary activities before taxation		(10,491)	(2,070)
Taxation on profit on ordinary activities	10	473	258

Loss on ordinary activities for the financial year	18	(10,018)	(1,812)

All amounts above relate to continuing operations.

There is no material difference between the loss on ordinary activities before taxation and the loss for the year stated above, and their historical cost equivalents, other than the depreciation on revalued buildings of £26,000 (2000: £26,000).

Statement of Recognised Gains and Losses
For the year ended 31 December 2001

	Note	2001	2000
		£'000	£'000
Loss for the financial year		(10,018)	(1,812)
Impairment of revalued assets	18	(122)	—

Total recognised losses for the year		(10,140)	(1,812)

Stuart & Sons Limited

Balance Sheet at 31 December 2001

	Notes	2001	2000
		£'000	£'000
Fixed assets
Tangible assets	11	1,496	5,949
Investments	12	109	109

		1,605	6,058

Current assets
Stock	13	3,043	6,702
Assets held for resale	11	200	—
Debtors	14	1,872	3,603
Cash at bank and in hand		638	227

		5,753	10,532
Creditors: (amounts falling due within one year)	15	(11,733)	(12,614)

Net current liabilities		(6,180)	(2,082)

Total assets less current liabilities		(4,575)	3,976
Provisions for liabilities and charges	16	(2,915)	(1,126)

Net liabilities		(7,290)	2,850

Capital and reserves
Called up share capital	17	471	471
Revaluation reserve	18	868	990
Profit and loss account	18	(8,629)	1,389

Equity shareholders' funds		(7,290)	2,850

The financial statements on pages G-120 to G-130 were approved by the board of directors.

Stuart & Sons Limited

Notes to the Financial Statements

1.    Principal accounting policies

These financial statements are prepared under the historical cost convention, as modified by the revaluation of certain tangible fixed assets, the accounting policies set out below, and in accordance with applicable accounting standards.

FRS 18 "Accounting Policies" has been adopted in the current year but this did not require any change in accounting policy.

Depreciation

Depreciation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write off the cost or valuation of each asset over its expected useful life, as follows:

Freehold buildings	—	over 50 years
Plant and machinery	—	between 3 to 10 years

In accordance with the provisions of FRS 15 interest and other finance costs are not capitalised.

Stock

Stocks are stated at the lower of cost and net realisable value. Raw materials and consumables are stated using the first in first out method, with allowance being made for slow moving items. The cost of work in progress and finished goods is the total of direct materials, labour and manufacturing overheads at standard cost. Partly finished goods only include those costs incurred up to the appropriate stage of production.

Deferred taxation

Deferred taxation is provided using the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is anticipated the timing differences will reserve. No provision has been made for deferred tax in respect of potential capital gains arising on land and buildings if the properties were to be sold at their net book value.

Leasing and hire purchase

Assets held under finance leases and hire purchase contracts, which are those where substantially all the risk and rewards of ownership of the assets have passed to the Company, are capitalised in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the profit and loss account over the period of the lease and represents constant proportion of the balance of capital repayments outstanding.

Rentals paid under operating leases are charged to income on a straight line basis over the term of the lease.

Impairment

Asset impairment write downs are determined by reference to the higher of post tax net relisable value and value in use.

Foreign Exchange

Transactions denominated in foreign currencies are translated into sterling at the rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the rates ruling at that date. Translation differences are dealt with in the profit and loss account.

Pension scheme

Contributions are paid to a defined benefit pension scheme operated by the Company in accordance with the recommendations of independent actuaries. Actuarial surpluses and deficiencies are recognised over the expected average remaining service lives of the scheme members. The Company scheme has an actuarial surplus which allows the Company a contribution holiday, otherwise all employers contributions would be charged to the profit and loss account in full for the period concerned.

Contributions are also paid to a contracted out money purchase scheme with the Scottish Widows Life Assurance Society. Contributions to this scheme are charged to the profit and loss account on an accruals basis.

2.    Cashfow statement and related party disclosure

The company is a wholly-owned subsidiary of Waterford Wedgwood plc, a company incorporated in the Republic of Ireland, and is included in the consolidated financial statements of this company, which are publicly available. Consequently, the company has taken advantage of the exemption from preparing a cashflow statement under the terms of FRS 1 (revised 1996).

The company is also exempt under the terms of FRS8 from disclosing related party transactions with entities that are part of the Waterford Wedgwood plc group.

3.    Turnover

Turnover represents sales at invoice value excluding value added tax. The directors are of the opinion that only one major class of business is being undertaken, that of manufacturing, wholesaling and retailing crystal tableware and glassware. All sales originate in the United Kingdom.

Geographical analysis of turnover (by destination):

	2001	2000
	£'000	£'000
United Kingdom	10,024	11,910
The Americas	54	104
Australasia	612	609
Other	1,789	4,876

	12,479	17,499

4.    Net operating expenses

	2001	2000
	£'000	£'000
Distribution costs	1,829	3,697
Administrative expenses	1,822	2,092
Exceptional restructuring costs	—	933

	3,651	6,722

5.    Loss on ordinary activities before taxation

	2001	2000
	£'000	£'000
Loss on ordinary activities before taxation is stated after (crediting)/charging:
Auditors' remuneration, including expenses:
—Audit services	16	15
—Taxation services	72	5
Depreciation charge for the year:
—Tangible owned fixed assets	1,091	1,295
—Assets held under finance leases and hire purchase contracts	24	24
Permanent Diminution	3,460	—
Hire of plant and machinery	114	134
(Profit) on disposal of fixed assets	(8)	(9)
6.    Exceptional items

During the year the decision was made to fundamentally reorganise the company, resulting in the closure of the Stourbridge manufacturing site. The costs of the fundamental restructuring shown after operating losses comprise:

£'000
Asset write downs—fixed assets	3,460
Asset write downs—current assets	2,300
Redundancy and other payroll related costs	1,800
Other restructuring costs	1,540

9,100

Additionally the company agreed the sale of its trademarks to its ultimate parent company for £2,750,000.

None of these items had any material effect on taxation.

7.    Interest payable

	2001	2000
	£'000	£'000
Bank overdraft	—	4
Finance charge payable under finance lease and hire purchase contracts	—	2
Group undertakings	539	426

	539	432

8.    Directors' emoluments

None of the directors received any remuneration from the company during the year (2000: £62,000 aggregate emoluments and £3,000 money purchase pension scheme contributions). No directors have benefits accruing under defined benefit schemes (2000: none) or money purchase pension schemes (2000: one).

Additionally, during 2000 £135,000 compensation for loss of office was paid to a former director.

9.    Employee information

	2001	2000
	£'000	£'000
Wages and salaries	5,132	7,227
Social security costs	471	603
Other pension costs	36	39

	5,639	7,869

The average monthly number of persons employed by the Company (including directors) during the year analysed by category, was as follows:

	2001	2000
	Number	Number
Production, selling and distribution	280	481
Administration	29	31

	309	512

10.    Taxation

	2001	2000
	£'000	£'000
United Kingdom corporation tax at 30% (2000: 30%)
—Current-release of overprovision in prior year	—	(258)
—Release of deferred tax provision (note 16)	(473)	—

	(473)	(258)

11.    Tangible fixed assets

	Freehold land and buildings	Plant and machinery	Museum glassware	Total
	£'000	£'000	£'000	£'000
Cost or valuation
At 1 January 2001	1,837	13,798	48	15,683
Additions	15	444	—	459
Transfer to current assets	—	(200)	—	(200)
Disposals	—	(1,833)	—	(1,833)
Revaluation (note 18)	(122)	—	—	(122)

At 31 December 2001	1,730	12,209	48	13,987

Accumulated depreciation
At 1 January 2001	154	9,580	—	9,734
Charge for the period	41	1,074	—	1,115
Disposals	—	(1,818)	—	(1,818)
Provision for permanent diminution	134	3,278	48	3,460

At 31 December 2001	329	12,114	48	12,491

Net book amount
At 31 December 2001	1,401	95	—	1,496

At 31 December 2000	1,683	4,218	48	5,949

Historical cost of land and buildings above is £147,000 (2000: £147,000).

Included in freehold land and buildings is land valued at £442,500 (2000: £442,500) which is not depreciated.

The historical cost of freehold land and buildings is as follows:

£'000
At 31 December 2000	684

At 31 December 2001	684

Cumulative depreciation based on cost:
At 31 December 2000	604

At 31 December 2001	630

Net book amount:
At 31 December 2001	54

At 31 December 2000	80

The freehold land and buildings were valued at their open market value on 14 August 2001 by Gerald Eve, external Independent Chartered Surveyors. Notional directly attributable selling costs have not been deducted in reaching this figure. This valuation was made in accordance with the RICS appraisal and valuation manual.

Included within plant and machinery are assets acquired under finance leases and hire purchase contracts of £543,066 (2000: £543,066) and accumulated depreciation of £543,066 (2000: £468,174). The depreciation charge for the period in respect of these assets was £23,526 (2000: £23,526); an additional £51,366 for permanent diminution has been charged in 2001 (note 6).

There are no (2000: nil) capital expenditure commitments as at 31 December 2001.

12.    Fixed assets—investments

Shares in group undertakings
£'000
Cost
At 1 January 2001 and 31 December 2001	109

Net book value
At 1 January 2001 and 31 December 2001	109

Stuart & Sons Limited holds 100% of the issued ordinary share capital of the following dormant companies:

  •
  Stuart Crystal Marketing Limited (formerly Stuart & Sons Retail Limited).

  •
  Stuart Crystal Incorporated (incorporated in USA).

The Company is exempt from the obligation to prepare group accounts by virtue of Section 229 of the Companies Act 1985, as the inclusion of the companies subsidiaries into a consolidation would be wholly immaterial. In accordance with the provisions of the Companies act 1985 the Directors state that, in their opinion, the aggregate value of the assets of the Company consisting of shares in, or amounts owing from the Company's subsidiary undertakings, is not less than the aggregate of the amounts at which those assets are shown in the parent undertakings balance sheet.

13.    Stocks

	2001	2000
	£'000	£'000
Raw materials and consumables	245	533
Work in progress	1,515	1,509
Finished goods and goods for resale	1,283	4,660

	3,043	6,702

14.    Debtors

	2001	2000
	£'000	£'000
Trade debtors	484	1,505
Amounts owed by group undertakings	1,138	1,822
Prepayments	250	276

	1,872	3,603

15.    Creditors—amounts falling due within one year

	2001	2000
	£'000	£'000
Trade creditors	832	2,100
Amounts due to group undertakings	10,423	9,712
Other taxation and social security	200	220
Other creditors	79	199
Accruals and deferred income	199	383

	11,733	12,614

16.    Provisions for liabilities and charges

	Restructuring	Fundamental reorganisation	Deferred Taxation	Total
	£'000	£'000	£'000	£'000
At 1 January 2001	653	—	473	1,126
Charged to the profit and loss account (see Note 6)	—	9,100	—	9,100
Amounts utilised/released in period	(653)	(6,185)	(473)	(7,311)

At 31 December 2001	—	2,915	—	2,915

Deferred taxation provided in the financial statements are as follows:

	2001		2000
	Provided	Unprovided	Provided	Unprovided
	£'000	£'000	£'000	£'000
Accelerated capital allowances	—	—	140	—
Fixed asset disposal surplus rolled over	—	—	333	—

	—	—	473	—

17.    Called up share capital

	2001	2000
	£'000	£'000
Authorised:
5,000,000 ordinary shares of £1 each (2000: £5,000,000)	5,000	5,000

Allotted, called-up and fully paid:
471,000 ordinary shares of £1 each (2000; £471,000)	471	471

18.    Reserves

	Revaluation reserve	Profit and loss account
	£'000	£'000
At 1 January 2001	990	1,389
Loss for the financial period	—	(10,018)
Revaluation in the year	(122)	—

At 31 December 2001	868	(8,629)

The movement in the revaluation reserve has no effect on taxation.

19.    Reconciliation of movements in shareholders' funds

	2001	2000
	£'000	£'000
Opening shareholders' funds	2,850	4,662
Loss for the period	(10,018)	(1,812)
Revaluation in the year	(122)	—

Closing shareholders' funds	(7,290)	2,850

20.    Financial commitments

At 31 December 2001, the company had annual commitments under non-cancellable operating leases as follows:

	2001		2000
	Land and buildings	Other	Land and buildings	Other
	£'000	£'000	£'000	£'000
Expiring within one year	—	28	—	13
Expiring between two and five years inclusive	—	80	—	87
Expiring in over five years	—	—	—	—

	—	108	—	100

21.    Pensions and similar obligations

The company operates a defined benefit pension scheme which is funded by the payment of contributions to a separately administered fund. The contributions to the scheme are determined with the advice of independent qualified actuaries on the basis of triennial valuations using the attained age method. The results of the most recent valuation, which was conducted as at 5 April 2001, are as follows:

Main assumptions

Rate of return of investment (per annum)	5.0%
Rate of salary increases (per annum)	4.5%
Rate of pension increases (per annum)	2.5%
Market value of the scheme's assets (£'000)	5,635
Level of funding being the actuarial value of assets expressed as a percentage of the benefits accrued to members, after allowing for future salary increases	108%

The defined benefit scheme is now closed to new members.

All full-time and permanent employees of the Company, provided they are over 20 years of age, are eligible for membership of a contracted out money purchase scheme with the Scottish Widow Life Assurance Society, subject to certain conditions. Contributions are made to the scheme by the employer and employee, when applicable, the employer's contributions being charged to the profit and loss account in full for the period concerned. The Company's schemes provide all employees over 20 with life insurance cover and to the contributing members of both the Company and Scottish Widows, a pension upon retirement.

At the year end the Company had outstanding contributions not paid over to the Scottish Widow Scheme of £4,332 (2000: £11,640).

The company operates a defined benefit scheme in the UK. A full actuarial valuation was carried out at 31 December 2001 by a qualified independent actuary. The major assumptions used by the actuary were:

Rate of increase in salaries	4.0%
Rate of increase in pensions in payment	2.5%
Discount rate	6.0%
Inflation assumption	2.5%

The assets in the scheme and the expected rate of return were:

	Long term rate of return expected at 31.12.01	Value at 31.12.01
Equities	7.4%	3,999
Bonds	5.4%	416
Property	6.4%	—
Cash	3.4%	227

		4,642

The following amounts at 31 December 2001 were measured in accordance with the requirements of FRS 17.

£'000
Total market value of assets	4,642
Present value of scheme liabilities	(4,456)

Surplus in the scheme	186
Related deferred tax liability	—

Net pension asset	186

If the above amounts had been recognised in the financial statements, the company's net assets and profit and loss reserve at 31 December 2001 would be as follows:

£'000
Net liabilities excluding pension asset	(7,290)
Pension asset	186

Net liabilities including pension asset	7,104

Profit and loss reserve excluding pension asset	(8,629)
Pension reserve	186

Profit and loss reserve	(8,443)

22.    Ultimate parent company

The Company's immediate parent undertaking and ultimate controlling party is Waterford Wedgwood plc, a company incorporated in the Republic of Ireland. The consolidated accounts of Waterford Wedgwood plc are the only accounts in which the results of the Company for the period ended 31 December 2001 are consolidated. Copies of the consolidated accounts of Waterford Wedgwood plc can be obtained from the Company Secretary, Waterford Wedgwood plc, Kilbarry, Waterford, Republic of Ireland.

Details of significant interests in Waterford Wedgwood plc are disclosed in the consolidated accounts of that Company.

REGISTERED OFFICES OF THE GUARANTORS

Waterford Wedgwood U.K. plc Barlaston Stoke-on-Trent Staffordshire ST12 9ES United Kingdom	Waterford Crystal Limited Kilbarry Waterford Ireland
All-Clad Holdings, Inc. CT Corporation System 1515 Market Street Philadelphia, PA 19102 USA	Waterford Wedgwood USA, Inc. CT Corporation System 111 Eighth Avenue New York, NY 10011 USA
Wedgwood Limited Barlaston Stoke-on-Trent Staffordshire ST12 9ES United Kingdom	Waterford Crystal (Manufacturing) Limited Kilbarry Waterford Ireland
Waterford Wedgwood GmbH Philip-Rosenthal-Platz 1 95100 Selb Germany	Statum Limited Barlaston Stoke-on-Trent Staffordshire ST12 9ES United Kingdom
Waterford Wedgwood Retail Limited Barlaston Stoke-on-Trent Staffordshire ST12 9ES United Kingdom	Josiah Wedgwood & Sons Limited Barlaston Stoke-on-Trent Staffordshire ST12 9ES United Kingdom
Waterford Wedgwood Japan Limited 11-6 Sarugakucho Shibuya-Ku Tokyo 150 Japan	WW Inc. The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 USA
Waterford Wedgwood Finance, Inc. The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 USA	Waterford Wedgwood Holdings, Inc. The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 USA
Waterford Wedgwood, Inc. The Corporation Trust Center 1209 Orange Street Wilmington, DE 19801 USA	Josiah Wedgwood & Sons (Exports) Limited Barlaston Stoke-on-Trent ST12 9ES United Kingdom
Stuart & Sons Limited Barlaston Stoke-on-Trent ST12 9ES United Kingdom	Clad Holdings Corp. The Corporation Trust Company 1209 Orange St. Wilmington, DE 19801 USA
All-Clad Metalcrafters, L.L.C. The Corporation Trust Company 1209 Orange St. Wilmington, DE 19801 USA	Clad Metals, L.L.C. Corporation Service Company 1013 Center Road Wilmington, DE 19805 USA

REGISTERED OFFICE OF THE ISSUER
Waterford Wedgwood plc Kilbarry Waterford Ireland
INITIAL PURCHASERS
Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB United Kingdom	Davy Stockbrokers Davy House 49 Dawson Street Dublin 2 Ireland
LEGAL ADVISORS TO THE ISSUER
as to United States and New York law:	as to Irish law:
Clifford Chance Limited Liability Partnership 10 Upper Bank Street London E14 5JJ United Kingdom	William Fry Fitzwilton House Wilton Place Dublin 2 Ireland
LEGAL ADVISORS TO THE INITIAL PURCHASERS
as to United States and New York law:	as to Irish law:
Cahill Gordon & Reindel LLP Augustine House 6A Austin Friars London EC2N 2HA United Kingdom	Arthur Cox Earlsfort Centre Earlsfort Terrace Dublin 2 Ireland
INDEPENDENT AUDITORS
PricewaterhouseCoopers Chartered Accountants and Registered Auditors George's Quay Dublin 2 Ireland
TRUSTEE, TRANSFER AGENT, REGISTRAR AND PRINCIPAL PAYING AGENT	LUXEMBOURG LISTING AGENT, TRANSFER AGENT AND PAYING AGENT
The Bank of New York One Canada Square London E14 5AL United Kingdom	Kredietbank S.A. Luxembourgeoise 43, Boulevard Royal L-2955 Luxembourg

Merrill Corporation Ltd, London
03LON2147

No person has been authorized to give any information or make any representations other than those contained in this offering memorandum. This offering memorandum does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this offering memorandum nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information herein is correct as of any time subsequent to its date.

Table of Contents

Summary	1
The Offering	8
Summary Historical Consolidated Financial Data	11
Risk Factors	15
Use of Proceeds	23
Capitalization	24
Selected Consolidated Financial Data	25
Operating and Financial Review and Prospects	28
Business	67
Management	91
Shareholders and Certain Related Party Transactions	99
Rights Offering	101
Description of Other Indebtedness	102
Description of the Notes	105
Description of the Book-Entry System	142
Tax Considerations	147
ERISA Considerations	153
Transfer Restrictions	154
Plan of Distribution	159
Service of Process and Enforcement of Civil Liabilities	161
Legal Matters	162
Independent Auditors	162
Available Information	163
General Information on the Guarantors	164
Listing and General Information on the Issuer	180
Index to Financial Statements	F-1
Index to Financial Statements for Certain Guarantors	G-1

€166,028,000

Waterford Wedgwood plc

9 7/8% Mezzanine Notes due 2010

Barclays Capital
 Davy Stockbrokers

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GENERAL
NON-CONFIDENTIALITY OF TAX TREATMENT
NOTICE TO NEW HAMPSHIRE RESIDENTS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
PRESENTATION OF INFORMATION
PRESENTATION OF FINANCIAL INFORMATION
CURRENCY PRESENTATION
EXCHANGE RATE INFORMATION
INTELLECTUAL PROPERTY
SUMMARY
Our Company
Our Strengths
Our Strategy
Recent Developments
Principal Shareholders
Refinancing Transactions
Our Corporate Structure
THE OFFERING
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
OPERATING AND FINANCIAL REVIEW AND PROSPECTS
BUSINESS
MANAGEMENT
SHAREHOLDERS AND CERTAIN RELATED PARTY TRANSACTIONS
RIGHTS OFFERING
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
DESCRIPTION OF THE BOOK-ENTRY SYSTEM
TAX CONSIDERATIONS
ERISA CONSIDERATIONS
TRANSFER RESTRICTIONS
PLAN OF DISTRIBUTION
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
LEGAL MATTERS
INDEPENDENT AUDITORS
AVAILABLE INFORMATION
GENERAL INFORMATION ON THE GUARANTORS
LISTING AND GENERAL INFORMATION ON THE ISSUER

Waterford Wedgwood plc Audited Consolidated Financial Statements as of the years ended December 31, 2000 and 2001, the three months ended March 31, 2002 and the year ended March 31, 2003
WATERFORD WEDGWOOD plc and Subsidiaries Report of Independent Auditors
WATERFORD WEDGWOOD plc and Subsidiaries Consolidated Statement of Income
WATERFORD WEDGWOOD plc and Subsidiaries Consolidated Balance Sheet
WATERFORD WEDGWOOD plc and Subsidiaries Consolidated Statement of Cash Flows
WATERFORD WEDGWOOD plc and Subsidiaries Statement of Comprehensive Income
Note of Historical Cost Profits and Losses
Reconciliation of Movement in Shareholders' Equity
WATERFORD WEDGWOOD plc and Subsidiaries Consolidated Statement of Changes in Shareholders' Equity
WATERFORD WEDGWOOD plc and Subsidiaries Notes to the Consolidated Financial Statements
Waterford Wedgwood plc Unaudited Interim Consolidated Financial Statements for the three months ended June 30, 2002 and 2003
WATERFORD WEDGWOOD plc Review Report of Independent Auditors
WATERFORD WEDGWOOD plc Unaudited Interim Consolidated Statement of Income
WATERFORD WEDGWOOD plc Unaudited Interim Consolidated Balance Sheet
WATERFORD WEDGWOOD plc Unaudited Interim Consolidated Statement of Cash Flows
WATERFORD WEDGWOOD plc Unaudited Interim Reconciliation of Movement in Shareholders' Equity
WATERFORD WEDGWOOD plc Notes to the Unaudited Interim Consolidated Financial Statements
Waterford Wedgwood plc Unaudited Interim Consolidated Financial Statements for the six months ended September 30, 2002 and 2003
WATERFORD WEDGWOOD plc Independent Review Report
WATERFORD WEDGWOOD plc ("Waterford Wedgwood" or "the Group") Unaudited Interim Consolidated Statement of Income
WATERFORD WEDGWOOD plc ("Waterford Wedgwood" or "the Group") Unaudited Interim Consolidated Balance Sheet
WATERFORD WEDGWOOD plc ("Waterford Wedgwood" or "the Group") Unaudited Interim Consolidated Cash Flow
WATERFORD WEDGWOOD plc ("Waterford Wedgwood" or "the Group") Unaudited Interim Reconciliation of Movement in Shareholders' Equity
WATERFORD WEDGWOOD plc Notes to the Unaudited Interim Consolidated Financial Statements
Waterford Wedgwood plc Consolidated Financial Statements for the year ended March 31, 2003 Presented in Accordance with the Irish Companies Acts
WATERFORD WEDGWOOD plc Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts Statement of Directors' Responsibilities
WATERFORD WEDGWOOD plc Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts Independent Auditors' Report to the Members of Waterford Wedgwood plc
WATERFORD WEDGWOOD plc Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts Consolidated Profit and Loss Account
WATERFORD WEDGWOOD plc Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts Consolidated Balance Sheet
WATERFORD WEDGWOOD plc Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts Company Balance Sheet
WATERFORD WEDGWOOD plc Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts Consolidated Cash Flow Statement
WATERFORD WEDGWOOD plc Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts Statement of Total Recognised Gains and Losses
Note of Historical Cost Profits and Losses
Reconciliation of Movement in Shareholders' Funds
WATERFORD WEDGWOOD plc Consolidated Financial Statements Presented in Accordance with the Irish Companies Acts Notes to the Financial Statements
INDEX TO FINANCIAL STATEMENTS OF CERTAIN GUARANTORS
WATERFORD WEDGWOOD U.K. PLC ACCOUNTS 31 March 2003
Contents
WATERFORD WEDGWOOD U.K. plc Report of the Directors
WATERFORD WEDGWOOD U.K. plc Independent Auditors' Report to the Members of Waterford Wedgwood U.K. plc
WATERFORD WEDGWOOD U.K. plc Consolidated Profit and Loss Account
WATERFORD WEDGWOOD U.K. plc Consolidated Balance Sheet
WATERFORD WEDGWOOD U.K. plc Company Balance Sheet
WATERFORD WEDGWOOD U.K. plc Statement of Total Recognised Gains and Losses
Note of Historical Cost Profits and Losses
Reconciliation of Movement in Shareholders' Funds
WATERFORD WEDGWOOD U.K. plc Notes to the Financial Statements
WEDGWOOD LIMITED FINANCIAL STATEMENTS 31 March 2003
WEDGWOOD LIMITED Directors' Report for the year ended 31 March 2003
WEDGWOOD LIMITED Independent Auditors' Report to the Members of Wedgwood Limited
WEDGWOOD LIMITED Profit and Loss Account For year ended 31 March 2003
WEDGWOOD LIMITED Balance Sheet As at 31 March 2003
WEDGWOOD LIMITED Reconciliation of Movements in Shareholders' Funds for the year ended 31 March 2003
Statement of Total Recognised Gains and Losses for the year ended 31 March 2003
WEDGWOOD LIMITED Notes to the Financial Statements
WATERFORD WEDGWOOD GmbH FINANCIAL STATEMENTS Year ended December 31, 2002
Waterford Wedgwood GmbH, Selb Profit and Loss Statement for the Business Year 2002
Balance Sheet as of December 31, 2002
Waterford Wedgwood GmbH, Selb Notes for the Business Year 2002
STATUM LIMITED FINANCIAL STATEMENTS Year ended 31 March 2003
STATUM LIMITED Directors' Report
STATUM LIMITED Accounting Policies
STATUM LIMITED Profit and Loss Account Year to 31 March 2003
STATUM LIMITED Balance Sheet As at 31 March 2003
Reconciliation of Movement in Shareholders' Funds
STATUM LIMITED Independent Auditors' Report to the Members of Statum Limited
WATERFORD WEDGWOOD RETAIL LIMITED FINANCIAL STATEMENTS 31 March 2003
WATERFORD WEDGWOOD RETAIL LIMITED Directors' Report for the year to 31 March 2003
WATERFORD WEDGWOOD RETAIL LIMITED Independent Auditors' Report to the Members of Waterford Wedgwood Retail Limited
WATERFORD WEDGWOOD RETAIL LIMITED Profit and Loss Account year to 31 March 2003
WATERFORD WEDGWOOD RETAIL LIMITED Balance Sheet 31 March 2003
WATERFORD WEDGWOOD RETAIL LIMITED Notes to the Financial Statements
JOSIAH WEDGWOOD & SONS LIMITED FINANCIAL STATEMENTS 31 March 2003
JOSIAH WEDGWOOD & SONS LIMITED Directors' Report for the year ended 31 March 2003
JOSIAH WEDGWOOD & SONS LIMITED Divisions of the company
JOSIAH WEDGWOOD & SONS LIMITED Independent Auditors' Report to the Members of Josiah Wedgwood & Sons Limited
JOSIAH WEDGWOOD & SONS LIMITED Profit and Loss Account Year ended 31 March 2003
JOSIAH WEDGWOOD & SONS LIMITED Balance Sheet As at 31 March 2003
JOSIAH WEDGWOOD & SONS LIMITED Note of Historical Cost Profits and Losses for the year ended 31 March 2003
Reconciliation of Movements in Shareholders' Funds for the year ended 31 March 2003
JOSIAH WEDGWOOD & SONS LIMITED Notes to the Financial Statements
JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED FINANCIAL STATEMENTS 31 March 2003
JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED Directors' Report for the year ended 31 March 2003
JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED Independent Auditors' Report to the Members of Josiah Wedgwood & Sons (Exports) Limited
JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED Profit and Loss Account For the year to 31 March 2003
JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED Balance Sheet 31 March 2003
JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED Notes to the Financial Statements
STUART & SONS LIMITED ANNUAL REPORT For the year ended 31 December 2001
Stuart & Sons Limited Annual Report For the year ended 31 December 2001
Contents
Stuart & Sons Limited Independent Auditors' Report to the Members of Stuart & Sons Limited
Stuart & Sons Limited Profit and Loss Account For the year ended 31 December 2001
Statement of Recognised Gains and Losses For the year ended 31 December 2001
Stuart & Sons Limited Balance Sheet at 31 December 2001
Stuart & Sons Limited Notes to the Financial Statements
REGISTERED OFFICES OF THE GUARANTORS